As filed with the Securities and Exchange Commission on June 30, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Freescale Semiconductor, Inc.

*And the Guarantor Registrants Listed in the Table Below

(Exact name of registrant as specified in its charter)

Delaware	3674	20-0443182
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6501 William Cannon Drive West

Austin, Texas 78735

(512) 895-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jonathan Greenberg

Senior Vice President, General Counsel and Secretary

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, TX 78735

Telephone: (512) 895-2193

Facsimile: (512) 895-3082

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications to:

Jennifer A. Bensch Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

(212) 735-2000 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
10.75% Senior Notes due 2020	$487,500,000	100%	$487,500,000	$56,599
8.05% Senior Notes due 2020	$750,000,000	100%	$750,000,000	$87,075
Guarantees related to the 10.75% Senior Notes due 2020	N/A	N/A	N/A	N/A(2)
Guarantees related to the 8.05% Senior Notes due 2020	N/A	N/A	N/A	N/A(2)
Total	$1,237,500,000	N/A	$1,237,500,000	$143,674

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2)	No separate consideration is received for the guarantees, and, therefore, no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name of Subsidiary Guarantors*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Freescale Semiconductor Holdings I, Ltd.	Bermuda	3674	98-0522138
Freescale Semiconductor Holdings II, Ltd.	Bermuda	3674	98-0522139
Freescale Semiconductor Holdings III, Ltd.	Bermuda	3674	98-0522141
Freescale Semiconductor Holdings IV, Ltd.	Bermuda	3674	98-0522142
Freescale Semiconductor Holdings V, Inc.	Delaware	3674	87-0786854
SigmaTel, LLC	Delaware	3674	74-2691412

*	Addresses and telephone numbers of principal executive offices are the same as those of Freescale Semiconductor, Inc. described above.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 30, 2011

PRELIMINARY PROSPECTUS

FREESCALE SEMICONDUCTOR, INC.

Offer to exchange

$487,500,000 aggregate principal amount of 10.75% Senior Notes due 2020 (that we refer to as the “10.75% outstanding notes”)

(CUSIPs 35687MAU1 and U31395AK9)

for

$487,500,000 aggregate principal amount of 10.75% Senior Notes due 2020 (that we refer to as the “10.75% exchange notes”)

(CUSIP 35687MAV9)

AND

$750,000,000 aggregate principal amount of 8.05% Senior Notes due 2020 (that we refer to as the “8.05% outstanding notes”)

(CUSIPs 35687MAW7 and U31395AL7)

for

$750,000,000 aggregate principal amount of 8.05% Senior Notes due 2020 (that we refer to as the “8.05% exchange notes”)

(CUSIP 35687MAX5)

in each case that have been registered under the Securities Act of 1933, as amended (the “Securities Act”). When we use the term “outstanding notes” in this prospectus, the term includes the 10.75% outstanding notes and the 8.05% outstanding notes, unless otherwise indicated or the context otherwise requires. When we use the term “exchange notes” in this prospectus, the term includes the 10.75% exchange notes and the 8.05% exchange notes, unless otherwise indicated or the context otherwise requires. When we use the term “notes” in this prospectus, the term includes the outstanding notes and the exchange notes, unless otherwise indicated or the context otherwise requires.

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2011, unless we extend the exchange offer.

Terms of the exchange offer:

•

We will exchange a like principal amount of 10.75% exchange notes for any or all 10.75% outstanding notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•

We will exchange a like principal amount of 8.05% exchange notes for any or all 8.05% outstanding notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration or termination of the exchange offer.

•

The terms of the 10.75% exchange notes are substantially identical to those of the 10.75% outstanding notes, except that the transfer restrictions, registration rights and additional interest relating to the 10.75% outstanding notes do not apply to the 10.75% exchange notes.

•

The terms of the 8.05% exchange notes are substantially identical to those of the 8.05% outstanding notes, except that the transfer restrictions, registration rights and additional interest relating to the 8.05% outstanding notes do not apply to the 8.05% exchange notes.

•

The exchange of outstanding notes for the applicable exchange notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption “Certain United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•

We issued the outstanding notes in transactions not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights as a holder of the outstanding notes.

There is no established trading market for the exchange notes or the outstanding notes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 24 for a discussion of risks you should consider prior to tendering your outstanding notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange the notes in any jurisdiction where it is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Industry publications, research, surveys and studies generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Although we believe that such publications, research, surveys and studies are reliable, we have not independently verified industry, market and competitive position data from third-party sources.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of federal securities laws. These statements relate to, among other things, net sales, earnings, cash flows, capital expenditures, working capital and other financial items. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases to identify forward-looking statements. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors including those that are described in greater detail in “Risk Factors.” Accordingly, investors should not place undue reliance on our forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

All forward-looking statements contained in this prospectus and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include, among others:

•	our inability to achieve and maintain profitability;

•	general economic and business conditions and any downturns in the cyclical industry in which we operate;

•	economic conditions in the industries in which our products are sold;

•	the financial viability of our customers, distributors or suppliers;

•	our competitive environment and our ability to make technological advances;

•	the loss of one or more of our significant customers or strategic relationships;

•	our substantial indebtedness;

•	our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business;

•	inability to make necessary capital expenditures;

•	interruptions in our production or manufacturing capacity and our ability to obtain supplies;

•	political and economic conditions in the countries where we conduct business;

•	maintenance and protection of our intellectual property;

•	potential product liability claims;

•	integration of future acquisitions into our business;

•	loss of key personnel; and

•	the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations.

ii

ENFORCEMENT OF CIVIL LIABILITIES

Each of Freescale Semiconductor Holdings I, Ltd. (“Holdings I”), Freescale Semiconductor Holdings II, Ltd. (“Holdings II”), Freescale Semiconductor Holdings III, Ltd. (“Holdings III”) and Freescale Semiconductor Holdings IV, Ltd. (“Holdings IV”), which are guarantors of the notes, are incorporated as exempted companies under the laws of Bermuda. Each of Holdings I, Holdings II, Holdings III and Holdings IV is incorporated outside the United States, and each has agreed to accept service of process in the United States through an agent designated for that purpose. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against any of Holdings I, Holdings II, Holdings III or Holdings IV or their respective directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against any of Holdings I, Holdings II, Holdings III or Holdings IV or their respective directors or officers under the securities laws of other jurisdictions.

iii

SUMMARY

This summary does not contain all of the information that you should consider in deciding whether or not to participate in the exchange offer. You should carefully read the information contained in this prospectus in its entirety, including the matters discussed under the caption “Risk Factors” in this prospectus, and in the Holdings I’s consolidated financial statements, and related notes included elsewhere in this prospectus. As used herein, unless otherwise indicated or the context otherwise requires, the terms “Freescale,” “Freescale Inc.,” “we,” “us,” “our,” and “our company” refer to Freescale Semiconductor, Inc. and its consolidated subsidiaries, and where the context so requires, its direct and indirect parent companies. A glossary of abbreviations and technical terms used in this prospectus is set forth on page 301.

Overview

We are a global leader in embedded processing solutions. An embedded processing solution is the combination of embedded processors, complementary semiconductor devices and software. We generated net sales of $4.5 billion for the year ended December 31, 2010 and $1.2 billion for the three months ended April 1, 2011. Our embedded processor products include microcontrollers, single- and multi-core microprocessors, applications processors and digital signal processors. They provide the core functionality of electronic systems, adding essential control and intelligence, enhancing performance and optimizing power usage while lowering system costs. We also offer complementary semiconductor products, including radio frequency, power management, analog, mixed-signal devices and sensors. A key element of our strategy is to combine our embedded processors, complementary semiconductor devices and software to offer highly integrated embedded processing solutions that are increasingly sought by our customers to simplify their development efforts and shorten their time to market. We have a heritage of innovation and product leadership spanning over 50 years and have an extensive intellectual property portfolio, including approximately 6,100 patent families, allowing us to serve our more than 18,000 customers through our direct sales force and distribution partners.

We are focused on some of the fastest growing applications within the automotive, networking, industrial and consumer markets. These applications include automotive safety, hybrid and all-electric vehicles, next generation wireless infrastructure, smart energy, portable medical devices, consumer appliances and smart mobile devices. We leverage our deep customer relationships, intellectual property portfolio, extensive suite of software and design tools and technical expertise to introduce innovative new products and platform-level solutions in our target markets. We believe our ability to leverage our intellectual property across product lines and target markets enables us to be early to market with our products.

We sell our products directly to original equipment manufacturers, distributors, original design manufacturers and contract manufacturers through our global sales force. Our top 10 customers based on 2010 net sales have purchased our products for an average of over 25 years, and we have built our relationships with these customers upon years of collaborative development. Our broad product portfolio falls into three primary groupings:

	Microcontrollers	Networking and Multimedia	RF, Analog and Sensor
Key Applications	Automotive safety & chassis Traditional, hybrid and all-electric automotive powertrains Consumer appliances Factory automation Portable medical devices Smart grid & smart energy	Wireless infrastructure (basestations) Enterprise switching & routing Cloud computing Networked printing & imaging Security appliances Automotive driver information systems Smart mobile devices	Wireless infrastructure (basestations) Automotive safety systems Powertrain & engine management Hybrid and all-electric vehicles Consumer sensors Smart mobile devices Consumer appliances

Net Sales ($ in millions) / % of 2010 net sales(*)	$1,594 / 36%	$1,233 / 28%	$1,056 / 24%

(*)	Cellular Products and Other accounted for the remaining 12% of total 2010 net sales.

Our Industry

Semiconductor market overview

Semiconductors perform a broad variety of functions within electronic products and systems, including processing data, storing information and converting or controlling electronic signals. Semiconductor functionality varies significantly depending upon the specific function or application of the end product in which the semiconductor is used. Semiconductors also vary on a number of technical characteristics including the degree of integration, level of customization for a particular application or customer and the process technology utilized to manufacture the semiconductor. Advances in semiconductor technology have increased the functionality and performance of semiconductors, improving their features and power consumption characteristics while reducing their size and cost. These advances have resulted in the proliferation of semiconductors and electronic content across a diverse array of products.

Cyclicality of semiconductor industry and current business conditions

Our business is significantly impacted by demand for electronic content in automobiles, networking and wireless infrastructure equipment and consumer electronic devices. We operate in an industry that is cyclical and subject to constant and rapid technological change, product obsolescence, price erosion, evolving standards, short product life-cycles and fluctuations in product supply and demand. Following the severe downturn in economic conditions in 2008 and the beginning of 2009, we experienced sequential quarterly increases in net sales in each quarter beginning the third quarter of 2009 and continuing through the first quarter of 2011. During 2010, we experienced significant demand improvement and net sales growth, but we also faced certain supply chain constraints consistent with general conditions in the semiconductor industry. We are currently experiencing more balance in our demand and inventory levels, and we expect overall market conditions to return to a more normalized level. As a result, in the near term, we do not expect growth to continue at the same pace we experienced in 2010. Net sales throughout 2011 will depend on a continued general global economic recovery, our ability to effectively deal with semiconductor material supply chain challenges potentially arising from the

March 11, 2011 earthquake in Japan, our ability to meet unscheduled or temporary increases in demand, and our ability to achieve design wins and meet product development launch cycles in our targeted markets, among other factors.

Our Transformation

We launched our transformation program in the fall of 2008 and have since refocused our research and development efforts, sharpened our customer engagement strategy, streamlined our manufacturing footprint, and improved our profitability and our capital structure. We have achieved approximately $720 million in annual operating savings as of the quarter ended December 31, 2010, as compared to the third quarter of 2008, and we expect to achieve an additional $120 million in annualized savings in connection with our planned facility closures. Key elements of our transformation program include:

Experienced senior leadership team.    We have a highly experienced executive management team with deep industry knowledge and a strong execution track record. Our Chairman and Chief Executive Officer, Rich Beyer, was hired in 2008 to lead our transformation efforts and has assembled an executive team with an average of over 26 years experience in the semiconductor and broader high-technology industries.

Focused research and development on creating products for high-growth applications.    We have increasingly focused our research and development activities on our target markets in automotive, networking, industrial and consumer, while deemphasizing investment in our cellular handset baseband products and other non-core technologies. We are focused on producing differentiated embedded processing solutions targeted at the fastest growing applications in our target end markets. This strategy has enabled us to increase our design wins from customers.

Streamlined manufacturing footprint and reduced fixed cost base.    We have significantly reduced our manufacturing footprint by closing two 150 millimeter wafer fabrication facilities in high-cost locations and are utilizing outsourced foundry partners to exclusively produce all semiconductor devices below the 90 nanometer geometry node. We recently announced that our manufacturing facilities in Japan will not be reopened as a result of the March 2011 earthquake. We have previously announced the closure of our manufacturing facilities in France, which we expect to complete in the fourth quarter of 2011. We expect to realize improved utilization levels once these actions are complete.

Improved capital structure.    Since 2008, on an As Adjusted Basis (as defined below), we have reduced the face value of our debt by $3.1 billion and extended the maturities on $5.9 billion of our debt to 2016 and beyond. In addition, we entered into an amendment to our senior credit facilities to, among other things, allow for the replacement of the revolving credit facility thereunder. We received commitments of $425 million for the new revolving credit facility that will be available to us until July 1, 2016.

Growth in net sales and gross margin.    Our enhanced customer focus enabled us to generate improved quarterly sales, as evidenced by a 42% increase in quarterly sales for the quarter ended April 1, 2011 as compared to the quarter ended April 3, 2009. In addition, our cost reductions have resulted in expansion of our gross margins over the same period by 19.6 percentage points. We believe we are positioned to continue to achieve improved gross margin and cash flow in future periods.

Our Competitive Strengths

We possess a number of competitive strengths that we believe will allow us to capitalize on the growth opportunities in the semiconductor industry including the following:

Worldwide leader in embedded processing.    We have one of the most comprehensive and technologically advanced embedded processing portfolios in the industry. We believe that our scale and breadth of products allow us to better serve our customers and will enable us to capture market share.

Strong system-level technology and applications expertise.    We have deep system-level applications expertise as a result of our long-standing relationships with our customers. We believe this enhances our ability to anticipate industry trends and customer needs and allows us to be early to market with new, innovative products.

Strong intellectual property portfolio.    We are a technology leader in our industry with a strong track record of innovation dating back more than 50 years. We have a research and development staff of over 5,500 employees and an extensive intellectual property portfolio that includes approximately 6,100 patent families.

Well-established, collaborative relationships with leading customers.    Our close customer relationships enable us to develop critical expertise regarding our customers’ requirements. Our products have been designed into multiple generations of our customers’ products, which enhances our net sales visibility.

Efficient operating model with lean manufacturing base.    Our variable and low-cost operating model enabled by our lean manufacturing base enables us to maximize our responsiveness to customer demand and to reduce our investments in manufacturing capacity and process technology.

Executive management team with proven history of success.    Our highly experienced executive management team has driven the significant improvement in our gross margin, successfully refocused our research and development activities, streamlined our manufacturing footprint and improved our capital structure.

Our Strategy

We intend to capitalize on the proliferation of embedded processing and to leverage our leading embedded processor technology and platform-level solutions in each of our four target markets. The key elements of this strategy are to:

Focus research and development on multiple high-growth applications.    We intend to continue to invest in developing innovative embedded processing products and platform-level solutions to pursue attractive opportunities.

Rapidly deliver first-to-market highly differentiated products and platform-level solutions.    We intend to continue to leverage our research and development and design capabilities to deliver early to market products and platform-level solutions.

Increase our net sales from distribution.    We believe that our distribution partners provide us access to a significant number of potential customers. To gain access to these customers, we are creating additional incentive programs and focusing a portion of our research and development investment on products tailored toward the distribution channel.

Leverage our presence in emerging markets to drive growth.    We believe that we are well positioned to significantly grow in emerging markets given our history in China (over 34 years), India (over 13 years) and Brazil (over 14 years). We intend to continue our focus on emerging markets to drive growth in our business.

Continue to improve gross and operating margins and free cash flow.    We continue to execute a plan for margin improvement and we expect to continue to efficiently manage our capital expenditures. We believe we are well-positioned to continue to achieve improvements in margins and cash flow.

Risks Associated with Our Company

Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus. Some of the factors that we believe could affect our results include, among others:

•

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns. Failure to adjust our supply chain volume due to changing market conditions or failure to estimate our customers’ demand could adversely affect our results of operations.

•

We rely on a limited number of customers for a substantial portion of our total sales. Our operating results may be adversely affected if we lose one or more of these customers or if economic conditions impact the financial viability of these customers or our distributors or suppliers, particularly in the automotive industry.

•

The demand for our products depends in large part on continued growth in the automotive, networking, industrial and consumer electronics industries. A market decline in any of these industries or a decline in demand for particular products in those industries could have a material negative impact on our results of operations.

•

Our business is dependent upon technology and associated manufacturing processes. Our failure to keep pace with technological advances or the pursuit of technologies that do not become commercially accepted may adversely affect our business, financial condition and results of operations.

•

Our substantial leverage may affect our ability to raise additional capital to fund our operations and make capital expenditures, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable debt and restrict us from engaging in activities that we view as otherwise advantageous to our business.

•

If our resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or refinance our debt. If we are unable to do so, we may be forced into bankruptcy or liquidation. Although we have in the past refinanced Freescale Inc.’s indebtedness by issuing new indebtedness and amending the terms of the senior credit facilities, our lenders may not participate in such transactions in the future. Certain of our lenders have in the past, and may in the future, object to the validity of the terms of any such amendment or refinancing, including through litigation, which could delay or preclude any such transaction or subject us to significant costs.

•

Our ability to engage in specified activities is tied to ratios under our debt agreements, in each case subject to certain exceptions. As of April 1, 2011, Freescale Inc.’s consolidated secured debt ratio was 3.96:1, which did not meet the consolidated secured debt ratio of 3.25:1 set forth in its indentures. Accordingly, we are currently restricted from having liens on assets securing indebtedness, except as otherwise permitted by the indentures, but we are not in default under the indentures as a result.

•

Interruptions or reductions in our production or manufacturing capabilities or capacity, or that of our third party contract manufacturers, and our ability to obtain supplies could negatively impact our business. If our production or manufacturing capabilities or capacity is delayed, interrupted or eliminated, we may not be able to satisfy customer demand.

•	We have a history of losses and may not achieve or maintain profitability. Our gross margin is dependent on a number of factors, including our level of capacity utilization.

•	The failure to capture remaining cost savings from our transformation program and the impact of activities taken under the program could adversely affect our business.

Please refer to “Risk Factors” for a more complete discussion of the risks affecting our business. All forward-looking statements contained in this prospectus and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements disclosed under “Risk Factors” and elsewhere in this prospectus.

Recent Developments

On June 1, 2011, Holdings I completed its $783 million initial public offering of common shares and on June 14, 2011 received additional proceeds of $100 million pursuant to the partial exercise of the over-allotment option in connection therewith (the “Holdings I IPO”). In connection with the Holdings I IPO, we amended our senior credit facilities to, among other things, replace our then existing revolving credit facility with a new $425 million revolving credit facility. The new revolving credit facility was undrawn at the initial closing of the Holdings I IPO (although $25 million in letters of credit, which reduce our borrowing ability on a dollar-for-dollar basis, was outstanding under the facility). Holdings I contributed the net proceeds from the Holdings I IPO to us, which we are using, together with cash on hand, to repay or redeem, as applicable, an aggregate of approximately $974 million in outstanding indebtedness, plus applicable premiums, to pay fees and expenses in connection with the senior credit facilities amendment and to make payments to our Sponsors (as defined below) in connection with the termination of our management fee agreements with them. The debt being repaid in connection with the Holdings I IPO consists of the full amount outstanding under our then existing revolving credit facility (approximately $532 million at April 30, 2011) and an aggregate of approximately $442 million of outstanding Existing Senior Notes (as defined below).

On June 10, 2011, we issued $750 million aggregate principal amount of 8.05% outstanding notes (the “June Notes Offering”). We are using the net proceeds from the June Notes Offering, together with cash on hand, to redeem an aggregate of $750 million of outstanding Existing Senior Unsecured Notes (as defined below).

The repayment of our then existing revolving credit facility occurred on the closing date of the Holdings I IPO, and the note redemptions described above will be completed in early July 2011. See “Capitalization.” Information included in this prospectus gives effect to the completion of the Holdings I IPO, the June Notes Offering and these redemptions.

Company Information

We were incorporated in Delaware in 2003. We were acquired in 2006 by a consortium of private equity funds (which we refer to in this prospectus as the “Consortium”), including The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC and TPG Capital (which we refer to as the “Sponsors”). Pursuant to the acquisition, Freescale became an indirect subsidiary of Holdings I, a direct subsidiary of Freescale Holdings, L.P., a Cayman Islands limited partnership, an entity controlled by the Sponsors. Holdings I is a Bermuda exempted limited liability company and was incorporated in 2006. Holdings I’s common shares are listed on the New York Stock Exchange under the symbol “FSL.” Our principal executive offices are located at 6501 William Cannon Drive West, Austin, Texas 78735 and our telephone number is (512) 895-2000. Our website is http://www.freescale.com. The information on, or accessible through, the website is not a part of, or incorporated by reference in, this prospectus.

Organizational Structure

The following chart illustrates our organizational structure:

(1)	The unrestricted parent guarantors will guarantee the obligations under the exchange notes and currently guarantee the obligations under the Existing Notes (as defined below) and the senior credit facilities. The unrestricted parent guarantors will not be subject to the covenants in the indentures governing the exchange notes and are not subject to the covenants in the indentures governing the Existing Notes or in the senior credit facilities.
(2)	The restricted parent guarantors will guarantee the obligations under the exchange notes and currently guarantee the obligations under the Existing Notes and the senior credit facilities. The restricted parent guarantors will be subject to the covenants in the indentures governing the exchange notes and are subject to the covenants in the indentures governing the Existing Notes and in the senior credit facilities.

(3)	The Existing Notes include the Existing Senior Secured Notes (as defined below), which are secured by substantially all of our assets and those of the guarantors thereunder (other than the unrestricted parent guarantors), including a pledge of 100% of our equity interests, and 100% of the equity interests of Freescale Semiconductor Holdings V, Inc. and SigmaTel, LLC and a pledge of 65% of the voting equity interests (and 100% of the non-voting equity interests) of some of our foreign subsidiaries and 100% of the equity interests of Freescale Semiconductor Holdings IV, Ltd. Substantially the same collateral secures our obligations under the senior credit facilities. The exchange notes will be, and the remaining Existing Notes are, unsecured.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

On September 30, 2010, we completed the private placement of $750,000,000 aggregate principal amount of the 10.75% outstanding notes. On July 1, 2011, we will redeem $262,500,000 of the 10.75% outstanding notes. On June 10, 2011, we completed the private placement of $750,000,000 aggregate principal amount of the 8.05% outstanding notes. We are offering to exchange each series of outstanding notes for the applicable exchange notes, as described below. See “The Exchange Offer” for a complete description of the terms and conditions of the exchange offer.

10.75% Exchange Notes	Holders of 10.75% outstanding notes are entitled to exchange in the exchange offer their 10.75% outstanding notes for 10.75% exchange notes, which are identical in all material respects to the 10.75% outstanding notes except:

•	the 10.75% exchange notes have been registered under the Securities Act;

•	the 10.75% exchange notes are not entitled to certain registration rights which are applicable to the 10.75% outstanding notes; and

•	certain additional interest rate provisions are no longer applicable.

8.05% Exchange Notes	Holders of 8.05% outstanding notes are entitled to exchange in the exchange offer their 8.05% outstanding notes for 8.05% exchange notes, which are identical in all material respects to the 8.05% outstanding notes except:

•	the 8.05% exchange notes have been registered under the Securities Act;

•	the 8.05% exchange notes are not entitled to certain registration rights which are applicable to the 8.05% outstanding notes; and

•	certain additional interest rate provisions are no longer applicable.

Exchange Offer for the 10.75% Outstanding Notes	We are offering to issue up to $488 million aggregate principal amount of the 10.75% exchange notes in exchange for a like principal amount of the 10.75% outstanding notes to satisfy our obligations under the registration rights agreement that was executed when the 10.75% outstanding notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act. The 10.75% outstanding notes may be tendered in minimum denominations of principal amount of $1,000 and integral multiples of $1,000. The unexchanged principal amount of the 10.75% outstanding notes must be equal to at least $2,000. We will issue the 10.75% exchange notes promptly after expiration of the exchange offer. See “The Exchange Offer — Terms of the Exchange; Period for Tendering Outstanding Notes.”

Exchange Offer for the 8.05% Outstanding Notes	We are offering to issue up to $750 million aggregate principal amount of the 8.05% exchange notes in exchange for a like principal amount of the 8.05% outstanding notes to satisfy our obligations under the registration rights agreement that was executed when the 8.05% outstanding notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act. The 8.05% outstanding notes may be tendered in minimum denominations of principal amount of $1,000 and integral multiples of $1,000. The unexchanged principal amount of the 8.05% outstanding notes must be equal to at least $2,000. We will issue the 8.05% exchange notes promptly after expiration of the exchange offer. See “The Exchange Offer — Terms of the Exchange; Period for Tendering Outstanding Notes.”

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless extended by us. By tendering your outstanding notes, you represent to us that:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	any exchange notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•	neither you nor anyone receiving exchange notes from you has any arrangement or understanding with any person to participate in a distribution, as defined in the Securities Act, of the exchange notes;

•	you are not holding outstanding notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired by you as a result of your market-making or other trading activities, you will deliver a prospectus in connection with any resale of the exchange notes you receive. For further information regarding resales of the exchange notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance

You may withdraw any outstanding notes tendered by you in the exchange offer at any time prior to 5:00 p.m., New York City time, on                     , 2011. If we decide for any reason not to accept any outstanding notes tendered for exchange, the outstanding notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the outstanding notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, or “DTC”, any withdrawn or unaccepted outstanding notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered outstanding notes, see “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Outstanding Notes” and “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Consequences of Not Exchanging Your Outstanding Notes	If you are eligible to participate in the exchange offer and you do not tender your outstanding notes, you will not have any further registration or exchange rights and your outstanding notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of the exchange notes may adversely affect the liquidity of your outstanding notes. See “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Outstanding Notes.”

Procedures for Tendering the Outstanding Notes	You must do the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•

tender your outstanding notes by sending the certificates for your outstanding notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer — Exchange Agent,” or

•

tender your outstanding notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your outstanding notes in the exchange offer, The Bank of New York Mellon Trust Company, N.A., as exchange agent, must receive a confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer — Book-Entry Transfers.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose outstanding notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should promptly contact the person in whose name the outstanding notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your outstanding notes, you must either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the person in whose name the outstanding notes are registered.

Certain United States Federal Income Tax Considerations	The exchange of the outstanding notes for exchange notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “Certain United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer — Exchange Agent.”

Resales	Based on interpretations by the staff of the Securities and Exchange Commission (“SEC”) as set forth in no-action letters issued to the third parties, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the exchange notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the exchange notes in the exchange offer in the ordinary course of your business;

•

you are participating or intend to participate, or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the exchange notes you will receive in the exchange offer; or

•	you are holding outstanding notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering.

If you fall within one of the exceptions listed above, you cannot rely on the applicable interpretations of the staff of the SEC, you will not be entitled to participate in the exchange offer and you must comply with the applicable registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the exchange notes. See the discussion below under the caption “The Exchange Offer — Procedures for Tendering Outstanding Notes” for more information.

Broker-Dealer	Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Furthermore, a broker-dealer that acquired any of its outstanding notes directly from us:

•

may not rely on the applicable interpretations of the staff or the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (Apr. 13, 1988); Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991); or Shearman & Sterling, SEC no-action Letter (July 2, 1993); and

•	must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Registration Rights Agreement for the 10.75% outstanding notes	When we issued the 10.75% outstanding notes on September 30, 2010, we and the guarantors entered into a registration rights agreement with the initial purchasers of the 10.75% outstanding notes. Under the terms of the registration rights agreement, we agreed to:

•

file an exchange offer registration statement to exchange the 10.75% outstanding notes for a new issue of substantially identical debt securities registered under the Securities Act and use commercially reasonable efforts to cause the registration statement to be declared effective; and

•	use commercially reasonable efforts to file a shelf registration statement for the resale of the 10.75% outstanding notes in certain circumstances.

If we fail to consummate the exchange offer on or prior to September 23, 2011 or meet our shelf registration obligations, we will pay additional interest in an amount equal to 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum).

Registration Rights Agreement for the 8.05% outstanding notes	When we issued the 8.05% outstanding notes on June 10, 2011, we and the guarantors entered into a registration rights agreement with the initial purchasers of the 8.05% outstanding notes. Under the terms of the registration rights agreement, we agreed to:

•

file an exchange offer registration statement to exchange the notes for a new issue of substantially identical debt securities registered under the Securities Act and use commercially reasonable efforts to cause the registration statement to be declared effective; and

•	use commercially reasonable efforts to file a shelf registration statement for the resale of the 8.05% outstanding notes in certain circumstances.

If we fail to consummate the exchange offer on or prior to June 1, 2012 or meet our shelf registration obligations, we will pay additional interest in an amount equal to 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum).

SUMMARY DESCRIPTION OF THE 10.75% EXCHANGE NOTES

The summary below describes the principal terms of the 10.75% exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the 10.75% Exchange Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the 10.75% exchange notes.

Issuer	Freescale Semiconductor, Inc.

10.75% Exchange Notes Offered	$487,500,000 aggregate principal amount of 10.75% Senior Notes due 2020.

Interest	10.75% per year, payable semi-annually in arrears on each February 1 and August 1.

Maturity Date	August 1, 2020.

Guarantees	The 10.75% exchange notes will be guaranteed, jointly and severally, on a senior unsecured basis, by Freescale Semiconductor Holdings V, Inc. (“Holdings V”), our immediate parent company, and Holdings III and Holdings IV, our indirect parent companies (collectively, the “Restricted Parent Guarantors”), Holdings I and Holdings II, our indirect parent companies (collectively, the “Unrestricted Parent Guarantors”), and our subsidiary SigmaTel, LLC. Each of the guarantors under the 10.75% exchange notes also guarantees the senior credit facilities and the Existing Notes and will guarantee the 8.05% exchange notes. Each subsidiary that guarantees indebtedness under our senior credit facilities in the future (collectively, with SigmaTel, LLC, the “Subsidiary Guarantors”) will also guarantee the 10.75% exchange notes, the 8.05% exchange notes and the Existing Notes.

The Restricted Parent Guarantors are subject to the covenants in the indenture governing the 10.75% exchange notes. The Unrestricted Parent Guarantors are not subject to such covenants.

Ranking	The 10.75% exchange notes and the related guarantees will be our and the guarantors’ senior unsecured obligations and will be:

•	equal in right of payment with all of our and the guarantors’ unsubordinated indebtedness, including our:

•	senior credit facilities;

•

9 1/4% Senior Secured Notes due 2018 (the “9 1/4% Secured Notes”) and 10 1/8% Senior Secured Notes due 2018 (the “10 1/8% Secured Notes” and, together with the 9 1/4% Secured Notes, the “Existing Senior Secured Notes”); and

•

Senior Floating Rate Notes due 2014 (the “Floating Rate Notes”), 8 7/8% Senior Fixed Rate Notes due 2014 (the “Fixed Rate Notes”), 10.75% outstanding notes, 8.05% outstanding notes (the 10.75% outstanding notes, 8.05% outstanding notes,

Floating Rate Notes and Fixed Rate Notes, the “Existing Senior Unsecured Notes” and, together with the Existing Senior Secured Notes, the “Existing Senior Notes”) and the 8.05% exchange notes;

•

senior in right of payment to our and each guarantor’s subordinated indebtedness, including our 10 1/8% Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes,” and together with the Existing Senior Notes, the “Existing Notes”); and

•

effectively junior in priority to our and the guarantors’ obligations under all secured indebtedness, including our senior credit facilities and the Existing Senior Secured Notes, to the extent of the value of the collateral securing such indebtedness.

The 10.75% exchange notes will be structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities (including trade payables) of subsidiaries of Holdings III that do not guarantee the 10.75% exchange notes.

Optional Redemption	Prior to August 1, 2015, we may redeem the 10.75% exchange notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the 10.75% exchange notes, plus accrued and unpaid interest to the redemption date, plus the applicable “make-whole” premium. See “Description of the 10.75% Exchange Notes — Optional Redemption.”

We may redeem the 10.75% exchange notes, in whole or in part, at any time on or after August 1, 2015, at a redemption price equal to 100% of the principal amount of the 10.75% exchange notes, plus accrued and unpaid interest to the redemption date, plus a premium declining over time as set forth under “Description of the 10.75% Exchange Notes — Optional Redemption.”

Change of Control	If a “Change of Control” occurs, noteholders may require us to repurchase all or part of their 10.75% exchange notes at 101% of the principal amount of the 10.75% exchange notes, plus accrued and unpaid interest to the repurchase date. The term “Change of Control” is defined under “Description of the 10.75% Exchange Notes — Certain Definitions.”

Certain Covenants	The indenture governing the 10.75% exchange notes contains covenants that, among other things, limit our ability and the ability of the Restricted Parent Guarantors and our restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other restricted payments;

•	incur restrictions on the payment of dividends or other distributions from our restricted subsidiaries;

•	create or incur certain liens;

•	make certain investments;

•	transfer or sell assets;

•	engage in transactions with affiliates; and

•	merge or consolidate with other companies or transfer all or substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the 10.75% Exchange Notes — Certain Covenants.”

Risk Factors	Holding the 10.75% exchange notes involves a high degree of risk. Please see “Risk Factors” and other information contained in this prospectus for a discussion of certain factors you should consider prior to exchanging the 10.75% outstanding notes for 10.75% exchange notes.

SUMMARY DESCRIPTION OF THE 8.05% EXCHANGE NOTES

The summary below describes the principal terms of the 8.05% exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the 8.05% Exchange Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the 8.05% exchange notes.

Issuer	Freescale Semiconductor, Inc.

8.05% Exchange Notes Offered	$750,000,000 aggregate principal amount of 8.05% Senior Notes due 2020.

Interest	8.05% per year, payable semi-annually in arrears on each February 1 and August 1, beginning on February 1, 2012.

Maturity Date	February 1, 2020.

Guarantees	The 8.05 % exchange notes will be guaranteed, jointly and severally, on a senior unsecured basis, by the Restricted Parent Guarantors, the Unrestricted Parent Guarantors and our subsidiary SigmaTel, LLC. Each of the guarantors under the 8.05% exchange notes also guarantees the senior credit facilities and the Existing Notes and will guarantee the 10.75% exchange notes. Each subsidiary that guarantees indebtedness under our senior credit facilities in the future will also guarantee the 8.05% exchange notes, the 10.75% exchange notes and the Existing Notes.

The Restricted Parent Guarantors are subject to the covenants in the indenture governing the 8.05% exchange notes. The Unrestricted Parent Guarantors are not subject to such covenants.

Ranking	The 8.05% exchange notes and the related guarantees will be our and the guarantors’ senior unsecured obligations and will be:

•	equal in right of payment with all of our and the guarantors’ unsubordinated indebtedness, including our:

•	senior credit facilities;

•	Existing Senior Secured Notes; and

•	Existing Senior Unsecured Notes and the 10.75% exchange notes;

•	senior in right of payment to our and each guarantor’s subordinated indebtedness, including the Senior Subordinated Notes; and

•

effectively junior in priority to our and the guarantors’ obligations under all secured indebtedness, including our senior credit facilities and the Existing Senior Secured Notes, to the extent of the value of the collateral securing such indebtedness.

The 8.05% exchange notes will be structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities (including trade payables) of subsidiaries of Holdings III that do not guarantee the 8.05% exchange notes.

Optional Redemption	Prior to June 1, 2015, we may redeem the 8.05% exchange notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the 8.05% exchange notes, plus accrued and unpaid interest to the redemption date, plus the applicable “make-whole” premium. See “Description of the 8.05% Exchange Notes — Optional Redemption.”

We may redeem the 8.05% exchange notes, in whole or in part, at any time on or after June 1, 2015, at a redemption price equal to 100% of the principal amount of the 8.05% exchange notes, plus accrued and unpaid interest to the redemption date, plus a premium declining over time as set forth under “Description of the 8.05% Exchange Notes — Optional Redemption.”

In addition, at any time on or prior to June 1, 2014, we may redeem up to 35% of the aggregate principal amount of the 8.05% exchange notes with the proceeds of certain equity offerings, at a redemption price equal to 108.05% of the principal amount of the 8.05% exchange notes to be redeemed, plus accrued and unpaid interest.

Change of Control	If a “Change of Control” occurs, noteholders may require us to repurchase all or part of their 8.05% exchange notes at 101% of the principal amount of the 8.05% exchange notes, plus accrued and unpaid interest to the repurchase date. The term “Change of Control” is defined under “Description of the 8.05% Exchange Notes — Certain Definitions.”

Certain Covenants	The indenture governing the 8.05% exchange notes contains covenants that, among other things, limit our ability and the ability of the Restricted Parent Guarantors and our restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other restricted payments;

•	incur restrictions on the payment of dividends or other distributions from our restricted subsidiaries;

•	create or incur certain liens;

•	make certain investments;

•	transfer or sell assets;

•	engage in transactions with affiliates; and

•	merge or consolidate with other companies or transfer all or substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the 8.05% Exchange Notes — Certain Covenants.”

Risk Factors	Holding the 8.05% exchange notes involves a high degree of risk. Please see “Risk Factors” and other information contained in this prospectus for a discussion of certain factors you should consider prior to exchanging the 8.05% outstanding notes for 8.05% exchange notes.

SUMMARY FINANCIAL INFORMATION

The following table presents the summary financial information of Holdings I for the years ended December 31, 2008, 2009 and 2010, which has been derived from its audited financial statements included elsewhere in this prospectus, and for the three months ended April 2, 2010 and April 1, 2011 and as of April 1, 2011, which has been derived from its unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and notes thereto and, in the opinion of our management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information for the unaudited interim periods. The “As Adjusted” balance sheet information reflects: (i) the Holdings I IPO and the application of the net proceeds therefrom, (ii) the amendment of our senior credit facilities and (iii) the June Notes Offering and the application of the net proceeds therefrom, in each case as described under “Summary — Recent Developments.” Holdings I’s historical results for prior interim periods are not necessarily indicative of results to be expected for a full year or for any future period. Holdings I will be an Unrestricted Guarantor of the exchange notes and, pursuant to the indentures governing the exchange notes, financial information of Holdings I may be provided to holders of exchange notes in lieu of information of Freescale. The financial information of Freescale is substantially the same as the financial information of Holdings I set forth below, except with respect to certain intercompany transactions that do not materially impact the information presented.

You should read this summary information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended
(in millions)	2008	2009	2010	April 2, 2010	April 1, 2011
				(unaudited)
Operating Results
Net sales	$5,226	$3,508	$4,458	$1,020	$1,194
Cost of sales	3,154	2,563	2,768	651	710

Gross margin	2,072	945	1,690	369	484
Selling, general and administrative	673	499	502	117	131
Research and development	1,140	833	782	191	202
Amortization expense for acquired intangible assets	1,042	486	467	121	63
Reorganization of business, contract settlement and other(1)	53	345	—	1	91
Impairment of goodwill and intangible assets(2)	6,981	—	—	—	—
Merger expenses(3)	11	—	—	—	—

Operating loss	(7,828)	(1,218)	(61)	(61)	(3)
Gain (loss) on extinguishment or modification of long-term debt, net(4)	79	2,296	(417)	(47)	—
Other expense, net(5)	(733)	(576)	(600)	(153)	(148)

(Loss) earnings before income taxes	(8,482)	502	(1,078)	(261)	(151)
Income tax benefit	(543)	(246)	(25)	(4)	(3)

Net (loss) earnings	$(7,939)	$748	$(1,053)	(257)	(148)

Other Data
Adjusted net (loss) earnings(6) (Unaudited)	$(186)	$(692)	$(20)	$(51)	$57
Capital expenditures, net	$239	$85	$281	$42	$21

				Twelve Months Ended
				April 2, 2010	April 1, 2011
Adjusted EBITDA(7) (Unaudited)	$1,391	$579	$1,147	$759	$1,238

	As of April 1, 2011
	Actual	As Adjusted(8)

Balance Sheet
Total cash and cash equivalents	$1,035	$728
Total assets	$4,097	$3,790
Current portion of long-term debt and capital lease obligations	$34	$34
Long-term debt and capital lease obligations (excluding current portion)	$7,576	$6,602
Total debt and capital lease obligations	$7,610	$6,636
Total shareholders’ deficit	$(5,076)	$(4,238)

(1)	Charges in the first quarter of 2011 include non-cash impairment and inventory charges, and cash costs for employee termination benefits, contract termination and other costs associated with the closure of our Sendai, Japan facility due to damage from the March 11 earthquake. Charges in 2009 and 2008 relate to a series of restructuring actions to streamline our cost structure and redirect some research and development investments into growth markets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Reorganization of Business, Contract Settlement, and Other” for a description of these actions and charges.
(2)	In 2008, in connection with the termination of our agreement with Motorola, the significant decline in the market capitalization of the public companies in our peer group as of December 31, 2008, our then announced intent to pursue strategic alternatives for our cellular handset product portfolio and the impact from weakening global market conditions in our remaining businesses, we concluded that indicators of impairment existed related to our goodwill and intangible assets. As a result, we recorded impairment charges of $5,350 million and $1,631 million associated with goodwill and intangible assets, respectively.
(3)	Reflects expenses related to our acquisition of SigmaTel, Inc. in 2008 and other merger related items.
(4)	Charges recorded in 2010 primarily reflect a net pre-tax charge of $432 million attributable to the write-off of remaining original issue discount and unamortized debt issuance costs along with other charges not eligible for capitalization associated with the refinancing activities completed in 2010. These charges were partially offset by a $15 million net pre-tax gain related to open-market repurchases of Freescale’s existing notes during the period. Gains recorded during 2009 primarily reflect a $2,264 million net pre-tax gain recorded in the first quarter of 2009 in connection with the debt exchange completed during the period. Gains recorded during 2008 reflect the net pre-tax gain related to open market repurchases of Freescale’s existing notes.
(5)	Primarily reflects interest expense associated with our long-term debt.
(6)	Adjusted net (loss) earnings is net (loss) earnings, adjusted for certain items that we believe are not indicative of the performance of our ongoing operations. We present adjusted net (loss) earnings as a supplemental performance measure. We believe adjusted net (loss) earnings is helpful to an understanding of our business and provides a means of evaluating our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar items will not recur or that our future results will be unaffected by other items that we consider to be outside the ordinary course of our business. Because adjusted net (loss) earnings facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use adjusted net (loss) earnings for business planning purposes, in measuring our performance relative to that of our competitors and in evaluating the effectiveness of our operational strategies. Adjusted net (loss) earnings has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for an analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted net (loss) earnings only supplementally.

A reconciliation of adjusted net (loss) earnings to net (loss) earnings, the most directly comparable U.S. GAAP performance measure, is provided below:

	Year Ended December 31,			Three Months Ended
(in millions)	2008	2009	2010	April 2, 2010	April 1, 2011
				(unaudited)
Net (loss) earnings	$(7,939)	$748	$(1,053)	$(257)	$(148)
Purchase price accounting impact(a)	1,264	709	613	151	108
Non-cash share-based compensation expense(b)	57	38	28	6	7
Fair value adjustment on interest rate derivatives(c)	38	8	14	6	—
Deferred and non-current tax benefit(d)	(603)	(264)	(53)	(9)	(6)
(Gain) loss on extinguishment or modification of long-term debt, net(e)	(79)	(2,296)	417	47	—
Reorganization of business, contract settlement and other(f)	53	345	—	1	91
Goodwill and intangible asset impairment(g)	6,981	—	—	—	—
Merger expenses and other(h)	42	20	14	4	5

Adjusted net (loss) earnings	$(186)	$(692)	$(20)	$(51)	$57

(a)	Reflects the effects of purchase price accounting relating to our acquisition by a consortium of investors in 2006 and our acquisition of SigmaTel, Inc. in 2008, including depreciation expense associated with the property, plant and equipment step up to fair value, amortization expense for acquired intangible assets related to developed technology, tradenames/trademarks and customer relationships and inventory step up to fair value.

(b)	Reflects non-cash, share-based compensation expense under the provisions of ASC Topic 718, “Compensation — Stock Compensation.”
(c)	Reflects the cumulative ineffectiveness and change in fair value of our interest rate derivatives which are not designated as cash flow hedges under the provisions of ASC Topic 815, “Derivatives and Hedging.”
(d)	Adjustments to reflect cash income tax expense.
(e)	Reflects gains and losses on extinguishments and modification of our long-term debt, net. See note (4) above.
(f)	Reflects losses related to our reorganization of business programs and other charges. See note (1) above.
(g)	Reflects non-cash charges related to impairments of goodwill and intangible assets. See note (2) above.
(h)	Reflects expenses related to our acquisition of SigmaTel, Inc. in 2008 and the acceleration of depreciation expense relating to the closure of certain of our 150 millimeter manufacturing facilities.
(7)	Adjusted EBITDA is calculated in accordance with the indentures governing Freescale’s existing notes and senior credit facilities. Adjusted EBITDA is net (loss) earnings adjusted for certain non-cash and other items that are included in net (loss) earnings. Our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to ratios under the indentures and the senior credit facilities based on Adjusted EBITDA. Accordingly, we believe it is useful to provide the calculation of Adjusted EBITDA to investors for purposes of determining our ability to engage in these activities.

Adjusted EBITDA is a non-U.S. GAAP measure. Adjusted EBITDA does not represent, and should not be considered an alternative to, net (loss) earnings, operating (loss) earnings, or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The calculation of Adjusted EBITDA in the indentures and the senior credit facilities allows us to add back certain charges that are deducted in calculating net (loss) earnings. However, some of these expenses may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. We do not present Adjusted EBITDA on a quarterly basis. In addition, the measure can be disproportionately affected by quarterly fluctuations in our operating results, and it may not be comparable to the measure for any subsequent four-quarter period or any complete fiscal year.

The following is a reconciliation of net (loss) earnings, which is a U.S. GAAP measure of our operating results, to Adjusted EBITDA, as calculated pursuant to Freescale’s debt agreements.

	Year Ended December 31,			Twelve Months Ended
(in millions)	2008	2009	2010	April 2, 2010	April 1, 2011
Net (loss) earnings	$(7,939)	$748	$(1,053)	$(1,265)	$(944)
Interest expense, net	702	556	583	534	587
Income tax benefit	(543)	(246)	(25)	(239)	(24)
Depreciation and amortization(a)	1,825	1,193	1,021	1,141	963
Purchase price accounting impact(b)	10	—	—	—	—
Non-cash share-based compensation expense(c)	57	38	28	28	29
Fair value loss adjustment on interest rate derivatives(d)	38	8	14	13	8
(Gain) loss on extinguishment or modification of long-term debt, net(e)	(79)	(2,296)	417	15	370
Reorganization of business, contract settlement and other(f)	53	345	—	322	90
Goodwill and intangible asset impairment(g)	6,981	—	—	—	—
Merger expenses(h)	11	—	—	—	—
Cost savings(i)	200	200	126	177	121
Other terms(j)	75	33	36	33	38

Adjusted EBITDA	$1,391	$579	$1,147	$759	$1,238

(a)	Excludes amortization of debt issuance costs, which are included in interest expense, net.
(b)	Reflects inventory step up to fair value established in connection with purchase price accounting solely relating to our acquisition of SigmaTel, Inc. in 2008.
(c)	Reflects non-cash, share-based compensation expense under the provisions of ASC Topic 718, “Compensation—Stock Compensation.”
(d)	Reflects the cumulative ineffectiveness and change in fair value of our interest rate derivatives which are not designated as cash flow hedges under the provisions of ASC Topic 815, “Derivatives and Hedging.”
(e)	Reflects gains and losses on extinguishments and modification of our long-term debt, net. See note (4) above.
(f)	Reflects losses related to our reorganization of business programs and other charges. See note (1) above.
(g)	Reflects non-cash charges related to impairments of goodwill and intangible assets. See note (2) above.
(h)	Reflects expenses related to our acquisition of SigmaTel, Inc. in 2008 and other merger related items.
(i)	Reflects cost savings that we expect to achieve from initiatives commenced prior to December 1, 2009 under our reorganization of business programs that are in process or have already been completed.
(j)	Reflects adjustments required by our debt instruments, including management fees payable to our Sponsors, relocation expenses and other items.

(8)	Reflects the use of proceeds from the Holdings I IPO and the June Notes Offering as described under “Summary — Recent Developments.” Does not give effect to any accounting charges that may be recorded as a result of such uses.

RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus before deciding to participate in the exchange offer. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate principally to the notes, including the exchange notes offered hereby. If any of the following risks actually occur, our business, financial condition, operating results or cash flow could be materially and adversely affected. Additional risks or uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur and if such events do occur, you may lose all or part of your investment in the notes.

Risks Related to Our Indebtedness and the Notes

We are highly leveraged. The substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the notes.

We are highly leveraged. As of April 1, 2011 on an as adjusted basis after giving effect to (i) the Holdings I IPO and the application of the net proceeds therefrom, (ii) the amendment of our senior credit facilities in connection with the Holdings I IPO and (iii) the June Notes Offering and the application of the net proceeds therefrom, in each case as described under “Summary — Recent Developments” (which we refer to collectively as “on an As Adjusted Basis”), our total consolidated indebtedness would have been approximately $6,636 million, and we also would have had an additional $400 million available for borrowing under the new revolving credit facility after taking into account $25 million in outstanding letters of credit. Since the acquisition by the Consortium in 2006, our only indebtedness has consisted of the senior credit facilities, the Existing Notes, a small working capital line of credit at a foreign subsidiary that is no longer outstanding and an insignificant amount of notes we previously issued that remained outstanding after the acquisition. We have not defaulted under any of this indebtedness. This high degree of leverage could have important consequences, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the indebtedness, therefore reducing our ability to use cash flow to fund operations, capital expenditures and future business opportunities;

•

exposing us to the risk of increased interest rates because certain of the borrowings, including borrowings under the senior credit facilities and the Floating Rate Notes, are at variable rates of interest;

•

making it more difficult to satisfy obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indentures governing the notes and the agreements governing such other indebtedness;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•

limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

At April 1, 2011 on an As Adjusted Basis, our indebtedness would have included (i) the new revolving credit facility with a committed capacity of $425 million and no amounts outstanding thereunder (although $25 million in letters of credit, which reduce our borrowing ability on a dollar-for-dollar basis, were outstanding under the facility), which will be available through July 1, 2016; (ii) $2,230 million outstanding under a term loan due December 1, 2016; (iii) $1,593 million aggregate principal amount outstanding under the Existing Senior Unsecured Notes; (iv) $764 million aggregate principal amount outstanding under the Existing Senior Subordinated Notes; and (v) $2,043 million aggregate principal amount outstanding under the Existing Senior Secured Notes.

Despite our high indebtedness level, we and our subsidiaries may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future (including secured debt). Although the senior credit facilities and the indentures governing our Existing Notes and the exchange notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. In addition, an additional $400 million would have been available for borrowing under the new revolving credit facility as of April 1, 2011 on an As Adjusted Basis and after taking into account $25 million in outstanding letters of credit. If new debt is added to our existing debt levels, the related risks that we now face could increase.

If we cannot make scheduled payments on our indebtedness, we will be in default under one or more of our debt agreements and, as a result, we would need to take other action to satisfy our obligations or be forced into bankruptcy or liquidation. In addition, we are unable to engage in specified activities if we fail to meet specified ratios under our debt agreements.

Our cash interest expense for the years ended December 31, 2010, 2009 and 2008 and the three months ended April 1, 2011 was $537 million, $444 million, $671 million and $146 million, respectively. This does not include PIK interest accrued or paid on the senior unsecured PIK-election notes due 2014. If we cannot make scheduled payments on our indebtedness, including the notes, we will be in default under one or more of our debt agreements and, as a result, holders of our debt could declare all outstanding principal and interest due and payable and, in the case of our secured debt, foreclose against the assets securing the debt, and we could be forced into bankruptcy or liquidation.

Our ability to make scheduled payments or to refinance our indebtedness depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flow from operations sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We may not be able to take any of these actions, and these actions may not be successful or permit us to meet our scheduled debt service obligations. Furthermore, these actions may not be permitted under the terms of our existing or future debt agreements. We have in the past refinanced our indebtedness by issuing new indebtedness and amending the terms of our senior credit facilities. The refinancing activities have not been as a result of any default under those debt agreements. Rather, we have refinanced our indebtedness to take advantage of market opportunities to improve our capital structure by extending the maturities of the indebtedness, reducing the total outstanding principal amount of our indebtedness by repaying debt at a discount, and increasing flexibility under existing covenants for business planning purposes. Although our lenders have agreed to such amendments and participated in such refinancings in the past, there can be no assurance that our lenders would participate in any future refinancings or agree to any future amendments. In addition, certain of our lenders may object to the validity of the terms of any such amendment or refinancing. For example, in 2009, a group of lenders under the senior credit facilities filed a complaint against us challenging the 2009 debt exchange transaction under the senior credit facilities. The debt exchange was completed, but the litigation remained outstanding. As part of the litigation, this group of lenders sought to enjoin us from completing the amendment of our senior credit facilities and the issuance of our 10 1/8% Secured Notes in the first quarter of 2010. We reached an agreement to settle the pending litigation and were able to complete the 2010 transactions. We may be subject to similar actions in connection with future refinancings or amendments, which may impact the terms and conditions or timing thereof, preclude us from completing any such transaction or subject us to significant additional costs.

In the absence of sufficient operating results and resources to service our debt, or appropriate refinancings or amendments thereof, we could face substantial liquidity problems and may be required to dispose of material assets or operations to meet our debt service and other obligations. Our debt agreements restrict our ability to dispose of assets and, even if permitted, we may not be able to consummate any such dispositions, which could result in our inability to meet our debt service obligations. Much of our debt requires, and our future debt may also require, us to repurchase such debt upon an event that would constitute a change of control for the purposes of such debt. We may not be able to meet these repurchase obligations because we may not have sufficient financial resources to do so. Our failure to meet our repurchase obligations upon a change of control would cause a default under the agreements governing our debt, including the indentures governing the notes.

We are not subject to any maintenance covenants under our existing debt agreements and we are therefore not required to meet any specified ratios on an on-going basis. However, our ability to engage in specified activities is tied to ratios under our debt agreements, subject to certain exceptions. We are unable to incur any indebtedness under the indentures, and specified indebtedness under the senior credit facilities, pay dividends, make certain investments, prepay junior debt and make other restricted payments, in each case not otherwise permitted by our debt agreements, unless, after giving effect to the proposed activity, our fixed charge coverage ratio (as defined in the applicable indenture) would be at least 2:1 and our senior secured first lien leverage ratio (as defined in the senior credit facilities) would be no greater than 3.5:1. Also, restricted subsidiaries may not incur certain indebtedness in connection with acquisitions unless, prior to and after giving effect to the proposed transaction, our total leverage ratio (as defined in the senior credit facilities) is no greater than 6.5:1, except as otherwise permitted by the senior credit facilities. In addition, except as otherwise permitted by the applicable debt agreement, we may not designate any subsidiary as unrestricted or engage in certain mergers unless, after giving effect to the proposed transaction, our fixed charge coverage ratio would be at least 2:1 or equal to or greater than it was prior to the proposed transaction and our senior secured first lien leverage ratio would be no greater than 3.5:1. We are also unable to have liens on assets securing indebtedness without also securing the notes unless our consolidated secured debt ratio (as defined in the applicable indenture) would be no greater than 3.25:1 after giving effect to the proposed lien, except as otherwise permitted by the indentures. As of April 1, 2011, we met the total leverage ratio, the senior secured first lien leverage ratio and the fixed charge coverage ratio but did not meet the consolidated secured debt ratio of 3.25:1. At such time, our consolidated secured debt ratio was 3.96:1. Accordingly, we are currently restricted from having liens on assets securing indebtedness, except as otherwise permitted by the indentures. However, the fact that we do not meet the ratio in the indentures does not result in any default thereunder.

Increases in interest rates could adversely affect our financial condition.

An increase in prevailing interest rates could adversely affect our financial condition. LIBOR (the interest rate index on which our variable rate debt is based) fluctuates on a regular basis. At April 1, 2011, on an As Adjusted Basis, we would have had approximately $2,287 million aggregate principal amount of variable interest rate indebtedness under the Floating Rate Notes and the senior credit facilities. Any increased interest expense associated with increases in interest rates affects our cash flow and our ability to service our debt. Based on our variable interest rate debt outstanding at April 1, 2011, on an As Adjusted Basis, a 100 basis points increase in LIBOR rates would increase our annual interest expense by approximately $23 million. As a protection against rising interest rates, we have entered and may in the future enter into agreements such as interest rate swap and cap contracts. However, the other parties to the agreements may fail to perform; the terms may be unfavorable to us depending on rate movements; and, such agreements may not completely protect us from increased interest expense in a particular situation.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior credit facilities and the indentures governing the exchange notes and our Existing Notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our, the Restricted Parent Guarantors’ and our restricted subsidiaries’ ability to, among other things:

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	incur additional indebtedness or issue certain preferred shares;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions and, in the case of the revolving credit facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under our debt agreements, the lenders could elect to declare all amounts outstanding to be immediately due and payable and, in the case of the revolving credit facility, terminate any commitments to extend further credit. Such actions by the lenders under any one of our debt agreements could cause cross defaults under our other indebtedness. If we were unable to repay amounts due to the lenders under the senior credit facilities or the Existing Senior Secured Notes, those lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the senior credit facilities and the Existing Senior Secured Notes. If our lenders accelerate the repayment of borrowings, we may not have sufficient assets to repay our debt obligations, including the notes. See “Description of the 10.75% Exchange Notes — Events of Default and Remedies” and “Description of the 8.05% Exchange Notes — Events of Default and Remedies.”

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

The notes are guaranteed by only one of our subsidiaries. Our subsidiaries are only be required to become guarantors if in the future they guarantee indebtedness under our senior credit facilities or any replacement financing thereof. Only material domestic restricted subsidiaries of Holdings III and certain foreign subsidiaries of Holdings III are required to become guarantors. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiaries, all obligations of these subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution to us or our creditors, including noteholders. As a result, claims of noteholders will be effectively structurally subordinated to the claims of creditors of subsidiaries that do not guarantee the notes, including trade creditors.

We estimate that our non-guarantor subsidiaries accounted for approximately $3,499 million, or 78.5%, of our net sales, and approximately $268 million of net income (we had a total net loss of $1,053 million), for the year ended December 31, 2010, and approximately $1,584 million, or 49.1%, of our total assets (net of cash and cash equivalents) as of December 31, 2010; and approximately $883 million, or 74.0%, of our net sales, and approximately $46 million, or 31.1%, of our net loss, for the three months ended April 1, 2011 and approximately $1,529 million, or 49.9%, of our total assets (net of cash and cash equivalents) as of April 1, 2011, in each case (other than net income) after giving effect to intercompany eliminations.

Your right to receive payments on the notes is effectively junior to the rights of creditors who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured. However, our obligations under our senior credit facilities and the Existing Senior Secured Notes and the obligations of the Restricted Parent Guarantors and the Subsidiary Guarantors under their guarantee of our senior credit facilities and the Existing Senior Secured Notes are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly owned U.S. subsidiaries and a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior credit facilities or Existing Senior Secured Notes, the creditors could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the creditors could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indentures governing the notes at such time.

Furthermore, if the creditors foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes are not secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See “Description of Other Indebtedness.”

As of April 1, 2011, on an As Adjusted Basis, we had approximately $4,273 million of senior secured indebtedness, which is primarily indebtedness under our senior credit facilities and the Existing Senior Secured Notes. The indentures governing the notes permit us, our Unrestricted Parent Guarantors, our Restricted Parent Guarantors and our subsidiary guarantors to incur substantial additional indebtedness in the future, including senior secured indebtedness.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. The notes are guaranteed by only one of our subsidiaries. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing the notes limit the ability of our restricted subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In addition, strict capital repatriation laws may prohibit certain of our foreign subsidiaries from making distributions to us. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Noteholders may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indentures governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

The lenders under our senior credit facilities have and, after the senior credit facilities are discharged in full certain other creditors may have, the discretion to release any guarantor other than Holdings I and Holdings II in a variety of circumstances, and Holdings III will have the discretion to release the guarantees of Holdings I and Holdings II, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under our senior credit facilities remain outstanding, and in certain circumstances after the obligations under the senior credit facilities are discharged in full and certain other first lien obligations remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indentures governing the notes if the related guarantor is no longer a guarantor of obligations under the senior credit facilities or such other first lien obligations, as applicable. See “Description of the 10.75% Exchange Notes” and “Description of the 8.05% Exchange Notes.”

The lenders under our senior credit facilities, or in certain circumstances after the obligations under the senior credit facilities are discharged in full, certain other holders of our first lien obligations, will have the discretion to release the guarantees other than the guarantees of Holdings I and Holdings II under our first lien obligations in a variety of circumstances. In addition, Holdings III will have the discretion to release the guarantees of Holdings I and Holdings II without the consent of the noteholders. Our direct and indirect parent companies (other than Freescale Holdings L.P.) and one of our subsidiaries currently guarantee the notes, the senior credit facilities and the Existing Notes. You will not have a claim as a creditor against any entity that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of our non-guarantor subsidiaries will be effectively senior to claims of noteholders.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees of the notes, including the guarantee by the guarantors entered into upon issuance of the notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indentures governing the notes. Under Federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the delivery of the notes or guarantees could be voided as a fraudulent transfer or conveyance if (a) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•

we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require noteholders to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Although each guarantee contains a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. In particular, in Official Comm. of Unsecured Creditors of Tousa, Inc. v. Citicorp N. Am., Inc. (In re Tousa, Inc.), decided in October 2009, the United States Bankruptcy Court for the Southern District of Florida concluded that similar provisions were not enforceable under New York law. The United States District Court for the Southern District of Florida quashed the United States Bankruptcy Court’s order on February 11, 2011, but the Official Committee of Unsecured Creditors has appealed such order to the U.S. Court of Appeals for the Eleventh Circuit where it remains pending.

Even if the guarantees of the notes remain in force, the remaining amount due and collectible under the guarantee may not be sufficient to pay the notes in full when due.

The parent guarantors’ guarantee of the notes may not provide any additional credit support for the notes.

Because none of the parent guarantors has any significant operations or assets, their guarantee of the notes provides little, if any, additional credit support for the notes and investors should not rely on these guarantees.

Holders who fail to exchange their outstanding notes will continue to be subject to restrictions on transfer.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on the certificates for your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the outstanding notes under the Securities Act. In addition, if a large number of outstanding notes are exchanged for exchange notes and there is only small amount of outstanding notes outstanding, there may not be an active market in the outstanding notes, which may adversely affect the market price and liquidity of the outstanding notes. For further information regarding the consequences of tendering your outstanding notes in the exchange offer, see the discussions below under the captions “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Outstanding Notes” and “Certain United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive freely tradable exchange notes.

Delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC, New York, New York as depository;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of outstanding notes who would like to tender outstanding notes in exchange for exchange notes should be sure to allow enough time for the outstanding notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — Procedures for Tendering Outstanding Notes” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Outstanding Notes.”

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or included in any automated quotation system. The initial purchasers of the notes have advised us that they intend to make a market in the exchange notes as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in any of the notes, and it may discontinue their market making activities at any time without notice. The liquidity of any market for the exchange notes will depend upon the number of noteholders, our performance and financial condition, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. A liquid trading market may not develop for the exchange notes. If a market develops, the exchange notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the exchange notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes.

At our election, many of the covenants in the indentures will not apply while the notes are rated investment grade by both Moody’s and Standard & Poor’s.

At our election, many of the covenants in the indentures governing the notes will not apply to us if the notes are rated investment grade by both Moody’s Investors Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”), provided at such time no default or event of default has occurred and is continuing. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indentures governing the notes. See “Description of the 10.75% Exchange Notes — Certain Covenants” and “Description of the 8.05% Exchange Notes — Certain Covenants.”

Ratings of the notes may cause their trading price to fall and affect the marketability of the notes.

The notes are rated by Moody’s and S&P. A rating agency’s rating of the notes is not a recommendation to purchase, sell or hold any particular security, including the notes. Such ratings are limited in scope, and do not comment as to material risks relating to an investment in the notes. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time. Rating agencies also may lower, suspend or withdraw ratings on the notes or our other debt in the future. Noteholders will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the notes.

Each of Holdings I, Holdings II, Holdings III and Holdings IV, which are parent guarantors of the notes, are Bermuda companies, and it may be difficult for you to enforce judgments against them.

Each of Holdings I, Holdings II, Holdings III and Holdings IV, which are parent guarantors of the notes, are incorporated as exempted companies under the laws of Bermuda. As such, it may be difficult to effect service of process within the United States upon them, or to recover against them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. Federal securities laws.

We have been advised by Conyers Dill & Pearman Limited, special Bermuda counsel to each of Holdings I, Holdings II, Holdings III and Holdings IV, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against any of Holdings I, Holdings II, Holdings III or Holdings IV or any of their directors and officers under the securities laws of the United States or entertain actions in Bermuda against Holdings I, Holdings II, Holdings III or Holdings IV or any of their directors or officers under the U.S. securities laws. Further, we have been advised by Conyers Dill & Pearman Limited that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce the judgments of U.S. courts. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against any of Holdings I, Holdings II, Holdings III or Holdings IV based upon such judgments.

U.S. Holders will be required to pay United States federal income tax on accrual of original issue discount on the 8.05% exchange notes.

Because the “stated redemption price at maturity” of the 8.05% exchange notes exceeds their “issue price” by more than the statutory de minimis threshold, the 8.05% exchange notes will be treated as being issued with original issue discount for U.S. federal income tax purposes. A U.S. Holder (as defined in “Material United States Federal Income Tax Consequences”) of an 8.05% exchange note will be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Risks Related to Our Business

We have a history of losses. If net sales grow more slowly than anticipated and operational costs increase, we may be unable to achieve or maintain profitability.

We have high interest expense and amortization expense, and as a result, we have historically incurred net and operating losses. We may not succeed in achieving or maintaining profitability on an annual basis and could continue to incur quarterly or annual losses in future periods. In addition, we expect to make significant expenditures related to the development of our products, including research and development and sales and administrative expenses. We may also encounter unforeseen difficulties, complications, product delays and other unknown factors that require additional expenditures. As a result of these increased expenditures, we may have to generate and sustain substantially increased net sales to achieve or maintain profitability. Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses.

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns. Failure to adjust our supply chain volume due to changing market conditions or failure to estimate our customers’ demand could adversely affect our results of operations.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life-cycles and fluctuations in product supply and demand. The industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles of both semiconductor companies’ and their customers’ products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, higher inventory levels and accelerated erosion of average selling prices. We have historically experienced adverse effects on our profitability and cash flows during such downturns and may experience such downturns in the future. We may not be able to effectively respond to future effects which could have a material negative impact on our business, financial condition and results of operations. Likewise, demand for our products is subject to significant fluctuation. If we overestimate demand, we may experience underutilized capacity and excess inventory levels. If we underestimate demand, we may miss sales opportunities and incur additional costs for labor overtime, capital expenditures and logistical complexities.

We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, levels of reliance on contract manufacturing and outsourcing, personnel needs and other resource requirements based on our estimates of customer requirements. The short-term nature of commitments by many of our customers and the possibility of rapid changes in demand for their products reduces our ability to accurately estimate future customer requirements. Our results of operations could be impacted if we are unable to adjust our supply chain volume to address market fluctuations, including those caused by the seasonal or cyclical nature of the markets in which we operate. The sale of our products is dependent, to a large degree, on customers whose industries are subject to seasonal or cyclical trends in the demand for their products. For example, the consumer electronics market is particularly volatile and is subject to seasonality related to the holiday selling season, making demand difficult to forecast. On occasion, customers may require rapid increases in production, which can challenge our resources and reduce margins. During a market upturn, we may not be able to purchase sufficient supplies or components, or secure sufficient contract manufacturing capacity, to meet increasing product demand, which could harm our reputation, prevent us from taking advantage of opportunities and reduce net sales growth. In addition, some parts are not readily available from alternate suppliers due to their unique design or the length of time necessary for design work.

In order to secure components for the production of products, we may continue to enter into non-cancelable purchase commitments with vendors or make advance payments to suppliers, which could reduce our ability to adjust our inventory or expense levels during periods of declining market demand. Prior commitments of this type have resulted in an excess of parts when demand for our products has decreased. Downturns in the semiconductor industry have in the past caused, and may in the future cause, our customers to reduce significantly the amount of products ordered from us. If demand for our products is less than we expect, we may experience excess and obsolete inventories and be forced to incur additional charges. Because certain of our sales, research and development and internal manufacturing overhead expenses are relatively fixed, a reduction in customer demand may decrease our gross margins and operating earnings.

Our operating results may be adversely affected if economic conditions impact the financial viability of our customers, distributors or suppliers, particularly in the automotive industry.

We regularly review the financial performance of our customers, distributors and suppliers. However, global economic conditions may adversely impact the financial viability of and increase the credit risk associated with our customers, distributors or suppliers. Customer insolvencies in key industries most affected by any economic downturn, such as the automotive industry, or the financial failure of a large customer or distributor, an important supplier, or a group thereof, could have an adverse impact on our business, financial condition and results of operations and could result in our inability to collect our accounts receivable.

Winning business is subject to a competitive selection process that can be lengthy and requires us to incur significant expense, and we may not be selected. Even after we win and begin a product design, a customer may decide to cancel or change their product plans, which could cause us to generate no sales from a product and adversely affect our results of operations.

Our primary focus is on winning competitive bid selection processes, known as “design wins,” to develop products for use in our customers’ products. These selection processes can be lengthy and can require us to incur significant design and development expenditures. We may not win the competitive selection process and may never generate any net sales despite incurring significant design and development expenditures. Because of the rapid rate of technological change, the loss of a design win could result in our failure to offer a generation of a product. In addition, the failure to offer a generation of a product to a particular customer could prevent access to that customer for several years. These risks are particularly pronounced in the automotive market, where there are longer design cycles. Our failure to win a sufficient number of designs could result in lost sales and negatively impact our competitive position in future selection processes because we may not be perceived as being a technology or industry leader, each of which could have a material negative impact on our business, financial condition and results of operations.

After winning a product design for one of our customers, we may still experience delays in generating sales from our products as a result of the lengthy development and design cycle. In addition, a delay or cancellation of a customer’s plans could significantly and adversely affect our financial results, as we may have incurred significant expense and generated no sales. Finally, if our customers fail to successfully market and sell their products, it could have a material negative impact on our business, financial condition and results of operations as the demand for our products falls.

We face significant competitive pressures that may cause us to lose market share and harm our financial performance.

The semiconductor industry is highly competitive and characterized by constant and rapid technological change, short product lifecycles, significant price erosion and evolving standards. Our growth objectives depend on competitive success and increased market share in our markets. If we fail to keep pace with the rest of the semiconductor industry, we could lose market share in the markets in which we compete. Any such loss in market share could have a material negative impact on our financial condition and results of operations.

Our competitors range from large, international companies offering a full range of products to smaller companies specializing in narrow markets within the semiconductor industry. The competitive environment is also changing as a result of increased alliances among our competitors and through strategic acquisitions, joint ventures and other alliances. Our competitors may have greater financial, personnel and other resources than we have in a particular market or overall. We expect competition in the markets in which we participate to continue to increase as existing competitors improve or expand their product offerings or as new participants enter our markets. Increased competition may result in reduced profitability and reduced market share for Freescale.

We compete in our different product lines primarily on the basis of technology offered, product features, quality and availability of service, time-to-market, reputation and price. Our ability to develop new products to meet customer requirements and to meet customer delivery schedules are also critical factors. We believe that new products represent the most important opportunity to overcome the increased competition and pricing pressure inherent in the semiconductor industry. If we are unable to keep pace with technology changes, our market share could decrease and our business would be adversely affected. In addition, we could lose market share to new entrants that are able to more quickly adapt to technological changes despite our historical relationships with our customers.

The loss of one or more of our significant customers or a decline in demand from one or more of these customers could have a material negative impact on net sales.

Historically, we have relied on a limited number of customers for a substantial portion of our total sales. Our ten largest end customers accounted for approximately 44%, 46% and 54% of our net sales in 2010, 2009 and 2008, respectively. As a result, the loss of or a reduction in demand from one or more of these customers, either as a result of industry conditions or specific events relating to a particular customer, could have a material negative impact on net sales. Other than Continental Automotive and Motorola, no other end customer represented more than 10% of our total net sales in any of the last three years. Continental Automotive represented 12% and 11% of our total net sales in 2010 and 2009, respectively, and Motorola represented 10% and 23% of our total net sales in 2009 and 2008, respectively.

The demand for our products depends in large part on continued growth in the industries into which they are sold. A market decline in any of these industries, or a decline in demand for particular products in those industries, could have a material negative impact on our results of operations.

Our growth is dependent, in part, on end-user demand for our customers’ products. Our largest end-markets are automotive, networking and industrial, and we also provide products to targeted consumer electronics markets. Any industry downturns that adversely affect our customers or their customers, including increases in bankruptcies in relevant industries, could adversely affect end-user demand for our customers’ products, which would adversely affect demand for our products.

Growth in demand in the markets we serve has in the past and may in the future fluctuate significantly based on numerous factors, including:

•	worldwide automotive production levels;

•	capital spending levels of our networking customers;

•	consumer spending;

•	rate of adoption of new or alternative technologies;

•	changes in consumer preferences;

•	changes in regulation of products and services provided; and

•	general economic conditions.

The rate, or extent to which, the industries we serve will grow, if at all, is uncertain. In addition, there can be no assurance that particular products within these industries will experience the growth in demand that we expect. The industries we serve could experience slower growth or a decline in demand, which could have a material negative impact on our business, financial condition and results of operations.

Our automotive customer base is comprised largely of suppliers to U.S. and European automotive manufacturers. Light vehicle production by the U.S. Big 3 automakers declined significantly in 2008 and the first half of 2009. Shifts in demand away from U.S. and European automotive manufacturers or lower demand for U.S. and European automobiles could adversely affect our sales.

The semiconductor industry is characterized by significant price erosion, especially after a product has been on the market for a significant period of time.

The specific products in which our semiconductors are incorporated may not be successful, or may experience price erosion or other competitive factors that affect the prices manufacturers are willing to pay us. One of the results of the rapid innovation that is exhibited by the semiconductor industry is that pricing pressure, especially on products containing older technology, can be intense. Customers may vary order levels significantly from period to period, request postponements to scheduled delivery dates, modify their orders or reduce lead times. This is particularly common during times of low demand for those end products. This can make managing our business difficult, as it limits our ability to effectively predict future demand. In order to profitably supply these products, we must reduce our production costs in line with the lower net sales we can expect to receive per unit. Usually, this must be accomplished through improvements in process technology and production efficiencies. If we cannot advance our process technologies or improve our efficiencies to a degree sufficient to maintain required margins, we will not be able to make a profit from the sale of these products. Moreover, we may not be able to cease production of such products, either due to contractual obligations or for customer relationship reasons, and as a result may incur losses on such products.

We cannot guarantee that competition in our core product markets will not lead to price erosion, lower net sales growth rates and lower margins in the future. Should reductions in our manufacturing costs fail to keep pace with reductions in market prices for the products we sell, this could have a material negative impact on our business, financial condition and results of operations. Furthermore, actual growth rates may be less than projected industry growth rates, resulting in spending on process and product development well ahead of market requirements, which could have a material negative impact on our business, financial condition and results of operations.

If we fail to keep pace with technological advances in our industry and associated manufacturing processes, or if we pursue technologies that do not become commercially accepted, our products may not be as competitive, our customers may not buy our products and our business, financial condition and results of operations may be adversely affected.

Technology and associated manufacturing processes are an important component of our business and growth strategy. Our success depends to a significant extent on the development, implementation and acceptance of new product designs and improvements. Commitments to develop new products must be made well in advance of any resulting sales. Technologies, standards or manufacturing processes may change during development, potentially rendering our products outdated or uncompetitive before their introduction. Our ability to develop products and related technologies to meet evolving industry requirements and at prices acceptable to our customers will be significant factors in determining our competitiveness in our target markets. If we are unable to successfully develop new products, our net sales may decline and our business could be negatively impacted.

Our industry is highly capital intensive and, if we are unable to obtain the necessary capital, we may not remain competitive.

To remain competitive, we must constantly improve our facilities and process technologies and carry out extensive research and development, each of which requires investment of significant amounts of capital. This risk is magnified by our high level of indebtedness, since we are required to use a significant portion of our cash flow to service our debt, and also because our level of debt limits our ability to raise additional capital. If we are unable to generate sufficient cash or raise sufficient capital to meet both our debt service and capital investment requirements, or if we are unable to raise capital on favorable terms when needed, our business, financial condition and results of operations could be materially negatively impacted.

Our gross margin is dependent on a number of factors, including our level of capacity utilization.

Semiconductor manufacturing requires significant capital investment, leading to high fixed costs, including depreciation expense. Notwithstanding our utilization of third-party contract manufacturers, a majority of our production requirements are met by our own manufacturing facilities. If we are unable to utilize our manufacturing facilities at a high level, the fixed costs associated with these facilities will not be fully absorbed, resulting in higher average unit costs and lower gross margins. In the past, we have experienced periods where our gross margins declined due to, among other things, reduced factory utilization resulting from reduced customer demand, reduced selling prices and a change in product mix towards lower margin devices. Market conditions in the future may adversely affect our utilization rates and consequently our future gross margins, and this, in turn, could have a material negative impact on our business, financial condition and results of operations. In addition, increased competition and the existence of product alternatives, more complex engineering requirements, lower demand and other factors may lead to further price erosion, lower net sales and lower margins for us in the future.

We outsource a portion of our manufacturing activities to third-party contract manufacturers. If our production or manufacturing capacity at one of these third-party facilities is delayed, interrupted or eliminated, we may not be able to satisfy customer demand.

We continue to develop outsourcing arrangements for the manufacture and test and assembly of certain products and components. Based on total units produced, we outsourced approximately 25% of our wafer fabrication and approximately 39% of our assembly, packaging and testing in 2010 to third-party contract manufacturers. If production or manufacturing capacity is delayed, reduced or eliminated at one or more of these facilities, manufacturing could be disrupted, we could have difficulties or delays in fulfilling our customer orders, and our sales could decline. In addition, if a third-party contract manufacturer fails to deliver quality products and components on time and at reasonable prices, we could have difficulties fulfilling our customer orders, and our sales could decline. As a result, our business, financial condition and results of operations could be adversely affected.

To the extent we rely on alliances and third-party design and/or manufacturing relationships, we face the following risks:

•	reduced control over delivery schedules and product costs;

•	manufacturing costs that are higher than anticipated;

•	inability of our manufacturing partners to develop manufacturing methods and technology appropriate for our products and their unwillingness to devote adequate capacity to produce our products;

•	decline in product reliability;

•	inability to maintain continuing relationships with our suppliers; and

•	restricted ability to meet customer demand when faced with product shortages.

In addition, purchasing rather than manufacturing these products may adversely affect our gross profit margin if the purchase costs of these products become higher than our own manufacturing costs would have been. Our internal manufacturing costs include depreciation and other fixed costs, while costs for products outsourced are based on market conditions. Prices for foundry products also vary depending on capacity utilization rates at our suppliers, quantities demanded, product technology and geometry. Furthermore, these outsourcing costs can vary materially from quarter-to-quarter and, in cases of industry shortages, they can increase significantly, negatively impacting our gross margin.

If any of these risks are realized, we could experience an interruption in our supply chain or an increase in costs, which could delay or decrease our net sales or otherwise adversely affect our business, financial condition and results of operations.

A reduction or disruption in our production capacity or our supplies, or an incorrect forecast, could negatively impact our business.

Our production capacity could be affected by manufacturing problems. Difficulties in the production process could reduce yields or interrupt production, and, as a result of such problems, we may not be able to deliver products on time or in a cost-effective, competitive manner. As the complexity of both our products and our fabrication processes has become more advanced, manufacturing tolerances have been reduced and requirements for precision have become more demanding. We have in the past experienced delays in delivery and product quality. Our failure to adequately manage our capacity could have a material negative impact on our business, financial condition and results of operations.

Furthermore, we may suffer disruptions in our manufacturing operations, either due to production difficulties such as those described above or as a result of external factors beyond our control. We use highly combustible materials such as silane and hydrogen in our manufacturing processes and are therefore subject to the risk of explosions and fires, which can cause significant disruptions to our operations. If operations at a manufacturing facility are interrupted, we may not be able to shift production to other facilities on a timely basis or at all. In addition, certain of our products are only capable of being produced at a single manufacturing facility and to the extent that any of these facilities fail to produce these products, this risk will be increased. Even if a transfer is possible, transitioning production of a particular type of semiconductor from one of our facilities to another can take between six to twelve months to accomplish, and in the interim period we would likely suffer significant or total supply disruption and incur substantial costs. Such an event could have a material negative impact on our business, financial condition and results of operations. In connection with our decision to eliminate our 150 millimeter manufacturing capability, we are currently transitioning certain technologies to our other manufacturing facilities and contract manufacturers.

We have a concentration of manufacturing (including assembly and test) in Asia, primarily in China, Malaysia, Taiwan and Korea, either in our own facilities or in the facilities of third parties. If manufacturing in the region were disrupted, our overall production capacity could be significantly reduced. Our ability to meet customer demands also depends on our ability to obtain timely and adequate delivery of materials, parts and components from our suppliers. From time to time, suppliers may extend lead times, limit the amounts supplied to us or increase prices due to capacity constraints or other factors. Supply disruptions may also occur due to shortages in critical materials, such as silicon wafers or specialized chemicals, or energy or other general supplier disruptions. We have experienced shortages in the past that have adversely affected our operations. Although we work closely with our suppliers to avoid these types of shortages, we may encounter these problems in the future. In addition, a number of our supplies are obtained from a single source. A reduction or interruption in supplies or a significant increase in the price of one or more supplies could have a material negative impact on our business, financial condition and results of operations.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions in the countries in which we conduct business and other factors related to our international operations.

We sell our products throughout the world. In 2010, 2009 and 2008, 83%, 83% and 78% of our products were sold into countries other than the United States, respectively. In addition, a majority of our operations and employees are located outside of the United States. Multiple factors relating to our international operations and to particular countries in which we operate could have a material negative impact on our business, financial condition and results of operations. These factors include:

•	negative economic developments in economies around the world;

•	the instability of international governments, including the threat of war, terrorist attacks, epidemic or civil unrest;

•	adverse changes in laws and governmental policies, especially those affecting trade and investment;

•	import or export licensing requirements imposed by governments;

•	foreign currency exchange and transfer restrictions;

•	differing labor standards and laws;

•	differing levels of protection of intellectual property;

•	the threat that our operations or property could be subject to nationalization and expropriation;

•	varying practices of the regulatory, tax, judicial and administrative bodies in the jurisdictions where we operate;

•	pandemics, such as the flu, which may adversely affect our workforce as well as our local suppliers and customers; and

•	potentially burdensome taxation and changes in foreign tax laws.

International financial crisis and conflicts are creating many economic and political uncertainties that are impacting the global economy. A continued escalation of international financial crisis and conflicts could severely impact our operations and demand for our products.

In certain of the countries where we sell our products, effective protections for patents, trademarks, copyrights and trade secrets may be unavailable or limited in nature and scope as compared to the level of protection available in the United States. In addition, as we target increased sales in Asia, differing levels of protection of our intellectual property in Asian countries could have a significant negative impact on our business. The laws, the enforcement of laws, or our efforts to obtain and enforce intellectual property protections in any of these jurisdictions may not be sufficient to protect our intellectual property. As a result, we may lose some or all of the competitive advantage we have over our competitors in such countries.

A majority of our products are manufactured in Asia, primarily in China, Malaysia, Taiwan and Korea, and a significant portion of our new design wins in 2010 were awarded in Asia, particularly in China. Any of the factors set forth above impacting these countries, or any other conflict or uncertainty in these countries, including due to political unrest or public health or safety concerns, could have a material negative impact on our business, financial condition and results of operations. In addition, if the government of any country in which our products are manufactured or sold sets technical standards for products made in or imported into their country that are not widely shared, it may lead certain of our customers to suspend imports of their products into that country, require manufacturers in that country to manufacture products with different technical standards and disrupt cross-border manufacturing partnerships which, in each case, could have a material negative impact on our business, financial condition and results of operations.

We may be subject to claims of infringement of third-party intellectual property rights or demands that we license third-party technology, which could impair our freedom to operate or result in significant expense to defend against such claims or obtain a license to such technology.

From time to time, third parties may and do assert against us their patent, copyright, trademark and other intellectual property rights relating to technologies that are important to our business. Any claims that our products or processes infringe these rights (including claims arising through our contractual indemnification of our customers and collaborators), regardless of their merit or resolution, could be costly and may divert the efforts and attention of our management and technical personnel. We may not prevail in such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If such proceedings result in an adverse outcome, we could be required to:

•	pay substantial damages (potentially treble damages in the United States, including royalties on sales of our products);

•	cease the manufacture, use or sale of the infringing products or processes;

•	discontinue the use of the infringing technology;

•	expend significant resources to develop non-infringing technology;

•	license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms, or may not be available at all;

•	comply with the terms of import restrictions imposed by the International Trade Commission (ITC), or similar administrative or regulatory authority; or

•	forego the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others.

Any of the foregoing could affect our ability to compete or otherwise have a material negative impact on our business, financial condition and results of operations.

We depend significantly on intellectual property to protect our technologies and products.

We depend significantly on patents and other intellectual property rights to protect our products and proprietary design and fabrication processes against infringement or misappropriation by others and to ensure that we have the ability to generate royalty and other licensing revenue. We rely primarily on patent, copyright, trademark and trade secret laws, as well as on nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies. Protection of our patent portfolio and other intellectual property rights is very important to our operations. We intend to continue to license our intellectual property to third parties. We have a broad portfolio of approximately 6,100 patent families and numerous licenses, covering manufacturing processes, packaging technology, software systems and circuit design. A patent family includes all of the equivalent patents and patent applications that protect the same invention, covering different geographical regions. We cannot ensure that any of our currently filed or future patent applications will result in issued patents, or even if issued, predict the scope of the claims that may issue in our patents. We do not believe that any individual patent, or the expiration thereof, is or would be material to our business.

We may not be successful in protecting our intellectual property rights or developing or licensing new intellectual property, which may harm our ability to compete and may have a material negative impact on our results of operations.

We generate revenue from licensing our patents and manufacturing technologies to third parties. Our future intellectual property revenue depend in part on the continued strength of our intellectual property portfolio and enforcement efforts, and on the sales and financial stability of our licensees. In the past, we have found it necessary to engage in litigation with other companies to force those companies to execute license agreements with us or prohibit their use of our intellectual property. Some of these proceedings did, and future proceedings may, require us to expend significant resources and to divert the efforts and attention of our management from our business operations. In connection with our intellectual property:

•	the steps we take to prevent misappropriation or infringement of our intellectual property may not be successful;

•	our existing or future patents may be challenged, limited, invalidated or circumvented; and

•	the measures described above may not provide meaningful protection.

Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents. Our trade secrets may be vulnerable to disclosure or misappropriation by employees, contractors and other persons. Further, we may not be able to obtain patent protection or secure other intellectual property rights in all the countries in which we operate, and under the laws of such countries, enforcement of patents and other intellectual property rights may be unavailable or limited in scope. The laws of certain countries in which we manufacture and design our products do not protect our intellectual property rights to the same extent as the laws of the United States. In the Office of the United States Trade Representative (USTR) annual “Special 301” Report released on

April 30, 2010, the adequacy and effectiveness of intellectual property protection in a number of foreign countries were analyzed. Those countries where particular concern is expressed include China, where the USTR finds China’s intellectual property enforcement to be “largely ineffective and a non-deterrent,” and India, where the expressed concern was “India’s inadequate legal framework and ineffective enforcement.” In addition, Malaysia was identified as a country where piracy remains widespread and enforcement is declining. No other countries in which we have material operations are named in the Report, and we believe that we have disclosed the differences in intellectual property protections of the countries material to these operations that could have a material adverse impact on our business. The absence of consistent intellectual property protection laws and effective enforcement mechanisms makes it difficult to ensure adequate protection for our technologies and intellectual property rights on a worldwide basis. As a result, it is possible for third parties to use our proprietary information in certain countries without us having the ability to fully enforce our rights in those countries, which could negatively impact our business in a material way. If our patents or trade secrets fail to protect our technology, we could lose some or all of our competitive advantage, which would enable our competitors to offer similar products. Any inability on our part to protect adequately our intellectual property may have a material negative impact on our business, financial condition and results of operations.

We obtain some of the intellectual property we use in our operations through license agreements with third parties. Some of these license agreements contain provisions that may require the consent of the counterparties to remain in effect after a change of control. If we are unable to obtain any required consents under any license agreements in the event of a change of control, our rights to use intellectual property licensed under those agreements may be at risk. If any license agreements are terminated or expire, we could lose the right to use the subject intellectual property, which could result in a negative impact on our ability to manufacture and sell some of our existing products.

Our products may be subject to product liability and warranty claims, which could be expensive and could divert management’s attention.

We make highly complex electronic components and, accordingly, there is a risk that defects may occur in any of our products. Such defects may damage our reputation and can give rise to significant costs, including expenses relating to recalling products, replacing defective items, writing down defective inventory, delays in, cancellations of, rescheduling or return of orders or shipments and loss of potential sales. In addition, the occurrence of such defects may give rise to product liability and warranty claims, including liability for damages caused by such defects. We typically provide warranties on products we manufacture for a period of 3 years from the date of sale. These warranties typically provide that, on the date of shipment, our products will be free from defects in material and workmanship and will conform to our approved specifications. In the event of a defect, we will either refund the purchase price or repair or replace the product with the same or equivalent product at our cost that meets the warranty, if the warranty applies. If we release defective products into the market, our reputation could suffer and we could lose sales opportunities and become liable to pay damages. Moreover, since the cost of replacing defective semiconductor devices is often much higher than the value of the devices themselves, we may at times face damage claims from customers in excess of the amounts they pay us for our products, including consequential damages.

We also face exposure to potential liability resulting from the fact that our customers typically integrate the semiconductors we sell into numerous consumer products, which are then in turn sold into the marketplace. We may be named in product liability claims even if there is no evidence that our products caused a loss. Product liability claims could result in significant expenses relating to defense costs or damages awards. In particular, the sale of systems and components for the transportation and medical industries involves a high degree of risk that such claims may be made. In addition, we may be required to participate in a recall if any of our systems prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or in order to maintain good customer relationships. Each of these actions would likely harm our reputation and lead to substantial expense. Any product recall or product liability claim brought against us could have a material negative impact on our reputation, business, financial condition and results of operations.

We may be subject to liabilities as a result of personal injury claims based on alleged links between the semiconductor manufacturing process and certain illnesses and birth defects.

In the last few years, there has been increased litigation, media scrutiny and associated reports focusing on an alleged link between working in semiconductor manufacturing clean room environments and certain illnesses and birth defects. Because we utilize these clean rooms, we may become subject to liability as a result of current and future claims alleging personal injury. A significant judgment against us or material defense costs could harm our business, financial condition and results of operations.

Our operating results are subject to substantial quarterly and annual fluctuations.

Our net sales and operating results have fluctuated in the past and are likely to fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

•	changes in end-user demand for the products manufactured and sold by our customers;

•	the timing of receipt, reduction or cancellation of significant orders by customers;

•	fluctuations in the levels of component inventories held by our customers;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	new product and technology introductions by competitors;

•	fluctuations in manufacturing yields;

•	availability and cost of products from our suppliers;

•	changes in our product mix or customer mix;

•	intellectual property disputes;

•	natural disasters, such as floods, hurricanes and earthquakes, as well as interruptions in power supply resulting therefrom or due to other causes;

•	loss of key personnel or the shortage of available skilled workers;

•	the effects of competitive pricing pressures, including decreases in average selling prices of our products;

•	the effects of adverse economic conditions in the U.S. and international markets, including the recent crisis in global credit and financial markets;

•	the effectiveness of our efforts to refocus our operations and reduce our cost structure;

•	manufacturing, assembly and test capacity; and

•	our ability to hire, retain and motivate key employees to meet the demands of our customers.

The foregoing factors are difficult to forecast, and these, as well as other factors, could have a material negative impact on our quarterly or annual operating results. In addition, a significant amount of our operating expenses is relatively fixed in nature due to our research and development and manufacturing costs. If we cannot adjust spending quickly enough to compensate, it could have a material negative impact on our business, financial condition and results of operations.

The failure to complete our transformation program and the impact of activities taken under the program could adversely affect our business.

Since 2008 we have significantly transformed our business and market strategy. This transformation program has included strengthening our senior leadership team, winding down our cellular handset research and development and selling, general and administrative activities, restructuring research and development efforts, streamlining our manufacturing footprint, and improving our capital structure, including activities in connection with our transformation program. In the past, we have realized significant annualized cost savings as a result of these activities. However, cost savings from measures yet to be completed may be lower than we currently anticipate, and they may not be realized on our anticipated timeline. We have completed our transformation program, with the exception of completing the closure of our 150 millimeter manufacturing activities, which we expect to occur during the fourth quarter of 2011. Closure of the Toulouse, France facility could be delayed due to unanticipated product demand requiring us to keep the Toulouse, France facility operating to meet such demand. Furthermore, these transformation activities involve transitioning production from the Toulouse, France and Sendai, Japan sites to other manufacturing locations, building inventory to support such transition and potentially requiring our customers to “requalify” the products currently manufactured in those sites, which could also delay closure of the Toulouse, France facility or could adversely impact the expected cost reductions and level of sales to an extent we have not anticipated. If the closure of our 150 millimeter fabrication facility in Toulouse, France is delayed beyond 2011, the anticipated cost savings would be delayed, and we would continue to incur production and other costs related to the operation of this facility.

Because of the complex manufacturing process in the semiconductor industry, it is common that the same designed product may have varying performance characteristics based on the facility at which the product is manufactured. Therefore, it is typical in our industry for customers to “requalify” products when they are moved to a new manufacturing facility by confirming that the performance of the product made at the new facility meets the customer’s specifications. The user of the product determines whether requalification is required, based on applicable regulatory requirements and the user’s quality control procedures. We believe that it is likely that most of the products for which manufacturing is transitioned will be required to undergo requalification. The timing and extent of the requalification process varies significantly by product and by transition and could result in product delivery delays to our customers and to the ultimate end user. In addition, we could incur additional costs to ensure the necessary product specifications at the new facilities. It is difficult to predict whether the impact of the transitions and requalifications will be significant. Extended delays in product delivery or the inability to achieve product specifications could have a negative impact on our net sales, and significant additional costs could further impact operating margins. In addition, such events could have similar consequences for our customers, which could harm those customer relationships and adversely affect our business. We seek to mitigate these risks by building up product inventory in advance of a transition and have been doing so with respect to the closures of the manufacturing facilities in Toulouse, France and Sendai, Japan. Even if we fully execute these activities, there may be other unforeseeable and unintended factors or consequences that could adversely impact our business.

We have recorded significant charges for reorganization of business activities, interest expense and amortization expense in the past and may do so again in the future, which could have a material negative impact on our business.

In 2009 and 2008, we recorded cash costs for restructuring and non-cash asset impairment charges relating to our efforts to consolidate manufacturing operations and streamline our global organizational structure in the amount of $345 million and $320 million, respectively. In the first quarter of 2011, we recorded non-cash asset impairment charges relating to damage to our Sendai facilities of $49 million. Due to a combination of the constant and rapid change experienced in the semiconductor industry, we may incur cash costs for employee termination and exit costs and non-cash asset impairment charges in the future and such charges may have a material negative impact on our business, financial condition and results of operations.

From time to time we may also decide to divest product lines and businesses or restructure our operations, including through the contribution of assets to joint ventures. However, our ability to successfully extricate ourselves from product lines and businesses, or to close or consolidate operations, depends on a number of factors, many of which are outside of our control. For example, if we are seeking a buyer for a particular product line, none may be available. In addition, we may face internal obstacles to our efforts. In some cases, particularly with respect to our European operations, there may be laws or other legal impediments affecting our ability to carry out such sales or restructuring. As a result, we may be unable to exit a product line or business, or to restructure our operations, in a manner we deem to be advantageous.

We may engage in acquisitions, joint ventures and other transactions intended to complement or expand our business. We may not be able to complete these transactions and, if executed, these transactions could pose significant risks and could have a negative effect on our operations.

Our future success may be dependent on opportunities to enter into joint ventures and to buy other businesses or technologies that could complement, enhance or expand our current business or products or that we believe might otherwise offer us growth opportunities. If we are unable to identify suitable targets, our growth prospects may suffer, and we may not be able to realize sufficient scale advantages to compete effectively in all markets. In addition, in pursuing acquisitions, we may face competition from other companies in the semiconductor industry. Our ability to acquire targets may also be limited by applicable antitrust laws and other regulations in the United States, the European Union and other jurisdictions in which we do business. To the extent that we are successful in making acquisitions, we may have to expend substantial amounts of cash, incur debt, assume loss-making divisions and incur other types of expenses. We may not be able to complete such transactions for reasons including, but not limited to, a failure to secure financing or as a result of restrictive covenants in our debt instruments. Any transactions that we are able to identify and complete may involve a number of risks, including:

•	the diversion of our management’s attention from our existing business to integrate the operations and personnel of the acquired or combined business or joint venture;

•	possible negative impacts on our operating results during the integration process; and

•	our possible inability to achieve the intended objectives of the transaction.

In addition, we may not be able to successfully or profitably integrate, operate, maintain and manage our newly acquired operations or employees. We may not be able to maintain uniform standards, controls, procedures and policies, and this may lead to operational inefficiencies.

Loss of our key management and other personnel, or an inability to attract key management and other personnel, could impact our business.

We depend on our senior executive officers and other key personnel to run our business and on technical experts to develop new products and technologies. Future turnover in these positions or the loss of other key personnel could adversely affect our operations. Competition for qualified employees among companies that rely heavily on engineering and technology is intense, and the loss of qualified employees or an inability to attract, retain and motivate additional highly skilled employees required for the operation and expansion of our business could hinder our ability to conduct research and development activities successfully and develop marketable products.

Our results of operations could be adversely affected by changes in tax-related matters.

We conduct operations in more than 30 countries worldwide and as a result are subject to taxation and audit by a number of taxing authorities. Tax rates vary among the jurisdictions in which we operate. Changes in tax laws, regulations, and related interpretations in the countries in which we operate may adversely affect our results of operations. Our results of operations could also be affected by market opportunities or decisions we make that cause us to increase or decrease operations in one or more countries, or by changes in applicable tax rates or audits by the taxing authorities in countries in which we operate.

In addition, we are subject to laws and regulations in various jurisdictions that determine how much profit has been earned and when it is subject to taxation in that jurisdiction. Changes in these laws and regulations could affect the locations where we are deemed to earn income, which could in turn adversely affect our results of operations. We have deferred tax assets on our balance sheet. Changes in applicable tax laws and regulations or in our business performance could affect our ability to realize those deferred tax assets, which could also adversely affect our results of operations.

We currently operate under tax holidays and favorable tax incentives in certain foreign jurisdictions. Such tax holidays and incentives often require us to meet specified employment and investment criteria in such jurisdictions. We cannot assure you that we will continue to meet such criteria or enjoy such tax holidays and incentives, or realize any net tax benefits from these tax holidays or incentives. If any of our tax holidays or incentives are terminated, our results of operations may be materially and negatively impacted.

We are subject to environmental, health and safety laws, which could increase our costs and restrict our operations in the future.

Our operations are subject to a variety of environmental laws and regulations in each of the jurisdictions in which we operate governing, among other things, air emissions, wastewater discharges, the use, handling and disposal of hazardous substances and wastes, soil and groundwater contamination and employee health and safety. We could incur significant costs as a result of any failure by us to comply with, or any liability we may incur under, environmental, health and safety laws and regulations, including the limitation or suspension of production, monetary fines or civil or criminal sanctions, clean-up costs or other future liabilities in excess of our reserves. We are also subject to laws and regulations governing the recycling of our products, the materials that may be included in our products, and our obligation to dispose of our products at the end of their useful life. For example, the European Directive 2002/95/Ec on restriction of hazardous substances (RoHS Directive) bans the placing on the European Union market of new electrical and electronic equipment containing more than specified levels of lead and other hazardous compounds. As more countries enact requirements like the RoHS Directive, and as exemptions are phased out, we could incur substantial additional costs to convert the remainder of our portfolio, conduct required research and development, alter manufacturing processes, or adjust supply chain management. Such changes could also result in significant inventory obsolescence. In addition, compliance with environmental, health and safety requirements could restrict our ability to expand our facilities or require us to acquire costly pollution control equipment, incur other significant expenses or modify our manufacturing processes. We also are subject to cleanup obligations at certain properties. In the event of the discovery of new or previously unknown contamination, additional requirements with respect to existing contamination, or the imposition of other cleanup obligations at these or other sites for which we are responsible, we may be required to take remedial or other measures that could have a material negative impact on our business, financial condition and results of operations.

In addition to the costs of complying with environmental, health and safety requirements, we have incurred, are currently incurring, and may in the future incur, costs defending against environmental litigation brought by government agencies and private parties. We have been, are, and may be in the future, defendants in lawsuits brought by parties in the future alleging environmental damage, personal injury or property damage. A significant judgment against us could harm our business, financial condition and results of operations.

We rely on manufacturing capacity located in geologically unstable areas, which could affect the availability of supplies and services to us and our customers. Certain natural disasters, such as coastal flooding, large earthquakes or volcanic eruptions in those or other areas, may negatively impact our business.

We rely on internal manufacturing capacity, wafer fabrication foundries, logistics providers and other suppliers and sub-contractors in geologically unstable locations around the world. If coastal flooding, a large earthquake, volcanic eruption or other natural disaster were to directly damage, destroy or disrupt one of our manufacturing facilities, or those of our providers, subcontractors or third-party wafer fabrication foundries, it could disrupt our operations, cause temporary loss of capacity, delay new production and shipments of existing inventory or result in costly repairs, replacements or other costs, all of which would negatively impact our business, financial condition and results of operation. We may also be forced to move production to another manufacturing facility, which could result in additional production delays and unanticipated costs due to product requalification requirements, required modifications to the new facility to support production or other production challenges resulting from the transition. In addition, a large natural disaster may result in disruptions in our supply chains, including the availability and cost of key raw materials, utilities and equipment and other key services, which could negatively impact our business. Even if we are not directly impacted, such disruptions to our customers could result in decreased demand for our products, which could negatively impact our revenues and margins. Any prolonged inability to utilize one of our manufacturing facilities, or those of our subcontractors or third-party wafer fabrication foundries, or any disruption in the operations of our logistic providers as a result of fire, natural disaster, unavailability of utilities or otherwise, could have a material negative effect on our business, financial condition and results of operations. The impact of such occurrences depends on the specific geographic circumstances but could be significant, as some of our factories are located in islands with known earthquake fault zones, including Japan and Taiwan.

Our wafer fabrication facility in Sendai, Japan was seriously damaged in the March 11, 2011, 9.0-magnitude earthquake which struck off the coast of Japan near that city. As a result of the significant damage and our previously announced plans to close the facility at the end of 2011, we determined not to reopen the facility following the earthquake. We incurred $90 million in charges associated with non-cash asset impairment and inventory charges and cash costs for employee termination benefits, contract termination and other items in the first quarter of 2011 in connection with our inability to reopen our Sendai, Japan facilities. We expect to complete the payments associated with these activities by the end of 2011. As we continue to evaluate and address the damage associated with our Sendai facilities, we will incur additional charges associated with contract termination, our employees and other costs associated with preparing our site for sale. These non-cash charges and cash costs do not take into consideration any potential cost savings resulting from our inability to reopen or any offset resulting from potential recoveries from Freescale’s insurance coverage associated with the earthquake.

The earthquake is also negatively impacting our manufacturing capacity and disrupting our supply chain. Our business may be further negatively impacted by our inability to move production to other facilities, the failure of our buffer inventory to meet customers’ needs, any negative impact on our global supply chain and vendors resulting from the earthquake, any decrease in demand from customers taking delivery of products in Japan, and any decrease in demand from our customers who may be impacted by other industry supply constraints resulting from the earthquake.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreements that we entered into in connection with the private placements of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. The outstanding notes that are surrendered in exchange for the exchange notes will be returned and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the three months ended April 1, 2011 and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, respectively:

		Successor					Predecessor
	For the Three Months Ended April 1,	For the Year Ended December 31,				December 2 through December 31, 2006	January 1 through December 1, 2006
	2011	2010	2009	2008	2007	2006	2006
Ratio of earnings to fixed charges(1)	—	—	1.9	—	—	—	5.6
Deficiency of earnings to cover fixed charges (in billions)	$0.2	$1.1	—	$8.5	$2.5	$2.5	—

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income from equity investments plus fixed charges. Fixed charges consist of interest, whether capitalized or expensed, amortization of issuance costs and the estimated interest component of rent expense.

CAPITALIZATION

The following table sets forth the capitalization of Holdings I as of April 1, 2011 (i) on an actual basis and (ii) on an as adjusted basis after giving effect to (a) the Holdings I IPO and the application of the net proceeds therefrom, (b) the amendment of our senior credit facilities in connection with the Holdings I IPO and (c) the June Notes Offering and the application of the net proceeds therefrom, in each case as described under “Summary — Recent Developments.” The information presented below is substantially the same as the consolidated cash and cash equivalents and capitalization of Freescale, except with respect to certain intercompany transactions that do not materially impact the information presented. See “Selected Financial Data” for more information. You should read the data set forth in the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Holdings I’s consolidated financial statements and notes thereto included elsewhere in this prospectus.

	As of April 1, 2011
(In millions)	Actual	As Adjusted(1)
	(unaudited)
Debt:
Credit facilities
Term loan	$2,230	$2,230
Revolving credit facility(2)	532	—
Capital lease obligations	6	6
Total notes outstanding
9 1/4% Senior Secured Notes due 2018	1,380	1,380
10 1/8% Senior Secured Notes due 2018	750	663
Senior Floating Rate Notes due 2014	57	57
9 1/8%/9 7/8% Senior PIK–Election Notes due 2014	255	—
8 7/8% Senior Fixed Rate Notes due 2014	886	298
10.75% senior unsecured notes due 2020	750	488
8.05% senior unsecured notes due 2020	—	750
10 1/8% senior subordinated notes due 2016	764	764

Total debt	7,610	6,636

Shareholders’ deficit:
Preferred shares, $0.01 par value: 100 shares authorized, no shares issued and outstanding, actual; 100 shares authorized, no shares issued and outstanding, As Adjusted(3)	—	—
Common shares, $0.01 par value: 900 authorized, 196 issued and outstanding, actual; 900 shares authorized, 245 issued and outstanding, As Adjusted(3)	2	2
Treasury shares, at cost; no shares, actual and no shares, As Adjusted	(1)	(1)
Additional paid-in capital	7,294	8,132
Accumulated other comprehensive earnings	26	26
Accumulated deficit	(12,397)	(12,397)

Total shareholders’ deficit	(5,076)	(4,238)

Total capitalization	$2,534	$2,398

(1)	Reflects the use of proceeds from the Holdings I IPO and the consummation of the June Notes Offering, each as described under “Summary — Recent Developments.” Does not give effect to any accounting charges that may be recorded as a result of such uses.
(2)	As of April 1, 2011, on an As Adjusted basis, the revolving credit facility would have had an available capacity of $400 million after taking into effect $25 million in outstanding letters of credit.
(3)	Effective as of May 26, 2011, the par value of the common shares was reduced from $0.0258 per share to $0.01 per share, which resulted in an authorized share capital of 1,000 million shares, of which 900 million was designated common shares par value $0.01 each and 100 million was designated preference shares par value $0.01 each. In addition, the decrease in par value resulted in a decrease in the value of common shares and a corresponding increase in the value of additional paid-in capital for each of the periods presented.

SELECTED FINANCIAL DATA

The predecessor selected consolidated statements of operations data of Holdings I for the period from January 1 through December 1, 2006 have been derived from Holdings I’s predecessor’s audited consolidated financial statements that are not included in this prospectus. The successor selected consolidated statements of operations data of Holdings I for the period from December 2 through December 31, 2006 and the year ended December 31, 2007 and the successor selected consolidated balance sheet data of Holdings I as of December 31, 2006, 2007 and 2008 have been derived from Holdings I’s audited financial statements that are not included in this prospectus. The successor selected consolidated statements of operations data of Holdings I for the years ended December 31, 2008, 2009 and 2010 and the successor selected consolidated balance sheet data of Holdings I as of December 31, 2009 and 2010 have been derived from Holdings I’s audited financial statements included elsewhere in this prospectus. The successor selected consolidated balance sheet data of Holdings I as of April 2, 2010 has been derived from Holdings I’s unaudited financial statements that are not included in this prospectus. The successor selected consolidated statement of operations data of Holdings I for the three months ended April 2, 2010 and April 1, 2011 and the successor selected consolidated balance sheet data of Holdings I as of April 1, 2011 has been derived from Holdings I’s unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. The financial statements are prepared in accordance with U.S. GAAP.

Holdings I’s historical results for prior interim periods are not necessarily indicative of results to be expected for a full year or for any future period. Holdings I is an Unrestricted Guarantor of the outstanding notes and, pursuant to the indentures governing the exchange notes, financial information of Holdings I may be provided to holders of exchange notes in lieu of information of Freescale. The financial information of Freescale is substantially the same as the financial information of Holdings I set forth below, except with respect to certain intercompany transactions that do not materially impact the information presented.

You should read this selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Holdings I’s consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor	Successor	Combined (1)	Successor
(Dollars in millions except per share data)	Period from January 1 through December 1, 2006	Period from December 2 through December 31, 2006	(Unaudited) Year Ended December 31, 2006	Year Ended December 31,				Three Months Ended
				2007	2008	2009	2010	April 2, 2010	April 1, 2011
Operating Results								(unaudited)
Net sales	$5,794	$565	$6,359	$5,722	$5,226	$3,508	$4,458	$1,020	$1,194
Cost of sales	3,175	450	3,625	3,821	3,154	2,563	2,768	651	710

Gross margin	2,619	115	2,734	1,901	2,072	945	1,690	369	484
Selling, general and administrative	670	59	729	653	673	499	502	117	131
Research and development	1,105	99	1,204	1,139	1,140	833	782	191	202
Amortization expense for acquired intangible assets	11	106	117	1,310	1,042	486	467	121	63
In-process research and development (2)	—	2,260	2,260	—	—	—	—	—	—
Reorganization of business, contract settlement, and other (3)	(12)	—	(12)	64	53	345	—	1	91
Impairment of goodwill and intangible assets (4)	—	—	—	449	6,981	—	—	—	—
Merger expenses (5)	466	56	522	5	11	—	—	—	—

Operating earnings (loss)	379	(2,465)	(2,086)	(1,719)	(7,828)	(1,218)	(61)	(61)	(3)
(Loss) gain on extinguishment or modification of long-term debt, net (6)	(15)	—	(15)	—	79	2,296	(417)	(47)	—
Other income (expense), net (7)	48	(56)	(8)	(780)	(733)	(576)	(600)	(153)	(148)

Earnings (loss) before income taxes and cumulative effect of accounting change	412	(2,521)	(2,109)	(2,499)	(8,482)	502	(1,078)	(261)	(151)
Income tax expense (benefit)	26	(134)	(108)	(886)	(543)	(246)	(25)	(4)	(3)

Earnings (loss) before cumulative effect of accounting change	386	(2,387)	(2,001)	(1,613)	(7,939)	748	(1,053)	(257)	(148)
Cumulative effect of accounting change, net of income tax expense	7	—	7	—	—	—	—	—	—

Net earnings (loss)	$393	$(2,387)	$(1,994)	$(1,613)	$(7,939)	$748	$(1,053)	$(257)	$(148)

Net Earnings (Loss) Per Share (8):
Basic:
Earnings (loss) before cumulative effect of accounting change		$(12.17)		$(8.22)	$(40.47)	$3.81	$(5.35)	$(1.31)	$(0.75)
Cumulative effect of accounting change, net of income tax expense		$—		$—	$—	$—	$—	$—	$—
Net earnings (loss)		$(12.17)		$(8.22)	$(40.47)	$3.81	$(5.35)	$(1.31)	$(0.75)
Diluted:
Earnings (loss) before cumulative effect of accounting change		$(12.17)		$(8.22)	$(40.47)	$3.81	$(5.35)	$(1.31)	$(0.75)
Cumulative effect of accounting change, net of income tax expense		$—		$—	$—	$—	$—	$—	$—
Net earnings (loss)		$(12.17)		$(8.22)	$(40.47)	$3.81	$(5.35)	$(1.31)	$(0.75)
Weighted Average Shares (in millions) (8):
Basic		196		196	196	196	197	197	197
Diluted		196		196	197	196	197	197	197
Balance Sheet (End of Period)
Total cash and cash equivalents and short-term investments (9)			$710	$751	$1,394	$1,363	$1,043	$1,191	$1,035
Total assets			$17,739	$15,117	$6,651	$5,093	$4,269	$4,794	$4,097
Total debt and capital lease obligations			$9,526	$9,497	$9,786	$7,552	$7,618	$7,480	$7,610
Total shareholders’ equity (deficit)			$4,717	$3,190	$(4,692)	$(3,894)	$(4,934)	$(4,145)	$(5,076)

(1)	Our combined results for the year ended December 31, 2006 represent the addition of the predecessor period from January 1, 2006 through December 1, 2006 and the successor period from December 2, 2006 to December 31, 2006. This combination does not comply with U.S. GAAP or with the rules for pro forma presentation but is presented because we believe it provides the most meaningful comparison of our results.

(2)	In connection with our acquisition by the Consortium in 2006, purchase accounting adjustments were recorded to establish intangible assets including in-process research and development. This amount was expensed upon closing of the acquisition.
(3)	Charges in the first quarter of 2011 include non-cash impairment and inventory charges, and cash costs for employee termination benefits, contract termination and other costs associated with the closure of our Sendai, Japan facility due to damage from the March 11 earthquake. Charges in 2009 and 2008 relate to a series of restructuring actions to streamline our cost structure and redirect some research and development investments into growth markets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Reorganization of Business, Contract Settlement, and Other” for a description of these actions and charges. During 2007, we recorded severance costs as part of a program to improve our operational efficiencies and reduce costs and we also recorded impairment and exit costs associated with the closure of our wafer fabrication facility in Crolles, France.
(4)	In 2008, in connection with the termination of our agreement with Motorola, the significant decline in the market capitalization of the public companies in our peer group as of December 31, 2008, our then announced intent to pursue strategic alternatives for our cellular handset product portfolio and the impact from weakening global market conditions in our remaining businesses, we concluded that indicators of impairment existed related to our goodwill and intangible assets. As a result, we recorded impairment charges of $5,350 million and $1,631 million associated with goodwill and intangible assets, respectively. During 2007, we began discussions regarding an existing supply agreement with Motorola and concluded that indicators of impairment existed related to the intangible assets associated with our wireless business. As a result, we recorded a $449 million impairment charge related to these assets in 2007.
(5)	Costs associated with the 2006 acquisition by the Consortium included (i) the redemption of outstanding notes, (ii) share-based compensation due to accelerated vesting of stock options, restricted stock units, and stock appreciation rights awards, (iii) various professional fees and (iv) employee compensation and payroll taxes. Amount for 2008 reflects expenses related to our acquisition of SigmaTel, Inc. and other merger related items.
(6)	Charges recorded in 2010 primarily reflect a net pre-tax charge of $432 million attributable to the write-off of remaining original issue discount and unamortized debt issuance costs along with other charges not eligible for capitalization associated with the refinancing activities completed in 2010. These charges were partially offset by a $15 million net pre-tax gain related to open-market repurchases of Freescale Inc.’s existing notes during the period. Gains recorded during 2009 primarily reflect a $2,264 million net pre-tax gain recorded in the first quarter of 2009 in connection with the debt exchange completed during the period. Gains recorded during 2008 reflect the net pre-tax gain related to open market repurchases of Freescale Inc.’s existing notes. The charge recorded in the predecessor period reflects the loss related to the full redemption of our floating rate notes due 2009.
(7)	Primarily reflects interest expense associated with our long-term debt for periods after the acquisition in 2006.
(8)	On May 7, 2011, we effected a 1-for-5.16 consolidation of our common shares, decreasing the number of common shares outstanding from approximately 1,013 million to 196 million. In all periods presented, basic and diluted weighted average common shares outstanding and earnings per common share have been calculated to reflect the 1-for-5.16 consolidation.
(9)	The following table provides a reconciliation of total cash and cash equivalents and short-term investments to the amounts reported in our audited consolidated balance sheets at December 31, 2006, 2007, 2008, 2009 and 2010 and April 2, 2010 and April 1, 2011 and the related notes included elsewhere in this prospectus.

(in millions)	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010	April 2, 2010	April 1, 2011
						(unaudited)
Cash and cash equivalents	$177	$206	$900	$1,363	$1,043	$1,191	$1,035
Short-term investments	533	545	494	—	—	—	—

Total	$710	$751	$1,394	$1,363	$1,043	$1,191	$1,035

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of Holdings I’s financial position and results of operations for each of the three months ended April 1, 2011 and April 2, 2010 and each of the three years ended December 31, 2010, 2009 and 2008. Holdings I will be an Unrestricted Guarantor of the exchange notes and, pursuant to the indentures governing the exchange notes, financial information of Holdings I may be provided to holders of exchange notes in lieu of information of Freescale. The financial information of Freescale is substantially the same as the financial information of Holdings I discussed below, except with respect to certain intercompany transactions that do not materially impact the information presented. You should read the following discussion of our results of operations and financial condition with “Selected Financial Data” and Holdings I’s consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward looking statements.

Overview

Our Business. We are a global leader in embedded processing solutions. An embedded processing solution is the combination of embedded processors, complementary semiconductor devices and software. Our embedded processor products include microcontrollers, single-and multi-core microprocessors, applications processors and digital signal processors. They provide the core functionality of electronic systems, adding essential control and intelligence, enhancing performance and optimizing power usage while lowering system costs. We also offer complementary semiconductor products, including radio frequency, power management, analog, mixed-signal devices and sensors. A key element of our strategy is to combine our embedded processors, complementary semiconductor devices and software to offer highly integrated platform-level solutions that are increasingly sought by our customers to simplify their development efforts and shorten their time to market. We have a heritage of innovation and product leadership spanning over 50 years and have an extensive intellectual property portfolio, including approximately 6,100 patent families which allow us to serve our more than 18,000 customers through our direct sales force and distribution partners.

Our broad product portfolio falls into three primary groupings, Microcontroller Solutions (“MSG”), Networking and Multimedia (“NMG”) and Radio Frequency, Analog and Sensor (“RASG”). We sell our products directly to original equipment manufacturers, distributors, original design manufacturers and contract manufacturers through our global direct sales force. Our ten largest end customers accounted for approximately 44%, 46% and 54% of our net sales in 2010, 2009 and 2008, respectively. Other than Continental Automotive and Motorola, no other end customer represented more than 10% of our total net sales for any of the last three years. In 2010, 2009 and 2008, 83%, 83% and 78% of our products were sold in countries other than the United States. Our net product sales in the Asia-Pacific, Europe, Middle East and Africa (EMEA), Americas and Japan regions represented approximately 45%, 26%, 23% and 6%, respectively, of our net sales in 2010.

The trend of increasing connectivity and the need for enhanced intelligence in existing and new markets are the primary drivers of the growth of embedded processing solutions in electronic devices. The majority of our net sales is derived from our three primary groupings. Our MSG product line represents the largest component of our total net sales. Microcontrollers and associated application development systems represented approximately 36%, 37%, 36%, 32% and 31% of our total net sales in the three months ended April 1, 2011 and April 2, 2010 and in 2010, 2009 and 2008, respectively. Demand for our microcontroller products is driven by the automotive, consumer and industrial markets. The automotive end market accounted for 66%, 65%, 64%, 64% and 65% of MSG’s net sales in the three months ended April 1, 2011 and April 2, 2010 and in 2010, 2009 and 2008, respectively. Our NMG product line, which includes communications processors and digital signal processors, networked multimedia devices and application processors, represented 25%, 25%, 28%, 27% and 22% of our total net sales in the three months ended April 1, 2011 and April 2, 2010 and in 2010, 2009 and 2008,

respectively. Our primary end markets for our network and multimedia products are communications infrastructure for enterprise and service provider markets, processors for industrial applications, and application processors for the mobile consumer and driver information system markets. Our RASG product line, which includes radio frequency devices, analog devices and sensors, represented 24% of our total net sales in each of the three months ended April 1, 2011 and April 2, 2010 and in 2010, and 23% and 20% of our total net sales in 2009 and 2008, respectively. Demand for these products is driven by the automotive, consumer, industrial, wireless infrastructure, and computer peripherals markets. The automotive end market accounted for 59%, 57%, 55%, 49% and 53% of RASG’s sales in the three months ended April 1, 2011 and April 2, 2010 and in 2010, 2009 and 2008, respectively.

Conditions Impacting Our Business. Our business is significantly impacted by demand for electronic content in automobiles, networking and wireless infrastructure equipment and consumer electronic devices. During 2010, we experienced significant demand improvement and net sales growth. As a result, we selectively increased headcount and capital expenditures to meet the required increase in production. We increased our headcount by approximately 9% during 2010, and our capital expenditures were approximately 6% of our net sales in 2010 as compared to 2% in 2009. We also terminated certain austerity measures (executive salary reductions, mandatory time off without pay, savings plan company match elimination in countries where lawfully allowed, and certain other employee benefit curtailments) effective January 1, 2010, as a result of improving business conditions. However, over the course of 2010, we also faced certain supply chain constraints consistent with general conditions in the semiconductor industry. This resulted in higher production and shipping costs and higher material costs.

Net sales in the first quarter of 2011 were up 17% over the prior year quarter, with growth in all geographic regions in which we operate. The increase in net sales in the first quarter of 2011 was broad-based and driven primarily by strength in the automotive market for our MSG and RASG product groups. Our NMG product group also experienced revenue growth attributable to expansion of our core networking business across various markets compared to the prior year quarter. In the first quarter of 2011, MSG product sales grew 13%, or $50 million; RASG product sales grew 18%, or $45 million; and NMG products sales grew 19%, or $48 million; in each case as compared to the first quarter of 2010. The significant growth in our MSG and RASG net product sales was attributable primarily to the continued recovery of the global automotive markets, including increases in light vehicle production over the prior year quarter. Our automotive net sales in the first quarter of 2011 increased by 18% compared to the prior year quarter.

Net sales in 2010 were up 27% over the prior year, with growth in all geographic regions in which we operate, excluding Japan. The increase in net sales in 2010 was broad-based, demonstrating strength in each of our MSG, NMG and RASG product groups. In 2010, MSG product sales grew 43%, or $480 million; NMG product sales grew 33%, or $304 million; and RASG product sales grew 30%, or $242 million; in each case as compared to 2009. The significant growth in our MSG and RASG product portfolios was attributable primarily to the continued recovery of the global automotive markets, including significant increases in light vehicle production over the prior year. Our automotive net sales in 2010 increased by 44% compared to the prior year, in line with market growth rates. Within our NMG business, our communications processor and digital signal processors products, which are sold into enterprise and service provider markets, also contributed a substantial portion of product sales growth, along with higher net sales in our emerging multimedia business. In addition, the continued general economic recovery fueled stronger consumer and industrial product sales in our MSG and RASG products.

In 2009 and 2008, our business was significantly impacted by the global economic downturn. Decreased global automotive demand and production cuts in the automotive markets as well as reduced demand in the consumer and industrial market negatively impacted our results. We experienced lower net sales and profitability, as well as lower factory utilization compared to peak levels because of the downturn in general and our position as an electronic content provider to the automotive industry. In addition, our decision in 2008 to gradually wind down our cellular handset product portfolio and to restructure our relationship with Motorola, whereby it agreed to pay certain consideration to us in exchange for our terminating its remaining minimum purchase commitment obligations, resulted in substantial declines in cellular products sales beginning in the second half of 2008. We have completed our transformation activities relating to the winding down of our cellular handset product portfolio, which consisted of significant reductions in the related research and development and selling, general and administrative activities. We intend to continue to provide products, solutions and support to our existing cellular customers, although we expect demand for these products and services to continue to decline over time. As a result, we expect our net sales from our cellular handset product portfolio to continue to decline.

Going forward, our business will continue to be highly dependent on demand for electronic content in automobiles, networking and wireless infrastructure equipment and other electronic devices. We operate in an industry that is cyclical and subject to constant and rapid technological change, product obsolescence, price erosion, evolving standards, short product life-cycles and fluctuations in product supply and demand. Following the severe downturn in economic conditions in 2008 and the beginning of 2009, we experienced sequential quarterly increases in net sales in each quarter beginning the third quarter of 2009 and continuing through the first quarter of 2011. We are currently experiencing more balance in our demand and inventory levels, and we expect overall market conditions to return to a more normalized level. As a result, in the near term, we do not expect growth to continue at the same pace we experienced in 2010. Net sales throughout 2011 will depend on a continued general global economic recovery, our ability to effectively deal with semiconductor material supply chain challenges potentially arising from the March 11, 2011 earthquake in Japan, our ability to meet unscheduled or temporary increases in demand, and our ability to achieve design wins and meet product development launch cycles in our targeted markets, among other factors. For more information on trends and other factors affecting our business, see the “Risk Factors” section included elsewhere in this prospectus.

Reorganization of Business Program and Sendai Closure. As a result of the downturn in global economic conditions, beginning in 2008, we began executing a series of restructuring actions that are referred to as the “Reorganization of Business Program” that streamlined our cost structure and redirected some research and development investments into expected growth markets. These actions have reduced our workforce in our supply chain, research and development, sales, marketing and general and administrative functions. As of April 1, 2011, with the exception of the completion of our 150 millimeter exit strategy from Toulouse, France described below, we have completed these restructuring actions.

As a part of this program, we announced in the second quarter of 2009 that we were executing a plan to exit our remaining 150 millimeter manufacturing facilities, as the industry has experienced a migration from 150 millimeter technologies and products to more advanced technologies and products. The declining overall demand for the bulk of the products served by our 150 millimeter fabrication facilities has resulted in lower factory utilization. We are in the process of transitioning these products to our more efficient 200 millimeter facilities. This decline in demand was accelerated by the weaker global economic climate in 2008 and 2009. Accordingly, we closed our 150 millimeter fabrication facility in East Kilbride, Scotland in the second quarter of 2009. We also previously announced the planned closure of both our 150 millimeter fabrication facilities in Toulouse, France and Sendai, Japan, which we expected to complete in the fourth quarter of 2011. While we still expect to close the Toulouse, France facility within this time frame, the Sendai, Japan facility will not be reopened due to extensive damage following the March 11, 2011 earthquake off the coast of Japan. Although we currently expect to close our Toulouse, France facility in the fourth quarter of 2011, closure could be delayed due to unanticipated product demand requiring us to keep the facility operating to meet such demand or as a result of transitioning production from the Toulouse, France and Sendai, Japan sites to other manufacturing locations, building inventory to support such transition and potentially requiring our customers to “requalify” the products currently manufactured in those sites. See “Risk Factors—The failure to complete our transformation program and the impact of activities taken under the program could adversely affect our business.”

Our facilities, equipment and inventory in Sendai, Japan have experienced significant damage resulting from the earthquake, the on-going aftershocks and other difficulties associated with the current environment. We incurred $90 million of asset impairment and inventory charges, employee termination benefits, contract termination and other costs in the first quarter of 2011 associated with our inability to reopen our Sendai, Japan facilities. The majority of this charge consists of non-cash asset impairment charges of approximately $49 million and non-cash charges for damaged inventory of approximately $15 million. The remainder of this charge consists of approximately $26 million of cash costs consisting of incremental termination benefits of approximately $12 million and contract termination and other costs of approximately $14 million. We expect to complete the payments associated with these activities by the end of 2011. As we continue to evaluate and address the damage associated with our Sendai facilities, we will incur additional charges associated with contract termination, our employees and other costs associated with preparing our sites for sale. These non-cash charges and cash costs do not take into consideration any potential cost savings resulting from our inability to reopen or any offset resulting from potential recoveries from Freescale’s insurance coverage associated with the earthquake.

In addition to the foregoing charge related to our inability to reopen our Sendai facility, we continue to estimate the other severance costs of the Sendai, Japan and Toulouse, France closures to be approximately $180 million, including approximately $170 million in cash severance costs and $10 million in cash costs for other exit expenses. We anticipate substantially all remaining payments will be made over the course of 2011 and 2012; however, the timing of these payments depends on many factors, including the actual closing date and local employment laws, and actual amounts paid may vary based on currency fluctuation. We expect these closures to result in annualized cost savings of approximately $120 million, which we expect to fully realize by the end of 2012. Actual cost savings realized and the timing thereof will depend on many factors, some of which are beyond our control, and could differ materially from our estimates.

The Sendai, Japan facility produced microcontrollers, analog ICs and sensor products. In anticipation of the previously announced closure, we have been building buffer inventory to support end-of-life products and the transfer of production from the Sendai, Japan facility to our other fabrication facilities and outside foundry partners. This buffer inventory has been stored in other Freescale facilities and was not affected by the events in Japan. In addition, some products produced in the Sendai, Japan facility have been qualified in our other locations, while other products are in the process of being transferred.

We are continuing to assess the impact of the earthquake near Sendai on our entire supply chain in an effort to minimize the impact on our customers’ operations and we have initiated a number of actions to address potential supply gaps, including:

•	Use of buffer inventories already built in anticipation of the previously announced Sendai, Japan factory closure;

•	Partnering with customers to substitute compatible, alternate devices where viable;

•	Production ramp of products already qualified in our semiconductor fabrication facilities in Oak Hill, Texas and Chandler, Arizona, or foundry partners;

•	Working with customers to accelerate the ongoing transition of products to our other facilities or foundry partners; and

•	Adding capacity earlier than planned for select technologies that are being transferred to our other fabrication facilities.

Net sales in future quarters may be negatively impacted by our ability to move production to other facilities, the extent that buffer inventory fails to meet customers’ needs, any negative impact on our global supply chain and vendors due to the impact from the earthquake, any decrease in demand from customers taking delivery of products in Japan, and any decrease in demand from our customers who may be impacted by other industry supply constraints resulting from the earthquake in Japan.

Debt Restructuring Activities. During 2010 and 2009, we undertook several debt restructuring initiatives that have enabled us to reduce our long-term debt and extend the maturity of a significant portion of our outstanding indebtedness. In the first quarter of 2009, Freescale Inc. refinanced approximately $2,083 million of its senior notes due 2014 and $746 million of its senior subordinated notes due 2016 with approximately $924 million of incremental term loans due 2016 which were borrowed under its senior credit facilities in a transaction we refer to as the “debt exchange.” In addition, in the first quarter of 2010, Freescale Inc. amended its senior credit facilities and extended the maturity of $2,265 million of term loans thereunder to 2016 (subject to acceleration to 2014 in certain circumstances), and used the proceeds from the issuance of $750 million in senior secured notes due 2018 to repay a like amount of debt outstanding under the senior credit facilities in a transaction we refer to as the “amend and extend.” Also, in the second quarter of 2010, Freescale Inc. issued $1,380 million of senior secured notes due 2018 and used the proceeds, plus cash on hand, to prepay the remaining balances under the original maturity term loans and the incremental term loans under the senior credit facilities, and in the third quarter of 2010, it issued $750 million of senior unsecured notes due 2020 and used the proceeds to repurchase a like amount of its existing senior unsecured notes due 2014. We refer to the 2010 second and third quarter transactions collectively as our “other 2010 debt refinancing activities.” We have also been opportunistically repurchasing Freescale Inc.’s existing notes in the open market. During 2010, 2009 and 2008, we repurchased $213 million, $99 million and $177 million, respectively, of existing notes. These restructuring activities were not undertaken due to any defaults under our indebtedness but rather to improve our capital structure and increase our flexibility under the terms of such debt. Please refer to “Liquidity and Capital Resources” below for additional information.

Effect of Acquisition Accounting. On December 1, 2006, Freescale Inc. was acquired by a consortium of private equity funds in a transaction we refer to as the “Merger.” The consortium included The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC, TPG Capital and others, which we refer to as our “Sponsors.” In connection with the Merger, Freescale Inc. incurred significant indebtedness. In addition, the purchase price paid in connection with the Merger was allocated to state the acquired assets and assumed liabilities at fair value. The purchase accounting adjustments (i) increased the carrying value of our inventory and property, plant and equipment, (ii) established intangible assets for our trademarks/tradenames, customer relationships, developed technology/purchased licenses, and in-process research and development (IPR&D) (which was expensed in the financial statements after the consummation of the Merger), and (iii) revalued our long-term benefit plan obligations, among other things. Subsequent to the Merger, interest expense and non-cash depreciation and amortization charges significantly increased. During 2008, however, we incurred substantial non-cash impairment charges against the intangible assets established at the time of the Merger. This reduced the post-Merger increase in our non-cash amortization charges, although they are still above historical levels. The term “PPA” refers to the effect of acquisition accounting. Certain PPA impacts are recorded in our cost of sales and affect our gross margin and earnings from operations, and other PPA impacts are recorded in our operating expenses and only affect our earnings from operations.

Selected Statement of Operations Items

Orders

Orders are placed by customers for delivery for up to as much as 12 months in the future. However, only orders expected to be fulfilled during the 13 weeks following the last day of a quarter are included in orders for that quarter. Orders presented as of the end of a year are the sum of orders for each of the quarters in that fiscal year. Typically, agreements calling for the sale of specific quantities at specific prices are contractually subject to price or quantity revisions and are, as a matter of industry practice, rarely formally enforced. Therefore, most of our orders are cancelable. We track orders because we believe that it provides visibility into our potential future net sales.

Net sales

Our net sales are derived from the sale of our embedded processors and other semiconductor products and the licensing of our intellectual property. The majority of our net sales are derived from our three major product groups: MSG, NMG and RASG. We also derive net sales from Cellular Products and “Other,” which consists of foundry wafer sales to other semiconductor companies, intellectual property net sales, product net sales associated with end markets outside of our product design group target markets and net sales from sources other than semiconductors. We sell our products primarily through our direct sales force. We also use distributors for a portion of our sales and recognize net sales upon the delivery of our products to the distributors. Distributor net sales is reduced for estimated returns and distributor sales incentives.

Cost of sales

Cost of sales are costs incurred in providing products and services to our customers. These costs consist primarily of the cost of semiconductor wafers and other materials, the cost of assembly and test operations, shipping and handling costs associated with product sales and provisions for estimated costs related to product warranties (which are made at the time the related sale is recorded based on historic trends).

We currently manufacture a substantial portion of our products internally at our five wafer fabrication facilities and two assembly and test facilities. We track our inventory and cost of sales by using standard costs that are reviewed at least once a year and are valued at the lower of cost or estimated net realizable value.

Gross margin

Our gross margin is significantly influenced by our utilization. Utilization refers only to our wafer fabrication facilities and is based on the capacity of the installed equipment. As utilization rates increase, there is more operating leverage because fixed manufacturing costs are spread over higher output. We experienced a significant increase in our utilization rate to 74% in the first quarter of 2011 and to 75% in the fourth quarter of 2010 compared to 36% in the first quarter of 2009 due to increased demand for our products during the second half of 2009, which accelerated during 2010. We also experienced a significant decrease in our utilization rate from 74% in the first quarter of 2008 to the fourth quarter of 2009 of 60% (with the low point in the first quarter of 2009 mentioned above) due to the decreased demand for our products in connection with the global recession during the second half of 2008 and first half of 2009.

Selling, general and administrative

Selling, general and administrative expenses are costs incurred in the selling and marketing of our products and services to customers, corporate overhead and other operating costs. Selling expenses consist primarily of compensation and associated costs for sales and marketing personnel, costs of advertising, trade shows and corporate marketing. General and administrative expense consists primarily of compensation and associated costs for executive management, finance, human resources, information technology and other administrative personnel, outside professional fees and other corporate expenses.

Research and development

Research and development expenses are expensed as incurred and include the cost of activities attributable to development and pre-production efforts associated with designing, developing and testing new or significantly enhanced products or process and packaging technology. These costs consist primarily of compensation and associated costs for our engineers engaged in the design and development of our products and technologies: amortization of purchased technology; engineering design development software and hardware tools; depreciation of equipment used in research and development; software to support new products and design environments; project material costs; and third-party fees paid to consultants.

Amortization expense for acquired intangible assets

Amortization expense for acquired intangible assets consists primarily of the amortization of assets acquired as a part of the Merger. They are being amortized on a straight line basis over their respective estimated useful lives ranging from two to ten years. The useful lives of the intangible assets were established in connection with the allocation of fair values at December 2, 2006.

Results of Operations

Operating Results

	Year Ended December 31,			Three Months Ended
(in millions)	2008	2009	2010	April 2, 2010	April 1, 2011
				(unaudited)
Orders (unaudited)	$4,845	$3,719	$4,631	$1,118	$1,192

Net sales	$5,226	$3,508	$4,458	$1,020	$1,194
Cost of sales	3,154	2,563	2,768	651	710

Gross margin	2,072	945	1,690	369	484
Selling, general and administrative	673	499	502	117	131
Research and development	1,140	833	782	191	202
Amortization expense for acquired intangible assets	1,042	486	467	121	63
Reorganization of business, contract settlement, and other	53	345	—	1	91
Impairment of goodwill and intangible assets	6,981	—	—	—	—
Merger expenses	11	—	—	—	—

Operating loss	(7,828)	(1,218)	(61)	(61)	(3)
Gain (loss) on extinguishment or modification of long-term debt, net	79	2,296	(417)	(47)	—
Other expense, net	(733)	(576)	(600)	(153)	(148)

(Loss) earnings before income taxes	(8,482)	502	(1,078)	(261)	(151)
Income tax benefit	(543)	(246)	(25)	(4)	(3)

Net (loss) earnings	$(7,939)	$748	$(1,053)	(257)	$(148)

Percentage of Net Sales
	Year Ended December 31,			Three Months Ended
	2008	2009	2010	April 2, 2010	April 1, 2011
				(unaudited)
Orders (unaudited)	92.7%	106.0%	103.9%	109.6%	99.8%

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	60.4%	73.1%	62.1%	63.8%	59.5%

Gross margin	39.6%	26.9%	37.9%	36.2%	40.5%
Selling, general and administrative	12.9%	14.2%	11.3%	11.5%	11.0%
Research and development	21.8%	23.7%	17.5%	18.7%	16.9%
Amortization expense for acquired intangible assets	19.9%	13.9%	10.5%	11.9%	5.3%
Reorganization of business, contract settlement, and other	1.0%	9.8%	—%	0.1%	7.6%
Impairment of goodwill and intangible assets	133.6%	—%	—%	—%	—%
Merger expenses	0.2%	—%	—%	—%	—%

Operating loss	*	*	*	*	*
Gain (loss) on extinguishment or modification of long-term debt, net	1.5%	65.4%	*	*	—%
Other expense, net	*	*	*	*	*

(Loss) earnings before income taxes	*	14.3%	*	*	*
Income tax benefit	*	*	*	*	*

Net (loss) earnings	*	21.3%	*	*	*

*	Not meaningful.

Three Months Ended April 1, 2011 Compared to Three Months Ended April 2, 2010

Net Sales

Our net sales and orders of approximately $1,194 million and $1,192 million in the first quarter of 2011 increased 17% and 7%, respectively, compared to the prior year quarter. We experienced higher net sales in all of the product groups we are currently focusing on primarily as a result of increased production in the global automotive industry and increased demand from our distribution supply chain customers for consumer and industrial products. Distribution sales were approximately 23% of our total net sales and increased 15% compared to the prior year quarter, due primarily to increased demand in the consumer and industrial markets for products purchased through the distribution channel. Distribution inventory, in dollars and units, was 11.2 weeks and 9.2 weeks, respectively, of net sales at April 1, 2011, compared to 11.8 weeks and 10.0 weeks, respectively, of net sales at December 31, 2010, and compared to 10.2 weeks and 8.4 weeks, respectively, of net sales at April 2, 2010. Net sales by product design group for the three months ended April 1, 2011 and April 2, 2010 were as follows:

	Three Months Ended
(in millions)	April 2, 2010	April 1, 2011
Microcontroller Solutions	$374	$424
Networking and Multimedia	255	303
RF, Analog and Sensors	245	290
Cellular Products	121	138
Other	25	39

Total net sales	$1,020	$1,194

MSG

MSG’s net sales increased by $50 million, or 13%, compared to the prior year quarter, as a result of an increase in worldwide automotive production as well as strength in the broader industrial market. For example, in the first quarter of 2011, global and U.S. Big 3 light vehicle production increased by 6% and 15%, respectively, compared to the first quarter of 2010. This increase was attributable primarily to growth in U.S. and global automotive sales. MSG’s net sales increased by 16% in the automotive marketplace in the first quarter of 2011 compared to the prior year quarter. We also experienced an increase in the first quarter of 2011 in MSG’s net sales associated with consumer and industrial products purchased primarily through our distribution channel compared to the prior year quarter.

NMG

NMG’s net sales increased by $48 million, or 19%, compared to the prior year quarter. This growth was driven by broad-based expansion in our core networking business across various markets, including the service provider and enterprise markets. Our multimedia product revenues also increased primarily as a result of design wins ramping into production.

RASG

RASG’s net sales increased by $45 million, or 18%, compared to the prior year quarter, attributable primarily to higher demand for both analog and sensor products and increased wireless infrastructure investment. RASG’s net sales increased by 22% in the automotive marketplace in the first quarter of 2011 compared to the prior year quarter, predominantly as a result of increased light vehicle sales. In addition, we experienced an increase in radio frequency product net sales in the first quarter of 2011 compared to the prior year quarter. This increase was attributable primarily to increased wireless telecommunication network investment in 2G and 3G networks.

Cellular Products

Cellular Products net sales increased by $17 million, or 14%, in the first quarter of 2011 compared to the prior year quarter due to an increase in demand for our baseband processors and power management integrated circuits from our legacy customers.

Other

Other net sales increased by $14 million, or 56%, in the first quarter of 2011 compared to the prior year quarter, primarily due to an increase in intellectual property revenue and partially offset by a decrease in contract manufacturing sales. As a percentage of net sales, intellectual property revenue was 2% and 1% for the first quarter of 2011 and 2010, respectively.

Gross margin

In the first quarter of 2011, our gross margin increased $115 million, or 31%, compared to the prior year quarter. As a percentage of net sales, gross margin in the first quarter was 40.5%, reflecting an increase of 4.3 percentage points compared to the first quarter of 2010. Gross margin benefitted from lower depreciation expense of $16 million resulting from a change in the useful lives of certain of our probe, assembly and test equipment. Gross margin was also positively impacted by higher net product and intellectual property sales, the reallocation of resources to focus on new product introduction initiatives, an increase in utilization at our assembly and test facilities, procurement cost savings, improved yields and direct labor efficiencies. The improvement in manufacturing facility utilization (to 74% at April 1, 2011 compared to 66% at April 2, 2010) and the decrease in depreciation expense contributed to continued improvement in operating leverage of our fixed manufacturing costs. Partially offsetting these improvements in gross margins were decreases in average selling price resulting from our annual negotiations with our customers put into effect in the first quarter of 2011. Our gross margin included PPA impact and depreciation acceleration related to the closure of our 150 millimeter manufacturing facilities of $48 million in the first quarter of 2011 and $33 million in the first quarter of 2010. (The term “PPA” refers to the effect of acquisition accounting. Certain PPA impacts are recorded in our cost of sales and affect our gross margin and earnings from operations, and other PPA impacts are recorded in our operating expenses and only affect our earnings from operations.)

Selling, general and administrative

Our selling, general and administrative expenses increased $14 million, or 12%, in the first quarter of 2011 compared to the prior year quarter. This increase was primarily the result of increased spending on select sales and marketing programs and higher incentive compensation associated with our improved performance. As a percentage of our net sales, our selling, general and administrative expenses were 11.0% in the first quarter of 2011, reflecting a slight decrease over the prior year quarter, primarily due to improved leverage of existing resources while generating higher net sales.

Research and development

Our research and development expense for the first quarter of 2011 increased $11 million, or 6%, compared to the first quarter of 2010. This increase was the result of continued focused investment in our core businesses, including the reallocation of resources to continue our focus on new product introduction initiatives. As a percentage of our net sales, our research and development expenses were 16.9% in the first quarter of 2011, reflecting a decrease of 1.8 percentage points over the prior year quarter, due primarily to improved leverage of existing resources and higher net sales.

Amortization expense for acquired intangible assets

Amortization expense for acquired intangible assets related to developed technology and tradenames/trademarks decreased by $58 million, or 48%, in the first quarter of 2011 compared to the prior year quarter. This decrease was associated with a portion of our developed technology and purchased licenses being fully amortized during 2010.

Reorganization of business, contract settlement, and other

In the first quarter of 2011, in connection with the closing of the Sendai fabrication facility due to extensive damage from the March 11, 2011 earthquake off the coast of Japan, we incurred $90 million in charges associated with non-cash asset impairment and inventory charges and cash costs for employee termination benefits, contract termination and other items in reorganization of business and other.

In the first quarter of 2010, we had $5 million of non-cash asset impairment charges and $1 million of exit costs related to underutilized office space which was previously vacated in connection with our Reorganization of Business Program. We also reversed $5 million of severance accruals.

Loss on extinguishment or modification of long-term debt, net

In the first quarter of 2010, we recognized a net charge of $47 million in the accompanying Condensed Consolidated Statement of Operations associated with the completion of the amend and extend, which included the extinguishment of debt and the issuance of the 10.125% secured notes due 2020, and gains on repurchases of debt. This charge consisted of expenses associated with the amend and extend, the write-off of unamortized debt issuance costs and remaining original issue discount related to the extinguished debt, and other related costs, partially offset by gains from repurchases of debt. (Refer to “Financing Activities” within “Liquidity and Capital Resources” for the definition and discussion of terms referenced in this section.)

Other expense, net

Net interest expense in the first quarter of 2011 included interest expense of $151 million, partially offset by interest income of $2 million. Net interest expense in the first quarter of 2010 included interest expense of $148 million partially offset by interest income of $3 million. During the first quarter of 2011, we recorded a $2 million pre-tax gain in other expense, net related to foreign currency fluctuations. This gain was partially offset by pre-tax losses of less than $1 million primarily attributable to changes in the fair value of our interest rate swaps and interest rate caps, recorded in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC Topic 815”), as well as one of our investments accounted for under the equity method.

During the first quarter of 2010, we recognized pre-tax losses in other expense, net of $6 million due to the change in the fair value of our interest rate swaps and interest rate caps recorded in accordance with ASC Topic 815. In addition, we recorded $2 million in pre-tax losses attributable to foreign currency fluctuations and one of our investments accounted for under the equity method.

Income tax benefit

As of April 1, 2011, our effective tax rate was a tax benefit of 2%, including an income tax benefit of $8 million recorded for discrete events, which relate primarily to the release of valuation allowance related to certain deferred tax assets of a foreign subsidiary. Although Holdings I is a Bermuda entity with a statutory income tax rate of zero, the earnings of many of its subsidiaries, including Freescale Inc., are subject to taxation in the United States and other foreign jurisdictions. We record minimal tax expense on our U.S. earnings due to valuation allowances reflected against U.S. deferred tax assets. Our effective tax rate is impacted by the mix of earnings and losses by taxing jurisdictions.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Net sales

Our net sales of $4,458 million and orders of $4,631 million in 2010 increased 27% and 25%, respectively, compared to the prior year. We experienced higher net sales in all of the product design groups (except Cellular Products and Other) as a result of (i) increased production in the global automotive industry, (ii) increased demand from our distribution supply chain customers for consumer and industrial products, (iii) strong demand in the enterprise and service provider markets of our core networking business, and (iv) an increase in consumer spending affecting multimedia products. Distribution sales were approximately 23% of our total net sales in 2010 and increased 41% compared to the prior year, due primarily to increased demand in the consumer and industrial markets for products purchased through the distribution channel. Distribution inventory, in dollars and units, was 11.8 weeks and 10.0 weeks, respectively, of net sales at December 31, 2010, compared to 11.4 weeks and 8.0 weeks, respectively, of net sales at December 31, 2009. Net sales by product group for the years ended December 31, 2009 and 2010 were as follows:

(in millions)	Year Ended December 31, 2009	Year Ended December 31, 2010
Microcontroller Solutions	$1,114	$1,594
Networking and Multimedia	929	1,233
Radio Frequency, Analog and Sensors	814	1,056
Cellular Products	471	455
Other	180	120

Total Net Sales	$3,508	$4,458

MSG

MSG’s net sales increased by $480 million, or 43%, in 2010 compared to the prior year, as a result of an increase in worldwide automotive production. For example, global and U.S. Big 3 light vehicle production increased by 23% and 49%, respectively. This increase was attributable to the recovery in U.S. and global automotive sales and the broader industrial market. We also experienced an increase in 2010 in MSG’s net sales associated with consumer and industrial products purchased primarily through our distribution channel compared to the prior year.

NMG

NMG’s net sales increased by $304 million, or 33%, in 2010 compared to the prior year. This increase was attributable primarily to a broad-based increase in core networking net sales in major markets, with particular strength in the enterprise and service provider markets. In addition, multimedia products sales grew over the prior year driven by strength in consumer smart mobile devices and driver information system applications.

RASG

RASG’s net sales increased by $242 million, or 30%, in 2010 compared to the prior year, attributable primarily to higher demand for both analog and sensor products resulting from a rise in worldwide automotive production. RASG’s net sales increased by 45% in the automotive marketplace in 2010 compared to the prior year, predominantly as a result of increased light vehicle sales. Higher demand for our analog products also fueled an increase in our consumer business in 2010 over the prior year and is reflective of the continued general economic recovery. We also experienced an increase in radio frequency product net sales in 2010 compared to the prior year. This increase was attributable primarily to a period of increased spending in China’s wireless infrastructure investment cycle.

Cellular Products

Cellular Products net sales declined by $16 million, or 3%, in 2010 compared to the prior year due in part to the change in sales mix between our remaining customers. We have completed our transformation activities relating to the winding down of our cellular handset product portfolio, which consisted of significant reductions in related research and development and selling, general and administrative activities. We intend to continue to provide products, solutions and support to our existing cellular customers.

Other

Other net sales decreased by $60 million, or 33%, in 2010 compared to the prior year, due primarily to a $38 million, or 52%, decrease in foundry wafer sales in connection with the expiration of a manufacturing contract with a customer, coupled with a $13 million, or 15%, decline in intellectual property revenue. As a percentage of sales, intellectual property revenue was 2% for both of 2010 and 2009.

Gross margin

In 2010, our gross margin increased $745 million compared to the prior year. As a percentage of net sales, gross margin in 2010 was 37.9%, reflecting an increase of 11.0 percentage points compared to 2009. This increase was attributable to higher net sales and an increase in factory utilization of approximately 15 percentage points as compared to the end of 2009. The increase in factory utilization and a $112 million decrease in depreciation and amortization expense positively impacted gross margin, as we experienced greater operating leverage of our fixed manufacturing costs. In addition, in connection with increasing our capacity to meet current demand, our manufacturing and supply chain operations workforce has increased 13% since the end of 2009. Manufacturing-related expenses, including tool maintenance and support, purchased parts and production supplies, were also higher in 2010 as compared to 2009 as a result of increased production volumes. We also experienced increases in other costs, including shipping and expedite fees, to ensure we met our customers increasing demand requirements during 2010. Our gross margin included PPA impact and depreciation acceleration related to the planned closures of our 150 millimeter manufacturing facilities of $156 million in 2010 and $228 million in 2009.

Selling, general and administrative

Our selling, general and administrative expenses increased $3 million, or 1%, in 2010 compared to the prior year. This increase was primarily the result of higher incentive compensation associated with our increased net sales and improved performance, increased spending on select sales and marketing programs, and the termination of austerity measures at the beginning of 2010. These increases were almost entirely offset by focused cost restructuring in the information technology function, a decrease in litigation costs and the realization of cost savings associated with workforce reductions. On average, our headcount in the selling, general and administrative areas fell by approximately 6% in 2010 compared to 2009. As a percentage of our net sales, our selling, general and administrative expenses were 11.3% in 2010, reflecting a decrease of 2.9 percentage points over the prior year primarily due to improved leverage of existing resources while generating higher net sales.

Research and development

Our research and development expense for 2010 decreased $51 million, or 6%, compared to 2009. This decrease was primarily the result of the gradual winding-down of research and development activities related to our cellular handset product portfolio and the realization of cost savings associated with workforce reductions. On average, we reduced our research and development headcount by approximately 13% in 2010 compared to 2009. This decrease was partially offset by higher incentive compensation associated with our increased net sales and improved performance, the termination of austerity measures at the beginning of 2010, higher costs associated with intellectual property licensing and focused investment in the new product introduction process. As a percentage of our net sales, our research and development expenses were 17.5% in 2010, reflecting a decrease of 6.2 percentage points over the prior year, due primarily to improved leverage of existing resources and higher net sales.

Amortization expense for acquired intangible assets

Amortization expense for acquired intangible assets related to developed technology, tradenames, trademarks and customer relationships decreased by $19 million, or 4%, in 2010 compared to the prior year. This decrease is associated with a portion of our developed technology and purchased licenses being fully amortized during 2010.

Reorganization of business, contract settlement, and other

In 2010, in connection with our Reorganization of Business Program, we reversed $19 million of severance accruals as a result of employees previously identified for separation who either resigned and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved. This reversal also includes amounts associated with outplacement services and other severance-related costs that will not be incurred. We also recorded a $4 million benefit related to the sale of our facility in Dunfermline, Scotland. These benefits were partially offset by charges of (i) $8 million attributable to employee severance costs associated with the separation of certain employees in management positions in the fourth quarter of 2010, thus concluding our workforce transformation efforts under the Reorganization of Business Program; (ii) $11 million related primarily to underutilized office space which was vacated in the prior year, also in connection with our Reorganization of Business Program; and (iii) $6 million in connection with non-cash asset impairment charges.

Gain (loss) on extinguishment or modification of long-term debt, net

In 2010, we recorded a $432 million net pre-tax charge attributable to the write-off of remaining original issue discount and unamortized debt issuance costs along with other charges not eligible for capitalization, associated with the amend and extend and other 2010 debt refinancing activities. These charges were partially offset by a $15 million pre-tax gain, net related to open-market repurchases of $213 million of our senior unsecured notes.

Other expense, net

Other expense, net increased $24 million, or 4%, in 2010 compared to the prior year. Net interest expense in 2010 included interest expense of $591 million, partially offset by interest income of $8 million. Net interest expense in 2009 included interest expense of $571 million partially offset by interest income of $15 million. The $20 million increase in interest expense over the prior year is due to higher interest rates on the debt extended and incurred in 2010 in connection with the amend and extend and the other 2010 debt refinancing activities. This increase was partially offset by savings related to the extinguishment of outstanding debt during 2010 and 2009.

During 2010, we also recorded in other expense, net a $14 million pre-tax loss related to the change in the fair value of our interest rate swaps and interest rate caps and a $3 million pre-tax loss attributable to one of our strategic investments accounted for under the equity method.

Income tax benefit

In 2010, our effective tax rate is an income tax benefit of approximately 2%, inclusive of an income tax benefit of $23 million recorded for discrete events. These discrete events relate primarily to the release of valuation allowances related to certain deferred tax assets of our foreign subsidiaries and the release of income tax reserves associated with statute expirations and other items. Although we are a Bermuda entity with a statutory income tax rate of zero, the earnings of many of our subsidiaries are subject to taxation in the United States and other foreign jurisdictions. Our annual effective tax rate was different from the Bermuda statutory rate of zero in 2010 due to (i) income tax expense (benefit) incurred by subsidiaries operating in jurisdictions that impose an income tax, (ii) the mix of earnings and losses by taxing jurisdictions, (iii) a foreign capital investment incentive providing for enhanced tax deductions associated with capital expenditures in one of our foreign manufacturing facilities and (iv) the effect of valuation allowances and uncertain tax positions.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net sales

Our net sales of $3,508 million and orders of $3,719 million in 2009 decreased 33% and 23%, respectively, compared to the prior year. We experienced lower net sales in almost all product groups as a result of (i) the termination of certain minimum purchase commitments of our cellular products by Motorola, (ii) decreasing production in the global automotive industry along with the impact of the General Motors Company and Chrysler LLC bankruptcies and the bankruptcies of certain of our other customers, (iii) decreased demand from our distribution supply chain customers for consumer and industrial products, (iv) lower capital spending in enterprise and wireline infrastructure and (v) a decline in consumer spending affecting digital home and multimedia products which negatively impacted our networking business. Distribution sales were approximately 21% of our total net sales in 2009 and fell by 21% compared to the prior year. Distribution inventory, in dollars and units, was 11.4 weeks and 8.0 weeks, respectively, of net sales at December 31, 2009, compared to 14.0 weeks and 11.8 weeks, respectively, of net sales at December 31, 2008. Net sales by product design group for the years ended December 31, 2008 and 2009 were as follows:

(in millions)	Year Ended December 31, 2008	Year Ended December 31, 2009
Microcontroller Solutions	$1,640	$1,114
Networking and Multimedia	1,161	929
Radio Frequency, Analog and Sensors	1,032	814
Cellular Products	1,063	471
Other	330	180

Total Net Sales	$5,226	$3,508

MSG

MSG’s net sales declined in 2009 by $526 million, or 32%, compared to 2008, primarily as a result of decreased global automotive demand and production cuts in the U.S. automotive market, where the U.S. Big 3 automakers produced 39% fewer vehicles during 2009 as compared to the prior year. We were also affected by reduced demand in the consumer and industrial markets purchased through our distribution channel. Despite the overall decline from the prior year, sequentially we noted improving sales volumes of our MSG’s products in the second half of 2009. MSG’s net sales increased by 29% in total, and by 27% in the automotive marketplace, in the second half of 2009 as compared to the first half of the year. This increase related primarily to a 46% increase in units produced by the Big 3 in the second half of 2009 and corresponding increases in our foreign markets, compared to the first half of the year, resulting from government incentive programs and the replenishment of inventories.

NMG

NMG’s net sales decreased in 2009 by $232 million, or 20%, compared to 2008. This decrease was attributable to lower capital spending on communications infrastructure, combined with a decline in consumer spending affecting sales of digital home and multimedia products.

RASG

RASG’s net sales declined in 2009 by $218 million, or 21%, compared to 2008, as a result of lower demand for both analog and sensor products due to weaker automotive vehicle production. In addition, we also experienced a decline in radio frequency product demand due to the end of that period of China’s investment in its 3G wireless infrastructure. Despite the overall decline from the prior year, in the second half of 2009, RASG’s net sales increased sequentially by 11% in total, and by 48% in the automotive marketplace, as compared to the first half of 2009. This increase related primarily to a 46% increase in units produced by the Big 3 in the second half of 2009 and corresponding increases in our foreign markets, as compared to the first half of 2009, resulting from government incentive programs and the replenishment of inventories.

Cellular Products

Cellular Products net sales declined by $592 million, or 56%, in 2009 compared to 2008 due primarily to significantly lower demand from Motorola due to the termination of our agreement with it in the second half of 2008. The sharp decline in product sales to Motorola was partially offset by higher demand in 2009 from Research In Motion for our baseband processors.

Other

Other net sales declined by $150 million, or 45%, in 2009 as compared to 2008 due principally to a $175 million, or 71%, decrease in foundry wafer sales in connection with the winding down of a manufacturing contract with a customer. As a percentage of net sales, intellectual property revenue was 2% and 1% for 2009 and 2008, respectively.

Gross margin

In 2009, our gross margin decreased $1,127 million compared to 2008. As a percentage of net sales, gross margin was 26.9% in 2009, reflecting a decline of 12.7 percentage points from the prior year. This decrease was attributable to substantially reduced net sales which resulted in a decline in factory utilization of approximately 20 percentage points, as compared to 2008. This negatively impacted gross margin, as we experienced less operating leverage of fixed manufacturing costs. In response to these circumstances, we executed several cost savings initiatives, including reducing our cost of procured materials and services, internalizing certain wafer manufacturing and assembly and test contract services and executing a workforce reduction across our manufacturing organization. On average, our manufacturing and supply chain operations workforce was reduced 22% during 2009 compared to 2008. Our gross margin included PPA impact and depreciation acceleration related to the planned closures of our 150 millimeter manufacturing facilities of $228 million in 2009 and $225 million in 2008.

Selling, general and administrative

Our selling, general and administrative expenses decreased $174 million, or 26%, in 2009 compared to 2008. This decrease was the result of a coordinated effort to reduce costs across all selling, general and administration departmental functions and categories of expenses. We executed workforce reductions and focused cost restructuring in the information technology, legal, sales and marketing functions. On average, our selling, general and administrative workforce was reduced 21% during 2009 versus 2008. As a percent of our net sales, our selling, general and administrative expenses were 14.2% in 2009, reflecting an increase of 1.3 percentage points over the prior year, due primarily to lower net sales.

Research and development

Our research and development expense for 2009 decreased $307 million, or 27%, compared to 2008. This decrease was the result of savings from a comprehensive transformation plan to refocus our research and development efforts on the automotive, networking, industrial and consumer markets. This refocus also included the termination of our participation in the IBM alliance, which was a jointly-funded research alliance of several semiconductor manufacturing companies focused on cooperative development of 300 millimeter process technology. The termination of our participation in the IBM alliance was not significant to our operations, as we continue to work with IBM and our other foundry partners to incorporate new process technology into our product roadmap. We also exited our Magnetoresistive Random Access Memory (MRAM) process technology development by contributing it to an external party and generated initial savings from the strategic realignment of our cellular handset product portfolio. As a result, on average, our research and development workforce was reduced 20% during 2009 compared to 2008. These savings were partially offset by external acquisitions in 2008 and internal organic investments in our remaining core businesses. As a percentage of our net sales, our research and development expenses were 23.7% in 2009, reflecting an increase of 1.9 percentage points over the prior year, due primarily to lower net sales.

Amortization expense for acquired intangible assets

Amortization expense for acquired intangible assets related to developed technology, tradenames, trademarks and customer relationships decreased by $556 million, or 53%, in 2009 compared to 2008. The decrease was the result of a lower asset base following non-cash impairment charges recorded against these assets in the second half of 2008.

Reorganization of business, contract settlement, and other

In 2009, we recorded $298 million in net charges for severance costs primarily in connection with our decision to exit our manufacturing facilities in Sendai, Japan and Toulouse, France and severance costs associated with the wind-down of our cellular handset product portfolio. Additional reorganization costs consisted primarily of severance costs related to our ongoing Reorganization of Business Program, including the general consolidation of certain research and development, sales and marketing, and logistical and administrative operations. These net charges also included $15 million of severance reversals recorded as a result of employees previously identified for separation who either resigned and did not receive severance or were redeployed due to circumstances not foreseen when original plans were approved. In addition to these severance charges, we recorded $24 million in exit costs related primarily to underutilized office space which was vacated during 2009 in connection with the consolidation of certain research and development activities, $25 million of non-cash asset impairment charges and $4 million of gains related to the sale and disposition of certain capital assets.

We also recorded $15 million in charges in 2009 related to our Japanese subsidiary’s pension plan in reorganization of business, contract settlement, and other. These charges were related to certain termination benefits and settlement costs in connection with our plan to discontinue our manufacturing operations in Sendai, Japan in 2011 and other previously executed severance actions in Japan. In addition, in connection with our planned closure of our fabrication facility in Toulouse, France in 2011, we recorded a $9 million curtailment gain attributable to certain of our French subsidiary’s employee obligations.

In 2008, we recorded a benefit of $296 million in reorganization of business, contract settlement, and other in connection with a settlement agreement with Motorola whereby Motorola agreed to provide certain consideration to us in exchange for our terminating its remaining minimum purchase commitment obligations. This amount included the recognition of $187 million of previously deferred revenue recorded under an earlier amended and extended arrangement with Motorola whereby we received cash proceeds, provided certain pricing modifications and relieved Motorola of certain obligations. This benefit was partially offset by a $38 million charge for future foundry deliveries and contract termination fees associated with the cancellation of certain third-party manufacturing agreements as a result of the settlement agreement.

We also accrued $151 million in employee severance and other exit costs in connection with our Reorganization of Business Program in 2008. In addition, we recorded exit costs of $43 million related to a strategic decision to terminate our participation in the IBM alliance. In addition to these Reorganization of Business Program charges, we recorded $88 million of non-cash impairment charges in 2008 related to (i) idle property, plant and equipment assets, (ii) certain research and development assets, (iii) the closure of our manufacturing facility located in Tempe, Arizona and (iv) certain other assets previously classified as held-for-sale.

As a result of a change in executive leadership in 2008, we recorded in reorganization of business, contract settlement, and other a $17 million non-cash charge for equity compensation expense as a result of the accelerated vesting of awards in connection with the execution of a separation agreement with our former Chief Executive Officer. We also recognized $8 million in severance costs related to this separation and $1 million in compensation related to the hiring of our current Chief Executive Officer. In addition, we recorded $12 million in charges related to severance payments and accelerated compensation expense related to the turnover we experienced in a number of our senior management positions.

Finally, we finalized a grant related to our former research and manufacturing alliance in Crolles, France. We recognized a benefit of $9 million for the grant in reorganization of business, contract settlement, and other related to the portion of the grant for assets disposed of during 2008.

Impairment of goodwill and intangible assets

In 2008, in connection with the termination of our agreement with Motorola, the significant decline in the market capitalization of the public companies in our peer group as of December 31, 2008, our then announced intent to pursue strategic alternatives for our cellular handset product portfolio and the impact from weakening global market conditions in our remaining businesses, we concluded that indicators of impairment existed related to our goodwill and intangible assets. As a result, we recorded impairment charges of $5,350 million and $1,631 million associated with goodwill and intangible assets, respectively. These goodwill and intangible assets were primarily established in purchase accounting at the completion of the Merger in December 2006.

Merger expenses

Merger expenses were $11 million in 2008 and consisted primarily of retention costs associated with the acquisition of SigmaTel, Inc. on April 30, 2008, as well as accounting, legal and other professional fees. SigmaTel was a fabless semiconductor company which designed, developed and marketed mixed-signal integrated circuits for the consumer electronics market.

Gain (loss) on extinguishment or modification of long-term debt

During 2009, we recorded a $2,264 million net pre-tax gain in connection with the debt exchange completed in the first quarter. Upon completion of the debt exchange, the carrying value of our outstanding long-term debt obligations on the existing notes declined by $2,853 million, including $24 million of accrued PIK interest. This decline was partially offset by the borrowing of the incremental term loans in the debt exchange, which had a carrying value of $540 million. The incremental term loans were valued based upon the public trading prices of the existing notes exchanged immediately prior to the launch of the debt exchange. In addition, during 2009, we recorded a $32 million pre-tax gain, net associated with open-market repurchases of $99 million of senior unsecured notes.

During 2008, we recorded a $79 million pre-tax gain, net in connection with open-market repurchases of $177 million of senior unsecured notes.

Other expense, net

Other expense, net decreased $157 million, or 21%, in 2009 compared to 2008. Net interest expense in 2009 included interest expense of $571 million partially offset by interest income of $15 million. Net interest expense in 2008 included interest expense of $738 million partially offset by interest income of $36 million. The $167 million decrease in interest expense over the prior year period was due to (i) savings related to the debt exchange and the retirement of outstanding debt during 2009 and (ii) lower interest rates on the outstanding floating rate debt. This decline was partially offset by an increase in interest expense associated with the interest incurred on borrowings under the revolving credit facility in the fourth quarter of 2008 and the first quarter of 2009.

During 2009, we also recorded in other, net pre-tax losses of (i) $15 million related to certain of our investments which were accounted for under either the cost method or the equity method; (ii) $8 million in connection with the ineffective portion of swaps that were no longer classified as a cash flow hedge; (iii) $4 million associated with the change in the fair value of our interest rate swaps and interest rate caps; and (iv) $3 million attributable to foreign currency fluctuations. These losses were partially offset by pre-tax gains in other, net of (i) $5 million related to the change in fair value of our auction rate securities and other derivatives (see further discussion of our auction rate securities in note 3 to Holdings I’s consolidated financial statements included elsewhere in this prospectus), and (ii) $4 million recorded in connection with a settlement of a Lehman Brothers Special Financing, Inc. (LBSF) swap arrangement with a notional amount of $400 million (see further discussion of the LBSF swap arrangement in note 5 to Holdings I’s consolidated financial statements included elsewhere in this prospectus).

During 2008, we recognized a $38 million pre-tax loss in other, net related to the cumulative ineffective portion and subsequent change in fair value of interest rate swaps that were no longer classified as a cash flow hedge. In 2008, we also recorded in other, net (i) a $12 million pre-tax gain as a result of the sale of all of the shares in one of our investments accounted for under the cost method, (ii) a $5 million pre-tax loss attributable to one of our investments accounted for under the equity method and (iii) foreign currency fluctuations.

Income tax benefit

In 2009, our effective tax rate was an income tax expense of less than 1%, excluding a net income tax benefit of $253 million recorded for discrete events occurring in 2009. These discrete events primarily reflect a non-cash tax benefit of $270 million related to the release of a U.S. valuation allowance in connection with unremitted earnings of one of our foreign subsidiaries. Other discrete events offsetting the non-cash benefit described above include income tax expense related to a valuation allowance associated with the deferred tax assets of one of our foreign subsidiaries. The impact of the valuation allowance was partially offset by the release of income tax reserves related to foreign audit settlements and statute expirations. Our annual effective tax rate was different from the Bermuda statutory rate of zero in 2009 due to (i) income tax expense (benefit) incurred by subsidiaries operating in jurisdictions that impose an income tax, (ii) the mix of earnings and losses by taxing jurisdictions and (iii) the effect of valuation allowances and uncertain tax positions. During 2009, we also recorded a $2,264 million net gain as a result of the reduction in our outstanding long-term debt in connection with the debt exchange. We continued to be in an overall three year U.S. cumulative loss position, inclusive of the cancellation of debt gain. A valuation allowance of $560 million was recorded on our U.S. deferred tax assets as of December 31, 2008, so substantially all of the U.S. income tax expense related to the cancellation of debt income was offset by a beneficial release of the valuation allowance on our U.S. deferred tax assets.

In 2008, our effective tax rate was a tax benefit of 6%. Our annual effective tax rate was different from the Bermuda statutory rate of zero in 2008 due to (i) income tax expense (benefit) incurred by subsidiaries operating in jurisdictions that impose an income tax, (ii) the mix of earnings and losses by taxing jurisdictions, (iii) the nondeductible nature of goodwill impairments and (iv) the effect of valuation allowances and uncertain tax positions. The recognition of the valuation allowance resulted from having incurred cumulative losses in the United States, which is a strong indication that it is more likely than not that all or a portion of our U.S. deferred tax assets may not be recoverable. The effective rate included the tax impact recorded for discrete events of $22 million related to increases in valuation allowances associated with certain of our foreign deferred tax assets, foreign tax rate changes, tax audit settlements, and interest expense associated with tax reserves.

Reorganization of Business, Contract Settlement, and Other

Three Months Ended April 1, 2011

Sendai Fabrication Facility and Design Center

On March 11, 2011, a 9.0-magnitude earthquake off the coast of Japan caused extensive infrastructure, equipment and inventory damage to our 150 millimeter fabrication facility and design center in Sendai, Japan. The design center was vacant and being marketed for sale at the time of the earthquake. The fabrication facility was previously scheduled to close in the fourth quarter of 2011. The extensive earthquake damage to the facility and the interruption of basic services, coupled with numerous major aftershocks and the current environment, prohibit us from returning the facility to an operational level required for wafer production in a reasonable time frame. As a result, the Sendai fabrication facility ceased operations at the time of the earthquake, and we are unable to bring the facility back up to operational condition due to the extensive damage to our facilities and equipment. In the first quarter of 2011, we reported $90 million in charges associated with non-cash asset impairment and inventory charges and cash costs for employee termination benefits, contract termination and other items in reorganization of business and other in the Condensed Consolidated Statement of Operations in association with this decision. We expect to complete the payments associated with these actions by the end of 2011. These non-cash charges and cash costs do not take into consideration any offset resulting from potential recoveries from Freescale’s insurance coverage associated with the earthquake.

We are continuing to assess the situation in Sendai and evaluate the associated non-cash charges and cash costs. At each reporting date, we will review our accruals for employee termination benefits, exit costs and other contingencies associated with our Sendai facilities, which consist primarily of termination benefits (principally payroll and other incentive costs), to ensure that our accruals are still appropriate. In certain circumstances, accruals may no longer be required because of efficiencies in carrying out our plans or because employees previously identified for separation resign unexpectedly and do not receive their full termination benefits or were redeployed due to circumstances not currently foreseen. We will reverse accruals to earnings when it is determined they are no longer required.

The following table displays a roll-forward from January 1, 2011 to April 1, 2011 of the employee termination benefits and exit cost accruals established related to the closing of our fabrication facility in Sendai, Japan:

(in millions, except headcount)	Accruals at January 1, 2011	Charges	Adjustments	2011 Amounts Used	Accruals at April 1, 2011
Employee Separation Costs
Supply chain	$—	12	—	—	$12
Selling, general and administrative	—	—	—	—	—
Research and development	—	—	—	—	—

Total	$—	12	—	—	$12

Related headcount	—	480	—	—	480

Exit and Other Costs	$—	7	—	—	$7

We recorded $12 million in employee termination benefits associated the closure of the Sendai fabrication facility in the first quarter of 2011. We will make payments to these 480 separated employees through the end of 2011. In addition, we also recorded $7 million of exit costs related to the termination of various supply contracts.

As a result of the significant structural and equipment damage to the Sendai fabrication facility and the Sendai design center, we recorded $49 million in non-cash asset impairment charges in the first quarter of 2011. We also had raw materials and work-in-process inventory that were destroyed or damaged either during the earthquake or afterwards due to power outages, continuing aftershocks and other earthquake-related events. As a result, we recorded a non-cash inventory charge of $15 million directly attributable to the impact of the earthquake in the first quarter of 2011. In addition to these non-cash asset impairment and inventory charges, we incurred $7 million of operational costs due to inactivity subsequent to the March 11, 2011 earthquake.

Reorganization of Business Program

Over the last three years, we have executed a series of restructuring initiatives under the Reorganization of Business Program that streamlined our cost structure and re-directed some research and development investments into expected growth markets. We have completed the following actions related to the program: (i) the winding-down of our cellular handset research and development and selling, general and administrative activities and reduction of all related headcount, except for a minimal number required in connection with the selling of legacy products, (ii) the termination of our participation in the IBM alliance in connection with our decision to refocus our efforts from developing future process technology or obtaining rights to the underlying intellectual property via research alliances to leveraging broader participation with our foundry partners to integrate their advanced process technologies in developing and manufacturing our new products, (iii) the closure of our 150 millimeter manufacturing operations at our facilities in East Kilbride, Scotland in 2009 and in Sendai, Japan in March 2011 and (iv) the reduction of headcount in connection with the consolidation of certain research and development, sales and marketing, and logistical and administrative operations. The only remaining action relating to the Reorganization of Business Program is the closure of our Toulouse, France manufacturing facility, which is expected to occur during the fourth quarter of 2011, with the reduction in headcount occurring through the second quarter of 2012. In each of the first quarters of 2011 and 2010, our severance and exit costs and other non-cash charges associated with the Reorganization of Business Program were approximately $1 million.

At each reporting date, we evaluate our accruals for exit costs and employee separation costs, which consist primarily of termination benefits (principally severance and relocation payments), to ensure that our accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out our plans or because employees previously identified for separation resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to earnings when it is determined they are no longer required.

The following table displays a roll-forward from January 1, 2011 to April 1, 2011 of the employee separation and exit cost accruals established related to the Reorganization of Business Program:

(in millions, except headcount)	Accruals at January 1, 2011	Charges	Adjustments	2011 Amounts Used	Accruals at April 1, 2011
Employee Separation Costs
Supply chain	$157	—	—	(10)	$147
Selling, general and administrative	12	—	—	(1)	11
Research and development	16	—	—	—	16

Total	$185	—	—	(11)	$174

Related headcount	1,420	—	—	(70)	1,350

Exit and Other Costs	$15	—	—	(2)	$13

The $11 million used reflects cash payments made to employees separated as part of the Reorganization of Business Program in the first quarter of 2011. We will make substantially all remaining payments to these separated employees and the remaining approximately 1,350 employees through 2012. While previously recorded severance accruals for employees at our Sendai, Japan facility are reflected in the table above, refer to the prior section, “Sendai Fabrication Facility and Design Center,” for other charges associated with this facility in the first quarter of 2011 as a result of the earthquake in Japan. In addition, in the first quarter of 2011, we also paid $2 million of exit costs related primarily to underutilized office space which was previously vacated in connection with our Reorganization of Business Program.

Three Months Ended April 2, 2010

Reorganization of Business Program

The following table displays a roll-forward from January 1, 2010 to April 2, 2010 of the employee separation and exit cost accruals established related to the Reorganization of Business Program:

(in millions, except headcount)	Accruals at January 1, 2010	Charges	Adjustments	2010 Amounts Used	Accruals at April 2, 2010
Employee Separation Costs
Supply chain	$181	—	(2)	(7)	$172
Selling, general and administrative	14	—	—	(1)	13
Research and development	44	—	(2)	(8)	34

Total	$239	—	(4)	(16)	$219

Related headcount	1,750	—	(65)	(65)	1,620

Exit and Other Costs	$16	—	1	(4)	$13

The $16 million used reflects cash payments made to employees separated as part of the Reorganization of Business Program in the first quarter of 2010. We reversed $4 million of severance accruals as a result of 65 employees previously identified for separation who either resigned and did not receive severance or were redeployed due to circumstances not foreseen when original plans were approved. This reversal also includes amounts associated with outplacement services and other severance-related costs that will not be incurred. In addition, we also recorded $1 million of exit costs related to underutilized office space which was previously vacated in connection with our Reorganization of Business Program. In the first quarter of 2010, $4 million of these exit costs were paid.

Asset Impairment Charges and Other Costs

During the first quarter of 2010, we recorded $5 million of non-cash asset impairment charges related to our manufacturing facility in East Kilbride, Scotland which was classified as held-for-sale as of April 2, 2010.

Other Reorganization of Business Programs

In the first quarter of 2010, we reversed $1 million of severance accruals related to reorganization of business programs initiated in periods preceding the third quarter of 2008. These reversals were due to a number of employees previously identified for separation who resigned and did not receive severance or were redeployed due to circumstances not foreseen when original plans were approved. As of December 31, 2010, we had no remaining severance relocation or exit cost accrual associated with these programs.

Year Ended December 31, 2010

Reorganization of Business Program

The following table displays a roll-forward from January 1, 2010 to December 31, 2010 of the employee separation and exit cost accruals established related to the Reorganization of Business Program:

(in millions, except headcount)	Accruals at January 1, 2010	Charges	Adjustments	2010 Amounts Used	Accruals at December 31, 2010
Employee Separation Costs
Supply chain	$181	4	(6)	(22)	$157
Selling, general and administrative	14	2	(2)	(2)	12
Research and development	44	2	(11)	(19)	16

Total	$239	8	(19)	(43)	$185

Related headcount	1,750	70	(170)	(230)	1,420

Exit and Other Costs	$16	5	6	(12)	$15

The $43 million used reflects cash payments made to employees separated as part of the Reorganization of Business Program in 2010. We will make additional payments to these separated employees and the remaining approximately 1,420 employees through the first half of 2012. We reversed $19 million of severance accruals as a result of 170 employees previously identified for separation who either resigned and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved. This reversal also includes amounts associated with outplacement services and other severance-related costs that will not be incurred. We also recorded $8 million in charges related to severance payments associated with the separation of certain employees in management positions, reflecting the culmination of workforce transformation efforts under the Reorganization of Business Program. In addition, we recorded $11 million of exit costs related primarily to underutilized office space which was vacated in the prior year in connection with our Reorganization of Business Program. During 2010, $12 million of these exit costs were paid.

Asset Impairment Charges and Other Costs

During 2010, we recorded (i) a net benefit of $4 million related primarily to proceeds received in connection with the sale of our former facility in Dunfermline, Scotland which was sold in the fourth quarter of 2010 and (ii) $6 million of non-cash impairment charges related primarily to our manufacturing facility in East Kilbride, Scotland, which was classified as held for sale as of December 31, 2010, and other items.

Other Reorganization of Business Programs

During 2010, we reversed approximately $2 million of severance accruals related to reorganization of business programs initiated in periods preceding the third quarter of 2008. These reversals were due to a number of employees previously identified for separation who resigned and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved. As of December 31, 2010, we have no remaining severance, relocation or exit cost accruals associated with these programs.

Year Ended December 31, 2009

Reorganization of Business Program

The following table displays a roll-forward from January 1, 2009 to December 31, 2009 of the employee separation and exit cost accruals established related to the Reorganization of Business Program:

(in millions, except headcount)	Accruals at January 1, 2009	Charges	Adjustments	2009 Amounts Used	Accruals at December 31, 2009
Employee Separation Costs
Supply chain	$70	197	(9)	(77)	$181
Selling, general and administrative	20	24	(2)	(28)	14
Research and development	25	92	(4)	(69)	44

Total	$115	313	(15)	(174)	$239

Related headcount	2,640	3,610	(300)	(4,200)	1,750

Exit and Other Costs	$26	22	2	(34)	$16

In 2009, we recorded $313 million in charges for severance costs primarily in connection with our planned closures of our manufacturing facilities in Sendai, Japan and Toulouse, France and severance costs associated with the gradual wind-down of our cellular handset research and development and selling, general and administrative activities. Additional reorganization costs consisted primarily of severance costs related to our ongoing Reorganization of Business Program, including the general consolidation of certain research and development, sales and marketing, and logistical and administrative operations. We reversed $15 million of severance accruals as a result of employees previously identified for separation who either resigned and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

During 2009, we also recorded charges for exit costs of $24 million related primarily to underutilized office space which was vacated in connection with the Reorganization of Business Program. As of December 31, 2009, $8 million of these exit costs were paid. During the third quarter of 2008, we recorded exit and other costs related to a strategic decision to terminate our participation in the IBM alliance, a jointly-funded research alliance of several semiconductor manufacturing companies focused on cooperative development of 300-millimeter process technology. We paid the remaining $26 million of the related charge for this action in 2009.

Termination Benefits

We recorded $15 million in charges in 2009 related to our Japanese subsidiary’s pension plan. These charges were related to certain termination benefits and settlement costs in connection with our planned closure of our manufacturing operations in Sendai, Japan in 2011 and other previously executed severance actions in Japan. In addition, in connection with our planned closure of our fabrication facility in Toulouse, France in 2011, we recorded a $9 million curtailment gain attributable to certain of our French subsidiary’s employee obligations.

Asset Impairment Charges and Other Costs

During 2009, we recorded $25 million of non-cash impairment charges related to certain assets classified as held-for-sale (or previously classified as held-for-sale) and in connection with consolidating our leased facilities. We also recorded gains of (i) $2 million associated with the disposition of certain equipment formerly used in our cellular handset product portfolio and (ii) $2 million in connection with the sale of a parcel of land at our Toulouse, France manufacturing facility.

Other Reorganization of Business Programs

During 2009, we reversed approximately $4 million of severance accruals related to reorganization of business programs initiated in periods preceding the third quarter of 2008. These reversals were due to a number of employees previously identified for separation who resigned and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

Liquidity and Capital Resources

Cash and Cash Equivalents

Of the $1,035 million of cash and cash equivalents at April 1, 2011, $377 million was held by our U.S. subsidiaries and $658 million was held by our foreign subsidiaries. Repatriation of some of these funds could be subject to delay and could have potential tax consequences, principally with respect to withholding taxes paid in foreign jurisdictions.

Operating Activities

We generated cash flow from operations of $25 million and $26 million during the three months ended April 1, 2011 and April 2, 2010, respectively. Our days sales outstanding increased to 36 days at April 1, 2011 from 35 days at December 31, 2010. Our days of inventory on hand (excluding the impact of purchase accounting on inventory and cost of sales) remained unchanged at 101 days at April 1, 2011 from December 31, 2010. Days purchases outstanding decreased to 54 days at April 1, 2011 from 57 days at December 31, 2010 primarily due to fluctuations in the timing of payments.

We generated cash flow from operations of $394 million and $76 million during the years ended December 31, 2010 and 2009, respectively. The increase in cash flow provided by operations in 2010 as compared to 2009 was primarily attributable to a 27% increase in net sales resulting in increased profitability in 2010 compared to the prior year. Our days sales outstanding decreased to 35 days at December 31, 2010 from 36 days at December 31, 2009. Our days of inventory on hand (excluding the impact of purchase accounting on inventory and cost of sales) increased to 101 days at December 31, 2010 from 87 days at December 31, 2009 as a result of replenishing inventory levels associated with increased customer demand and inventory built in anticipation of the planned closures of our Toulouse, France and Sendai, Japan facilities. Days purchases outstanding increased to 57 days at December 31, 2010 from 45 days at December 31, 2009 primarily due to fluctuations in the timing of payments.

We generated cash flow from operations of $76 million and $405 million during the years ended December 31, 2009 and 2008, respectively. The decrease in cash flow provided by operations in 2009 compared to 2008 was primarily attributable to the significant decline in net sales during 2009, and the increase in revenue in 2008 attributable, in part, to the receipt of funds in connection with our restructured arrangement with Motorola. Our days sales outstanding decreased to 36 days at December 31, 2009 from 38 days at December 31, 2008. Our days of inventory on hand (excluding the impact of purchase accounting on inventory and cost of sales) decreased to 87 days at December 31, 2009 from 93 days at December 31, 2008 as a result of declining inventory levels. Days purchases outstanding increased to 45 days at December 31, 2009 from 36 days at December 31, 2008 primarily due to fluctuations in the timing of payments.

Investing Activities

Our net cash utilized for investing activities was $38 million and $48 million during the three months ended April 1, 2011 and April 2, 2010, respectively. Our investing activities are driven primarily by capital expenditures and payments for purchased licenses and other assets. The decrease in cash utilized for investing activities was primarily the result of lower capital expenditures, which were $21 million and $42 million for the first quarter of 2011 and 2010, and represented 2% and 4% of net sales, respectively. This decrease was partially offset by cash received for the sale of plant, property, and equipment in the first quarter of 2010.

Our net cash (used for) provided by investing activities was $(320) million and $374 million in 2010 and 2009, respectively. Our investing activities are driven primarily by capital expenditures and payments for purchased licenses and other assets. The increase in cash utilized by investing activities in 2010 as compared to 2009 was primarily the result of an increase in capital expenditures in 2010 and the generation of $488 million from the sale of our short-term investments in connection with our re-directing investments in a wholly owned money market fund to cash equivalent money market accounts in 2009. Our capital expenditures were $281 million and $85 million for 2010 and 2009, respectively, and represented 6% and 2% of net sales, respectively. We also experienced a corresponding increase in manufacturing tool and die expenditures over the same period. These increases were associated with investments to meet the increase in customer demand in 2010.

Our net cash provided by (used for) investing activities was $374 million and $(59) million in 2009 and 2008, respectively. The increase in the cash provided by investing activities in 2009 compared to the prior year was primarily the result of the generation of $488 million from the sale of our short-term investments in connection with redirecting our investments in a wholly owned money market fund to cash equivalent money market accounts. The factors impacting our investing cash flows during 2008 were the proceeds from the sale of our property, plant and equipment located at the 300 millimeter wafer fabrication facility located in Crolles, France, where we ended a strategic development and manufacturing relationship with two other semiconductor manufacturers in the fourth quarter of 2007, partially offset by the utilization of $94 million of cash during 2008 in connection with the acquisition of SigmaTel, Inc. Our capital expenditures were $85 million and $239 million in 2009 and 2008, respectively, and represented 2% and 5% of our net sales, respectively.

Financing Activities

Our net cash utilized for financing activities was $9 million and $135 million during the three months ended April 1, 2011 and April 2, 2010, respectively. This decrease is attributable to the greater utilization of cash for the prepayments and extinguishments of debt and other costs incurred in connection with the amend and extend arrangement in the first quarter of 2010. The receipt of $750 million of proceeds from the issuance of the 10.125% secured notes due 2020 was wholly offset by the prepayment of a portion of the credit facility as part of the amend and extend arrangement.

Our net cash (used for) provided by financing activities was $(383) million and $9 million in 2010 and 2009, respectively. The increase in cash used for financing activities in 2010 as compared to 2009 is attributable primarily to (i) utilizing an incremental $148 million in cash for open-market repurchases of senior unsecured notes and scheduled debt and capital lease payments in 2010 as compared to the prior year, (ii) utilizing $82 million in cash for costs incurred in connection with the amend and extend and the other 2010 debt refinancing activities, and (iii) receiving $184 million in proceeds from a draw down on the revolving credit facility in 2009. We also made a $24 million excess cash flow payment in 2009 in connection with the terms of our senior credit facilities. Finally, the $2,880 million of proceeds from the issuances of new notes in 2010 were substantially offset by the prepayments and repurchases of a portion of the senior credit facilities and senior unsecured notes as part of the amend and extend and the other 2010 debt refinancing activities.

Our net cash provided by financing activities was $9 million and $342 million in 2009 and 2008, respectively. The decrease in cash provided by financing activities in 2009 compared to 2008 was attributable primarily to receiving $313 million more in proceeds from borrowings under the revolving credit facility, as well as on a foreign subsidiary revolving loan agreement, in 2008. This decrease was partially offset by the utilization of less cash in 2009 on repurchases of existing notes and other additional contractual long-term debt and capital lease payments.

We have in the past refinanced Freescale Inc.’s indebtedness by issuing new indebtedness and amending the terms of Freescale Inc.’s senior credit facilities, as described in more detail below. The refinancing activities have not been as a result of any default under those debt agreements. Rather, we have refinanced Freescale Inc.’s indebtedness to take advantage of market opportunities to improve our capital structure by extending the maturities of the indebtedness, reducing the total outstanding principal amount of our indebtedness by repaying debt at a discount, and increasing flexibility under existing covenants for business planning purposes. Although Freescale Inc.’s lenders have agreed to such amendments and participated in such refinancings in the past, there can be no assurance that its lenders would participate in any future refinancings or agree to any future amendments. In addition, certain of Freescale Inc.’s lenders may object to the validity of the terms of any such amendment or refinancing. For example, in 2009, a group of lenders under the senior credit facilities filed a complaint against Freescale Inc. challenging the 2009 debt exchange transaction under the senior credit facilities. The debt exchange was completed, but the litigation remained outstanding. As part of the on-going litigation, this group of lenders sought to enjoin Freescale Inc. from completing the amendment of its senior credit facilities and the issuance of its 10.125% senior secured notes in the first quarter of 2010. Freescale Inc. reached an agreement to settle the pending litigation and was able to complete the 2010 transactions. Freescale Inc. may be subject to similar actions in connection with future refinancings or amendments, which may impact the terms and conditions or timing thereof, preclude Freescale Inc. from completing any such transaction or subject Freescale Inc. to significant additional costs. In the event of a decline in our operating performance and an inability to access other resources, including through such refinancings or amendments, we could face substantial liquidity problems and may be required to dispose of material assets or operations to meet our debt service and other obligations.

First Quarter 2010 Amend and Extend Arrangement

On February 19, 2010, Freescale Inc. amended the senior credit facilities and issued $750 million aggregate principal amount of 10.125% senior secured notes maturing on March 15, 2018. The gross proceeds of the note offering were used to prepay amounts outstanding under the senior credit facilities as follows: $635 million under the original maturity term loan, $3 million under the incremental term loans, and $112 million under the revolving credit facility. Further, the maturity of approximately $2,265 million of debt outstanding under the original maturity term loan was extended to December 1, 2016 (subject to acceleration to September 1, 2014 in certain circumstances) and is now referred to as the “extended term loan.”

Other 2010 Debt Refinancing Transactions

On April 13, 2010, Freescale Inc. issued $1,380 million aggregate principal amount of 9.25% senior secured notes maturing on April 15, 2018. The proceeds from the note offering, along with cash on-hand, were used to prepay the remaining balances under the original maturity term loan and the incremental terms loans in accordance with the amendment to the senior credit facilities.

On September 30, 2010, Freescale Inc. issued $750 million aggregate principal amount of 10.75% senior unsecured notes maturing on August 1, 2020. The proceeds from the note offering were used to repurchase a portion of the existing senior unsecured notes due in 2014 in the following amounts: $376 million of fixed rate notes, $252 million of PIK-election notes and $122 million of floating rate notes.

2009 Debt Exchange

In the first quarter of 2009, Freescale Inc. completed the debt exchange. Through the debt exchange, $2,829 million aggregate principal amount of existing notes was retired. Based on the principal amount of existing notes delivered and accepted, Freescale Inc. borrowed approximately $924 million principal amount of incremental term loans under the senior credit facilities, which were recorded at a $384 million discount. Upon completion of the debt exchange, the carrying value of the outstanding long-term debt obligations on the existing notes declined by $2,853 million, including $24 million of accrued PIK interest on the PIK-election notes. This decline was partially offset by the borrowing of the incremental term loans with a carrying value of $540 million.

Open-Market Bond Repurchases

During 2010, Freescale Inc. repurchased senior unsecured notes due 2014 as follows: $120 million of fixed rate notes, $78 million of PIK-election notes and $15 million of floating rate notes at a $15 million pre-tax gain, net. During 2009, Freescale Inc. repurchased $60 million of fixed rate notes and $39 million of the PIK-election notes at a $32 million pre-tax gain, net. During 2008, Freescale Inc. repurchased $89 million of senior subordinated notes due 2016, $63 million of fixed rate notes and $25 million of the floating rate notes at a $79 million pre-tax gain, net.

Senior Credit Facilities

At April 1, 2011, Freescale Inc. had senior credit facilities that included (i) a term loan, which had $2,230 million outstanding and a maturity date of December 1, 2016 subject to acceleration in certain circumstances, and (ii) a revolving credit facility, including letters of credit and swing line loan sub-facilities, with a committed capacity of $590 million and $532 million outstanding, excluding a non-funding commitment attributable to Lehman Commercial Paper, Inc. (LCPI), which filed a petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York on October 5, 2008. LCPI had a commitment in the amount of $49 million of the revolving credit facility after the aforementioned prepayment, but borrowing requests have not been honored by LCPI.

On June 1, 2011, Freescale Inc. amended the senior credit facilities to, among other things, allow for replacement of the revolving credit facility thereunder with a new revolving credit facility. As amended, the revolving credit facility has a committed capacity of $425 million. The new replacement revolving credit facility will be available until July 1, 2016. As of April 1, 2011 on an As Adjusted basis, the revolving credit facility had $400 million in availability, after giving effect to $25 million in letters of credit. In addition, the senior credit facilities amendment, among other things, (i) amended the senior credit facilities to permit “amend and extend” transactions with only the consent of Freescale Inc. and the lenders holding the modified loans, (ii) amended the senior credit facilities to permit future replacement revolving credit facilities, with only the consent of Freescale Inc., the administrative agent, swing line lender, letter of credit issuer and the lenders providing the replacement revolving loan commitments and (iii) modified Freescale Inc.’s general restricted payments basket, including by providing for a new shared $200 million basket. We believe that these amendments provide Freescale Inc. with greater flexibility to extend the maturities of the senior credit facilities and will increase the amount available to pay dividends, prepay junior debt and make other restricted payments. In consideration of the foregoing, we paid amendment and consent fees equal to $4 million in the aggregate upon effectiveness of the amendment.

All obligations under the senior credit facilities are unconditionally guaranteed by Freescale Inc.’s direct and indirect parent companies other than Freescale GP, and, subject to certain exceptions, each material domestic restricted subsidiary of Holdings III and certain foreign subsidiaries of Holdings III. All obligations under the senior credit facilities and the guarantees of those obligations are secured by substantially all of the assets of Freescale Inc. and each guarantor other than Holdings I and Holdings II, and a pledge of certain equity owned by certain foreign subsidiary guarantors, subject to certain exceptions. The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of our subsidiaries to: incur additional indebtedness or issue preferred shares; create liens on assets; enter into sale and leaseback transactions; engage in mergers or consolidations; sell assets; pay dividends and distributions or repurchase capital stock; make investments, loans or advances; repay subordinated indebtedness; make certain acquisitions; engage in certain transactions with affiliates; amend material agreements governing our subordinated indebtedness; change Freescale Inc.’s lines of business; and change the status of Holdings III, Holdings IV or Holdings V as a passive holding company. Freescale Inc. is not subject to any maintenance covenants under the senior credit facilities and is therefore not required to meet any specified ratios on an on-going basis. However, our ability to engage in specified activities is tied to ratios under the senior credit facilities. We are unable to incur specified indebtedness, pay dividends, make certain investments, prepay junior debt or make other restricted payments, in each case not otherwise permitted by the senior credit facilities, unless our senior secured first lien leverage ratio (as defined in the senior credit facilities) would be no greater than 3.5:1 after giving effect to the proposed activity. Also, our subsidiaries may not incur certain indebtedness in connection with acquisitions unless, prior to and after giving effect to the proposed transactions, our total leverage ratio (calculated as described above) is no greater then 6.5:1, except as otherwise permitted by the senior credit facilities. In addition, except as otherwise permitted by the senior credit facilities, we may not designate any subsidiary as unrestricted or engage in certain acquisitions unless, after giving effect to the proposed transaction, our senior secured first lien leverage ratio would be no greater than 3.5:1. Under the senior credit facilities, the senior secured first lien leverage ratio is generally defined as the ratio of (i) the aggregate principal amount of our consolidated indebtedness secured by liens, minus our aggregate cash and cash equivalents, as of the end of the applicable test period, to (ii) our Adjusted EBITDA (as described below under “—Adjusted EBITDA”) for such test period. Accordingly, if we fail to meet any of these ratios, we are not in default under the senior credit facilities. Rather, we are then not able to engage in the applicable activity, unless otherwise permitted by the senior credit facilities.

The senior credit facilities also contain customary affirmative covenants, including maintenance of insurance, financial reporting, compliance with applicable laws and inspection rights, and customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants and cross acceleration provisions. In the case of an event of default arising from specified events of bankruptcy or insolvency, all amounts owing under the senior credit facilities (including all outstanding loans and accrued interest thereon) automatically become due and payable and the borrower is automatically required to cash collateralize the letter of credit obligations. If any other event of default under the senior credit facilities occurs and is continuing, the administrative agent, may and, at the request of lenders holding more than 50% of the outstanding loans, letters of credit and unused commitments, shall, declare the commitments to be terminated, declare all amounts owing under the senior credit facilities to become due, require that the borrower cash collateralize the letter of credit obligations and exercise any other rights available to the administrative agent or the lenders under the senior credit facilities or applicable law.

As of April 1, 2011, Freescale Inc. was in compliance with the covenants under the senior credit facilities and met the applicable ratios thereunder as described above.

Please refer to note 4 to Holdings I’s consolidated financial statements included elsewhere in this prospectus for further information regarding our senior credit facilities as in effect prior to amendment.

Existing Notes

Freescale Inc. had an aggregate principal amount of $4,842 million in notes outstanding at April 1, 2011, consisting of (i) $750 million of 10.125% senior secured notes due 2018; (ii) $1,380 million of 9.25% senior secured notes due 2018; (iii) $57 million of senior unsecured floating rate notes due 2014; (iv) $255 million of 9.125%/9.875% senior unsecured PIK-election notes due 2014; (v) $886 million of 8.875% senior unsecured notes due 2014; (vi) $750 million of 10.75% senior unsecured notes due 2020; and (vii) $764 million of 10.125% senior subordinated notes due 2016. Holdings I contributed the net proceeds from both closings of the Holdings I IPO to Freescale Inc. and, on June 10, 2011, Freescale Inc. issued $750 million aggregate principal amount of 8.05% outstanding notes in the June Notes Offering. Freescale Inc. is using a portion of the net proceeds of the Holdings I IPO and all of the proceeds from the June Notes Offering, to redeem (i) $87 million of 10.125% senior secured notes due 2018; (ii) $255 million of 9.125%/9.875% senior unsecured PIK-election notes due 2014; (iii) $588 million of 8.875% senior unsecured notes due 2014; and (iv) $263 million of 10.75% senior unsecured notes due 2020. The note redemptions described above will be completed on July 1, 2011, July 11, 2011 and July 14, 2011. See “Capitalization.”

Interest on the fixed rate notes is payable semi-annually in arrears. The floating rate notes bear interest at a rate, reset quarterly, equal to three-month LIBOR (which was 0.31% on April 1, 2011) plus 3.875% per annum, which is payable quarterly in arrears. For the interest periods ending on June 15, 2010, December 15, 2009 and June 15, 2009, Freescale Inc. elected to use the PIK interest feature and increased the principal amount of the PIK-election notes by approximately $25 million and $53 million in 2010 and 2009, respectively. Freescale paid the December 15, 2010 interest payment, and has elected to pay the June 15, 2011 interest payment, in cash.

All obligations under the notes are unconditionally guaranteed by the same entities that guarantee obligations under the senior credit facilities, and each series of senior secured notes is secured by substantially the same collateral that secures obligations under the senior credit facilities. The indentures governing the notes contain covenants that limit the ability of our subsidiaries to, among other things, incur or guarantee additional indebtedness or issue preferred shares; pay dividends and make other restricted payments; incur restrictions on the payment of dividends or other distributions from restricted subsidiaries; create or incur certain liens; make certain investments; transfer or sell assets; engage in transactions with affiliates; and merge or consolidate with other companies or transfer all or substantially all of their assets. Freescale Inc. is not subject to any maintenance covenants under the indentures and is therefore not required to meet any specified ratios on an on-going basis. However, our ability to engage in specified activities is tied to ratios under the indentures. We are unable to incur indebtedness, pay dividends, make certain investments, prepay junior debt and make other restricted payments, in each case not otherwise permitted by the applicable indenture, unless our fixed charge coverage ratio (as defined in the applicable indenture) would be at least 2:1 after giving effect to the proposed activity. In addition, we may not designate any subsidiary as unrestricted or engage in certain mergers unless, after giving effect to the proposed transaction, our fixed charge coverage ratio would be at least 2:1 or equal to or greater than it was prior to the proposed transaction. Under the indentures, the fixed charge coverage ratio is generally defined as the ratio of (i) our Adjusted EBITDA (as described below under “—Adjusted EBITDA”) for the applicable test period, to (ii) our consolidated fixed charges for such period, which generally include net interest expense and distributions on preferred stock. We are also unable to have liens on assets securing indebtedness without also securing the senior notes unless our consolidated secured debt ratio (as defined in the applicable indenture) would be no greater than 3.25:1 after giving effect to the proposed lien, unless otherwise permitted by the applicable indenture. Under the applicable indentures, the secured debt ratio is generally defined as the ratio of (i) the aggregate principal amount of our consolidated indebtedness secured by liens as of the end of the applicable test period, to (ii) our Adjusted EBITDA (as described below under “—Adjusted EBITDA”) for such test period. Accordingly, if we fail to meet any of these ratios, we are not in default under our indentures. Rather, we are then not able to engage in the applicable activity, unless otherwise permitted by the indentures.

The indentures also provide for customary affirmative covenants, including financial reporting and payment of taxes, and customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants and cross acceleration provisions. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default under the applicable indenture occurs or is continuing, the trustee or holders of at least 30% in aggregate principal amount of the then outstanding class of notes may declare all of such class of notes to be due and payable immediately. As of April 1, 2011, Freescale Inc. was in compliance with the covenants in the indentures and met the fixed charge coverage ratio thereunder but not the consolidated secured debt ratio of 3.25:1 thereunder. At such time, Freescale Inc.’s consolidated secured debt ratio was 3.96:1. Accordingly, we are currently restricted from having liens on assets securing indebtedness, except as otherwise permitted by the indentures. However, the fact that we do not meet the ratio in the indentures does not result in any default thereunder.

Freescale Inc. has the right to redeem the 10.125% senior secured notes prior to March 15, 2014, the 9.25% senior secured notes prior to April 15, 2014, the 10.75% senior unsecured notes prior to August 1, 2015 and the 8.05% senior notes prior to June 1, 2015, in each case in whole or in part and at any time and from time to time, at a redemption price equal to 100% of the principal balance, plus accrued and unpaid interest to the redemption date, plus the applicable “make-whole” premium. This provision allows Freescale Inc. to repay all or a portion of the applicable series of notes early by making a lump sum payment to the holders pursuant to a formula based on the sum of the present values of the remaining scheduled payments of interest, principal and premium, discounted to the date of redemption at a rate equal to a comparable maturity Treasury yield plus 50 basis points. The make-whole amount is intended to provide a settlement amount above the debt’s current fair value to compensate the holder (i.e., make it whole) for the impact of the early payment. On or after the applicable specified date, Freescale Inc. may also redeem, in whole or in part, the applicable series of notes at any time and from time to time at a redemption price equal to 100% of the principal balance, plus accrued and unpaid interest to the redemption date, plus a premium declining over time as set forth in the applicable indenture. In addition, Freescale Inc. may redeem up to 35% of the aggregate principal amount of the 10.125% senior secured notes on or prior to March 15, 2013 (less the amount redeemed in connection with the Holdings I IPO), the 9.25% senior secured notes on or prior to April 15, 2013 and the 8.05% senior notes prior to June 1, 2014, in each case with the proceeds of certain equity offerings, on the terms and conditions set forth in the applicable indentures.

Freescale Inc. has the right to redeem the senior subordinated notes prior to December 15, 2011, in whole or in part and at any time and from time to time, at a redemption price equal to 100% of the principal balance, plus accrued and unpaid interest to the redemption date, plus the applicable “make-whole” premium, as described above. Freescale Inc. may also redeem, in whole or in part, the senior subordinated notes at any time and from time to time on or after December 15, 2011 at a redemption price equal to 100% of the principal balance, plus accrued and unpaid interest to the redemption date, plus a premium declining over time as set forth in the applicable indenture.

Freescale Inc. may currently redeem the floating rate notes and the 8.875% senior unsecured notes, in each case in whole or in part and at any time and from time to time, at a redemption price equal to 100% of the principal balance, plus accrued and unpaid interest to the redemption date, plus a premium declining over time as set forth in the applicable indenture. As of April 1, 2011, the floating rate notes and 8.875% senior unsecured notes were redeemable at 100% and 104.438%, respectively, of the principal balance of such notes.

In addition, if Freescale Inc. experiences certain change of control events or sells assets, holders of each series of notes may be permitted to require Freescale Inc. to repurchase all or part of their notes at a repurchase price equal to 101% (for a change of control) or 100% (for an asset sale) of the principal balance of such notes, plus accrued and unpaid interest to the repurchase date. Please refer to note 4 to Holdings I’s consolidated financial statements included elsewhere in this prospectus for further information regarding our notes.

Hedging Transactions

Freescale Inc. periodically enters into interest rate swap and cap contracts with various counterparties as a hedge of the variable cash flows of our variable interest rate debt. Please refer to note 5 to Holdings I’s consolidated financial statements included elsewhere in this prospectus for further details of these interest rate swap and cap contracts.

Other Indebtedness

During 2010, one of our foreign subsidiaries fully repaid the remaining outstanding balance under a short-term Japanese yen-denominated revolving loan. We do not utilize any other short-term borrowing instruments.

Fair Value

At April 1, 2011 and December 31, 2010 and 2009, the fair value of our long-term debt, excluding accrued PIK interest on the PIK-election notes, was approximately $7,951 million, $7,863 million and $7,036 million, respectively, which was determined based upon quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily the amount which could be realized in a current market exchange.

Adjusted EBITDA

Adjusted EBITDA is calculated in accordance with the indentures governing Freescale Inc.’s existing notes and senior credit facilities. Adjusted EBITDA is net (loss) earnings adjusted for certain non-cash and other items that are included in net (loss) earnings. Freescale Inc. is not subject to any maintenance covenants under its existing debt agreements and is therefore not required to maintain any minimum specified level of Adjusted EBITDA or maintain any ratio based on Adjusted EBITDA or otherwise. However, our ability to engage in specified activities is tied to ratios under our debt agreements based on Adjusted EBITDA, in each case subject to certain exceptions. We are unable to incur any indebtedness under the indentures and specified indebtedness under the senior credit facilities, pay dividends, make certain investments, prepay junior debt and make other restricted payments, in each case not otherwise permitted by our debt agreements, unless, after giving effect to the proposed activity, our fixed charge coverage ratio (as defined in the applicable indenture) would be at least 2:1 and our senior secured first lien leverage ratio (as defined in the senior credit facilities) would be no greater than 3.5:1. Also, our subsidiaries may not incur certain indebtedness in connection with acquisitions unless, prior to and after giving effect to the proposed transaction, our total leverage ratio (as defined in the senior credit facilities) is no greater than 6.5:1, except as otherwise permitted by the senior credit facilities. In addition, except as otherwise permitted by the applicable debt agreement, we may not designate any subsidiary as unrestricted or engage in certain mergers unless, after giving effect to the proposed transaction, our fixed charge coverage ratio would be at least 2:1 or equal to or greater than it was prior to the proposed transaction and our senior secured first lien leverage ratio would be no greater than 3.5:1. We are also unable to have liens on assets securing indebtedness without also securing the notes unless our consolidated secured debt ratio (as defined in the applicable indenture) would be no greater than 3.25:1 after giving effect to the proposed lien, except as otherwise permitted by the indentures. For a description of the applicable ratios, please see “—Financing Activities—Senior Credit Facilities” and “—Existing Notes” above. Accordingly, we believe it is useful to provide the calculation of Adjusted EBITDA to investors for purposes of determining our ability to engage in these activities. As of April 1, 2011, Freescale Inc. met the total leverage ratio, the senior secured first lien leverage ratio and the fixed charge coverage ratio but did not meet the consolidated secured debt ratio of 3.25:1. At such time, Freescale Inc.’s consolidated secured debt ratio was 3.96:1. Accordingly, we are currently restricted from having liens on assets securing indebtedness, except as otherwise permitted by the indentures. However, the fact that we do not meet the ratio in the indentures does not result in any default thereunder. Rather, we are restricted from engaging in the applicable activity, except as otherwise permitted by the indentures. In addition to the limitations discussed above, the commitment fee rate under the senior credit facilities may be reduced if Freescale Inc. attains certain total leverage ratios (as defined in the senior credit facilities) and Freescale Inc.’s requirements to make mandatory prepayments under the replacement revolving credit facility are reduced upon attaining certain total leverage ratios.

Adjusted EBITDA is a non-U.S. GAAP measure. Adjusted EBITDA does not represent, and should not be considered an alternative to, net (loss) earnings, operating (loss) earnings, or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The calculation of Adjusted EBITDA in the indentures and the senior credit facilities allows us to add back certain charges that are deducted in calculating net (loss) earnings. However, some of these expenses may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. We do not present Adjusted EBITDA on a quarterly basis. In addition, the measure can be disproportionately affected by quarterly fluctuations in our operating results, and it may not be comparable to the measure for any subsequent four-quarter period or any complete fiscal year.

The following is a reconciliation of net loss, which is a U.S. GAAP measure of our operating results, to Adjusted EBITDA, as calculated pursuant to Freescale Inc.’s debt agreements for the most recent four fiscal quarter period as required by such agreements.

(in millions)	Twelve Months Ended April 1, 2011
Net loss	$(944)
Interest expense, net	587
Income tax benefit	(24)
Depreciation and amortization expense (a)	963
Non-cash share-based compensation expense (b)	29
Fair value adjustment on interest rate derivatives (c)	8
Loss on extinguishment or modification of long-term debt, net (d)	370
Reorganization of business and other(e)	90
Cost savings (f)	121
Other terms (g)	38

Adjusted EBITDA	$1,238

(a)	Excludes amortization of debt issuance costs, which are included in interest expense, net.
(b)	Reflects non-cash, share-based compensation expense under the provisions of ASC Topic 718, “Compensation—Stock Compensation.”
(c)	Reflects the change in fair value of our interest rate derivatives which are not designated as cash flow hedges under the provisions of ASC Topic 815, “Derivatives and Hedging.”
(d)	Reflects losses on extinguishments and modification of our long-term debt, net.
(e)	Reflects losses related to our reorganization of business programs and other charges.
(f)	Reflects cost savings that we expect to achieve from initiatives commenced prior to December 1, 2009 implemented under our reorganization of business programs that are in process or have already been completed.
(g)	Reflects adjustments required by our debt instruments, including management fees payable to our Sponsors, relocation expenses and other items.

Contractual Obligations

We own most of our major facilities, but we do lease certain office, factory and warehouse space and land, as well as data processing and other equipment primarily under non-cancelable operating leases.

Summarized in the table below are our obligations and commitments to make future payments in connection with our debt, minimum lease payment obligations (net of minimum sublease income), software, service, supply and other contracts, and product purchase commitments as of December 31, 2010.

	Payments Due by Period
(in millions)	2011	2012	2013	2014	2015	Thereafter	Total
Debt obligations (including short-term debt) (1)	$29	$560	$29	$1,227	$29	$5,737	$7,611
Capital lease obligations (2)	5	1	1	—	—	—	7
Operating leases (3)	37	30	26	23	14	17	147
Software licenses	40	36	27	11	1	—	115
Service and other obligations	67	13	10	4	3	—	97
Foundry commitments (4)	77	—	—	—	—	—	77
Purchase commitments	13	—	—	—	—	—	13

Total cash contractual obligations (5)	$268	$640	$93	$1,265	$47	$5,754	$8,067

(1)	Reflects the principal payments on the senior credit facilities and the notes. These amounts exclude estimated cash interest payments of approximately $571 million in 2011, $599 million in 2012, $605 million in 2013, $624 million in 2014, $535 million in 2015 and $1,157 million thereafter (based on currently applicable interest rates in the case of variable interest rate debt).
(2)	Excludes interest of $1 million on capital lease obligations of $7 million at December 31, 2010.
(3)	Sublease income on operating leases is approximately $5 million in 2011, $6 million in 2012, $4 million in 2013, $1 million in 2014, $1 million in 2015 and $1 million in 2016. Currently there is no sublease income scheduled beyond 2016.
(4)	Foundry commitments associated with our strategic manufacturing relationships are based on volume commitments for work in progress and forecasted demand based on 18-month rolling forecasts, which are adjusted monthly.
(5)	As of December 31, 2010, we had reserves of $218 million recorded for uncertain tax positions, including interest and penalties. We are not including this amount in our long-term contractual obligations table presented because of the difficulty in making reasonably reliable estimates of the timing of cash settlements, if any, with the respective taxing authorities.

Future Financing Activities

Our primary future cash needs on a recurring basis will be for working capital, capital expenditures and debt service obligations. In addition, we expect to spend approximately $90 million over the remainder of 2011, approximately $100 million in 2012 and approximately $20 million thereafter in connection with the Reorganization of Business Program and the closure of the Sendai fabrication facility; however, the timing of these payments depends on many factors, including the actual closing dates and local employment laws, and actual amounts paid may vary based on currency fluctuation. We believe that our cash and cash equivalents balance as of April 1, 2011 of $1,035 million and cash flows from operations will be sufficient to fund our working capital needs, capital expenditures, restructuring plan and other business requirements for at least the next 12 months. As of April 1, 2011 on an As Adjusted Basis we had $400 million in availability under our revolving credit facility, after giving effect to $25 million in letters of credit.

If our cash flows from operations are less than we expect or we require funds to consummate acquisitions of other businesses, assets, products or technologies, we may need to incur additional debt, sell or monetize certain existing assets or utilize our cash and cash equivalents. In the event additional funding is required, there can be no assurance that future funding will be available on terms favorable to us or at all. Additionally, our debt agreements contain restrictive covenants that limit our ability to, among other things, incur additional debt and sell assets. Please refer to the discussion in “Risk Factors—We are highly leveraged. The substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our debt agreements,” “—If we cannot make scheduled payments on our indebtedness, we will be in default under one or more of our debt agreements and, as a result, we would need to take other action to satisfy our obligations or be forced into bankruptcy or liquidation” and “—Increases in interest rates could adversely affect our financial condition”; “—Liquidity and Capital Resources—Financing Activities—Senior Credit Facilities” and “—Existing Notes”; and note 4 to Holdings I’s consolidated financial statements included elsewhere in this prospectus for further discussion of the impact of our debt service obligations, including the PIK feature of our outstanding PIK-election notes, on our long-term liquidity.

As market conditions warrant, we and our major equity holders may from time to time repurchase debt securities issued by Freescale Inc. in privately negotiated or open-market transactions, by tender offer or otherwise, or issue new debt in order to refinance or prepay amounts outstanding under the senior credit facilities or the existing notes or for other permitted purposes.

Off-Balance Sheet Arrangements

We use customary off-balance sheet arrangements, such as operating leases and letters of credit, to finance our business. None of these arrangements has or is likely to have a material effect on our results of operations, financial condition or liquidity.

Significant Accounting Policies and Critical Estimates

The preparation of our financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of net sales and expenses during the reporting period.

Our management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our management believes the following accounting policies to be those most important to the portrayal of our financial condition and those that require the most subjective judgment:

•	valuation of long-lived assets;

•	restructuring activities;

•	accounting for income taxes;

•	inventory valuation methodology;

•	product sales and intellectual property revenue recognition and valuation; and

•	purchase accounting and intangible assets.

If actual results differ significantly from management’s estimates and projections, there could be a material negative impact on our financial statements.

Valuation of Long-Lived Assets

The net book values of these tangible and intangible long-lived assets at December 31, 2008, 2009 and 2010 and at April 2, 2010 and April 1, 2011 were as follows:

(in millions)	December 31, 2008	December 31, 2009	December 31, 2010	April 2, 2010	April 1, 2011
				(unaudited)
Property, plant and equipment	$1,931	$1,315	$1,111	$1,234	$976
Intangible assets	1,264	780	309	657	253

Total net book value	$3,195	$2,095	$1,420	$1,891	$1,229

We assess the impairment of investments and long-lived assets, which include goodwill, identifiable intangible assets and property, plant and equipment (PP&E), whenever events or changes in circumstances indicate that the carrying value may not be recoverable. During 2008, we concluded that indicators of impairment existed related to our goodwill and certain of our identifiable intangible assets in connection with the termination of the Q1 2008 Motorola Agreement, the significant decline in the market capitalization of the public companies in our peer group as of December 31, 2008, our then announced intent to pursue strategic alternatives for our cellular handset product portfolio and the impact from weakening market conditions in our remaining businesses.

Identifiable Intangible Assets

In connection with the aforementioned 2008 impairment indicators, we determined that the net book value related to our intangible assets exceeded the future undiscounted cash flows attributable to such intangible assets. Accordingly, and as further described below, we performed an analysis utilizing discounted future cash flows related to these intangible assets to determine the fair value of each of the respective assets as of December 31, 2008. As a result of this analysis, we recorded impairment charges of $724 million, $98 million and $809 million related to our customer relationship, trademark/tradename and developed technology/purchased license intangible assets, respectively, in 2008.

We determine the fair value of our intangible assets in accordance with ASC Topic 820, “Fair Value Measurements and Disclosures.” Our impairment evaluation of identifiable intangible assets and PP&E includes an analysis of estimated future undiscounted net cash flows expected to be generated by the assets over their remaining estimated useful lives. If the estimated future undiscounted net cash flows are insufficient to recover the carrying value of the assets over the remaining estimated useful lives, we record an impairment loss in the amount by which the carrying value of the assets exceeds the fair value. We determine fair value based on either market quotes, if available, or discounted cash flows using a discount rate commensurate with the risk inherent in our current business model for the specific asset being valued. Examples of discounted cash flow methodologies utilized are the excess earnings method for developed technology/purchased licenses and customer relationships and the royalty savings method for trademarks/tradenames.

When applying either the excess earnings method or the royalty savings method, the cash flows expected to be generated by the intangible asset are discounted to their present value equivalent using an appropriate weighted average cost of capital (“WACC”) for the respective asset being valued. The WACC is calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in the Company’s expected capital structure. The WACC is adjusted to reflect the relative risk associated with the cash flows of the asset being valued.

The valuations of our customer relationships and developed technology/purchased licenses are based on the excess earnings method, which incorporates our long-term net sales projections as a key assumption. The long-term net sales projections utilized in the valuation of our customer relationships are adjusted using a retention curve derived based on historical experience and current expectations. The net sales attributable to developed technology/purchased licenses is determined by adjusting our long-term net sales projections for the percentage of our total net sales allocated to developed technology/purchased licenses in consideration of the estimated life of the underlying technologies. As technology in-process at the time the intangible asset was established and future technology begin to generate net sales, sales from developed technology/purchased licenses are projected to decline. The net sales described above are reduced by production and operating costs. The resulting cash flows are tax-effected using an assumed market participant rate. We then adjust the cash flows for various contributory asset charges (working capital, fixed assets, technology royalty, trademark/tradename and assembled workforce). The resulting cash flows are discounted and result in the estimated fair value of the respective intangible asset. We also incorporate an estimate of the future tax savings from amortization in the estimated fair value of developed technology/purchased licenses.

We use the royalty savings method to value the trademark/tradename intangible asset. Our net sales projection over the expected remaining useful life of the trademarks/tradenames is a key assumption. We apply a royalty rate to the projected net sales. The royalty rate is based on product profitability, industry and markets served, trademark/tradename protection factors, and perceived licensing value. The resulting royalty savings are reduced by income taxes resulting from the annual royalty savings at a market participant corporate income tax rate to arrive at the after-tax royalty savings associated with owning the trademarks/tradenames. We also incorporate an estimate of the calculated future tax savings from the amortization of the trademarks/tradenames as an acquired intangible asset. Finally the present value of the estimated annual after-tax royalty savings for each year in the projection period and the present value of tax savings due to amortization are combined to estimate the fair value of the trademarks/tradenames.

The primary assumptions in each of these calculations are net sales and cost projections and the WACC utilized to discount the resulting cash flows. Our assumptions concerning net sales are impacted by global and local economic conditions in the various markets we serve. The primary drivers of the impairment recorded were the impact on future projected net sales of the termination of a supply agreement with Motorola, our intent to pursue strategic alternatives for our cellular handset product portfolio and the weakening global market conditions. This global macroeconomic crisis resulted in weakening conditions in the automotive, industrial, consumer, networking and wireless semiconductor markets we serve. Our cost projections include production, research and development and selling, general and administrative costs to generate the net sales associated with the asset being valued. These cost projections are based upon historical and projected levels of each cost category based on our overall projections for the Company.

Our projected net sales for 2009 at the time of the fair value estimate were anticipated to approximate two-thirds of our 2008 net sales. Also, in connection with the higher return of investment required by both debt and equity market participants on and around December 31, 2008, the WACC utilized was approximately 600 basis points higher than historical levels. Continued pressure on our forecasted product shipments in the future due to the current global macroeconomic environment, loss of one or more significant customers, loss of market share or lack of growth in the industries into which the Company’s products are sold or an inability to ensure our cost structure is aligned to associated decreases in net sales could result in further impairment charges. If, as a result of our analysis, we determine that our amortizable intangible assets or other long-lived assets have been impaired, we will recognize an impairment loss in the period in which the impairment is determined. As of April 1, 2011 and December 31, 2010 and 2009, however, we determined that no further indicators of impairment existed with regard to our intangible assets.

PP&E

Our impairment evaluation of PP&E includes an analysis of estimated future undiscounted net cash flows expected to be generated by the assets over their remaining estimated useful lives. If the estimated future undiscounted net cash flows are insufficient to recover the carrying value of the assets over the remaining estimated useful lives, we record an impairment loss in the amount by which the carrying value of the assets exceeds the fair value. We determine fair value based on either market quotes, if available, or discounted cash flows using a discount rate commensurate with the risk inherent in our current business model for the specific asset being valued. Major factors that influence our cash flow analysis are our estimates for future net sales and expenses associated with the use of the asset. Different estimates could have a significant impact on the results of our evaluation. If, as a result of our analysis, we determine that our PP&E has been impaired, we will recognize an impairment loss in the period in which the impairment is determined. Any such impairment charge could be significant and could have a material negative effect on our results of operations. During the three months ended April 1, 2011 and April 2, 2010, and during 2010, 2009 and 2008, we recorded various non-cash asset impairment charges for PP&E of $50 million, $5 million, $6 million, $25 million and $88 million, respectively, in reorganization of business contract settlement, and other.

Goodwill

Our impairment evaluation of goodwill is based on comparing the fair value to the carrying value of our enterprise. The enterprise fair value is measured using a combination of the income approach, utilizing the discounted cash flow method that incorporates our estimates of future net sales and costs for our business, and the public company comparables approach, utilizing multiples of profit measures in order to estimate the fair value of the enterprise. The estimates we use in evaluating goodwill are consistent with the plans and estimates that we use to manage our operations. If we fail to deliver new products, if the products fail to gain expected market acceptance, or if market conditions fail to materialize as anticipated, our net sales and cost forecasts may not be achieved and we may incur charges for goodwill impairment, which could be significant and could have a material negative effect on our results of operations. During the third quarter of 2008, we concluded that indicators of impairment existed related to our goodwill due to the aforementioned factors. We concluded that our enterprise net book value exceeded its fair value, and we therefore performed an allocation of our enterprise fair value to the fair value of our assets and liabilities to determine the implied fair value of our goodwill as of December 31, 2008. As a result of that analysis, we recorded impairment charges of $5,350 million, effectively reducing our goodwill balance to zero as of the end of 2008.

Restructuring Activities

We periodically implement plans to reduce our workforce, close facilities, discontinue product lines, refocus our business strategies and consolidate manufacturing, research and design center and administrative operations. We initiate these plans in an effort to improve our operational effectiveness, reduce costs or simplify our product portfolio. Exit costs primarily consist of facility closure costs. Employee separation costs consist primarily of severance payments to terminated employees. At each reporting date, we evaluate our accruals for exit costs and employee separation costs to ensure that the accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from our company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to earnings when it is determined they are no longer required.

During the fourth quarter of 2008, we executed a renewed strategic focus on key market leadership positions. In connection with this renewed focus and given general market conditions, we initiated the Reorganization of Business Program. We have completed the following actions related to the program: (i) the winding-down of our cellular handset research and development and selling, general and administrative activities and reduction of all related headcount, except for a minimal number required in connection with the selling of legacy products, (ii) the termination of our participation in the IBM alliance in connection with our decision to refocus our efforts from developing future process technology or obtaining rights to the underlying intellectual property via research alliances to leveraging broader participation with our foundry partners to integrate their advanced process technologies in developing and manufacturing our new products, (iii) the closure of our 150 millimeter manufacturing operations at our facilities in East Kilbride, Scotland in 2009 and in Sendai, Japan in March 2011 and (iv) the reduction of headcount in connection with the consolidation of certain research and development, sales and marketing, and logistical and administrative operations. The only remaining action relating to the Reorganization of Business Program is the closure of our Toulouse, France manufacturing facility, which is expected to occur during the fourth quarter of 2011, with the reduction in headcount occurring through the second quarter of 2012. We incurred $318 million and $232 million in severance and exit costs associated with the Reorganization of Business Program in 2009 and 2008, respectively, and our severance and exit costs associated with the Reorganization of Business Program in 2010 approximated reversals of prior accruals.

Accounting for Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets, liabilities and net operating loss and credit carryforwards. The recognition of deferred tax assets is reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical income, projected future income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies.

Valuation allowances of $740 million have been recorded on substantially all our U.S. deferred tax assets as of December 31, 2010, as we have incurred cumulative losses in the United States. We have not recognized tax benefits for these losses as we are precluded from considering the impact of future forecasted income pursuant to the provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”) in assessing whether it is more likely than not that all or a portion of our deferred tax assets may be recoverable. The Company computes cumulative losses for these purposes by adjusting pre-tax results (excluding the cumulative effects of accounting method changes and including discontinued operations and other “non-recurring” items such as restructuring or impairment charges) for permanent items. In certain foreign jurisdictions, we record valuation allowances to reduce our net deferred tax assets to the amount we believe is more likely than not to be realized after considering all positive and negative factors as to the recoverability of these assets. At December 31, 2010 valuation allowances of $83 million have also been recorded on certain deferred tax assets in foreign jurisdictions.

We have reserves for taxes, associated interest, and other related costs that may become payable in future years as a result of audits by tax authorities. Although we believe that the positions taken on previously filed tax returns are fully supported, we nevertheless have established reserves recognizing that various taxing authorities may challenge certain positions, which may not be fully sustained. The tax reserves are reviewed quarterly and adjusted as events occur that affect our potential liability for additional taxes, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, resolution of tax audits, negotiations between tax authorities of different countries concerning our transfer prices, identification of new issues, and issuance of new regulations or new case law.

We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Whether the more-likely-than-not recognition threshold is met for a tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence. As of December 31, 2010, we had reserves of $218 million for taxes, associated interest, and other related costs that may become payable in future years as a result of audits by tax authorities.

Inventory Valuation Methodology

Inventory is valued at the lower of cost or estimated net realizable value. We write down our inventory for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those we project, additional inventory write-downs may be required. Inventory impairment charges establish a new cost basis for inventory. In estimating obsolescence, we utilize our backlog information for the next 13 weeks as well as projecting future demand.

We balance the need to maintain strategic inventory levels to ensure competitive delivery performance to our customers with the risk of inventory obsolescence due to rapidly changing technology and customer requirements. We also consider pending cancellation of product lines due to technology changes, long life cycle products, lifetime buys at the end of supplier production runs, business exits and a shift of production to outsourcing.

As of April 1, 2011 and April 2, 2010, and as of December 31, 2010, 2009 and 2008, we recorded $103 million, $147 million, $97 million, $155 million and $136 million, respectively, in reserves for inventory deemed obsolete or in excess of forecasted demand. If actual future demand or market conditions are less favorable than those projected by our management, additional inventory write-downs may be required.

Product Sales and Intellectual Property Revenue Recognition and Valuation

We generally market our products to a wide variety of end users and a network of distributors. Our policy is to record revenue for product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable and collection of the related receivable is reasonably assured, which is generally at the time of shipment. We record reductions to sales for allowances for collectibility, discounts and price protection, product returns and incentive programs for distributors related to these sales, based on actual historical experience, current market conditions and other relevant factors at the time the related sale is recognized.

The establishment of reserves for sales discounts and price protection allowances is dependent on the estimation of a variety of factors, including industry demand and the forecast of future pricing environments. This process is also highly judgmental in evaluating the above-mentioned factors and requires significant estimates, including forecasted demand, returns and industry pricing assumptions.

In future periods, additional provisions may be necessary due to (i) a deterioration in the semiconductor pricing environment, (ii) reductions in anticipated demand for semiconductor products and/or (iii) lack of market acceptance for new products. If these factors result in a significant adjustment to sales discount and price protection allowances, they could significantly impact our future operating results.

Revenue from licensing our intellectual property approximated 2%, 1%, 2%, 2% and 1% of net sales in the three months ended April 1, 2011 and April 2, 2010 and in 2010, 2009, and 2008, respectively. We expect to continue our efforts to monetize the value of our intellectual property in the future. These licensing agreements also can be linked with other contractual agreements and could represent multiple element arrangements under ASC Topic 605, “Revenue Recognition” or contain future performance provisions pursuant to SEC Staff Accounting Bulletin 104, “Revenue Recognition.” The process of determining the appropriate revenue recognition in such transactions is highly complex and requires significant judgments and estimates.

Purchase Accounting and Intangible Assets

As discussed above, the Merger was completed on December 1, 2006 and was financed by a combination of borrowings under the senior credit facilities, the issuance of notes, cash on hand and the equity investment of the Sponsors and management. The purchase price including direct acquisition costs was approximately $17.7 billion. Purchase accounting requires that all assets and liabilities be recorded at fair value on the acquisition date, including identifiable intangible assets separate from goodwill. Identifiable intangible assets include customer relationships, tradenames/trademarks, developed technology/purchased licenses and IPR&D. Goodwill represents the excess of cost over the fair value of net assets acquired. For the Merger and for other significant acquisitions, we obtain independent appraisals and valuations of the intangible (and certain tangible) assets acquired and certain assumed obligations as well as equity.

The estimated fair values and useful lives of identified intangible assets are based on many factors, including estimates and assumptions of future operating performance and cash flows of the acquired business, estimates of cost avoidance, the nature of the business acquired, the specific characteristics of the identified intangible assets and our historical experience and that of the acquired business. The estimates and assumptions used to determine the fair values and useful lives of identified intangible assets could change due to numerous factors, including product demand, market conditions, regulations affecting the business model of our operations, technological developments, economic conditions and competition. The carrying values and useful lives for amortization of identified intangible assets are reviewed on an ongoing basis, and any resulting changes in estimates could have a material negative impact on our financial results.

Share-Based Compensation

We account for awards granted under our stock-based employee compensation plans using the fair-value recognition provisions of ASC Topic 718, “Compensation-Stock Compensation” (“ASC Topic 718”). These

plans are more fully described under “Executive Compensation” and Note 6 to Holdings I’s consolidated financial statements included elsewhere in this prospectus. We estimated fair values for non-qualified stock options granted during the applicable periods using the Black-Scholes option-pricing model with the weighted-average assumptions as indicated below:

	Year Ended			Three Months Ended
	December 31, 2008	December 31, 2009	December 31, 2010	April 1, 2011
Weighted average grant date fair value per share	$17.23	$4.08	$4.08	$7.43
Weighted average assumptions used:
Expected volatility	58.2%	72.1%	77.0%	70.0%
Expected lives (in years)	6.14	6.25	6.25	6.25
Risk free interest rate	3.3%	2.3%	2.6%	1.83%
Expected dividend yield	—%	—%	—%	—%

In accordance with ASC Topic 718, the computation of the expected volatility assumptions used in the Black-Scholes calculations for grants was based on historical volatilities and implied volatilities of our peer group companies. We utilized the volatilities of peer group companies due to our lack of extensive history as a public company and the fact our current equity was not publicly traded. The peer group companies operate in the semiconductor industry and are of similar size. When establishing the expected life assumptions, we used the “simplified” method prescribed in ASC Topic 718 for companies that do not have adequate historical data. The risk-free interest rate is measured as the prevailing yield for a U.S. Treasury security with a maturity similar to the expected life assumption.

Given the absence of an active market for the common shares and the lack of any third-party transaction involving the common shares during the applicable periods, we estimated the fair value of the common shares for purposes of determining share-based compensation expense for the periods presented primarily based on the valuation analyses described below and an analysis of other relevant factors, including:

•	the level of operational risk and uncertainty surrounding forecasted cash flows;

•	our financial position, historical operating results, and expected growth in operations;

•	historical and forecasted EBIT and EBITDA measures; and

•	the lack of liquidity for the options and restricted stock units of our private company.

The valuation analyses were prepared using the market-comparable approach and the income approach to estimate our aggregate enterprise fair value. To determine the estimated fair value of our equity, we reduce the resulting estimated enterprise fair value by the fair value of our outstanding debt. We prepared a contemporaneous valuation using the approach indicated above on an annual basis. We also monitor our valuations for indicators of potential changes in our estimated enterprise fair value and the estimated fair value of our equity on a quarterly basis.

The market-comparable approach indicates the fair value of a business based on a comparison of the subject company to comparable firms in similar lines of business that are publicly traded or which are part of a public or private transaction, as well as prior subject company transactions. Each comparable company was selected based on various factors, including, but not limited to, industry similarity, financial risk, company size, adequate financial data and actively traded stock price.

The income approach is a valuation technique that provides an estimate of the fair value of a business based on the cash flows that a business can be expected to generate over its remaining life. This approach begins with an estimation of the annual cash flows for each of the next 10 years, which is then converted to a present value equivalent using a rate of return appropriate for the risk of achieving the business’ projected cash flows. The present value of the estimated cash flows is then added to the present value equivalent of the residual value of the business at the end of the discrete 10 year projection period to arrive at an estimate of the fair value of the business enterprise.

We prepare a financial forecast for each valuation to be used in the computation of the enterprise value for both the market-comparable approach and the income approach. The financial forecasts take into account past experience and future expectations. There is inherent uncertainty in these estimates.

We also consider the fact that shareholders are restricted from transferring their common shares, subject to limited exceptions. The estimated fair value of the common shares at each valuation date reflect a non-marketability discount, partially based on the anticipated likelihood and timing of a future liquidity event. In the determination of fair value of the common shares, the non-marketability discount was 17% at the end of 2009 and 8% at the end of 2010. The discount was reduced in December 2010 based on the expectation of a potential liquidity event within the next 12 months. The resulting estimated fair value of common shares was:

	Year Ended December 31, 2010	Three Months Ended April 1, 2011
Weighted average grant date fair value per share	$6.40	$12.69

There is inherent uncertainty in the forecasts and projections that were used in the common share valuations prior to April 1, 2011. If we had made different assumptions and estimates, the amount of our share-based compensation expense, net loss and related per share amounts could have been different, and such differences could have been material. We performed a sensitivity analysis of the impact of an increase in the estimated fair value of the common shares on our share-based compensation expense under ASC Topic 718 for grants made in the first quarter of 2011 and during 2010. We granted 0.3 million options and 27 thousand restricted stock units in the first quarter of 2011 and 0.5 million options and 58 thousand restricted stock units during 2010. The impact of a $1 increase in the estimated fair value of the common shares from the respective estimated fair value of $12.69 per share for grants made in the first quarter of 2011 and $6.40 per share for grants made during 2010 would have resulted in an increase in share-based compensation expense of approximately $90,000 in the first quarter of 2011 and $750,000 for the year ended December 31, 2010. Using the Holdings I IPO price of $18.00 per share for the sensitivity analysis, our share-based compensation expense would have increased approximately $92,000 in the first quarter of 2011 and $1.7 million for the year ended December 31, 2010.

Using the Holdings I IPO price of $18.00 per share, the aggregate intrinsic value of our vested outstanding stock options as of April 1, 2011 approximated $30 million and the aggregate intrinsic value of our unvested outstanding stock options as of April 1, 2011 approximated $91 million.

We believe that we have used reasonable methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Practice Guide “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” to determine the fair value of the common shares.

Recent Accounting Pronouncements and Legislation Changes

On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act (the “Act”), which is a comprehensive health care reform bill for the United States. In addition, on March 30, 2010, President Obama signed into law the reconciliation measure (“Heath Care and Education Reconciliation Act of 2010”), which modifies certain provisions of the Act. Although the new legislation did not have an impact on our consolidated financial position, results of operation or cash flows in 2010, the Company is continuing to assess the potential impacts on our future obligations, costs, and cash flows related to our health care benefits and post-retirement health-care obligations.

In April 2010, the FASB issued ASU No. 2010-17, “Revenue Recognition (ASC Topic 605): Milestone Method” (“ASU No. 2010-17”). ASU No. 2010-17 recognizes the milestone method as an acceptable revenue recognition method for substantive milestones in research or development transactions. A milestone is substantive when the consideration earned from achievement of the milestone is commensurate with either (a) the vendor’s performance to achieve the milestone or (b) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone and the consideration earned from the achievement of a milestone relates solely to past performance and is reasonable relative to all of the deliverables and payment terms (including other potential milestone consideration) within the arrangement. This new guidance will be effective for our fiscal year 2011 and its interim periods, with early adoption permitted. This guidance will not have a material impact on Holdings I’s consolidated financial position, results of operations or cash flows.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires new disclosures regarding significant transfers in and out of Levels 1 and 2, as well as information about activity in Level 3 fair value measurements, including presenting information about purchases, sales, issuances and settlements on a gross versus a net basis in the Level 3 activity roll forward. In addition, ASU 2010-06 clarifies existing disclosures regarding input and valuation techniques, as well as the level of disaggregation for each class of assets and liabilities. ASU No. 2009-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures pertaining to purchases, sales, issuances and settlements in the roll forward of Level 3 activity; those disclosures are effective for interim and annual periods beginning after December 15, 2010. The adoption of ASU 2010-06 had no impact and is expected to have no subsequent impact on Holdings I’s consolidated financial position, results of operations or cash flows.

In October 2009, the FASB issued ASU No. 2009-14 “Software (ASC Topic 985): Certain Revenue Arrangements That Include Software Elements” (“ASU No. 2009-14”). ASU No. 2009-14 modifies the scope of the software revenue recognition guidance to exclude (i) non-software components of tangible products and (ii) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. ASU No. 2009-14 is effective for fiscal years beginning on or after June 15, 2010 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. This guidance will not have a material impact on Holdings I’s consolidated financial position, results of operations or cash flows.

In October 2009, the FASB issued ASU No. 2009-13 “Revenue Recognition (ASC Topic 605): Multiple-Deliverable Revenue Arrangements” (“ASU No. 2009-13”). ASU No. 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how the arrangement consideration should be allocated among the separate units of accounting. ASU No. 2009-13 is effective for fiscal years beginning on or after June 15, 2010 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. This guidance will not have a material impact on Holdings I’s consolidated financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Risk

As a multinational company, our transactions are denominated in a variety of currencies. We have a foreign exchange hedging process to manage currency risks resulting from transactions in currencies other than the functional currency of our subsidiaries. We use financial instruments to hedge, and therefore attempt to reduce our overall exposure to the effects of currency fluctuations on cash flows. Our policy prohibits us from speculating in financial instruments for profit on exchange rate price fluctuations, from trading in currencies for which there are no underlying exposures, and from entering into trades for any currency to intentionally increase the underlying exposure.

A significant variation of the value of the U.S. dollar against the principal currencies that have a material impact on us could result in a favorable impact on our net (loss) earnings in the case of an appreciation of the U.S. dollar, or a negative impact on our net (loss) earnings if the U.S. dollar depreciates relative to these currencies. Currency exchange rate fluctuations affect our results of operations because our reporting currency is the U.S. dollar, in which we receive the major part of our net sales, while we incur a significant portion of our costs in currencies other than the U.S. dollar. Certain significant costs incurred by us, such as manufacturing labor costs, research and development and selling, general and administrative expenses are incurred in the currencies of the jurisdictions in which our operations are located.

In order to reduce the exposure of our financial results to the fluctuations in exchange rates, our principal strategy has been to naturally hedge the foreign currency-denominated liabilities on our balance sheet against corresponding foreign currency-denominated assets such that any changes in liabilities due to fluctuations in exchange rates are inversely offset by changes in their corresponding foreign currency assets. In order to further reduce our exposure to U.S. dollar exchange rate fluctuations, we have entered into foreign currency hedge agreements related to the currency and the amount of expenses we expect to incur in jurisdictions in which our operations are located. No assurance can be given that our hedging transactions will prevent us from incurring higher foreign currency-denominated costs when translated into our U.S. dollar-based accounts in the event of a weakening of the U.S. dollar on the non-hedged portion of our costs and expenses. Please refer to note 5 to Holdings I’s consolidated financial statements included elsewhere in this prospectus for further discussion.

Effective January 1, 2008, we changed the functional currency for certain foreign operations to the U.S. dollar. Major changes in economic facts and circumstances supported this change in functional currency. The change in functional currency is applied on a prospective basis. The U.S. dollar-translated amounts of nonmonetary assets and liabilities at December 31, 2007 became the historical accounting basis for those assets and liabilities at January 1, 2008 and for subsequent periods. As a result of this change in functional currency, exchange rate gains and losses are recognized on transactions in currencies other than the functional currency and included in operations for the period in which the exchange rates changed. Please refer to note 1 to Holdings I’s consolidated financial statements included elsewhere in this prospectus for further discussion.

At April 1, 2011, we had net outstanding foreign exchange contracts not designated as accounting hedges with notional amounts totaling $126 million. These forward contracts have original maturities of less than three months. The fair value of these forward contracts was a net unrealized gain of less than $1 million at April 1, 2011. Forward contract gains of $4 million and less than $(1) million for the three months ended April 1, 2011 and April 2, 2010, respectively, were recorded in other, net in the accompanying audited Statements of Operations related to our realized and unrealized results associated with these foreign exchange contracts. Management believes that these financial instruments should not subject us to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities, and transactions being hedged. The following table shows, in millions of U.S. dollars, the notional amounts of the most significant foreign exchange hedge positions not designated as accounting hedges as of April 1, 2011:

Buy (Sell)	April 1, 2011
Euro	$45
Malaysian Ringgit	$15
Japanese Yen	$11
Swedish Krona	$9
Israeli Shekel	$8
Taiwan Dollar	$(12)

Foreign exchange financial instruments that are subject to the effects of currency fluctuations, which may affect reported earnings, include financial instruments and other financial instruments which are not denominated in the functional currency of the legal entity holding the instrument. Derivative financial instruments consist primarily of forward contracts. Other financial instruments, which are not denominated in the functional currency of the legal entity holding the instrument, consist primarily of cash and cash equivalents, notes and accounts payable and receivable. The fair value of the foreign exchange financial instruments would hypothetically decrease by $51 million as of April 1, 2011, if the U.S. dollar were to appreciate against all other currencies by 10% of current levels. This hypothetical amount is suggestive of the effect on future cash flows under the following conditions: (i) all current payables and receivables that are hedged were not realized, (ii) all hedged commitments and anticipated transactions were not realized or canceled and (iii) hedges of these amounts were not canceled or offset. We do not expect that any of these conditions will be realized. We expect that gains and losses on the derivative financial instruments should offset losses and gains on the assets, liabilities and future transactions being hedged. If the hedged instruments were included in the sensitivity analysis, the hypothetical change in fair value would be immaterial. The foreign exchange financial instruments are held for purposes other than trading. As of April 1, 2011, we have provided $1 million in collateral to one of our counterparties in connection with our foreign exchange hedging program.

Instruments used as cash flow hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a cash flow hedge at the inception of the contract. Accordingly, changes in the fair values of such hedge instruments must be highly correlated with changes in the fair values of underlying hedged items both at inception of the hedge and over the life of the hedge contract. At April 1, 2011, we had Malaysian Ringgit forward contracts designated as cash flow hedges with an aggregate notional amount of $83 million and a fair value of a net unrealized gain of $3 million. These option contracts have original maturities of less than one year. A pre-tax gain of less than $1 million for the three months ended April 1, 2011 was recorded in cost of sales in the accompanying audited Statements of Operations related to our realized results associated with these cash flow hedges.

Interest Rate Risk

Our financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, notes payable, long-term debt, and other financing commitments.

At April 1, 2011 we had interest bearing cash and cash equivalents of $1,035 million. A 1% increase in LIBOR rates would have a $10 million impact on our interest income.

At April 1, 2011, we had total debt of $7,604 million, including $2,819 million of variable interest rate debt based on either 1-month or 3-month LIBOR. As of April 1, 2011, we have effectively fixed our interest rate on $200 million of our variable rate debt through December 1, 2012 through the use of interest rate swaps. In addition to our interest rate swap agreements, we also use interest rate cap agreements to manage the interest rate risk associated with our floating rate debt. As of April 1, 2011, we have effectively hedged $400 million of our variable interest rate debt at a cap rate of 2.75% through December 1, 2012. The fair value of the interest rate swap and interest rate cap agreements, excluding accrued interest, at April 1, 2011 was a $10 million obligation. Our remaining variable interest rate debt is subject to interest rate risk, because our interest payments will fluctuate as the underlying interest rates change from market changes. A 1% increase in LIBOR rates would result in a change in our interest expense of $28 million per year.

The fair value of our long-term debt approximated $7,951 million at April 1, 2011, which was determined based upon quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current market exchange. A 1% change in interest rates would have a $240 million impact on the fair value of our long-term debt and a $4 million impact on the fair value of our interest rate swap and interest rate cap agreements.

The fair values of the other financial instruments were not materially different from their carrying or contract values at April 1, 2011.

Counterparty Risk

Outstanding financial derivative instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. We also enter into master netting arrangements with counterparties when possible to mitigate credit risk in derivative transactions. A master netting arrangement may allow counterparties to net settle amounts owed to each other as a result of multiple, separate derivative transactions. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. On a periodic basis, we review the credit ratings of our counterparties and adjust our exposure as deemed appropriate. As of April 1, 2011, we believe that our exposure to counterparty risk is immaterial.

OUR BUSINESS

Overview

We are a global leader in embedded processing solutions. An embedded processing solution is the combination of embedded processors, complementary semiconductor devices and software. Our embedded processor products include microcontrollers, single- and multi-core microprocessors, applications processors and digital signal processors. They provide the core functionality of electronic systems, adding essential control and intelligence, enhancing performance and optimizing power usage while lowering system costs. We also offer complementary semiconductor products, including radio frequency (RF), power management, analog, mixed-signal devices and sensors. A key element of our strategy is to combine our embedded processors, complementary semiconductor devices and software to offer highly integrated platform-level solutions that are increasingly sought by our customers to simplify their development efforts and shorten their time to market. We have a heritage of innovation and product leadership spanning over 50 years and have an extensive intellectual property portfolio, including approximately 6,100 patent families, allowing us to serve our more than 18,000 customers through our direct sales force and distribution partners.

We are focused on some of the fastest growing applications within the automotive, networking, industrial and consumer markets. These applications include automotive safety, hybrid and all-electric vehicles, next generation wireless infrastructure, smart energy, portable medical devices, consumer appliances and smart mobile devices. We leverage our deep customer relationships, intellectual property portfolio, extensive suite of software and design tools and technical expertise to introduce innovative new products and platform-level solutions in our target markets. We were the first to market the following products: our Qorivva MCU family, which offers a total suite of capabilities across the entire product portfolio, at the 55 nanometer process node; our QorIQ Qonverge platform of scalable, multimode wireless basestation processors, which offer advantages in processing speed and power consumption in the networking infrastructure market; and our 77GHz integrated radar chipset technology for advanced automotive safety. We expect to be early to market with a quad-core applications processor for mobile devices with our i.MX6 family. We believe our ability to leverage our intellectual property across product lines and target markets enables us to be early to market with our products.

The trend of increasing connectivity and the need for enhanced intelligence in existing and new markets are the primary drivers of the growth of embedded processing solutions in electronic devices. Growing electronic content in automobiles, increasing network bandwidth, connected industrial and medical electronics, context-based sensing, the proliferation of smart mobile devices and the increasing importance of power efficiency are driving the growth of our business. We believe our competitive offerings will enable us to grow faster than the markets in which we compete.

We sell our products directly to OEMs, distributors, original design manufacturers and contract manufacturers through our global sales force. Our top 10 customers based on 2010 net sales have purchased our products for an average of over 25 years, and we have built our relationships with these customers upon years of collaborative development. Our broad product portfolio falls into three primary groupings:

	Microcontrollers	Networking and Multimedia	RF, Analog and Sensor
Key Applications	Automotive safety & chassis Traditional, hybrid and all-electric automotive powertrains Consumer appliances Factory automation Portable medical devices Smart grid & smart energy	Wireless infrastructure (basestations) Enterprise switching & routing Cloud computing Networked printing & imaging Security appliances Automotive driver information system Smart mobile devices	Wireless infrastructure (basestations) Automotive safety systems Powertrain & engine management Hybrid electric vehicles Consumer sensors Smart mobile devices Consumer appliances

Net Sales ($ in millions) / % of 2010 net sales (*)	$1,594 / 36%	$1,233 / 28%	$1,056 / 24%

*	Cellular Products and Other accounted for the remaining 12% of total 2010 net sales.

Our Industry

Semiconductor Market Overview

Semiconductors perform a broad variety of functions within electronic products and systems, including processing data, storing information and converting or controlling electronic signals. Semiconductor functionality varies significantly depending upon the specific function or application of the end product in which the semiconductor is used. Semiconductors also vary on a number of technical characteristics including the degree of integration, level of customization for a particular application or customer and the process technology utilized to manufacture the semiconductor. Advances in semiconductor technology have increased the functionality and performance of semiconductors, improving their features and power consumption characteristics while reducing their size and cost. These advances have resulted in the proliferation of semiconductors and electronic content across a diverse array of products.

Increasing Proliferation of Embedded Processing Solutions

Embedded processors are stand-alone semiconductors that perform dedicated or embedded computing functions in electronic systems. They provide the core functionality within electronic systems adding essential control and intelligence, enhancing performance and optimizing power usage while lowering system costs. These products can be programmed to address specific requirements of electronic systems in a wide variety of applications and products. Embedded processing solutions combine an embedded processor, most commonly a microcontroller, a microprocessor or a digital signal processor, with software and various sensors, interfaces, analog, power management and networking capabilities.

The proliferation of embedded processing solutions is being driven by the need for increased performance and capabilities, connectivity, power efficiency and lower costs. Advances in semiconductor design have resulted in smaller and more energy efficient embedded processors and solutions that enable design engineers to increase system intelligence across a broad and continually increasing variety of products. Embedded processors are well-suited to meet the demands of these products as they provide an efficient combination of processing capabilities per unit of energy consumed. Offering embedded processing solutions by integrating embedded processors with complementary products such as RF, power management, and analog and mixed-signal semiconductors and several categories of sensors enables OEMs to offer products with higher performance at a lower cost.

Our Target Markets

We have a strategic focus on markets that we believe are characterized by long-term, attractive growth opportunities and where we enjoy sustained, competitive differentiation through our technology leadership.

	Automotive	Networking	Industrial	Consumer

Key Market Segments	Chassis & safety Powertrain Body & security Driver information systems Hybrid and all-electric	Wired & wireless infrastructure Routers & switches Security appliances Printers & gateways Femto / pico cells	Consumer appliances Building & factory automation Portable medical Smart meters & smart grids	Smart mobile devices RF remote controls Electronic gaming Consumer sensors Home multimedia

Growth Drivers	Increasing unit sales of automobiles, especially in emerging markets Increasing semiconductor content per vehicle Government & consumer demands for increased safety, efficiency	Proliferation of smart mobile devices, mobile data Increasing demand for bandwidth, cloud computing Digital content creation, distribution and consumption	Power efficiency considerations Increasing need for precision Machine to machine connectivity	Digital content creation, distribution and consumption Proliferation of smart mobile devices Gaming

Automotive Market

Semiconductor sales to the global automotive market, which includes applications for powertrain, driver safety, engine management and driver information and convenience systems, as well as the increasing prevalence of hybrid and all-electric vehicles, are driven by two principal trends. Global automotive vehicle unit sales are expected to increase as the global economy recovers and auto sales continue to grow in emerging markets. Due to the high degree of regulatory scrutiny and safety requirements, the automotive semiconductor market is characterized by stringent qualification processes, zero defect quality processes, extensive design-in timeframes and long product cycles resulting in significant barriers to entry and increased revenue visibility.

Semiconductor content per vehicle is increasing driven by a combination of factors including government regulation of safety and emissions, standardization of higher-end options across a greater number of vehicle classes and consumer demand for greater fuel efficiency and new comfort and multimedia applications. Automotive safety features have been evolving from passive safety to integrated active and passive safety systems, with regulatory actions in North America, Europe, China and Korea driving increases in applications such as tire pressure monitoring, electronic stability control, occupant detection and advanced driver assistance systems. This evolution is expected to continue at an accelerated rate. Semiconductor content is also increasing in engine management and fuel economy applications, occupant comfort and convenience systems and user interface applications. In addition, the use of networking in automotive applications is increasing as various sub-systems communicate within the automobile and with devices and networks external to the automobile. Semiconductors enable significant energy efficiency improvements in electric and hybrid vehicles, which can contain nearly double the dollar amount of electronics compared to a gasoline-only powered vehicle.

Networking Market

Growth in the networking market is being driven by strong consumer demand for digital content, increased enterprise adoption of advanced video communications and the trend towards an increasingly global and mobile workforce that requires constant connectivity to real-time data. Wireless, enterprise and Internet traffic is rapidly increasing due to trends including greater adoption of mobile Internet services and smart mobile devices, cloud computing, Internet protocol television and online gaming. New media-rich applications for both consumers and enterprises, like video sharing sites, social networks, HD movie downloads, video conferencing and online gaming are the major drivers of this growth.

Service providers, enterprises and consumers are demanding wireless infrastructure, networking and electronic equipment that can address the significant market opportunities created by these media-rich applications. As a result, there is growing demand on providers of wireless infrastructure, networking and storage equipment to rapidly introduce new technologies and products with enhanced performance and functionality while reducing design and manufacturing costs. For example, in the wireless infrastructure market, equipment manufacturers are currently supplying carriers with wireless infrastructure equipment based on long term evolution, or LTE, a 4G specification that provides downlink peak rates of at least 100 Mbps and uplink peak rates of at least 50 Mbps. This compares to currently prevailing 3G networks which have typical downlink peak rates of 2 Mbps and uplink peak rates of approximately 200 kbps. These transitions highlight the need for networking semiconductor providers to deliver higher performance, high signal bandwidth, low-power multi-core solutions along with enabling software, tools and reference designs targeting both the networking and smart mobile device markets.

Industrial Market

The industrial market is comprised of a wide variety of diverse submarkets such as smart energy and smart meters, white goods, machine-to-machine connectivity, portable medical devices, and home and building automation. The demand for energy conservation, including the increased adoption of electronic utility metering, also commonly known as smart meters, is driving increased semiconductor demand. These smart meters incorporate semiconductors to enable precision metrology and connectivity with the power grid and home networks. In the white goods market, consumer appliances such as refrigerators and washing machines require more sophisticated electronic control systems to reduce resource consumption, such as electricity, water and gas, and to provide a richer user interface through touch controls. The use of machine-to-machine connectivity in commercial and industrial environments also is increasing. This technology allows a device, such as a sensor or a meter, to capture an event, such as a temperature reading or inventory level, and turn it into meaningful information (for example, by communicating that an item needs restocking). The market for medical imaging, diagnostics, therapy and portable remote monitoring equipment is expected to benefit from aging populations in developed economies, and the need for portability in emerging markets, creating demand for precision analog, connectivity and ultra low-power components.

Consumer Market

Growth in the consumer market is being driven by the demand for an assortment of rich media content that is increasingly consumed on a variety of smart mobile devices such as smart phones and tablets. In addition, the application of sensors in consumer devices such as mobile phones and other smart mobile devices is expanding rapidly due to the increasing demand for display rotation and touch screen interfaces. To address and further stimulate consumer demand, electronics manufacturers have been driving rapid advances in the performance, cost, quality, and power consumption of their products and are continuously implementing advanced semiconductor technologies in new generations of electronic devices including application processors, sensors, and power management ICs.

Our Competitive Strengths

We possess a number of competitive strengths that we believe will allow us to capitalize on the growth opportunities in the semiconductor industry including the following:

Worldwide leader in embedded processing. We have one of the most comprehensive and technologically advanced embedded processing portfolios in the industry. We historically have maintained leading global market positions in overall embedded processors, including specifically within communications processors, automotive microcontrollers and eReader applications processors. We have the ability to offer a full suite of embedded processors that leverage a mixture of proprietary and open processor architectures including ARM and Power Architecture technology. We believe that our scale and breadth of products allow us to better serve our customers and will enable us to capture market share.

Strong system level technology and applications expertise. We have deep system level applications expertise as a result of our long-standing customer relationships. Our design tools, reference designs and software and platform solutions allow our customers to efficiently adopt and integrate our products. We believe our unique system-level technology and applications expertise enhance our ability to anticipate industry trends and customer needs. This knowledge enables us to collaborate with our customers during their product development process, allowing us to be early to market with new, innovative products.

Strong intellectual property portfolio. We are a technology leader in our industry with a strong track record of innovation dating back more than 50 years. We believe that our $782 million of research and development investment in 2010 was one of the largest in the industry. We have a research and development staff of over 5,500 employees focusing on embedded processing and system-level solutions engineering. We have an extensive intellectual property portfolio that includes approximately 6,100 patent families covering key technologies used in products within our target markets. By leveraging our extensive patent portfolio and intellectual property and continuing to invest in research and development, we are able to efficiently deliver market leading products.

Well-established, collaborative relationships with leading customers. We have established strong relationships with leading customers across our target markets through our highly experienced global sales and field engineering teams, comprised of over 1,000 employees. Our close customer relationships have been built on years of collaborative product development and enable us to develop critical expertise regarding our customers’ requirements. This system-level expertise, close collaboration with our customers and the mission critical role our products perform in electronic systems have allowed our products to be designed into multiple generations of our customers’ products, which enhances our net sales visibility.

Efficient operating model with lean manufacturing base. Our variable and low-cost operating model enabled by our lean manufacturing base allows us to operate with greater flexibility and at reduced cost. We maintain our internal manufacturing capacity to produce the majority of our products that require our differentiated and specialty process technologies and exclusively utilize third party foundry partners for process nodes below 90 nanometers. This enables us to maximize our responsiveness to customer demand and to reduce our investments in manufacturing capacity and process technology.

Executive management team with proven history of success. We have a highly experienced executive management team with deep industry knowledge and a strong execution track record. Our Chairman and Chief Executive Officer, Rich Beyer, was hired in 2008 to lead our transformation efforts and has assembled an executive team that brings an average of over 26 years experience in the semiconductor and broader high-technology industries. Our management team has driven the significant improvement in our gross margin, successfully refocused our research and development activities, streamlined our manufacturing footprint and improved our capital structure.

Our Strategy

We intend to capitalize on the proliferation of embedded processing and to leverage our leading embedded processor technology and platform-level solutions in each of our four target markets. We believe our scale, broad technology portfolio, focused research and development investment, differentiated products and close customer relationships position us to grow at rates in excess of those of our target markets. The key elements of this strategy are to:

Focus research and development on multiple high-growth applications. We focus our research and development activities on some of the fastest growing applications in our target markets such as automotive safety, hybrid and all-electric vehicles, next generation wireless infrastructure, smart energy, portable medical devices, consumer appliances and smart mobile devices. We intend to continue to invest in developing innovative embedded processing products and platform-level solutions to pursue attractive opportunities in our current markets and in new markets where our solutions improve time to market and reduce development costs for our customers.

Rapidly deliver first-to-market highly differentiated products and platform-level solutions. We leverage our significant research and development investment, broad and deep customer relationships, intellectual property, system-level expertise and complementary product portfolio across our target markets. This allows us to increase the rate of introduction of first-to-market products and platform-level solutions in our target markets. For example, we were the first to market the following products: our Qorivva MCU family, which offers a total suite of capabilities across the entire product portfolio, at the 55 nanometer process node; and our QorIQ Qonverge platform of scaleable, multimode wireless basestation processors, which offer advantages in processing speed and power consumption in the networking market. We intend to continue to leverage our research and development and design capabilities to deliver early to market products and platform-level solutions.

Increase our net sales from distribution. Distributors provide us with an effective means of reaching a broader and more globally diversified customer base, particularly in underpenetrated end markets and geographies. We believe that our distribution partners provide us access to a significant number of potential customers. We have provided training to approximately 1,800 of our distribution partners’ field application and sales engineers to provide coverage and support for our products to those distribution partners. We are creating additional incentive programs and making more of our products “distribution-ready” by focusing a portion of our research and development investment on products that are specifically tailored toward the distribution channel, such as our Kinetis line of microcontrollers, which incorporate the ARM Cortex-M4 architecture, and our Xtrinsic line of intelligent sensors.

Leverage our presence in emerging markets to drive growth. We believe that we are well positioned to significantly grow in emerging markets given our history in China (over 34 years), India (over 13 years) and Brazil (over 14 years). For example, our commitment to China and India includes nine research and development centers and six sales offices strategically positioned in these emerging markets. We intend to continue our focus on emerging markets to drive growth in our business.

Continue to improve gross and operating margins and free cash flow. We continue to execute a plan for margin improvement which encompasses cost reduction, efficiency improvement via increased manufacturing yield and test time reductions, manufacturing footprint reduction and portfolio mix enhancement. We recently announced that our 150 millimeter wafer fabrication facilities in Japan will not be reopened as a result of the March 2011 earthquake and previously announced the closure of our 150 millimeter wafer fabrication facilities in France, which we expect to complete in the fourth quarter of 2011. These actions will result in significant fixed cost reductions and utilization improvement as products are transitioned to our more efficient 200 millimeter wafer fabrication facilities. Given our streamlined manufacturing footprint and our strategy to utilize outsourced manufacturing partners for advanced process technology nodes, we expect to continue to efficiently manage our capital expenditures. We believe we are well-positioned to continue to achieve improvements in margins and cash flow.

Products and Applications

Our key products are embedded processors, which include microcontrollers, single- and multi-core microprocessors, applications processors and digital signal processors. We also offer customers a broad portfolio of differentiated semiconductor products that complement our embedded processors, including RF, power management, analog, mixed-signal devices and sensors. A key element of our strategy is to combine our embedded processors, complementary semiconductor devices and open architecture software to offer highly integrated platform-level solutions that are increasingly sought by our customers to simplify their development efforts and shorten their time to market. We have a team of over 1,000 software engineers who work in conjunction with our partners to develop robust design ecosystems for our platform-level solutions. The implementation of these solutions can take various forms including devices which encompass a high level of integration within a single piece of silicon, the combination of several semiconductor devices into a single package or the highly integrated combination of multiple semiconductor devices and software into a subsystem.

We hold market leadership positions across our three product design groups described below:

Microcontroller Solutions

We have been a provider of MCU solutions for more than 30 years. MCUs integrate all the major components of a computing system onto a single semiconductor device. Typically, this includes a programmable processor core, memory, interface circuitry and other components. MCUs provide the digital logic, or intelligence, for electronic applications, controlling electronic equipment or analyzing sensor inputs. We are a trusted, long-term supplier to many of our customers, especially in the automotive and industrial markets. Our products provide the intelligence for many systems, ranging from engine management systems that reduce emissions, improve fuel efficiency and enhance driver performance to consumer appliance control systems that utilize resources such as water and energy more efficiently while increasing cleaning capability. Our wireless connectivity products provide low power wireless communications functionality for the industrial and consumer markets.

Microcontrollers. Our MCU product portfolio ranges from ultra low power, low end 8-bit products to high performance 32-bit products with on-board flash memory. We are migrating much of our portfolio to our new 90-nanometer process technologies. We recently introduced the new Qorivva product line based on Power Architecture technology, which is the industry’s most powerful MCU developed utilizing 55 nanometer process technology. Our portfolio is highly scalable, and coupled with our extensive software tools such as CodeWarrior, enables our customers to more easily design in our products and use our MCUs in the same software environment as their systems change over time, become more complex and demand greater processing capabilities. We have integrated touch sensing software in our 8-bit S08 MCUs and our 32-bit ColdFire MCUs, minimizing system complexity for customers who need to add touch sensing to their system user interfaces. We have also introduced optimized Power Architecture-based 32-bit products for the automotive and industrial markets and 32-bit ColdFire and Kinetis products for industrial markets. We introduced the Kinetis family of 90-nanometer 32-bit MCUs based on the new ARM Cortex-M4 processor for the industrial and consumer markets to complement our existing Coldfire solutions. The Kinetis family is one of the most scalable portfolios of ARM Cortex-M4 MCUs in the industry, featuring hardware and software compatible MCU families that offer exceptional low-power performance, mixed signal and memory scalability. Similar to our Kinetis line, our 16-bit digital signal controllers are primarily used in the consumer appliance market where they manage motor control and enable quieter and more energy efficient consumer appliances.

Wireless Connectivity. Our wireless products utilize the IEEE standard 802.15.4, which is also the basis for the Zigbee wireless specification, for devices and applications that utilize a low data rate and require long battery life and secure networking. We integrate this technology in our solutions for medical devices, smart meters and smart energy, consumer appliances, RF remote controls, and home automation.

Microcontroller Solutions
Principal Products	Key Applications
• MCUs (Qorivva, ColdFire+ and Kinetis 8, 16 and 32-bit MCUs built on Power, ColdFire and ARM architectures)	• Automotive (powertrain & hybrid, body & security, chassis & safety, driver information systems)
• Wireless connectivity (IEEE 802.15.4 /Zigbee low power wireless)	• Industrial (factory automation & drives, building control & HVAC, smart metering & smart grid, medical, consumer appliances, transportation & aerospace, general embedded industrial)
• Consumer (smart mobile devices, RF remote controls, electronic gaming, home multimedia)

Networking and Multimedia

We provide networking and multimedia microprocessors for the wireless and wireline communications infrastructure, enterprise and home networking, and industrial and consumer markets. Our product portfolio includes communication processors, DSPs and multimedia and application processors and leverages a mixture of proprietary and open processor architectures, including ARM and Power Architecture technology and our comprehensive software solutions.

Communications Processors. Communications processors are programmable semiconductors that perform tasks related to control and management of digital data, as well as network interfaces. They are designed to handle tasks related to data transmission between nodes within a network, the manipulation of that data upon arrival at its destination and protocol conversion. Our product portfolio includes 32-bit and 64-bit offerings that handle tasks related to data transmission between nodes within a network, the manipulation of that data upon arrival at its destination and protocol conversion. Our product portfolio includes 32-bit and 64-bit offerings ranging from a single core to multiple cores as well as our 45 nanometer multi-core QorIQ communications processors. For over 25 years, our communication processors, based on the Power Architecture technology, have powered communication networks around the world. Our PowerQUICC communications processors are used throughout the wired and wireless infrastructure today. Our multi-core QorIQ platforms use one or more high-performance 32- or 64-bit cores integrated with specific network accelerators, and support a wide range of embedded networking equipment, industrial and general-purpose computing applications.

A key component to our platform-level solutions utilizing communications processors is our ability to offer optimized silicon software that decreases the customer’s burden of semiconductor integration into complex systems and allows customization of our products for individual applications. For example, we have completed several software acquisitions in recent years, including the foundation for the VortiQa software suite, and we continue to invest in the tools, applications and partnerships to create a suite of products built around standard platforms with the flexibility to be configured for specific vertical solutions. An example of this type of investment is the strategic alliances we have formed with embedded software partners ENEA Systems, Green Hills Software and Mentor Graphics. These strategic alliances are intended to allow us to create simpler, more integrated embedded software development environments to help our customers manage the growing complexity of multi-core processors and the tools required to assimilate them into their end products.

Digital Signal Processors. DSPs are microprocessors that can perform advanced calculations very rapidly on a real-time basis. Within networking products, DSPs are utilized to perform functions such as baseband modem processing. We are on our fifth generation of multi-core digital signal processing technology. Our DSP portfolio includes single-core to multi-core DSPs based on the StarCore architecture integrated with specific wireless acceleration technology. These products enable baseband processing in the wireless base station market, support multiple air-interfaces in cellular networks such as LTE, HSPA+, TD-SCDMA, CDMA2000K and

WiMAX, and as a result have been designed in at 5 of the top 6 wireless infrastructure OEMs. Our DSPs used in conjunction with our communications processors give us a broad portfolio in the market to satisfy wireless infrastructure requirements.

Applications Processors. Applications processors consist of a computing core with embedded memory and special purpose hardware and software for multimedia applications such as graphics and video. Our products focus on mobile and home consumer devices, automotive driver information system and industrial applications that require processing and multimedia capabilities. We provide highly integrated ARM-based i.MX application processors with integrated audio, video and graphics capability that are optimized for low-power and high-performance applications. Our i.MX family of processors are designed in conjunction with a broad suite of additional products including power management solutions, audio codecs, touch sensors and accelerometers to provide full systems solutions across a wide range of operating systems and applications. We collaborated with ARM Inc. to establish the Linaro Company software alliance to develop open source standards based on Linux that are intended to increase the speed of development of next generation consumer devices.

Networking and Multimedia
Principal Products	Key Applications

•  Communications processors (QorIQ and PowerQUICC single and multi-core 32- and 64-bit processors built on Power Architecture technology)

•  DSPs (baseband processors built on the StarCore architecture)

•  Applications processors (i.MX 32-bit multi-core processors built on the ARM architecture)

•  Networking (wireless infrastructure (basestations)), small business / SOHO, enterprise, femto / pico cells, networked printing & imaging, cloud computing)

•  Consumer (smart mobile devices, electronic gaming, home multimedia)

Radio Frequency, Analog and Sensors

RF, power management, analog, mixed-signal and sensor semiconductors serve as the interface between the outside world and embedded systems.

Radio Frequency Devices. Our products amplify RF signals in preparation for transmission of a communications signal over a wireless telecommunications network, from 2G to 4G, and for use in other markets such as avionics, broadcast, military applications, lighting, scientific and medical. Our RF devices target the wireless communications market and provide solutions for all of the major frequency bands and modulation formats, such as GSM, EDGE, CDMA, iDen, digital television, W-CDMA, TD-SCDMA, WiMAX and LTE. Applications for our RF infrastructure products include general purpose amplifiers, low noise amplifiers, attenuators, basestation IC drivers, base station module pre-drivers and RF high-power transistors.

Analog, Mixed-Signal and Power Management Integrated Circuits. Our analog, mixed-signal and power management ICs perform various functions, including driving actuators (such as in motors, valves, lights and speakers), providing power to the electronic components in a system, filtering or amplifying signals and providing the voltage and current for electronic systems. These advanced analog and mixed-signal devices perform audio processing, backlight management / control, power management, and charging functions. The product portfolio includes an array of system-on-a-chip (SoC) solutions that allow the integration of significant amounts of digital processing logic in conjunction with sophisticated analog functionality. Examples of how our analog and mixed-signal and power management semiconductors play a critical role in key applications include highly efficient and safe battery management for hybrid and all-electric vehicles and power management ICs integrated with processors for consumer and industrial applications. These products are sold into all of our markets, frequently as part of our platform-level solutions, as well as specialized components.

Sensors. Sensors serve as a primary interface between an embedded system and the external environment. We provide several categories of semiconductor-based sensors: pressure, inertial, magnetic and proximity sensors. We created one of the first MEMS-based capacitive tire pressure sensors in 2003, and more recently we created the world’s first active safety 77 GHz integrated radar chipset technology in 2010. Our Xtrinsic smart sensor platform introduced in 2010 combines an inertial sensor, embedded processor with connectivity and power management along with a reference software toolset for ease of design-in, that allows contextual based processing and decision intelligence. These products provide orientation detection, gesture recognition, tilt to scroll functionality and position detection in mobile devices and gaming applications. Within automotive, our 77GHz radar sensor products enable the convergence of active and passive safety systems, our inertial sensors enable vehicle stability control and our pressure sensors are well-positioned for continued growth in tire pressure monitoring.

Radio Frequency, Analog and Sensors

Principal Products	Key Applications

•  Analog, mixed-signal ICs (switches, power management devices, battery & motor control devices, CAN/LIN network transceivers, and signal conditioners)

•  Sensors (acceleration, pressure, proximity, touch, magnetic, radar)

•  RF ICs (power transistors, amplifiers, receivers, tuners)

•  Networking (wireless infrastructure (basestations))

•  Automotive (powertrain & hybrid, body & security, chassis & safety, driver information systems)

•  Industrial (Factory automation & drives, building control & HVAC, smart metering & smart grid, medical, consumer appliances, transportation & aerospace, general embedded industrial)

•  Consumer (smart mobile devices, electronic gaming, home multimedia)

Cellular Products

Since 2008, we have significantly decreased our research and development investment for our cellular products following market share losses by our largest customer and have refocused our research and development spending on high growth applications within our target markets. Our cellular handset product portfolio represented approximately 20% of our net sales in 2008 as compared to approximately 10% in 2010. Although we have significantly reduced funding for product development for our baseband product offerings, we continue to provide products, solutions and support to our existing cellular customers. We sell baseband processors to Motorola to support their iDen mobile devices and support several product lines within the Research in Motion Blackberry series. Product offerings in our cellular handset product portfolio include baseband processors, power management ICs and RF subsystems. These products focus on digital basebands, RF transceivers and single-chip radios for GSM/EDGE, W-CDMA and iDen network protocols. Other product offerings in our cellular handset product portfolio include power management ICs, and proximity and inertial sensors that serve as the interface between the smart mobile device, the environment and the user. Applications for our proximity sensors in cellular products include touch screen interface, audio processing ICs, intelligent speaker phone and ringer features. Applications for our inertial sensors in cellular products include portrait-landscape display rotation, fall/shock detection, camera stabilization, and 3-D gaming.

Sales and Marketing

We sell our products directly to OEMs, distributors, original design manufacturers and contract manufacturers through our global direct sales force. Our direct sales force is organized by customer end markets in order to bring dedicated expertise, knowledge and response to our customers. As of December 31, 2010, we had 53 sales offices located in 23 countries that align us with the development efforts of our customers and enable us to respond directly to customer requirements. We also maintain a network of distributors that we believe has the global infrastructure and logistics capabilities to serve a wide and diversified customer base for our products. Our distribution sales network provides an opportunity for us to offer our products and services to a wider array of customers.

In 2010, 2009 and 2008, 83%, 83%, and 78% of our products were sold in countries other than the United States. Our net product sales in the Asia-Pacific, Europe, Middle East and Africa (EMEA), Americas and Japan regions represented approximately 45%, 26%, 23% and 6%, respectively, of our net sales in 2010. We believe the Asia-Pacific region represents a market growth opportunity for us and, accordingly, we continue to enhance our sales and marketing capabilities and infrastructure in China and India by strengthening our direct sales force and expanding the scope of our distribution network.

Research and Development

Our research and development activities comprise both product and technology development. Our technology development programs, including SoC design and packaging and process technology, support our product design engineering efforts. Specialty process technologies are also designed to provide differentiation and competitive advantage, such as embedded memories (particularly non-volatile), SMARTMOS, radio frequency and mixed-signal technologies. We believe that this approach allows us to apply our investments in design and packaging and process technologies across a broad portfolio of products. Our research and development locations include facilities in the United States, Brazil, Canada, Mexico, Czech Republic, France, Germany, Israel, Romania, Russia, United Kingdom, China, India and Malaysia.

During 2010, we focused our research and development initiatives consistent with our strategy to focus on growth markets and key market leadership positions where we believe attractive growth opportunities exist over the long-term. Following our decision in 2008 to gradually wind-down our cellular handset product portfolio, we reduced our research and development expenditures related to this area. Research and development expense was $202 million, $191 million, $782 million, $833 million and $1,140 million for the three months ended April 1, 2011 and April 2, 2010 and for the years ended December 31, 2010, 2009 and 2008, respectively.

Manufacturing

We manufacture our products either at our own facilities or obtain manufacturing services from contract manufacturers. We currently manufacture a substantial portion of our products at our own facilities. We also utilize a balance of internal capabilities and contract manufacturing services for standard complementary metal oxide semiconductor (CMOS) processes and high-volume products. This is intended to allow us to efficiently manage both our supply competitiveness and factory utilization in order to minimize the risk associated with market fluctuations and maximize cash flow. Our internal manufacturing capabilities scale to 200-millimeter wafers and down to 90-nanometer technologies. Due to the increasing costs associated with the development and production of advanced technologies, we outsource the manufacturing of all of our technologies smaller than 90 nanometers. In addition, we have relationships with several wafer foundries and assembly and test subcontractors to provide flexibility and enhance cost effectiveness in meeting our manufacturing needs. The capabilities of our partners span 200-millimeter and 300-millimeter wafer size and scale down to 45-nanometer technologies.

Semiconductor manufacturing is comprised of two broad stages: wafer manufacturing, or “front-end,” and assembly and test, or “back-end.” Based on total units produced for the three months ended April 1, 2011 and in 2010, approximately 26% and 25%, respectively, of our front-end manufacturing was outsourced to wafer foundries. We outsourced approximately 36% and 39%, respectively, of our back-end manufacturing to assembly and test subcontractors, based on total units produced for the three months ended April 1, 2011 and in 2010. Both of these percentages may change as our business and our product mix changes. We continually evaluate our manufacturing model in order to improve our supply competitiveness, gross margin and cash flows.

We own and operate seven manufacturing facilities, five of which are wafer fabrication facilities and the remaining two of which are assembly and test facilities. These facilities are certified to the ISO/TS 16949:2002 international quality standards. This technical specification aligns existing U.S., German, French and Italian automotive quality system standards within the global automotive industry. These operations also are certified to ISO 9001:2000. Our ISO 14001 management systems are designed to meet and exceed regulatory requirements.

We have ISO 14001 certified manufacturing operations in the United States, France, China and Malaysia. The following table describes our manufacturing facilities currently in operation:

Name & Location	Representative Products	Technologies Employed
WAFER FABS

Oak Hill, Austin, Texas	Radio frequency transceivers Radio frequency amplifiers Power management devices Sensors Radio frequency laterally diffused metal oxide semiconductor (LDMOS) devices	200 millimeter wafers CMOS, bipolar CMOS (BiCMOS), Silicon Germanium Power CMOS 0.25 micron

Chandler, Arizona	Microcontrollers Power management devices	200 millimeter wafers CMOS, embedded NVM, power CMOS 0.18 micron

ATMC, Austin, Texas	Microprocessors Microcontrollers Applications processors	200 millimeter wafers Advanced CMOS, system-on-a-chip 90 nanometer

Toulouse, France (*)	Power management devices Motor controllers	150 millimeter wafers Power CMOS 0.5 micron

ASSEMBLY & TEST

Kuala Lumpur, Malaysia	Microprocessors Microcontrollers Power management devices Analog and mixed-signal devices Radio frequency devices Sensors

Tianjin, China	Microprocessors Microcontrollers Power management devices Analog and mixed-signal devices Baseband processors

(*)	The operations at this facility are scheduled to close in the fourth quarter of 2011.

Our manufacturing processes require many raw materials, such as silicon wafers, mold compound, packaging substrates and various chemicals and gases, and the necessary equipment for manufacturing. We obtain these materials and equipment from a large number of suppliers located throughout the world. These suppliers deliver products to us on a “just-in-time basis,” and we believe that they have sufficient supply to meet our current needs. We, however, have experienced certain supply chain constraints in the past, and it is possible that we could experience supply chain constraints in the future due to a sudden worldwide surge in demand or supply chain disruption.

Our technology approach is to leverage multi-functional technical capabilities and innovation to create unique and differentiated products meeting customer requirements for systems and solutions. For our digital products such as digital signal processors, microprocessors and MCUs, we use both industry-standard processes and standard processes enhanced by us and our partners. To develop sensors, analog power and radio frequency devices, we use specialized, differentiated in-house processes.

Like many global companies, we maintain plans to respond to external developments that may affect our employees, facilities or business operations. Business continuity is very important to us as we strive to ensure reliability of supply to our customers. TS16949 quality standards and our internal quality standards all require a business continuity plan to effectively return critical business functions to normal in the case of an unplanned event, and our operations are certified to all of these standards. We require our major foundries, assembly and test providers and other suppliers to have a business continuity plan as well. However, in the event that our manufacturing capacity, either internal or through contract manufacturers, is disrupted, we could experience difficulty fulfilling customer orders.

Our business continuity plan covers issues related to continuing operations (for example, continuity of manufacturing and supply to customers), crisis management of our business sites (for example, prevention and recovery from computer, data, hardware and software loss) and information protection. We perform annual risk assessments at each site, reviewing activities, scenarios, risks and actual events and conducting annual test drills. Generally, we maintain multiple sources of supply of qualified technologies. We also audit our suppliers’ compliance with their business continuity plans.

Competition

The semiconductor industry is highly competitive and characterized by constant and rapid technological change, short product lifecycles, significant price erosion and evolving standards. Our competitors range from large, international companies offering a full range of products to smaller companies specializing in narrow markets within the semiconductor industry. The competitive environment is also changing as a result of increased alliances among our competitors and through strategic acquisitions. Our competitors may have greater financial, personnel and other resources than we have in a particular market or overall. We expect competition in the markets in which we participate to continue to increase as existing competitors improve or expand their product offerings or as new participants enter our markets. Increased competition may result in reduced profitability and reduced market share. In addition, we could lose market share to new entrants that are able to more quickly adapt to technological changes despite our historical relationships with our customers.

We compete in our different product lines primarily on the basis of technology offered, product features, quality and availability of service, time-to-market, reputation and price. Our ability to develop new products to meet customer requirements and to meet customer delivery schedules are also critical factors. We believe that new products represent the most significant opportunity to overcome the increased competition and pricing pressure inherent in the semiconductor industry.

The majority of the markets in which we compete are mature and include established competitors with substantial experience. Although product life cycles and the degree of complexity varies by end market, our primary competitors generally offer products that have similar breadth, depth and design complexity. Our primary competitors are other integrated device manufacturers, such as Infineon Technologies AG, Intel Corporation, Renesas Electronics Corporation, STMicroelectronics, Microchip Technology Incorporated, Atmel Corporation, Analog Devices Incorporated, Cavium Networks, Inc. and Texas Instruments Incorporated.

Backlog

Our backlog was $1.1 billion at April 1, 2011 and at December 31, 2010. Orders are placed by customers for delivery for up to as much as 12 months in the future, but for purposes of calculating backlog, only orders expected to be fulfilled during the next 13 weeks are reported. An order is removed from backlog only when the product is shipped, the order is cancelled or the order is rescheduled beyond the 13-week delivery window used for backlog reporting. In the semiconductor industry, backlog quantities and shipment and delivery schedules under outstanding purchase orders are frequently revised in response to changes in customer needs without significant penalty. Typically, agreements calling for the sale of specific quantities at specific prices are contractually subject to price or quantity revisions and are, as a matter of industry practice, rarely formally enforced. Therefore, most of our order backlog is cancelable. For these reasons, the amount of backlog as of any particular date is not the sole indicator of future results.

Intellectual Property

We depend significantly on patents and other intellectual property rights to protect our products and proprietary design and fabrication processes against infringement or misappropriation by others and to ensure that we have the ability to generate royalty and other licensing revenue. We rely primarily on patent, copyright, trademark and trade secret laws, as well as on nondisclosure and confidentiality agreements and other methods to protect our proprietary technologies. Protection of our patent portfolio and other intellectual property rights is very important to our operations. We intend to continue to license our intellectual property to third parties. We have a broad portfolio of approximately 6,100 patent families and numerous licenses, covering manufacturing processes, packaging technology, software systems and circuit design. A patent family includes all of the equivalent patents and patent applications that protect the same invention, covering different geographical regions. When and if issued, patents are typically valid for 20 years from the date of filing the application. We do not believe that any individual patent, or the expiration thereof, is or would be material to our business.

The laws of certain countries in which we manufacture and design our products do not protect our intellectual property rights to the same extent as the laws of the United States. In the Office of the United States Trade Representative (USTR) annual “Special 301” Report released on April 30, 2010, the adequacy and effectiveness of intellectual property protection in a number of foreign countries were analyzed. Those countries where particular concern is expressed include China, where the USTR finds China’s intellectual property enforcement to be “largely ineffective and a non-deterrent,” and India, where the expressed concern was “India’s inadequate legal framework and ineffective enforcement.” In addition, Malaysia was identified as a country where piracy remains widespread and enforcement is declining. No other countries in which we have material operations are named in the Report, and we believe that we have disclosed the differences in intellectual property protections of the countries material to these operations that could have a material adverse impact on our business. The absence of consistent intellectual property protection laws and effective enforcement mechanisms makes it difficult to ensure adequate protection for our technologies and other intellectual property rights on a worldwide basis. As a result, it is possible for third parties to use our proprietary information in certain countries without us having the ability to fully enforce our rights in those countries, which could negatively impact our business in a material way. If our patents or trade secrets fail to protect our technology, we could lose some or all of our competitive advantage, which would enable our competitors to offer similar products. Any inability on our part to adequately protect our intellectual property may have a material negative impact on our business, financial condition and results of operations.

We generate revenue from licensing our patents and certain technologies to third parties. Our future intellectual property revenue depends in part on the continued strength of our intellectual property portfolio and enforcement efforts, and on the sales and financial stability of our licensees. In situations where we believe that a third party has infringed on our intellectual property, we enforce our rights through appropriate legal means to the extent that we determine the potential benefits of such actions outweigh any costs involved.

Environmental Matters

Our operations are subject to a variety of environmental laws and regulations in the United States and other jurisdictions in which we operate governing, among other things, air emissions, wastewater discharges, the use, handling and disposal of hazardous substances and wastes, soil and groundwater contamination, and employee health and safety. As with other companies engaged in similar industries, environmental compliance obligations and liability risks are inherent in many of our manufacturing and other activities. In the United States, certain environmental remediation laws, such as the federal “Superfund” law, can impose the entire cost of site clean-up, regardless of fault, upon any single potentially responsible party, including companies that owned, operated, or sent wastes to a site. Environmental requirements may become more stringent in the future, which could affect our ability to obtain or maintain necessary authorizations and approvals or could result in increased environmental compliance costs. We believe that our operations are in compliance in all material respects with current requirements under applicable environmental laws. Please refer to note 8 to Holdings I’s consolidated financial statements included elsewhere in this prospectus for additional information regarding the amounts we have accrued related to our environmental remediation obligations.

Motorola was identified as a potentially responsible party at certain locations in the past, and has been engaged in investigations, administrative proceedings and/or cleanup processes with respect to past chemical releases into the environment. Freescale Inc. agreed to indemnify Motorola for certain environmental liabilities related to its business, including the sites described below. Potential future liability (excluding costs spent to date) at these or other sites for which we are responsible may adversely affect our results of operations.

52nd Street Facility, Phoenix, AZ. In 1983, a trichloroethane leak from a solvent tank led to the discovery of chlorinated solvents in the groundwater underlying a former Motorola facility located on 52nd Street in Phoenix, Arizona, which resulted in the facility and adjacent areas being placed on the federal National Priorities List of Superfund sites. The 52nd Street site was subsequently divided into three operable units by the Environmental Protection Agency (EPA), which is overseeing site investigations and cleanup actions with the Arizona Department of Environmental Quality (ADEQ). To date, two separate soil cleanup actions have been completed at the first operable unit (“Operable Unit One”), for which Motorola received letters stating that no further action would be required with respect to the soils. We also implemented and are operating a system to treat contaminated groundwater in Operable Unit One and prevent migration of the groundwater from Operable Unit One. The EPA has not announced a final remedy for Operable Unit One and it is therefore possible that costs to be incurred at this operable unit in future periods may vary from our estimates. In relation to the second operable unit, the EPA issued a record of decision in July 1994, and subsequently issued a consent decree, which required Motorola to design a remediation plan targeted at containing and cleaning up solvent groundwater contamination downgradient of Operable Unit One. That remedy is now being implemented by Freescale Inc. and another potentially responsible party pursuant to an administrative order. Of our total accrual for environmental remediation liabilities of $41 million as of December 31, 2010, approximately 68% was for Operable Unit One and Operable Unit Two. The EPA and ADEQ are currently performing a remedial investigation at the third operable unit (“Operable Unit Three”) to determine the extent of groundwater contamination. A number of additional potentially responsible parties, including Motorola, have been identified in relation to Operable Unit Three. In addition, we have entered into an agreement with the EPA to perform “vapor intrusion studies” in residential areas adjacent to the 52nd Street facility. Because these investigations are in the early stages, we cannot predict at this time whether or to what extent we may be held liable for cleanup at Operable Unit Three, or whether any such liability would be material.

56th Street Facility, Phoenix, AZ. In 1985, the EPA initiated an inquiry concerning the former Motorola facility located on 56th Street in Phoenix, Arizona following the discovery of organic compounds in certain local area wells. Motorola completed several remedial actions at this site including soil excavation and cleanup. We subsequently undertook voluntary negotiations with ADEQ, which assumed primary responsibility for this matter in 2004 under the state’s Water Quality Assurance Revolving Fund Program.

Legal Proceedings

We are a defendant in various lawsuits and are subject to various claims which arise in the normal course of business. We record an associated liability when a loss is probable and the amount is reasonably estimable.

From time to time, we are involved in legal proceedings arising in the ordinary course of business, including tort, contractual and customer disputes, claims before the United States Equal Employment Opportunity Commission and other employee grievances, and intellectual property litigation and infringement claims. Under agreements with Motorola, Freescale Inc. must indemnify Motorola for certain liabilities related to our business incurred prior to our separation from Motorola.

On December 1, 2010, Rambus, Inc. filed a complaint in the ITC against Freescale Inc., Broadcom Corporation, LSI Corporation, Nvidia Corporation, STMicroelectronics, Mediatek Inc. and 22 other customer respondents alleging, among other things, that certain products of Freescale Inc. infringe patents owned by Rambus relating to double data rate memory controller interfaces and PCI Express technology. This ITC complaint seeks an exclusion order barring the importation of accused products into the United States. Also on December 1, 2010, Rambus filed related lawsuits in the United States District Court for the Northern District of California against Freescale Inc. and certain other respondents alleging, among other things, that certain Freescale Inc. products infringe on the same patents involved with the ITC matter and other patents owned by Rambus. On June 2, 2011, we executed settlement and patent license agreements with Rambus, which fully resolve all pending litigation and claims between us, including both the ITC and Northern District of California actions, as well as past use of Rambus patents. The consideration given by us is not material to our financial position, results of operations or cash flows.

The resolution of intellectual property litigation may require us to pay damages for past infringement or to obtain a license under the other party’s intellectual property rights that could require one-time license fees or ongoing royalties, require us to make material changes to our products and/or manufacturing processes, require us to cross-license certain of our patents or other intellectual property and/or prohibit us from manufacturing or selling one or more products in certain jurisdictions, which could adversely impact our operating results in future periods. If any of those events were to occur, our business, financial condition and results of operations could be adversely affected.

Properties

Our principal executive offices are at 6501 William Cannon Drive West, in Austin, Texas. We also operate manufacturing facilities, design centers and sales offices throughout the world. As of June 24, 2011 we owned 12 facilities and leased 63 facilities. Our total square footage consists of approximately 11 million square feet, of which approximately 8 million square feet is owned and approximately 3 million square feet is leased. Our remaining lease terms range from one to nine years.

The following table describes our facilities in operation as of June 24, 2011:

Region	Description	Principal Locations	Total Owned Square Footage	Total Leased Square Footage

Americas	3 owned facilities, 25 leased facilities	Austin, Texas Chandler, Arizona Tempe, Arizona	4.7 million	1.9 million

Asia	6 owned facilities, 18 leased facilities	Kuala Lumpur, Malaysia Noida, India Tianjin, China Sendai, Japan (1)	1.9 million	0.4 million

Europe, Middle East, Africa	3 owned facilities, 20 leased facilities	Toulouse, France (2) Munich, Germany Tel Aviv, Israel East Kilbride, Scotland	1.7 million	0.3 million

(1)	The manufacturing operations at this facility ceased in March 2011.
(2)	The manufacturing operations at this facility are scheduled to close in the fourth quarter of 2011.

We believe that all of our facilities and equipment are in good condition, are well maintained and are adequate for our present operations.

We have a concentration of manufacturing (including assembly and test) in Asia, primarily in China, Japan, Malaysia, Taiwan and Korea, either in our own facilities or in the facilities of third parties. If manufacturing in the region were disrupted, our overall production capacity could be significantly reduced.

Employees

As of June 24, 2011, we employed approximately 18,500 full-time employees. Our U.S. employees are not represented by labor unions. A portion of our non-U.S. employees are represented by labor unions or work councils. We consider relations with our employees to be satisfactory.

MANAGEMENT

Directors, Executive Officers and Corporate Governance

The following table sets forth certain information regarding the directors and executive officers of Freescale Inc. and Holdings I.

Name	Age	Office and Position
Richard M. Beyer	62	Chairman of the Board and Chief Executive Officer
Jim Baillie	60	Vice President, Global Quality
Michel C. Cadieux	53	Senior Vice President, Human Resources
Alan Campbell	53	Senior Vice President and Chief Financial Officer
Thomas Deitrich	44	Senior Vice President and General Manager, Radio Frequency, Analog and Sensor and Cellular Products
Jonathan A. Greenberg	44	Senior Vice President, General Counsel and Secretary
Ken Hansen	59	Vice President and Chief Technology Officer
Randy Hyzak	41	Vice President and Chief Accounting Officer
Brad Johnson	38	Senior Vice President, Strategy and Business Transformation
Reza Kazerounian	53	Senior Vice President and General Manager, Microcontroller Solutions
Rajeeva Lahri	55	Senior Vice President of Global Back-End Operations and Production Planning
Jack Mendenhall	56	Senior Vice President of Global Front-End Operations
Henri Richard	53	Senior Vice President, Chief Sales and Marketing Officer
David Stasse	41	Vice President and Treasurer
Lisa Su	41	Senior Vice President and General Manager, Networking and Multimedia
Chinh E. Chu	44	Director
Daniel J. Heneghan	55	Director
Thomas H. Lister	47	Director
John W. Marren	48	Director
J. Daniel McCranie	67	Director
Paul C. Schorr, IV	44	Director
Peter Smitham	69	Director
Gregory L. Summe	54	Director
Claudius E. Watts IV	49	Director

Richard M. Beyer is our Chairman of the board of directors and Chief Executive Officer and has served in these roles since March 2008. From May 2002 to March 2008, Mr. Beyer was Chief Executive Officer and director of Intersil Corporation, which designs and manufactures high performance analog solutions. Mr. Beyer joined Intersil when it acquired Elantec Semiconductor, Inc., a provider of analog integrated circuits, where he was president, chief executive officer and director. Prior to joining Elantec, Mr. Beyer served as president, chief executive officer and director of FVC.com, a video technology solutions provider. Prior to that, he served as president, chief operating officer and director of VLSI Technology, Inc., a designer, manufacturer and marketer of complex custom and semi-custom integrated chips. Before VLSI, he was executive vice president and chief operating officer of National Semiconductor Corporation, a semiconductor manufacturer, and president of National Semiconductor’s Communications and Computing Group. Before joining National Semiconductor, Mr. Beyer served in a number of senior management positions in the telecommunications and computer industries. Mr. Beyer served on the board of directors of Credence Systems Corporation from September 2003 to March 2008.

Mr. Beyer was selected to serve as the Chairman of the board of directors because of his role as our Chief Executive Officer, the management perspective he brings to board deliberations, his extensive management expertise at public companies and because such appointment is required by his employment agreement.

Jim Baillie is our Vice President, Global Quality and has served in this role since October 2009. Prior to that, from February 2007 to September 2009, Mr. Baillie served as Vice President of Quality and Reliability at

Intersil Corporation, which designs and manufactures high performance analog solutions. Prior to Intersil, from January 2006 to February 2007, Mr. Baillie served as Director of Quality for Motorola ECC, the embedded computing division of the telecommunications company, in Tempe, Arizona. From July 2005 to January 2006, Mr. Baillie was an independent contractor. Prior to that, from January 1994 to July 2005, Mr. Baillie spent 12 years at Motorola Semiconductor Products Sector and Freescale Inc., holding positions such as Director of Phoenix Quality Operations and Director of Field Quality Engineering.

Michel C. Cadieux is our Senior Vice President of Human Resources and Security and has held this position since August 2008. From December 2006 to June 2008, Mr. Cadieux served as senior vice president, Human Resources and chief talent officer for Advanced Micro Devices (AMD), a semiconductor design innovator after which he took time off as he transitioned to Freescale Inc. Prior to his role at AMD, he served in a number of senior executive and human resources roles, including Senior Vice President, Corporate Services and Vice President, Human Resources, at ATI Technologies, Inc., a manufacturer of semiconductors and semiconductor equipment, from September 2000 to December 2006.

Alan Campbell is our Senior Vice President and Chief Financial Officer and has served in this role since May 2004. Mr. Campbell served as Senior Vice President and Director of Finance of the SPS (semiconductors product sector) division of Motorola, Inc. from February 2003 to May 2004. From May 2001 to February 2003, he served as Corporate Vice President and Director of Finance of the SPS division. From October 2000 to May 2001, he served as Vice President and Director of Finance of the SPS division. Prior to that, he served as Vice President and Director of Finance of the SPS division’s Technology and Manufacturing Group.

Thomas Deitrich is our Senior Vice President and General Manager, Radio Frequency, Analog and Sensor. In addition, Mr. Deitrich also manages the cellular products portfolio. Mr. Deitrich has served in this dual role since April 2009. From October 2007 to April 2009, Mr. Deitrich managed the Cellular Products Group and from September 2006 to October 2007, he was the division general manager for the Cellular Division. Prior to joining Freescale, Mr. Deitrich served as Senior Vice President, original design manufacturers, Design and Vertical Integration at Flextronics International, Inc., an electronics manufacturing services provider, from October 2003 to September 2006, and Senior Vice President, American Standards, Product Business Group at Sony Ericsson, a global mobile phone manufacturer, from October 2001 to September 2003.

Jonathan A. Greenberg is our Senior Vice President, General Counsel and Secretary and has served in this role since June 2010. From April 2008 to June 2010, Mr. Greenberg served as senior vice president, general counsel and secretary at Spirit AeroSystems, an aerospace technology supplier. From January 2008 to April 2008, Mr. Greenberg was a legal consultant to United Industrial Corporation, an aerospace and defense technology conglomerate. From September 2004 to December 2007, he served as vice president, general counsel and chief ethics and compliance officer for United Industrial Corporation. His in-house legal experience also includes serving as general counsel and senior corporate counsel at two Washington, D.C. area technology companies. Prior to embarking on his in-house legal career, Mr. Greenberg practiced law for nine years, including five years at a major Wall Street firm and a boutique Manhattan law firm, followed by four years at the Washington, D.C. offices of Holland & Knight, LLP, where he was elected partner in 2000.

Ken Hansen is our Senior Fellow, Vice President and Chief Technology Officer and has served in this role since August 2009. Prior to becoming CTO, from November 2007 to August 2009, Mr. Hansen was senior fellow and vice president in the chief development office where he focused on improving design efficiency and reducing product cost across all the Freescale businesses. Previously, from July 2003 to November 2007, he held several senior technology and management positions at Freescale Inc. and Motorola leading research and development teams. Mr. Hansen is a Senior Member of the IEEE, the Institute of Electrical and Electronics Engineers, a professional association dedicated to advancing technological innovation, and holds 12 U.S. patents.

Randy Hyzak is our Vice President and Chief Accounting Officer and has held this position since February 2009. From February 2005 to January 2009, Mr. Hyzak served in various other accounting capacities at

Freescale, including as our Corporate Controller. Prior to joining us in February 2005, Mr. Hyzak was a senior manager with the public accounting firm Ernst & Young LLP where he primarily served large global Fortune 500 clients during his eleven years with the firm.

Brad Johnson is our Senior Vice President, Strategy and Business Transformation. Prior to joining us in February 2011, Mr. Johnson held various positions, most recently as a principal, at McKinsey & Company, Inc. from 2005 to February 2011, where he was a leader of the firm’s global high technology practice and semiconductor interest group and focused functionally on strategy, corporate finance and mergers and acquisitions.

Reza Kazerounian is our Senior Vice President and General Manager, Microcontroller Solutions, and has held this position since May 2009. From September 2005 to March 2009, Dr. Kazerounian served as president and CEO of STMicroelectronics Inc. Americas, a manufacturer of semiconductor integrated circuits after which he took time off as he transitioned to Freescale Inc. From August 2003 to September 2005, Dr. Kazerounian also served as the group vice president and division manager of STMicroelectronics’ smart card and programmable systems memory divisions. Prior to joining STMicroelectronics, he was chief operating officer with WaferScale Integration, Inc., which provides Programmable System Devices, where he was responsible for all operations, engineering and product development. WaferScale was acquired by STMicroelectronics in September 2000.

Rajeeva Lahri is our Senior Vice President of Global Back-End Operations and Production Planning and has served in this role since July 2010. From July 2007 to June 2010, Dr. Lahri served as the chief executive officer of Signet Solar Inc Develop, a developer and manufacturer of large area thin film silicon PV modules. From May 2002 to July 2007, Dr. Lahri served as the chief technology officer and executive vice president of worldwide operations at Intersil Corporation, which designs and manufactures high performance analog semiconductors. Prior to that, Dr. Lahri served as senior vice president of technology and operations at Elantec Semiconductor, Inc., a provider of analog integrated circuits, which was acquired by Intersil, deputy chief technology officer of Philips Semiconductors (now NXP Semiconductors) and senior vice president of corporate technology for VLSI technology, Inc., a designer, manufacturer and marketer of complex custom and semi-custom integrated chips, which was acquired by Philips. He has also held various management and technical positions at National Semiconductor Corporation, a semiconductor manufacturer, and Hewlett Packard, a technology company specializing in printing, personal computing, software, services and IT infrastructure.

Jack Mendenhall is our Senior Vice President of Global Front-End Operations. Prior to joining us in April 2011, Mr. Mendenhall held various positions, most recently as Vice President Region Americas Front End Manufacturing, at STMicroelectronics Inc., a manufacturer of semiconductor integrated circuits, subsystems and modules, from 1977 to March 2011.

Henri Richard is our Senior Vice President, Chief Sales and Marketing Officer and has served in this role since joining us in September 2007. Prior to joining us, Mr. Richard was Executive Vice President and Chief Sales and Marketing Officer at Advanced Micro Devices (AMD), a semiconductor design innovator from 2002 to September 2007. He joined AMD in 2002 as Group Vice President of Worldwide Sales. Previously, Mr. Richard was Executive Vice President of Worldwide Field Operations at WebGain, Inc., a privately held provider of Java software for Fortune 500 companies.

David Stasse is our Vice President and Treasurer and has held this position since August 2008. From August 2006 to August 2008, Mr. Stasse served as Assistant Treasurer. Prior to joining us, Mr. Stasse was an independent consultant from March 2006 to July 2006 and he was First Vice President focused on treasury matters at MBNA Corporation, a financial services provider, from May 2005 to February 2006. From March 2004 to May 2005, he was Treasury Manager at SPX Corp., a provider of products and services for multiple industries including food and beverage, transportation, automotive, power generation and distribution, gas and oil production, manufacturing, pharmaceutical and biotechnology, and from July 1998 to February 2004, Mr. Stasse served in various finance positions at Honeywell International, an inventor and manufacturer of technologies addressing global macrotrends challenges such as safety, security and energy.

Lisa Su is our Senior Vice President and General Manager, Networking and Multimedia Group and has served in this role since September 2008. Dr. Su also served as our Chief Technology Officer from June 2007 to August 2009. Dr. Su came to Freescale Inc. from IBM, a technology and consulting firm, where she served from 1995 until June 2007 in various technology development and management capacities including Vice President of Semiconductor Research and Development, Vice President of Technology Development and Alliances and Director of Emerging Products.

Chinh E. Chu joined our board of directors in February 2011. Mr. Chu is also a member of our Compensation and Leadership Committee and our Finance Committee. Mr. Chu has been a Senior Managing Director in the Private Equity Group at The Blackstone Group, a private equity firm since 1990. Mr. Chu received a B.S. in Finance from the University of Buffalo, where he graduated summa cum laude. He currently serves as a director of Alliant Insurance Services, Inc., BankUnited, BayView Financial Holdings, L.P., Healthmarkets, Inc., DJO Incorporated, Catalent Pharma Solutions, Inc., SunGard Data Systems Inc., and Graham Packaging Company Inc. and previously served on the board of directors of Celanese Corporation.

Mr. Chu was selected to serve as a director in light of his affiliation with The Blackstone Group, his financial expertise and his significant experience in working with companies controlled by private equity sponsors. Mr. Chu was nominated as a Holdings I director by The Blackstone Group.

Daniel J. Heneghan has served as a member of our board of directors since July 2010. Mr. Heneghan is Chairman of our Audit and Legal Committee and a member of our Finance Committee. Mr. Heneghan brings more than 25 years of experience in financial and executive positions in semiconductor and high tech industries to the board of directors. Mr. Heneghan has been an independent consultant since 2005, advising technology companies and serving on multiple boards of directors. From 1999 to 2005, Mr. Heneghan served as Vice President and Chief Financial Officer at Intersil Corporation, which designs and manufactures high performance analog solutions. Prior to that, Mr. Heneghan was Vice President and Controller of the Semiconductor Business at Harris Corporation, an international communications and information technology company. Prior to that, Mr. Heneghan was Vice President and General Manager of the Digital Products Division at Harris. Mr. Heneghan also served at various times as Division Controller of the Semiconductor Business, Director of Planning and Director of Finance at Harris. He also serves on the boards of directors of Pixelworks, Inc., Micrel, Inc. and NTELOS Holdings Corp.

Mr. Heneghan brings to our board of directors experience gained from holding senior leadership and board positions with publicly traded companies in the semiconductor industry. His experience as Chief Financial Officer of Intersil Corporation and service on the audit committees of the three other public companies has given him financial expertise to serve as one of our Audit and Legal Committee financial experts and provides experience that is particularly valuable to his service on the Audit and Legal Committee. He has also gained experience in risk management through these leadership positions, which is an important function of the Audit and Legal Committee and the board of directors.

Thomas H. Lister became a member of our board of directors in December 2006. Mr. Lister is Chairman of our Finance Committee and a member of our Audit and Legal Committee. Mr. Lister is Co-Managing Partner of the private equity firm Permira Advisors Ltd. and previously served as head of Permira’s North American business. Prior to joining Permira in November 2005, Mr. Lister was a Partner at Forstmann Little & Co., a private equity firm, where he spent 13 years focused on investments in technology, media and telecom and healthcare. Mr. Lister serves on the Board and Audit Committees of Permira Holdings Limited and the Advisory Committee of Legico, a debt investment fund advised by the Permira Funds. He has previously served on the Boards and Audit Committees of Aearo Technologies, Community Health Systems, IMG Worldwide and 24 Hour Fitness. Mr. Lister received a dual degree in Chemistry and Political Science from Duke University where he was Phi Beta Kappa and magna cum laude. Mr. Lister received his MBA from Harvard Business School and was named a Baker Scholar and a John Loeb fellow in Finance.

Mr. Lister was selected to serve as a director in light of his affiliation with Permira, his financial expertise and his significant experience in working with companies controlled by private equity sponsors. Mr. Lister was nominated as a Holdings I director by Permira.

John W. Marren became a member of our board of directors in June 2007. Mr. Marren is a member of our Compensation and Leadership Committee and our Finance Committee. Mr. Marren joined the private equity firm TPG Capital in 2000 as a Partner and leads TPG’s technology team. Prior to that, Mr. Marren was a Managing Director at the financial services firm Morgan Stanley, most recently as co-head of the Technology Investment Banking Group. From 1992 to 1996, he was a Managing Director and Senior Semiconductor Research Analyst at the investment bank Alex Brown & Sons. While at Morgan Stanley and Alex Brown & Sons, Mr. Marren was a frequent member of the Institutional Investor All-American Research Team which recognizes the top research analysts on Wall Street. Prior to Alex Brown, Mr. Marren spent eight years in the semiconductor industry working for VLSI Technology, Inc., a designer, manufacturer and marketer of complex custom and semi-custom integrated chips (now part of NXP Semiconductors), and Vitesse Semiconductor Corporation. Mr. Marren is currently the Chairman of the board of directors of MEMC Electronic Materials, Inc. and serves on the board of directors of SunGard Data Systems Inc. and Aptina Imaging. Mr. Marren previously served on the boards of directors of Conexant Systems, Inc. from 2004 to 2008, ON Semiconductor Corporation from 2000 to 2008 and Avaya Inc. from 2007 to 2011.

Mr. Marren was selected to serve as a director in light of his affiliation with TPG Capital, his financial expertise and his background in the semiconductor industry, as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Marren was nominated as a Holdings I director by TPG Capital.

J. Daniel McCranie has served as a member of our board of directors since March 2011. Mr. McCranie is also a member of our Audit and Legal Committee. Since August 2002, Mr. McCranie has served as Chairman of the Board and since November 2001 as a Director of ON Semiconductor Corporation, a supplier of high performance silicon solutions for energy efficient electronics. From October 2008 to September 2010, Mr. McCranie served as Executive Chairman of Virage Logic, a provider of application optimized semiconductor intellectual property platforms. Previously, Mr. McCranie served at Virage Logic as President and Chief Executive Officer from January 2007 to October 2008, Executive Chairman from March 2006 to January 2007, and Chairman of the Board of Directors from August 2003 to March 2006. From 1993 until his retirement in 2001, Mr. McCranie was employed in various positions, including as Executive Vice President, Marketing and Sales, with Cypress Semiconductor Corporation, a supplier of diversified, broadline semiconductor products, focusing on the communications industry. Mr. McCranie has been a member of the board of directors of Cypress Semiconductor since February 2005. From April 2004 to October 2010, Mr. McCranie served on the board of directors of Actel Corporation, a designer and provider of field programmable gate arrays and programmable system chips. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. In addition to On Semiconductor, Cypress Semiconductor and Virage Logic, within the past ten years, Mr. McCranie has served on the board of directors of Xicor, Inc., Actel Corporation, ASAT Holdings, California Microdevices and Actel Corporation.

Mr. McCranie brings to our board of directors nearly 40 years of sales and marketing experience in the semiconductor and communications industries, including management experience as a chief executive officer of two publicly held semiconductor corporations. His experience as a Chief Executive Officer of Virage Logic and SEEQ Technology and service on the audit committees of On Semiconductor, Virage Logic, Xicor, Inc., ASAT Holdings and California Microdevices has given him financial expertise to serve as one of our Audit and Legal Committee financial experts and provides experience that is particularly valuable to his service on the Audit and Legal Committee. He has also gained experience in risk management through these leadership positions, which is an important function of the Audit and Legal Committee and the board of directors.

Paul C. Schorr, IV became a member of our board of directors in December 2006. Mr. Schorr is a member of our Audit and Legal Committee. Mr. Schorr is currently a senior advisor to the private equity firm

The Blackstone Group and Chairman and Founding Managing Partner of Augusta Columbia Capital Group. From 2005 until January 2011, Mr. Schorr was a Senior Managing Director of The Blackstone Group, where he principally concentrated on investments in technology. Before joining Blackstone in 2005, Mr. Schorr was a Managing Partner of the private equity firm Citigroup Venture Capital in New York where he was responsible for the firm’s technology/ telecommunications practice. Mr. Schorr was instrumental in such transactions as Fairchild Semiconductor International, Inc., ChipPAC Inc., Intersil Corporation, AMI Semiconductor, Inc., Worldspan, L.P. and NTelos, Inc. He was with Citigroup Venture Capital for nine years. Mr. Schorr received his MBA with honors from Harvard Business School and a BSFS magna cum laude from Georgetown University’s School of Foreign Service. He is Chairman of the board of directors of Travelport Limited and is a member of the board of directors of UniFi and Intelenet Global Services. Mr. Schorr is also a member of the board of directors of Jazz at Lincoln Center and a trustee of the Whitney Museum of American Art. Mr. Schorr served on the boards of directors of AMI Semiconductor, Inc. from 2000 to 2008 and Orbitz Worldwide, Inc. from 2007 to 2011.

Mr. Schorr was selected to serve as a director in light of his affiliation with The Blackstone Group and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Schorr was nominated as a Holdings I director by The Blackstone Group.

Peter Smitham became a member of our board of directors in June 2007. Mr. Smitham is Chairman of our Compensation and Leadership Committee. Mr. Smitham retired from his position as a Partner of the private equity firm Permira on December 31, 2009, but he remains a member of Permira Advisers LLP, which he joined in 1985, the year the London office was founded. Mr. Smitham was the Managing Partner of the London office from 1994 until 1998 and led Permira’s European business from 1996 until 2000. He has worked on numerous transactions focusing on electronics and turnarounds, including Memec Group Holdings Limited, The Roxboro Group, Solartron Group and Technology plc. He has a degree in Geography from Swansea University, Wales, and attended the Senior Executive Program at Stanford Business School.

Mr. Smitham was selected to serve as a director in light of his affiliation with Permira and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Smitham was nominated as a Holdings I director by Permira.

Gregory L. Summe has served as a member of our board of directors since September 2010. Mr. Summe is a member of our Compensation and Leadership Committee. Mr. Summe is a Managing Director and Vice Chairman of Global Buyout at The Carlyle Group, a private equity firm, and a member of Carlyle’s Operating Committee. Prior to joining Carlyle in September 2009, he was the Chairman and CEO of PerkinElmer, Inc., a designer, manufacturer and deliverer of advanced technology solutions addressing health and safety concerns, a company he led for eleven years from 1998 to September 2009. He joined PerkinElmer in January 1998 in the role of President and Chief Operating Officer and in 1999 was elected Chief Executive Officer and Chairman of the Board. He also served as a Senior Advisor to Goldman Sachs Capital Partners, a leader in private corporate equity investing, from 2008 to 2009. Prior to joining PerkinElmer, Mr. Summe was with AlliedSignal, now Honeywell International, an inventor and manufacturer of technologies addressing global macrotrends challenges such as safety, security, and energy, serving as the President of General Aviation Avionics, President of the Aerospace Engines Group and President of the Automotive Products Group. Before joining AlliedSignal, he was the General Manager of Commercial Motors at General Electric and was a Partner with the consulting firm of McKinsey & Company, Inc. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School at the University of Pennsylvania. He is also in the Engineering Hall of Distinction at the University of Kentucky. Mr. Summe currently sits on the board of directors of Automatic Data Processing Inc., the State Street Corporation and Veyance Inc.

Mr. Summe was selected to serve as a director in light of his affiliation with The Carlyle Group and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Summe was nominated as a Holdings I director by The Carlyle Group.

Claudius E. Watts IV became a member of our board of directors in December 2006. Mr. Watts is a member of our Audit and Legal Committee and our Finance Committee. Mr. Watts is currently a Managing Director with The Carlyle Group, a private equity firm. Mr. Watts is the head of Carlyle’s Technology Buyout Group and focuses on buyouts and growth equity investments in large companies providing semiconductors, electronic systems, software, and software enabled services. Prior to joining Carlyle in 2000, Mr. Watts was a Managing Director in the mergers and acquisitions group of First Union Securities, Inc. (now Wells Fargo Securities) from May 1998 to April 2000, where he led the firm’s defense, aerospace and technical services mergers and acquisitions efforts. Mr. Watts joined First Union in conjunction with First Union’s 1998 acquisition of Bowles Hollowell Conner & Co., an investment banking firm, where Mr. Watts was a principal and had been employed since June 1994. Prior to attending graduate school Mr. Watts was a fighter pilot in the United States Air Force. Mr. Watts earned a B.S. in electrical engineering from The Citadel in Charleston, South Carolina and an M.B.A. from The Harvard Graduate School of Business Administration. Mr. Watts currently sits on the board of directors of CommScope, Inc., SS&C Technologies, Inc., Open Solutions, Inc., OpenLink Financial, Inc. and CPU Technology, Inc.

Mr. Watts was selected to serve as a director in light of his affiliation with The Carlyle Group and his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors. Mr. Watts was nominated as a Holdings I director by The Carlyle Group.

Board Composition

Our board of directors consists of eleven directors: Mr. Beyer as the Chairman, Mr. Heneghan, two representatives of each of the four Sponsors and one vacancy. Holdings I, our Sponsors and Freescale LP are party to a shareholders agreement that provides, among other things, that each of our Sponsors has the right to nominate up to two designees for election to Holdings I’s board of directors based on the percentage of Holdings I’s outstanding common shares (“common shares”) owned by Freescale LP and our Sponsors. See “Certain Relationships and Related Party Transactions—Shareholders Agreement.” Because of their affiliations with our Sponsors and us, none of our directors are “independent” under the listing rules of the New York Stock Exchange, or Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) except for Messrs. Heneghan and McCranie. See “Certain Relationships and Related Party Transactions.” Within one year following June 1, 2011, we intend to appoint one additional independent director.

Our Sponsors beneficially own a majority of outstanding common shares through their ownership of Freescale LP, and Holdings I is a “controlled company” under the corporate governance rules of the New York Stock Exchange. As a controlled company, Holdings I is eligible for exemptions from some of the requirements of these rules, including the requirements (i) that a majority of our board of directors consist of independent directors, (ii) that Holdings I have a nomination and governance committee and a compensation committee which are each composed entirely of independent directors and governed by a written charter addressing the respective committee’s purpose and responsibilities and (iii) for annual performance evaluations of the nominating and governance committee and the compensation committee. Holdings I intends to utilize some or all of these exemptions for so long as our Sponsors or any other person, group or entity continues to beneficially own a majority of the outstanding voting common shares. In the event that Holdings I ceases to be a controlled company within the meaning of these rules, Holdings I will be required to comply with these provisions after specified transition periods.

More specifically, if Holdings I ceases to be a controlled company within the meaning of these rules, Holdings I will be required to (i) satisfy the majority independent board requirement within one year of the status change, (ii) have (a) at least one independent member on each of its nominating and corporate governance committee and compensation committee by the date of our status change, (b) at least a majority of independent members on each committee within 90 days of the date of the status change and (c) fully independent committees within one year of the date of the status change.

Our board of directors has assigned certain of its responsibilities to permanent committees consisting of board members appointed by it. Our board of directors has an Audit and Legal Committee, Finance Committee, Compensation and Leadership Committee and Nominating and Corporate Governance Committee, each of which has the responsibilities and composition described below:

Audit and Legal Committee

Our Audit and Legal Committee currently consists of Messrs. Heneghan, Lister, McCranie, Schorr and Watts. Except for Mr. Heneghan and Mr. McCranie, the members are not independent because of their affiliations with our Sponsors. Pursuant to its charter and the authority delegated to it by the board of directors, the Audit and Legal Committee has ultimate authority and direct responsibility to appoint, compensate, retain, oversee, evaluate and, where appropriate, replace the independent auditors. In addition, the Audit and Legal Committee reviews performance and independence of the independent auditors and also oversees internal audit activities and legal matters including intellectual property litigation. The Audit and Legal Committee meets as often as it deems necessary to fulfill its responsibilities.

Our Audit and Legal Committee reviews our annual audited financial statements and quarterly unaudited financial statements and certain other public disclosures prior to publication.

The Audit and Legal Committee meets periodically with senior management to discuss risk assessment and risk management policies.

Our board of directors has determined that Messrs. Heneghan, Lister and McCranie are qualified as an audit committee financial expert within the meaning of the SEC regulations and that Messrs. Heneghan and McCranie meet the definition of “independent director” under the listing rules of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. Within 90 days of May 25, 2011, the Audit and Legal Committee will consist of a majority of independent directors, and within one year of May 25, 2011, the Audit and Legal Committee will consist entirely of independent directors.

The written charter for our Audit and Legal Committee is available on our website.

Finance Committee

Our Finance Committee currently consists of Messrs. Lister, Chu, Heneghan, Marren and Watts. Except for Mr. Heneghan, the members are not independent because of their affiliations with our Sponsors. Pursuant to its charter and the authority delegated to it by the board of directors, the Finance Committee makes recommendations to the board about the financial policies of the Company and the nature and structure of major strategic financial commitments. The Finance Committee meets as often as it determines necessary.

The written charter for our Finance Committee is available on our website.

Compensation and Leadership Committee

Our Compensation and Leadership Committee currently consists of Messrs. Chu, Marren, Smitham and Summe. The members are not independent because of their affiliations with our Sponsors. Pursuant to its charter and the authority delegated to it by our board of directors, the Compensation and Leadership Committee is responsible for overseeing our compensation and employee benefit plans and practices, including formulating, evaluating and approving the compensation of our executive officers and reviewing and recommending to the full board of directors the compensation of our Chief Executive Officer, and for overseeing all compensation programs involving the issuance of our equity securities. The Compensation and Leadership Committee meets as often as it determines necessary, but not less than four times a year. As a “controlled company,” Holdings I is not required to have a Compensation and Leadership Committee comprised entirely of independent directors.

The written charter for our Compensation and Leadership Committee is available on our website.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. Chu, Marren, Smitham and Watts. The members are not independent because of their affiliations with our Sponsors. Pursuant to its charter and the authority delegated to it by our board of directors, the Nominating and Corporate Governance Committee is responsible for determining selection criteria and appointment procedures for members of our board of directors, periodically assessing the scope and composition of our board of directors and evaluating the performance of its individual members. As a “controlled company,” Holdings I is not required to have a Nominating and Corporate Governance Committee comprised entirely of independent directors.

The written charter for our Nominating and Corporate Governance Committee is available on our website.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics which applies to all of our employees, including our senior financial officers, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any other person performing similar functions. The Code of Business Conduct and Ethics is available on our website. We intend to disclose on our website any amendments to or waivers of this Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve, or in the past fiscal year have served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our board of directors or Compensation and Leadership Committee.

EXECUTIVE COMPENSATION

Executive Summary

All of our executive officers are employees of Freescale Inc. Compensation and related matters are reviewed and approved by the Compensation and Leadership Committee of Holdings I and the Compensation and Leadership Committee of Freescale Inc., which we refer to collectively as the Compensation Committee. The Compensation Committee of Holdings I and Freescale Inc. consist of the same members.

Matters reviewed and approved by the Compensation Committee include:

•	Our compensation philosophy;

•

Base salary and bonus targets for the direct reports to our Chief Executive Officer, including our Named Executive Officers (the Compensation Committee reviews and recommends the Chief Executive Officer’s base salary and bonus target to the board of directors);

•	Total target cash, which includes base salary and short-term cash incentive awards;

•	Long-term incentive awards; and

•

Employment agreements and executive perquisites, as applicable, for the direct reports to our Chief Executive Officer, including our Named Executive Officers (other than our Chief Executive Officer whose compensation matters are reviewed and approved by the non-management members of the board of directors).

The non-management members of the board of directors have the sole authority to authorize and approve all elements of compensation paid to our Chief Executive Officer.

We believe that our senior management capabilities and leadership are significant factors in our long-term success. Therefore, a principal objective of the Compensation Committee and our compensation programs is to attract, motivate and retain the most competent and skilled executives within the semiconductor industry. The principal elements of total compensation paid to the Chief Executive Officer, Chief Financial Officer, and the three highest paid individuals who were executive officers in 2010 (collectively called the Named Executive Officers), include:

•	competitive base salary;

•	at risk short-term cash incentives; and

•	long-term incentives.

Base salaries are determined and evaluated annually, relative to the composite market data for similar positions and roles within our peer group (described below), as well as salary relative to internal comparable positions, and individual performance and contribution to Freescale. The Compensation Committee has the authority to approve an adjustment to an executive’s base salary, other than the Chief Executive Officer’s, if warranted, during this annual review or upon special circumstances including promotions or changes in duties. At the first meeting in 2010, the Compensation Committee (and board of directors for our Chief Executive Officer) reviewed base salaries for the Named Executive Officers and determined not to adjust the base salaries for 2010 as discussed below.

Short-term cash incentive awards are granted under the Freescale 2008 Incentive Performance Plan (“Incentive Performance Plan”), which is designed to align and reward individual and company performance in areas deemed critical to our success. Short-term cash incentive awards have a measurement period up to one year and are a key element of our pay for performance philosophy. Short-term cash incentive targets are established within the context of the Incentive Performance Plan, commensurate with competitive targets for similar positions and roles within our peer group (described below), taking into account the target relative to internal comparable positions, and individual performance and contribution to Freescale.

Long-term incentive awards are designed to align and recognize individual and company performance in creating long-term shareholder value and align the focus and execution of executives with our long-term success. We have granted long-term incentive awards to our executives under the Freescale Holdings 2006 Management Incentive Plan (“MIP”) and the Freescale Semiconductor Holdings 2007 Employee Incentive Plan (“EIP”) and have adopted the Freescale Semiconductor Holdings I 2011 Omnibus Incentive Plan (the “2011 Plan”) and the 2011 Freescale Incentive Plan. Long-term incentive awards include options to purchase common shares, restricted stock unit awards (including deferred stock unit awards) payable in common shares and restricted cash awards. While we also have granted Class B limited partnership interests in Freescale LP under the Freescale LP 2006 Interest Plan (“Interest Plan”), no Class B interests were held by any of our Named Executive Officers or other employees during 2010.

In addition to the above principal elements of total compensation, our Named Executive Officers are entitled to certain additional benefits, including (i) retirement benefits under the Freescale 401(k) Retirement Savings Plan (“401(k) Plan”); (ii) payment of benefits upon certain termination and change in control events, as provided under the employment agreements described in further detail below; and (iii) perquisites described in further detail below in the section entitled “—Benefits and Perquisites.”

Our Named Executive Officers for 2010 are Richard M. Beyer (our Chief Executive Officer), Alan Campbell (our Chief Financial Officer), Jonathan Greenberg, Dr. Reza Kazerounian and Henri Richard.

This compensation discussion and analysis is intended to explain our compensation philosophy and the factors considered in establishing our executive compensation. This disclosure should be read in connection with the compensation tables and narrative disclosure included elsewhere in this prospectus, all of which provide further detail on the compensation granted and paid to our Named Executive Officers.

Compensation Philosophy

The Compensation Committee believes that well-designed compensation programs are critical to attracting and retaining the right people, can significantly impact behaviors and create a successful company.

Guiding Principles

In accordance with this philosophy, the Compensation Committee is guided by the following principles in structuring and administering compensation programs:

•	align the interests of management with the long-term interests of shareholders, without encouraging excessive or inappropriate risk taking;

•	design programs that are fiscally sound in a way that maximizes the value to participants and shareholders;

•	be equitable, reasonable and market oriented in comparison to similar positions in comparable corporations;

•	motivate and reward management to maximize enterprise value and performance while focusing on targeted short- and long-term objectives;

•	incorporate an increasing proportion of variable and at-risk compensation as levels of responsibility and the ability to affect results increase;

•	provide increased long-term compensation in comparison to short-term compensation as levels of responsibility increase;

•

align compensation with our pay-for-performance philosophy and recognize individual contribution through application of specific performance criteria that, to the maximum extent possible, are quantifiable; and

•	provide increased rewards for outstanding performance.

Compensation Consultant and Peer Group Comparability

Management, in coordination with the Compensation Committee, has engaged an outside consulting firm, Radford, an AON Hewitt Company, to provide market data, benchmarking and other compensation-related information used to prepare management’s compensation proposals to the Compensation Committee. The Compensation Committee uses the information provided by Radford to review and analyze the Named Executive Officers’ compensation and considers information and advice provided by Radford to establish the compensation of our other executives in accordance with our compensation philosophy.

The Compensation Committee annually reviews the composite market data of companies from our peer group as one of the factors in determining base salary, total target cash and total compensation for the direct reports to our Chief Executive Officer, including Named Executive Officers (as well as recommending to the board of directors the compensation for our Chief Executive Officer). The Compensation Committee may also review composite market data from our peer group upon special events including promotions or changes in duties. The composite market data reviewed by the Compensation Committee from our peer group consists of market median (50th percentile) base salary, median total target cash and median total compensation, which reflects compensation paid to executives in similar positions at our peer group of companies. While the composite market data is an important factor to the Compensation Committee’s review and approval of compensation for Named Executive Officers, it is just one of the factors considered, and the Compensation Committee has discretion in determining the extent of its use. The composite market median helps the Compensation Committee establish a range of compensation at plus or minus fifteen percent of the 50th percentile. This range is considered along with the relative compensation of comparable positions within Freescale and individual contributions to Freescale. For this reason, base salary, total target cash and total compensation for the Named Executive Officers may vary and is not limited to the composite market median.

The Compensation Committee evaluates our peer group annually, and modifies the peer group as appropriate, considering the following factors: location, industry (focus on semiconductors and technology), size (generally defined as a factor of total revenue), comparability of labor markets and product offerings, and research and development investment.

The peer group for 2010 consisted of:

Advanced Micro Devices	Linear Technology Corporation	National Semiconductor Corporation

Altera Corporation	LSI Corporation	NVIDIA Corporation

Analog Devices, Inc.	Marvell Technology Group	On Semiconductor

Applied Materials, Inc.	Maxim Integrated Products, Inc.	QUALCOMM, Inc.

Broadcom Corporation	Microchip Technology, Inc.	Texas Instruments, Inc.

Fairchild Semiconductor, Inc.	Micron Technology, Inc.	Xilinx, Inc.

Freescale’s total revenues were greater than 64 percent of the companies in our peer group, which the Compensation Committee took into consideration when reviewing composite market data of the peer group.

Applying Our Compensation Philosophy

The Compensation Committee annually reviews base salary, total target cash (consisting of base salary and short-term cash incentive awards) and long-term incentive awards for the direct reports to our Chief Executive Officer, including Named Executive Officers, and our Chief Executive Officer. However, the Compensation Committee may also review and adjust base salary, total target cash and long-term incentives at any time for special events including promotions or changes in duties. Each element of compensation is considered individually and collectively in relation to the composite market data from our peer group, relation to internal comparable positions, individual performance and contribution to Freescale. Our programs are designed to reward executive officers who consistently demonstrate a commitment and ability to deliver the results expected of our winning culture, and when Freescale achieves defined performance objectives.

The Compensation Committee regularly meets with our Chief Executive Officer, Senior Vice President of Human Resources and other members of management to review, discuss and approve compensation matters. Annually, the Chief Executive Officer reviews each of his direct reports’ individual performance and also reviews with the Compensation Committee their base salary, total target cash and long-term incentive awards. The Compensation Committee reviews the recommendations made by the Chief Executive Officer along with the performance of each direct report and market data from our peer group to determine if any changes to compensation are warranted. The Compensation Committee has the authority through its charter to review and approve the compensation of the direct reports to the Chief Executive Officer, including Named Executive Officers, other than the Chief Executive Officer. The Compensation Committee also reviews the performance of the Chief Executive Officer and annually recommends to our board of directors any adjustments to the Chief Executive Officer’s base salary, total target cash and long-term incentive awards. The non-management members of our board of directors are responsible for authorizing and approving the Chief Executive Officer’s compensation.

For 2010, the Compensation Committee, and our board of directors as required for our Chief Executive Officer, reviewed the market median base salary, median total target cash and median total compensation for similar positions at our peer group companies. The composite market median helps the Compensation Committee establish a range of compensation at plus or minus fifteen percent of the market median. This range is considered along with the relative compensation of comparable positions within Freescale and individual contributions to Freescale for each named executive officer. The Compensation Committee has discretion in determining the extent to which the market median is used in determining compensation of our Named Executive Officers. Because Freescale is at the 62nd percentile of the peer group by revenue, and we did not have publicly traded equity like our peers, the Compensation Committee has relied more on total target cash in comparison to our peers.

The following discussion provides additional information regarding our 2010 compensation decisions related to each Named Executive Officer.

Richard M. Beyer. Mr. Beyer’s compensation for 2010 was determined in accordance with our compensation philosophy, and the Compensation Committee considered the significant impact Mr. Beyer has had on Freescale’s overall corporate performance. Mr. Beyer’s compensation is based on minimum amounts set forth in the employment agreement negotiated upon commencement of his employment in March 2008. For 2010, Mr. Beyer’s base salary included the reinstatement of his base salary after the 20% temporary reduction and one week off without pay during each quarter in 2009. Mr. Beyer’s base salary is 23% above the top of the range established by the Compensation Committee. Mr. Beyer’s total target cash was not increased in 2010, other than the reinstatement of the temporary base salary reduction and one-week off without pay during each quarter in 2009. Mr. Beyer’s total target cash is 29% above the top of the range established by the Compensation Committee. Mr. Beyer’s actual total target cash compensation for 2010 was less than target, as a result of the Compensation Committee exercising its discretion to reduce the 2010 First Half Bonus payment by 50%. Except for the temporary reduction in 2009, Mr. Beyer’s base salary and total target cash have been the same since the commencement of his employment in 2008. Mr. Beyer was not granted any long-term incentive awards in 2010 and thus his long-term incentive awards are below the range established by the Compensation Committee.

The Compensation Committee believes Mr. Beyer’s 2010 compensation is appropriate based on the total target cash and long-term incentive compensation for other Chief Executive Officers in the peer group. Mr. Beyer’s base salary and total target cash compensation exceed the ranges established by the Compensation Committee because they reflect the minimum amounts set forth in Mr. Beyer’s employment agreement, which was negotiated in 2008 at a time when the Company sought to attract a highly regarded executive to replace its outgoing Chief Executive Officer, and his significant contributions to our business during his tenure. In 2008, the Company needed to appropriately incentivize Mr. Beyer, a highly regarded senior executive with substantial experience in the semiconductor industry, to leave his position as a chief executive at a public company and move to a privately held company entering a restructuring phase. As a result, the minimum amounts set forth in the employment agreement reflected these needs and permitted the Company to allocate Mr. Beyer’s salary appropriately between cash and non-cash compensation. Since Mr. Beyer joined the Company, his leadership has enabled us to successfully implement our Reorganization of Business Program and improve our operations, particularly during 2010. Accordingly, the Compensation Committee determined that the specified amounts in excess of the base salary and total target cash ranges in 2010 were necessitated largely by contractual obligation as well as by the significant contributions made by Mr. Beyer during the year and the reinstatement of his full salary after the temporary reduction during 2009.

Alan Campbell. Mr. Campbell’s 2010 base salary included the reinstatement of his full base salary after the 10% temporary base salary reduction and one-week off without pay during each quarter in 2009. Mr. Campbell’s base salary is 15% above the top of the range established by the Compensation Committee and his total target cash is 16% above the top of the range established by the Compensation Committee. Mr. Campbell’s actual total target cash compensation for 2010 was less than target, as a result of the Compensation Committee exercising its discretion to reduce the 2010 First Half Bonus payment by 50%. Except for the temporary reduction in 2009, Mr. Campbell’s base salary and total target cash have been the same since 2008. Mr. Campbell was not granted any long-term incentive awards in 2010 and thus his long-term incentive awards are below the range established by the Compensation Committee. The Compensation Committee believes Mr. Campbell’s 2010 compensation is appropriate based on the total target cash and long-term incentive compensation for other Chief Financial Officers in the peer group. Mr. Campbell’s base salary and total target cash compensation exceed the ranges established by the Compensation Committee because they reflect his extensive tenure with the Company and its predecessor and the significant contributions Mr. Campbell has made to our business. Mr. Campbell started with our predecessor over 30 years ago. His extensive history and knowledge of the Company is extremely valuable to the Company and its on-going operations and, accordingly, the Company has sought to incentivize Mr. Campbell to remain in his position. In addition, Mr. Campbell has the added responsibility of leading our Global Information Systems organization. The Compensation Committee determined that these additional responsibilities and the importance of retaining Mr. Campbell, as well as the reinstatement of his full salary after the 2009 reduction, necessitated the specified amounts in excess of the base salary and total target cash ranges in 2010.

Jonathan Greenberg. Mr. Greenberg commenced his employment with Freescale in June 2010, and his base salary and total target cash compensation were negotiated at the time his employment commenced. Mr. Greenberg’s base salary is 3% above the top of the range established by the Compensation Committee. Mr. Greenberg’s total target cash is within the range established by the Compensation Committee. Mr. Greenberg was granted long-term incentive awards of 125,968 options to purchase common shares, 29,069 restricted stock units and a restricted cash award payment of $500,000, payable upon the third anniversary of the grant date, as negotiated at the time of his employment. The aggregate value of these awards in 2010 is below the long-term incentive value of the range established by the Compensation Committee. The Compensation Committee believes Mr. Greenberg’s 2010 compensation is appropriate because of his prior experience and the incentives necessary to recruit him from his prior position as a senior executive.

Reza Kazerounian. Dr. Kazerounian’s 2010 base salary and total target cash compensation were negotiated at the time his employment commenced in May 2009. Dr. Kazerounian’s base salary is within the range established by the Compensation Committee. Dr. Kazerounian’s total target cash is also within the range established by the Compensation Committee. However, Dr. Kazerounian’s actual total target cash compensation for 2010 was less than target, as a result of the Compensation Committee exercising its discretion to reduce the 2010 First Half Bonus payment by 50%. Dr. Kazerounian was not granted any long-term incentive awards in 2010 and thus his long-term incentive awards are below the range established by the Compensation Committee. The Compensation Committee believes Dr. Kazerounian’s 2010 compensation is appropriate because of his prior experience and the incentives necessary to recruit him from his prior position as a high-level executive.

Henri Richard. Mr. Richard’s 2010 base salary included the reinstatement of his full base salary after the 10% temporary base salary reduction and one-week off without pay during each quarter in 2009. Mr. Richard’s compensation is based on minimum amounts set forth in his employment agreement. Mr. Richard’s base salary is 45% above the top of the range established by the Compensation Committee. Mr. Richard’s total target cash is 47% above the top of the range established by the Compensation Committee. However, Mr. Richard’s actual total target cash compensation for 2010 was less than target, as a result of the Compensation Committee exercising its discretion to reduce the 2010 First Half Bonus payment by 50%. Except for the temporary reduction in 2009, Mr. Richard’s base salary and total target cash has been the same since the commencement of his employment in 2007. Mr. Richard was not granted any long-term incentive awards in 2010 and thus his long-term incentive awards are below the range established by the Compensation Committee.

The Compensation Committee believes Mr. Richard’s 2010 compensation is appropriate based on the total target cash and long-term incentive compensation for other named executive officers in the peer group. Mr. Richard’s base salary and total target cash compensation exceed the ranges established by the Compensation Committee because they reflect the minimum amounts set forth in Mr. Richard’s employment agreement, and his significant efforts to develop our sales and marketing capabilities during his tenure. In 2007 following the acquisition by the Consortium, the Company sought to attract a well-known executive to lead its sales and marketing efforts. The Company needed to incentivize Mr. Richard to leave his position as a senior sales and marketing executive at a public company and become part of the leadership team at a private company. The amount of his base salary and total target cash established at such time reflected these needs and, in 2008, Mr. Richard entered into an employment agreement with the Company which established minimum amounts for his base salary and total target cash. As the Company emerged from its Reorganization of Business Plan, Mr. Richard has led a rebuilding effort in our sales and marketing operations that helped the Company increase its design wins in 2010. The Compensation Committee determined that the specified amounts in excess of the base salary and total target cash ranges in 2010 were necessitated largely by contractual obligation as well as by the significant contributions made by Mr. Richard during 2010 and the reinstatement of his full salary after the 2009 reduction.

Elements of Compensation

Total Target Cash

Total target cash consists of base salary and short-term cash incentive awards, and is a key element of our compensation programs. With respect to long-term incentive awards granted in 2010, which are not part of total target cash and do not contain performance targets, our strategy includes the use of a multi-year lump sum grant instead of on-going annual grants because we had not had publicly traded equity since 2006. We are evaluating our strategy now that the common shares are publicly traded. This design feature is important when evaluating our total target cash against total annual compensation for a given year. Annual total target cash compensation for the direct reports to our Chief Executive Officer averages between 20% and 30% of total compensation over a three- or four-year period, when comparing annual cash compensation and long-term incentive awards. The percentage of total target cash compensation in comparison to total compensation will fluctuate in a single year depending upon the timing of a multi-year lump sum grant. Long-term incentive awards may be granted upon special events including new hires, promotions and changes in duties.

Base Salary

The Compensation Committee may adjust an executive’s base salary, other than the Chief Executive Officer, if warranted, during its annual review or upon special events including promotions or changes in duties. At the first meeting in 2010, the Compensation Committee reviewed base salaries for the direct reports of our Chief Executive Officer, including the Named Executive Officers, and after considering each Named Executive Officer’s base salary in comparison to the composite market data, relative to internal comparable positions, and individual performance and contribution, the Compensation Committee (and board of directors for our Chief Executive Officer) determined not to adjust base salaries for 2010. The 2010 base salaries for Named Executive Officers reflect the reinstatement of base salaries following our 2009 cost savings initiative, including a temporary base salary reduction and one week off without pay per quarter, which were actions implemented in response to the macro-economic environment. The Compensation Committee also approved the base salary of Jonathan Greenberg-the Named Executive Officer hired during 2010. The approved base salaries are listed below. Minimum base salary amounts are set forth in each Named Executive Officer’s employment agreement.

Name	2010 Base Salary ($)
Richard M. Beyer	1,100,000
Alan Campbell	545,000
Jonathan Greenberg	395,000
Reza Kazerounian	525,000
Henri Richard	600,000

Short-Term Cash Incentive Compensation

Short-term cash incentive awards are granted under the Incentive Performance Plan on a biannual basis, which is designed to align corporate, organizational and business development goals and results, as well as promote the achievement of short-term financial and other business objectives. Our short-term cash incentive awards are also designed to reward the individual job performance of employees against their established performance objectives. Short-term cash incentive awards are designed for a measurement period of up to one year, and are based on both corporate performance, measured against pre-established performance objectives, and individual job performance.

Bonus Plans

Bonus plans may be based on measures such as cash flow, revenue, EBITDA, gross margin, customer satisfaction, design wins and quality, among others, which can vary from period to period. Payments are calculated based on measurable pre-established performance objectives, subject to approval by the Compensation Committee. Actual bonus payments made to the direct reports of our Chief Executive Officer, including the Named Executive Officers, are determined by the Compensation Committee (except for the Chief Executive Officer whose bonus payments are determined by the board of directors).

During 2010, there were two bonus plans for our employees, including Named Executive Officers, the 2010 Freescale First Half Bonus Plan and the 2010 Freescale Second Half Bonus Plan.

2010 First Half Bonus Plan and 2010 Second Half Bonus Plan

Under the 2010 First Half Bonus Plan and 2010 Second Half Bonus Plan, individual bonus targets varied by Named Executive Officer and were based on composite market data from our peer group, total cash compensation among similar positions and roles at companies in our peer group, bonus target relative to internal comparable positions and contributions to Freescale. The individual bonus targets for Named Executive Officers under the 2010 First Half Bonus Plan and 2010 Second Half Bonus Plan are set forth in the 2010 Grants of Plan-Based Awards Table in column (d), and represent no changes from 2009 Bonus Targets, except for the Named Executive Officers hired during 2010.

The 2010 First Half Bonus Plan and 2010 Second Half Bonus Plan consisted of business performance factors and an individual performance factor. The business performance factors were calculated based on performance against pre-established performance objectives for each half-year plan. The individual performance factor was established for each employee based upon an evaluation of an individual’s contribution to Freescale and may range from zero to two. Funding of the 2010 First Half Bonus Plan and 2010 Second Half Bonus Plan was contingent upon the achievement of a minimum EBITDA threshold. The formula for individual bonus plan payments under the 2010 First Half Bonus Plan and 2010 Second Half Bonus Plan was:

Bonus Target X Business Performance Factor X Individual Performance Factor = Bonus Payment

For the 2010 First Half Bonus Plan, the pre-established performance objectives were as follows:

2010 First Half EBITDA	40%
2010 First Half Revenue	40%
2010 First Half Quality PPM (defective parts per million)	10%
2010 First Half Customer Quality Incident Cycle-time	10%

Under the 2010 First Half Bonus Plan, if the minimum EBITDA threshold of 90% of the pre-established performance objective was not met, no amounts would have been paid. If the pre-established performance objectives were achieved the resulting business performance factor would be 1.00.

The Compensation Committee believes EBITDA and revenue to be good measures of company performance and profitability. For purposes of calculating the 2010 First Half Bonus Plan EBITDA, the Compensation Committee, after consultation with the Chief Executive Officer, established an EBITDA performance objective excluding the effects of purchase accounting and other items. We believe this performance objective represents the underlying performance of the company and is a more appropriate financial metric for purposes of our short-term cash incentive compensation. The targets are set to be aggressive, but achievable, and represent an increase over prior period achievement to incentivize employees to support our future growth objectives.

In addition, the Compensation Committee believes the two quality metrics, defective parts per million and customer quality incident cycle-time, incentivize employees to deliver quality products to our customers and respond to quality incidents in a timely fashion. The performance objectives are set to be aggressive, yet achievable, and represent an improvement over the prior period.

In July 2010, the Compensation Committee evaluated our First Half 2010 achievement against performance objectives established under the 2010 First Half Bonus Plan and determined (i) the 2010 First Half EBITDA result of $424 million exceeded the performance objective of $350 million, (ii) the 2010 First Half Revenue result of $2,128 million exceeded the performance objective of $1,880 million, (iii) the First Half 2010 Quality PPM improvement of 76.5% exceeded the performance improvement objective of 10.8%, and (iv) the First Half 2010 Customer Quality Incident Cycle-time improvement of 7.3% did not meet the performance improvement objective of 11.5%, for a combined performance factor, as determined by the Compensation Committee, of 1.42. As a result of the challenging macro-economic environment and our ability to fund the bonus pool, the Compensation Committee exercised its discretion to reduce the calculated bonus payments by 50%. Individual bonus payments for the Chief Executive Officer’s direct reports, including Named Executive Officers, were further adjusted by an individual performance factor, except for the Chief Executive Officer, who received an individual performance factor of 1.00. The resulting bonus payments, approved by the Compensation Committee (and board of directors for the Chief Executive Officer), are included in column (g) of the 2010 Summary Compensation Table.

For the 2010 Second Half Bonus Plan, the pre-established performance objectives were:

2010 Second Half EBITDA	30%
2010 Second Half Revenue	30%
2010 Second Half Quality PPM (defective parts per million)	10%
2010 Second Half Customer Quality Incident Cycle-time	10%
2010 Annual Design Wins	20%

Under the 2010 Second Half Bonus Plan, if the minimum EBITDA threshold of 90% of the pre-established performance objective was not met, no amounts would have been paid. If the pre-established performance objectives were achieved the resulting business performance factor would be 1.00.

In addition to the performance factors used in the 2010 First Half Bonus Plan, we included our annual design win goal in the 2010 Second Half Bonus Plan because we believe that design wins are a key driver of future revenue for Freescale, measuring our success in winning competitive bid selection processes with customers. The performance objectives are set to be aggressive, but achievable, and represent an increase over prior period achievement to incentivize employees to support our future growth objectives.

For purposes of calculating the 2010 Second Half Bonus Plan EBITDA, the Compensation Committee, after consultation with the Chief Executive Officer, established an EBITDA performance objective excluding the effects of purchase accounting and other items. We believe this performance objective represents the underlying performance of the company and is a more appropriate financial metric for purposes of our short-term cash incentive compensation.

In January 2011, the Compensation Committee evaluated our Second Half 2010 achievement against performance objectives established under the 2010 Second Half Bonus Plan and determined (i) the 2010 Second Half EBITDA result of $535 million was just below the performance objective of $540 million, (ii) the 2010 Second Half Revenue result of $2,330 million exceeded the performance objective of $2,310 million, (iii) the Second Half 2010 Quality PPM improvement of 3.6% did not meet the performance improvement objective of 19.6%, (iv) the Second Half 2010 Customer Quality Incident Cycle-time improvement of 23.2% exceeded the performance improvement objective of 13.0%, and (v) the 2010 Annual Design Win result of 10.8% improvement over the prior year exceeded the performance improvement objective of 9.2%, for a combined business performance factor of .97. After considering the Company’s overall performance during the Second Half of 2010 and in light of the reduced bonus payments for the 2010 First Half Bonus, the Compensation Committee (and board of directors for our Chief Executive Officer) exercised its discretion and increased the overall business performance factor of the 2010 Second Half Bonus to 1.00. Individual bonus payments for the Chief Executive Officer’s direct reports, including Named Executive Officers, each received an individual performance factor of 1.00. Under the terms of his employment offer, Mr. Greenberg received a guaranteed bonus payment under the 2010 Second Half Bonus Plan of $127,500. The resulting bonus payments, approved by the Compensation Committee (and the board of directors for the Chief Executive Officer), are included in column (g) of the 2010 Summary Compensation Table, excluding Mr. Greenberg whose bonus payment is included in column (d).

Individual bonus targets and actual bonus payments for the Named Executive Officers during 2010 are:

	2010 First Half Bonus - Target $	2010 First Half Bonus - Actual $(1)	2010 Second Half Bonus - Target $	2010 Second Half Bonus - Actual $(2)
Name
Richard M. Beyer	825,000	585,750	825,000	825,000
Alan Campbell	237,500	168,625	237,500	237,500
Jonathan Greenberg	—	—	127,500	127,500
Reza Kazerounian	262,500	190,625	262,500	262,500
Henri Richard	375,000	270,500	375,000	375,000

(1)	As a result of his employment commencement date, Mr. Greenberg was not eligible to participate in the 2010 First Half Bonus Plan.

(2)	Under the terms of his employment offer, the 2010 Second Half Bonus Plan payment for Mr. Greenberg was guaranteed.

Long-Term Incentive Awards

Our long-term incentive awards are designed to align the individual interests of our employees with the interests of shareholders and reward individuals for the creation of long-term shareholder value. These programs are also a key element of our retention and at-risk pay philosophy. We are reviewing our incentive programs now that the common shares are publicly traded and we have adopted the 2011 Plan.

In order to provide competitive long-term incentives to our Named Executive Officers in comparison to the composite market data from our peer group, our long-term incentive awards include options, restricted stock unit awards (including deferred stock unit awards) and restricted cash awards. Our restricted cash awards supplement our options and restricted stock unit awards, as these awards are not publicly traded equity. Further, the Compensation Committee believes that long-term incentive awards granted to our Named Executive Officers should include a higher proportion of options compared to other types of long-term incentive awards.

Because we did not have publicly traded shares, our strategy for long-term incentive awards since 2006 has included the use of multi-year lump sum grants instead of on-going annual grants. These multi-year grants are intended to provide long-term incentive based compensation over a three- to four-year period. Long-term incentive awards can be granted upon special events including new hires, promotions and changes in duties. We are evaluating our strategy for long-term incentive awards now that the common shares are publicly traded.

Grants of equity awards and restricted cash awards are made in accordance with the MIP and EIP and the policies adopted by the Compensation Committee. The Compensation Committee specifically approves grants to the direct reports of our Chief Executive Officer, including Named Executive Officers, and recommends approval of the Chief Executive Officer’s awards to the board of directors. The Compensation Committee has delegated to the Chief Executive Officer the authority to approve all grants of options, restricted stock units, and restricted cash awards to employees who are not direct reports to the Chief Executive Officer. Further, the Chief Executive Officer has delegated the authority to approve grants under the EIP to the Senior Vice President, Human Resources and the Chief Accounting Officer for any non-executive grants. The grants approved under this delegated authority are made with respect to new hire, promotion and retention grants on the first Monday of the month following the date of hire, promotion or retention arrangement, as applicable.

Equity Awards

Equity awards have been granted under the MIP and EIP, and have consisted of options, restricted stock unit awards (including deferred stock unit awards) and restricted cash awards.

Generally, in the light of the applicable limitations under the securities laws and the Compensation Committee’s determination that equity ownership should be concentrated with key employees and the senior management team, the ability of employees, including Named Executive Officers, to transfer ownership of any options or restricted stock units (as well as any underlying securities) is strictly limited by our plan and award documents.

Prior Year Long-Term Incentive Awards

In April 2008, we granted performance-based restricted cash awards to Mr. Campbell and Mr. Richard. These awards consisted of a target amount to be paid in cash, subject to adjustment based on our actual 2008 EBITDA compared to EBITDA targets established by the Compensation Committee. The 2008 EBITDA performance targets had six levels ranging from $1,570 million to $2,076 million, with corresponding payouts ranging from 75%, increasing in 25% increments, to 200% of the target amount. Payments would be made in equal annual installments on each anniversary of the date of grant for four years. Our actual EBITDA was $868 million, which was below the minimum EBITDA target required for any payments under these awards. As a result, no payments were made with respect to these awards and the awards were forfeited.

In January 2009, we granted deferred stock units payable in common shares to Mr. Campbell and Mr. Richard. We granted Dr. Kazerounian a similar award after the commencement of his employment in

June 2009. Each deferred stock unit award represents a target number of common shares to be delivered at the end of the performance period. The actual number of common shares delivered will be based on our revenue growth and EBITDA growth from 2009 through the end of 2011 (the “performance period”) relative to a peer group of companies established by the Compensation Committee. Under the terms of the deferred stock unit awards, our revenue and EBITDA growth over the performance period must be at or above the 50th percentile of the peer group. If either our revenue growth or our EBITDA growth does not achieve the 50th percentile in comparison to the peer group, then no shares will be delivered and the deferred stock units will be forfeited. If each of our revenue growth and EBITDA growth exceeds the 50th percentile, then the number of common shares delivered will be determined based on a matrix, and will equal 100%, 150% or 200% of the target number depending upon whether each of our revenue growth and EBITDA growth, viewed independently, is between the 50th and 75th percentile in comparison to the peer group or above the 75th percentile in comparison to the peer group.

To determine the number of common shares to be delivered, if any, we will measure our revenue growth and EBITDA growth in comparison to the peer group of companies at the end of the performance period. Any shares issued will vest one year following the end of the performance period.

All other long-term incentive awards granted under the MIP and EIP during the prior three fiscal years were time-based awards, including options to purchase common shares, restricted stock units and restricted cash awards.

2010 Long-Term Incentive Awards

Because we did not have publicly-traded equity, our strategy for long-term incentive awards since 2006 has included the use of multi-year lump sum grants instead of on-going annual grants. We are evaluating our strategy for long-term incentive awards now that the common shares are publicly traded. These multi-year grants are intended to provide long-term incentive based compensation over a three- to four-year period. This is an important design feature to consider when evaluating long-term incentive award compensation in this narrative or the compensation tables, since they will reflect multiple years of compensation in a single grant year. As a result of this strategy, there were no annual grants made to the Chief Executive Officer’s direct reports or the Chief Executive Officer during 2010, except for Mr. Greenberg, which was in connection with the commencement of his employment.

In connection with his employment, Mr. Greenberg was granted the following long-term incentive awards on July 6, 2010: (i) 125,968 options to purchase common shares; (ii) 29,069 restricted stock units; and (iii) a restricted cash award in the amount of $500,000, which provides a lump sum cash payment on the third anniversary of the grant date. The options have a term of ten years, vest and become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the grant date, and are subject to the terms and conditions of the investors agreement among certain equity holders of Freescale Holdings G.P., Ltd. (“Freescale GP”). The restricted stock units vest in four equal installments on the first, second, third and fourth anniversary of the grant date, and are subject to the terms and conditions of the investors agreement. Please see the discussion under “Certain Relationships and Related Party Transactions” for additional details regarding the investors agreement.

Benefits and Perquisites

Health-Related Benefits

Named Executive Officers are eligible to participate in benefit plans maintained for all U.S. employees providing medical, dental, vision, disability and life insurance. These benefits are intended to be competitive with other benefits offered within our peer group and other high technology companies. Named Executive Officers are also eligible for an executive health program, including an annual comprehensive physical exam, paid for by the Company.

Retirement Benefits

On December 2, 2004, we established our 401(k) Plan, a tax-qualified plan subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA. The 401(k) Plan provides retirement benefits to all eligible U.S. employees, including the Named Executive Officers, and allows an employee to defer up to 75% of his or her eligible compensation, not to exceed the Internal Revenue Service (IRS) limit. Employees may contribute on a pre-tax basis and/or on an after-tax basis with the Roth 401(k). We make matching contributions to the 401(k) Plan each pay period based upon the employee’s rate of deferral. Our contributions are made at a ratio of one dollar matched per one dollar deferred by the employee, up to a maximum deferral rate of five percent of the employee’s eligible compensation, subject to IRS limits. Employee pre-tax contributions to the 401(k) Plan are not subject to Federal tax until distributed from the 401(k) Plan. Employee Roth 401(k) contributions to the 401(k) Plan will not reduce current taxes, but under current tax law Roth contributions and their associated investment earnings are not taxable when distributed from the plan. Employee and Company contributions to our 401(k) Plan are, at all times, fully vested and non-forfeitable. Amounts allocated to each participating employee are eligible for distribution in the event of retirement, death, disability or other termination of employment.

Matching contributions made under the 401(k) Plan are included in the 2010 Summary Compensation Table under column (h).

Perquisites

The principal perquisites programs that we provided to certain Named Executive Officers in 2010 included use of our aircraft, payment of expenses (including all travel expenses) associated with working at our office in Austin, Texas and gross-up of taxes for commuting expenses. Each of these is described in further detail below.

Under our aircraft policy, none of our executive officers, other than the Chief Executive Officer, may use our aircraft for personal use. Our aircraft use policy allows (1) the Chief Executive Officer 50 hours of aircraft use for personal travel, (2) immediate family members of the Chief Executive Officer to accompany the Chief Executive Officer on business travel and (3) personal emergency use. The policy further provides that we will not gross-up any tax liability incurred by the Chief Executive Officer with respect to his personal use or immediate family members use when accompanying the Chief Executive Officer on business travel. However, the Compensation Committee has approved the use of our aircraft and the reimbursement of travel expenses for Mr. Beyer and Dr. Kazerounian for business travel between San Jose, California and our office in Austin, Texas. We gross-up the tax liability incurred by Mr. Beyer and Dr. Kazerounian with respect to income imputed for use of our aircraft for commuting purposes when traveling between San Jose, California and our office in Austin, Texas.

In 2010, Mr. Beyer used our corporate aircraft to travel between San Jose, California and our office in Austin, Texas for commuting purposes. In 2010, we provided Mr. Beyer with an automobile and lodging for his use while working at our office in Austin, Texas. We also paid a gross-up for the tax liability incurred by him with respect to his use of the automobile and lodging.

The Compensation Committee approved payment of expenses related to Dr. Kazerounian’s travel between San Jose, California and our office in Austin, Texas. In 2010, we provided Dr. Kazerounian air travel, including use of our aircraft, and other transportation services and lodging for use while working at our office in Austin, Texas. We also paid a gross-up for the tax liability incurred by Dr. Kazerounian with respect to all expenses paid.

The amounts paid on behalf of Mr. Beyer and Dr. Kazerounian are included in column (h) of the 2010 Summary Compensation Table.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

The equity grants and proceeds from equity grants received by our Named Executive Officers are subject to covenants and agreements that require those executive officers to forfeit equity or repay the proceeds from equity grants in the event that they violate non-competition or non-solicitation covenants.

Share Ownership Guidelines and Trading Restrictions

Freescale has an insider trading policy in order to promote compliance with applicable securities laws by Freescale and its directors and employees. Freescale considers it improper and inappropriate for those employed by or associated with Freescale to engage in short-term or speculative transactions in Freescale’s securities or in other transactions in Freescale’s securities that may lead to inadvertent violations of the insider trading laws. The policy prohibits covered persons from engaging in short sales of Freescale’s securities, or for transacting publicly traded options including Freescale securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market.

Named Executive Officers Employment Agreements

We have employment agreements in place to attract and retain the knowledge, skills, and experience of our Named Executive Officers to lead Freescale. Each employment agreement with individual executive officers is approved by the Compensation Committee and the board of directors for the Chief Executive Officer. We believe the design of these agreements also encourages management continuity and organizational stability.

Mr. Beyer’s Employment Agreement

Freescale Inc. has entered into an employment agreement with Richard M. Beyer, Chief Executive Officer. In addition to his base salary, short-term and long-term incentives, Mr. Beyer’s employment agreement also provides for certain executive benefits and perquisites, as described above in Benefits and Perquisites.

Under his agreement, Mr. Beyer is also entitled to severance upon a qualifying termination of employment. The severance is generally equal to two times (three times upon a qualifying termination following a change in control) the sum of his annual base salary and target bonus. Mr. Beyer is entitled to receive (i) his bonus payment for the preceding calendar year in which he terminates, if such bonus has been determined but not paid as of the date of termination, (ii) a payment of a prorated portion of his bonus, for the year in which he terminates employment and (iii) continued medical and life insurance benefits at the same cost provided to active employees, until he is eligible for Medicare or another employer’s medical plan. Upon a qualifying termination not in connection with a change in control, Mr. Beyer is also entitled to accelerated vesting of certain long-term incentive awards. For additional information about accelerated vesting of certain long-term incentive awards, refer to the narrative disclosure following the 2010 Potential Payments Upon Termination or Change in Control table. In addition, we will provide a gross-up payment to Mr. Beyer with respect to any excise taxes resulting from parachute payments received by Mr. Beyer upon a qualifying termination following a change in control. To receive the severance and benefits provided in the event of a qualifying termination not in connection with a change in control, Mr. Beyer must execute a release of claims in the form of the release included with the employment agreement.

The employment agreement also includes non-competition and non-solicitation covenants by Mr. Beyer for a two-year period following termination of his employment with the Company for any reason.

Dr. Kazerounian’s Employment Agreement

On May 1, 2009, Freescale Inc. entered into an employment agreement with Dr. Reza Kazerounian, Senior Vice President and General Manager.

Under his employment agreement, Dr. Kazerounian is entitled to severance upon a qualifying termination of employment. The severance is generally equal to one and a half times Dr. Kazerounian’s annual base salary. Dr. Kazerounian is also entitled to receive (i) his bonus payment for the preceding calendar year in which he terminates, if such bonus has been determined but not paid as of the date of termination, (ii) a payment of a prorated portion of his bonus, for the year in which he terminates and (iii) continued medical and life insurance benefits and accelerated vesting of certain equity awards upon a qualifying termination. To receive the severance and benefits provided in the event of a qualifying termination not in connection with a change of control, Dr. Kazerounian must execute a release of claims in the form of the release included with the employment agreement. Following a change in control, if Dr. Kazerounian is terminated other than for cause, death, disability, or if he resigns from employment with Freescale for any reason, prior to the first anniversary of such change in control, the severance is equal to two times the sum of his base salary and bonus target. Dr. Kazerounian is also entitled to accelerated vesting of certain equity awards, upon a qualifying termination following a change in control and continued medical and life insurance benefits as described above for a period of up to two years. For additional information about accelerated vesting of certain equity awards upon a qualifying termination, refer to the narrative disclosure following the 2010 Potential Payments Upon Termination or Change in Control table. In addition, we will gross-up the payment to Dr. Kazerounian with respect to any excise taxes resulting from payments received by Dr. Kazerounian upon a qualifying termination following a change in control. However, if it is determined that the payment does not exceed 110% of the safe harbor amount, which equals the maximum payment that Dr. Kazerounian may receive without the payment constituting an “excess parachute payment” within the meaning of 280G of the IRS Code, then no gross-up payment will be made and the amounts payable following a change in control will be reduced so that the payment equals the safe harbor amount.

The employment agreement also includes non-competition and non-solicitation covenants by Dr. Kazerounian for a one-year period following termination of his employment for any reason.

Other Named Executive Officers Employment Agreement

We have entered into individual agreements with certain senior executives, including the Named Executive Officers other than Mr. Beyer and Dr. Kazerounian, which provide for the payment of severance benefits under certain events.

Under the terms of each agreement, the Named Executive Officers are entitled to severance upon a qualifying termination of employment. Effective January 1, 2010, or the Named Executive Officer’s employment date, the severance is generally equal to one and a half times the Named Executive Officer’s annual base salary. Upon a qualifying termination following a change in control with good reason, severance is equal to two times the sum of the Named Executive Officer’s annual base salary and bonus target. Named Executive Officers are also entitled to receive (i) their bonus payment for the preceding calendar year in which they terminate, if such bonus has been determined but not paid as of the date of termination, (ii) a payment of a prorated portion of their bonus, for the year in which they terminate and (iii) continued medical and life insurance benefits and accelerated vesting of certain equity awards upon a qualifying termination. For additional information about accelerated vesting of certain equity awards upon a qualifying termination, refer to the narrative disclosure following the 2010 Potential Payments Upon Termination or Change in Control table. To receive the severance and benefits provided in the event of a qualifying termination not in connection with a change in control, the Named Executive Officer must execute a release of claims in the form of the release included with the employment agreement.

In addition, we will provide a gross-up payment to the Named Executive Officers with respect to any excise taxes resulting from parachute payments received upon a qualifying termination following a change in control. However, if it is determined that the payment does not exceed 110% of the safe harbor amount, which equals the maximum payment that the Named Executive Officer may receive without the payment constituting an “excess parachute payment” within the meaning of 280G of the IRS Code, then no gross-up payment will be made and the amounts payable following a Change in Control will be reduced so that the payment equals the safe harbor amount.

Each of the employment agreements also includes non-competition and non-solicitation covenants for an eighteen-month period following termination of employment for any reason.

We offered these employment arrangements to attract and retain the knowledge, skills, and experience of our Named Executive Officers to lead Freescale, together with the Chief Executive Officer, through its transformation. The design of the arrangement also encourages management continuity and organizational stability in the event of a change in control. We structured the Change in Control severance to require both a Change in Control and a termination of employment, in order to minimize the risk of providing excessive severance compensation without an actual termination of employment.

Compensation Practices and Risk

We believe our material compensation programs balance an appropriate mix of short and long-term performance objectives, elements of cash- and equity-based compensation, and risks and rewards for our employees. Our programs incorporate key design features to mitigate the likelihood of excessive risk taking behavior, including:

•

Reasonable performance goals are established by the Compensation Committee for short-term cash incentive programs, incorporating top-line (e.g., revenue) and bottom-line (e.g., EBITDA) business performance factors;

•	Our employees, including Named Executive Officers, are measured against the same business performance factors for our short-term cash incentive programs;

•	Our short-term cash incentive programs include maximum payout limitations of 200%;

•	The Compensation Committee retains ultimate discretion for payments made to our employees, including Named Executive Officers, under our short-term cash incentive program; and

•

A balance of performance-based and time-based equity grants for our Named Executive Officers, with performance-based awards measuring our relative performance in comparison to the performance of a peer group of companies over a multi-year period.

Additionally, we have a strong internal control environment and ethics and compliance training for all employees. Based on our review of compensation program design, we believe that there are no significant risks and our policies and practices do not create risks that are reasonably likely to have a material negative impact on our company.

2010 Summary Compensation Table

The following Summary Compensation Table sets forth information regarding the compensation provided by Freescale, Holdings I and Freescale LP to the Chief Executive Officer, the Chief Financial Officer, each of the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving at the end of 2010.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Share Awards ($) (e)		Option Awards ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)		All Other Compensation ($) (h)		Total ($) (i)
Richard M. Beyer, Chief Executive Officer	2010	1,100,000	—		—		—		5,573,250	(10)	587,597	(14)	7,260,847
	2009	837,696	—		—		6,054,000	(7)	4,983,375	(11)	890,426		12,765,497
	2008	867,308	2,100,000	(1)	51,325,939	(3)	—		—		726,607		55,019,854

Alan Campbell, Senior Vice President and Chief Financial Officer	2010	545,000	—		—		—		406,125	(12)	12,250	(15)	963,375
	2009	459,060	—		2,040,000	(4)	2,699,920	(7)	236,313	(13)	6,588		5,441,881
	2008	530,000	—		807,883	(5)	—		—		11,500		1,349,383

Jonathan Greenberg,	2010	220,289	252,500	(2)	186,000	(6)	513,500	(8)	—		157,280	(16)	1,329,569
Senior Vice President and General Counsel

Reza Kazerounian,	2010	525,000	—		—		—		453,125	(12)	268,188	(17)	1,246,313
Senior Vice President, General Manager

Henri Richard,	2010	600,000	—		—		—		645,500	(12)	13,045	(18)	1,258,545
Senior Vice President, Chief Sales and Marketing Officer	2009	505,387	—		2,700,000	(4)	670,130	(9)	373,125	(13)	5,295		4,253,937
	2008	600,000	—		1,111,767	(5)	—		—		12,267		1,724,034

(1)	Represents (i) a $1,000,000 cash hiring bonus paid to Mr. Beyer upon joining Freescale in March 2008 in accordance with his employment agreement; and (ii) a guaranteed 2008 minimum bonus payment of $1,100,000 paid to Mr. Beyer under the terms of his employment agreement.
(2)	Represents (i) a $125,000 cash hiring bonus paid to Mr. Greenberg upon joining Freescale in June 2010; and (ii) a guaranteed 2010 Second Half Bonus Plan minimum bonus of $127,500 paid to Mr. Greenberg under the terms of his employment offer. The 2010 Second Half Bonus Plan target for Mr. Greenberg is also shown in the 2010 Grants of Plan-Based Awards Table, since payout of this award would have exceeded the minimum amount guaranteed in his offer letter if the business performance factor had exceeded 1.00.
(3)	Amount shown does not reflect compensation actually received in 2008 by Mr. Beyer. Instead amount reflects the aggregate grant date fair value of awards granted in 2008, calculated in accordance with ASC Topic 718, associated with Class B Interests in Freescale LP and outstanding restricted stock units granted under the MIP. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 to Holdings I’s consolidated financial statements included elsewhere in this prospectus. For 2008, the ASC Topic 718 aggregate grant date fair value associated with Mr. Beyer’s Class B interests in Freescale LP, all of which were cancelled in 2009 in exchange for share options (see footnote 7 below) was $38,973,000. For 2008, the ASC Topic 718 aggregate grant date fair value associated with Mr. Beyer’s restricted stock units was $12,352,939.
(4)	Amounts shown do not reflect compensation actually received in 2009 by the Named Executive Officer. Instead the amounts shown reflect the aggregate grant date fair value of awards granted in 2009, calculated in accordance with ASC Topic 718 associated with outstanding deferred stock units granted under the MIP. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 to Holdings I’s consolidated financial statements included elsewhere in this prospectus. The number of units underlying the deferred stock units is contingent on our performance measured against revenue growth and EBITDA growth goals established over a three-year period (January 1, 2009 to December 31, 2011), relative to a peer group of semiconductor companies approved by the Compensation Committee for this performance-based award. Each deferred stock unit award represents a target number of units, with the final number of units determined at the end of the performance period, ranging from zero to two times the target number of units. The awards vest one year following the end of the performance period. For 2009, the ASC Topic 718 aggregate grant date fair value associated with deferred stock units for certain Named Executive Officers was: Mr. Campbell — $2,040,000; and Mr. Richard — $2,700,000. The aggregate grant date fair value associated with deferred restricted stock units for common shares assuming the highest level of performance is achieved was: Mr. Campbell — $4,080,000; and Mr. Richard — $5,400,000.
(5)	Amounts shown do not reflect compensation actually received in 2008 by the Named Executive Officer. Instead the amounts shown reflect the aggregate grant date fair value of awards granted in 2008, calculated in accordance with ASC Topic 718 associated with outstanding restricted stock units granted under the MIP. For 2008, the ASC Topic 718 aggregate grant date fair value associated with outstanding restricted stock units for certain Named Executive Officers was: Mr. Campbell — $807,883 and Mr. Richard — $1,111,767.
(6)	Amount shown does not reflect compensation actually received in 2010 by the Named Executive Officer. Instead the amounts shown reflect the aggregate grant date fair value of awards granted in 2010, calculated in accordance with ASC Topic 718 associated with outstanding restricted stock units granted under the MIP. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 to Holdings I’s consolidated financial statements included elsewhere in this prospectus. For 2010, the ASC Topic 718 aggregate grant date fair value associated with outstanding restricted stock units for Mr. Greenberg was $186,000.
(7)	Amounts shown do not reflect compensation actually received in 2009 by the Named Executive Officer. Instead the amounts shown reflect the incremental fair value of awards calculated in accordance with ASC Topic 718 in connection with the exchange of vested and unvested Class B interests of Freescale LP for share options as part of the equity exchange completed on April 6, 2009. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 to Holdings I’s consolidated financial statements included elsewhere in this prospectus. For 2009, the ASC Topic 718 incremental fair value associated with the exchanged awards for certain Named Executive Officers was: Mr. Beyer — $6,054,000; and Mr. Campbell — $2,699,920.

(8)	Amounts shown do not reflect compensation actually received in 2010 by the named Executive Officer. Instead the amounts shown reflect the aggregate grant date fair value of awards granted in 2010, calculated in accordance with ASC Topic 718 associated with outstanding options. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 to Holdings I’s consolidated financial statements included elsewhere in this prospectus. For 2010, the ASC Topic 718 aggregate grant date fair value associated with outstanding options for Mr. Greenberg was $513,500.
(9)	Amount shown does not reflect compensation actually received in 2009 by the Named Executive Officer. Instead the amount shown reflects the incremental fair value of awards calculated in accordance with ASC Topic 718 in connection with the exchange of vested and unvested share options as part of the equity exchange completed on April 6, 2009. For a discussion of the ASC Topic 718 assumptions utilized, please refer to note 6 to Holdings I’s consolidated financial statements included elsewhere in this prospectus. For 2009, the ASC Topic 718 incremental fair value associated with the exchanged awards for Mr. Richard was $670,130.
(10)	Represents (i) payment to Mr. Beyer under the 2010 First Half Bonus Plan of $585,750; (ii) payment made to Mr. Beyer under the 2010 Second Half Bonus Plan of $825,000; and (iii) $4,162,500 which was the amount vested in 2010 of Mr. Beyer’s deferred cash award granted under Freescale Inc. Deferred Compensation Agreement of $12,500,000, granted on March 17, 2008 in connection with his employment agreement. The award vests 33.3% on the first and second anniversary date of Mr. Beyer’s employment date and 33.4% on the third anniversary date of Mr. Beyer’s employment date, March 17, 2008. Mr. Beyer is entitled to receive the vested portion of this deferred cash award on the earlier of his termination, death, disability, a change in control or March 17, 2011.
(11)	Represents (i) payment to Mr. Beyer under the 2009 First Half Bonus Plan of $412,500; (ii) payment made to Mr. Beyer under the 2009 Second Half Bonus Plan of $408,375; and (iii) $4,162,500 which was the amount vested in 2009 of Mr. Beyer’s deferred cash award of $12,500,000, granted on March 17, 2008 in connection with his employment agreement. The award vests 33.3% on the first and second anniversary date of Mr. Beyer’s employment date and 33.4% on the third anniversary date of Mr. Beyer’s employment date, March 17, 2008. Mr. Beyer is entitled to receive the vested portion of this deferred cash award on the earlier of his termination, death, disability, a change in control or March 17, 2011.
(12)	Represents payments under the 2010 First Half Bonus Plan and 2010 Second Half Bonus Plan to certain Named Executive Officers. Payments under the 2010 First Half Bonus Plan were: Mr. Campbell — $168,625; Dr. Kazerounian — $190,625; and Mr. Richard — $270,500. Payments under the 2010 Second Half Bonus Plan were: Mr. Campbell — $237,500; Dr. Kazerounian — $262,500; and Mr. Richard — $375,000.
(13)	Represents payments under the 2009 First Half Bonus Plan and 2009 Second Half Bonus Plan to certain Named Executive Officers. Payments under the 2009 First Half Bonus Plan were: Mr. Campbell — $118,750; and Mr. Richard — $187,500. Payments under the 2009 Second Half Bonus Plan were: Mr. Campbell — $117,563; and Mr. Richard — $185,625.
(14)	Represents the aggregate value during 2010 of all perquisite and other income provided to Mr. Beyer of $587,597 including (i) an aggregate incremental cost to Freescale for Mr. Beyer’s use of our corporate aircraft of $517,260 consisting of (a) $406,286 related to flights taken by Mr. Beyer between San Jose, California and our office in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement and (b) $110,974 related to Mr. Beyer’s personal travel on our corporate aircraft as permitted under the terms of the Freescale Inc. Aircraft Procedures and Use Policy as adopted by the Compensation Committee; (ii) $8,307 in income imputed to Mr. Beyer for lodging in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement; (iii) a gross-up payment of $30,279 for tax liabilities incurred by Mr. Beyer as a result of income imputed to him for his use of our corporate aircraft for flights between San Jose, California and our office in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement; (iv) a gross-up payment of $4,966 for tax liabilities incurred as a result of Mr. Beyer’s lodging in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement; (v) $7,750 in income imputed to Mr. Beyer for use of a Freescale automobile while working at our office in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement; (vi) a gross-up payment of $6,785 for tax liabilities incurred as a result of Mr. Beyer’s use of a Freescale automobile while working at our office in Austin, Texas as permitted under the terms of Mr. Beyer’s employment agreement; and (vii) $12,250 in company matching contributions to Mr. Beyer’s account under the 401(k) Plan. The calculation of aggregate incremental cost for commuting and personal use of the company aircraft includes variable costs incurred as a result of commuting and personal flight activity: fees, taxes and similar assessments, flight crew travel expenses, aircraft fuel, in-flight food and beverages, and a portion of on-going maintenance. It excludes non-variable costs related to the company aircraft.
(15)	Represents the aggregate value of $12,250 in company matching contributions to Mr. Campbell’s account under the 401(k) Plan.
(16)	Represents the aggregate value during 2010 of all perquisite and other income provided to Mr. Greenberg of (i) $123,526 in relocation assistance; (ii) a gross-up payment of $25,937 for tax liabilities incurred as a result of Mr. Greenberg’s relocation; (iii) $2,500 for the executive health program; and (iv) $5,317 in company matching contributions to Mr. Greenberg’s account under the 401(k) Plan.
(17)	Represents the aggregate value during 2010 of all perquisite and other income provided to Dr. Kazerounian of $268,188 including (i) an aggregate incremental cost to Freescale for Dr. Kazerounian’s use of our corporate aircraft of $162,365 related to flights taken by Dr. Kazerounian between San Jose, California and our office in Austin, Texas as approved by the Compensation Committee; (ii) $7,236 in income imputed to Dr. Kazerounian for lodging in Austin, Texas as approved by the Compensation Committee; (iii) $43,771 in income imputed to Dr. Kazerounian for automobile and other transportation expenses while working at our office in Austin, Texas as approved by the Compensation Committee; (iv) a gross-up payment of $10,519 for tax liabilities incurred by Dr. Kazerounian as a result of income imputed to him for his use of our corporate aircraft for flights between San Jose, California and our office in Austin, Texas as approved by the Compensation Committee; (v) a gross-up payment of $29,547 for tax liabilities incurred as a result of Dr. Kazerounian’s lodging, automobile, and other transportation expenses while working at our office in Austin, Texas as approved by the Compensation Committee; (vi) $2,500 for the executive health program; and (vii) $12,250 in company matching contributions to Dr. Kazerounian’s account under the 401(k) Plan. The calculation of aggregate incremental cost for commuting and personal use of the company aircraft includes variable costs incurred as a result of commuting and personal flight activity: fees, taxes and similar assessments, flight crew travel expenses, aircraft fuel, in-flight food and beverages, and a portion of on-going maintenance. It excludes non-variable costs related to the company aircraft.
(18)	Represents the aggregate value during 2010 of all perquisites and other income provided to Mr. Richard of $13,045 including (i) $795 for the executive health program and (ii) $12,250 in company matching contributions to Mr. Richard’s account under the 401(k) Plan.

2010 Grants of Plan-based Awards Table

The following table sets forth information concerning non-equity and equity incentive plan-based compensation provided by the Company in 2010 to our Named Executive Officers.

		Estimated future payouts under non-equity incentive plan awards						Estimated future payouts under equity incentive plan awards			All other share awards: Number of shares or units (#) (i)		All other option awards: Number of securities underlying options (#) (j)		Exercise or base price of option awards (k)	Grant date fair value of share and option awards (l)
Name (a)	Grant Date (b)	Threshold ($) (c)		Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Richard M. Beyer	2/10/2010	0	(1)	825,000	(1)	1,650,000	(1)	—	—	—	—		—		—	—
	7/28/2010	0	(2)	825,000	(2)	1,650,000	(2)	—	—	—	—		—		—	—
Alan Campbell	2/10/2010	0	(1)	237,500	(1)	475,000	(1)	—	—	—	—		—		—	—
	7/28/2010	0	(2)	237,500	(2)	475,000	(2)	—	—	—	—		—		—	—
Jonathan Greenberg	7/6/2010	—		—		—		—	—	—	29,069	(5)			—	186,000
	7/6/2010	—		—		—		—	—	—			125,968	(6)	6.40	806,000
	7/6/2010	500,000	(3)	500,000	(3)	500,000	(3)	—	—	—	—		—		—	—
	7/28/2010	127,500	(4)	127,500	(4)	255,000	(4)	—	—	—	—		—		—	—
Reza Kazerounian	2/10/2010	0	(1)	262,500	(1)	525,000	(1)	—	—	—	—		—		—	—
	7/28/2010	0	(2)	262,500	(2)	525,000	(2)	—	—	—	—		—		—	—
Henri Richard	2/10/2010	0	(1)	375,000	(1)	750,000	(1)	—	—	—	—		—		—	—
	7/28/2010	0	(2)	375,000	(2)	750,000	(2)	—	—	—	—		—		—	—

(1)	Amounts represent target bonus awards under the 2010 First Half Bonus Plan. The minimum payment under the 2010 First Half Bonus Plan was $0 for each Named Executive Officer and the maximum payment was two times the target amount. The Compensation Committee exercised its discretion to reduce the calculated bonus amount payments by 50% for the 2010 First Half Bonus Plan, based on the company’s ability to fund the bonus pool due to the macro-economic environment. Actual payments made under the 2010 First Half Bonus Plan for each Named Executive Officer were: Mr. Beyer — $585,750; Mr. Campbell — $168,625; Dr. Kazerounian — $190,625; and Mr. Richard — $270,500.
(2)	Amounts represent target bonus awards under the 2010 Second Half Bonus Plan. The minimum payment under the 2010 Second Half Bonus Plan was $0 for each Named Executive Officer and the maximum payment was two times the target amount. Actual payments made under the 2010 Second Half Bonus Plan for each Named Executive Officer were: Mr. Beyer — $825,000; Mr. Campbell — $237,500; Dr. Kazerounian — $262,500; and Mr. Richard—$375,000.
(3)	Under the terms of Mr. Greenberg’s employment offer, he was granted a restricted cash award under the terms of EIP. The restricted cash award will vest and become payable with respect to 100% of the value covered by the award on July 6, 2013, subject to Mr. Greenberg’s continued employment.
(4)	Under the terms of Mr. Greenberg’s employment offer, he received a minimum guaranteed bonus payment of $127,500 under the 2010 Second Half Bonus Plan. The payment of this award would have exceeded the minimum amount guaranteed in his offer letter if the business performance factor had exceeded 1.00. The actual payment amount is included in column (d) of the 2010 Summary Compensation Table.
(5)	Under the terms of Mr. Greenberg’s employment offer, he was granted restricted stock units under the terms of the MIP on July 6, 2010. The restricted stock units vest in equal installments on the first, second, third and fourth anniversaries of the date of grant, subject to Mr. Greenberg’s continued employment and are subject to the terms and conditions of the investors agreement among certain investors in Freescale GP.
(6)	Under the terms of Mr. Greenberg’s employment offer, he was granted options on July 6, 2010. The options vest in equal installments on the first, second, third and fourth anniversaries of the date of the grant, subject to Mr. Greenberg’s continued employment and are subject to the terms and conditions of the investors agreement among certain investors in Freescale GP.

2010 Outstanding Awards at Fiscal Year-end Table

	Option Awards							Share Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units that Have Not Vested (#) (g)		Market Value of Shares or Units that Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)
Richard M. Beyer	640,506	(1)	1,921,521			6.40	4/6/2019
	—		—		—	—	—	135,984	(6)	1,726,138	(10)	—		—
Alan Campbell	39,867	(2)	—		—	17.12	5/11/2012	—		—		—		—
	66,767	(2)	—		—	28.40	4/24/2013	—		—		—		—
	—		—		—	—	—	9,985	(7)	126,752	(10)	—		—
	—		—		—	—	—	—		—		318,829	(11)	4,047,096	(10)
	265,768	(1)	797,305			6.40	4/6/2019
Jonathan Greenberg	—		—		—	—	—	29,069	(8)	369,000	(10)	—		—
			125,968	(5)	—	6.40	7/6/2020	—		—		—		—
Reza Kazerounian	67,829	(3)	203,488		—	6.40	5/4/2019	—		—		—		—
	—		—		—	—	—	—		—		328,206	(12)	4,166,128	(10)
Henri Richard	—		—		—	—	—	968	(9)	12,300	(10)	—		—
	—		—		—	—	—	13,741	(7)	174,426	(10)	—		—
	—		—		—	—	—	—		—		421,980	(11)	5,356,451	(10)
	75,505	(4)	226,518		—	6.40	4/6/2019	—		—		—		—

(1)	Options granted under the terms of the MIP on April 6, 2009 in exchange for vested and unvested Class B interests in Freescale LP held by Messrs. Beyer and Campbell. The options vest in equal installments on the first, second, third and fourth anniversaries of the date of the grant, subject to continued employment and are subject to the terms and conditions of the investors agreement.
(2)	Rollover options granted under the MIP on December 1, 2006. The options granted under this plan were granted in accordance with Section 424 of the Code.
(3)	Options granted under the MIP on May 4, 2009. The options vest in equal installments on the first, second, third and fourth anniversaries of the date of the grant, subject to Dr. Kazerounian’s continued employment and are subject to the terms and conditions of the investors agreement.
(4)	Options granted under the MIP on April 6, 2009 in exchange for vested and unvested options held by Mr. Richard. The options vest in equal installments on the first, second, third and fourth anniversaries of the date of the grant, subject to continued employment and are subject to the terms and conditions of the investors agreement.
(5)	Options granted under the MIP on July 6, 2010. The options vest in equal installments on the first, second, third and fourth anniversaries of the date of the grant, subject to Mr. Greenberg’s continued employment and are subject to the terms and conditions of the investors agreement.
(6)	Restricted stock units granted under the terms of the MIP. The restricted stock units vest in equal installments on the first, second and third anniversaries of Mr. Beyer’s employment date, March 17, 2008 and are subject to the terms and conditions of the investors agreement.
(7)	These restricted stock units were granted under the terms of the MIP on April 7, 2008. The restricted stock units vest 25% on the first anniversary of the date of grant and then in equal quarterly installments until fully vested, subject to continued employment and are subject to the terms and conditions of the investors agreement.
(8)	These restricted stock units were granted under the terms of the MIP on July 6, 2010. The restricted stock units vest 25% on the first, second, third and fourth anniversary of the date of grant, subject to Mr. Greenberg’s continued employment and are subject to the terms and conditions of the investors agreement.
(9)	These restricted units were granted under the terms of the MIP on October 1, 2007. The restricted stock units vest in equal installments on the first, second, third and fourth anniversaries of the date of grant subject to Mr. Richard’s continued employment and are subject to the terms and conditions of the investors agreement.
(10)	On December 31, 2010, the fair market value per common share was $12.69.
(11)	Deferred stock unit awards granted under the terms of the MIP on January 5, 2009. The target amount of the award is adjusted according to our actual performance against revenue growth and EBITDA growth goals over a three-year period, relative to a peer group of companies. The final amount of units will be adjusted based on actual performance, and can range between zero and two times the target amount. An additional vesting period of one year must be completed following the final determination of the number of units.
(12)	Deferred stock unit awards granted under the terms of the MIP on May 4, 2009, upon commencement of Dr. Kazerounian’s employment. The target amount of the award is adjusted according to our actual performance against revenue growth and EBITDA growth goals over a three-year period, relative to a peer group of companies. The final amount of units will be adjusted based on actual performance, and can range between zero and two times the target amount. An additional vesting period of one year must be completed following the final determination of the number of units.

2010 Option Exercises and Shares Vested Table

	Option Awards				Share Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)		Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Richard M. Beyer		—		—	135,577	(1)	867,478	(4)
Alan Campbell		—		—	6,656	(2)	42,592	(4)
Jonathan Greenberg		—		—	—		—
Reza Kazerounian		—		—	—		—
Henri Richard		—		—	968	(3)	6,200	(4)
		—		—	9,160	(2)	58,614	(4)

(1)	Represents vested restricted stock units granted under the MIP. The restricted stock units were issued in accordance with the terms of Mr. Beyer’s employment agreement. The restricted stock units vest in equal installments on the first, second and third anniversary of Mr. Beyer’s employment start date, March 17, 2008. Common shares will become deliverable with respect to the vested portion of the restricted stock unit award upon the earlier of termination, death, disability, a change in control or the fifth anniversary of the date of grant.
(2)	Represents vested restricted stock units granted under the MIP. The restricted stock units were granted on April 7, 2008. The units vest 25% on the first anniversary of the date of grant and then in equal quarterly installments until fully vested, subject to continued employment. Shares will become deliverable with respect to the vested portion of the restricted stock unit award upon the earlier of termination, death, disability, a change in control or the seventh anniversary of the date of grant.
(3)	Represents vested restricted stock units granted under the MIP. The restricted stock units were granted on October 1, 2007. The units vest in four equal annual installments on each anniversary of the date of grant subject to Mr. Richard’s continued employment. Shares will become deliverable with respect to the vested portion of the restricted stock unit award upon the earlier of termination, death, disability, a change in control or the seventh anniversary of the date of grant.
(4)	On the vesting date in 2010, the fair market value of common shares was $6.40 per share.

2010 Nonqualified Deferred Compensation Table

	Executive Contribution in Last Fiscal Year ($)		Registrant Contribution in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Balance at Last Fiscal Year End ($)
Richard M. Beyer		—	867,478	(1)	1,706,973	(3)	3,441,929	(4)
		—	4,162,500	(2)	—		8,325,000	(2)
Alan Campbell		—	42,592	(1)	104,761	(3)	211,240	(4)
Jonathan Greenberg		—	—		—		—
Reza Kazerounian		—	—		—		—
Henri Richard		—	64,814	(1)	162,469	(3)	327,601	(4)

(1)	Represents the value of restricted stock units that vested during the fiscal year but were not delivered, pursuant to the terms of the award agreement. common shares will become deliverable with respect to vested portions of these restricted stock unit awards upon the earlier of termination, death, disability, a change in control or the seventh anniversary (fifth anniversary in the case of Mr. Beyer’s award) of the date of grant. Awards of restricted stock units granted under the MIP in 2007 and 2008 are reported in the “Share Awards” column of the 2010 Summary Compensation Table. Restricted stock unit awards are described in footnotes 3 and 5 to the 2010 Summary Compensation Table.
(2)	Represents the vested amount of Mr. Beyer’s Deferred Cash Award granted under Freescale Semiconductor Inc. Deferred Compensation Agreement upon commencement of his employment. The vested amount has not been paid, pursuant to the terms of the award agreement. The deferred cash award vests in three equal installments on the first, second, and third anniversary dates of March 17, 2008, Mr. Beyer’s employment start date. Vested amounts of the deferred cash award will be paid on the earlier to occur of (i) Mr. Beyer’s termination, death or disability; (ii) a change in control; or (iii) March 17, 2011. The amount of this award that vests each year is reported in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table.
(3)	Aggregate earnings in the last fiscal year is based on the increase in our share price from $6.40 on January 1, 2010 to $12.69 on December 31, 2010, multiplied by the vested number of restricted stock unit awards.
(4)	Aggregate balance at last fiscal year end is based on the number of vested restricted stock units multiplied by the share price of $12.69 on December 31, 2010.

2010 Potential Payments Upon Termination or Change in Control Table

Name (a)	Benefit (b)	Termination w/o Cause or for Good Reason (c)		Termination w/o Cause or for Good Reason After Change in Control (d)		Voluntary Termination (e)		Death (f)		Disability (g)		Change in Control (h)
Richard M. Beyer	—	26,370,146	(1)	34,727,661	(3)	—	(5)	27,147,496	(6)	27,147,496	(6)	26,322,496	(8)
Alan Campbell	—	5,991,895	(2)	11,490,906	(4)	—	(5)	7,058,449	(7)	7,058,449	(7)	5,145,949	(9)
Jonathan Greenberg	—	1,172,524	(2)	2,619,408	(4)	—	(5)	1,162,000	(7)	1,162,000	(7)	1,162,000	(9)
Reza Kazerounian	—	2,029,494	(2)	7,839,805	(4)	—	(5)	1,531,000	(7)	1,531,000	(7)	1,281,000	(9)
Henri Richard	—	4,792,573	(2)	10,064,628	(4)	—	(5)	4,143,948	(7)	4,143,948	(7)	1,612,698	(9)

(1)	Amount represents estimated payments to be made under Mr. Beyer’s employment agreement plus the estimated value of medical and life insurance benefits over a three-year period following termination of employment, until he becomes eligible for Medicare. Amount includes the estimated value of the accelerated vesting of equity awards, and accelerated vesting and payout of the deferred cash award, per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses.
(2)	Amount represents estimated payments to be made to the Named Executive Officer under the executive employment agreement plus the estimated value of medical and life insurance benefits over an eighteen month period following termination of employment. Amount includes the estimated value of the accelerated vesting of equity awards, and accelerated vesting and payout of the restricted cash award, per the terms of the award agreements. Amount does not include payment for accrued by unused paid time off and unreimbursed business expenses. The potential payment under a Change in Control does not include any estimated payments required under the Named Executive Officer’s employment agreement regarding Section 280G tax gross-up payments.
(3)	Amount represents estimated payments to be made under Mr. Beyer’s employment agreement plus the estimated value of health, medical, life insurance, and long-term disability benefits over a three-year period following termination of employment, until he becomes eligible for Medicare. Amount includes the estimated value of the accelerated vesting of equity awards, and accelerated vesting and payout of the deferred cash award, per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses. The potential payment under a Change in Control does not include any estimated payments required under Mr. Beyer’s employment agreement regarding Section 280G tax gross-up payments.
(4)	Amount represents estimated payments to be made to the Named Executive Officer under the executive employment agreement plus the estimated value of health, medical, life insurance, and long-term disability benefits over a two-year period following termination of employment. Amount includes the estimated value of the accelerated vesting of equity awards, and accelerated vesting and payout of the restricted cash award, per the terms of the award agreements. Amount does not include payment for accrued but unused paid time off and unreimbursed business expenses. The potential payment under a Change in Control does not include any estimated payments required under the Named Executive Officer’s employment agreement regarding Section 280G tax gross-up payments.
(5)	Upon voluntary termination, Named Executive Officers are eligible for a payment of accrued but unpaid base salary, accrued but unused paid time off through the date of termination and unreimbursed business expenses.
(6)	Amount represents a cash payment equal to a pro rata portion of Mr. Beyer’s target bonus for the year in which the date of termination occurs plus the estimated value of the accelerated vesting of equity awards, and accelerated vesting and payout of the deferred cash award, per the terms of the award agreements. Amount does not include: accrued but unpaid base salary, accrued vacation through the date of termination, unreimbursed business expenses, the annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs if the bonus was determined but not paid by the termination date, and disability benefits. These items are also obligations of the company upon termination due to death or Disability, but have been excluded from the totals shown in columns (f) and (g).
(7)	Amount represents the value of accelerated vesting of equity awards, and accelerated vesting and payout of the restricted cash award, per the terms of the award agreements. Amount does not include: accrued but unpaid base salary, accrued but unused paid time off, unreimbursed business expenses, or the annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs if the bonus was determined but not paid by the termination date. These items are also obligations of the company upon termination due to death or Disability, but have been excluded from the totals shown in columns (f) and (g).
(8)	Amount represents the estimated value of Mr. Beyer’s accelerated vesting of equity awards, and accelerated vesting and payout of the deferred cash award, per the terms of the award agreements.
(9)	Amount represents the value of accelerated vesting of equity awards, and accelerated vesting and payout of the restricted cash award, per the terms of the award agreements.

2010 Potential Payments upon Termination or Change in Control

Mr. Beyer

Under the terms of the employment agreement for Mr. Beyer, in the event that his employment is terminated other than for Cause (as defined in the employment agreement), death or Disability (as defined in the employment agreement), or it is terminated by Mr. Beyer for Good Reason, he will be entitled to receive, subject to his execution of a release: (1) payment of all unpaid base salary, accrued paid time off through the date of termination, unreimbursed business expenses, and his cash bonus for the year preceding the date of termination (if not previously paid); (2) a cash payment equal to a pro rata portion of his target bonus for the year in which the date of termination occurs; (3) a cash payment equal to two times the sum of base salary and target bonus; (4) continued medical and life insurance for two years or until Mr. Beyer is eligible for Medicare or another employer’s plan at the same cost provided to active employees; and (5) any other amounts or benefits required to be paid or provided which he is eligible to receive, based on accrued benefits through the date of termination. Under the terms of the restricted stock unit award agreement for Mr. Beyer, in the event that his employment is terminated other than for Cause, or it is terminated by Mr. Beyer for Good Reason or Retirement (as those terms are defined in the award agreement), the awards vest and become deliverable for an additional number of shares subject to the terms of the award agreement. If Mr. Beyer’s employment is terminated due to death or Disability, the restricted stock units become fully vested and deliverable. Under the terms of the deferred compensation agreement for Mr. Beyer, in the event that his employment is terminated other than for Cause, or it is terminated by Mr. Beyer for Good Reason (as those terms are defined in the award agreement), the deferred cash award vests and becomes payable for an additional amount subject to the terms of the award agreement. If Mr. Beyer’s employment is terminated due to death or Disability, the deferred cash award becomes fully vested and payable. Under the terms of the nonqualified option award agreement for Mr. Beyer, in the event that his employment is terminated other than for Cause, or it is terminated by Mr. Beyer for Good Reason or Retirement (as those terms are defined in the award agreement), the options vest and become exercisable for an additional number of shares subject to the terms of the award agreement. If Mr. Beyer’s employment is terminated due to death or Disability, the options become fully vested and exercisable.

If at any time following a “Change in Control” (as defined in the employment agreement), Mr. Beyer’s employment is terminated other than for Cause, death or Disability, or it is terminated by him for Good Reason (as those terms are defined in the employment agreement), he will be entitled to receive: (1) payment of all unpaid base salary, accrued paid time off through the date of termination, unreimbursed business expenses, and his cash bonus for the year preceding the date of termination (if not previously paid); (2) a cash payment equal to a pro rata portion of his target bonus for the year in which the date of termination occurs; (3) a cash payment equal to three times the greater of his annual base salary during the three years prior to the change in control and his annual base salary on the date of termination; (4) a cash payment equal to three times the highest annual bonus (including any portion thereof that has been deferred and annualized for any fiscal year consisting of less than 12 months or during which he was employed for less than 12 months) that he received during the five fiscal years prior to the date of termination; and (5) continued health, medical, life insurance and long-term disability benefits until Mr. Beyer is eligible for Medicare or another employer’s medical plan at the same cost provided to active employees. If Mr. Beyer is terminated by us (other than for Cause) within the nine-month period prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, then he shall be entitled to receive the benefits outlined above. Notwithstanding the foregoing, if we adopt a change in control severance plan for senior officers generally with more generous benefits than the benefits outlined above, Mr. Beyer will be entitled to those more generous benefits to the extent applicable in lieu of the benefits outlined above. Under the terms of the restricted stock unit award agreement for Mr. Beyer, in the event of a Change of Control, the restricted stock units become fully vested and deliverable. Under the terms of the deferred compensation agreement for Mr. Beyer, in the event of a Change of Control, the deferred cash award becomes fully vested and payable. Under the terms of the nonqualified option award agreement for Mr. Beyer, in the event of a Change of Control, the unvested portion of the award becomes vested and exercisable for an additional number of shares subject to the terms of the award agreement. In the event Mr. Beyer’s employment is terminated by the Company or any successor thereto without Cause or by Mr. Beyer for Good Reason (as those terms are defined in the award agreement), in each case following a Change of Control, the options become fully vested and exercisable.

In the event a payment made by us to Mr. Beyer occurs at a time when the common shares or the common shares of any of our affiliates is not readily tradable on an established securities market or otherwise, within the meaning of Section 280G(b)(5)(A)(ii) of the Code, or Section 280G, we will use our best efforts to satisfy the “shareholder approval requirements” of that section in a manner designed to preserve the full economic benefit to Mr. Beyer of any payments or benefits otherwise due to him. The employment agreement for Mr. Beyer contains a Section 280G tax gross-up provision in the event that a Change in Control occurs other than at a time when the common shares or the common shares of any of our affiliates is not readily tradable on an established securities market or otherwise.

Mr. Beyer is subject to restrictive covenants including non-solicit and non-competition provisions that remain in effect during the two-year period following termination of his employment. Mr. Beyer also agrees to assist us in any litigation or dispute to the extent such litigation or claim relates to his employment or the period of his employment with us.

Dr. Kazerounian

Under the terms of the employment agreement for Dr. Kazerounian, in the event that his employment is terminated other than for Cause, death or Disability (as those terms are defined in the employment agreement), he will be entitled to receive, subject to his execution of a release: (1) accrued but unpaid salary through the date of termination; (2) payment for accrued but unused paid time off and unreimbursed business expenses; (3) his annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs, if such bonus has been determined but not paid as of the date of termination; (4) payment of a prorated bonus payment for the year of termination at his target if termination occurs in the first quarter of the year, and based upon Company performance if termination occurs after the first quarter; and (5) the amount equal to the product of (x) 1.5 and (y) his base salary, and continuation of medical and life insurance benefits for a period of up to eighteen months after termination date. Under the terms of the deferred stock unit award agreement for Dr. Kazerounian, in the event that his employment is terminated without Cause, or due to death or Disability (as those terms are defined in the award agreement), in each case after December 31, 2011, the deferred stock units vest ratably in 25% increments between March 31, 2012 and December 31, 2012. Under the terms of the restricted cash award agreement, if Dr. Kazerounian’s employment is terminated without Cause, or due to death or Disability (as those terms are defined in the award agreement), in each case following the first anniversary of the date of grant, the cash award will vest ratably in 12.5% increments between November 3, 2010 and July 3, 2012. Under the terms of the nonqualified option award agreement, if Dr. Kazerounian’s employment is terminated without Cause, or it is terminated by Dr. Kazerounian for Good Reason or Retirement (as those terms are defined in the award agreement), the awards vest and become exercisable for an additional number of shares subject to the terms of the award agreement. If Dr. Kazerounian’s employment is terminated due to death or Disability, the options become fully vested and exercisable.

If within the one-year anniversary following a “Change in Control,” Dr. Kazerounian’s employment is terminated other than for Cause, death or Disability (as those terms are defined in the employment agreement), or if Dr. Kazerounian resigns from employment with Freescale for any reason, Dr. Kazerounian will be entitled to receive: (1) accrued but unpaid salary through the date of termination; (2) payment for accrued but unused paid time off and unreimbursed business expenses; (3) the executive’s annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs, if such bonus has been determined but not paid as of the date of termination; (4) payment of a prorated bonus payment for the year of termination at the executive’s target if termination occurs in the first quarter of the year, and based upon our performance if termination occurs after the first quarter; (5) a cash payment equal to two times the executive’s annual base salary on the date of termination; (6) a cash payment equal to two times the executive’s target bonus for the year of termination; (7) the unvested portion, if any, of any options, including the options to purchase 271,317 common shares granted as part of Dr. Kazerounian’s employment offer, will immediately become fully vested and exercisable; and (8) continued health, medical, life insurance and long-term disability benefits for a period of two years following the date of termination at the same cost as active employees. If the executive is terminated by us (other than for Cause) within the six-month period prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, then the executive will be entitled to receive the benefits outlined above. Notwithstanding the foregoing, if we adopt a change in control severance plan for senior officers generally with more generous benefits than the benefits outlined above, Dr. Kazerounian will be entitled to those more generous benefits to the extent applicable in lieu of the benefits outlined above. Under the terms of the deferred stock unit award agreement for Dr. Kazerounian, in the event that his employment is terminated after a Change of Control without Cause or he resigns from employment with Freescale for any reason, prior to the first anniversary of the Change in Control, the deferred stock unit award will immediately become fully vested. Under the terms of the nonqualified option award agreement for Dr. Kazerounian, in the event of a Change of Control, the unvested portion of the award becomes vested and exercisable for an additional number of shares subject to the terms of the award agreement. In the event Dr. Kazerounian’s employment is terminated by the Company or any successor thereto, without Cause (as that term is defined in the award agreement), or Dr. Kazerounian resigns, in each case with a termination date prior to the first anniversary of the Change of Control, the options become fully vested and exercisable.

Dr. Kazerounian’s employment agreement contains a Section 280G tax gross-up provision in the event of a Change in Control that occurs other than at a time when the common shares or the common shares of any of our affiliates is not readily tradable on an established securities market or otherwise. However, if it is determined that the payment does not exceed 110% of the safe harbor amount, which equals the maximum payment that Dr. Kazerounian may receive without the payment constituting an “excess parachute payment” within the meaning of Section 280G, then no gross-up payment will be made and the amounts payable following a Change in Control will be reduced so that the payment equals the safe harbor amount.

Dr. Kazerounian is subject to restrictive covenants including non-solicit and non-competition provisions that remain in effect during the one-year period following termination of employment.

Named Executive Officers, excluding Mr. Beyer and Dr. Kazerounian

Named Executive Officers, excluding Mr. Beyer and Dr. Kazerounian, are entitled to benefits under the Executive Employment Agreement (the “Executive Agreement”). The Executive Agreement provides the following payments and benefits in the event that the Named Executive Officer’s employment is terminated for any reason other than termination for “Good Cause,” death or Disability (as those terms are defined in the Executive Agreement): (1) accrued but unpaid salary through the date of termination; (2) payment for accrued but unused paid time off and unreimbursed business expenses; (3) the Named Executive Officer’s annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs, if such bonus has been determined but not paid as of the date of termination; (4) payment of a prorated bonus payment for the year of termination at the Named Executive Officer’s target if termination occurs in the first quarter of the year, and based upon Company performance if termination occurs after the first quarter; (5) the amount equal to the product of (x) 1.5 and (y) the Named Executive Officer’s base salary; and (6) continuation of medical and life insurance benefits for a period of up to eighteen months after termination date. Under the terms of the deferred stock unit award agreement, if the Named Executive Officer’s employment is terminated without Cause, or due to death or Disability (as those terms are defined in the award agreement), in each case after December 31, 2011, the deferred stock units will vest ratably in 25% increments between March 31, 2012 and December 31, 2012. Under the terms of the restricted stock unit award agreement, if the Named Executive Officer’s employment is terminated without Cause, by the Named Executive Officer for Good Reason, or Retirement (as those terms are defined in the award agreement), the restricted stock units vest and become deliverable for an additional number of shares subject to the terms of the award agreement. If the Named Executive Officer’s employment is terminated due to death or Disability, the restricted stock units become fully vested and deliverable. Under the terms of the nonqualified share option award agreement, if the Named Executive Officer’s employment is terminated without Cause, or it is terminated by the Named Executive Officer for Good Reason or Retirement (as

those terms are defined in the award agreement), the awards vest and become exercisable for an additional number of shares subject to the terms of the award agreement. If the Named Executive Officer’s employment is terminated due to death or Disability, the options become fully vested and exercisable. Under the terms of the restricted cash award agreement, if the Named Executive Officer’s employment is terminated without Cause, or due to death or Disability (as those terms are defined in the award agreement), in each case following the first anniversary of the date of grant, the cash award will vest ratably in 12.5% increments between October 6, 2009 and July 7, 2011, except for Mr. Greenberg, whose cash award will vest ratably in 12.5% increments between July 6, 2011 and April 6, 2013.

Under the Executive Agreement if within the one-year anniversary following a “Change in Control,” employment is terminated other than for Cause, death or Disability, or it is terminated by the Named Executive Officer for Good Reason (as those terms are defined in the Executive Agreement), the Named Executive Officer will be entitled to receive: (1) accrued but unpaid salary through the date of termination; (2) payment for accrued but unused paid time off and unreimbursed business expenses; (3) the Named Executive Officer’s annual bonus for the calendar year immediately preceding the calendar year in which the date of termination occurs, if such bonus has been determined but not paid as of the date of termination; (4) payment of a prorated bonus payment for the year of termination at the Named Executive Officer’s target if termination occurs in the first quarter of the year, and based upon our performance if termination occurs after the first quarter; (5) a cash payment equal to two times the Named Executive Officer’s annual base salary on the date of termination; (6) a cash payment equal to two times the Named Executive Officer’s target bonus for the year of termination; and (7) continued health, medical, life insurance and long-term disability benefits for a period of two years following the date of termination at the same cost as active employees. If the executive is terminated by us (other than for Cause) within the six-month period prior to a Change in Control, but subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced, then the executive will be entitled to receive the benefits outlined above. Notwithstanding the foregoing, if we adopt a change in control severance plan for senior officers generally with more generous benefits than the benefits outlined above, the Named Executive Officers subject to the Executive Agreement will be entitled to those more generous benefits to the extent applicable in lieu of the benefits outlined above. Under the terms of the deferred stock unit award agreements for the Named Executive Officers, in the event that their employment is terminated after a Change of Control without Cause or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), prior to the first anniversary of the Change in Control, the deferred stock unit award will immediately become fully vested. Under the terms of the restricted stock unit award agreement, in the event that the Named Executive Officer’s employment is terminated after a Change of Control without Cause or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), the restricted stock units immediately become fully vested and deliverable. Under the terms of the nonqualified option award agreement for the Named Executive Officers, in the event of a Change of Control, the unvested portion of the award becomes vested and exercisable for an additional number of shares subject to the terms of the award agreement. In the event the Named Executive Officer’s employment is terminated by the Company or any successor thereto, without Cause or by the Named Executive Officer for Good Reason (as those terms are defined in the award agreement), in each following a Change of Control, the options become fully vested and exercisable.

The Executive Agreement contains a Section 280G tax gross-up provision in the event of a Change in Control that occurs other than at a time when the common shares or the common shares of any of our affiliates is not readily tradable on an established securities market or otherwise. However, if it is determined that the payment does not exceed 110% of the safe harbor amount, which equals the maximum payment that the Named Executive Officer may receive without the payment constituting an “excess parachute payment” within the meaning of 280G of the IRS Code, then no gross-up payment will be made and the amounts payable following a Change in Control will be reduced so that the payment equals the safe harbor amount.

The Executive Agreement contains restrictive covenants including non-solicit and non-competition provisions that remain in effect during the eighteen-month period following termination of employment.

We offered these severance arrangements to attract and retain the knowledge, skills, and experience of our Named Executive Officers to lead Freescale, together with the Chief Executive Officer, through its transformation. The design of the arrangement also encourages management continuity and organizational stability in the event of a Change in Control.

We structured the Executive Agreement to require both a Change in Control and a termination of employment, in order to minimize the risk of providing excessive severance compensation without an actual termination of employment. Further we have, in the Executive Agreement, limited payment terms under a Change in Control to a two times multiple and limited the period for Good Reason to twelve months after considering market data from our peer group.

Incentive Plan Information

We maintain four equity incentive plans, the MIP, the EIP, the 2011 Plan and the 2011 Freescale Incentive Plan (the “Freescale Incentive Plan”). As of June 1, 2011, no further awards will be made under the MIP or the EIP. The material terms of the incentive plans are summarized below.

2006 Management Incentive Plan

Purpose. The MIP was established in order to advance our interests and those of our affiliates by providing for grants of stock options and other share-based awards to certain key employees and directors who are in a position to make a significant contribution to our success.

Eligibility. The MIP permits the grant of incentive awards to key employees and directors, as selected by the Compensation Committee.

Form of Awards. The MIP authorizes the granting of awards to employees in the following forms:

•	options to purchase common shares, intended to be nonqualified share options, and

•

other share-based awards, which includes awards of shares, restricted shares, phantom stock units (representing the right to receive shares at a designated time in the future) and other awards that are valued in whole or in part by reference to, or are otherwise based on, the fair market value of shares.

Authorized Shares. As of May 16, 2011, 11,454,871 common shares were issuable upon exercise or vesting of outstanding awards. No further awards will be made under the MIP.

Administration. The MIP is administered by the Compensation Committee. In general, the Compensation Committee has discretionary authority to interpret the MIP; to determine eligibility for and grant awards; to determine, modify and/or waive the terms and conditions of any award; to prescribe forms, rules and procedures; and to otherwise do all things necessary to carry out the purposes of the MIP. The Compensation Committee may delegate ministerial tasks to persons as it deems appropriate.

Changes in Capital Structure. In the event of any stock dividend or other similar distribution, stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an affiliate or other transaction or event, the Compensation Committee will, as appropriate in order to prevent enlargement or dilution of benefits intended to be made available under the MIP, make adjustments to the maximum number of shares that may be delivered under the MIP and will also make appropriate adjustments to the number and kind of shares, securities or other property (including cash) subject to awards then outstanding or subsequently granted, any exercise prices relating to awards and any other provision of awards affected by such change. The Compensation Committee may also, in its sole discretion, provide for the payment of amounts in cash or for other adjustments to a stock option upon either (i) a cash dividend with respect to shares paid to all or substantially all holders of shares, other than cash dividends in respect of shares declared by the board of directors as part of a regular dividend payment practice or a stated cash dividend policy following a public offering, or (ii) a substantially pro rata redemption or substantially pro rata repurchase by the Company of all or part of any class of stock of the Company.

Change of Control. Except as otherwise provided in an award agreement, in the event of a change of control in which there is an acquiring or surviving entity, the Compensation Committee may provide for the continuation or assumption of some or all of the outstanding awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor, in each case on such terms and subject to such conditions as preserve the intrinsic value of the award in the Compensation Committee’s good faith determination. In the event of a change of control in which there is no assumption or substitution as to some or all of the outstanding awards, the Compensation Committee will preserve the intrinsic value of the awards, provide for treating as satisfied any time-based vesting condition on any such award or for the accelerated delivery of shares issuable under each such award, in each case on a basis that gives the participant a reasonable opportunity, as determined by the Compensation Committee, following exercise of the award or the issuance of the shares as the case may be, to participate as a shareholder in the change of control. Except as otherwise provided in an award agreement, each award (unless assumed pursuant to the first sentence of this paragraph) will terminate upon consummation of the change of control.

Nontransferability of Stock Options. In general, except as the Compensation Committee otherwise expressly provides or as otherwise provided in the Investors Agreement, stock options granted the MIP may not be transferred other than by will or by the laws of descent and distribution, and may be exercised only by the participant.

Termination and Amendment. The Compensation Committee, in it sole and absolute discretion, may at any time or times amend or alter the MIP or any outstanding award and may at any time terminate the MIP. The Compensation Committee may not, without a participant’s consent, amend or terminate the terms of an award or the MIP if doing so would adversely affect a participant’s rights. Any amendments to the MIP will be conditioned upon shareholder approval only to the extent, if any, approval is required by applicable law (including the Code), as determined by the Compensation Committee.

2007 Employee Incentive Plan

Purpose. The EIP was established in order to advance our interests and those of our affiliates by providing for grants of stock options or restricted cash awards to certain key employees who are in a position to make a significant contribution to our success.

Eligibility. The EIP permits the grant of stock options and restricted cash awards to key employees, as selected by the Compensation Committee.

Form of Awards. The EIP authorizes the granting of awards to employees in the following forms:

•	options to purchase shares, intended to be nonqualified stock options, and

•

restricted cash awards, which may be dependent on such conditions as the Compensation Committee will determine, including the right to receive payment upon the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives.

Authorized Shares. As of May 16, 2011, 1,615,556 common shares were issuable upon exercise of existing awards. No further awards will be made under the EIP.

Administration. The EIP is administered by the Compensation Committee. In general, the Compensation Committee has discretionary authority to interpret the EIP; to determine eligibility for and grant awards; to determine, modify and/or waive the terms and conditions of any award; to prescribe forms, rules and procedures; and to otherwise do all things necessary to carry out the purposes of the EIP. The Compensation Committee may delegate ministerial tasks to persons as it deems appropriate.

Changes in Capital Structure. In the event of any stock dividend or other similar distribution, stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an affiliate or other transaction or event, the Compensation Committee will, as appropriate in order to prevent enlargement or dilution of benefits intended to be made available under the EIP, make adjustments to the maximum number of shares that may be delivered under the EIP and will also make appropriate adjustments to the number and kind of shares, securities or other property (including cash) subject to awards then outstanding or subsequently granted, any exercise prices relating to awards and any other provision of awards affected by such change. The Compensation Committee may also, in its sole discretion, provide for the payment of amounts in cash or for other adjustments to a stock option upon either (i) a cash dividend with respect to shares paid to all or substantially all holders of shares, other than cash dividends in respect of shares declared by the board of directors as part of a regular dividend payment practice or a stated cash dividend policy following a public offering, or (ii) a substantially pro rata redemption or substantially pro rata repurchase by the Company of all or part of any class of stock of the Company.

Change of Control. Except as otherwise provided in an award agreement, in the event of a change of control in which there is an acquiring or surviving entity, the Compensation Committee may provide for the continuation or assumption of some or all of the outstanding awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor, in each case on such terms and subject to such conditions as preserve the intrinsic value of the award in the Compensation Committee’s good faith determination. In the event of a change of control in which there is no assumption or substitution as to some or all of the outstanding awards, the Compensation Committee will preserve the intrinsic value of the awards, provide for treating as satisfied any time-based vesting condition on any such award or for the accelerated delivery of common shares issuable under each such award, or cancel any award and, in connection therewith, pay an amount (in cash or, in the discretion of the Compensation Committee, in the form of consideration paid to shareholders of the Company in connection with such change of control) which, in the case of stock options, will equal the excess, if any, of the fair market value of the shares subject to the stock options over the aggregate exercise price of the stock options, in each case on a basis that gives the participant a reasonable opportunity, as determined by the Compensation Committee, following exercise of the award or the issuance of the shares as the case may be, to participate as a shareholder in the change of control. Except as otherwise provided in an award agreement, each award (unless assumed pursuant to the first sentence of this paragraph), will terminate upon consummation of the change of control.

Nontransferability of Stock Options. In general, except as the Compensation Committee otherwise expressly provides or as otherwise provided in the shareholders agreement, stock options granted under the EIP may not be transferred other than by will or by the laws of descent and distribution, and may be exercised only by the participant during the participant’s lifetime.

Termination and Amendment. The Compensation Committee, in its sole and absolute discretion, may at any time or times amend or alter the EIP or any outstanding award and may at any time terminate or terminate the EIP. The Compensation Committee may not, without a participant’s consent, amend or terminate the terms of an award or the EIP if doing so would adversely affect a participant’s rights. Any amendments to the EIP will be conditioned upon shareholder approval only to the extent, if any, approval is required by applicable law (including the Code), as determined by the Compensation Committee.

Freescale Semiconductor Holdings I 2011 Omnibus Incentive Plan

Purpose. The purpose of the 2011 Plan is to provide additional incentive to selected management, employees, directors, independent contractors and consultants of the Company in order to strengthen their commitment to the Company.

Eligibility. The 2011 Plan permits the grant of incentive awards to employees, non-employee directors, and consultants or independent contractors, as selected by the administrator.

Form of Awards. The 2011 Plan authorizes the granting of awards to employees in the following forms:

•	options to purchase common shares, intended to be nonqualified stock options;

•

share appreciation rights, or SARs, which give the holder the right to receive the difference (payable in cash, shares or a combination of cash and shares) between the fair market value per share on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying shares as of the grant date);

•	restricted shares, which are shares subject to restrictions on transferability and subject to forfeiture on terms set by the administrator;

•	deferred shares, which represent the right to receive shares at the end of a specified deferral period and/or upon the attainment of specified performance objectives;

•	performance shares, which are shares subject to restrictions that lapse upon the attainment of specified performance goals;

•

other share-based awards, which may include restricted share units or performance units (representing the right to receive shares at a designated time in the future), or dividend equivalents (representing the right to receive a payment equal to the cash dividends paid with respect to a share), each of which may be subject to terms and conditions including the attainment of performance goals or a period of continued employment; and

•	cash-based awards, which may include awards of restricted cash or cash awarded on the attainment of performance goals.

Authorized Shares. The number of shares reserved and available for issuance under the 2011 Plan is 21,661,249 shares. In the event that (i) any outstanding award under the 2011 Plan or (ii) any award granted under the MIP or the EIP is forfeited for any reason, terminates, expires or lapses, any shares subject to such award will be available for issuance under the 2011 Plan.

Administration. The 2011 Plan is administered by the board of directors, or if and to the extent the board of directors does not administer the plan, the Compensation Committee. The administrator may designate eligible recipients of awards under the 2011 Plan; determine the type or types of awards to be granted to each participant and the number, terms and conditions of award; prescribe, amend and rescind rules and regulations for carrying out the 2011 Plan; and construe and interpret the 2011 Plan and award agreements. The administrator may at any time delegate to one or more employees or officers of the Company its authority over the administration of the 2011 Plan.

Performance Goals. Performance goals will be based on criteria as determined by the Compensation Committee, or in the absence of such committee, the board of directors. The performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an affiliate of the Company, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). The Compensation Committee will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or any Company affiliate thereof or the financial statements of the Company or any Company affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Changes in Capital Structure. Upon the occurrence, as determined by the administrator, of a merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, ordinary or special dividend (whether in the form of cash, common shares, or other property), share split, reverse share split, combination or exchange of shares, or other similar corporate transaction or event that affects the common shares, an equitable substitution or proportionate adjustment shall be made, as determined by the administrator in its sole discretion, in (i) the number of shares subject to the 2011 Plan; (ii) the kind, number and exercise price of shares subject to outstanding options and SARs; and (iii) the kind, number and purchase price of shares subject to outstanding restricted shares, deferred shares, performance shares or other share-based awards. The administrator may provide, in its sole discretion, for cancellation of any outstanding awards in exchange for payment in cash or other property having an aggregate fair market value of the shares covered by the award, reduced by the aggregate exercise price or purchase price, if any.

Change of Control. Unless otherwise determined by the administrator and evidenced in an award agreement, following a change in control of the Company, (i) each outstanding award that is assumed or substituted in connection with the change in control will become fully vested and exercisable, free of all applicable restrictions, and all applicable performance criteria will be deemed to be achieved at target levels if the participant is terminated within the 12-month period following the change in control; and (ii) each outstanding award that is not assumed or substituted in connection with the change in control will become fully vested and exercisable, free of all applicable restrictions, and all applicable performance criteria will be deemed to be achieved at target levels immediately upon the occurrence of the change in control. In addition, the administrator may, in its discretion, cancel outstanding awards in exchange for a payment in cash, shares, or any combination thereof, equal to the value of the award based on the price per share received by other Company shareholders.

Nontransferability of Awards. In general, awards are not transferable by the participant except with the prior written consent of the administrator.

Termination and Amendment. The 2011 Plan will terminate on the tenth anniversary of the effective date, unless earlier terminated by the administrator. The board of directors generally may terminate, suspend or amend the 2011 Plan at any time. No amendment may be made without shareholder approval if such amendment otherwise requires shareholder approval by reason of any law, regulation or rule applicable to the 2011 Plan, including, without limitation, repricing of options and option exchanges.

2011 Freescale Incentive Plan

Purpose. The purpose of the Freescale Incentive Plan is to provide cash incentive awards to selected employees of the Company in order to increase shareholder value by motivating employees to perform to the best of their abilities and to achieve the Company’s objectives.

Eligibility. The Freescale Incentive Plan permits the grant of awards to employees, as selected by the Compensation Committee.

Form of Awards. The incentive plan authorizes the granting of cash awards to employees based on the achievement of performance goals.

Administration. The Freescale Incentive Plan is administered by the Compensation Committee. The Compensation Committee shall have the authority to designate eligible recipients of cash incentives; adopt target awards and payout formulae; determine awards and the amount, manner and time of payment of the awards; prescribe, amend and rescind rules, regulations and procedures for carrying out the Freescale Incentive Plan; and construe and interpret the Freescale Incentive Plan. The Compensation Committee may delegate administrative tasks to Company employees or others as appropriate for proper administration of the Freescale Incentive Plan.

Performance Goals. Performance goals will be based on criteria as determined by the Compensation Committee. The performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an affiliate of the Company, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof. The Compensation Committee will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or any Company affiliate thereof or the financial statements of the Company or any Company affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Determination of Performance Goals, Target Award and Payout Formula. The Compensation Committee will establish performance goals for each participant for the performance period. The Compensation Committee will establish the target award for each participant as well as the payout formula for purposes of determining the award payable to each participant.

Payout Determination. The Compensation Committee will determine the extent to which the performance goals were achieved or exceeded. The Compensation Committee has discretion to eliminate or reduce the award payable to any participant below that which otherwise would be payable under the payout formula.

Nontransferability of Awards. In general, awards are not transferable by the participant except by will or the laws of intestacy.

Termination and Amendment. The Compensation Committee generally may terminate, suspend or amend the Freescale Incentive Plan at any time. No amendment may be made without shareholder approval if such amendment otherwise requires shareholder approval by reason of any law, regulation or rule applicable to the Freescale Incentive Plan.

2010 Director Compensation Table

Our independent directors, Messrs. Heneghan and McCranie, each receive an annual director fee of $60,000. Mr. Heneghan also receives an additional fee of $20,000 for serving as chairman of our audit committee. None of our other committee chairmen are independent. In addition, our independent directors receive 9,689 restricted stock units upon first election to the board under the terms of the MIP. These restricted stock units vest in equal installments on the first and second anniversary of the date of grant. The table below provides information concerning compensation paid to non-employee directors who served during 2010.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Option Awards ($) (d)		Total ($) (h)
Daniel F. Akerson(1)(2)
Kevin R. Burns(1)(2)	—		—		—
Daniel J. Heneghan(3)	47,164	(3)	62,000	(3)
Thomas Lister(2)	—		—		—
John W. Marren(2)	—		—		—
James A. Quella(1)(2)	—		—		—
Paul C. Schorr, IV(2)	—		—		—
Peter Smitham(2)	—		—		—
Gregory L. Summe(2)	—		—		—
Claudius E. Watts IV(2)	—		—		—

(1)	Mr. Akerson, Mr. Burns, Mr. Quella, respectively, have been replaced as directors by Mr. Summe, Mr. McCranie and Mr. Chu, respectively.
(2)	Non-management directors who are associated with our sponsor companies do not receive compensation for services as a member of our board of directors.
(3)	Mr. Heneghan receives annual director fees of $60,000 and audit committee chair fees of $20,000. For 2010 Mr. Heneghan received a prorated portion of the annual fees as a result of his appointment on May 11, 2010. On July 6, 2010, Mr. Heneghan was granted 9,689 restricted stock units granted under the terms of the MIP. These restricted stock units vest in equal installments on the first and second anniversary of the date of grant. The grant date fair value associated with these restricted stock units is $62,000, as calculated in accordance with ASC Topic 718. For a discussion of the ASC Topic 718 assumptions utilized, see note 6 to Holding I’s consolidated financial statements included elsewhere in this prospectus. On December 31, 2010, all restricted stock units granted to Mr. Heneghan under this award were outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table presents information regarding beneficial ownership of our common shares as of June 24, 2011, by:

•	each person who is known by us to beneficially own more than 5% of our common shares,

•	each of our directors,

•	each of the Named Executive Officers, and

•	all of our directors and executive officers as a group.

The Consortium and members of our management own our common shares indirectly through their holdings in Freescale LP, and members of our management also hold our common shares directly. Freescale GP is the general partner of Freescale LP and, as such, exercises voting and investment power with respect to all shares held by Freescale LP. As of June 24, 2011, Freescale GP was owned equally and controlled by investment funds associated with or advised by our Sponsors, as set forth in more detail in note (1) to the table below. Holders of limited partnership interests in Freescale LP have limited voting rights and no voting or investment power over our common shares held by Freescale LP. However, in the event that Freescale LP were to liquidate, our common shares then held by Freescale LP would be distributed to the limited partners of Freescale LP based on their respective ownership of limited partnership interests in Freescale LP at the time of liquidation. Our Sponsors may at any time elect to liquidate Freescale LP, and Freescale GP is required to liquidate Freescale LP at such time as Freescale LP owns less than 20% of our outstanding common shares, unless a majority of the Sponsors elect not to liquidate Freescale LP. The respective ownership of Freescale LP limited partnership interests by the principal stockholders is set forth in the notes to the table below. As of June 24, 2011, Freescale LP owns 80.65% of our common shares.

Percentage computations are based on 245,469,022 common shares outstanding as of June 24, 2011.

Beneficial ownership is determined in accordance with the rules of the SEC. Each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth above and in the notes to the table. Information with respect to each fund described in the table is based on information provided to us by such funds. Unless otherwise indicated, the address of each person named in the table is c/o Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas 78735.

Name of Beneficial Owner	Common Shares Beneficially Owned	% of Common Shares Beneficially Owned
Freescale LP(1)	205,671,482	80.65%
Freescale GP(1)	205,671,482	80.65%
Blackstone Funds(1)(2)	205,671,482	80.65%
Carlyle Funds(1)(3)	205,671,482	80.65%
Permira Funds(1)(4)	205,671,482	80.65%
TPG Funds(1)(5)	205,671,482	80.65%
Richard M. Beyer(6)	1,688,152	*
Alan Campbell(7)	659,803	*
Chinh E. Chu(1)(2)	—	—
Daniel J. Heneghan	4,844	*

Name of Beneficial Owner	Common Shares Beneficially Owned	% of Common Shares Beneficially Owned
Thomas H. Lister(1)(4)	—	—
John W. Marren(1)(5)	—	—
J. Daniel McCranie(1)(5)	—	—
Paul C. Schorr, IV(1)(2)	—	—
Peter Smitham(1)(4)	—	—
Gregory L. Summe(1)(3)	—	—
Claudius E. Watts IV(1)(3)	—	—
Jonathan A. Greenberg(8)	38,759	*
Reza Kazerounian(9)	135,658	*
Henri Richard(10)	183,689	*
Directors and executive officers as a group(11)	3,115,247	1.25%

*	Represents less than 1%.
(1)	Includes 9,534,587 common shares subject to a currently exercisable warrant (the “Warrant”). Freescale GP is the general partner of Freescale LP and as such exercises voting and investment power (or has “beneficial ownership”) with respect to our common shares held by Freescale LP. Freescale GP is owned equally by the Blackstone Funds, the Carlyle Funds, the Permira Funds and the TPG Funds (each as defined in notes (2) through (5) below, and collectively, the “GP Funds”). The GP Funds exercise control over Freescale GP and have the right to appoint a majority of its board of directors. Each of Stephen A. Schwarzman, William E. Conway, Jr., Daniel A. D’Aniello, David M. Rubenstein, Nigel Carey, Thomas H. Lister, David Sullivan, Vic Holmes, David Bonderman and James G. Coulter (the “Applicable Individuals”) are listed in notes (2) through (5) below as a person who may be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the applicable GP Fund. Each Applicable Individual may also be deemed to have beneficial ownership of our common shares held by Freescale LP due to each such person’s relationship to the applicable GP Fund, as described in notes (2) through (5) below. Each of the GP Funds and each Applicable Individual disclaims beneficial ownership of our common shares held by Freescale LP. Holders of limited partnership interests in Freescale LP have limited voting rights and no voting or investment power over our common shares held by Freescale LP. As of June 24, 2011, Freescale LP had outstanding 7,069,672 Class A limited partnership interests and 134,797 Class B limited partnership interests. Holders of Class B limited partnership interests are solely entitled to receive a percentage of all distributions, if any, made by Freescale LP after the holders of the Class A limited partnership interests have received a return of their invested capital. None of our principal stockholders hold any Class B limited partnership interests.
(2)	Includes 9,534,587 shares subject to the Warrant. Stephen A. Schwarzman is a controlling person (as explained below) of Blackstone Management Associates (Cayman) V L.P. (“BMA V”) BCP V GP L.L.C. (“BCP V GP”) and a founding member of Blackstone Family GP L.L.C. (“Family GP”) and as such may be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the Blackstone Funds, as described below. Mr. Schwarzman disclaims beneficial ownership of all such shares. The address of each of the entities and persons listed in this note is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154. The information included below regarding Freescale LP Ownership relates solely to the Blackstone Class A Funds’ (defined below) economic interest in Freescale LP. Mr. Chu and Mr. Schorr were appointed to the board of directors by the Blackstone Funds.

Mr. Chu is a Senior Managing Director of The Blackstone Group, and Mr. Schorr is a senior advisor to The Blackstone Group. Each of Mr. Chu and Mr. Schorr disclaims beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Blackstone Funds or the Blackstone Class A Funds.

Freescale GP Ownership: The Blackstone Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 88 shares held by Blackstone Capital Partners (Cayman) V L.P. (“BCP V”), whose general partner is BMA V; (ii) 82 shares held by Blackstone Capital Partners (Cayman)

V-A L.P. (“BCP V-A”), whose general partner is BMA V; (iii) 70 shares held by BCP (Cayman) V-S L.P. (“BCP V-S”), whose general partner is BMA V; (iv) 7 shares held by Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“BFIP V-SMD”), whose general partner is Family GP; (v) 2 shares held by Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”), whose general partner is BCP V GP; and (vi) 1 share held by Blackstone Participation Partnership (Cayman) V L.P. (“BPP V” and, together with BCP V, BCP V-A, BCP V-S, BFIP V-SMD and BFIP V, the “Blackstone Funds”), whose general partner is BCP V GP. BCP V GP is the general partner of BMA V. Blackstone Holdings III L.P. is the sole member of BCP V GP. Blackstone Holdings III L.P. is indirectly controlled by The Blackstone Group L.P. and is owned, directly or indirectly, by Blackstone professionals and The Blackstone Group L.P. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn wholly owned by Blackstone’s senior managing directors and controlled by its founding member, Stephen A. Schwarzman. Family GP is wholly owned by Blackstone’s senior managing directors and controlled by its founding member, Mr. Schwarzman. Mr. Schwarzman, as a founding member of Blackstone Group Management L.L.C and Family GP., may be deemed to have beneficial ownership of the shares held or controlled by the Blackstone Funds. Each of BMA V, BCP V GP, Family GP and Mr. Schwarzman disclaims beneficial ownership of such shares.

Freescale LP Ownership: The Blackstone Class A Funds hold 3,395,055 Class A limited partnership interests in Freescale LP, representing 48.02% of the total Class A limited partnership interests outstanding, as follows: (i) 424,088.17 Class A limited partnership interests held by BCP V, whose general partner is BMA V; (ii) 392,632.86 Class A limited partnership interests held by BCP V-A, whose general partner is BMA V; (iii) 336,297.30 Class A limited partnership interests held by BCP V-S, whose general partner is BMA V; (iv) 31,793.46 Class A limited partnership interests held by BFIP V-SMD, whose general partner is Family GP; (v) 12,378.17 Class A limited partnership interests held by BFIP V, whose general partner is BCP V GP; (vi) 2,809.04 Class A limited partnership interests held by BPP V, whose general partner is BMA V; (vii) 807,555.52 Class A limited partnership interests held by BCP V Co-Investors (Cayman) L.P. (“BCP V Co-Investors”), whose general partner is BMA V; (viii) 750,000 Class A limited partnership interests held by Blackstone Firestone Principal Transaction Partners (Cayman) L.P. (“BFPTP”), whose general partner is BMA V; and (ix) 637,500 Class A limited partnership interests held by Blackstone Firestone Transaction Participation Partners (Cayman) L.P. (“BFTPP” and, together with BCP V, BCP V-A, BCP V-S, BFIP V-SMD, BFIP V, BPP V, BCP V Co-Investors and BFPTP, the “Blackstone Class A Funds”), whose general partner is BMA V. BCP V GP is the general partner of BMA V. Blackstone Holdings III L.P. is the sole member of BCP V GP. Blackstone Holdings III L.P. is indirectly controlled by The Blackstone Group L.P. and is owned, directly or indirectly, by Blackstone professionals and The Blackstone Group L.P. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn wholly owned by Blackstone’s senior managing directors and controlled by its founding member, Stephen A. Schwarzman. Family GP is wholly owned by Blackstone’s senior managing directors and controlled by its founding member, Mr. Schwarzman. Mr. Schwarzman, as a founding member of Blackstone Group Management L.L.C. and Family GP, may be deemed to have beneficial ownership of the interests held or controlled by the Blackstone Class A Funds. Each of BMA V, BCP V GP, Family GP and Mr. Schwarzman disclaims beneficial ownership of such interests.

(3)	Includes 9,534,587 shares subject to the Warrant. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein may be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the Carlyle Funds, as described below. Each of William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein disclaims beneficial ownership of such shares. The address of each of the entities and persons identified in this note is c/o The Carlyle Group, 1001 Pennsylvania Ave., NW, Suite 220 South, Washington, DC 20004. The information included below regarding Freescale LP Ownership relates solely to the Carlyle Funds’ economic interest in Freescale LP.

Mr. Summe and Mr. Watts were appointed to the board of directors by the Carlyle Funds. Mr. Summe and Mr. Watts are each Managing Directors at The Carlyle Group. Mr. Summe and Mr. Watts each disclaims beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Carlyle Funds.

Freescale GP Ownership: The Carlyle Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 167 shares held by Carlyle Partners IV Cayman, L.P. (“CP IV”), whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (ii) 33 shares held by CEP II Participations Sarl SICAR (“CEP II P”), which is directly or indirectly owned by Carlyle Europe Partners II, L.P., whose general partner is CEP II Managing GP, L.P., whose general partner is CEP II Managing GP Holdings, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (iii) 27 shares held by Carlyle Asia Partners II, L.P (“CAP II”), whose general partner is CAP II General Partner, L.P., whose general partner is CAP II Limited, which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (iv) 14 shares held by Carlyle Japan Partners, L.P. (“CJP”), whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (v) 7 shares held by CP IV Coinvestment Cayman, L.P (“CP IV Co-Investment”), whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (vi) 1 share held by CAP II Co-Investment, L.P. (“CAP II Co-Investment”), whose general partner is CAP II General Partner, L.P., whose general partner is CAP II Limited, which is wholly owned by TC Group Cayman Investment Holdings, L.P.; and (vii) 1 share held by CJP Co-Investment, L.P. (“CJP Co-Investment” and, together with CP IV, CEP II P, CAP II, CJP, CP IV Co-Investment, and CAP II Co-Investment, the “Carlyle Funds”), whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P. The shares of Freescale GP beneficially owned by the Carlyle Funds are collectively referred to as the “Carlyle Shares.” The general partner of TC Group Cayman Investment Holdings, L.P. is TCG Holdings Cayman II, L.P. The general partner of TCG Holdings Cayman II, L.P. is DBD Cayman, Ltd., a Cayman Islands exempted limited liability company. The sole shareholder of DBD Cayman Ltd. is DBD Cayman Holdings, Ltd. DBD Cayman Holdings, Ltd. has investment discretion and dispositive power over the Carlyle Shares. DBD Cayman Holdings, Ltd. is controlled by its ordinary members, William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein and all action relating to the investment and disposition of the Carlyle Shares requires their approval. Accordingly, each of them may be deemed to have beneficial ownership of the Carlyle Shares. Each of William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein disclaims beneficial ownership of the Carlyle Shares.

Freescale LP Ownership: The Carlyle Funds hold 1,125,000 Class A limited partnership interests in Freescale LP, representing 15.91% of the total Class A limited partnership interests outstanding, as follows: (i) 754,527.16 Class A limited partnership interests held by CP IV, whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (ii) 30,472.84 Class A limited partnership interests held by CP IV Co-Investment, whose general partner is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (iii) 150,000.00 Class A limited partnership interests held by CEP II P, which is directly or indirectly owned by Carlyle Europe Partners II, L.P., whose general partner is CEP II Managing GP, L.P., whose general partner is CEP II Managing GP Holdings, Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (iv) 121,585.87 Class A limited partnership interests held by CAP II, whose general partner is CAP II General Partner, L.P., whose general partner is CAP II Limited, which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (v) 3,414.13 Class A limited partnership interests held by CAP II Co-Investment, whose general partner is CAP II General Partner, L.P., whose general partner is CAP II Limited., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; (vi) 61,494 Class A limited partnership interests held by CJP, whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P.; and (vii) 3,506 Class A limited partnership interests held by CJP Co-Investment, whose general partner is CJP General Partner, L.P., whose general partner is Carlyle Japan Ltd., which is wholly owned by TC Group Cayman Investment Holdings, L.P. The Class A limited partnership interests beneficially owned by the Carlyle Funds are collectively referred to as the “Carlyle LP Interests.” The general partner of TC Group Cayman Investment Holdings, L.P. is TCG Holdings Cayman II, L.P. The general partner of TCG Holdings

Cayman II, L.P. is DBD Cayman, Ltd., a Cayman Islands exempted limited liability company. The sole shareholder of DBD Cayman Ltd. is DBD Cayman Holdings, Ltd. DBD Cayman Holdings, Ltd. has investment discretion and dispositive power over the Carlyle LP Interests. DBD Cayman Holdings, Ltd. is controlled by its ordinary members, William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein and all action relating to the investment and disposition of the Carlyle LP Interests requires their approval. Accordingly, each of them may be deemed to have beneficial ownership of the Carlyle LP Interests. Each of William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein disclaims beneficial ownership of the Carlyle LP Interests.

(4)	Includes 9,534,587 shares subject to the Warrant. Nigel Carey, Thomas H. Lister, David Sullivan and Vic Holmes are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the Permira Funds, as described below. Each of Mr. Carey, Mr. Lister, Mr. Sullivan and Mr. Holmes disclaims beneficial ownership of such shares. The address of each of the entities and persons identified in this note is c/o Permira IV Managers L.P., Trafalgar Court, Les Banques, Guernsey, Channel Islands GY1 3QL. The information included below regarding Freescale LP Ownership relates solely to the Permira Class A Funds’ and Co-Investors’ (defined below) economic interest in Freescale LP.

Mr. Lister and Mr. Smitham were appointed to the board of directors by the Permira Funds. Mr. Lister is a Co-Managing Partner of Permira. As of December 31, 2009, Mr. Smitham retired as a Partner of Permira but remains a member of Permira Advisers, LLP. Each of Mr. Lister and Mr. Smitham disclaims beneficial ownership of any shares of Freescale GP or interests of Freescale LP held or controlled by the Permira Funds or the Permira Class A Funds and Co-Investors.

Freescale GP Ownership: The Permira Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 196 shares held by Permira IV L.P. 2 (“P IV 2”), whose manager is Permira IV Managers L.P.; (ii) 49 shares held by P4 Sub L.P. 1 (“P4 1”), whose manager is Permira IV Managers L.P.; (iii) 4 shares held by Permira Investments Limited (“PIL”); and (iv) 1 share held by P4 Co-Investment L.P. (“P4 Co-Investment” and, together with P IV 2, P4 1, and PIL, the “Permira Funds” ), whose general partner is Permira IV G.P. L.P. P4 1 and P IV 2 are together known as “Permira IV.” Permira IV Managers L.P. may be deemed to have investment powers and beneficial ownership with respect to the shares owned by the Permira Funds by virtue of being manager of Permira IV and by virtue of co-investment arrangements between the entities comprising the Permira Funds, but disclaims beneficial ownership of such shares. Nigel Carey, Thomas H. Lister, David Sullivan and Vic Holmes are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership with respect to the shares of Freescale GP held or controlled by the Permira Funds, but each of them disclaims beneficial ownership of such shares.

Freescale LP Ownership: The Permira Class A Funds and Co-Investors hold 1,363,749 Class A limited partnership interests in Freescale LP, representing 19.29% of the outstanding Class A limited partnership interests, as follows: (i) 218,670.31 Class A limited partnership interests held by P4 1, whose manager is Permira IV Managers L.P.; (ii) 883,488.97 Class A limited partnership interests held by P IV 2, whose manager is Permira IV Managers L.P.; (iii) 17,790.31 Class A limited partnership interests held by PIL; (iv) 5,050.41 Class A limited partnership interests held by P4 Co-Investment, whose general partner is Permira IV G.P. L.P.; (v) 4,500 Class A limited partnership interests held by Wilshire Private Markets Short Duration Fund I, L.P. (“SDF I”), whose general partner is whose general partner is Wilshire U.S. Private Markets VII, LLC; (vii) 75,000 Class A limited partnership interests held by Uberior Co-Investments Limited (“Uberior”); (viii) 50,000 Class A limited partnership interests held by Partners Group Access III, L.P. (“PGA III”), whose general partner is Partners Group Management III Limited; (ix) 15,000 Class A limited partnership interests held by A.S.F. Co-Investment Partners III, L.P. (“ASF III”), whose general partner is PAF 6/05, LLC; (x) 13,062.45 Class A limited partnership interests held by European Strategic Partners (“ESP”), whose manager is SL Capital Partners LLP; (xi) 1,536.05 Class A limited partnership interests held by European Strategic Partners Scottish B (“ESPSB”), whose manager is SL Capital Partners LLP; (xii) 1,330.56 Class A limited partnership interests held by European Strategic Partners Scottish C

(“ESPSC”), whose manager is SL Capital Partners LLP; (xiii) 3,117.73 Class A limited partnership interests held by European Strategic Partners 1-LP (“ESP 1”), whose manager is SL Capital Partners LLP; (xiv) 53.21 Class A limited partnership interests held by ESP Co-Investment Limited Partnership (“ESP Co-Investment”), whose manager is SL Capital Partners LLP; (xv) 18,400 Class A limited partnership interests held by ESP II Conduit LP (“ESP II”), whose manager is SL Capital Partners LLP; (xvi) 17,200 Class A limited partnership interests held by ESP 2004 Conduit LP (“ESP 2004”), whose manager is SL Capital Partners LLP; (xvii) 10,800 Class A limited partnership interests held by ESP 2006 Conduit LP (“ESP 2006”), whose manager is SL Capital Partners LLP; (xviii) 5,100 Class A limited partnership interests held by ESP Tidal Reach LP (“ESPTR”), whose manager is SL Capital Partners LLP; (xix) 11,400 Class A limited partnership interests held by Edcastle Limited Partnership (“ELP”), whose manager is SL Capital Partners LLP; (xx) 6,250 Class A limited partnership interests held by North American Strategic Partners, LP (“NASP”), whose manager is SL Capital Partners LLP; and (xxi) 1,500 Class A limited partnership interests held by Rose Nominees Limited a/c 21425 (“RNL” and, together with P4 1, P IV 2, PIL, P4 Co-Investment, SDF I, PMF VII, Uberior, PGA III, ASF III, ESP, ESPSB, ESPSC, ESP 1, ESP Co-Investment, ESP II, ESP 2004, ESP 2006, ESPTR, ELP and NASP, the “Permira Class A Funds and Co-Investors”). P4 1 and P IV 2 are together known as Permira IV. Permira IV Managers L.P. may be deemed to have beneficial ownership with respect to the Class A limited partnership interests held or controlled by the Permira Class A Funds and Co-Investors by virtue of being manager of Permira IV and by virtue of co-investment arrangements and proxies between the entities comprising the Permira Class A Funds and Co-Investors, but disclaims beneficial ownership of such interests. Nigel Carey, Thomas H. Lister, David Sullivan and Vic Holmes are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and, as such, may be deemed to have beneficial ownership with respect to the Class A limited partnership interests in Freescale LP held or controlled by the Permira Class A Funds and Co-Investors, but each of them disclaims beneficial ownership of such interests.

(5)	Includes 9,534,587 shares subject to the Warrant. David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”) and may therefore be deemed to have beneficial ownership of the shares of Freescale GP held or controlled by the TPG Funds, as described below. Each of Mr. Bonderman and Mr. Coulter disclaims beneficial ownership of our common shares held by Freescale LP. The address of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. The information included below regarding Freescale LP Ownership relates solely to the TPG Funds’ economic interest in Freescale LP. Mr. McCranie and Mr. Marren were appointed to the board of directors by the TPG Funds. Mr. McCranie is not affiliated with the TPG Funds. Mr. Marren is a partner of TPG Capital, L.P., which is an affiliate of each of the TPG Funds. Neither Mr. McCranie nor Mr. Marren has voting or investment power over, and each disclaims beneficial ownership of, the shares of Freescale GP or interests of Freescale LP owned by the TPG Funds and each disclaims beneficial ownership of our common shares held by Freescale LP.

Freescale GP Ownership: The TPG Funds hold 250 shares of Freescale GP, representing 25% of the total shares outstanding, as follows: (i) 75 shares held by TPG Partners IV-AIV, L.P. (“Partners IV”), whose general partner is TPG GenPar IV-AIV, L.P., whose general partner is TPG GenPar IV-AIV Advisors, Inc., whose sole shareholder is TPG Holdings I, L.P. (“TPG Holdings”); (ii) 174.17 shares held by TPG Partners V-AIV, L.P. (“Partners V”), whose general partner is TPG GenPar V-AIV, LP, whose general partner is TPG GenPar V-AIV Advisors, Inc., whose sole shareholder is TPG Holdings; (iii) 0.46 shares held by TPG FOF V-A, L.P. (“TPG FOF A”) and (iv) 0.27 shares held by TPG FOF V-B, L.P. (“TPG FOF B” and, together with Partners IV, Partners V and TPG FOF A, the “TPG Funds”). The general partner of each of TPG FOF A and TPG FOF B is TPG GenPar V, LP, whose general partner is TPG GenPar V Advisors, LLC, whose sole member is TPG Holdings, whose general partner is TPG Holdings I-A, LLC, whose sole member is TPG Group Holdings (SBS), L.P., whose general partner is Group Advisors. David Bonderman and James G. Coulter are directors, officers and sole shareholders of Group Advisors and may therefore be deemed to have beneficial ownership of the shares held or controlled by the TPG Funds. Each of Mr. Bonderman, Mr. Coulter and Group Advisors disclaims beneficial ownership of our common shares held by Freescale LP.

Freescale LP Ownership: The TPG Funds hold 999,999 Class A limited partnership interests of Freescale LP (the “TPG Interests”), representing 14.14% of the Class A limited partnership interests outstanding, as follows: (i) 300,000 Class A limited partnership interests held by Partners IV; (ii) 696,706 Class A limited partnership interests held by Partners V; (iii) 1,823 Class A limited partnership interests held by TPG FOF A; and (iv) 1,470 Class A limited partnership interests held by TPG FOF B. David Bonderman and James G. Coulter, as directors, officers and sole shareholders of the ultimate general partner of each of the TPG Funds, may be deemed to have beneficial ownership of the TPG Interests. Each of Mr. Bonderman, Mr. Coulter and Group Advisors disclaims beneficial ownership of the TPG Interests.

(6)	Includes (i) 1,281,013 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 24, 2011 and (ii) 407,139 restricted stock units vested and that will vest within 60 days of June 24, 2011.
(7)	Includes (i) 638,170 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 24, 2011 and (ii) 21,633 restricted stock units vested and that will vest within 60 days of June 24, 2011. Mr. Campbell also holds 742 Class A limited partnership interests in Freescale LP, representing less than 1% of the Class A limited partnership interests outstanding.
(8)	Includes (i) 31,492 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 24, 2011 and (ii) 7,267 restricted stock units vested or that will vest within 60 days of June 24, 2011.
(9)	Includes 135,658 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 24, 2011.
(10)	Includes (i) 151,011 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 24, 2011 and (ii) 32,678 restricted stock units vested and that will vest within 60 days of June 24, 2011.
(11)	Includes (i) 2,584,889 common shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of June 24, 2011, and (ii) 530,358 restricted stock units vested and that will vest within 60 days of June 24, 2011. See notes (1) through (10) above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2008, to which we were a party or will be a party other than compensation arrangements which are described under “Management,” or “Executive Compensation,” in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of the common shares or any member of their immediate family had or will have a direct or indirect material interest.

Arrangements with Our Sponsors

Shareholders Agreement

Holdings I is party to a shareholders agreement with our Sponsors and Freescale LP. The shareholders agreement provides, among other things, our Sponsors with the contractual right to nominate one or more designees for election to Holdings I’s board of directors based on the percentage of the outstanding common shares owned by Freescale LP and our Sponsors. As long as Freescale LP and our Sponsors collectively hold more than 50% of the issued and outstanding common shares, Holdings I’s board will consist of not more than twelve (12) directors, comprised as follows: (i) each of our Sponsors will have the right, but not the obligation, to nominate up to two (2) directors for election to our board, (ii) Holdings I’s Chairman and Chief Executive Officer and (iii) the remaining directors will be chosen by the Nominating and Corporate Governance Committee of Holdings I and will be independent directors within the meaning of the corporate governance rules of the NYSE. When Freescale LP and our Sponsors collectively own, in the aggregate, 50% or less, but greater than or equal to 20%, of the then issued and outstanding common shares, its board will be comprised as follows: (i) each of our Sponsors will have the right, but not the obligation, to nominate one (1) director for election to Holdings I’s board (provided that such Sponsor owns, directly or indirectly, at least 2.8% of the issued and outstanding common shares), (ii) Holdings I’s Chief Executive Officer and (iii) such number of additional directors chosen by the Nominating and Corporate Governance Committee of Holdings I so that the board and its committees satisfy the applicable independence requirements of the NYSE. At such time as Freescale LP and our Sponsors collectively own, in the aggregate, less than 20% of the then issued and outstanding common shares, Freescale LP will be liquidated and the common shares owned by Freescale LP will be distributed to the limited partners of Freescale LP, including our Sponsors, unless a majority of our Sponsors elect not to dissolve Freescale LP, and each Sponsor that beneficially owns at least 5% of the then outstanding common shares will have the right, but not the obligation, to nominate one director for election to Holdings I’s board. Any director who is nominated by a Sponsor may only be removed by the affirmative vote or written consent of the nominating Sponsor. If Freescale LP or our Sponsors provide notice of their desire to remove one of the directors nominated by such Sponsor, Holdings I and Freescale LP agree to take all reasonable action necessary to effect such removal.

The shareholders agreement provides our Sponsors with certain contractual rights to designate directors to the committees of Holdings I’s board, subject to the applicable independence requirements of the NYSE. Each Sponsor who has nominated at least one director for election to Holdings I’s board and does not have a director nominated by such Sponsor on a particular committee is entitled to designate an “observer” on such committee. In order to satisfy applicable NYSE independence requirements, any such board committee may request, and such “observer” shall comply with such request, that the “observer” remove him or herself from all or any portion of a meeting of the board committee to the extent the board committee determines removal is appropriate, which may be for any reason or no reason. In addition, no committee will be comprised of more than one director nominated by a particular Sponsor.

The shareholders agreement also provides that for so long as Freescale LP and our Sponsors collectively own, in the aggregate, at least 50% of the then issued and outstanding common shares, certain actions by Holdings I or its subsidiaries, including the Company, will require the approval of at least a majority of our Sponsors acting through their respective director designees in addition to any other vote by Holdings I’s board or shareholders. The actions requiring Sponsor approval include change of control transactions, the acquisition or sale of any asset in excess of $150 million, the incurrence of indebtedness in excess of $250 million, making any loan, advance or capital contribution in excess of $150 million, equity issuances in excess of $25 million, the approval and registration of equity securities in connection with a public offering, changes in the nature of Holdings I or its subsidiaries’, including the Company’s business, changes to our jurisdiction of incorporation, hiring or removing the Chief Executive Officer of Holdings I, the commencement or settlement of any litigation over $50 million, any dissolution, liquidation, reorganization or bankruptcy proceeding involving Holdings I or its subsidiaries, including the Company, and changing the number of directors on the board of Holdings I.

The shareholders agreement also provides that, to the maximum extent permitted by law, no Sponsor shall have a fiduciary or similar duty to, and no Sponsor or any of its representatives, nominees and designees shall have any liability for breach or alleged breach of fiduciary or similar duty to, the Sponsors, Freescale LP, Holdings I and our subsidiaries or any shareholder, creditor, employee or other stakeholder of any member of Freescale LP, and its subsidiaries, including the Company. Each Sponsor, Freescale LP and Holdings I agrees to waive any and all claims relating to any such breach or alleged breach of fiduciary or similar duty. In addition, each Sponsor and Freescale LP agrees to waive all claims relating to a breach of fiduciary or similar duty in connection with any action or inaction by a director nominated by a Sponsor.

Investors Agreement

Holdings I is party to an investors agreement that provides, among other things, that our Sponsors may not transfer their equity interests in Holdings I or Freescale LP without the consent of Freescale GP, and no other party to that agreement that holds any equity interests in Holdings I or Freescale LP may transfer its equity interests until December 1, 2011, except, in each case, for transfers to permitted transferees and transfers in compliance with certain restrictions. The investors agreement also provides certain current and former members of management with the right to “tag-along” and sell a pro rata portion of their equity interests if other investors propose to sell all or a portion of their equity interests.

Registration Rights

Holdings I is party to an amended and restated registration rights agreement with Freescale LP, the limited partners of Freescale LP, including the members of the Consortium, and certain current and former members of our management. Pursuant to this registration rights agreement, Freescale LP and a majority of our Sponsors will collectively have the right to an unlimited number of demand registrations, which may be underwritten; provided, that if a Sponsor ceases to own, directly or indirectly, at least 2.8% of the issued and outstanding common shares, such Sponsor will no longer be counted in determining such majority. The demand rights may be exercised at any time, subject to applicable lock-up agreements relating to the Holdings I IPO. Pursuant to such demand registration rights, Holdings I is required to register with the SEC for sale to the public the common shares owned by our Sponsors directly or through Freescale LP. Any demand for registration may only be made if the shares requested to be sold by the demanding holders in such offering are reasonably expected to have an aggregate market value of at least $100 million. In addition, in the event that Holdings I is registering additional common shares for sale to the public, whether on Holdings I’s own behalf or on behalf of our Sponsors or other holders, our Sponsors and the other parties to the amended and restated registration rights agreement will have “piggyback” registration rights providing them the right to have Holdings I include the common shares owned by them in any such registration. A holder’s right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in such offering. All expenses of such registrations (including both demand and “piggyback” registrations), other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications, will be borne by Holdings I.

Management Agreements

Until June 1, 2011, we were party to management agreements with affiliates or advisors of certain members of the Consortium, including affiliates or advisors of our Sponsors, pursuant to which such entities or their affiliates, officers, employees and/or representatives and/or co-investors (the “Advisors”) provided management and advisory services to us and received specified consideration for such services. We paid an aggregate of $18 million, $5 million and $16 million for management services for the years ended December 31, 2008, 2009 and 2010, respectively. We terminated the management agreements in connection with the Holdings I IPO. Upon termination of the management agreements, the Advisors received aggregate payments from us of $68 million. The management agreements included customary exculpation and indemnification provisions in favor of the Advisors.

Equity Healthcare
We are party to an agreement with Equity Healthcare LLC, an affiliate of The Blackstone Group. Equity Healthcare negotiates with providers of administrative services for health benefit plans and other related services for cost discounts. Equity Healthcare also provides quality-of-service monitoring capability for health care plans. Because of the combined purchasing power of its client participants, we believe that Equity Healthcare is able to negotiate pricing terms from providers that are more favorable than we could otherwise obtain on an individual basis. We paid Equity Healthcare approximately $110,000, $200,700 and $185,200 under this agreement for the years ended December 31, 2008, 2009 and 2010, respectively. The agreement expires on December 31, 2011 and automatically renews for a one-year period unless either party provides notice of non-renewal 90 days prior to the scheduled expiration date.

Equity Healthcare is an affiliate of Blackstone, one of our Sponsors, on behalf of which Mr. Chu and Mr. Schorr are members of our board of directors. Blackstone, Mr. Chu and Mr. Schorr are affiliated with Equity Healthcare and may have an indirect pecuniary interest in the payments made by us to Equity Healthcare.

Other Arrangements

Holdings I has entered into reimbursement agreements with TPG Capital for consulting services in its supply chain and manufacturing organization. Holdings I paid TPG Capital a total of approximately $2 million, $1 million and less than $1 million for the years ended 2008, 2009 and 2010, respectively, for consulting services provided under these reimbursement agreements. These reimbursement agreements have expired, and no amounts are outstanding under these agreements. TPG Capital is one of our Sponsors on behalf of which Mr. Marren and Mr. McCranie are members of Holdings I Board.

Warrant

On December 1, 2006, Holdings I issued to Freescale LP a warrant to purchase approximately 9.5 million common shares from Holdings I with an exercise price equal to $36.12 per share. The warrant was issued pursuant to a warrant agreement containing customary anti-dilution and other provisions. The warrant may be exercised in whole or in part at any time and from time to time.

Indemnification Agreements

Holdings I is party to indemnification agreements with its officers and directors. These indemnification agreements provide, among other things, that Holdings I will indemnify its officers and directors, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that they may be required to pay in actions or proceedings which they are or may be made a party by reason of any such person’s position as a director, officer or other agent of Holdings I, subject to, and to the maximum extent permitted by, applicable law.

Statement of Policy Regarding Transactions with Related Persons

Our board of directors has adopted a written policy that requires our Nominating and Corporate Governance Committee to review and approve or ratify all related party transactions that involve a value of $120,000 or more (including employment relationships). In determining whether to approve or ratify, as applicable, a related party transaction, these committees are guided by our Code of Business Conduct and Ethics which, among other things, requires that business decisions and actions be based on the best interests of Freescale and not be motivated by personal considerations or relationships. The transactions described above were entered into prior to the adoption of the policies described above, and, as a result, were not reviewed under these polices.

In addition, our board of directors has adopted a written policy under which the board of directors must review and approve any transactions with our Sponsors or their affiliates in excess of $5 million. None of the transactions described above were approved under this policy. The management fee agreements were entered into before this policy was adopted and the other transactions do not exceed $5 million.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of the material terms of our outstanding indebtedness. Please refer to note 4 to Holdings I’s consolidated financial statements included elsewhere in this prospectus for further information regarding our existing indebtedness. The following is not complete and is qualified by reference to the operative agreements governing our outstanding indebtedness, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Senior Credit Facilities

Overview

We amended our senior credit facilities in connection with the Holdings I IPO to, among other things, replace the revolving credit facilities thereunder. At April 1, 2011, on an As Adjusted Basis, our senior credit facilities included (i) a term loan, which had $2,230 million outstanding, and (ii) a revolving credit facility, including letters of credit and swing line loan sub-facilities, with a committed capacity of $425 million and no amounts outstanding, excluding $25 million in letters of credit. The extended term loan matures on December 1, 2016 and the revolving credit facility is available through July 1, 2016.

Interest Rate and Fees

Each of the extended term loan and the revolving credit facility bears interest, at our option, at a rate equal to an applicable margin over either a base rate or a LIBOR rate. The applicable margin for borrowings under the revolving credit facility may be reduced subject to the attainment of certain leverage ratios. The interest rate at April 1, 2011 was 4.51% on the extended term loan. We are required to repay a portion of the term loan in quarterly installments in aggregate annual amounts of approximately $29 million, with the remaining balance due upon maturity. We are also required to pay quarterly facility commitment fees on the unutilized capacity of the revolving credit facility at an initial rate of 0.50% per annum, as well as customary letter of credit fees. The commitment and letter of credit fee rates may be reduced if we attain certain leverage ratios.

Guarantee and Security

All obligations under the senior credit facilities are unconditionally guaranteed by Holdings V, Holdings IV, Holdings III, Holdings II and Holdings I and SigmaTel, LLC. The same guarantors also guarantee the Existing Notes and will also guarantee the exchange notes. Subject to certain exceptions, all obligations under the senior credit facilities, the Existing Notes and the exchange notes will be guaranteed by each future material domestic restricted subsidiary of Holdings III and certain foreign subsidiaries of Holdings III.

All obligations under the senior credit facilities, and the guarantees of those obligations, are secured by substantially all of the assets of the company, each Restricted Parent Guarantor, each domestic Subsidiary Guarantor and a pledge of certain equity owned by certain foreign Subsidiary Guarantors, subject to certain exceptions. In addition, under certain circumstances, we will be required to pledge additional equity interests of certain of our foreign restricted subsidiaries to secure indebtedness under the senior credit facilities. The same collateral also secures indebtedness under the Existing Senior Secured Notes. The exchange notes will be, and the other Existing Notes are, unsecured.

Certain Covenants and Events of Default

The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Holdings III and its restricted subsidiaries, including the company, to: incur additional indebtedness or issue preferred shares; create liens on assets; enter into sale and leaseback transactions; engage in mergers or consolidations; sell assets; pay dividends and distributions or repurchase capital stock; make investments, loans or advances; repay subordinated indebtedness; make certain acquisitions; engage in certain transactions with affiliates; amend material agreements governing our subordinated indebtedness; change our lines of business; and change the status of Holdings III, Holdings IV or Holdings V as a passive holding company. We are not subject to any maintenance covenants under the senior credit facilities and are therefore not required to meet any specified ratios on an ongoing basis. However, our ability to engage in specified activities is tied to ratios under the senior credit facilities. If we fail to meet any of these ratios, we are not in default under the senior credit facilities. Rather, we are then not able to engage in the applicable activity, unless otherwise permitted by the senior credit facilities.

The senior credit facilities also contain customary affirmative covenants, including maintenance of insurance, financial reporting, compliance with applicable laws and inspection rights, and customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, change of control events and cross acceleration provisions. In the case of an event of default arising from specified events of bankruptcy or insolvency, all amounts owing under the senior credit facilities (including all outstanding loans and accrued interest thereon) automatically become due and payable and the borrower is automatically required to cash collateralize the letter of credit obligations. If any other event of default under the senior credit facilities occurs and is continuing, the administrative agent, may and, at the request of lenders holding more than 50% of the outstanding loans, letters of credit and unused commitments, shall, declare the commitments to be terminated, declare all amounts owing under the senior credit facilities to become due, require that the borrower cash collateralize the letter of credit obligations and exercise any other rights available to the administrative agent or the lenders under the senior credit facilities or applicable law.

As of April 1, 2011, we were in compliance with the covenants under the senior credit facilities and met the applicable ratios thereunder as described above.

Existing Notes

As of April 1, 2011, on an As Adjusted Basis, we would have had an aggregate principal amount of $4,400 million in Existing Notes outstanding, consisting of (i) $663 million of 10  1/8% senior secured notes due 2018; (ii) $1,380 million of 9  1/4% senior secured notes due 2018; (iii) $57 million of senior unsecured floating rate notes due 2014; (iv) $298 million of 8 7/8% senior unsecured notes due 2014; (v) $488 million of 10.75% senior unsecured notes due 2020; (vi) $750 million of 8.05% senior unsecured notes due 2020; and (vii) $764 million of 10  1/8% senior subordinated notes due 2016. All of the outstanding PIK-election notes due 2014 are being redeemed in connection with the Holdings I IPO and the June Notes Offering.

Interest Rates and Fees

The Floating Rate Notes bear interest at a rate, reset quarterly, equal to three-month LIBOR (which was 0.31% on April 1, 2011) plus 3.875% per annum, which is payable quarterly in arrears on the date specified in the applicable indenture. Interest on the remaining Existing Notes is fixed and is payable semi-annually in arrears on the dates specified in the applicable indenture.

Guarantees and Security

All obligations under the Existing Notes are unconditionally guaranteed by the same entities that guarantee obligations under the senior credit facilities, and each series of senior secured notes is secured by substantially the same collateral that secures obligations under the senior credit facilities.

Certain Covenants

The indentures governing the Existing Notes contain covenants that limit the ability of Holdings III and its restricted subsidiaries, including the company to, among other things, incur or guarantee additional indebtedness or issue preferred shares; pay dividends and make other restricted payments; incur restrictions on the payment of dividends or other distributions from restricted subsidiaries; create or incur certain liens; make certain investments; transfer or sell assets; engage in transactions with affiliates; and merge or consolidate with other companies or transfer all or substantially all of their assets. If we experience certain change of control events or sells assets, holders of each series of Existing Notes may be permitted to require us to repurchase all or part of their notes at a repurchase price equal to 101% (for a change of control) or 100% (for an asset sale) of the principal amount of such notes, plus accrued and unpaid interest to the repurchase date. We are not subject to any maintenance covenants under the indentures and are therefore not required to meet any specified ratios on an on-going basis. However, our ability to engage in specified activities is tied to ratios under the indentures. If we fail to meet any of these ratios, we are not in default under our indentures. Rather, we are then not able to engage in the applicable activity, unless otherwise permitted by the indentures.

The indentures also provide for customary affirmative covenants, including financial reporting and payment of taxes, and customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants and cross acceleration provisions. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default under the applicable indenture occurs or is continuing, the trustee or holders of at least 30% in aggregate principal amount of the then outstanding class of notes may declare all of such class of notes to be due and payable immediately. As of April 1, 2011, we were in compliance with the covenants in the indentures and met the fixed charge coverage ratio thereunder but not the consolidated secured debt ratio of 3.25:1 thereunder. At such time, our consolidated secured debt ratio was 3.96:1. Accordingly, we are currently restricted from having liens on assets securing indebtedness, except as otherwise permitted by the indentures. However, the fact that we do not meet the ratio in the indentures does not result in any default thereunder.

Other Indebtedness

During 2010, one of our foreign subsidiaries fully repaid the remaining outstanding balance under a short-term Japanese yen-denominated revolving loan. We do not utilize any other short-term borrowing instruments.

THE EXCHANGE OFFER

General

We hereby offer to exchange a like principal amount of 10.75% exchange notes for any or all 10.75% outstanding notes and a like principal amount of 8.05% exchange notes for any or all 8.05% outstanding notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offers collectively as the “exchange offer.” You may tender some or all of your outstanding notes pursuant to the exchange offer.

As of the date of this prospectus, on an As Adjusted Basis, $487,500,000 aggregate principal amount of 10.75% Senior Notes due 2020 is outstanding and $750,000,000 aggregate principal amount of 8.05% Senior Notes due 2020 is outstanding. This prospectus, together with the letter of transmittal, is first being sent to all holders of outstanding notes known to us on or about                     , 2011. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “— Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We entered into registration rights agreements with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes.

If we fail to comply with certain obligations under the registration rights agreements, we will be required to pay additional interest to holders of the outstanding notes and the exchange notes required to be registered on a shelf registration statement.

Each holder of outstanding notes that wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make the following written representations:

•	any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

•

such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•

such holder is not an affiliate of us, as defined by Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	it is not engaged in, and does not intend to engage in, a distribution of exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in denominations of $1,000 and integral multiples of $1,000. We will issue $2,000 principal amount or an integral multiple of $1,000 of exchange notes in exchange for a corresponding principal amount of outstanding notes surrendered in the exchange offer. The unexchanged principal amount of the outstanding notes of each series must be equal to at least $2,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indentures under which the outstanding notes were issued, and the exchange notes and the outstanding notes will constitute a single class for all purposes under the indentures. For a description of the indentures, please see “Description of the 10.75% Exchange Notes” and “Description of the 8.05% Exchange Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the indenture relating to such holders’ outstanding notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Procedures for Tendering Outstanding Notes

The tender to us of outstanding notes by you as set forth below and our acceptance of the outstanding notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender outstanding notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at the address set forth below under “— Exchange Agent” on or prior to the expiration date. In addition:

•	certificates for such outstanding notes must be received by the exchange agent along with the letter of transmittal; or

•

a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such outstanding notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant. The method of delivery of outstanding notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or outstanding notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered by a holder of the outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Signature Program (each such entity being hereinafter referred to as an “eligible institution”). If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular outstanding note not properly tendered or to not accept any particular outstanding note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer). Our or the exchange agent’s interpretation of the term and conditions of the exchange offer as to any particular outstanding note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of outstanding notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, such outstanding notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name(s) of the registered holder(s) that appear on the outstanding notes and the signatures must be guaranteed by an eligible institution.

If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering outstanding notes, you represent to us, among other things, that you are not our “affiliate,” as defined under Rule 405 under the Securities Act, that the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes, and that you are not holding outstanding notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. If you are our “affiliate,” as defined under Rule 405 under the Securities Act, or are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such exchange notes to be acquired pursuant to the exchange offer, you or any such other person:

•	cannot rely on the applicable interpretations of the staff of the SEC;

•	will not be entitled to participate in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (Apr. 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue the exchange notes promptly after acceptance of the outstanding notes. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each outstanding note accepted for exchange will receive an exchange note in the amount equal to the surrendered outstanding note. Holders of exchange notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the outstanding notes. Holders of exchange notes will not receive any payment in respect of accrued interest on outstanding notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are tendered for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned to the holder without cost to such holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedure described above, such unaccepted or non-exchanged outstanding notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the outstanding notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration date.

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “— Exchange Agent.” This notice must specify:

•	the name of the person having tendered the outstanding notes to be withdrawn,

•	the outstanding notes to be withdrawn (including the principal amount of such outstanding notes),

•	where certificates for outstanding notes have been transmitted, the name in which such outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange, if:

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, violates any applicable law or interpretation of the staff of the SEC;

•

any action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, and any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals shall not have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer” and “— Procedures for Tendering Outstanding Notes”; and

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by notice by press release or other public announcement as required by Rule 14e-1(d) of the Act of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give notice by press release or other public announcement as required by Rule 14e-1(d) of the Act of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them so long as such circumstances do not arise due to our action or inaction or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for the exchange offer. The Bank of New York Mellon Trust Company, N.A. also acts as trustee under the indentures governing the notes. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

The Bank of New York Mellon Trust Company, N.A., Exchange Agent

By Registered or Certified Mail, Overnight Delivery:

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon

Corporate Trust Operations — Reorganization Unit

480 Washington Boulevard, 27th Floor

Jersey City, NJ 07310

(Attn: Ms. Diane Amoroso)

By Facsimile Transmission:

212-298-1915

To Confirm by Telephone:

212-815-2742

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Outstanding Notes

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the outstanding notes and the restrictions on transfer of the outstanding notes described in the legend on your certificates. These transfer restrictions are required because the outstanding notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the exchange notes, and, to the extent described below, you will not be entitled to participate in the exchange offer, if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act,

•	you are not acquiring the exchange notes in the exchange offer in the ordinary course of your business,

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the exchange notes you will receive in the exchange offer,

•	you are holding outstanding notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering, or

•	you are a participating broker-dealer.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the exchange notes or have any arrangement or understanding with respect to the distribution of the exchange notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC, you will not be entitled to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the exchange notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. In addition, to comply with state securities laws, you may not offer or sell the exchange notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the exchange notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the exchange notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE 10.75% EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the term “Issuer” refers to Freescale Semiconductor, Inc., and not to any of its Subsidiaries, (ii) the term “Holdings V” refers to Freescale Semiconductor Holdings V, Inc., the direct parent of the Issuer, (iii) the term “Holdings IV” refers to Freescale Semiconductor Holdings IV, Ltd., the direct parent of Holdings V, (iv) the term “Holdings III” refers to Freescale Semiconductor Holdings III, Ltd., the direct parent of Holdings IV, (v) the term “Holdings II” refers to Freescale Semiconductor Holdings II, Ltd., the direct parent of Holdings III, (vi) the term “Holdings I” refers to Freescale Semiconductor Holdings I, Ltd., the direct parent of Holdings II, (vii) the term “Restricted Parent Guarantors” refers to Holdings III, Holdings IV and Holdings V and (viii) the terms “we,” “our” and “us” each refer to Holdings III and its consolidated Subsidiaries, including the Issuer. Holdings I and Holdings II are not subject to the covenants applicable to Holdings III and its Restricted Subsidiaries (including the Issuer), including the covenant described under “— Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets,” and are only subject to a limited set of the Events of Default described under “— Events of Default and Remedies.”

The 10.75% exchange notes will be issued by the Issuer under the Indenture, dated as of September 30, 2010 (the “Indenture”), among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), which is the same Indenture under which the 10.75% outstanding notes were issued. The 10.75% exchange notes and any 10.75% outstanding notes remaining outstanding after the consummation of the exchange offer will constitute a single class for all purposes under the Indenture. As used below in this Description of the 10.75% Exchange Notes section, the “10.75% Notes” means the 10.75% exchange notes offered hereby. The terms of the 10.75% Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the 10.75% Notes. You may request copies of the Indenture at our address set forth under “Available Information.”

Brief Description of the 10.75% Notes

The 10.75% Notes:

•	will be unsecured senior obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities and the Existing Senior Notes) of the Issuer;

•

will be effectively subordinated to all secured Indebtedness of the Issuer (including the Senior Credit Facilities and the Existing Senior Secured Notes), to the extent of the collateral securing such Indebtedness;

•

will be structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Issuer that do not guarantee the 10.75% Notes;

•	will be senior in right of payment to any Subordinated Indebtedness (including the Existing Senior Subordinated Notes) of the Issuer; and

•

will be initially guaranteed on a senior unsecured basis by the Guarantors and will also be guaranteed in the future by each Subsidiary, if any, that guarantees Indebtedness under the Senior Credit Facilities.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the 10.75% Notes, whether for payment of principal of, premium, if any, or interest in respect of the 10.75% Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Parent Guarantors and SigmaTel, LLC will initially guarantee the 10.75% Notes and, in the future, each other direct and indirect Subsidiary of Holdings III that guarantees Indebtedness under the Senior Credit Facilities will guarantee the 10.75% Notes. Each of the Guarantees of the 10.75% Notes will be a general unsecured obligation of each Guarantor and will be pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, will be effectively subordinated to all secured Indebtedness of each such entity, to the extent of the collateral securing such Indebtedness, and will be senior in right of payment to all existing and future Subordinated Indebtedness (including the Existing Senior Subordinated Notes) of each such entity. The 10.75% Notes will be structurally subordinated to Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of Holdings III (other than the Issuer) that do not guarantee the 10.75% Notes.

Initially, except for SigmaTel, LLC, none of the Issuer’s Subsidiaries will guarantee the 10.75% Notes. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary, such Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to the Issuer. We estimate that non-Guarantor Subsidiaries of the Issuer accounted for approximately $3,499 million, or 78.5%, of the net sales of Holdings I, and approximately $268 million of net income (Holdings I had a total net loss of $1,053 million), for the year ended December 31, 2010, and approximately $1,584 million, or 49.1%, of its total assets (net of cash and cash equivalents) as of December 31, 2010; and approximately $883 million, or 74.0%, of the net sales of Holdings I, and approximately $46 million, or 31.1%, of its net loss, for the three months ended April 1, 2011 and approximately $1,529 million, or 49.9%, of its total assets (net of cash and cash equivalents) as of April 1, 2011. Amounts (other than net income) are presented after giving effect to intercompany eliminations.

The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Subsidiary Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee is rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors — Risks Related to Our Indebtedness and the Notes — Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.”

Any Subsidiary Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed Obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged upon:

(1)	(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case made in compliance with the applicable provisions of the Indenture;

(b)	the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c)	the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d)	the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuer’s Obligations under the Indenture in accordance with the terms of the Indenture; and

(2)	such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

The Guarantees of Holdings I and Holdings II may be released without the consent of any Holder.

Ranking

The payment of the principal of, premium, if any, and interest on the 10.75% Notes and the payment of any Guarantee will rank pari passu in right of payment to all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities and the Existing Senior Notes.

The 10.75% Notes and the Guarantees will be effectively subordinated in right of payment to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Secured Indebtedness. As of April 1, 2011, on an As Adjusted Basis, the Issuer would have had $4,273 million of Secured Indebtedness, consisting primarily of Secured Indebtedness under the Senior Credit Facilities and the Existing Senior Secured Notes. As of April 1, 2011, on an As Adjusted Basis, the Issuer had a committed capacity of $425 million and $400 million of borrowing capacity under the revolving portion of the Senior Credit Facilities and the option to raise incremental term or revolving facilities under the Issuer’s Senior Credit Facilities of up to $76 million. On April 1, 2011, on an As Adjusted Basis, the Issuer had approximately $25 million in letters of credit outstanding under the Senior Credit Facilities. As of April 1, 2011, on an As Adjusted Basis, Holdings III’s only indebtedness would have consisted of its guarantees of the Issuer’s obligations under the Senior Credit Facilities, the Existing Senior Notes, the 10.75% outstanding notes, the 8.05% outstanding notes and the Existing Senior Subordinated Notes. Holdings III’s guarantee of the Senior Credit Facilities and the Existing Senior Secured Notes is secured by the stock of Holdings V.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer, the Restricted Parent Guarantors and Holdings III’s other Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness and may be Secured Indebtedness. The Indenture does not limit the amount of additional Indebtedness that Holdings I and Holdings II may incur. See “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the 10.75% Notes

The Issuer will maintain one or more paying agents for the 10.75% Notes. The initial paying agent for the 10.75% Notes will be the Trustee.

The Issuer will also maintain one or more registrars and a transfer agent. The initial registrar and transfer agent with respect to the 10.75% Notes will be the Trustee. The registrar will maintain a register reflecting ownership of the 10.75% Notes outstanding from time to time and the transfer agent will make payments on and facilitate transfer of the 10.75% Notes on behalf of the Issuer.

The Issuer may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

So long as the 10.75% Notes are listed on an exchange and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange 10.75% Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of 10.75% Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any 10.75% Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer will not be required to transfer or exchange any 10.75% Note for a period of 15 days before a selection of 10.75% Notes to be redeemed. The registered Holder of a 10.75% Note will be treated as the owner of the 10.75% Note for all purposes.

Principal, Maturity and Interest

The 10.75% Notes will mature on August 1, 2020. Subject to compliance with the covenant described below under the caption “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional 10.75% senior notes due 2020 from time to time under the Indenture (“Additional 10.75% Notes”). The 10.75% Notes, 10.75% outstanding notes and any Additional 10.75% Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments. Unless the context requires otherwise, references to “10.75% Notes” for all purposes of the Indenture and this “Description of the 10.75% Exchange Notes” include any Additional 10.75% Notes. The 10.75% Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

Interest on the 10.75% Notes will accrue at the rate of 10.75% per annum. Interest on the 10.75% Notes will be payable semi-annually in arrears on each February 1 and August 1, commencing on February 1, 2011, to the Holders of 10.75% Notes of record on the immediately preceding January 15 and July 15. Interest on the 10.75% Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the 10.75% Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment of Interest

Cash payments of principal of, premium, if any, and interest on the 10.75% Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, cash payment of interest may be made by check mailed to the Holders of the 10.75% Notes at their respective addresses set forth in the register of Holders; provided that (a) all cash payments of principal, premium, if any, and interest with respect to the 10.75% Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all cash payments of principal, premium, if any, and interest with respect to certificated 10.75% Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the 10.75% Notes. However, under certain circumstances, the Issuer may be required to offer to purchase 10.75% Notes as described under the caption “Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase 10.75% Notes in the open market or otherwise.

Additional Amounts

All payments that any Guarantor that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (each a “Foreign Payor”) makes under or with respect to the 10.75% Notes or any Guarantee, will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charges (including penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which any Foreign Payor is incorporated, organized or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the 10.75% Notes or by any taxing authority therein or political subdivision thereof (each, as applicable, a “Relevant Taxing Jurisdiction”), unless the applicable Foreign Payor is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If a Foreign Payor is required to withhold or deduct any amount for, or on account of, Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the 10.75% Notes or any Guarantee, such Foreign Payor will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder of the 10.75% Notes after such withholding or deduction will be not less than the amount such Holder would have received if such Taxes had not been required to be withheld or deducted.

Notwithstanding the foregoing, no Foreign Payor will be required to pay Additional Amounts to a Holder of 10.75% Notes in respect of or on account of:

(1)	any Taxes that are imposed or levied by a Relevant Taxing Jurisdiction by reason of such Holder’s present or former connection with such Relevant Taxing Jurisdiction, including such Holder being or having been a citizen, national, or resident, being or having been engaged in a trade or business, being, or having been, physically present in or having or having had a permanent establishment in a Relevant Taxing Jurisdiction (but not including, in each case, any connection arising from the mere receipt or holding of 10.75% Notes or the receipt of payments thereunder or under a Guarantee or the exercise or enforcement of rights under any 10.75% Notes or the Indenture or a Guarantee);

(2)	any Taxes that are imposed or levied by reason of the failure of such Holder, following the written request of any Foreign Payor (as the case may be) addressed to such Holder (and made at a time that would enable such Holder acting reasonably to comply with that request) made in accordance with the notice procedures set forth in the Indenture, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of withholding or deduction of, Taxes imposed by the Relevant Taxing Jurisdiction (including a certification that such Holder is not resident in the Relevant Taxing Jurisdiction);

(3)	any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(4)	any Tax that is payable otherwise than by withholding or deduction from payments made under or with respect to the 10.75% Notes;

(5)	any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of the 10.75% Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or holder thereof would have been entitled to Additional Amounts had the 10.75% Notes been presented for payment on any date during such 30-day period;

(6)	any Tax except to the extent it exceeds any Tax that would have been required to be withheld from payments to the Holder if such payments were made by the Issuer; or

(7)	any combination of items (1) through (6) above.

In addition, Additional Amounts will not be paid with respect to the 10.75% Notes to a Holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of the payment under or with respect to the 10.75% Notes, to the extent that payment would be required by the laws of a Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in that limited liability company or a beneficial owner who would not have been entitled to the Additional Amounts had it been the Holder of the 10.75% Notes.

The relevant Foreign Payor will (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law.

At least 30 calendar days prior to each date on which any payment under or with respect to the 10.75% Notes is due and payable, if the relevant Foreign Payor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the 10.75% Notes is due and payable, in which case it will be promptly thereafter), the relevant Foreign Payor will deliver to the Trustee an officer’s certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to the applicable Holders on the payment date. The relevant Foreign Payor will promptly publish a notice in accordance with the notice provisions set forth in the Indenture stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

Upon written request, the relevant Foreign Payor will furnish to the Trustee or to a Holder of the 10.75% Notes copies of tax receipts evidencing the payment of any Taxes by such Foreign Payor in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to such Foreign Payor. If, notwithstanding the efforts of such Foreign Payor to obtain such receipts, the same are not obtainable, such Foreign Payor will provide the Trustee or the applicable Holder with other evidence reasonably satisfactory to the Trustee or such Holder.

In addition, the Issuer, any Guarantor and any Successor Company, as the case may be, will pay any present or future stamp, issue, registration, court, documentation, excise or property taxes or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by or in any Relevant Taxing Jurisdiction in respect of the execution, issue, enforcement or delivery of the 10.75% Notes or any other document or instrument referred to thereunder (other than on or in connection with a transfer of the 10.75% Notes other than the initial resale by the Initial Purchaser).

Whenever the Indenture, the 10.75% Notes or this “Description of the 10.75% Exchange Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any 10.75% Note or with respect to any Guarantee, such reference includes the payment of Additional Amounts, if applicable.

Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem the 10.75% Notes at its option.

At any time prior to August 1, 2015, the Issuer may redeem all or a part of the 10.75% Notes, upon notice as described under “— Selection and Notice”, at a redemption price equal to 100% of the principal amount of the 10.75% Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after August 1, 2015 the Issuer may redeem the 10.75% Notes, in whole or in part, upon notice as described under the heading “— Selection and Notice”, at the redemption prices (expressed as percentages of principal amount of the 10.75% Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Senior 10.75% Notes Percentage
2015	105.375%
2016	103.583%
2017	101.792%
2018 and thereafter	100.000%

In addition, until August 1, 2013, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of 10.75% Notes and 10.75% outstanding notes issued by it at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the stated interest rate per annum on the 10.75% Notes, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of 10.75% Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings; provided that (i) at least 50% of the sum of the aggregate principal amount of 10.75% Notes and 10.75% outstanding notes originally issued under the Indenture and any Additional 10.75% Notes and 10.75% outstanding notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. So long as any 10.75% Notes are listed on a stock exchange, and to the extent required by such stock exchange, the Issuer will notify the stock exchange of any such notice of redemption. In addition, the Issuer will notify the stock exchange of the principal amount of any 10.75% Notes outstanding following any partial redemption of 10.75% Notes. On July 1, 2011, the issuer will redeem 35% of the aggregate principal amount of the 10.75% outstanding notes.

Selection and Notice

If the Issuer is redeeming less than all of the 10.75% Notes issued by it at any time, the Trustee will select the 10.75% Notes to be redeemed (a) if the 10.75% Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the 10.75% Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason by lot or by such other method as the Trustee shall deem fair and appropriate. No 10.75% Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be transmitted, at least 30 but not more than 60 days before the redemption date to each Holder of 10.75% Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be transmitted more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the 10.75% Notes or a satisfaction and discharge of the Indenture. If any 10.75% Note is to be redeemed in part only, any notice of redemption that relates to such 10.75% Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

The Issuer will issue a new 10.75% Note in a principal amount equal to the unredeemed portion of the original 10.75% Note in the name of the Holder upon cancellation of the original 10.75% Note. 10.75% Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on 10.75% Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

The 10.75% Notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding 10.75% Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the 10.75% Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the 10.75% Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, or otherwise transmit to each Holder of 10.75% Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with a copy to the Trustee, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all 10.75% Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any 10.75% Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuer defaults in the payment of the Change of Control Payment, all 10.75% Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any 10.75% Notes purchased pursuant to a Change of Control Offer will be required to surrender such 10.75% Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such 10.75% Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their tendered 10.75% Notes and their election to require the Issuer to purchase such 10.75% Notes, provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the 10.75% Notes, the principal amount of 10.75% Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered 10.75% Notes and its election to have such 10.75% Notes purchased;

(7)	that if the Issuer is redeeming less than all of the 10.75% Notes, the Holders of the remaining 10.75% Notes will be issued new 10.75% Notes and such new 10.75% Notes will be equal in principal amount to the unpurchased portion of the 10.75% Notes surrendered. The unpurchased portion of the 10.75% Notes must be equal to at least $2,000 or an integral multiple of $1,000 thereafter;

(8)	if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)	the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of 10.75% Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)	accept for payment all 10.75% Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all 10.75% Notes or portions thereof so tendered, and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the 10.75% Notes so accepted together with an Officer’s Certificate to the Trustee stating that such 10.75% Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities do, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the Senior Credit Facilities, we could seek a waiver of such default or seek to refinance the Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under the Senior Credit Facilities being declared due and payable and cause a Qualified Securitization Facility to be wound down.

Other existing Indebtedness of the Issuer contains, and future Indebtedness of the Issuer may contain, provisions that would require such Indebtedness to be repurchased upon a Change of Control (which includes the Existing Senior Notes and the Existing Senior Subordinated Notes). Moreover, the exercise by Holders of 10.75% Notes or other Indebtedness of their right to require us to repurchase their 10.75% Notes or other Indebtedness could cause a default under existing or future Indebtedness of the Issuer, even if the Change of Control itself does not result in a default under existing or future Indebtedness. Finally, our ability to pay cash to holders of 10.75% Notes upon a Change of Control repurchase may be limited by our financial resources at the time of such repurchase as well as our outstanding Indebtedness agreements at such time. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase 10.75% Notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under our existing Indebtedness, and may constitute a default under future Indebtedness as well.

The Change of Control purchase feature of the 10.75% Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchaser and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants — Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the 10.75% outstanding notes and 10.75% Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the 10.75% Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all 10.75% Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Holdings III to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Holdings III. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of 10.75% Notes may require the Issuer to make an offer to repurchase the 10.75% Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the 10.75% Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the 10.75% Notes and 10.75% outstanding notes.

Asset Sales

The Indenture provides that Holdings III will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1)	Holdings III or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Holdings III or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on Holdings III’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings III or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the 10.75% Notes, that are assumed by the transferee of any such assets and for which Holdings III and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b)	any securities received by Holdings III or such Restricted Subsidiary from such transferee that are converted by Holdings III or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c)	any Designated Non-cash Consideration received by Holdings III or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, Holdings III or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)	to permanently reduce:

(a)	Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto;

(b)	Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c)	Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the 10.75% Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their 10.75% Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of 10.75% Notes that would otherwise be prepaid; or

(d)	Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Holdings III or another Restricted Subsidiary;

(2)	to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings III or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3)	to make an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in Holdings III or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Holdings III, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, Holdings III or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, the Issuer shall make an offer to all Holders of the 10.75% Notes and, if required by the terms of any Indebtedness that is pari passu with the 10.75% Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the 10.75% Notes and such Pari Passu Indebtedness that is at least $2,000 or an integral multiple of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $100.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days or with respect to Excess Proceeds of $100.0 million or less.

To the extent that the aggregate amount of 10.75% Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of 10.75% Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the 10.75% Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the 10.75% Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the 10.75% Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the 10.75% Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the 10.75% Notes and 10.75% outstanding notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that (i) the 10.75% Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, the covenants specifically listed under the following captions in this “Description of the 10.75% Exchange Notes” section of this prospectus will not be applicable to the 10.75% Notes (collectively, the “Suspended Covenants”):

(1)	“Repurchase at the Option of Holders — Asset Sales”;

(2)	“— Limitation on Restricted Payments”;

(3)	“— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)	clause (4) of each of the first and third paragraphs of “— Merger, Consolidation or Sale of All or Substantially All Assets”;

(5)	“— Transactions with Affiliates”;

(6)	“— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7)	“— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

During any period that the foregoing covenants have been suspended, Holdings III may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while Holdings III and its Restricted Subsidiaries are not subject to the Suspended Covenants, the 10.75% Notes will be entitled to substantially less covenant protection. In the event that Holdings III and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the 10.75% Notes below an Investment Grade Rating, then Holdings III and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension

Date and the Reversion Date is referred to in this description as the “Suspension Period”. The Guarantees of the Subsidiary Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

During any Suspension Period, Holdings III will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction; provided, that Holdings III or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if (i) Holdings III or such Restricted Subsidiary could have incurred a Lien to secure the Indebtedness attributable to such Sale and Lease-Back Transaction pursuant to “— Liens” below without equally and ratably securing the 10.75% Notes pursuant to the covenant described under such section; and (ii) the consideration received by Holdings III or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with “— Repurchase at the Option of Holders — Asset Sales” above; provided, further, that the foregoing provisions shall cease to apply on and subsequent to the Reversion Date following such Suspension Period.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by Holdings III or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described above under the caption “— Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In addition, for purposes of clause (3) of the first paragraph under the caption “— Limitation on Restricted Payments”, all events set forth in such clause (3) occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments Holdings III or any Restricted Subsidiary is permitted to make pursuant to such clause (3).

There can be no assurance that the 10.75% Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

Holdings III will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any payment or distribution on account of Holdings III’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a)	dividends or distributions by Holdings III payable solely in Equity Interests (other than Disqualified Stock) of Holdings III; or

(b)	dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, Holdings III or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings III or any direct or indirect parent of Holdings III, including in connection with any merger, amalgamation or consolidation;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a)	Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	immediately after giving effect to such transaction on a pro forma basis, Holdings III could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings III and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a)	50% of the Consolidated Net Income of Holdings III for the period (taken as one accounting period and including the predecessor) beginning on October 2, 2010, to the end of Holdings III’s recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)	100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Holdings III since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)	(A) Equity Interests of Holdings III, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x)	Equity Interests to members of management, directors or consultants of Holdings III, any direct or indirect parent company of Holdings III and Holdings III’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y)	Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to Holdings III, Equity Interests of Holdings III’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii)	debt securities of Holdings III that have been converted into or exchanged for such Equity Interests of Holdings III;

provided, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of Holdings III sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c)	100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of Holdings III following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

(d)	100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i)	the sale or other disposition (other than to Holdings III or a Restricted Subsidiary) of Restricted Investments made by Holdings III or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings III or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Holdings III or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii)	the sale (other than to Holdings III or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by Holdings III or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $100.0 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by Holdings III or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of Holdings III or any Equity Interests of any direct or indirect parent company of Holdings III, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Holdings III or any direct or indirect parent company of Holdings III to the extent contributed to Holdings III (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Holdings III) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)	the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Holdings III, the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Holdings III, the Issuer or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b)	such new Indebtedness is subordinated to the 10.75% Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c)	such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings III or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of Holdings III, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $40.0 million (which shall increase to $75.0 million subsequent to the consummation of an underwritten public Equity Offering by Holdings III or any direct or indirect parent entity of Holdings III) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $75.0 million in any calendar year (which shall increase to $100.0 million subsequent to the consummation of an underwritten public Equity Offering by Holdings III or any direct or indirect parent corporation of Holdings III)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings III and, to the extent contributed to Holdings III, Equity Interests of any of Holdings III’s direct or indirect parent companies, in each case to members of management, directors or consultants of Holdings III, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by Holdings III or its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to Holdings III from members of management of Holdings III, any of Holdings III’s direct or indirect parent companies or any of Holdings III’s Restricted

Subsidiaries in connection with a repurchase of Equity Interests of Holdings III or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings III or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)	(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings III after the Issue Date;

(b)	the declaration and payment of dividends to a direct or indirect parent company of Holdings III, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to Holdings III from the sale of such Designated Preferred Stock; or

(c)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided , in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Holdings III and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9)	the declaration and payment of dividends on Holdings III’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of Holdings III’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to Holdings III in or from any such public offering, other than public offerings with respect to Holdings III’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10)	Restricted Payments that are made with Excluded Contributions;

(11)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $450.0 million;

(12)	distributions or payments of Securitization Fees;

(13)	any Restricted Payment made in connection with the Transaction and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “— Transactions with Affiliates”;

(14)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales”; provided that all 10.75% Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15)	the declaration and payment of dividends by Holdings III to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a)	franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)	foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of Holdings III and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Holdings III and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were Holdings III, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c)	customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Holdings III to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings III and its Restricted Subsidiaries;

(d)	general corporate operating and overhead costs and expenses of any direct or indirect parent company of Holdings III to the extent such costs and expenses are attributable to the ownership or operation of Holdings III and its Restricted Subsidiaries; and

(e)	fees and expenses other than to Affiliates of Holdings III related to any unsuccessful equity or debt offering of such parent entity; and

(16)	the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings III or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided , that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Holdings III’s Subsidiaries, including Holdings IV, Holdings V and the Issuer, are Restricted Subsidiaries. Holdings III will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings III and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Holdings III will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise

(collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings III will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, that Holdings III may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Holdings III and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations do not apply to:

(1)	the incurrence of Indebtedness under Credit Facilities by Holdings III, the Issuer or any other Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, when taken together with the aggregate principal amount (or, if issued with original issue discount, the accreted value) of Existing Senior Secured Notes then outstanding, of $5,250.0 million outstanding at any one time;

(2)	the incurrence by the Issuer and any Guarantor of Indebtedness represented by the 10.75% Notes or the 10.75% outstanding notes (including any Guarantee) (other than any Additional 10.75% Notes);

(3)	Indebtedness of Holdings III and its Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by Holdings III or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (4) not to exceed 4.0% of Total Assets at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(5)	Indebtedness incurred by Holdings III or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)	Indebtedness arising from agreements of Holdings III or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that

(a)	such Indebtedness is not reflected on the balance sheet of Holdings III, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b)	the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdings III and its Restricted Subsidiaries in connection with such disposition;

(7)	Indebtedness of Holdings III to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor (other than the Issuer) is expressly subordinated in right of payment to the 10.75% Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings III or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8)	Indebtedness of a Restricted Subsidiary to Holdings III or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (other than the Issuer), such Indebtedness is expressly subordinated in right of payment to the Guarantee of the 10.75% Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to Holdings III or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(9)	shares of Preferred Stock of a Restricted Subsidiary issued to Holdings III or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings III or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11)	obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Holdings III or any of its Restricted Subsidiaries in the ordinary course of business;

(12)	(a) Indebtedness or Disqualified Stock of Holdings III and Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or any Restricted Subsidiary equal to 200% of the net cash proceeds received by Holdings III since immediately after the Transaction Date from the issue or sale of Equity Interests of Holdings III or cash contributed to the capital of Holdings III (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to Holdings III or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “— Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “— Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of Holdings III and Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or, subject to the third paragraph of this covenant, any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $900.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Holdings III or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13)	the incurrence by Holdings III or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness:

(a)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b)	to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the 10.75% Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the 10.75% Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c)	shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings III that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or the Issuer;

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings III that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor or the Issuer; or

(iii)	Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(14)	Indebtedness, Disqualified Stock or Preferred Stock of (x) Holdings III or, subject to the third paragraph of this covenant, a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by Holdings III or any Restricted Subsidiary or merged into Holdings III or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition, amalgamation or merger, either

(a)	Holdings III would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b)	the Fixed Charge Coverage Ratio of Holdings III and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, amalgamation or merger;

(15)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16)	Indebtedness of Holdings III or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)	(a) any guarantee by Holdings III or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b)	any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18)	Indebtedness consisting of Indebtedness issued by Holdings III or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings III or any direct or indirect parent company of Holdings III to the extent described in clause (4) of the second paragraph under the caption “— Limitation on Restricted Payments”;

(19)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20)	Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Holdings III and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings III and its Restricted Subsidiaries;

(21)	Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis; and

(22)	Indebtedness of Holdings III or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business.

Restricted Subsidiaries of Holdings III that are not Guarantors (other than the Issuer) may not incur Indebtedness or Disqualified Stock or Preferred Stock under the first paragraph of this covenant or clause 12(b) or 14(x) of the second paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors (other than the Issuer) incurred or issued pursuant to the first paragraph of this covenant and clauses 12(b) and 14(x) of the second paragraph of this covenant, collectively, would exceed $1,250.0 million.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (22) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings III, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that all Indebtedness outstanding under the Senior Credit Facilities and the Existing Senior Secured Notes on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the second paragraph above; and

(2)	at the time of incurrence, Holdings III will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such

Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that Holdings III will not, and will not permit any Guarantor or the Issuer to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of Holdings III, such Guarantor or the Issuer, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the 10.75% Notes or Holdings III’s or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Holdings III, such Guarantor or the Issuer, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

Holdings III will not, and will not permit the Issuer, Holdings IV, Holdings V or any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of Holdings III, the Issuer, Holdings IV, Holdings V or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the 10.75% Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the 10.75% Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the 10.75% Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (c) Liens securing Indebtedness under Credit Facilities permitted to be incurred under the covenant described above under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Indebtedness permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.00.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)

the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the 10.75% Notes is a corporation;

(2)	the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the 10.75% Notes pursuant to supplemental indentures or other documents or instruments;

(3)	immediately after such transaction, no Default exists;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b)	the Fixed Charge Coverage Ratio for Holdings III and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for Holdings III and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the fourth succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the 10.75% Notes and the Registration Rights Agreement; and

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture, the Guarantees and the 10.75% Notes, as applicable. Notwithstanding the immediately preceding clauses (3) and (4),

(1)	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2)	the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness of Holdings III and its Restricted Subsidiaries is not increased thereby.

Holdings III may not consolidate, amalgamate or merge with or into or wind up into (whether or not Holdings III is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	Holdings III is the surviving corporation or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings III) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the jurisdiction of organization of Holdings III or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Guarantor”);

(2)	the Successor Guarantor, if other than Holdings III, expressly assumes all the obligations of Holdings III under the 10.75% Notes pursuant to supplemental indentures or other documents or instruments;

(3)	immediately after such transaction, no Default exists;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Successor Guarantor or Holdings III would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b)	the Fixed Charge Coverage Ratio for the Successor Guarantor or Holdings III, as applicable, and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for Holdings III and its Restricted Subsidiaries immediately prior to such transaction;

(5)	Holdings III shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Guarantor will succeed to, and be substituted for Holdings III under the Indenture, the Guarantees and the 10.75% Notes, as applicable. Notwithstanding the immediately preceding clauses (3) and (4),

(1)	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to Holdings III, and

(2)	Holdings III may merge with its Affiliate solely for the purpose of reincorporating Holdings III in another jurisdiction so long as the amount of Indebtedness of Holdings III and its Restricted Subsidiaries is not increased thereby and so long as the surviving entity (if not Holdings III) assumes all of Holdings III’s obligations under the Indenture, the 10.75% Notes, the Registration Rights Agreement and its Guarantee in connection with such reincorporation.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor (other than Holdings I, Holdings II and Holdings III) will, and Holdings III will not permit any Guarantor (other than Holdings I and Holdings II) to, consolidate, amalgamate or merge with or into or wind up into (whether or not Holdings III, the Issuer or such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	(a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person being herein called the “Successor Person”);

(b)	the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c)	immediately after such transaction, no Default exists; and

(d)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2)	the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders — Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to Holdings III, the Issuer or any Guarantor and any Guarantor may merge with a Subsidiary of Holdings III solely for the purpose of reincorporating the Guarantor in another jurisdiction so long as the amount of Indebtedness of Holdings III and its Restricted Subsidiaries is not increased thereby and so long as the surviving entity (if not the Guarantor) assumes all of the Guarantor’s obligations under its Guarantee in connection with such reincorporation.

Holdings III shall, directly or indirectly, at all times own 100% of the Equity Interests of the Issuer (other than Equity Interests held by employees of the Issuer or any Restricted Subsidiary as of the Issue Date and Equity Interests issued in exchange therefor).

Transactions with Affiliates

Holdings III will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings III (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to Holdings III or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings III or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)	the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $60.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among Holdings III or any of its Restricted Subsidiaries;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “— Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3)	the payment of management, consulting, monitoring, advisory and other fees and related expenses pursuant to the Management Fee Agreement and the termination fees pursuant to the Management Fee Agreement, or any amendment thereto so long as any such amendment is not more disadvantageous in the good faith judgment of Holdings III to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date;

(4)	the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former officers, directors, employees or consultants of Holdings III, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5)	transactions in which Holdings III or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings III or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Holdings III or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings III or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6)	any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7)	the existence of, or the performance by Holdings III or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, that the existence of, or the performance by Holdings III or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8)	the Transaction and the payment of all fees and expenses related to the Transaction;

(9)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Holdings III and its Restricted Subsidiaries, in the reasonable determination of the board of directors of Holdings III or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10)	the issuance of Equity Interests (other than Disqualified Stock) of Holdings III to any Permitted Holder or to any director, officer, employee or consultant of Holdings III, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11)	sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(12)	payments by Holdings III or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of Holdings III in good faith;

(13)	payments or loans (or cancellation of loans) to employees or consultants of Holdings III, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of Holdings III in good faith;

(14)	investments by any of the Investors in securities of Holdings III or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(15)	any transactions with respect to the Issuer’s jointly funded alliance with respect to the 300 millimeter wafer fabrication in Crolles, France, as in effect on the Transaction Date, and any amendment, modification or restructuring thereof, or any successor or replacement alliance or arrangement with respect thereto, or any additional alliance or arrangement with respect to 300 millimeter or larger wafer fabrication (in each case whether or not located in Crolles, France) which successor or replacement alliance or arrangement is otherwise permitted under the Indenture.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Holdings III will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)	(a) pay dividends or make any other distributions to Holdings III or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)	pay any Indebtedness owed to Holdings III or any of its Restricted Subsidiaries;

(2)	make loans or advances to Holdings III or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Holdings III or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation, the indentures governing the Existing

Senior Secured 10.75% Notes and the related documentation, Hedging Obligations, the indenture governing the Existing Senior Unsecured Notes and the related documentation and the indenture governing the Existing Senior Subordinated Notes and the related documentation and the indentures governing the Old Notes and the related documentation;

(b)	the Indenture and the 10.75% Notes;

(c)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)	applicable law or any applicable rule, regulation or order;

(e)	any agreement or other instrument of a Person acquired by Holdings III or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into Holdings III or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(f)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings III pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k)	customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings III, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m)	restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of Holdings III are necessary or advisable to effect such Qualified Securitization Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

Holdings III will not permit any of its Restricted Subsidiaries, other than a Guarantor or the Issuer, to guarantee the payment of any Indebtedness (or any interest on such Indebtedness) under the Senior Credit Facilities, unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the 10.75% Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the 10.75% Notes;

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Holdings III or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3)	such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a)	such Guarantee has been duly executed and authorized; and

(b)	such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

Reports and Other Information

Notwithstanding that Holdings III may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or that Holdings III does not otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires Holdings III to file with the SEC (and make available to the Trustee and Holders of the 10.75% Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1)	within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2)	within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3)	promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4)	any other information, documents and other reports which Holdings III would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form (assuming Holdings III were a U.S. person with only unsecured debt registered under the Securities Act); provided that Holdings III shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Holdings III will make available such information to prospective purchasers of

10.75% Notes, in addition to providing such information to the Trustee and the Holders of the 10.75% Notes, in each case within 15 days after the time Holdings III would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, Holdings III will agree that, for so long as any 10.75% Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For so long as Holdings I, Holdings II or any other direct or indirect parent company of Holdings III is a Guarantor, the Indenture permits Holdings III to satisfy its obligations in this covenant with respect to financial information relating to Holdings III by furnishing financial information relating to Holdings I, Holdings II or such other parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings I, Holdings II or such other parent, on the one hand, and the information relating to Holdings III and its Restricted Subsidiaries on a standalone basis, on the other hand, or, at Holdings III’s option, substantially in the form required by Rule 3-10(d) of Regulation S-X or any successor thereto.

Notwithstanding anything herein to the contrary, Holdings III will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until 120 days after the date any report hereunder is due.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the 10.75% Notes;

(2)	default for 30 days or more in the payment when due of interest on or with respect to the 10.75% Notes;

(3)	failure by Holdings III, the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the 10.75% Notes and 10.75% outstanding notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the 10.75% Notes;

(4)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings III or any of its Restricted Subsidiaries or the payment of which is guaranteed by Holdings III or any of its Restricted Subsidiaries, other than Indebtedness owed to Holdings III or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the 10.75% Notes, if both:

(a)	such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5)

failure by Holdings III or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)	certain events of bankruptcy or insolvency with respect to Holdings III, the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7)	the Guarantee of any Restricted Parent Guarantor or Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Restricted Parent Guarantor or any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee, upon receipt of actual written notice of a default, or the Holders of at least 30% in principal amount of the then total outstanding 10.75% outstanding notes and 10.75% Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 10.75% outstanding notes and 10.75% Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding 10.75% outstanding notes and 10.75% Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the 10.75% Notes if it believes in good faith that acceleration is not in the best interests of the Holders of the 10.75% Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding 10.75% outstanding notes and 10.75% Notes by notice to the Trustee may on behalf of the Holders of all of the 10.75% Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any 10.75% Note held by a non-consenting Holder) and rescind any acceleration with respect to the 10.75% Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the 10.75% Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)	the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the 10.75% Notes unless the Holders have offered to the Trustee indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a 10.75% Note may pursue any remedy with respect to the Indenture or the 10.75% Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 30% in principal amount of the total outstanding 10.75% outstanding notes and 10.75% Notes have requested the Trustee to pursue the remedy;

(3)	Holders of the 10.75% outstanding notes and the 10.75% Notes have offered the Trustee security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the total outstanding 10.75% outstanding notes and 10.75% Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding 10.75% outstanding notes and 10.75% Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee without any liability to the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a 10.75% Note or that would involve the Trustee in personal liability.

The Indenture provides that Holdings III is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Holdings III is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Holdings III, the Issuer or any Guarantor (other than in the case of stockholders of the Issuer, any Parent Guarantor or any Subsidiary Guarantor, any Parent Guarantor, the Issuer or another Subsidiary Guarantor) or any of their parent companies shall have any liability, for any obligations of the Issuer or the Guarantors under the 10.75% Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting 10.75% Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 10.75% Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the 10.75% Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the 10.75% Notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1)	the rights of Holders of 10.75% Notes to receive payments in respect of the principal of, premium, if any, and interest on the 10.75% Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2)	the Issuer’s obligations with respect to 10.75% Notes concerning issuing temporary 10.75% Notes, registration of such 10.75% Notes, mutilated, destroyed, lost or stolen 10.75% Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the 10.75% Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the 10.75% Notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all its obligations under its Guarantee of the 10.75% Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the 10.75% Notes:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the 10.75% Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the 10.75% Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such 10.75% Notes and the Issuer must specify whether such 10.75% Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)	the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)	since the issuance of the 10.75% Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the 10.75% Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the 10.75% Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Existing Senior Notes, the Existing Senior Subordinated Notes, the indentures pursuant to which the Existing Senior Notes were issued, the indenture pursuant to which the Existing Senior Subordinated Notes were issued or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6)

the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally (including Section 547 of Title 11 of the United States Code) under any applicable U.S. Federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

(7)	the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all 10.75% Notes, when either:

(1)	all 10.75% Notes theretofore authenticated and delivered, except lost, stolen or destroyed 10.75% Notes which have been replaced or paid and 10.75% Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)	(a) all 10.75% Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the 10.75% Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the 10.75% Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to the Indenture or the 10.75% Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Existing Senior Notes, the Existing Senior Subordinated Notes, the indentures pursuant to which the Existing Senior Notes were issued, the indenture pursuant to which the Existing Senior Subordinated Notes were issued or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(c)	the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the 10.75% Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the 10.75% Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the 10.75% outstanding notes and 10.75% Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, 10.75% Notes, and any existing Default or compliance with any provision of the Indenture, any Guarantee or the 10.75% Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding 10.75% outstanding notes and 10.75% Notes, other than 10.75% outstanding notes and 10.75% Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the 10.75% outstanding notes and 10.75% Notes).

The Indenture provides that, without the consent of each affected Holder of 10.75% Notes, an amendment or waiver may not, with respect to any 10.75% Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such 10.75% Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed final maturity of any such 10.75% Note or alter or waive the provisions with respect to the redemption of such 10.75% Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any 10.75% Note;

(4)	waive a Default in the payment of principal of or premium, if any, or interest on the 10.75% Notes, except a rescission of acceleration of the 10.75% Notes by the Holders of at least a majority in aggregate principal amount of the 10.75% outstanding notes and the 10.75% Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)	make any 10.75% Note payable in money other than that stated therein;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the 10.75% Notes;

(7)	make any change in these amendment and waiver provisions;

(8)	impair the right of any Holder to receive payment of principal of, or interest on such Holder’s 10.75% Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s 10.75% Notes;

(9)	make any change to or modify the ranking of the 10.75% Notes that would adversely affect the Holders;

(10)	except as expressly permitted by the Indenture, modify the Guarantees of any Restricted Parent Guarantor or Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in any manner adverse to the Holders of the 10.75% Notes; or

(11)	make any change in the provisions described under “— Additional Amounts” that adversely affects the rights of any Holder of 10.75% Notes or amend the terms of any 10.75% Notes or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or 10.75% Notes without the consent of any Holder;

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated 10.75% Notes of such series in addition to or in place of certificated 10.75% Notes;

(3)	to comply with the covenant relating to mergers, amalgamations, consolidations and sales of assets;

(4)	to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(8)	to add a Guarantor under the Indenture or to remove any Parent Guarantor that is not a Restricted Parent Guarantor;

(9)	to conform the text of the Indenture, Guarantees or the 10.75% Notes to any provision of this “Description of the 10.75% Exchange Notes” to the extent that such provision in this “Description of the 10.75% Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or 10.75% Notes; or

(10)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of 10.75% Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the 10.75% Notes; provided, that (i) compliance with the Indenture as so amended would not result in 10.75% Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer 10.75% Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding 10.75% outstanding notes and 10.75% Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions and without liability to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the 10.75% Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the 10.75% Notes and any Guarantee are and will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since a significant portion of our operating assets and the operating assets of our Subsidiaries are situated outside the United States, any judgment obtained in the United States against us or any of our Subsidiaries, including judgments with respect to the payment of principal, interest, Additional Amounts, redemption price and any purchase price with respect to the 10.75% Notes, may not be collectible within the United States.

Each of Holdings I, Holdings II, Holdings III and Holdings IV has been advised by Conyers Dill & Pearman Limited, its special Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against Holdings I, Holdings II, Holdings III or Holdings IV, respectively, or any of their directors or officers under the securities laws of the United States or entertain actions in Bermuda against Holdings I, Holdings II, Holdings III or Holdings IV or any of their directors or officers under the U.S. securities laws. Further, Conyers Dill & Pearman Limited has also advised us that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce the judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to the public policy of Bermuda. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for a Holder of the 10.75% Notes to recover against Holdings I, Holdings II, Holdings III or Holdings IV based upon such judgments.

Consent to Jurisdiction and Service

Each of Holdings I, Holdings II, Holdings III and Holdings IV and any Subsidiary Guarantor that is a Foreign Subsidiary will appoint CT Corporation System as its agent for actions relating to the 10.75% Notes, the Indenture or the Registration Rights Agreement or brought under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“300 Millimeter R&D Expenses” means, with respect to any period, the amount of research and development expenses of Holdings III and its Restricted Subsidiaries for such period, on a consolidated basis, relating to any 300 millimeter or larger wafer fabrication alliance or arrangement of Holdings III or any of its Restricted Subsidiaries other than the strategic alliance relating to the manufacturing of 300 millimeter wafers in Crolles, France in existence on the Transaction Date (any such alliance or arrangement, a “300 Millimeter Arrangement”); provided, that the amount of such research and development expenses with respect to any such 300 Millimeter Arrangement constituting 300 Millimeter R&D Expenses for such period for purposes hereof shall not exceed the greater of (i) the amount of any negative EBITDA with respect to such 300 Millimeter Arrangement for such period and (ii) the amount of any Equalization Payments with respect to such 300 Millimeter Arrangement for such period.

“300 Millimeter Asset Sale” means any sale of any assets of Holdings III or any Restricted Subsidiary relating to the Issuer’s alliance with respect to the 300 millimeter wafer fabrication in Crolles, France; provided that no asset sale shall constitute a 300 Millimeter Asset Sale to the extent that, after giving effect to such asset sale, the aggregate amount of 300 Millimeter Asset Sale Proceeds with respect to all 300 Millimeter Asset Sales shall exceed $500 million.

“300 Millimeter Asset Sale Proceeds” means the aggregate cash proceeds received by Holdings III or any of its Restricted Subsidiaries in respect of any 300 Millimeter Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any 300 Millimeter Asset Sale, net of the direct costs relating to such 300 Millimeter Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Holdings III or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings III or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other postemployment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any 10.75% Note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such 10.75% Note; and

(2)	the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such 10.75% Note at August 1, 2015 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such 10.75% Note through August 1, 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such 10.75% Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Holdings III or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)	any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) no longer used in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of Holdings III or the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants — Limitation on Restricted Payments”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;

(e)	any disposition of property or assets by Holdings III or a Restricted Subsidiary of Holdings III, or the issuance of securities by a Restricted Subsidiary of Holdings III, in either case, to Holdings III or another Restricted Subsidiary of Holdings III;

(f)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the Indenture;

(j)	sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(k)	any financing transaction with respect to property built or acquired by Holdings III or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l)	the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m)	the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(o)	any 300 Millimeter Asset Sale.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	(a) pounds sterling, euros or any national currency of any participating member state of the EMU; or

(b)	in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9)	readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11)	investment funds investing 90% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

At any time at which the value, calculated in accordance with GAAP, of all investments of Holdings III and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (11) above exceeds the Indebtedness of Holdings III and its Restricted Subsidiaries, “Cash Equivalents” shall also mean any investment (a “Qualifying Investment”) that satisfies the following two conditions: (a) the Qualifying Investment is of a type described in clauses (1) through (10) of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (1) through (10) requiring a shorter maturity); and (b) the weighted average effective maturity of such Qualifying Investment and all other investments that were made as Qualifying Investments in accordance with this paragraph, does not exceed two years from the date of such Qualifying Investment.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings III and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2)	Holdings III becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Holdings III (directly or through the acquisition of voting power of Voting Stock of any of Holdings III’s direct or indirect parent companies).

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)

consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” with respect to the Existing Senior Notes, the Existing Senior Subordinated Notes or other securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, that, without duplication,

(1)	any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction or any multi-year strategic initiatives), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(3)	any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded,

(5)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings III shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to Holdings III or a Restricted Subsidiary thereof in respect of such period,

(6)

solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Holdings III will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings III or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7)	effects of adjustments (including the effects of such adjustments pushed down to Holdings III and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)	any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10)	any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(11)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12)	[intentionally omitted] and

(13)	the following items shall be excluded:

(a)	any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(b)	any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (i) related to currency remeasurements of Indebtedness and (ii) resulting from hedge agreements for currency exchange risk.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants — Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings III and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings III and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings III or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of Holdings III and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) Holdings III’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of Holdings III and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Qualified Securitization Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of Holdings III and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by Holdings III.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to Holdings III or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Holdings III or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of Holdings III, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings III or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings III or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of Holdings III or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants — Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the 10.75% Notes or the date the 10.75% Notes are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings III or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings III or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1)	increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(a)	provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax and Texas margin tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)

any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the 10.75% Notes, the Existing Senior Notes, the Existing Senior Subordinated Notes and the Credit

Facilities and (ii) any amendment or other modification of the 10.75% Notes, the Existing Senior Notes, the Existing Senior Subordinated Notes and the Credit Facilities and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charges, integration costs or other business optimization expenses (including cost and expenses relating to inventory optimization programs, wafer fabrication facility closures and new systems design and implementation costs) or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, and costs related to the closure and/or consolidation of facilities; plus

(f)	any other non-cash charges, including any write offs or write downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)	the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors or Permira Advisers LLC to the extent otherwise permitted under “Certain Covenants — Transactions with Affiliates” and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i)	the amount of net cost savings projected by Holdings III in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken no later than 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $200 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j)	the amount of loss on sale of receivables, Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(k)	any costs or expense incurred by Holdings III or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings III or net cash proceeds of an issuance of Equity Interest of Holdings III (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments”; plus

(l)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m)	any net loss from disposed or discontinued operations; plus

(n)	interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables; plus

(o)	300 Millimeter R&D Expenses to the extent that the amount of such 300 Millimeter R&D Expenses could have been made as investments under clause (18) of the definition of “Permitted Investments”;

(2)	decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a)	non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(b)	any net income from disposed or discontinued operations; and

(3)	increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equalization Payment” means, with respect to any period for any 300 Millimeter Arrangement, the payment made by Holdings III or any of its Restricted Subsidiaries in respect of its applicable share, determined pursuant to the terms of such 300 Millimeter Arrangement, of the depreciation and amortization expenses or charges in respect of capital expenditures made with respect to such 300 Millimeter Arrangement for such period that are recorded as research and development expenses of, but do not otherwise constitute Consolidated Depreciation and Amortization Expense of, Holdings III and its Restricted Subsidiaries on a consolidated basis for such period.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Holdings III or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)	public offerings with respect to Holdings III’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of Holdings III; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Holdings III from

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of Holdings III or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings III) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings III,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of Holdings III on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments.”

“Existing Senior Notes” means the Existing Senior Secured Notes and the Existing Senior Unsecured Notes.

“Existing Senior Secured Notes” means the Issuer’s (a) 10 1/8% Senior Secured Notes due 2018 issued pursuant to the Indenture dated as of February 19, 2010, among the Issuer, the Guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, and (b) 9  1/4% Senior Secured Notes due 2018 issued pursuant to the Indenture dated as of April 13, 2010, among the Issuer, the Guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Existing Senior Unsecured Notes” means the Issuer’s Senior Floating Rate Notes due 2014, the Issuer’s 9 1/8% / 9 7/8% Senior PIK-Election Notes due 2014 and the Issuer’s 8 7/8% Senior Notes due 2014 issued pursuant to the Indenture dated as of December 1, 2006, among the Issuer, the Guarantors listed therein and The Bank of New York Mellon, as Trustee.

“Existing Senior Subordinated Notes” means the Issuer’s 10 1/8% Senior Subordinated Notes due 2016 issued pursuant to the Indenture dated as of December 1, 2006, among, the Issuer, the Guarantors listed therein and The Bank of New York Mellon, as Trustee.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Holdings III in good faith; provided that if the fair market value is equal to or exceeds $100.0 million, such determination shall be made by the board of directors of Holdings III in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings III or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Holdings III or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings III or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, disposition, merger, amalgamation or consolidation (including the Transaction) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings III (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings III to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings III may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1)	Consolidated Interest Expense of such Person for such period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Transaction Date.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the 10.75% Notes.

“Guarantor” means the Parent Guarantors and each Subsidiary of Holdings III, if any, that Guarantees the 10.75% Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a 10.75% Note is registered on the registrar’s books.

“Holdings I” means Freescale Semiconductor Holdings I, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings II” means Freescale Semiconductor Holdings II, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings III” means Freescale Semiconductor Holdings III, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings IV” means Freescale Semiconductor Holdings IV, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings V” means Semiconductor Holdings V, Inc., a Delaware corporation.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable;

(d)	representing any Hedging Obligations; or

(e)	during a Suspension Period only, obligations of the lessee for rental payments in respect of Sale and Lease-Back Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of Holdings III appearing upon the balance sheet of Holdings III solely by reason of push-down accounting under GAAP shall be excluded;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided , that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Qualified Securitization Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Holdings III, qualified to perform the task for which it has been engaged.

“Initial Purchaser” means Citigroup Global Markets Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings III and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings III in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants — Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to Holdings III’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings III at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings III shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	Holdings III’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to Holdings III’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Holdings III or a Restricted Subsidiary in respect of such Investment.

“Investors” means The Blackstone Group, The Carlyle Group, Permira funds advised by Permira Advisers LLC, Texas Pacific Group and, if applicable, each of their respective Affiliates and funds or partnerships managed by any of them or their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means September 30, 2010.

“Issuer” means Freescale Semiconductor, Inc., a Delaware corporation (and not to any of its Subsidiaries) and its successors.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Fee Agreement” means the management agreement between certain of the management companies associated with the Investors or their advisors, if applicable, and the Issuer.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by Holdings III or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders — Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Holdings III or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings III or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person. Unless otherwise indicated, Officer shall refer to an Officer of Holdings III.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of any Person, that meets the requirements set forth in the Indenture.

“Old Notes” means the 6.875% senior notes due 2011 issued by Freescale Semiconductor, Inc. and the 7.125% Notes due 2014 issued by Freescale Semiconductor, Inc.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Holdings III, the Issuer or the Trustee.

“Parent Guarantors” means Holdings I, Holdings II, Holdings III, Holdings IV and Holdings V.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings III or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders — Asset Sales.”

“Permitted Holders” means each of the Investors and members of management of Holdings III or its direct or indirect parent companies on the Transaction Date who are holders of Equity Interests of Holdings III (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings III or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1)	any Investment in Holdings III or any of its Restricted Subsidiaries;

(2)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)	any Investment by Holdings III or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings III or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)	any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under “Repurchase at the Option of Holders — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date;

(6)	any Investment acquired by Holdings III or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by Holdings III or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(b)	as a result of a foreclosure by Holdings III or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8)	any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Holdings III, or any of its direct or indirect parent companies; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants — Limitations on Restricted Payments”;

(10)	guarantees of Indebtedness permitted under the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants — Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14)	Investments in or relating to a Securitization Subsidiary that, in the good faith determination of Holdings III are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15)	advances to, or guarantees of Indebtedness of, employees not in excess of $25.0 million outstanding at any one time, in the aggregate;

(16)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Holdings III or any direct or indirect parent company thereof;

(17)	advances, loans or extensions of trade credit in the ordinary course of business by Holdings III or any of its Restricted Subsidiaries; and

(18)	Investments in or with respect to the Issuer’s jointly funded alliance with respect to the 300 millimeter wafer fabrication in Crolles, France, as in effect on the Issue Date, and any amendment, modification or restructuring thereof, or any successor or replacement alliance or arrangement with respect thereto, or any additional alliance or arrangement with respect to 300 millimeter or larger wafer fabrication (in each case whether or not located in Crolles, France); provided that the aggregate fair market value of any such Investments in any calendar year shall not exceed an amount equal to:

(a)	$150.0 million, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum carryover of $250.0 million; plus

(b)	the amount of 300 Millimeter Asset Sale Proceeds received during such calendar year, with unused 300 Millimeter Asset Sale Proceeds in any calendar year being carried over to succeeding calendar years without any maximum carryover amount; provided that the aggregate amount of Investments made pursuant to this clause (b) shall not exceed $500.0 million; minus

(c)	the amount of 300 Millimeter R&D Expenses incurred during such calendar year that is added back to Consolidated Net Income of Holdings III with respect to such calendar year in arriving at EBITDA of Holdings III with respect to such calendar year (including with respect to such calendar year reducing the amounts available under the immediately preceding clauses (a) and (b), as applicable, for carryovers to succeeding calendar years).

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing the Existing Senior Secured Notes, any Guarantee of the Existing Senior Secured Notes and other obligations under the Existing Senior Secured Notes and the indenture governing the Existing Senior Secured Notes;

(7)	Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (12)(b) of the second paragraph under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8)	Liens existing on the Issue Date;

(9)	Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by Holdings III or any of its Restricted Subsidiaries;

(10)	Liens on property or other assets at the time Holdings III or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings III or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by Holdings III or any of its Restricted Subsidiaries;

(11)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings III or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12)	Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(13)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings III or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(15)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings III and its Restricted Subsidiaries in the ordinary course of business;

(16)	Liens in favor of Holdings III, the Issuer or any Subsidiary Guarantor;

(17)	Liens on equipment of Holdings III or any of its Restricted Subsidiaries granted in the ordinary course of business to Holdings III’s clients;

(18)	Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(19)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and (10); provided, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and (10) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(20)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(21)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $65.0 million at any one time outstanding;

(22)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings III or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings III and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings III or any of its Restricted Subsidiaries in the ordinary course of business;

(28)	Liens securing obligations owed by Holdings III or any Restricted Subsidiary to any lender under the Senior Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(29)	during a Suspension Period only, Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the 10.75% Notes), and Indebtedness represented by Sale and Leaseback Transactions in an amount not to exceed 15% of Total Assets at any one time outstanding;

(30)	Liens securing Indebtedness the proceeds of which are used to develop or construct new facilities (or any improvements to existing facilities) or equipment (or any improvements to existing equipment) designed primarily for the purpose of air or water pollutions control; provided that such Indebtedness is permitted to be incurred by the terms of the Indenture and such Liens do not extend to any assets of Holdings III or its Restricted Subsidiaries other than the assets acquired or improved with the proceeds of the Indebtedness secured by such Lien; and

(31)	any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (1) the board of directors of Holdings III shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings III and the applicable Securitization Subsidiary, (2) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by Holdings III) and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Holdings III) or (b) constituting a receivables financing facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the 10.75% Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the 10.75% Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchaser.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by Holdings III or a Restricted Subsidiary in exchange for assets transferred by Holdings III or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, Holdings IV, Holdings V, the Issuer and any other direct or indirect Subsidiary of Holdings III (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings III or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings III or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Holdings III or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment related to the Specified Contract Rights subject to a Qualified Securitization Facility that is a securitization financing facility (and not a receivables financing facility) and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings III or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which Holdings III or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Credit Facilities” means the Credit Facilities entered into as of the Transaction Date by and among the Issuer, Holdings III, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as

Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1)	all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities, the Existing Senior Notes and related Guarantees, and the 10.75% Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)	all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3)	any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes or any related Guarantee; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided , that Senior Indebtedness shall not include:

(a)	any obligation of such Person to Holdings III or any of its Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by Holdings III and its Restricted Subsidiaries on the Issue Date and any reasonable extension thereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified Contract Rights” means certain intellectual property licenses, agreements or other contracts giving rise to not more than $100 million of annual accounts receivable, royalty or other intellectual property revenue streams or other rights to payment.

“Subordinated Indebtedness” means, with respect to the 10.75% Notes,

(1)	any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the 10.75% Notes, and

(2)	any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the 10.75% Notes.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(x)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Guarantor other than the Parent Guarantors.

“Total Assets” means the total assets of Holdings III and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings III or such other Person as may be expressly stated.

“Transaction” means the transactions contemplated by the Transaction Agreement, the tender offer and consent solicitation relating to the Old Notes, the issuance of the Existing Senior Unsecured Notes and the Existing Senior Subordinated Notes and borrowings under the Senior Credit Facilities as in effect on the Transaction Date.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of September 15, 2006 by and among Freescale Semiconductor, Inc., the Issuer and Firestone Holdings LLC, as in effect on the Transaction Date.

“Transaction Date” means December 1, 2006.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 1, 2015; provided, that if the period from the Redemption Date to such date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of Holdings III which at the time of determination is an Unrestricted Subsidiary (as designated by Holdings III, as provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

Holdings III may designate any Subsidiary of Holdings III (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding the Issuer and any Subsidiary of Holdings III as to which the Issuer is a Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings III or any Subsidiary of Holdings III (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Holdings III;

(2)	such designation complies with the covenants described under “Certain Covenants — Limitation on Restricted Payments”; and

(3)	each of:

(a)	the Subsidiary to be so designated; and

(b)	its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings III or any Restricted Subsidiary.

Holdings III may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)	Holdings III could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2)	the Fixed Charge Coverage Ratio for Holdings III its Restricted Subsidiaries would be equal to or greater than such ratio for Holdings III and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by Holdings III shall be notified by Holdings III to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of Holdings III or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)	the sum of all such payments.

“Wholly Owned Subsidiary” means, with respect to a Subsidiary of any Person, a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF THE 8.05% EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the term “Issuer” refers to Freescale Semiconductor, Inc., and not to any of its Subsidiaries, (ii) the term “Holdings V” refers to Freescale Semiconductor Holdings V, Inc., the direct parent of the Issuer, (iii) the term “Holdings IV” refers to Freescale Semiconductor Holdings IV, Ltd., the direct parent of Holdings V, (iv) the term “Holdings III” refers to Freescale Semiconductor Holdings III, Ltd., the direct parent of Holdings IV, (v) the term “Holdings II” refers to Freescale Semiconductor Holdings II, Ltd., the direct parent of Holdings III, (vi) the term “Holdings I” refers to Freescale Semiconductor Holdings I, Ltd., the direct parent of Holdings II, (vii) the term “Restricted Parent Guarantors” refers to Holdings III, Holdings IV and Holdings V and (viii) the terms “we,” “our” and “us” each refer to Holdings III and its consolidated Subsidiaries, including the Issuer. Holdings I and Holdings II are not subject to the covenants applicable to Holdings III and its Restricted Subsidiaries (including the Issuer), including the covenant described under “— Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets,” and are only subject to a limited set of the Events of Default described under “— Events of Default and Remedies.”

The 8.05% exchange notes will be issued by the Issuer under the Indenture, dated as of June 10, 2011 (the “Indenture”), among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), which is the same Indenture under which the 8.05% outstanding notes were issued. The 8.05% exchange notes and any 8.05% outstanding notes remaining outstanding after the consummation of the exchange offer will constitute a single class for all purposes under the Indenture. As used below in this Description of the 8.05% Exchange Notes section, the “8.05% Notes” means the 8.05% exchange notes offered hereby. The terms of the 8.05% Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the 8.05% Notes. You may request copies of the Indenture at our address set forth under “Available Information.”

Brief Description of the 8.05% Notes

The 8.05% Notes:

•	will be unsecured senior obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities and the Existing Senior Notes) of the Issuer;

•

will be effectively subordinated to all secured Indebtedness of the Issuer (including the Senior Credit Facilities and the Existing Senior Secured Notes), to the extent of the collateral securing such Indebtedness;

•

will be structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Issuer that do not guarantee the 8.05% Notes;

•	will be senior in right of payment to any Subordinated Indebtedness (including the Existing Senior Subordinated Notes) of the Issuer; and

•

will be initially guaranteed on a senior unsecured basis by the Guarantors and will also be guaranteed in the future by each Subsidiary, if any, that guarantees Indebtedness under the Senior Credit Facilities.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the 8.05% Notes, whether for payment of principal of, premium, if any, or interest in respect of the 8.05% Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Parent Guarantors and SigmaTel, LLC will initially guarantee the 8.05% Notes and, in the future, each other direct and indirect Subsidiary of Holdings III that guarantees Indebtedness under the Senior Credit Facilities will guarantee the 8.05% Notes. Each of the Guarantees of the 8.05% Notes will be a general unsecured obligation of each Guarantor and will be pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, will be effectively subordinated to all secured Indebtedness of each such entity, to the extent of the collateral securing such Indebtedness, and will be senior in right of payment to all existing and future Subordinated Indebtedness (including the Existing Senior Subordinated Notes) of each such entity. The 8.05% Notes will be structurally subordinated to Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of Holdings III (other than the Issuer) that do not guarantee the 8.05% Notes.

Initially, except for SigmaTel, LLC, none of the Issuer’s Subsidiaries will guarantee the 8.05% Notes. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary, such Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to the Issuer. We estimate that non-Guarantor Subsidiaries of the Issuer accounted for approximately $3,499 million, or 78.5%, of the net sales of Holdings I, and approximately $268 million of net income (Holdings I had a total net loss of $1,053 million), for the year ended December 31, 2010, and approximately $1,584 million, or 49.1%, of its total assets (net of cash and cash equivalents) as of December 31, 2010; and approximately $883 million, or 74.0%, of the net sales of Holdings I, and approximately $46 million, or 31.1%, of its net loss, for the three months ended April 1, 2011 and approximately $1,529 million, or 49.9%, of its total assets (net of cash and cash equivalents) as of April 1, 2011. Amounts (other than net income) are presented after giving effect to intercompany eliminations.

The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Subsidiary Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee is rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors — Risks Related to Our Indebtedness and the Notes — Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.”

Any Subsidiary Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed Obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged upon:

(1)	(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case made in compliance with the applicable provisions of the Indenture;

(b)	the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c)	the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d)	the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuer’s Obligations under the Indenture in accordance with the terms of the Indenture; and

(2)	such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

The Guarantees of Holdings I and Holdings II may be released without the consent of any Holder.

Ranking

The payment of the principal of, premium, if any, and interest on the 8.05% Notes and the payment of any Guarantee will rank pari passu in right of payment to all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities and the Existing Senior Notes.

The 8.05% Notes and the Guarantees will be effectively subordinated in right of payment to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Secured Indebtedness. As of April 1, 2011, on an As Adjusted Basis, the Issuer would have had $4,273 million of Secured Indebtedness, consisting primarily of Secured Indebtedness under the Senior Credit Facilities and the Existing Senior Secured Notes. As of April 1, 2011, on an As Adjusted Basis, the Issuer had a committed capacity of $425 million and $400 million of borrowing capacity under the revolving portion of the Senior Credit Facilities and the option to raise incremental term or revolving facilities under the Issuer’s Senior Credit Facilities of up to $76 million. On April 1, 2011, on an As Adjusted Basis, the Issuer had approximately $25 million in letters of credit outstanding under the Senior Credit Facilities. As of April 1, 2011, on an As Adjusted Basis, Holdings III’s only indebtedness would have consisted of its guarantees of the Issuer’s obligations under the Senior Credit Facilities, the Existing Senior Notes, the 10.75% outstanding notes, the 8.05% outstanding notes and the Existing Senior Subordinated Notes. Holdings III’s guarantee of the Senior Credit Facilities and the Existing Senior Secured Notes is secured by the stock of Holdings V.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer, the Restricted Parent Guarantors and Holdings III’s other Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness and may be Secured Indebtedness. The Indenture does not limit the amount of additional Indebtedness that Holdings I and Holdings II may incur. See “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the 8.05% Notes

The Issuer will maintain one or more paying agents for the 8.05% Notes. The initial paying agent for the 8.05% Notes will be the Trustee.

The Issuer will also maintain one or more registrars and a transfer agent. The initial registrar and transfer agent with respect to the 8.05% Notes will be the Trustee. The registrar will maintain a register reflecting ownership of the 8.05% Notes outstanding from time to time and the transfer agent will make payments on and facilitate transfer of the 8.05% Notes on behalf of the Issuer.

The Issuer may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

So long as the 8.05% Notes are listed on an exchange and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange 8.05% Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of 8.05% Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any 8.05% Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer will not be required to transfer or exchange any 8.05% Note for a period of 15 days before a selection of 8.05% Notes to be redeemed. The registered Holder of a 8.05% Note will be treated as the owner of the 8.05% Note for all purposes.

Principal, Maturity and Interest

The 8.05% Notes will mature on February 1, 2020. Subject to compliance with the covenant described below under the caption “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional 8.05% senior notes due 2020 from time to time under the Indenture (“Additional 8.05% Notes”). The 8.05% Notes, 8.05% outstanding notes and any Additional 8.05% Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments. Unless the context requires otherwise, references to “8.05% Notes” for all purposes of the Indenture and this “Description of the 8.05% Exchange Notes” include any Additional 8.05% Notes. The 8.05% Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

Interest on the 8.05% Notes will accrue at the rate of 8.05% per annum. Interest on the 8.05% Notes will be payable semi-annually in arrears on each February 1 and August 1, commencing on February 1, 2012, to the Holders of 8.05% Notes of record on the immediately preceding January 15 and July 15. Interest on the 8.05% Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the 8.05% Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment of Interest

Cash payments of principal of, premium, if any, and interest on the 8.05% Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, cash payment of interest may be made by check mailed to the Holders of the 8.05% Notes at their respective addresses set forth in the register of Holders; provided that (a) all cash payments of principal, premium, if any, and interest with respect to the 8.05% Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all cash payments of principal, premium, if any, and interest with respect to certificated 8.05% Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the 8.05% Notes. However, under certain circumstances, the Issuer may be required to offer to purchase 8.05% Notes as described under the caption “Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase 8.05% Notes in the open market or otherwise.

Additional Amounts

All payments that any Guarantor that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (each a “Foreign Payor”) makes under or with respect to the 8.05% Notes or any Guarantee, will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charges (including penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which any Foreign Payor is incorporated, organized or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the 8.05% Notes or by any taxing authority therein or political subdivision thereof (each, as applicable, a “Relevant Taxing Jurisdiction”), unless the applicable Foreign Payor is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If a Foreign Payor is required to withhold or deduct any amount for, or on account of, Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the 8.05% Notes or any Guarantee, such Foreign Payor will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder of the 8.05% Notes after such withholding or deduction will be not less than the amount such Holder would have received if such Taxes had not been required to be withheld or deducted.

Notwithstanding the foregoing, no Foreign Payor will be required to pay Additional Amounts to a Holder of 8.05% Notes in respect of or on account of:

(1)	any Taxes that are imposed or levied by a Relevant Taxing Jurisdiction by reason of such Holder’s present or former connection with such Relevant Taxing Jurisdiction, including such Holder being or having been a citizen, national, or resident, being or having been engaged in a trade or business, being, or having been, physically present in or having or having had a permanent establishment in a Relevant Taxing Jurisdiction (but not including, in each case, any connection arising from the mere receipt or holding of 8.05% Notes or the receipt of payments thereunder or under a Guarantee or the exercise or enforcement of rights under any 8.05% Notes or the Indenture or a Guarantee);

(2)	any Taxes that are imposed or levied by reason of the failure of such Holder, following the written request of any Foreign Payor (as the case may be) addressed to such Holder (and made at a time that would enable such Holder acting reasonably to comply with that request) made in accordance with the notice procedures set forth in the Indenture, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of withholding or deduction of, Taxes imposed by the Relevant Taxing Jurisdiction (including a certification that such Holder is not resident in the Relevant Taxing Jurisdiction);

(3)	any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(4)	any Tax that is payable otherwise than by withholding or deduction from payments made under or with respect to the 8.05% Notes;

(5)	any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of the 8.05% Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or holder thereof would have been entitled to Additional Amounts had the 8.05% Notes been presented for payment on any date during such 30-day period;

(6)	any Tax except to the extent it exceeds any Tax that would have been required to be withheld from payments to the Holder if such payments were made by the Issuer; or

(7)	any combination of items (1) through (6) above.

In addition, Additional Amounts will not be paid with respect to the 8.05% Notes to a Holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of the payment under or with respect to the 8.05% Notes, to the extent that payment would be required by the laws of a Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in that limited liability company or a beneficial owner who would not have been entitled to the Additional Amounts had it been the Holder of the 8.05% Notes.

The relevant Foreign Payor will (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law.

At least 30 calendar days prior to each date on which any payment under or with respect to the 8.05% Notes is due and payable, if the relevant Foreign Payor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the 8.05% Notes is due and payable, in which case it will be promptly thereafter), the relevant Foreign Payor will deliver to the Trustee an officer’s certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to the applicable Holders on the payment date. The relevant Foreign Payor will promptly publish a notice in accordance with the notice provisions set forth in the Indenture stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

Upon written request, the relevant Foreign Payor will furnish to the Trustee or to a Holder of the 8.05% Notes copies of tax receipts evidencing the payment of any Taxes by such Foreign Payor in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to such Foreign Payor. If, notwithstanding the efforts of such Foreign Payor to obtain such receipts, the same are not obtainable, such Foreign Payor will provide the Trustee or the applicable Holder with other evidence reasonably satisfactory to the Trustee or such Holder.

In addition, the Issuer, any Guarantor and any Successor Company, as the case may be, will pay any present or future stamp, issue, registration, court, documentation, excise or property taxes or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by or in any Relevant Taxing Jurisdiction in respect of the execution, issue, enforcement or delivery of the 8.05% Notes or any other document or instrument referred to thereunder (other than on or in connection with a transfer of the 8.05% Notes other than the initial resale by the Initial Purchaser).

Whenever the Indenture, the 8.05% Notes or this “Description of the 8.05% Exchange Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any 8.05% Note or with respect to any Guarantee, such reference includes the payment of Additional Amounts, if applicable.

Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem the 8.05% Notes at its option.

At any time prior to June 1, 2015, the Issuer may redeem all or a part of the 8.05% Notes, upon notice as described under “— Selection and Notice”, at a redemption price equal to 100% of the principal amount of the 8.05% Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after June 1, 2015 the Issuer may redeem the 8.05% Notes, in whole or in part, upon notice as described under the heading “— Selection and Notice”, at the redemption prices (expressed as percentages of principal amount of the 8.05% Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Senior 8.05% Notes Percentage
2015	104.025%
2016	102.683%
2017	101.342%
2018 and thereafter	100.000%

In addition, until June 1, 2014, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of 8.05% Notes and 8.05% outstanding notes issued by it at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the stated interest rate per annum on the 8.05% Notes, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of 8.05% Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings; provided that (i) at least 50% of the sum of the aggregate principal amount of 8.05% Notes and 8.05% outstanding notes originally issued under the Indenture and any Additional 8.05% Notes and 8.05% outstanding notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. So long as any 8.05% Notes are listed on a stock exchange, and to the extent required by such stock exchange, the Issuer will notify the stock exchange of any such notice of redemption. In addition, the Issuer will notify the stock exchange of the principal amount of any 8.05% Notes outstanding following any partial redemption of 8.05% Notes.

Selection and Notice

If the Issuer is redeeming less than all of the 8.05% Notes issued by it at any time, the Trustee will select the 8.05% Notes to be redeemed (a) if the 8.05% Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the 8.05% Notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason by lot or by such other method as the Trustee shall deem fair and appropriate. No 8.05% Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be transmitted, at least 30 but not more than 60 days before the redemption date to each Holder of 8.05% Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be transmitted more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the 8.05% Notes or a satisfaction and discharge of the Indenture. If any 8.05% Note is to be redeemed in part only, any notice of redemption that relates to such 8.05% Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

The Issuer will issue a new 8.05% Note in a principal amount equal to the unredeemed portion of the original 8.05% Note in the name of the Holder upon cancellation of the original 8.05% Note. 8.05% Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on 8.05% Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

The 8.05% Notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding 8.05% Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the 8.05% Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the 8.05% Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, or otherwise transmit to each Holder of 8.05% Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with a copy to the Trustee, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all 8.05% Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any 8.05% Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuer defaults in the payment of the Change of Control Payment, all 8.05% Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any 8.05% Notes purchased pursuant to a Change of Control Offer will be required to surrender such 8.05% Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such 8.05% Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their tendered 8.05% Notes and their election to require the Issuer to purchase such 8.05% Notes, provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the 8.05% Notes, the principal amount of 8.05% Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered 8.05% Notes and its election to have such 8.05% Notes purchased;

(7)	that if the Issuer is redeeming less than all of the 8.05% Notes, the Holders of the remaining 8.05% Notes will be issued new 8.05% Notes and such new 8.05% Notes will be equal in principal amount to the unpurchased portion of the 8.05% Notes surrendered. The unpurchased portion of the 8.05% Notes must be equal to at least $2,000 or an integral multiple of $1,000 thereafter;

(8)	if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)	the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of 8.05% Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)	accept for payment all 8.05% Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all 8.05% Notes or portions thereof so tendered, and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the 8.05% Notes so accepted together with an Officer’s Certificate to the Trustee stating that such 8.05% Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities do, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the Senior Credit Facilities, we could seek a waiver of such default or seek to refinance the Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under the Senior Credit Facilities being declared due and payable and cause a Qualified Securitization Facility to be wound down.

Other existing Indebtedness of the Issuer contains, and future Indebtedness of the Issuer may contain, provisions that would require such Indebtedness to be repurchased upon a Change of Control (which includes the Existing Senior Notes and the Existing Senior Subordinated Notes). Moreover, the exercise by Holders of 8.05% Notes or other Indebtedness of their right to require us to repurchase their 8.05% Notes or other Indebtedness could cause a default under existing or future Indebtedness of the Issuer, even if the Change of Control itself does not result in a default under existing or future Indebtedness. Finally, our ability to pay cash to holders of 8.05% Notes upon a Change of Control repurchase may be limited by our financial resources at the time of such repurchase as well as our outstanding Indebtedness agreements at such time. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase 8.05% Notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under our existing Indebtedness, and may constitute a default under future Indebtedness as well.

The Change of Control purchase feature of the 8.05% Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchaser and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants — Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the 8.05% outstanding notes and 8.05% Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the 8.05% Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all 8.05% Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Holdings III to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Holdings III. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of 8.05% Notes may require the Issuer to make an offer to repurchase the 8.05% Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the 8.05% Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the 8.05% Notes and 8.05% outstanding notes.

Asset Sales

The Indenture provides that Holdings III will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1)	Holdings III or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Holdings III or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on Holdings III’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings III or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the 8.05% Notes, that are assumed by the transferee of any such assets and for which Holdings III and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b)	any securities received by Holdings III or such Restricted Subsidiary from such transferee that are converted by Holdings III or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c)	any Designated Non-cash Consideration received by Holdings III or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, Holdings III or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)	to permanently reduce:

(a)	Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto;

(b)	Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c)	Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the 8.05% Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their 8.05% Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of 8.05% Notes that would otherwise be prepaid; or

(d)	Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Holdings III or another Restricted Subsidiary;

(2)	to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings III or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3)	to make an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in Holdings III or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Holdings III, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, Holdings III or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, the Issuer shall make an offer to all Holders of the 8.05% Notes and, if required by the terms of any Indebtedness that is pari passu with the 8.05% Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the 8.05% Notes and such Pari Passu Indebtedness that is at least $2,000 or an integral multiple of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $100.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days or with respect to Excess Proceeds of $100.0 million or less.

To the extent that the aggregate amount of 8.05% Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of 8.05% Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the 8.05% Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the 8.05% Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the 8.05% Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the 8.05% Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the 8.05% Notes and 8.05% outstanding notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that (i) the 8.05% Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, the covenants specifically listed under the following captions in this “Description of the 8.05% Exchange Notes” section of this prospectus will not be applicable to the 8.05% Notes (collectively, the “Suspended Covenants”):

(1)	“Repurchase at the Option of Holders — Asset Sales”;

(2)	“— Limitation on Restricted Payments”;

(3)	“— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)	clause (4) of each of the first and third paragraphs of “— Merger, Consolidation or Sale of All or Substantially All Assets”;

(5)	“— Transactions with Affiliates”;

(6)	“— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7)	“— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

During any period that the foregoing covenants have been suspended, Holdings III may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while Holdings III and its Restricted Subsidiaries are not subject to the Suspended Covenants, the 8.05% Notes will be entitled to substantially less covenant protection. In the event that Holdings III and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the 8.05% Notes below an Investment Grade Rating, then Holdings III and its Restricted Subsidiaries will thereafter again be subject to the

Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period”. The Guarantees of the Subsidiary Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

During any Suspension Period, Holdings III will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction; provided, that Holdings III or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if (i) Holdings III or such Restricted Subsidiary could have incurred a Lien to secure the Indebtedness attributable to such Sale and Lease-Back Transaction pursuant to “— Liens” below without equally and ratably securing the 8.05% Notes pursuant to the covenant described under such section; and (ii) the consideration received by Holdings III or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with “— Repurchase at the Option of Holders — Asset Sales” above; provided, further, that the foregoing provisions shall cease to apply on and subsequent to the Reversion Date following such Suspension Period.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by Holdings III or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described above under the caption “— Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In addition, for purposes of clause (3) of the first paragraph under the caption “— Limitation on Restricted Payments”, all events set forth in such clause (3) occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments Holdings III or any Restricted Subsidiary is permitted to make pursuant to such clause (3).

There can be no assurance that the 8.05% Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

Holdings III will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any payment or distribution on account of Holdings III’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a)	dividends or distributions by Holdings III payable solely in Equity Interests (other than Disqualified Stock) of Holdings III; or

(b)	dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, Holdings III or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings III or any direct or indirect parent of Holdings III, including in connection with any merger, amalgamation or consolidation;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a)	Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	immediately after giving effect to such transaction on a pro forma basis, Holdings III could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings III and its Restricted Subsidiaries after the Measurement Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a)	50% of the Consolidated Net Income of Holdings III for the period (taken as one accounting period and including the predecessor) beginning on October 2, 2010, to the end of Holdings III’s recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)	100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Holdings III since immediately after the Measurement Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)	(A) Equity Interests of Holdings III, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x)	Equity Interests to members of management, directors or consultants of Holdings III, any direct or indirect parent company of Holdings III and Holdings III’s Subsidiaries after the Measurement Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y)	Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to Holdings III, Equity Interests of Holdings III’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii)	debt securities of Holdings III that have been converted into or exchanged for such Equity Interests of Holdings III;

provided, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of Holdings III sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c)	100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of Holdings III following the Measurement Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

(d)	100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i)	the sale or other disposition (other than to Holdings III or a Restricted Subsidiary) of Restricted Investments made by Holdings III or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings III or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by Holdings III or its Restricted Subsidiaries, in each case after the Measurement Date; or

(ii)	the sale (other than to Holdings III or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by Holdings III or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Measurement Date; plus

(e)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Measurement Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $100.0 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by Holdings III or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)

(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of Holdings III or any Equity Interests of any direct or indirect parent company of Holdings III, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Holdings III or any direct or indirect parent company of Holdings III to the extent contributed to Holdings III (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock

(other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Holdings III) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)	the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Holdings III, the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Holdings III, the Issuer or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b)	such new Indebtedness is subordinated to the 8.05% Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c)	such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings III or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of Holdings III, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $75.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $100.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings III and, to the extent contributed to Holdings III, Equity Interests of any of Holdings III’s direct or indirect parent companies, in each case to members of management, directors or consultants of Holdings III, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Measurement Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by Holdings III or its Restricted Subsidiaries after the Measurement Date; less

(c)	the amount of any Restricted Payments made after the Measurement Date with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to Holdings III from members of management of Holdings III, any of Holdings III’s direct or indirect parent companies or any of Holdings III’s Restricted

Subsidiaries in connection with a repurchase of Equity Interests of Holdings III or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings III or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)	(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings III after the Measurement Date;

(b)	the declaration and payment of dividends to a direct or indirect parent company of Holdings III, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Measurement Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to Holdings III from the sale of such Designated Preferred Stock; or

(c)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided , in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Holdings III and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made after the Measurement Date pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9)	the declaration and payment of dividends on Holdings III’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of Holdings III’s common stock or the common stock of any of its direct or indirect parent companies after the Measurement Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to Holdings III in or from any such public offering, other than public offerings with respect to Holdings III’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10)	Restricted Payments that are made with Excluded Contributions;

(11)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $450.0 million;

(12)	distributions or payments of Securitization Fees;

(13)	any Restricted Payment made in connection with the Transaction and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “— Transactions with Affiliates”;

(14)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales”; provided that all 8.05% Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15)	the declaration and payment of dividends by Holdings III to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a)	franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)	foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of Holdings III and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Holdings III and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were Holdings III, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c)	customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Holdings III to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings III and its Restricted Subsidiaries;

(d)	general corporate operating and overhead costs and expenses of any direct or indirect parent company of Holdings III to the extent such costs and expenses are attributable to the ownership or operation of Holdings III and its Restricted Subsidiaries; and

(e)	fees and expenses other than to Affiliates of Holdings III related to any unsuccessful equity or debt offering of such parent entity; and

(16)	the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings III or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided , that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Holdings III’s Subsidiaries, including Holdings IV, Holdings V and the Issuer, are Restricted Subsidiaries. Holdings III will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings III and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Holdings III will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings III will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, that Holdings III may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Holdings III and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations do not apply to:

(1)	the incurrence of Indebtedness under Credit Facilities by Holdings III, the Issuer or any other Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, when taken together with the aggregate principal amount (or, if issued with original issue discount, the accreted value) of Existing Senior Secured Notes then outstanding, of $5,250.0 million outstanding at any one time;

(2)	the incurrence by the Issuer and any Guarantor of Indebtedness represented by the 8.05% Notes or the 8.05% outstanding notes (including any Guarantee) (other than any Additional 8.05% Notes);

(3)	Indebtedness of Holdings III and its Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by Holdings III or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (4) not to exceed 4.0% of Total Assets at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(5)	Indebtedness incurred by Holdings III or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)	Indebtedness arising from agreements of Holdings III or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that

(a)	such Indebtedness is not reflected on the balance sheet of Holdings III, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b)	the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdings III and its Restricted Subsidiaries in connection with such disposition;

(7)	Indebtedness of Holdings III to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor (other than the Issuer) is expressly subordinated in right of payment to the 8.05% Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings III or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8)	Indebtedness of a Restricted Subsidiary to Holdings III or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (other than the Issuer), such Indebtedness is expressly subordinated in right of payment to the Guarantee of the 8.05% Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to Holdings III or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(9)	shares of Preferred Stock of a Restricted Subsidiary issued to Holdings III or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings III or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11)	obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Holdings III or any of its Restricted Subsidiaries in the ordinary course of business;

(12)

(a) Indebtedness or Disqualified Stock of Holdings III and Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or any Restricted Subsidiary equal to 200% of the net cash proceeds received by Holdings III since immediately after the Transaction Date from the issue or sale of Equity Interests of Holdings III or cash contributed to the capital of Holdings III (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to Holdings III or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “— Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “— Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of Holdings III and Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or, subject to the third paragraph of this covenant, any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $900.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Holdings III or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13)	the incurrence by Holdings III or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness:

(a)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b)	to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the 8.05% Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the 8.05% Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c)	shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings III that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or the Issuer;

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings III that is not a Guarantor (other than the Issuer) that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor or the Issuer; or

(iii)	Indebtedness, Disqualified Stock or Preferred Stock of Holdings III or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(14)	Indebtedness, Disqualified Stock or Preferred Stock of (x) Holdings III or, subject to the third paragraph of this covenant, a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by Holdings III or any Restricted Subsidiary or merged into Holdings III or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition, amalgamation or merger, either

(a)	Holdings III would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b)	the Fixed Charge Coverage Ratio of Holdings III and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, amalgamation or merger;

(15)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16)	Indebtedness of Holdings III or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)	(a) any guarantee by Holdings III or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b)	any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18)	Indebtedness consisting of Indebtedness issued by Holdings III or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings III or any direct or indirect parent company of Holdings III to the extent described in clause (4) of the second paragraph under the caption “— Limitation on Restricted Payments”;

(19)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20)	Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Holdings III and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings III and its Restricted Subsidiaries;

(21)	Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis; and

(22)	Indebtedness of Holdings III or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business.

Restricted Subsidiaries of Holdings III that are not Guarantors (other than the Issuer) may not incur Indebtedness or Disqualified Stock or Preferred Stock under the first paragraph of this covenant or clause 12(b) or 14(x) of the second paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors (other than the Issuer) incurred or issued pursuant to the first paragraph of this covenant and clauses 12(b) and 14(x) of the second paragraph of this covenant, collectively, would exceed $1,250.0 million.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (22) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings III, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that all Indebtedness outstanding under the Senior Credit Facilities and the Existing Senior Secured Notes on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the second paragraph above; and

(2)	at the time of incurrence, Holdings III will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or

Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that Holdings III will not, and will not permit any Guarantor or the Issuer to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of Holdings III, such Guarantor or the Issuer, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the 8.05% Notes or Holdings III’s or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Holdings III, such Guarantor or the Issuer, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

Holdings III will not, and will not permit the Issuer, Holdings IV, Holdings V or any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of Holdings III, the Issuer, Holdings IV, Holdings V or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the 8.05% Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the 8.05% Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the 8.05% Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (c) Liens securing Indebtedness under Credit Facilities permitted to be incurred under the covenant described above under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Indebtedness permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.00.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the 8.05% Notes is a corporation;

(2)	the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture, the 8.05% Notes and the Registration Rights Agreement pursuant to supplemental indentures or other documents or instruments;

(3)	immediately after such transaction, no Default exists;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b)	the Fixed Charge Coverage Ratio for Holdings III and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for Holdings III and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the fourth succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the 8.05% Notes and the Registration Rights Agreement; and

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture, the Guarantees and the 8.05% Notes, as applicable. Notwithstanding the immediately preceding clauses (3) and (4),

(1)	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2)	the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness of Holdings III and its Restricted Subsidiaries is not increased thereby.

Holdings III may not consolidate, amalgamate or merge with or into or wind up into (whether or not Holdings III is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	Holdings III is the surviving corporation or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings III) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the jurisdiction of organization of Holdings III or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Guarantor”);

(2)	the Successor Guarantor, if other than Holdings III, expressly assumes all the obligations of Holdings III under the 8.05% Notes pursuant to supplemental indentures or other documents or instruments;

(3)	immediately after such transaction, no Default exists;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Successor Guarantor or Holdings III would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b)	the Fixed Charge Coverage Ratio for the Successor Guarantor or Holdings III, as applicable, and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for Holdings III and its Restricted Subsidiaries immediately prior to such transaction;

(5)	Holdings III shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Guarantor will succeed to, and be substituted for Holdings III under the Indenture, the Guarantees and the 8.05% Notes, as applicable. Notwithstanding the immediately preceding clauses (3) and (4),

(1)	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to Holdings III, and

(2)	Holdings III may merge with its Affiliate solely for the purpose of reincorporating Holdings III in another jurisdiction so long as the amount of Indebtedness of Holdings III and its Restricted Subsidiaries is not increased thereby and so long as the surviving entity (if not Holdings III) assumes all of Holdings III’s obligations under the Indenture, the 8.05% Notes, the Registration Rights Agreement and its Guarantee in connection with such reincorporation.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor (other than Holdings I, Holdings II and Holdings III) will, and Holdings III will not permit any Guarantor (other than Holdings I and Holdings II) to, consolidate, amalgamate or merge with or into or wind up into (whether or not Holdings III, the Issuer or such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	(a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person being herein called the “Successor Person”);

(b)	the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c)	immediately after such transaction, no Default exists; and

(d)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2)	the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders — Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to Holdings III, the Issuer or any Guarantor and any Guarantor may merge with a Subsidiary of Holdings III solely for the purpose of reincorporating the Guarantor in another jurisdiction so long as the amount of Indebtedness of Holdings III and its Restricted Subsidiaries is not increased thereby and so long as the surviving entity (if not the Guarantor) assumes all of the Guarantor’s obligations under its Guarantee in connection with such reincorporation.

Holdings III shall, directly or indirectly, at all times own 100% of the Equity Interests of the Issuer (other than Equity Interests held by employees of the Issuer or any Restricted Subsidiary as of the Issue Date and Equity Interests issued in exchange therefor).

Transactions with Affiliates

Holdings III will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings III (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to Holdings III or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings III or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)	the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $60.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among Holdings III or any of its Restricted Subsidiaries;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “— Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3)	the payment of management, consulting, monitoring, advisory and other fees and related expenses pursuant to any Management Fee Agreement and the termination fees pursuant to any Management Fee Agreement, or any amendment thereto so long as any such Management Fee Agreement or any such amendment is not more disadvantageous in the good faith judgment of Holdings III to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Transaction Date;

(4)	the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former officers, directors, employees or consultants of Holdings III, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5)	transactions in which Holdings III or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings III or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Holdings III or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings III or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6)	any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7)	the existence of, or the performance by Holdings III or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, that the existence of, or the performance by Holdings III or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8)	the Transaction and the payment of all fees and expenses related to the Transaction;

(9)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Holdings III and its Restricted Subsidiaries, in the reasonable determination of the board of directors of Holdings III or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10)	the issuance of Equity Interests (other than Disqualified Stock) of Holdings III to any Permitted Holder or to any director, officer, employee or consultant of Holdings III, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11)	sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(12)	payments by Holdings III or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of Holdings III in good faith;

(13)	payments or loans (or cancellation of loans) to employees or consultants of Holdings III, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of Holdings III in good faith;

(14)	investments by any of the Investors in securities of Holdings III or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(15)	any transactions with respect to the Issuer’s jointly funded alliance with respect to the 300 millimeter wafer fabrication in Crolles, France, as in effect on the Transaction Date, and any amendment, modification or restructuring thereof, or any successor or replacement alliance or arrangement with respect thereto, or any additional alliance or arrangement with respect to 300 millimeter or larger wafer fabrication (in each case whether or not located in Crolles, France) which successor or replacement alliance or arrangement is otherwise permitted under the Indenture.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Holdings III will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)	(a) pay dividends or make any other distributions to Holdings III or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)	pay any Indebtedness owed to Holdings III or any of its Restricted Subsidiaries;

(2)	make loans or advances to Holdings III or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Holdings III or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation, the indentures governing the Existing Senior Secured 8.05% Notes and the related documentation, Hedging Obligations, the indenture governing the Existing Senior Unsecured Notes and the related documentation and the indenture governing the Existing Senior Subordinated Notes and the related documentation and the indentures governing the Old Notes and the related documentation;

(b)	the Indenture and the 8.05% Notes;

(c)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)	applicable law or any applicable rule, regulation or order;

(e)	any agreement or other instrument of a Person acquired by Holdings III or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into Holdings III or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(f)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings III pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k)	customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings III, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m)	restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of Holdings III are necessary or advisable to effect such Qualified Securitization Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

Holdings III will not permit any of its Restricted Subsidiaries, other than a Guarantor or the Issuer, to guarantee the payment of any Indebtedness (or any interest on such Indebtedness) under the Senior Credit Facilities, unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the 8.05% Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the 8.05% Notes;

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Holdings III or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3)	such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a)	such Guarantee has been duly executed and authorized; and

(b)	such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

Reports and Other Information

Notwithstanding that Holdings III may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or that Holdings III does not otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires Holdings III to file with the SEC (and make available to the Trustee and Holders of the 8.05% Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1)

within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2)	within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3)	promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4)	any other information, documents and other reports which Holdings III would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form (assuming Holdings III were a U.S. person with only unsecured debt registered under the Securities Act); provided that Holdings III shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Holdings III will make available such information to prospective purchasers of 8.05% Notes, in addition to providing such information to the Trustee and the Holders of the 8.05% Notes, in each case within 15 days after the time Holdings III would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, Holdings III will agree that, for so long as any 8.05% Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For so long as Holdings I, Holdings II or any other direct or indirect parent company of Holdings III is a Guarantor, the Indenture permits Holdings III to satisfy its obligations in this covenant with respect to financial information relating to Holdings III by furnishing financial information relating to Holdings I, Holdings II or such other parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings I, Holdings II or such other parent, on the one hand, and the information relating to Holdings III and its Restricted Subsidiaries on a standalone basis, on the other hand, or, at Holdings III’s option, substantially in the form required by Rule 3-10(d) of Regulation S-X or any successor thereto.

Notwithstanding anything herein to the contrary, Holdings III will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until 120 days after the date any report hereunder is due.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the 8.05% Notes;

(2)	default for 30 days or more in the payment when due of interest on or with respect to the 8.05% Notes;

(3)	failure by Holdings III, the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the 8.05% Notes and 8.05% outstanding notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the 8.05% Notes;

(4)

default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings III or any of its Restricted Subsidiaries or the payment of which is guaranteed by Holdings III or any of its Restricted

Subsidiaries, other than Indebtedness owed to Holdings III or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the 8.05% Notes, if both:

(a)	such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5)	failure by Holdings III or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)	certain events of bankruptcy or insolvency with respect to Holdings III, the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7)	the Guarantee of any Restricted Parent Guarantor or Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Restricted Parent Guarantor or any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee, upon receipt of actual written notice of a default, or the Holders of at least 30% in principal amount of the then total outstanding 8.05% outstanding notes and 8.05% Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 8.05% outstanding notes and 8.05% Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding 8.05% outstanding notes and 8.05% Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the 8.05% Notes if it believes in good faith that acceleration is not in the best interests of the Holders of the 8.05% Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding 8.05% outstanding notes and 8.05% Notes by notice to the Trustee may on behalf of the Holders of all of the 8.05% Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any 8.05% Note held by a non-consenting Holder) and rescind any acceleration with respect to the 8.05% Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the 8.05% Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)	the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the 8.05% Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a 8.05% Note may pursue any remedy with respect to the Indenture or the 8.05% Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 30% in principal amount of the total outstanding 8.05% outstanding notes and 8.05% Notes have requested the Trustee to pursue the remedy;

(3)	Holders of the 8.05% outstanding notes and the 8.05% Notes have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the total outstanding 8.05% outstanding notes and 8.05% Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding 8.05% outstanding notes and 8.05% Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee without any liability to the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a 8.05% Note or that would involve the Trustee in personal liability.

The Indenture provides that Holdings III is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Holdings III is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Holdings III, the Issuer or any Guarantor (other than in the case of stockholders of the Issuer, any Parent Guarantor or any Subsidiary Guarantor, any Parent Guarantor, the Issuer or another Subsidiary Guarantor) or any of their parent companies shall have any liability, for any obligations of the Issuer or the Guarantors under the 8.05% Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting 8.05% Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 8.05% Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the 8.05% Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the 8.05% Notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1)	the rights of Holders of 8.05% Notes to receive payments in respect of the principal of, premium, if any, and interest on the 8.05% Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2)	the Issuer’s obligations with respect to 8.05% Notes concerning issuing temporary 8.05% Notes, registration of such 8.05% Notes, mutilated, destroyed, lost or stolen 8.05% Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the 8.05% Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the 8.05% Notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all its obligations under its Guarantee of the 8.05% Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the 8.05% Notes:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the 8.05% Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the 8.05% Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such 8.05% Notes and the Issuer must specify whether such 8.05% Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)	the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)	since the issuance of the 8.05% Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the 8.05% Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the 8.05% Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Existing Senior Notes, the Existing Senior Subordinated Notes, the indentures pursuant to which the Existing Senior Notes were issued, the indenture pursuant to which the Existing Senior Subordinated Notes were issued or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6)	the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally (including Section 547 of Title 11 of the United States Code) under any applicable U.S. Federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

(7)	the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all 8.05% Notes, when either:

(1)	all 8.05% Notes theretofore authenticated and delivered, except lost, stolen or destroyed 8.05% Notes which have been replaced or paid and 8.05% Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)	(a) all 8.05% Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the 8.05% Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the 8.05% Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to the Indenture or the 8.05% Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Existing Senior Notes, the Existing Senior Subordinated Notes, the indentures pursuant to which the Existing Senior Notes were issued, the indenture pursuant to which the Existing Senior Subordinated Notes were issued or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(c)	the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the 8.05% Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the 8.05% Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the 8.05% outstanding notes and 8.05% Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, 8.05% Notes, and any existing Default or compliance with any provision of the Indenture, any Guarantee or the 8.05% Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding 8.05% outstanding notes and 8.05% Notes, other than 8.05% outstanding notes and 8.05% Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the 8.05% outstanding notes and 8.05% Notes).

The Indenture provides that, without the consent of each affected Holder of 8.05% Notes, an amendment or waiver may not, with respect to any 8.05% Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such 8.05% Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed final maturity of any such 8.05% Note or alter or waive the provisions with respect to the redemption of such 8.05% Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any 8.05% Note;

(4)	waive a Default in the payment of principal of or premium, if any, or interest on the 8.05% Notes, except a rescission of acceleration of the 8.05% Notes by the Holders of at least a majority in aggregate principal amount of the 8.05% outstanding notes and the 8.05% Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)	make any 8.05% Note payable in money other than that stated therein;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the 8.05% Notes;

(7)	make any change in these amendment and waiver provisions;

(8)	impair the right of any Holder to receive payment of principal of, or interest on such Holder’s 8.05% Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s 8.05% Notes;

(9)	make any change to or modify the ranking of the 8.05% Notes that would adversely affect the Holders;

(10)	except as expressly permitted by the Indenture, modify the Guarantees of any Restricted Parent Guarantor or Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in any manner adverse to the Holders of the 8.05% Notes; or

(11)	make any change in the provisions described under “— Additional Amounts” that adversely affects the rights of any Holder of 8.05% Notes or amend the terms of any 8.05% Notes or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or 8.05% Notes without the consent of any Holder;

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated 8.05% Notes of such series in addition to or in place of certificated 8.05% Notes;

(3)	to comply with the covenant relating to mergers, amalgamations, consolidations and sales of assets;

(4)	to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(8)	to add a Guarantor under the Indenture or to remove any Parent Guarantor that is not a Restricted Parent Guarantor;

(9)	to conform the text of the Indenture, Guarantees or the 8.05% Notes to any provision of this “Description of the 8.05% Exchange Notes” to the extent that such provision in this “Description of the 8.05% Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or 8.05% Notes; or

(10)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of 8.05% Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the 8.05% Notes; provided, that (i) compliance with the Indenture as so amended would not result in 8.05% Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer 8.05% Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding 8.05% outstanding notes and 8.05% Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions and without liability to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the 8.05% Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the 8.05% Notes and any Guarantee are and will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since a significant portion of our operating assets and the operating assets of our Subsidiaries are situated outside the United States, any judgment obtained in the United States against us or any of our Subsidiaries, including judgments with respect to the payment of principal, interest, Additional Amounts, redemption price and any purchase price with respect to the 8.05% Notes, may not be collectible within the United States.

Each of Holdings I, Holdings II, Holdings III and Holdings IV has been advised by Conyers Dill & Pearman Limited, its special Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against Holdings I, Holdings II, Holdings III or Holdings IV, respectively, or any of their directors or officers under the securities laws of the United States or entertain actions in Bermuda against Holdings I, Holdings II, Holdings III or Holdings IV or any of their directors or officers under the U.S. securities laws. Further, Conyers Dill & Pearman Limited has also advised us that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce the judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to the public policy of Bermuda. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for a Holder of the 8.05% Notes to recover against Holdings I, Holdings II, Holdings III or Holdings IV based upon such judgments.

Consent to Jurisdiction and Service

Each of Holdings I, Holdings II, Holdings III and Holdings IV and any Subsidiary Guarantor that is a Foreign Subsidiary will appoint CT Corporation System as its agent for actions relating to the 8.05% Notes, the Indenture or the Registration Rights Agreement or brought under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“300 Millimeter R&D Expenses” means, with respect to any period, the amount of research and development expenses of Holdings III and its Restricted Subsidiaries for such period, on a consolidated basis, relating to any 300 millimeter or larger wafer fabrication alliance or arrangement of Holdings III or any of its Restricted Subsidiaries other than the strategic alliance relating to the manufacturing of 300 millimeter wafers in Crolles, France in existence on the Transaction Date (any such alliance or arrangement, a “300 Millimeter Arrangement”); provided, that the amount of such research and development expenses with respect to any such 300 Millimeter Arrangement constituting 300 Millimeter R&D Expenses for such period for purposes hereof shall not exceed the greater of (i) the amount of any negative EBITDA with respect to such 300 Millimeter Arrangement for such period and (ii) the amount of any Equalization Payments with respect to such 300 Millimeter Arrangement for such period.

“300 Millimeter Asset Sale” means any sale of any assets of Holdings III or any Restricted Subsidiary relating to the Issuer’s alliance with respect to the 300 millimeter wafer fabrication in Crolles, France; provided that no asset sale shall constitute a 300 Millimeter Asset Sale to the extent that, after giving effect to such asset sale, the aggregate amount of 300 Millimeter Asset Sale Proceeds with respect to all 300 Millimeter Asset Sales shall exceed $500 million.

“300 Millimeter Asset Sale Proceeds” means the aggregate cash proceeds received by Holdings III or any of its Restricted Subsidiaries in respect of any 300 Millimeter Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any 300 Millimeter Asset Sale, net of the direct costs relating to such 300 Millimeter Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Holdings III or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings III or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other postemployment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”

(including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any 8.05% Note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such 8.05% Note; and

(2)	the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such 8.05% Note at June 1, 2015 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such 8.05% Note through June 1, 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such 8.05% Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Holdings III or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)	any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) no longer used in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of Holdings III or the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants — Limitation on Restricted Payments”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50.0 million;

(e)	any disposition of property or assets by Holdings III or a Restricted Subsidiary of Holdings III, or the issuance of securities by a Restricted Subsidiary of Holdings III, in either case, to Holdings III or another Restricted Subsidiary of Holdings III;

(f)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the Indenture;

(j)	sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(k)	any financing transaction with respect to property built or acquired by Holdings III or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l)	the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m)	the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(o)	any 300 Millimeter Asset Sale.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	(a) pounds sterling, euros or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9)	readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11)	investment funds investing 90% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

At any time at which the value, calculated in accordance with GAAP, of all investments of Holdings III and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (11) above exceeds the Indebtedness of Holdings III and its Restricted Subsidiaries, “Cash Equivalents” shall also mean any investment (a “Qualifying Investment”) that satisfies the following two conditions: (a) the Qualifying Investment is of a type described in clauses (1) through (10) of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (1) through (10) requiring a shorter maturity); and (b) the weighted average effective maturity of such Qualifying Investment and all other investments that were made as Qualifying Investments in accordance with this paragraph, does not exceed two years from the date of such Qualifying Investment.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings III and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2)	Holdings III becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Holdings III (directly or through the acquisition of voting power of Voting Stock of any of Holdings III’s direct or indirect parent companies).

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” with respect to the Existing Senior Notes, the Existing Senior Subordinated Notes or other securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, that, without duplication,

(1)	any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction or any multi-year strategic initiatives), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(3)	any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded,

(5)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings III shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to Holdings III or a Restricted Subsidiary thereof in respect of such period,

(6)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Holdings III will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings III or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7)	effects of adjustments (including the effects of such adjustments pushed down to Holdings III and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)	any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10)	any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(11)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12)	[intentionally omitted] and

(13)	the following items shall be excluded:

(a)	any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(b)	any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (i) related to currency remeasurements of Indebtedness and (ii) resulting from hedge agreements for currency exchange risk.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants — Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings III and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings III and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings III or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of Holdings III and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) Holdings III’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of Holdings III and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Qualified Securitization Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of Holdings III and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by Holdings III.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to Holdings III or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Holdings III or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of Holdings III, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings III or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings III or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of Holdings III or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants — Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the 8.05% Notes or the date the 8.05% Notes are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings III or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings III or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1)	increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(a)	provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax and Texas margin tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the 8.05% Notes, the Existing Senior Notes, the Existing Senior Subordinated Notes and the Credit Facilities and (ii) any amendment or other modification of the 8.05% Notes, the Existing Senior Notes, the Existing Senior Subordinated Notes and the Credit Facilities and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charges, integration costs or other business optimization expenses (including cost and expenses relating to inventory optimization programs, wafer fabrication facility closures and new systems design and implementation costs) or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Measurement Date, and costs related to the closure and/or consolidation of facilities; plus

(f)	any other non-cash charges, including any write offs or write downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)	the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under any Management Fee Agreement or otherwise to the Investors or Permira Advisers LLC to the extent otherwise permitted under “Certain Covenants — Transactions with Affiliates” and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i)

the amount of net cost savings projected by Holdings III in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken no later than 36 months after the Measurement Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $200 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j)	the amount of loss on sale of receivables, Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(k)	any costs or expense incurred by Holdings III or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings III or net cash proceeds of an issuance of Equity Interest of Holdings III (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments”; plus

(l)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m)	any net loss from disposed or discontinued operations; plus

(n)	interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables; plus

(o)	300 Millimeter R&D Expenses to the extent that the amount of such 300 Millimeter R&D Expenses could have been made as investments under clause (18) of the definition of “Permitted Investments”;

(2)	decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a)	non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(b)	any net income from disposed or discontinued operations; and

(3)	increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equalization Payment” means, with respect to any period for any 300 Millimeter Arrangement, the payment made by Holdings III or any of its Restricted Subsidiaries in respect of its applicable share, determined pursuant to the terms of such 300 Millimeter Arrangement, of the depreciation and amortization expenses or charges in respect of capital expenditures made with respect to such 300 Millimeter Arrangement for such period that are recorded as research and development expenses of, but do not otherwise constitute Consolidated Depreciation and Amortization Expense of, Holdings III and its Restricted Subsidiaries on a consolidated basis for such period.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Holdings III or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)	public offerings with respect to Holdings III’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of Holdings III; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Holdings III from

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of Holdings III or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings III) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings III,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of Holdings III on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments.”

“Existing Senior Notes” means the Existing Senior Secured Notes and the Existing Senior Unsecured Notes.

“Existing Senior Secured Notes” means the Issuer’s (a) 10 1/8% Senior Secured Notes due 2018 issued pursuant to the Indenture dated as of February 19, 2010, among the Issuer, the Guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, and (b) 9 1/4% Senior Secured Notes due 2018 issued pursuant to the Indenture dated as of April 13, 2010, among the Issuer, the Guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Existing Senior Unsecured Notes” means (a) the Issuer’s Senior Floating Rate Notes due 2014, the Issuer’s 9  1/8% / 9 7/8% Senior PIK-Election Notes due 2014 and the Issuer’s 8 7/8% Senior Notes due 2014 issued pursuant to the Indenture dated as of December 1, 2006, among the Issuer, the Guarantors listed therein and The Bank of New York Mellon, as Trustee and (b) the Issuer’s 10.75% Senior Notes due 2020 issued pursuant to the Indenture, dated as of September 30, 2010, among the Issuer, the Guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Existing Senior Subordinated Notes” means the Issuer’s 10  1/8% Senior Subordinated Notes due 2016 issued pursuant to the Indenture dated as of December 1, 2006, among, the Issuer, the Guarantors listed therein and The Bank of New York Mellon, as Trustee.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Holdings III in good faith; provided that if the fair market value is equal to or exceeds $100.0 million, such determination shall be made by the board of directors of Holdings III in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings III or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Holdings III or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings III or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, disposition, merger, amalgamation or consolidation (including the Transaction) and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings III (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings III to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings III may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1)	Consolidated Interest Expense of such Person for such period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Transaction Date.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the 8.05% Notes.

“Guarantor” means the Parent Guarantors and each Subsidiary of Holdings III, if any, that Guarantees the 8.05% Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a 8.05% Note is registered on the registrar’s books.

“Holdings I” means Freescale Semiconductor Holdings I, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings II” means Freescale Semiconductor Holdings II, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings III” means Freescale Semiconductor Holdings III, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings IV” means Freescale Semiconductor Holdings IV, Ltd., a Bermuda exempted limited liability company, and its successors.

“Holdings V” means Semiconductor Holdings V, Inc., a Delaware corporation.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable;

(d)	representing any Hedging Obligations; or

(e)	during a Suspension Period only, obligations of the lessee for rental payments in respect of Sale and Lease-Back Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of Holdings III appearing upon the balance sheet of Holdings III solely by reason of push-down accounting under GAAP shall be excluded;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided , that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Qualified Securitization Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Holdings III, qualified to perform the task for which it has been engaged.

“Initial Purchaser” means Barclays Capital Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings III and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings III in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants — Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to Holdings III’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings III at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings III shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	Holdings III’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to Holdings III’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Holdings III or a Restricted Subsidiary in respect of such Investment.

“Investors” means The Blackstone Group, The Carlyle Group, Permira funds advised by Permira Advisers LLC, Texas Pacific Group and, if applicable, each of their respective Affiliates and funds or partnerships managed by any of them or their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means June 10, 2011.

“Issuer” means Freescale Semiconductor, Inc., a Delaware corporation (and not to any of its Subsidiaries) and its successors.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Fee Agreement” means any management agreement between certain of the management companies associated with the Investors or their advisors, if applicable, and the Issuer.

“Measurement Date” means September 30, 2010.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by Holdings III or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders — Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Holdings III or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings III or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person. Unless otherwise indicated, Officer shall refer to an Officer of Holdings III.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of any Person, that meets the requirements set forth in the Indenture.

“Old Notes” means the 6.875% senior notes due 2011 issued by Freescale Semiconductor, Inc. and the 7.125% Notes due 2014 issued by Freescale Semiconductor, Inc.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Holdings III, the Issuer or the Trustee.

“Parent Guarantors” means Holdings I, Holdings II, Holdings III, Holdings IV and Holdings V.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Holdings III or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders — Asset Sales.”

“Permitted Holders” means each of the Investors and members of management of Holdings III or its direct or indirect parent companies on the Transaction Date who are holders of Equity Interests of Holdings III (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings III or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1)	any Investment in Holdings III or any of its Restricted Subsidiaries;

(2)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)	any Investment by Holdings III or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings III or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)	any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under “Repurchase at the Option of Holders — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Measurement Date;

(6)	any Investment acquired by Holdings III or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by Holdings III or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(b)	as a result of a foreclosure by Holdings III or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8)	any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) after the Measurement Date that are at that time outstanding, not to exceed 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Holdings III, or any of its direct or indirect parent companies; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants — Limitations on Restricted Payments”;

(10)	guarantees of Indebtedness permitted under the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants — Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) after the Measurement Date that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14)	Investments in or relating to a Securitization Subsidiary that, in the good faith determination of Holdings III are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15)	advances to, or guarantees of Indebtedness of, employees not in excess of $25.0 million outstanding at any one time, in the aggregate;

(16)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Holdings III or any direct or indirect parent company thereof;

(17)	advances, loans or extensions of trade credit in the ordinary course of business by Holdings III or any of its Restricted Subsidiaries; and

(18)	Investments in or with respect to the Issuer’s jointly funded alliance with respect to the 300 millimeter wafer fabrication in Crolles, France, as in effect on the Issue Date, and any amendment, modification or restructuring thereof, or any successor or replacement alliance or arrangement with respect thereto, or any additional alliance or arrangement with respect to 300 millimeter or larger wafer fabrication (in each case whether or not located in Crolles, France); provided that the aggregate fair market value of any such Investments in any calendar year shall not exceed an amount equal to:

(a)	$150.0 million, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum carryover of $250.0 million; plus

(b)	the amount of 300 Millimeter Asset Sale Proceeds received during such calendar year, with unused 300 Millimeter Asset Sale Proceeds in any calendar year being carried over to succeeding calendar years without any maximum carryover amount; provided that the aggregate amount of Investments made pursuant to this clause (b) shall not exceed $500.0 million; minus

(c)	the amount of 300 Millimeter R&D Expenses incurred during such calendar year that is added back to Consolidated Net Income of Holdings III with respect to such calendar year in arriving at EBITDA of Holdings III with respect to such calendar year (including with respect to such calendar year reducing the amounts available under the immediately preceding clauses (a) and (b), as applicable, for carryovers to succeeding calendar years).

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing the Existing Senior Secured Notes, any Guarantee of the Existing Senior Secured Notes and other obligations under the Existing Senior Secured Notes and the indenture governing the Existing Senior Secured Notes;

(7)	Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (12)(b) of the second paragraph under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8)	Liens existing on the Issue Date;

(9)	Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by Holdings III or any of its Restricted Subsidiaries;

(10)	Liens on property or other assets at the time Holdings III or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings III or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by Holdings III or any of its Restricted Subsidiaries;

(11)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings III or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12)	Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(13)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings III or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(15)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings III and its Restricted Subsidiaries in the ordinary course of business;

(16)	Liens in favor of Holdings III, the Issuer or any Subsidiary Guarantor;

(17)	Liens on equipment of Holdings III or any of its Restricted Subsidiaries granted in the ordinary course of business to Holdings III’s clients;

(18)	Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(19)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and (10); provided, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and (10) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(20)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(21)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $65.0 million at any one time outstanding;

(22)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27)

Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings III or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings III and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings III or any of its Restricted Subsidiaries in the ordinary course of business;

(28)	Liens securing obligations owed by Holdings III or any Restricted Subsidiary to any lender under the Senior Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(29)	during a Suspension Period only, Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the 8.05% Notes), and Indebtedness represented by Sale and Leaseback Transactions in an amount not to exceed 15% of Total Assets at any one time outstanding;

(30)	Liens securing Indebtedness the proceeds of which are used to develop or construct new facilities (or any improvements to existing facilities) or equipment (or any improvements to existing equipment) designed primarily for the purpose of air or water pollutions control; provided that such Indebtedness is permitted to be incurred by the terms of the Indenture and such Liens do not extend to any assets of Holdings III or its Restricted Subsidiaries other than the assets acquired or improved with the proceeds of the Indebtedness secured by such Lien; and

(31)	any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (1) the board of directors of Holdings III shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings III and the applicable Securitization Subsidiary, (2) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by Holdings III) and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Holdings III) or (b) constituting a receivables financing facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the 8.05% Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the 8.05% Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchaser.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by Holdings III or a Restricted Subsidiary in exchange for assets transferred by Holdings III or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, Holdings IV, Holdings V, the Issuer and any other direct or indirect Subsidiary of Holdings III (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s Rating Services and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings III or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings III or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Holdings III or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment related to the Specified Contract Rights subject to a Qualified Securitization Facility that is a securitization financing facility (and not a receivables financing facility) and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings III or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which Holdings III or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Credit Facilities” means the Credit Facilities entered into as of the Transaction Date by and among the Issuer, Holdings III, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1)	all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities, the Existing Senior Notes and related Guarantees, and the 8.05% Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)	all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3)	any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Existing Senior Subordinated Notes or any related Guarantee; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided , that Senior Indebtedness shall not include:

(a)	any obligation of such Person to Holdings III or any of its Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by Holdings III and its Restricted Subsidiaries on the Issue Date and any reasonable extension thereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified Contract Rights” means certain intellectual property licenses, agreements or other contracts giving rise to not more than $100 million of annual accounts receivable, royalty or other intellectual property revenue streams or other rights to payment.

“Subordinated Indebtedness” means, with respect to the 8.05% Notes,

(1)	any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the 8.05% Notes, and

(2)	any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the 8.05% Notes.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(x)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Guarantor other than the Parent Guarantors.

“Total Assets” means the total assets of Holdings III and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings III or such other Person as may be expressly stated.

“Transaction” means the transactions contemplated by the Transaction Agreement, the tender offer and consent solicitation relating to the Old Notes, the issuance of the Existing Senior Unsecured Notes and the Existing Senior Subordinated Notes and borrowings under the Senior Credit Facilities as in effect on the Transaction Date.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of September 15, 2006 by and among the Issuer, Firestone Acquisition Corporation and Firestone Holdings LLC, as in effect on the Transaction Date.

“Transaction Date” means December 1, 2006.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to June 1, 2015; provided, that if the period from the Redemption Date to such date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of Holdings III which at the time of determination is an Unrestricted Subsidiary (as designated by Holdings III, as provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

Holdings III may designate any Subsidiary of Holdings III (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding the Issuer and any Subsidiary of Holdings III as to which the Issuer is a Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings III or any Subsidiary of Holdings III (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Holdings III;

(2)	such designation complies with the covenants described under “Certain Covenants — Limitation on Restricted Payments”; and

(3)	each of:

(a)	the Subsidiary to be so designated; and

(b)	its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings III or any Restricted Subsidiary.

Holdings III may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)	Holdings III could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2)	the Fixed Charge Coverage Ratio for Holdings III its Restricted Subsidiaries would be equal to or greater than such ratio for Holdings III and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by Holdings III shall be notified by Holdings III to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of Holdings III or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)	the sum of all such payments.

“Wholly Owned Subsidiary” means, with respect to a Subsidiary of any Person, a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The exchange of an outstanding note for an exchange note pursuant to the exchange offer will not constitute a “significant modification” of the outstanding note for United States federal income tax purposes and, accordingly, the exchange note received will be treated as a continuation of the outstanding note in the hands of such holder. As a result, there will be no United States federal income tax consequences to a holder who exchanges an outstanding note for an exchange note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the exchange note as it had in the outstanding note immediately before the exchange. A holder who does not exchange its outstanding note for an exchange note pursuant to the exchange offer will not recognize any gain or loss, for United States federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that for a period of up to 90 days after the date of this prospectus, we will use our reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus as such broker-dealer may reasonably request. In addition, until                     , 2011, all dealers that effect transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the Expiration Date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of all of the sellers of outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the exchange notes and related guarantees offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain matters with respect to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited.

EXPERTS

The consolidated financial statements of Freescale Semiconductor Holdings I, Ltd. and subsidiaries as of December 31, 2009 and 2010, and for each of the years in the three-year period ended December 31, 2010, have been included herein in reliance on the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the guarantors or the exchange Notes, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Holdings I files periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.freescale.com. You may access Holdings I’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

GLOSSARY

150, 200, 300 millimeter	Wafer size refers to the diameter of the silicon wafer used in manufacturing. Manufacturers use 150 millimeter (6-inch), 200 millimeter (8-inch) and 300 millimeter (12-inch) wafers, with 200 millimeter and 300 millimeter being the most commonly used. Larger wafers typically have a lower cost per integrated circuit and the larger the wafer size, the more parts or ‘die’ can fit on a single wafer.

32-bit ARM microcontrollers	Microcontroller based on a 32-bit processor core developed and licensed by ARM Holdings plc.

77 GHz radar system	Radar is an object-detection system that uses electromagnetic radio waves to determine the range, altitude, direction, or speed of both moving and fixed objects such as motor vehicles and terrain. The radar device transmits pulses of radio waves or microwaves which bounce off any object in their path and return a part of the wave’s energy to the device. 77 GHz is a high radio frequency that allows for fast and highly accurate radar data collection.

802.15.4 Chipsets	Integrated circuit chipsets based on the IEEE 802.15.4 standard, which specifies the physical layer and media access control for low-rate wireless personal area networks. It is the basis for Zigbee connectivity offers and is maintained by the IEEE 802.15 working group.

8-, 16-, 32-, and 64-bit products	Products that access data, such as memory addresses or other data units, in multiples of 8-digit blocks (known as bytes).

45, 55 and 90 nanometer geometric node	Transistor size is measured in nanometers. Most advanced digital devices built today use 90 nanometer geometry nodes, with more advanced processes using 65, 45 or 32 nanometer geometry nodes.

Accelerometer	Device to measure the acceleration of a physical object.

Advanced CMOS	Advanced complementary metal oxide semiconductor is a technology for constructing integrated circuits.

Analog	A form of transmission that is a continuous wave of an electrical signal that varies in frequency and/or amplitude in response to variations of physical phenomena such as human speech or music.

Application processor	An MPU that processes data for a specific application, in contrast with one that performs control functions.

ARM architecture	A processor architecture based on a 32-bit reduced instruction set developed by ARM Holdings plc.

ARM Cortex A9	An embedded microprocessor architecture developed by ARM Holdings plc that addresses the higher performance needs of applications that also require lower power consumption and heat production.

ARM Cortex-M4 architecture	An embedded microcontroller architecture based on a 32-bit reduced instruction set architecture developed by ARM Holdings plc to address digital signal control markets, including motor control, automotive, power management, embedded audio and industrial automation.

Back-end	The packaging, assembly and testing stages of the semiconductors manufacturing process, which takes place after electronic circuits are imprinted on silicon wafers in the front-end process.

BiCMOS	Capability that combines bipolar transistors and CMOS.

CAN	Controller area network. A vehicle protocol designed to allow microcontrollers and devices to communicate with each other within a vehicle.

CDMA	Code division multiple access is a channel access method used by various radio communication technologies.

CDMA2000	CDMA2000 is a family of 3rd generation (3G) mobile technology standards that use CDMA channel access to send voice, data, and signaling data between mobile phones and cell sites. The set of standards includes: CDMA2000 1X, CDMA2000 EV-DO Rev. 0, CDMA2000 EV-DO Rev. A, and CDMA2000 EV-DO Rev. B.

CodeWarrior	CodeWarrior is Freescale’s integrated development environment for the creation of software that runs on a number of embedded systems.

ColdFire, ColdFire+	ColdFire and ColdFire+ are a family of Freescale proprietary single and multi-core 32-bit microcontrollers.

CMOS	Complementary metal oxide semiconductor. The most common integrated circuit fabrication technology in the semiconductor industry. The technology is used to make integrated circuits where small size and high speed are important.

Communications processors	Processors used in networking equipment.

Core	A core is an independent actual processor.

CPU	CPU is a central processing unit.

Digital	A form of transmission where data is represented by a series of bits or discrete values such as 0 and 1.

Distributors	An organization or set of organizations (go-betweens) involved in the process of making a product or service available for use or consumption by a consumer or business user.

DMOS	Diffused metal on silicon oxide semiconductor. A process technology used to manufacture integrated circuits that can operate at high voltage.

DSC	Digital signal controller. A processor device that combines features commonly found in MCUs and DSPs that is used in a wide range of applications including motor control, power conversion, and sensor processing applications.

DSP	Digital signal processor. A specialized microprocessor optimized to process sequences of numbers or symbols which represent signals.

EDGE	Enhanced data rates for GSM evolution (also known as Enhanced GPRS or E-GPRS) is a digital mobile phone technology that allows improved data transmission rates as a backward-compatible extension of GSM. EDGE is considered a pre-3G radio technology.

Embedded processors	Embedded processors are stand-alone semiconductors that perform dedicated or embedded computing functions in electronic systems.

Embedded Processor Solution	The combination of embedded processors, complementary semiconductor devices and software.

Fab (or wafer fab)	A semiconductor fabrication facility in which front-end manufacturing processes take place.

Fabless semiconductor company	A semiconductor company that does not have any internal wafer fab manufacturing capacity but instead focuses on designing and marketing its products, while outsourcing manufacturing to an independent foundry.

Foundry	A semiconductor manufacturer that manufactures chips for third parties.

Front-end	The wafer processing stage of the semiconductors manufacturing process in which electronic circuits are imprinted onto raw silicon wafers. This stage is followed by the packaging, assembly and testing stages, which together comprise the back-end process.

GSM	Global system for mobile communications is the world’s most popular standard for mobile telephone systems and is considered a 2nd generation (2G) mobile phone system.

H/EV	Hybrid and all-electric vehicles. Vehicles that utilize batteries and other electric power sources alone or in combination with combustion engines.

HSPA+	HSPA+, also known as evolved high-speed packet access, is a 3G wireless broadband standard.

HVAC	Heating, ventilating and air conditioning systems used in residential and commercial buildings, and automobiles.

IC	Integrated circuit. A miniaturized electronic circuit that has been manufactured in the surface of a thin substrate of semiconductor material.

iDen	Integrated digital enhanced network is a mobile telecommunications technology, developed by Motorola. By using speech compression and time division multiple access, iDen can place more users in a given spectral space, compared to analog cellular and two-way radio systems.

IEEE	The Institute of Electrical and Electronics Engineers or IEEE is a non-profit professional association dedicated to advancing technological innovation related to electricity.

i.MX	i.MX application processors are a family of Freescale proprietary single and multi-core 32-bit microcontrollers built on ARM technologies.

i.MX6	A family of Freescale proprietary microprocessors for multimedia applications based on the ARM Cortex A9 architecture and focused on low power consumption.

In-process research and development	The value allocated to incomplete research and development projects in acquisitions treated as purchases.

Kbps	Kilobits per second. A kilobit per second is a unit of data transfer rate equal to 1000 bits per second or 125 bytes per second (8 bits = 1 byte).

Kinetis	A family of Freescale proprietary microcontrollers for industrial and general purpose market applications based on the ARM Cortex-M4 architecture and focused on low power consumption, high performance and high precision mixed signal capability.

LDMOS	Laterally diffused metal oxide semiconductor. A transistor used in RF/microwave power amplifiers.

LIBOR	London interbank offered rate is the daily reference rate based on the interest rates at which banks borrow unsecured funds from other banks in the wholesale money (interbank lending) market.

LIN	Local interconnect network. The LIN is a communication channel protocol or computer networking system used within current automotive network architectures to allow microcontrollers and devices to communicate with each other within a vehicle.

LTE	Long term evolution is a standard in mobile network technology that specifies data transmission requirements - downlink peak rates at least 100 Mbps, and uplink rates at least 50 Mbps - for mobile phones and mobile telecommunications. It is sometimes referred to as a 4th-generation network, or 4G.

Mbps	Megabits per second. A megabit per second is a unit of data transfer rate equal to 1 million bits per second, 1,000 kbps, or 125,000 bytes per second (8 bits = 1 byte).

MCU – Microcontroller	A microprocessor combined with memory and interface integrated on a single circuit and intended to operate as an embedded system.

Memory	Any device that can store data in machine readable format. Usually used synonymously with random access memory (RAM) and read only memory (ROM).

MEMS	Micro electro mechanical systems. Tiny mechanical devices that are built onto semiconductor chips and are measured in micrometers.

Micron	A metric unit of linear measure which equals one millionth of a meter. A human hair is about 100 microns in diameter.

Mixed-signal	The mixed-signal part of an application solution refers to the devices and sub-system solutions that translate real world analog signals and phenomena such as radio frequency communication and power signals, sound, light, temperature, pressure, acceleration, humidity and chemical characteristics into digital or power signals that can be fed into the central microprocessing or storage devices at the heart of an application system solution.

MOS	Metal oxide semiconductor. A metal insulator semiconductor structure in which the insulating layer is an oxide of the substrate material.

MOSFET	Metal oxide semiconductor field effect transistor. A device used for amplifying or switching electronic signals.

MPU – Microprocessor	A CPU contained in one chip and performs general or application specific processing functions.

MRAM	Magnetoresistive random access memory is a kind of non-volatile computer memory. Unlike conventional random access memory chip technologies that store data as electric charge or current flows, MRAM stores data as magnetic storage elements.

Multi-core processor	A multi-core processor is a single component with two or more cores.

Nanometer	A metric unit of linear measure which equals one billionth of a meter. There are 1,000 nanometers in 1 micron.

NVM	Non-volatile memory. Data stored in this memory is retained and accessible after power to the device is shut off.

ODM	Original design manufacturer. A company which manufactures a product which ultimately will be branded by another firm for sale.

OEM	Original equipment manufacturer. A manufacturer that designs and manufactures its products for the end consumer market.

Patent family	The equivalent patents and patent applications that protect the same invention, covering different geographical regions.

Platform-level	A combination of hardware and/or software that may be integrated with various input and output components and methodologies to form a complete platform optimized for product or application functionality.

Power Architecture technology	A processor architecture based on a reduced instruction set architecture actively developed by Power.org. Power.org is an organization whose purpose is to develop, enable and promote power architecture technology.

Power management	The process of managing power supplies to different components within a chipset, or a system composed of multiple chipsets and electronic components.

Power MOS	A specific type of metal oxide semiconductor designed to handle large amounts of power.

PowerQUICC	PowerQUICC is the name for a family of Power Architecture-based single and multi-core 32-bit microprocessors from Freescale.

Process technologies	The technologies used in front-end processes to convert raw silicon wafers into finished wafers containing hundreds or thousands of chips.

QorIQ	QorIQ is a brand of Power Architecture-based single and multi-core 32 and 64-bit system-on-a-chip processors from Freescale.

Qorivva	Qorivva is the name for a family of Power Architecture based microcontrollers from Freescale, targeted towards the automotive market.

Quad-core	A multi-core processor is a single component with two or more cores. A quad-core device would have four cores.

Radio frequency (RF)	A high frequency used in telecommunications. The term radio frequency refers to alternating current having characteristics such that, if the current is input to an antenna, an electromagnetic field is generated suitable for wireless broadcasting and/or communications.

RAM	Random access memory is a device that can store data in machine readable format. RAM is often used synonymously with memory.

Reduced instruction set	Reduced instruction set computing, or RISC, is a CPU design strategy based on the insight that simplified (as opposed to complex) instructions can provide higher performance if this simplicity enables much faster execution of each instruction. Well known RISC families include ARM and Power.

RF amplifier	An RF power amplifier is a type of electronic amplifier circuit used to convert a low-power radio-frequency signal into a larger signal of significant power, typically for driving the antenna of a transmitter.

RF transceiver	An RF transceiver uses RF modules that contain both transmitters and receivers.

ROM	Read only memory is a device that can store data in machine readable format. ROM is often used synonymously with memory.

Semiconductors	Generic term for devices such as transistors and integrated circuits that control the flow of electrical signals. The most common semiconductor material for use in integrated circuits is silicon.

Sensors	A sensor is a device that measures a physical quantity and converts it into a signal which can be read by an observer or by an instrument.

Silicon	A type of semiconducting material used to make wafers. Silicon is widely used in the semiconductor industry as a base material.

Silicon germanium (SiGe)	Silicon-germanium is an alloy that is commonly used as a semiconductor material in integrated circuits. This relatively new technology offers opportunities in mixed-signal circuit and analog circuit integrated circuits design and manufacture.

SMARTMOS	SMARTMOS technology is Freescale’s proprietary process that connects electronic systems to the physical world and human interface. Each generation of SMARTMOS technology allows improved analog, power and digital capabilities on a reduced chip size.

StarCore architecture	StarCore is a scalable and fully synthesizable platform used to develop DSPs.

System-on-a-chip (SoC)	System-on-a-chip (SoC) refers to integrating all components of a computer or other electronic system into a single integrated circuit (chip). It may contain digital, analog, mixed-signal, and often radio-frequency functions – all on a single chip substrate. A typical application is in the area of embedded systems.

System-level	A combination of hardware and/or software that may be integrated with various input and output components and methodologies to form a complete system optimized for product or application functionality.

TD-SCDMA	Time division synchronous code division multiple access is an air interface found in mobile telecommunications networks in China as an alternative to W-CDMA.

Utilization	The level of capacity that is being utilized at a manufacturing site, often quoted as a percentage of the maximum capacity. In general, higher utilization rates generate higher levels of operating efficiency.

VortiQa	Freescale’s proprietary software consisting of applications for the networking/telecommunications equipment market.

Wafer	A disk made of a semiconducting material, such as silicon, usually either 100, 125, 150, 200 or 300 millimeters in diameter, used to form the substrate of a chip. A finished wafer may contain several thousand chips.

Wafer fabrication	The process of building integrated circuits on wafer shaped semiconductor materials.

W-CDMA	Wideband code division multiple access is an air interface standard found in 3G mobile telecommunications networks.

White goods	A term which refers to large household appliances such as refrigerators, stoves, dishwashers and other similar items.

WiMAX	Worldwide interoperability for microwave access is a telecommunications protocol that provides fixed and mobile Internet access and was created by the WiMAX Forum.

Xtrinsic	Freescale’s brand of sensor products that combine multiple integrated circuit sensors, processor and customizable software to provide high degree of contextual awareness and decision making ability to end applications.

Zero defect quality processes	Quality control programs that measure product conformance to needs-based requirements and the resulting costs of defects, emphasizing defect prevention over correction, with the ultimate goal of attaining zero defects during the production, and delivery of products.

Zigbee	ZigBee is a specification for a suite of high level communication protocols using small, low-power digital radios based on the IEEE 802.15.4-2003 standard, such as electrical meters with in-home-displays and consumer electronics equipment via short-range radio needing low rates of data transfer.

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Freescale Semiconductor Holdings I, Ltd. Consolidated Financial Statements as of December 31, 2009 and 2010 and for the Years Ended December 31, 2008, 2009 and 2010
Report of Independent Registered Public Accounting Firm	F-2
Freescale Semiconductor Holdings I, Ltd. Consolidated Statements of Operations	F-3
Freescale Semiconductor Holdings I, Ltd. Consolidated Balance Sheets	F-4
Freescale Semiconductor Holdings I, Ltd. Statements of Shareholders’ Deficit	F-5
Freescale Semiconductor Holdings I, Ltd. Consolidated Statements of Cash Flows	F-6
Freescale Semiconductor Holdings I, Ltd. Notes to Consolidated Financial Statements	F-7

Freescale Semiconductor Holdings I, Ltd. Condensed Consolidated Financial Statements as of December 31, 2010 and April 1, 2011 and for the Three Months Ended April 2, 2010 and April 1, 2011
Freescale Semiconductor Holdings I, Ltd. Condensed Consolidated Statements of Operations (Unaudited)	F-60
Freescale Semiconductor Holdings I, Ltd. Condensed Consolidated Balance Sheets as of December 31, 2010 and April 1, 2011 (Unaudited)	F-61
Freescale Semiconductor Holdings I, Ltd. Condensed Consolidated Statements of Cash Flows (Unaudited)	F-62
Freescale Semiconductor Holdings I, Ltd. Notes to the Condensed Consolidated Financial Statements	F-63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Freescale Semiconductor Holdings I, Ltd.:

We have audited the accompanying consolidated balance sheets of Freescale Semiconductor Holdings I, Ltd. and subsidiaries (the “Company”) as of December 31, 2009 and 2010, and the related consolidated statements of operations, shareholders’ deficit and cash flows for the years ended December 31, 2008, 2009, and 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2010, and the results of their operations and their cash flows for the years ended December 31, 2008, 2009, and 2010, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Austin, Texas

February 10, 2011, except for Note 1, under “Reverse Stock Split and Change in Par Value,” as to which the date is May 25, 2011.

Freescale Semiconductor Holdings I, Ltd.

Consolidated Statements of Operations

(in millions, except per share data)	Year ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2010
Net sales	$5,226	$3,508	$4,458
Cost of sales	3,154	2,563	2,768

Gross margin	2,072	945	1,690
Selling, general and administrative	673	499	502
Research and development	1,140	833	782
Amortization expense for acquired intangible assets	1,042	486	467
Reorganization of business, contract settlement, and other	53	345	—
Impairment of goodwill and intangible assets	6,981	—	—
Merger expenses	11	—	—

Operating loss	(7,828)	(1,218)	(61)
Gain (loss) on extinguishment or modification of long-term debt, net	79	2,296	(417)
Other expense, net	(733)	(576)	(600)

(Loss) earnings before income taxes	(8,482)	502	(1,078)
Income tax benefit	(543)	(246)	(25)

Net (loss) earnings	$(7,939)	$748	$(1,053)

Net (loss) earnings per common share(1):
Basic	$(40.47)	$3.81	$(5.35)
Diluted	$(40.47)	$3.81	$(5.35)
Weighted average common shares outstanding(1):
Basic	196	196	197
Diluted	197	196	197

(1)	As adjusted for the impact of the 1-for-5.16 reverse stock split as discussed in Note 1.

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Consolidated Balance Sheets

(in millions, except per share data)	December 31, 2009	December 31, 2010
ASSETS
Cash and cash equivalents	$1,363	$1,043
Accounts receivable, net	379	457
Inventory, net	606	732
Other current assets	335	260

Total current assets	2,683	2,492
Property, plant and equipment, net	1,315	1,111
Intangible assets, net	780	309
Other assets, net	315	357

Total assets	$5,093	$4,269

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Notes payable and current portion of long-term debt and capital lease obligations	$114	$34
Accounts payable	300	431
Accrued liabilities and other	481	554

Total current liabilities	895	1,019
Long-term debt	7,430	7,582
Other liabilities	662	602

Total liabilities	8,987	9,203
Shareholders’ deficit:
Preferred shares(1), $0.01 par value, 100 shares authorized, no shares issued and outstanding at December 31, 2009 and 2010, respectively	—	—
Common shares(1), par value $0.01 per share; 900 shares authorized, 196 and 196 issued and outstanding at December 31, 2009 and 2010, respectively	2	2
Treasury shares at cost	(1)	(1)
Additional paid-in capital	7,258	7,287
Accumulated other comprehensive earnings	43	27
Accumulated deficit	(11,196)	(12,249)

Total shareholders’ deficit	(3,894)	(4,934)

Total liabilities and shareholders’ deficit	$5,093	$4,269

(1)	As adjusted for the impact of the 1-for-5.16 reverse stock split and change in par value as discussed in Note 1.

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Consolidated Statements of Shareholders’ Deficit

	Common Shares
(in millions)	Number of Shares(1)	Amount(1)	Treasury Shares	Additional Paid-in Capital(1)	Accumulated Other Comprehensive Earnings	Accumulated Deficit	Comprehensive (Loss) Earnings

Balances at January 1, 2008	196	$2	$—	$7,141	$47	$(4,000)	$(1,572)

Net loss	—	—	—	—	—	(7,939)	(7,939)
Net foreign currency translation adjustments (net of tax effect)	—	—	—	—	9	—	9
Net unrealized loss on derivative instrustments (net of tax effect)	—	—	—	—	(1)	—	(1)
Post-retirement obligation adjustment (net of tax effect)	—	—	—	—	(18)	—	(18)
Amortization of deferred compensation	—	—	—	73	—	—	—
Dividends	—	—	—	—	—	(5)	—
Option exercises	—	—	(1)	—	—	—	—

Balances at December 31, 2008	196	$2	$(1)	$7,214	$37	$(11,944)	$(7,949)

Net earnings	—	—	—	—	—	748	748
Net foreign currency translation adjustments (net of tax effect)	—	—	—	—	(2)	—	(2)
Net unrealized gain on derivative instruments (net of tax effect)	—	—	—	—	14	—	14
Post-retirement obligation adjustment (net of tax effect)	—	—	—	—	(6)	—	(6)
Amortization of deferred compensation and other	—	—	—	44	—	—	—

Balances at December 31, 2009	196	$2	$(1)	$7,258	$43	$(11,196)	$754

Net loss	—	—	—	—	—	(1,053)	(1,053)
Net foreign currency translation adjustments (net of tax effect)	—	—	—	—	1	—	1
Net unrealized loss on derivative instruments (net of tax effect)	—	—	—	—	(1)	—	(1)
Post-retirement obligation adjustment (net of tax effect)	—	—	—	—	(16)	—	(16)
Amortization of deferred compensation	—	—	—	29	—	—	—
Issuances for share-based compensation awards	—	—	—	—	—	—	—

Balances at December 31, 2010	196	$2	$(1)	$7,287	$27	$(12,249)	$(1,069)

(1)	As adjusted for the impact of the 1-for-5.16 reverse stock split and change in par value as discussed in Note 1.

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Consolidated Statements of Cash Flows

(in millions)	Year ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2010
Cash flows from operating activities:
Net (loss) earnings	$(7,939)	$748	$(1,053)
Depreciation and amortization	1,855	1,219	1,041
Impairment charges and reorganization of business, contract settlement, and other	7,034	355	—
Share-based compensation	56	38	28
Deferred incomes taxes	(583)	(300)	(47)
(Gain) loss on extinguishment or modification of debt, net	(79)	(2,296)	417
In-process research and development and other non-cash items	93	128	34
Change in operating assets and liabilities, net of effects of acquisitions, dispositions:
Accounts receivable, net	193	37	(96)
Inventory	(83)	126	(67)
Accounts payable and accrued liabilities	(263)	(196)	157
Other operating assets and liabilities	121	217	(20)

Net cash provided by operating activities	405	76	394

Cash flows from investing activities:
Capital expenditures	(239)	(85)	(281)
Acquisitions and strategic investments, net of cash acquired	(121)	—	—
Proceeds from sale of businesses and investments	26	8	—
Sales and purchases of short-term and other investments, net	51	488	35
Proceeds from sale of property, plant and equipment	288	16	22
Payments for purchase licenses and other assets	(64)	(53)	(96)

Net cash (used for) provided by investing activities	(59)	374	(320)

Cash flows from financing activities (1):
Retirement of and payments for long-term debt, capital lease obligations and notes payable	(150)	(176)	(3,181)
Debt issuance proceeds	497	184	2,880
Debt issuance costs and other	(5)	1	(82)

Net cash provided by (used for) financing activities	342	9	(383)

Effect of exchange rate changes on cash and cash equivalents	6	4	(11)

Net increase (decrease) in cash and cash equivalents	694	463	(320)
Cash and cash equivalents, beginning of period	206	900	1,363

Cash and cash equivalents, end of period	$900	$1,363	$1,043

(1)	In the first quarter of 2009, a $2,264 million non-cash gain on the extinguishment of long-term debt was recorded in connection with the Debt Exchange, as defined and discussed in Note 4.

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Notes to Consolidated Financial Statements

(Dollars in millions, except as noted)

(1) Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation: Freescale Semiconductor, Inc. (“Freescale Inc.”) was incorporated in Delaware in 2003. In the second quarter of 2004, Motorola, Inc. (“Motorola”) transferred substantially all of its semiconductor businesses’ assets and liabilities to Freescale Inc. (the “Contribution”) in anticipation of an initial public offering (IPO) of Freescale Inc. Class A common stock; the IPO was completed on July 21, 2004. Prior to the IPO, Freescale Inc. was a wholly owned subsidiary of Motorola. All of the Freescale Inc. Class B shares of common stock were held by Motorola until Motorola distributed its remaining ownership interest in Freescale Inc. by means of a special dividend to its common stockholders (the “Distribution”) on December 2, 2004 (the “Distribution Date”).

On December 1, 2006, Freescale Inc. was acquired by a consortium of private equity funds (the “Merger”). The consortium includes The Blackstone Group, The Carlyle Group, funds advised by Permira Advisers, LLC, TPG Capital and others (collectively, the “Sponsors”). Pursuant to the terms of the Merger, Freescale Inc. continues as a wholly owned indirect subsidiary of Freescale Semiconductor Holdings I (“Holdings I”). At the close of the Merger, Freescale Inc. became a subsidiary of Freescale Semiconductor Holdings V, Inc. (“Holdings V”), which is wholly owned by Freescale Semiconductor Holdings IV, Ltd. (“Holdings IV”), which is wholly owned by Freescale Semiconductor Holdings III, Ltd. (“Holdings III”), which is wholly owned by Freescale Semiconductor Holdings II, Ltd. (“Holdings II”), which is wholly owned by Holdings I. All five of these companies were formed for the purposes of facilitating the Merger and are collectively referred to as the “Parent Companies.” Freescale Holdings L.P., a Cayman Islands limited partnership (“Freescale LP”), an entity controlled by the Sponsors, owns substantially all of the outstanding shares of Holdings I as of December 31, 2010. The reporting entity subsequent to the Merger is Holdings I. Holdings I refers to the operations of Holdings I and its subsidiaries and may be referred to as the “Company,” “Freescale,” “we,” “us” or “our,” as the context requires.

Our consolidated financial statements include all majority-owned subsidiaries and assets and liabilities of the Company. Investments in which the Company exercises significant influence, but which it does not control, are accounted for under the equity method of accounting. Investments in which the Company does not exercise significant influence are recorded at cost. All material intercompany transactions between and among the Company and its subsidiaries have been eliminated.

In connection with the Merger, Freescale Inc. incurred significant indebtedness. In addition, the purchase price paid in connection with the Merger has been allocated to state the acquired assets and assumed liabilities at fair value. The purchase accounting adjustments (i) increased the carrying value of our inventory and property, plant and equipment, (ii) established intangible assets for our trademarks / tradenames, customer lists, developed technology / purchased licenses, and in-process research and development (IPR&D) (which was expensed in the financial statements after the consummation of the Merger), and (iii) revalued our long-term benefit plan obligations, among other things. Subsequent to the Merger, interest expense and non-cash depreciation and amortization charges have significantly increased. During 2008, however, we incurred substantial non-cash impairment charges against the intangible assets established at the time of the Merger. This event served to reduce the post-Merger increase in our non-cash amortization charges, although they are still above historical levels.

We consider events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure.

Risks and Uncertainties: In the second half of 2008 and continuing into 2009, the semiconductor industry experienced a downturn driven by overall weakness in global macroeconomic demand for semiconductor products. We experienced lower net sales and operating profitability, as well as lower factory utilization compared to peak levels because of the downturn in general and our position as an electronic content provider to the automotive industry, which experienced significant declines in demand in 2009 compared to peak levels.

In response to these economic pressures, we executed a series of strategic investment and cost reduction actions in late 2008 and 2009 to sharpen our strategic focus on growth markets and key market leadership positions where we anticipated above market growth opportunities over the long term. Specifically, during 2009, we executed actions to align our cost structure with our prior decision to gradually wind-down our cellular handset product portfolio. We also announced the initiation of a plan to exit our remaining 150 millimeter manufacturing capability in Sendai, Japan and Toulouse, France and finalized the closure of our 150 millimeter manufacturing capability in East Kilbride, Scotland because of a general migration away from 150 millimeter technologies and products to more cost-effective advanced technologies and products.

In 2010, the global economy began to recover, and as a result, we have experienced demand improvement and corresponding net sales growth throughout the year. In response, we have selectively increased headcount and capital expenditures to meet the required increase in production. We have also faced certain supply chain constraints over the course of 2010 as a result of the transition in demand as the global economy has continued to recover. This has translated into higher production and shipping costs due to increasing internal and external capacity requirements along with increasing material costs.

We have experienced sequential increases in net sales every quarter since the second quarter of 2009. We continue to focus our resources on our core automotive, networking and industrial products, as well as targeted opportunities in certain consumer electronics markets. Our business is highly dependent on demand for electronic content in automobiles, networking and wireless infrastructure equipment and other electronic devices. As of the end of 2010, our demand and inventory levels are more in balance. Our future net sales and profitability will be affected by, among other factors, a combination of the extent to which a recovery continues in the general global economic environment, both in size and duration, and our ability to secure design wins and adequately meet product development launch cycles in our targeted markets.

Revenue Recognition: We recognize revenue from product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment. Sales with destination point terms, which are primarily related to European customers where these terms are customary and certain U.S. customers to whom Freescale ships product directly from Asia, are recognized upon delivery.

Accruals are established, with the related reduction to net sales at the time the related net sales are recognized, for allowances for discounts and product returns based on actual historical experience. Revenue is reported net of sales taxes. Revenue for services is recognized ratably over the contract term or as services are being performed.

Revenue related to licensing agreements is recognized at the time we have fulfilled our obligations and the fee is fixed. Net sales from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. As a percentage of sales, revenue related to licensing agreements represented 2%, 2% and 1% for the years ended December 31, 2010, 2009, and 2008, respectively.

Distributor Sales: Revenue from sales to distributors of our products is recognized when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment. In response to competitive market conditions, we offer incentive programs common to the semiconductor industry. Accruals for the estimated distributor incentives are established at the time of the sale, along with a related reduction to revenue, based on the terms of the various incentive programs, historical experience with such programs, prevailing market conditions and current distributor inventory levels. Distributor incentive accruals are monitored and adjustments, if any, are recognized based on actual experience under these incentive programs.

Product-Related Expenses: Shipping and handling costs associated with product sales are included in cost of sales. Expenditures for advertising are expensed as incurred, and are included in selling, general and administrative expenses. Provisions for estimated costs related to product warranties are made at the time the related sale is recorded, based on historic trends and are included in cost of sales. Research and development costs are expensed as incurred.

Government Grants: Investment incentives related to government grants are recognized when a legal right to the grant exists and there is reasonable assurance that both the terms and conditions associated with the grant will be fulfilled and the grant proceeds will be received. Government grants are recorded as a reduction of the cost being reimbursed.

Share Compensation Costs: We have several share-based employee compensation plans, which are more fully described in Note 6. We account for awards granted under those plans using the fair-value recognition provisions of ASC Topic 718, “Compensation-Stock Compensation” (“ASC Topic 718”). We estimated fair values for non-qualified options using the Black-Scholes option-pricing model with the weighted-average assumptions listed in Note 6.

Foreign Currency Transactions: The effects of remeasuring the non-functional currency assets or liabilities into the functional currency as well as gains and losses on hedges of existing assets or liabilities are marked-to-market, and the result is included within other expense, net in the accompanying audited Consolidated Statements of Operations. Gains and losses on financial instruments that hedge firm future commitments or cash flows are deferred until such time as the underlying transactions are recognized or are recorded immediately when it is probable the transaction will not occur. Gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

Cash and Cash Equivalents: We consider all highly liquid investments, not considered short-term investments, purchased with an original maturity of three months or less to be cash equivalents.

Inventory: Inventory is stated at the lower of cost or estimated net realizable value. Cost is generally computed on a currently adjusted standard cost basis, which approximates average costs on a first-in first-out basis. Standard costs are based on the normal utilization of installed factory capacity. Costs associated with underutilization of capacity are expensed as incurred. We review inventory quarterly for salability and obsolescence. A specific allowance is provided for inventory considered unlikely to be sold. We write-off inventory in the period in which disposal occurs.

Property, Plant and Equipment: Property, plant and equipment are stated at cost less accumulated amortization and depreciation. Depreciation is recorded using the declining-balance or the straight-line methods, based on the lesser of the estimated useful or contractual lives of the assets (buildings and building equipment, 5-40 years; machinery and equipment, 3-17 years), and commences once the assets are ready for their intended use. The useful lives of the assets acquired by Holdings I as part of the Merger were established in connection with the allocation of fair values at December 2, 2006.

Assets Held for Sale: When management determines that an asset is to be sold and that it is available for immediate sale subject only to terms that are usual and customary, the asset is no longer depreciated and is reclassified to assets held for sale. Assets held for sale are reported in other current assets at the lower of the carrying amount or fair value less costs to sell.

Goodwill and Intangible Assets: A goodwill balance represents the excess of the cost over the fair value of the net identifiable assets of an acquired business and is reviewed annually for impairment. In 2008, we recorded a $5,350 million non-cash impairment charge against our goodwill, reducing the balance to zero. Our intangible assets are amortized on a straight-line basis over their respective estimated useful lives ranging from 2 to 10 years. The useful lives of the intangible assets acquired by Holdings I as part of the Merger were established in connection with the allocation of fair values at December 2, 2006. We have no intangible assets with indefinite useful lives.

Impairment of Long-Lived Assets: Long-lived assets held and used by us and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. We evaluate recoverability of assets to be held and used by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. We determine fair value based on either market quotes, if available, or discounted cash flows using a discount rate commensurate with the risk inherent in our current business model for the specific asset being valued.

Income Taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and also for net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

We have reserves for taxes, associated interest, and other related costs that may become payable in future years as a result of audits by tax authorities. Although we believe that the positions taken on previously filed tax returns are fully supported, we nevertheless have established reserves recognizing that various taxing authorities may challenge certain positions, which may not be fully sustained. The tax reserves are reviewed quarterly and adjusted as events occur that affect our potential liability for additional taxes, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, resolution of tax audits, negotiations between tax authorities of different countries concerning our transfer prices, identification of new issues and issuance of new regulations or new case law.

Foreign Currency Translation: Prior to January 1, 2008, many of our non-U.S. operations used the respective local currencies as the functional currency. Those non-U.S. operations which did not use the local currency as the functional currency used the U.S. dollar. The effects of translating the financial position and results of operations of local currency functional operations into U.S. dollars were included in a separate component of shareholders’ equity.

Effective January 1, 2008, we changed the functional currency for certain foreign operations to the U.S. dollar. In accordance with ASC Topic 830, “Foreign Currency Matters” (“ASC Topic 830”), once the functional currency for a foreign entity is determined, that determination shall be used consistently unless significant changes in economic facts and circumstances indicate clearly that the functional currency has changed. In December 2007, we formed Freescale Semiconductor EME&A SA (“SBE”), a European single billing entity established to provide sales and distribution service to our European external customers from one centralized location. Previously such activities were decentralized across our entities in Europe. The SBE negotiates and invoices for all contracts with our European external customers. Subsequent to the implementation of the SBE, the other local foreign operations in Europe provide support to the SBE in servicing our customers and only record inter-company commission revenue from the SBE, which is denominated in the U.S. dollar. In addition, all inter-company transactions, inter-company loans and other types of financing are denominated in the U.S. dollar for all foreign operations in which the functional currency changed. In accordance with ASC Topic 830, the U.S. dollar is the proper functional currency as financing is provided by U.S. dollar sources. The change in functional currency was applied on a prospective basis. The U.S. dollar-translated amounts of nonmonetary assets and liabilities at December 31, 2007 became the historical accounting basis for those assets and liabilities at January 1, 2008 and for subsequent periods. As a result of this change in functional currency, exchange rate gains and losses are recognized on transactions in currencies other than the functional currency and included in operations for the period in which the exchange rate changed.

Deferred Financing Costs: We capitalize direct costs incurred to obtain financings and amortize these costs over the terms of the related debt using the effective interest method. Upon the extinguishment of the related debt, any unamortized capitalized debt financing costs are immediately expensed.

Fair Values of Financial Instruments: The fair values of financial instruments are determined based on quoted market prices and market interest rates as of the end of the reporting period. Our financial instruments include cash and cash equivalents, accounts receivable, investments, accounts payable, accrued liabilities, derivative contracts and long-term debt. Except for the fair value of our long-term debt, the fair values of these financial instruments were not materially different from their carrying or contract values at December 31, 2010 and 2009. See Notes 3, 4, 5 and 6 for further details concerning fair value measurement, the fair value of our long-term debt, derivative contracts and pension plan assets, respectively.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications: Certain amounts reported in previous periods have been reclassified to conform to the current presentation.

Business Segments: Management believes the current organizational structure of our sales and marketing, new product introduction, and supply chain operations enable us to execute to our strategic growth initiatives. We have three major focused product design groups to facilitate faster decision making and focus on delivering new products. As a result of the current organizational structure, we operate and account for our results in one reportable segment. We design, develop, manufacture and market high performance semiconductor products. Our Chief Executive Officer has been identified as the Chief Operating Decision Maker as defined by ASC Topic 280, “Segment Reporting” (“ASC Topic 280”). We have one operating segment, as defined by ASC Topic 280, and therefore, the aggregation criteria to determine the reportable segment are not applicable.

Reverse Stock Split and Change in Par Value: On May 7, 2011, we effected a 1-for-5.16 reverse stock split of our common shares which is referred to as a consolidation under Bermuda law. The reverse stock split increased the par value of those common shares from $0.005 per share to $0.0258 per share. As a result, the number of shares outstanding has been adjusted retrospectively to reflect the reverse stock split in all periods presented. Also, the exercise price and the number of common shares issuable under the Company’s share-based compensation plans and the authorized and issued share capital, as discussed in Note 6, have been adjusted retrospectively to reflect the reverse stock split. On May 26, 2011, the par value of the common shares will be reduced from $0.0258 per share to $0.01 per share, which will result in an authorized share capital of 1,000 million shares, of which 900 million will be designated common shares par value $0.01 each and 100 million will be designated preference shares par value $0.01 each. The decrease in par value results in a decrease in the value of common shares and a corresponding increase in the value of additional paid-in capital for each of the periods presented.

Recent Accounting Pronouncements and Legislation Changes: In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act (the “Act”), which is a comprehensive health care reform bill for the United States. In addition, on March 30, 2010, President Obama signed into law the reconciliation measure (“Heath Care and Education Reconciliation Act of 2010”), which modifies certain provisions of the Act. Although the new legislation did not have an impact on our consolidated financial position, results of operation or cash flows in 2010, the Company is continuing to assess the potential impacts on our future obligations, costs, and cash flows related to our health care benefits and post-retirement health-care obligations.

In April 2010, the FASB issued ASU No. 2010-17, “Revenue Recognition (ASC Topic 605): Milestone Method” (“ASU No. 2010-17”). ASU No. 2010-17 recognizes the milestone method as an acceptable revenue recognition method for substantive milestones in research or development transactions. A milestone is substantive when the consideration earned from achievement of the milestone is commensurate with either (a) the vendor’s performance to achieve the milestone or (b) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone and the consideration earned from the achievement of a milestone relates solely to past performance and is reasonable relative to all of the deliverables and payment terms (including other potential milestone consideration) within the arrangement. This new guidance will be effective for our fiscal year 2011 and its interim periods, with early adoption permitted. This guidance will not have a material impact on our consolidated financial position, results of operations or cash flows.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires new disclosures regarding significant transfers in and out of Levels 1 and 2, as well as information about activity in Level 3 fair value measurements, including presenting information about purchases, sales, issuances and settlements on a gross versus a net basis in the Level 3 activity roll forward. In addition, ASU 2010-06 clarifies existing disclosures regarding input and valuation techniques, as well as the level of disaggregation for each class of assets and liabilities. ASU No. 2009-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures pertaining to purchases, sales, issuances and settlements in the roll forward of Level 3 activity; those disclosures are effective for interim and annual periods beginning after December 15, 2010. The adoption of ASU 2010-06 had no impact and is expected to have no subsequent impact on our consolidated financial position, results of operations or cash flows.

In October 2009, the FASB issued ASU No. 2009-14 “Software (ASC Topic 985): Certain Revenue Arrangements That Include Software Elements” (“ASU No. 2009-14”). ASU No. 2009-14 modifies the scope of the software revenue recognition guidance to exclude (i) non-software components of tangible products and (ii) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. ASU No. 2009-14 is effective for fiscal years beginning on or after June 15, 2010 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. This guidance will not have a material impact on our consolidated financial position, results of operations or cash flows.

In October 2009, the FASB issued ASU No. 2009-13 “Revenue Recognition (ASC Topic 605): Multiple-Deliverable Revenue Arrangements” (“ASU No. 2009-13”). ASU No. 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how the arrangement consideration should be allocated among the separate units of accounting. ASU No. 2009-13 is effective for fiscal years beginning on or after June 15, 2010 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. This guidance will not have a material impact on our consolidated financial position, results of operations or cash flows.

(2) Other Financial Data

Statements of Operations Supplemental Information

Merger Costs

In 2008, we incurred merger costs of $11 million, which consist primarily of retention costs associated with the acquisition of SigmaTel, Inc. and accounting, legal and other professional fees. We acquired SigmaTel on April 30, 2008 for cash consideration of $115 million, including $5 million of direct acquisition costs. SigmaTel was a fabless semiconductor company which designed, developed and marketed mixed-signal integrated circuits for the consumer electronics market.

Gain (Loss) on Extinguishment or Modification of Long-Term Debt, Net

In 2010, we recorded a net pre-tax charge of $432 million in the accompanying audited Consolidated Statement of Operations attributable to the write-off of remaining original issue discount and unamortized debt issuance costs along with other charges not eligible for capitalization under ASC Subtopic 470-50, “Modifications and Extinguishments,” associated with the Q2 and Q3 2010 Refinancing Transactions, as well as the A&E Arrangement in the first quarter of 2010. These charges were partially offset by a $15 million pre-tax gain, net related to the open-market repurchases of $213 million of our senior unsecured notes. (Refer to Note 4 for definition and discussion of capitalized terms referenced in this section.)

During 2009, we recorded a $2,264 million net pre-tax gain in the accompanying audited Consolidated Statement of Operations in connection with the Debt Exchange. Upon completion of the Debt Exchange, the carrying value of our outstanding long-term debt obligations on the Existing Notes declined by $2,853 million, including $24 million of accrued PIK Interest. This decline was partially offset by the issuance of Incremental Term Loans with a carrying value of $540 million. The Incremental Term Loans were valued based upon the public trading prices of the Existing Notes exchanged immediately prior to the launch of the Debt Exchange. In addition, during 2009, we recorded a $32 million pre-tax gain, net associated with the open-market repurchases of $99 million of our senior unsecured notes.

In 2008, we recorded a $79 million pre-tax gain, net in connection with the open-market repurchases of $177 million of our senior unsecured and senior subordinated notes.

Other Expense, Net

The following table displays the amounts comprising other expense, net in the accompanying audited Consolidated Statements of Operations:

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Interest expense	$(738)	$(571)	$(591)
Interest income	36	15	8

Interest expense, net	(702)	(556)	(583)

Other, net	(31)	(20)	(17)

Other expense, net	$(733)	$(576)	$(600)

Cash paid for interest was $472 million in 2010, $445 million in 2009 and $717 million in 2008.

During 2010, in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC Topic 815”), we recognized pre-tax losses in other, net of $14 million due to the change in the fair value of our interest rate swaps and interest rate caps. We also recorded a $3 million pre-tax loss in other, net, related to one of our investments accounted for under the equity method.

During 2009, we recorded a $15 million pre-tax loss in other, net related to certain of our investments accounted for either under the cost method or the equity method. Additionally, in accordance with ASC Topic 815, we recognized pre-tax losses in other, net of (i) $8 million related to the ineffective portion of our interest rate swaps that were no longer classified as a cash flow hedge, (ii) $4 million associated with the change in the fair value of our interest rate swaps and interest rate caps, and (iii) $3 million attributable to foreign currency fluctuations. These losses were partially offset by pre-tax gains in other, net of (i) $5 million related to the change in fair value of our auction rate securities (ARS) and other derivatives (see further discussion of our ARS in the “Intangible Assets, Net” section of this Note, as well as in Note 3), and (ii) $4 million recorded in connection with a settlement of a Lehman Brothers Special Financing, Inc. (LBSF) swap arrangement with a notional amount of $400 million (see further discussion of the LBSF swap arrangement in Note 4).

During 2008, in accordance with ASC Topic 815, we recognized a $38 million pre-tax loss in other, net related to the cumulative ineffective portion and subsequent change in fair value of our interest rate swaps that were no longer classified as a cash flow hedge. We also recognized $5 million in pre-tax losses primarily attributable to one of our investments accounted for under the equity method, as well as foreign currency fluctuations. In addition, we recorded a $12 million pre-tax gain in other, net as a result of the sale of all of the shares in one of our investments accounted for under the cost method.

Net (loss) earnings per share

As a result of the aforementioned 1-for-5.16 reverse stock split of our common shares, the number of common shares outstanding decreased from approximately 1,013 million to 196 million. In all periods presented, basic and diluted weighted average common shares outstanding and earnings per common share have been calculated to reflect the 1-for-5.16 reverse stock split.

We calculate net (loss) earnings per share in accordance with ASC Topic 260, “Earnings per Share”, using the treasury stock method. Basic net (loss) earnings per share is computed based on the weighted-average number of common shares outstanding and unissued shares for vested restricted stock units during the period. Diluted net (loss) earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net (loss) earnings of the Company. For the years ended December 31, 2010, 2009 and 2008, approximately 21 million, 21 million and 13 million, respectively, of the Company’s stock options, restricted stock units and warrants were excluded from the calculation of diluted net (loss) earnings per share because the exercise prices of the stock options were greater than the average estimated fair value of the common shares and/or the assumed repurchases of shares from proceeds resulting from unrecognized compensation expense and potential windfall tax benefits were greater than the incremental shares that would be issued upon exercise and therefore, the inclusion of these awards would have been anti-dilutive. These options could be dilutive in the future if the average estimated fair value of the common shares increases and is greater than the exercise price of these options and the assumed repurchases of shares under the treasury stock method.

The following is a reconciliation of the numerators and denominators of the basic and diluted net (loss) earnings per common share computations for the periods presented:

(in millions, except per share data)	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Basic net (loss) earnings per share:
Numerator:
Net (loss) earnings	$(7,939)	$748	$(1,053)
Denominator:
Weighted average common shares outstanding (1)	196	196	197

Basic net (loss) earnings per share	$(40.47)	$3.81	$(5.35)

Diluted net (loss) earnings per share:
Numerator;
Net (loss) earnings	$(7,939)	$748	$(1,053)
Denominator:
Number of shares used in basic computation	196	196	197
Add: Incremental shares for dilutive effect of warrants (2)	—	—	—
Add: Incremental shares for dilutive effect of stock options (3)	—	—	—
Add: Incremental shares for dilutive effect of unvested restricted stock units (4)	1	—	—

Adjusted weighted average common shares outstanding	197	196	197

Diluted net (loss) earnings per share	$(40.47)	$3.81	$(5.35)

(1)	Weighted average common shares outstanding includes outstanding common stock of the Company, in addition to vested, but unissued, restricted stock units.

(2)	Warrants to purchase an aggregate of 10 million shares of common stock at $36.12 per share were outstanding during 2010, 2009 and 2008, but were not included in the computation of diluted EPS because the warrants’ exercise price was greater than the average estimated fair value of the common shares.
(3)	Stock options to purchase an aggregate of 11 million, 11 million and 4 million shares of common stock were outstanding during 2010, 2009 and 2008, respectively, but were not included in the computation of diluted EPS because the stock options’ exercise price was greater than the average estimated fair value of the common shares.
(4)	Unvested restricted stock units of 0.4 million and 0.6 million for 2010 and 2009, respectively, were not included in the computation of diluted EPS because the number of shares assumed to be repurchased using the proceeds of unrecognized compensation expense were greater than the weighted average outstanding unvested restricted stock units.

Balance Sheet Supplemental Information

Short-Term Investments

Because continued macroeconomic weakness and financial market illiquidity had the potential to cause adverse pricing adjustments in its short-term investment portfolio, Freescale Inc. moved all of its short-term investments from a money market fund, which was a wholly owned subsidiary, to cash equivalent money market accounts in 2009. The money market fund ceased operations in the third quarter of 2009 and was dissolved in the fourth quarter of 2009.

Inventory, Net

Inventory, net consisted of the following:

	December 31, 2009	December 31, 2010
Work in process and raw materials	$444	$533
Finished goods	162	199

	$606	$732

We recognized $7 million in cost of sales related to purchase accounting adjustments to inventory in the year ended December 31, 2008.

As of December 31, 2010 and 2009, we recorded $97 million and $155 million, respectively, in reserves for inventory deemed obsolete or in excess of forecasted demand. If actual future demand or market conditions are less favorable than those projected by our management, additional inventory write-downs may be required.

Other Current Assets

Other current assets consisted of the following:

	December 31, 2009	December 31, 2010
Deferred income taxes	$134	$132
Prepaid expenses	32	30
Miscellaneous receivables	38	28
Restricted cash	12	22
Assets held for sale	46	14
Income tax receivable	21	14
Foreign currency derivative contracts	2	6
Auction rate securities	30	—
Other	20	14

	$335	$260

Assets held for sale were $14 million and $46 million at December 31, 2010 and 2009, respectively. The assets held for sale as of December 31, 2010 consisted primarily of facilities located in Sendai, Japan and Austin, Texas. The assets held for sale at December 31, 2009 consisted primarily of facilities located in East Kilbride, Scotland, Sendai, Japan, Dunfermline, Scotland and Austin, Texas.

Property, Plant and Equipment, Net

Property, plant and equipment, net consisted of the following:

	December 31, 2009	December 31, 2010
Land	$107	$107
Buildings and improvements	888	914
Machinery and equipment	2,116	2,341
Assets not yet placed in service	25	29

Total	3,136	3,391
Less accumulated depreciation and amortization	(1,821)	(2,280)

	$1,315	$1,111

Depreciation and amortization expense was $488 million, $648 million and $709 million for the years ended December 31, 2010, 2009 and 2008, respectively, including capital lease amortization expense of $10 million, $20 million and $20 million in 2010, 2009 and 2008, respectively. Included in property, plant and equipment are capital lease assets of $12 million and $22 million as of December 31, 2010 and 2009, respectively. These asset amounts are net of accumulated amortization of $65 million and $56 million as of December 31, 2010 and 2009, respectively.

Intangible Assets, Net

Amortized intangible assets of $780 million and $309 million at December 31, 2009 and 2010, respectively, were composed of the following:

	December 31, 2009		December 31, 2010
	Amortized Cost	Accumulated Amortization	Amortized Cost	Accumulated Amortization
Developed technology / purchased licenses	$3,234	$2,542	$3,231	$2,997
Customer relationships	362	362	362	362
Trademarks / tradenames	153	65	153	78

	$3,749	$2,969	$3,746	$3,437

Amortization expense is estimated to be $241 million in 2011, $17 million in 2012, $14 million in 2013, $13 million in 2014, $12 million in 2015, and $12 million thereafter.

Impairments

During 2008, as a result of certain impairment indicators, including our then-announced intent to pursue strategic alternatives for our cellular handset product portfolio and the impact of weakening market conditions on our remaining businesses at the time, and in accordance with ASC Topic 360, “Property, Plant and Equipment” (“ASC Topic 360”), we performed an analysis utilizing discounted future cash flows related to the specific amortized intangible assets to determine the fair value of each of our intangible asset groups (developed technology / purchased licenses, customer relationships, and trademarks / tradenames). Upon concluding the net book value related to customer relationships, tradenames / trademarks and developed technology / purchased licenses intangible assets exceeded the future undiscounted cash flows and fair value attributable to such intangible assets, we recorded impairment charges of $724 million, $98 million and $809 million, respectively, related to those intangible assets in 2008. As of December 31, 2010 and 2009, however, we determined that no further indicators of impairment existed with regard to our intangible assets.

Other Assets, Net

Other assets, net consisted of the following:

	December 31, 2009	December 31, 2010
Deferred financing costs, net	$127	$128
Deferred income taxes	63	95
Tool and die, net	40	74
Other long-term receivables	40	20
Asia land leases	19	19
Strategic investments	6	3
Income tax receivable	1	3
Fair value of interest rate cap contracts	6	1
Other	13	14

	$315	$357

Accrued Liabilities and Other

Accrued liabilities consisted of the following:

	December 31, 2009	December 31, 2010
Employee compensation	$158	$196
Interest payable	25	87
Severance	74	38
Accrued technology cost	34	30
Taxes other than income taxes	36	29
Deferred revenue	32	13
Income tax payable	4	9
Interest rate swap liability	—	6
Environmental liability	5	5
Other	113	141

	$481	$554

Other Liabilities

Other liabilities consisted of the following:

	December 31, 2009	December 31, 2010
Retiree healthcare obligation	$152	$164
Severance liability	162	132
Income taxes payable	127	121
Pension obligations	56	64
Deferred income taxes	77	54
Environmental liability	40	36
Interest rate swap liability	11	6
Capital leases	8	2
Other	29	23

	$662	$602

Additional Paid-In Capital

In connection with the closing of the Merger and after adjusting for the impacts of the aforementioned reverse stock split and change in par value, we issued approximately 196 million common shares, par value $0.01, to Freescale LP in exchange for a contribution of approximately $7.1 billion. We issued to Freescale LP a warrant for the purchase of approximately 9.5 million common shares with a strike price of $36.12, equal to the fair value on the date of grant. The fair value of the warrant, approximately $171 million, is included in additional paid-in capital on our accompanying audited Consolidated Balance Sheets.

Accumulated Other Comprehensive Earnings

The following table provides the components of accumulated other comprehensive earnings, net of tax:

	Unrealized Gain (Loss) on Derivatives	Unrealized Gain (Loss) on Postretirement Obligation	Foreign Currency Translation	Total
Balance at January 1, 2008	$(13)	$38	$22	$47
Current period net change	(1)	(18)	9	(10)

Balance at December 31, 2008	(14)	20	31	37
Current period net change	14	(6)	(2)	6

Balance at December 31, 2009	$—	$14	$29	$43

Current period net change	(1)	(16)	1	(16)

Balance at December 31, 2010	$(1)	$(2)	$30	$27

During 2009, in accordance with ASC Topic 715, “Compensation-Retirement Benefits,” we recorded gains of $17 million to other comprehensive earnings related to curtailments, settlements and the actuarial impact associated with our Japanese and French pension obligations. These items were driven by our announcement to discontinue manufacturing in our Sendai, Japan facility by the fourth quarter of 2011, along with other severance actions in Japan. (Refer to Note 10 for further discussion of this matter.)

(3) Fair Value Measurement

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. Authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are market inputs participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities;

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable; and,

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

Assets and Liabilities Measured and Recorded at Fair Value on a Recurring Basis

We measure cash and cash equivalents and derivative contracts at fair value on a recurring basis. The table below sets forth, by level, the fair value of these financial assets and liabilities as of December 31, 2009 and 2010, respectively. The table does not include assets and liabilities which are measured at historical cost or on any basis other than fair value. In 2010, there were no significant transfers between Level 1 and Level 2 inputs and no significant transfers in or out of Level 3 inputs.

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
As of December 31, 2009
Assets
Money market mutual funds(1)	$1,013	$1,013	$—	$—
Time deposits(1)	267	267	—	—
Auction rate securities(2)	30	—	—	30
Foreign currency derivative contracts(3)	2	—	2	—
Interest rate cap arrangements(4)	6	—	6	—
Other derivative(2)	3	—	—	3

Total Assets	$1,321	$1,280	$8	$33

Liabilities
Interest rate swap agreements(5)	$11	$—	$11	$—
Foreign currency derivative contracts(3)	4	—	4	—

Total Liabilities	$15	$—	$15	$—

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs (1)
	Total	(Level 1)	(Level 2)	(Level 3)
As of December 31, 2010:
Assets
Money market mutual funds(1)	$754	$754	$—	$—
Time deposits(1)	166	166	—	—
Foreign currency derivative contracts(3)	6	—	6	—
Interest rate cap arrangements(4)	1	—	1	—

Total Assets	$927	$920	$7	$—

Liabilities
Interest rate swap agreements(5)	$12	$—	$12	$—
Foreign currency derivative contracts(3)	2	—	2	—

Total Liabilities	$14	$—	$14	$—

(*)	Note that the Level 3 input balance was reduced to zero in connection with the sale of our ARS and related redemption rights to UBS AG (“UBS”) during 2010, as discussed later in this Note.

The following footnotes indicate where the noted items are recorded in our accompanying audited Consolidated Balance Sheets at December 31, 2010 and 2009:

(1)	Money market funds and time deposits are reported as cash and cash equivalents.
(2)	ARS and other derivatives were reported as other current assets.
(3)	Foreign currency derivative contracts are reported as other current assets or accrued liabilities and other.

(4)	Interest rate cap arrangements are reported as other assets.
(5)	Interest rate swap agreements are reported as other liabilities and accrued liabilities and other.

Valuation Methodologies

The auctions for our ARS failed to settle on their respective settlement dates, and as a result, Level 1 and Level 2 pricing was not available. Therefore, these securities and the related redemption rights were classified as Level 3 assets, and we used a discounted cash flow (DCF) model to determine the estimated fair value as of December 31, 2009. The assumptions used in preparing the DCF model included estimates for (i) the amount and timing of future interest and principal payments and (ii) the rate of return required by investors to own these securities in the then current environment. We had an arrangement with UBS whereby we could exercise our rights under the agreement and sell all of our remaining ARS to UBS during the period of June 30, 2010 through July 2, 2012 at par value. During 2010, we exercised this right and sold all of these remaining ARS to UBS. As a result, we no longer had any outstanding ARS or the related redemption rights at December 31, 2010. The ARS and related redemption rights were previously classified as other current assets on the accompanying audited Condensed Consolidated Balance Sheet.

In determining the fair value of our interest rate swap derivatives, we use the present value of expected cash flows based on market observable interest rate yield curves commensurate with the term of each instrument. The fair value of our interest rate caps was also estimated based on market observable interest rate yield curves, as well as market observable interest rate volatility indexes. For foreign currency derivatives, our approach is to use forward contract valuation models employing market observable inputs, such as spot currency rates, time value and option volatilities. Since we only use observable inputs in our valuation of our derivative assets and liabilities, they are considered Level 2.

The following table summarizes the change in the fair value for Level 3 inputs for the year ended December 31, 2009 and 2010:

	Level 3 - Significant Unobservable Inputs
Changes in Fair Value for the Year Ended December 31, 2009	Auction rate securities	Other derivatives	Interest rate swap agreements	Total Gains (Losses)
Balance as of January 1, 2009	$28	$5	$(11)
Total gains or losses (realized or unrealized):
Included in earnings*	6	(3)	4	7
Included in OCI	(1)	—	—	(1)
Sales	(3)	1	—
Settlements	—	—	7
Transfers in and/or out of Level 3	—	—	—

Balance as of December 31, 2009	$30	$3	$—	$6

The amount of total gains or losses for the year ended December 31, 2009 included in earnings attributable to the changes in unrealized gains or losses related to assets and liabilities still held as of December 31, 2009*	$6	$(3)	$—	$3

	Level 3 - Significant Unobservable Inputs
Changes in Fair Value for the Year Ended December 31, 2010	Auction rate securities	Other derivatives	Total Gains (Losses)
Balance as of January 1, 2010	$30	$3
Total gains or losses (realized or unrealized):
Included in earnings*	1	(1)	—
Included in OCI	—	—	—
Sales	(31)	(2)
Transfers in and/or out of Level 3	—	—

Balance as of December 31, 2010	$—	$—	$—

The amount of total gains or losses for the year ended December 31, 2010 included in earnings attributable to the changes in unrealized gains or losses related to assets and liabilities still held as of December 31, 2010*	$—	$—	$—

*	The realized and unrealized gains (losses) reflected in the table above for the years ended December 31, 2009 and 2010 are recorded in other, net in the accompanying audited Consolidated Statement of Operations.

Fair Value of Other Financial Instruments

In addition to the assets and liabilities described above, our financial instruments also include accounts receivable, other investments, accounts payable, accrued liabilities and long-term debt. Except for the fair value of our long-term debt, which is $7,863 million at December 31, 2010 (as determined based upon quoted market prices), the fair values of these financial instruments were not materially different from their carrying or contract values at December 31, 2010.

Assets and Liabilities Measured and Recorded at Fair Value on a Non-recurring Basis

We measure certain financial assets, including cost and equity method investments, at fair value on a non-recurring basis. These assets are adjusted to fair value when they are deemed to be other-than-temporarily impaired. During 2009, we recorded $10 million in other-than-temporary impairments on such assets, based on our percentage ownership of the estimated value of these assets. As of December 31, 2010 and 2009, the carrying value of these assets was $6 million and $11 million, respectively.

(4) Debt

Our long-term debt at December 31, 2009 and 2010 consisted of the following:

	December 31, 2009	December 31, 2010
Extended maturity term loan	$—	$2,237
Original maturity term loan	3,372	—
Revolving credit facility	644	532
Incremental term loans	558	—
Senior secured 10.125% due 2018	—	750
Senior secured 9.25% due 2018	—	1,380
Senior unsecured floating rate notes due 2014	194	57
Senior unsecured 9.125%/9.875% PIK-election notes due 2014	560	255
Senior unsecured 8.875% notes due 2014	1,382	886
Senior unsecured 10.75% notes due 2020	—	750
Senior subordinated 10.125% notes due 2016	764	764
Foreign subsidiary loan	61	—

	7,535	7,611
Less: current maturities	(105)	(29)

Total long-term debt	$7,430	$7,582

First Quarter 2010 Amend and Extend Arrangement

On February 12, 2010, we received the requisite consents from our lenders to amend our Credit Facility. As a result, on February 19, 2010, we closed the transaction referred to as the Amend and Extend Arrangement (the “A&E Arrangement”) and announced the amendment of our Credit Facility and the issuance of $750 million aggregate principal amount of 10.125% senior secured notes maturing on March 15, 2018 (the “10.125% Secured Notes”). The gross proceeds of the Holdings I IPO were used to prepay amounts outstanding under our Credit Facility as follows: $635 million under the original maturity term loan (“Original Term Loan”), $3 million under the Incremental Term Loans, and $112 million under the Revolver. (The terms Revolver and Incremental Term Loans are defined later in this Note.) Further, the maturity of approximately $2,265 million of debt outstanding under the Original Term Loan was extended to December 1, 2016 and is now referred to as the “Extended Term Loan.” The terms of the amended Credit Facility, as governed by the Amended and Restated Credit Agreement dated February 19, 2010 (the “Amended Credit Agreement”), also allow for one or more future issuances of additional senior secured notes to be secured on a pari passu basis with the obligations under the Credit Facility, so long as, among other things, the net cash proceeds from any such issuance are used to prepay amounts outstanding under the Credit Facility at par.

Certain lenders under the Credit Facility who participated in the partial prepayment of that debt also purchased the 10.125% Secured Notes (“Purchasers”). Effectively, a portion of the Revolver and Original Term Loan was exchanged by the Purchasers for 10.125% Secured Notes. This portion of the transaction was accounted for as a substantial modification of debt under the guidelines of ASC Subtopic 470-50. This conclusion was reached because the difference between the present value of the cash flows under the terms of the

10.125% Secured Notes and the present value of the cash flows under the portions of the Revolver and Original Term Loan held by the Purchasers exceeded 10 percent. A majority of the prepayments under the Credit Facility, however, were accomplished through an exchange of cash proceeds received from the issuance of the 10.125% Secured Notes, thus relieving Freescale Inc. and certain other Holdings I subsidiaries of their obligations associated with that portion of the liability outstanding under the Credit Facility. This portion of the A&E Arrangement constitutes an extinguishment of debt under ASC Subtopic 470-50 and was accounted for accordingly.

The issuance of the Extended Term Loan and the extinguishment of a portion of the Original Term Loan does not meet the definition of a substantial modification of debt under the guidelines of ASC Subtopic 470-50 because the difference between the present value of the cash flows under the Extended Term Loan and the present value of the cash flows of the extinguished portion of the Original Term Loan is less than 10 percent. In addition, of the $750 million aggregate principal amount of 10.125% Secured Notes, $726 million was accounted for as an issuance of debt, and as described previously, $24 million was accounted for as an exchange of debt by the Purchasers. The 10.125% Secured Notes were recorded at a fair value of $750 million, which was based, in part, on public trading prices of the 10.125% Secured Notes on and around the close of the offering, in addition to the fact that the amount of cash proceeds received from the issuance was equal to the aggregate principal amount of the 10.125% Secured Notes. (Refer to “Gain (Loss) on Extinguishment or Modification of Long-Term Debt, Net” in Note 2 for further discussion of this transaction.)

Second Quarter 2010 Debt Refinancing Transaction

On April 13, 2010, Freescale Inc. issued $1,380 million aggregate principal amount of 9.25% senior secured notes maturing on April 15, 2018 (“9.25% Secured Notes”). The 9.25% Secured Notes were recorded at fair value which was equal to the cash proceeds received from the issuance. These proceeds along with cash reserves were used to prepay the remaining balances under the Original Term Loan and the Incremental Terms Loans in accordance with the Amended Credit Agreement (the “Q2 2010 Debt Refinancing Transaction”). Because cash proceeds were used for the prepayment, which relieved Freescale Inc. and certain other Holdings I subsidiaries of their obligations associated with that liability outstanding under the Credit Facility, the transaction was accounted for as an extinguishment of debt in accordance with ASC Subtopic 470-50. Furthermore, the $1,380 million aggregate principal amount of 9.25% Secured Notes was separately accounted for as an issuance of debt. (Refer to “Gain (Loss) on Extinguishment or Modification of Long-Term Debt, Net” in Note 2 for further discussion of this transaction.)

Third Quarter 2010 Debt Refinancing Transaction

On September 30, 2010, Freescale Inc. issued $750 million aggregate principal amount of 10.75% senior unsecured notes maturing on August 1, 2020 (“10.75% Unsecured Notes”). The 10.75% Unsecured Notes were recorded at fair value which was equal to the cash proceeds received from the issuance. The gross proceeds were used to repurchase a portion of the existing senior unsecured notes in the following amounts: $376 million of 8.875% Unsecured Notes, $252 million of the PIK-Election Notes and $122 million of the Floating Rate Notes, in each case as defined below. This transaction is referred to as the “Q3 2010 Debt Refinancing Transaction” and was completed in compliance with the Amended Credit Agreement as well as the indentures governing our senior secured, senior unsecured and senior subordinated notes (the “Indentures”). Because cash proceeds were used for the repurchases, which relieved Freescale Inc. and certain other Holdings I subsidiaries of their obligations associated with that portion of the liability outstanding under the 8.875% Unsecured Notes, the PIK-Election Notes and the Floating Rate Notes, the transaction was accounted for as an extinguishment of debt in accordance with ASC Subtopic 470-50. Furthermore, the $750 million aggregate principal amount of 10.75% Unsecured Notes was separately accounted for as an issuance of debt. (Refer to “Gain (Loss) on Extinguishment or Modification of Long-Term Debt, Net” in Note 2 for further discussion of this transaction.)

Open-Market Bond Repurchases

During 2010, Freescale Inc. repurchased $120 million of its senior unsecured 8.875% notes due 2014 (“8.875% Unsecured Notes”), $78 million of its senior unsecured 9.125%/9.875% PIK-election notes due 2014 (“PIK-Election Notes”) and $15 million of its senior unsecured floating rate notes due 2014 (“Floating Rate Notes”) at a $15 million pre-tax gain, net. During 2009, Freescale Inc. repurchased $60 million of its 8.875% Unsecured Notes and $39 million of its PIK-Election Notes at a $32 million pre-tax gain, net. During 2008, Freescale Inc. repurchased $89 million of its senior subordinated 10.125% notes due 2016 (“Senior Subordinated Notes”), $63 million of its 8.875% Unsecured Notes and $25 million of its Floating Rate Notes at a $79 million pre-tax gain, net. The repurchase price on all open-market repurchases included accrued and unpaid interest up to, but not including, the repurchase date.

Debt Exchange

In 2009, Freescale Inc. invited eligible holders of each of its Floating Rate Notes, PIK-Election Notes, 8.875% Unsecured Notes, and Senior Subordinated Notes to participate as a lender in the issuance of senior secured incremental term loans under the existing Credit Facility (the “Incremental Term Loans”) in a transaction referred to as the “Debt Exchange.” (The Floating Rate Notes, the PIK-Election Notes, the 8.875% Unsecured Notes and the Senior Subordinated Notes are collectively referred to as the “Existing Notes.”)

Through the Debt Exchange, $2,829 million aggregate principal amounts of Existing Notes were retired. Based on the principal amount of Existing Notes delivered and accepted, Freescale Inc. issued approximately $924 million principal amount of Incremental Term Loans at a $384 million discount. Upon completion of the Debt Exchange, the carrying value of Freescale Inc.’s outstanding long-term debt obligations on the Existing Notes declined by $2,853 million, including $24 million of accrued PIK Interest (as defined later in this Note). This decline was partially offset by the issuance of Incremental Term Loans with a carrying value of $540 million.

Credit Facility

At December 31, 2010, Freescale Inc. had senior credit facilities (the “Credit Facility”) that included (i) the aforementioned $2,237 million Extended Term Loan and (ii) a revolving credit facility, including letters of credit and swing line loan sub-facilities, with a committed capacity of $590 million (“Revolver”), as reduced by the $112 million prepayment made in connection with the A&E Arrangement and excluding a non-funding commitment attributable to Lehman Commercial Paper, Inc. (LCPI), which filed a petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York on October 5, 2008. LCPI has a commitment in the amount of $48 million of the Revolver after the aforementioned prepayment, but borrowing requests have not been honored by LCPI.

Extended Maturity Term Loan

At December 31, 2010, $2,237 million was outstanding under the Extended Term Loan, which will mature on December 1, 2016. The Extended Term Loan bears interest, at Freescale Inc.’s option, at a rate equal to a margin over either (i) a base rate equal to the higher of either (a) the prime rate of Citibank, N.A. or (b) the federal funds rate, plus one-half of 1%; or, (ii) a LIBOR rate based on the cost of funds for deposit in the currency of borrowing for the relevant interest period, adjusted for certain additional costs. The interest rate on the Extended Term Loan at December 31, 2010 was 4.51%. (The spread over LIBOR with respect to the Extended Term Loan is 4.25%.) Under the Amended Credit Agreement, Freescale Inc. is required to repay a portion of the Extended Term Loan in quarterly installments in aggregate annual amounts approximating $29 million, with the remaining balance due upon maturity. In addition, under the Amended Credit Agreement, there is an early maturity acceleration clause associated with the Extended Term Loan such that principal amounts under the Extended Term Loan will become due and payable on

September 1, 2014 if (i) on such date, the aggregate principal amount of the Floating Rate Notes, the PIK-Election Notes and the 8.875% Unsecured Notes exceeds $500 million and (ii) Freescale Inc.’s total leverage ratio as of June 30, 2014 (as calculated under the Amended Credit Agreement) is greater than 4:1.

Revolver

At December 31, 2010, the Revolver had a remaining borrowing capacity of $27 million, excluding the LCPI commitment and $31 million in outstanding letters of credit. The Revolver will be available through December 1, 2012 at which time all outstanding principal amounts will become due and payable. The Revolver bears interest, at Freescale Inc.’s option, at a rate equal to an applicable margin over either (i) a base rate equal to the higher of either (a) the prime rate of Citibank, N.A. or (b) the federal funds rate, plus one-half of 1%; or, (ii) a LIBOR rate based on the cost of funds for deposit in the currency of borrowing for the relevant interest period, adjusted for certain additional costs. The interest rate on the Revolver at December 31, 2010 was 2.26%. (The spread over LIBOR with respect to the Revolver is 2.00%.) The applicable margin for borrowings under the Revolver may be reduced subject to the attainment of certain leverage ratios. Freescale Inc. is also required to pay quarterly facility commitment fees on the unutilized capacity of the Revolver at an initial rate of 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. Freescale Inc. is also required to pay customary letter of credit fees.

The obligations under the Credit Facility are unconditionally guaranteed by certain of the Parent Companies and, subject to certain exceptions, each of our material domestic wholly owned Restricted Subsidiaries, as defined in the Amended Credit Facility agreement. As of December 31, 2010, Freescale Inc. had no material domestic wholly owned Restricted Subsidiaries. All obligations under the Credit Facility, and the guarantees of those obligations, are secured by substantially all the following assets of Freescale Inc. and each guarantor, subject to certain exceptions: (i) a pledge of 100% of the capital stock of each of Holdings III, Holdings IV and Holdings V, a pledge of 100% of the capital stock of Freescale Inc., 100% of the capital stock of our subsidiary SigmaTel, Inc. and 65% of the voting stock (and 100% of the non-voting stock) of each of our material wholly owned foreign subsidiaries, in each case that are directly owned by Freescale Inc. or one of the guarantors; and (ii) a security interest in, and mortgages on, substantially all tangible and intangible assets of each of Holdings IV, Holdings V and Freescale Inc. In addition, in the event that Freescale Inc. (i) transfers foreign subsidiaries to, or forms new foreign subsidiaries under, Holdings III or another foreign entity (but not any entity directly or indirectly owned by a U.S. entity) or (ii) transfers assets to such foreign subsidiaries, Freescale Inc. will be required to pledge 100% of the voting stock of those wholly owned foreign subsidiaries so transferred or formed, and such foreign subsidiaries would be required to guarantee our obligations under the senior secured credit agreement. There are prepayment requirements under the Credit Facility in certain circumstances and subject to certain exceptions. These potential prepayment requirements include (i) 50% of annual excess cash flow as defined in the senior secured credit agreement, subject to an incremental, full step-down based upon attaining certain leverage ratios; (ii) 100% of net cash proceeds of all nonordinary course assets sales or other dispositions by Holdings III and its restricted subsidiaries if the net cash proceeds are not reinvested in the business; and (iii) 100% of the net proceeds of any issuance or incurrence of debt by Holdings III or any of its restricted subsidiaries, other than debt permitted under our Credit Facility. The foregoing mandatory prepayments will be applied to scheduled installments of the Extended Term Loan in direct order of maturity. Based on our annual operating results for the year ended December 31, 2008, we made a mandatory prepayment based on excess cash flows of approximately $24 million in February 2009.

Senior Notes

Freescale Inc. had an aggregate principal amount of $4,842 million in senior secured, senior unsecured and senior subordinated notes outstanding at December 31, 2010, consisting of (i) $750 million of senior secured 10.125% notes due 2018 (“10.125% Secured Notes”); (ii) $1,380 million of senior secured 9.25% notes due 2018 (“9.25% Secured Notes”); (iii) $57 million of Floating Rate Notes due 2014; (iv) $255 million of PIK-Election

Notes due 2014; (v) $886 million of 8.875% Unsecured Notes due 2014; (vi) $750 million of senior unsecured 10.75% notes due 2020 (“10.75% Secured Notes”); and (vii) $764 million of Senior Subordinated Notes due 2016. With regard to our fixed rates notes, interest is payable semi-annually in arrears as follows: (i) every March 15th and September 15th commencing on September 15, 2010 for the 10.125% Secured Notes; (ii) every April 15th and October 15th commencing on October 15, 2010 for the 9.25% Secured Notes; (iii) every February 1st and August 1st commencing February 1, 2011 for the 10.75% Unsecured Notes, and (iv) every June 15th and December 15th commencing on June 15, 2007 for the PIK-Election Notes, the 8.875% Unsecured Notes and the Senior Subordinated Notes. The Floating Rate Notes bear interest at a rate, reset quarterly, equal to three-month LIBOR (which was 0.30% on December 31, 2010) plus 3.875% per annum, which is payable quarterly in arrears on every March 15th, June 15th, September 15th and December 15th commencing March 15, 2007.

PIK-Interest

For any interest period through December 15, 2011, Freescale Inc. may elect to pay interest on the PIK-Election Notes (i) in cash, (ii) by electing to use the payment-in-kind (PIK) feature and increasing the principal amount of the PIK-Election Notes (“PIK Interest”), or (iii) an evenly split combination of the foregoing. Interest payable in cash will accrue at a rate equal to 9.125% per annum, and PIK Interest will accrue at the cash interest rate plus 0.75% per annum. After December 15, 2011, Freescale Inc. must pay all interest payments on the PIK-Election Notes in cash, and they will be treated as having been issued with original issue discount for federal income tax purposes.

For the interest periods ending on June 15, 2009 and December 15, 2009, Freescale Inc. elected to use the PIK Interest feature of its outstanding PIK-Election Notes. As a result, Freescale Inc. increased the principal amount of the PIK-Election Notes by approximately $53 million in 2009. Freescale Inc. also elected to use the PIK Interest feature for the interest period ending on June 15, 2010 and, accordingly, as of December 31, 2009, $2 million of accrued PIK Interest associated with the PIK-Election Notes was classified as long-term debt on the accompanying audited Consolidated Balance Sheet. In 2010, in connection with the PIK Interest election for the interest period ending June 15, 2010, Freescale Inc. increased the principal amount of the PIK-Election Notes by approximately $25 million. With respect to the interest that was due and will be due on December 15, 2010 and June 15, 2011, however, Freescale Inc. elected to make such interest payment by paying cash at the cash interest rate of 9.125%.

Registration Agreement

On September 30, 2010, in connection with the issuance of the 10.75% Unsecured Notes, Freescale Inc. entered into a registration rights agreement (the “Registration Rights Agreement”) among Freescale Inc., the Guarantors and the initial purchaser of the 10.75% Unsecured Notes. Under the Registration Rights Agreement, Freescale Inc. has agreed to use commercially reasonable efforts to file an exchange offer registration statement or, under specific circumstances, a shelf registration statement with the Securities and Exchange Commission (SEC). Pursuant to such exchange offer registration statement, Freescale Inc. will issue, in exchange for tendered 10.75% Unsecured Notes, registered securities containing terms substantially identical in all material respects to the 10.75% Unsecured Notes. Pursuant to the Registration Rights Agreement, additional interest will be assessed with respect to the 10.75% Unsecured Notes in the event a registration default occurs.

Guarantees and Right of Payment

The 10.125% Secured Notes are governed by the indenture dated as of February 19, 2010 (the “10.125% Indenture”), and the 9.25% Secured Notes are governed by the indenture dated as of April 13, 2010 (the “9.25% Indenture”). Each of Freescale Inc.’s parent companies, indirect parent companies and wholly owned subsidiaries that guarantee indebtedness, joint and severally, under the Credit Facility (the “Guarantors”) also guarantees, jointly and severally, the 10.125% Secured Notes and 9.25% Secured Notes on a senior secured basis. The Floating Rate Notes, PIK-Election Notes, 8.875% Unsecured Notes and Senior Subordinated Notes are governed by two indentures dated as of December 1, 2006, as supplemented and amended, and are guaranteed, jointly and severally, by the Guarantors. While the Floating Rate Notes, PIK-Election Notes and 8.875% Unsecured Notes are guaranteed on a senior unsecured basis, the Senior Subordinated Notes are guaranteed with a guarantee that ranks junior in right of payment to all of the other senior indebtedness of each Guarantor. The 10.75% Unsecured Notes are governed by the indenture dated as of September 30, 2010 (the “10.75% Indenture”). The Guarantors also guarantee, jointly and severally, the 10.75% Unsecured Notes on a senior unsecured basis.

Relative to our overall indebtedness, the 10.125% Secured Notes and the 9.25% Secured Notes rank in right of payment (i) pari passu to our existing senior secured indebtedness, (ii) senior to senior unsecured indebtedness to the extent of the value of any underlying collateral, but otherwise pari passu to such senior unsecured indebtedness, and (iii) senior to all senior subordinated indebtedness. The Floating Rate Notes, PIK-Election Notes, 8.875% Unsecured Notes and 10.75% Unsecured Notes rank in right of payment (i) junior to senior secured indebtedness to the extent of the value of any underlying collateral, but otherwise pari passu to such senior secured indebtedness, (ii) pari passu to our existing senior unsecured indebtedness, and (iii) senior to all senior subordinated indebtedness. The Senior Subordinated Notes are unsecured senior subordinated obligations and rank junior in right of payment to all other of our senior secured and unsecured indebtedness.

Redemption

Freescale Inc. may redeem, in whole or in part, the 10.125% Secured Notes at any time prior to March 15, 2014 at a redemption price equal to 100% of the principal balance, plus accrued and unpaid interest, if any, plus the applicable “make-whole” premium, as defined in the 10.125% Indenture. Freescale Inc. may redeem, in whole or in part, the 10.125% Secured Notes at any time after March 15, 2014 at a redemption price equal to 100% of the principal balance, plus accrued and unpaid interest, if any, plus a premium declining over time as set forth in the 10.125% Indenture. In addition, at any time on or prior to March 15, 2013, Freescale Inc. may redeem up to 35% of the aggregate principal amount of the 10.125% Secured Notes with the proceeds of certain equity offerings at a redemption price equal to 110.125% of the aggregate principal amount, plus accrued and unpaid interest, if any, as described in the 10.125% Indenture. If Freescale Inc. experiences certain change of control events, holders of the 10.125% Secured Notes may require Freescale Inc. to repurchase all or part of their 10.125% Secured Notes at 101% of the principal balance, plus accrued and unpaid interest.

Freescale Inc. may redeem, in whole or in part, the 9.25% Secured Notes at any time prior to April 15, 2014 at a redemption price equal to 100% of the principal balance, plus accrued and unpaid interest, if any, plus the applicable “make-whole” premium, as defined in the 9.25% Indenture. Freescale Inc. may redeem, in whole or in part, the 9.25% Secured Notes at any time on or after April 15, 2014 at a redemption price equal to 100% of the principal balance, plus accrued and unpaid interest, if any, plus a premium declining over time as set forth in the 9.25% Indenture. In addition, until April 15, 2013, Freescale Inc. may redeem up to 35% of the aggregate principal amount of the 9.25% Secured Notes with the proceeds of certain equity offerings at a redemption price equal to 109.25% of the aggregate principal amount, plus accrued and unpaid interest, if any, as described in the 9.25% Indenture. If Freescale Inc. experiences certain change of control events, holders of the 9.25% Secured Notes may require Freescale Inc. to repurchase all or part of their 9.25% Secured Notes at 101% of the principal balance, plus accrued and unpaid interest.

Freescale Inc. may redeem, in whole or in part, the Floating Rate Notes at any time on or after December 15, 2008, and the PIK-Election Notes and 8.875% Unsecured Notes at any time on or after December 15, 2010. In each case, the redemption price equals a fixed percentage of the related notes’ principal balance ranging from 100% to 104.6%, depending upon the series of notes redeemed and the redemption date, plus accrued and unpaid interest.

Freescale Inc. may redeem, in whole or in part, the 10.75% Unsecured Notes at any time prior to August 1, 2015 at a redemption price equal to 100% of the principal balance, plus accrued and unpaid interest, if any, plus the applicable “make-whole” premium, as defined in the 10.75% Indenture. Freescale Inc. may redeem, in whole or in part, the 10.75% Unsecured Notes, at any time on or after August 1, 2015 at a redemption price equal to 100% of the principal balance, plus accrued and unpaid interest, if any, plus a premium declining over time as set forth in the 10.75% Indenture. In addition, at any time on or prior to August 1, 2013, Freescale Inc. may redeem up to 35% of the aggregate principal balance of 10.75% Unsecured Notes with the proceeds of certain equity offerings at a redemption price equal to 110.75% of the aggregate principal amount, plus accrued and unpaid interest, if any, as described in the 10.75% Indenture. If Freescale Inc. experiences certain change of control events, holders of the 10.75% Unsecured Notes may require Freescale Inc. to repurchase all or part of their 10.75% Unsecured Notes at 101% of the principal balance, plus accrued and unpaid interest.

Freescale Inc. may redeem, in whole or in part, the Senior Subordinated Notes at any time prior to December 15, 2011 at a redemption price equal to 100% of the notes’ principal balance, plus accrued and unpaid interest, if any, plus the Applicable Premium, as defined in the indenture governing the Senior Subordinated Notes. Freescale Inc. may also redeem, in whole or in part, the Senior Subordinated Notes at any time on or after December 15, 2011. The redemption price is at a fixed percentage of the notes’ principal balance ranging from 100% to 105.1%, depending upon the redemption date, plus accrued and unpaid interest.

Hedging Transactions

In connection with the issuance of our variable rate debt, Freescale Inc. also entered into interest rate swap and cap contracts with various counterparties as a hedge of the variable cash flows of our variable interest rate debt. See Note 5 for further details of these interest rate swap and cap contracts.

Covenants

Freescale Inc.’s Credit Facility and Indentures contain restrictive covenants that limit the ability of our subsidiaries to, among other things, incur or guarantee additional indebtedness or issue preferred shares; pay dividends and make other restricted payments; impose limitations on the ability of our restricted subsidiaries to pay dividends or make other distributions; create or incur certain liens; make certain investments; transfer or sell assets; engage in transactions with affiliates; and merge or consolidate with other companies or transfer all or substantially all of our assets. Under the Credit Facility, Freescale Inc. must comply with conditions precedent that must be satisfied prior to any borrowing. The Credit Facility and Indentures also provide for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants and cross defaults or cross acceleration provisions. Freescale Inc. was in compliance with these covenants as of December 31, 2010.

Other Indebtedness

During 2010, one of our foreign subsidiaries fully repaid the remaining outstanding balance under a short-term Japanese yen-denominated revolving loan. We do not utilize any other short-term borrowing instruments.

Fair Value

At December 31, 2010 and 2009, the fair value of our long-term debt, excluding accrued PIK Interest on the PIK-Election Notes, was approximately $7,863 million and $7,036 million, respectively, which was determined based upon quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily the amount which could be realized in a current market exchange.

Debt Service

We are required to make debt service payments under the terms of our debt agreements. The obligated debt payments for 2011 is $29 million. Future obligated debt payments are $560 million in 2012, $29 million in 2013, $1,227 million in 2014, $29 million in 2015 and $5,737 million thereafter.

(5) Risk Management

Foreign Currency Risk

As discussed in Note 1, we changed the functional currency for certain foreign operations to the U.S. dollar effective January 1, 2008. As a result of this change in functional currency, exchange rate gains and losses are recognized on transactions in currencies other than the U.S. dollar and included in operations for the period in which the exchange rates changed.

In order to reduce the exposure of our financial results to the fluctuations in exchange rates, our principal strategy has been to naturally hedge the foreign currency-denominated liabilities on our balance sheet against corresponding foreign currency-denominated assets such that any changes in liabilities due to fluctuations in exchange rates are inversely offset by changes in their corresponding foreign currency assets. In order to further reduce our exposure to U.S. dollar exchange rate fluctuations, we have entered into foreign currency hedge agreements related to the currency and the amount of expenses we expect to incur in jurisdictions in which our operations are located. No assurance can be given that our hedging transactions will prevent us from incurring higher foreign currency-denominated costs when translated into our U.S. dollar-based accounts in the event of a weakening of the U.S. dollar on the non-hedged portion of our costs and expenses.

At December 31, 2010 and 2009, we had outstanding foreign exchange contracts not designated as accounting hedges with notional amounts totaling approximately $187 million and $192 million, respectively, which are accounted for at fair value. These forward contracts have original maturities of less than three months. The fair value of these forward contracts was a net unrealized gain of less than $1 million and a net unrealized loss of $2 million at December 31, 2010 and 2009, respectively. Forward contract gains (losses) of less than $1 million, $(2) million and $(25) million for 2010, 2009 and 2008, respectively, were recorded in other, net in the accompanying audited Statements of Operations related to our realized and unrealized results associated with these foreign exchange contracts. Management believes that these financial instruments should not subject us to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities, and transactions being hedged. The following table shows, in millions of U.S. dollars, the notional amounts of the most significant foreign exchange hedge positions not designated as accounting hedges as of December 31, 2010 and 2009:

Buy (Sell)	December 31, 2009	December 31, 2010
Malaysian Ringgit	$64	$69
Euro	$48	$54
Japanese Yen	$(20)	$39
Israeli Shekel	$16	$16
Singapore Dollar	$12	$9
Taiwan Dollar	$2	$(12)

We have provided $15 million in collateral to three of our counterparties in connection with our foreign exchange hedging program as of December 31, 2010. This amount is classified as restricted cash and is recorded as a component of other current assets on the accompanying audited Consolidated Balance Sheet. We do not offset the fair value of our derivative instruments against any rights to reclaim cash collateral.

Cash Flow Hedges

At December 31, 2010, we had Malaysian Ringgit forward and option contracts designated as cash flow hedges with an aggregate notional amount of $114 million and a fair value of a net unrealized gain of $3 million. These forward and option contracts have original maturities of less than one year. Gains of less than $1 million for 2010 were recorded in cost of sales in the accompanying audited Statements of Operations related to our realized results associated with these cash flow hedges. Management believes that these financial instruments will not subject us to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the forecasted expenses being hedged. We had no foreign currency exchange contracts designated as cash flow hedges at December 31, 2009.

Interest Rate Risk

We use interest rate swap agreements to assist in managing the floating rate portion of our debt portfolio. As of December 31, 2010 and 2009, we had effectively fixed our interest rate on $200 million of our variable rate debt through December 1, 2012 with interest rate swaps. In the second quarter of 2009, we settled a LBSF swap arrangement with a notional amount of $400 million at a $4 million gain. LBSF filed a petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York on October 3, 2008. An interest rate swap is a contractual agreement to exchange payments based on underlying interest rates. We are required to pay the counterparties a stream of fixed interest payments at an average rate of 3.76%, and in turn, receive variable interest payments based on three-month LIBOR (0.30% at December 31, 2010) from the counterparties. As our interest rate swaps do not qualify as cash flow hedges, the net receipts or payments from the interest rate swap agreements are recorded in other, net in the accompanying audited Consolidated Statement of Operations, in accordance with ASC Topic 815. During 2010 and 2009, we recognized pre-tax losses of $8 million and $4 million, respectively, in other, net associated with the change in fair value of these interest rate swaps.

In December 2007, we elected to switch from 3-month LIBOR to 1-month LIBOR on our Original Term Loan. This was done in order to realize interest payment savings due to decreasing interest rates. As a result of making this election on the Term Loan, these interest rate swaps no longer qualified as a cash flow hedge; therefore, in the first quarter of 2008, we recognized a $25 million pre-tax loss in other, net. In accordance with ASC Topic 815, the loss realized upon an instrument’s de-designation as a cash flow hedge represents the cumulative ineffective portion of the interest rate swaps and change in fair value from the date of de-designation; and, as these interest rate swaps did not meet the requirements of a cash flow hedge, all future related gains and losses due to the change in fair value were recognized in other, net. Accordingly, in 2008, we recognized a total pre-tax loss of $38 million in other expense related to the cumulative ineffective portion and subsequent change in fair value of our interest rate swaps that were no longer classified as a cash flow hedge. Although we elected to switch back to 3-month LIBOR on our Term Loan in December 2008, we elected not to re-designate the related interest rate swap agreements as cash flow hedges under ASC Topic 815.

The remaining effective portion of these interest rate swaps at December 31, 2008 was approximately $6 million, net of tax, and was included in accumulated other comprehensive loss. This unrealized loss was exclusive of the aforementioned pre-tax loss on the ineffective portion of the interest rate swaps. This amount was fully recognized as other, net or interest expense through December 2009 in the accompanying audited Consolidated Statement of Operations.

In addition to interest rate swap agreements, we also use interest rate cap agreements to manage our floating rate debt. During 2009, we entered into two interest rate cap contracts with two counterparties as a hedge of the variable cash flows of our variable interest rate debt. Under the terms of these contracts, we have effectively hedged $400 million of our variable interest rate debt at a cap rate of 2.75%. The caps became effective on December 1, 2009 and will mature on December 1, 2012. Accordingly, since December 1, 2009, we continue to pay interest at a LIBOR-based rate (LBR) on $400 million of our variable interest rate debt, as long as the LBR does not exceed 2.75%. If the LBR exceeds the cap rate in any given interest period, we will subsequently receive a payment from the counterparty to ensure the LBR we pay is no more than 2.75%, net on the related variable interest rate debt. Any payments from the interest rate cap agreements will be recorded in other, net. As these interest rate caps do not meet the requirements of a cash flow hedge under ASC Topic 815, all related gains and losses due to the change in fair value are recognized in other, net. During 2010 and 2009, we recognized pre-tax losses of $6 million and less than $1 million, respectively, in other, net associated with the change in fair value of these interest rate caps.

Counterparty Risk

Outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. On a periodic basis, we review the credit ratings of our counterparties and adjust our exposure as deemed appropriate. We also enter into master netting arrangements with counterparties when possible to mitigate credit risk in derivative transactions. A master netting arrangement may allow counterparties to net settle amounts owed to each other as a result of multiple, separate derivative transactions. As of December 31, 2010, our exposure to counterparty risk is immaterial.

(6) Employee Benefit and Incentive Plans

Share and Equity-based Compensation

Our total share and equity-based compensation expense is presented below:

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Cost of sales	$3	$2	$3
Selling, general and administrative	48	30	23
Research and development	4	2	3
Reorganization of business, contract settlement, and other	18	—	—

Total	$73	$34	$29

Share and Equity-based Compensation Plans

On May 7, 2011 we effected a 1-for-5.16 reverse stock split of our common shares. The exercise price, fair value per share and the number of common shares issuable under the share-based compensation plans of Holdings I were proportionately adjusted to reflect the reverse stock split. (Refer to Note 1 for further discussion of the impact of the reverse stock split on weighted average common shares outstanding and earnings per common share.)

Option Exchange

On April 6, 2009, Holdings I granted options to purchase shares of Holdings I common shares under the Freescale Holdings 2006 Management Incentive Plan and the 2007 Non-Executive Incentive Plan by entering into new non-qualified option agreements with certain officers and employees. The Compensation and Leadership Committee of the Holdings I board of directors approved the form of the non-qualified option agreements in connection with an exchange of existing vested and unvested Class B Limited Partnership Interests in Freescale LP (“Class B Interests”) and options to purchase Holdings I common shares, in each case, for new options to purchase Holdings I common shares (“Option Exchange”). Under the terms of each of the agreements, the new options have a term of ten years and vest and become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of April 6th and are subject to the terms and conditions of the investors’ agreements. The exercise price for the new options granted under both agreements is equal to the fair value per share of Holdings I common shares on the date of grant.

Previously granted options and Class B Interests were exchanged for new options with a lower exercise price granted on a one-for-one basis for options and on a one-for-one hundred forty-four basis for Class B Interests (including the 1.2472% Class B-2008 Series Interest discussed later in this Note). Options to purchase an aggregate of approximately 3 million shares of Holdings I common shares, 67 thousand Class B Interests and the 1.2472% Class B-2008 Series Interest were exchanged for new options to purchase an aggregate of approximately 7 million shares of Holdings I common shares. Options granted pursuant to the Option Exchange have an exercise price of $6.40 per share. In accordance ASC Topic 718, the increase in the fair value of the Holdings I options that occurred in connection with the Option Exchange resulted in a modification charge of approximately $18 million, which will be recognized over the vesting period of the new options (four years), less estimated forfeitures.

Non-qualified and Rollover Options

In connection with the Merger, we adopted a new share-based compensation plan (“2006 Management Incentive Plan”), which authorizes share-based awards to be granted to management, key employees and directors for up to 6.0 million common shares. On February 4, 2009, the 2006 Management Incentive Plan was amended to allow up to approximately 11.7 million Holdings I common shares to be issued under this plan. On October 28, 2009, the 2006 Management Incentive Plan was further amended to allow up to approximately 13.5 million Holdings I common shares to be issued under the plan. As of December 31, 2010, the Company has issued approximately 9.4 million non-qualified options in Holdings I (“2006 Options”), which remain outstanding, with exercise prices ranging from $6.40 to $36.12 per share, to certain members of management pursuant to the 2006 Management Incentive Plan. (These options include those issued in connection with the Option Exchange.) The 2006 Options vest 25% on each of the first, second, third and fourth anniversaries of the date of grant and are subject to the terms and conditions of certain investor agreements. As of December 31, 2010 we had approximately $44 million in unamortized expense, net of expected forfeitures, which is being amortized on a straight-line basis over a period of four years in additional paid-in capital.

The fair value of the 2006 Options was estimated on the date of grant using the Black-Scholes option pricing method. The assumptions used in the model are outlined in the following table:

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Weighted average grant date fair value per share	$17.23	$4.08	$4.08
Weighted average assumptions used:
Expected volatility	58.2%	72.1%	77.0%
Expected lives (in years)	6.14	6.25	6.25
Risk free interest rate	3.3%	2.3%	2.6%
Expected dividend yield	—%	—%	—%

In accordance with ASC Topic 718, the computation of the expected volatility assumptions used in the Black-Scholes calculations for grants was based on historical volatilities and implied volatilities of peer companies. The Company utilized the volatilities of peer companies due to its lack of extensive history as a public company and the fact its current equity was not publicly traded. The peer companies operate in the semiconductor industry and are of similar size. When establishing its expected life assumptions, we use the “simplified” method prescribed in ASC Topic 718 for companies that do not have adequate historical data. The risk-free interest rate is measured as the prevailing yield for a U.S. Treasury security with a maturity similar to the expected life assumption.

A summary of changes in the 2006 Options outstanding during the year ended December 31, 2010 is presented below:

	Options (in thousands)	Wtd. Avg. exercise price per share	Wtd. Avg. Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Balance at January 1, 2010	9,312	$7.95	10	$—
Granted	508	$6.40
Terminated, cancelled or expired	(363)	$7.38
Exercised	(29)	$6.40

Balance at December 31, 2010	9,428	$7.84	9	$55

Exercisable options at December 31, 2010	2,404	$8.72	—	$13

Under the 2006 Management Incentive Plan, we also issued fully vested options (“Rollover Options”), to purchase approximately 0.8 million shares of our common shares, in exchange for approximately 143 thousand fully vested Freescale Inc. options held by certain members of management that were not exercised before the closing of the Merger. The number and exercise price for the Rollover Options were determined based on a formula that maintained the intrinsic value of the Freescale Inc. options and maintained the fair value of the award before and after conversion. Using the closing price of Freescale Inc.’s common shares at the closing of the Merger, the average price for the Rollover Options was $22.24 per share. Except as noted for the number and exercise price, the Rollover Options generally maintained the same terms as the options that existed prior to the Merger.

The Rollover Options are considered temporary equity under the provisions of SEC Accounting Series Release No. 268, “Presentation in Financial Statements of ‘Redeemable Preferred Stocks’,” due to having a contingent cash-settlement feature upon the death or disability of the option holder and the awards having intrinsic value as of December 1, 2006 (the “Grant Date”). As such, the Grant Date intrinsic value of approximately $11 million recognized in additional paid-in capital should be considered temporary equity of the Company.

In June 2007, we adopted the Freescale Semiconductor Holdings 2007 Employee Incentive Plan (“2007 Non-Executive Incentive Plan”), which authorizes the issuance of up to 0.9 million shares of our common shares in the form of share-based awards to key employees. On October 28, 2009, the 2007 Non-Executive Incentive Plan was amended to allow up to approximately 2.1 million shares of Holdings I common shares to be issued under the plan. As of December 31, 2010, approximately 1.7 million non-qualified options (“2007 Options”), with exercise prices ranging from $6.40 to $36.12 per share, have been issued, and remain outstanding, to key employees. (These options include those issued in connection with the Option Exchange.) The 2007 Options vest 25% on each of the first, second, third and fourth anniversaries of the options grant date. As of December 31, 2010, we had approximately $7 million in unamortized expense, net of expected forfeitures, which is being amortized on a straight-line basis over a period of four years in additional paid-in capital.

The fair value of the options granted was estimated on the grant date using the Black-Scholes option pricing method. The assumptions used in the model are outlined in the following table:

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Weighted average grant date fair value per share	$16.87	$4.08	$4.08
Weighted average assumptions used:
Expected volatility	58.3%	74.7%	77.0%
Expected lives (in years)	6.16	6.25	6.25
Risk free interest rate	3.0%	2.5%	2.6%
Expected dividend yield	—%	—%	—%

A summary of changes in the 2007 Options outstanding during the year ended December 31, 2010 is presented below:

	Options (in thousands)	Wtd. Avg. exercise price per share	Wtd. Avg. Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Balance at January 1, 2010	1,810	$7.02	10	$—
Granted	40	$6.40
Terminated, cancelled or expired	(170)	$7.43
Exercised	—

Balance at December 31, 2010	1,680	$6.97	9	$10

Class B Interests

In connection with the Merger, Freescale LP adopted a new equity-based management compensation plan (“2006 Interest Plan”), under which 344 thousand unvested Class B Interests in Holdings were issued to thirteen individuals, thereby making those individuals parties to the Amended and Restated Agreement of Limited Partnership of Freescale LP (“Limited Partnership Agreement”). Under the provisions of the Limited Partnership Agreement, the Class B Interests will participate in any increase in the equity of the partnership subsequent to the initial contribution. The Class B Interests awards vest 25% on each of the first, second, third and fourth anniversaries of the date of grant. The Class B Interests are subject to the terms, conditions, and restrictions of the Limited Partnership Agreement and the Investors Agreement dated December 1, 2006.

During 2008, approximately 81 thousand Class B Interests became vested upon entering into a separation agreement with our former Chief Executive Officer, and concurrently, approximately 53 thousand Class B Interests were forfeited. In accordance with this vesting, we recorded accelerated amortization of approximately $17 million as a reorganization of business, contract settlement, and other charge in our accompanying audited Consolidated Statement of Operations. In addition, approximately 37 thousand Class B Interests became vested upon the separation of six other executives in 2008, and concurrently, approximately 68 thousand Class B Interests were forfeited. In addition, approximately six thousand Class B Interests became vested upon the separation of 2 executives in 2009, and concurrently, approximately three thousand Class B Interests were forfeited. As of December 31, 2010, 130 thousand Class B Interests, held by former executives of Freescale Inc., remain outstanding. (These Class B Interests exclude those canceled in exchange for new options to purchase Holdings I common shares in connection with the Option Exchange.)

In 2008, Freescale LP granted our current Chief Executive Officer a 1.2472% Class B-2008 Series Interest, as defined in the Amended and Restated Agreement of Exempted Limited Partnership of Freescale LP, dated as of February 11, 2008 (“Amended LP Agreement”), which provide the holder an interest in Freescale LP and entitle the holder to 1.2472% of all distributions in excess of the Partnership 2008 Book Value (as defined in the Amended LP Agreement). The Class B-2008 Series Interest was granted to our Chief Executive Officer on April 7, 2008. However, the grant date for financial reporting was March 17, 2008, as we had a mutual understanding of the terms and conditions of the award and he met the definition of an employee on that date. The Class B-2008 Series Interest was canceled in exchange for options to purchase shares of Holdings I common shares in connection with the Option Exchange.

The fair value of the Class B Interests and the former Class B-2008 Series Interest was estimated on the grant date using the Black-Scholes option pricing method. The assumptions used in the model are outlined in the following table:

(Dollars in millions)	Year Ended December 31, 2008 (Class B-2008 Series Interest)
Weighted average grant date fair value	$39
Weighted average assumptions used:
Expected volatility	57.0%
Expected lives (in years)	5.00
Risk free interest rate	2.6%
Expected dividend yield	—%

Restricted Stock Units and Deferred Stock Units

Under the terms of the 2006 Management Incentive Plan, restricted stock units (RSUs) have been granted to certain members of management, key employees and directors. The grants are rights to receive shares of our common shares on a one-for-one basis and vest 25% on each of the first, second, third and fourth anniversaries of the grant date and are not entitled to dividends or voting rights, if any, until they are vested. The fair value of the RSU awards is being recognized on a straight-line basis over the employee service period.

During 2009, we also granted performance-based deferred stock units (DSUs) to certain executives of Freescale Inc. under the 2006 Management Incentive Plan. The number of DSUs that could be earned pursuant to such awards range from zero to twice the number of target DSUs established at the grant date based upon the achievement of EBITDA and revenue growth levels measured against a group of peer companies over a three-year period from January 1, 2009. The performance-based DSUs, to the extent earned, vest 100% on the fourth anniversary of the grant date.

A summary of changes in RSUs and DSUs outstanding during the year ended December 31, 2010 is presented below:

RSUs and DSUs (in thousands)
Non-vested RSU and DSU balance at January 1, 2010	2,383
Granted	58
Vested	(171)
Issuances	(87)
Terminated, cancelled or expired	(18)

Non-vested RSU and DSU balance at December 31, 2010	2,165

On April 7, 2008, we granted 0.9 million RSUs to certain executives of the Company. Included in this grant were 0.4 million RSUs granted to our new Chief Executive Officer. However, in accordance with the provisions of ASC Topic 718, for financial reporting purposes, the date of our Chief Executive Officer’s grant is March 17, 2008, as we had a mutual understanding of the terms and conditions of the award and he met the definition of an employee on that date.

Under the terms of the RSU and DSU award agreements, shares of common shares are not issued to the participant upon vesting of the RSU or DSU. Shares are issued upon the earlier of: (i) the participant’s termination of employment; (ii) the participant’s death; (iii) the participant’s disability; (iv) a change of control; or (v) the fifth or seventh anniversary of the date of grant for RSUs and January 5, 2013 for DSUs. Vested RSUs and DSUs are considered outstanding until shares have been issued.

As of December 31, 2010, we had approximately $4 million in unamortized expense related to RSUs and DSUs, net of expected forfeitures, which is being amortized on a straight-line basis over a period of two to four years in additional paid-in capital.

In connection with the Merger, certain Freescale Inc. fully vested options and partially vested RSUs were exchanged for similar cash-settled liability awards. In accordance with ASC Topic 718, we reclassified these previously equity classified awards to accrued liabilities based on their December 1, 2006 market value. The cash-settled liability awards exchanged for Freescale Inc. RSUs will vest through the second anniversary of their original grant date. The aggregate value of these awards was approximately $4 million as of December 31, 2009. During 2010, all remaining awards were settled.

Defined Contribution Plans

We have a retirement savings plan covering substantially all eligible U.S. employees (the “Plan”). The Plan provides for employer matching contributions. Matching contributions may be made in amounts up to a 100% match of each participant’s pre-tax contributions to the Plan not to exceed 5% of the participant’s eligible contribution. Under our defined contribution plans, matching contributions totaled $29 million in 2010, $6 million in 2009, and $38 million in 2008.

Incentive Plans

We are parties to an annual management incentive awards program under which the Company has the authority to grant management incentive awards to any of our designated executive officers or of any subsidiary. In conjunction with this awards program, Freescale Inc. established the Freescale Bonus Plan. Freescale Inc. plans to allocate an incentive pool percentage to each designated employee for each calendar year. The employee’s incentive award then will be determined by us based on the employee’s allocated portion of the incentive pool subject to adjustment at our sole discretion. We recognized expense of $102 million in 2010, $61 million in 2009, and $3 million in 2008 related to this plan.

Pension and Post-retirement Benefit Plans

Effective as of December 31, 2007, we adopted the provisions of ASC Topic 715 that require that the funded status of defined-benefit postretirement plans be recognized on the Company’s consolidated balance sheets, and that changes in the funded status be reflected in comprehensive earnings. ASC Topic 715 also requires the measurement date of the plan’s funded status to be the same as the Company’s fiscal year-end. Although the measurement date provision was not required to be adopted until fiscal year 2008, the Company early-adopted this provision for fiscal year 2007. The measurement date for all U.S. and non-U.S. plans was December 31st for 2010 and 2009.

Pension Benefits

At the Distribution Date, the pension benefits for all active U.S. employees were frozen. Obligations related to retired and other vested participants as of the Distribution Date will remain the responsibility of Motorola. We did not adopt a new U.S. pension plan. Most of Freescale Inc.’s non-U.S. retirement benefit plans were frozen as of the Distribution, with respect to our employees, with the obligation for retirees and vested participants remaining the responsibility of Motorola, and Freescale Inc. no longer participating in the Motorola plans. We continue to offer defined benefit plans to approximately 2,190 non-U.S. employees.

Net periodic benefit cost for pension plans was $10 million, $12 million, and $14 million in 2010, 2009, and 2008, respectively. Our contributions to these plans aggregated $3 million, $5 million, and $12 million in 2010, 2009, and 2008, respectively.

The weighted average assumptions for these benefit plans as of December 31, 2009 and 2010 were as follows:

	December 31, 2009	December 31, 2010
Discount rates	3.60%	3.20%
Expected return on plan assets	4.20%	2.60%
Rate of compensation increase	2.80%	2.80%

The overall expected long-term rate of return on plan assets is based on expected returns on individual asset types included in asset portfolios provided by pension plan fund managers, as well as expected interest on insurance contracts purchased to fund pension benefits.

The accumulated benefit obligation for all defined benefit plans was $113 million and $106 million at December 31, 2010 and 2009, respectively. The net projected benefit obligation of these plans was $127 million and $113 million at December 31, 2010 and 2009, respectively. At December 31, 2010 and 2009, plan assets of approximately $66 million and $61 million, respectively, were principally invested in equity, debt and guaranteed investment securities.

Post-retirement Health Care Benefits

Certain retiree benefits are available to eligible U.S. employees meeting certain age and service requirements upon termination of employment through the Motorola Post-retirement Healthcare Plan. At the Distribution Date, Freescale Inc. assumed responsibility for the retiree medical benefit obligation for all eligible retired participants, active vested participants, and active participants who vest within the three year period following the Distribution. The amount of the retiree medical benefit obligation assumed by Freescale Inc. was $118 million, and these benefits were frozen at the Distribution Date. Motorola also apportioned $68 million in plan assets from their benefit trusts related to this obligation; this obligation was paid by Motorola in 2008.

The components of the expense we incurred under the Post-retirement Healthcare Plan were as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Service cost	$1	$1	$1
Interest cost	9	8	9
Net amortization of losses	(1)	(2)	(1)

Post-retirement expense	$9	$7	$9

The measurement date for the valuation of our obligations and assets for the Post-retirement Healthcare Plan was December 31st for 2010 and 2009. Our obligation consists of an accumulated benefit obligation (ABO) and represents the actuarial present value of benefits payable to plan participants for services rendered at the valuation date. Our obligation to the Post-retirement Healthcare Plan is as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Benefit obligation:
Beginning of year	$164	$148	$165
Service cost	1	1	1
Interest cost	9	8	9
Actuarial loss (gain)	(14)	23	14
Benefits paid, net	(12)	(15)	(12)

	$148	$165	$177

Benefit payments, which reflect expected future service, are estimated to be $13 million in 2011, $14 million in 2012, $14 million in 2013, $14 million in 2014, $14 million in 2015 and $70 million for the next five years thereafter.

The weighted average assumptions for these retiree medical benefits as of December 31, 2009 and 2010 were as follows:

	December 31, 2009	December 31, 2010
Discount rate	5.50%	5.25%
Assumed health care trend rate for next year	9.12%	8.06%
Assumed ultimate health care trend rate	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2016	2017

The assumed discount rate is based on market rates as of the measurement date and is utilized in calculating the actuarial present value of our obligation, periodic expense and health care cost trend rate for the Post-retirement Healthcare Plan.

The assumed health care cost trend rate represents our estimate of the annual rates of change in the costs of the health care benefits currently provided by the Post-retirement Healthcare Plan. The estimated effect of a 1% increase in assumed health care cost trends would increase 2011 costs by less than $1 million and increase the benefit obligation at December 31, 2010 by $6 million. The estimated effect of a 1% decrease in assumed health care cost trends would decrease 2011 costs by less than $1 million and decrease the benefit obligation at December 31, 2010 by $5 million.

The reconciliation of the funded status of the Post-retirement Healthcare Plan is as follows:

	December 31, 2009	December 31, 2010
Benefit obligation	$(165)	$(177)
Fair value of plan assets	—	—

Funded status	(165)	(177)
Fourth quarter contributions	—	—
Unrecognized prior service cost	—	—
Unrecognized net gain	(31)	(16)

(Accrued) benefit cost	$(196)	$(193)

Plan Assets Underlying Pension Plans

The pension plans for certain of our foreign subsidiaries have underlying assets, while pension plans of other foreign subsidiaries are unfunded. Our overall investment strategy with regard to these pension assets is to achieve a wide diversification of asset types, fund strategies and fund managers with resulting future cash flows associated with such investments sufficient to fund anticipated future pension payments. The target allocations for plan assets are 37% equity securities, 35% cash investment and 28% fixed income securities, although the actual plan asset allocations may be within a specified range of these targets. Equity securities primarily include investments in U.S. and international large-cap and mid-cap companies. Cash investments primarily include cash balances and investments in time deposits. Fixed income securities include international government securities, corporate bonds from diversified industries, municipal bonds, and U.S. Treasury securities. The actual asset allocations are reviewed and rebalanced on a periodic basis to maintain the target allocations. The portfolio diversification provides protection against a single security or class of securities having a disproportionate impact on aggregate performance.

The fair values of our pension plan assets at December 31, 2010 by asset category, utilizing the fair value hierarchy discussed in Note 3, are as follows:

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Asset Category
Common collective trust	$54	$—	$54	$—
Insurance contracts	12	—	12	—

Total Assets	$66	$—	$66	$—

Our interest in the common collective trust investments are managed by one custodian. Consistent with our investment strategy, the custodian has invested the assets across a widely diversified portfolio of U.S. and international equity and fixed income securities. Fair values of each security within the collective trust as of December 31, 2010 were obtained from the custodian and are based on quoted market prices of individual investments; however, since the fund itself does not have immediate liquidity or a quoted market price, these assets are considered Level 2.

Our insurance contract pension assets represent a claim on a policy value which are independent from the value of investments underlying it, as the insurer is obliged to guarantee this amount regardless of (i) how the amount is invested, (ii) the value of the insurer’s investment at a point in time, and (iii) the future fluctuations in value of the insurer’s assets underlying the policies. This guaranty is demanded by the German Federal Insurance Board, and any insurer must accept and declare this guaranty in its business terms, otherwise their terms are not approved. The value of the insurance contracts are considered Level 2.

(7) Income Taxes

The Company is a Bermuda exempted Limited Liability Company. Bermuda does not impose corporate income taxes. Our operations are conducted through our various subsidiaries in a number of countries throughout the world. Consequently, income taxes have been provided based on the laws and rates in effect in the countries in which operations are conducted or in which we or our subsidiaries are considered resident for income tax purposes.

Components of (loss) earnings before income taxes are as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010

Bermuda	$(27)	$(5)	$(6)
United States	(8,597)	463	(1,313)
Foreign	142	44	241

	$(8,482)	$502	$(1,078)

Components of income tax benefit are as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010

Current:
United States	$—	$(3)	$—
Foreign	60	21	28

Total current	60	18	28
Deferred:
United States	$(581)	$(307)	$4
Foreign	(2)	7	(51)

Total deferred	(583)	(300)	(47)
Non-current:
United States	$10	$45	$—
Foreign	(30)	(9)	(6)

Total non-current	(20)	36	(6)

Total benefit for income taxes	$(543)	$(246)	$(25)

In 2010, cash paid for taxes, net of cash refunds, was $14 million. In 2009, cash received from refunds, net of cash paid for taxes, was $3 million, respectively. In 2008, cash paid for taxes, net of cash received for tax refunds, was $11 million.

ASC Topic 740, “Income Taxes” (“ASC Topic 740”) requires that deferred tax assets be reduced by a valuation allowance, if based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in a future period. As we have incurred cumulative losses in the United States, the Company recorded a valuation allowance on substantially all of its U.S. net deferred tax assets after considering all positive and negative factors as to the recoverability of these assets. In addition, we recorded valuation allowances in certain foreign jurisdictions after considering all positive and negative factors as to the recoverability of these assets.

During 2009, we recorded a $2,264 million net gain as a result of the reduction in our outstanding long-term debt in connection with the Debt Exchange. We continue to be in an overall three year U.S. cumulative loss position, inclusive of the cancellation of debt gain. As aforementioned, a valuation allowance of $560 million was recorded on our U.S. deferred tax assets as of December 31, 2008, so substantially all of the U.S. tax expense related to the cancellation of debt income was offset by a beneficial release of the valuation allowance on our U.S. deferred tax assets. We had a $270 million non-cash income tax benefit related to the release of a U.S. valuation allowance in connection with a local tax election resulting in income taxes on unremitted earnings of one of our foreign subsidiaries no longer being required.

A reconciliation of the Bermuda statutory tax rate of 0% and the effective income tax is as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Statutory income tax rate in Bermuda	—%	—%	—%
Taxes on U.S. and foreign (losses) earnings which are different than the Bermuda rate	34	11	37
Valuation allowance on deferred taxes	(6)	(47)	(40)
Research credits	—	(6)	2
Goodwill	(22)	—	—
U.S. benefit (worthless stock)	—	(5)	—
Foreign capital incentive	—	—	3
Other	—	(2)	—

	6%	(49)%	2%

A portion of our operations are eligible for a reduced or zero tax rate under various tax holidays which expire in whole or in part through 2020. The income tax benefits attributable to the tax status of the subsidiaries with tax holidays are estimated to be approximately $2 million, $5 million, and $27 million for 2010, 2009, and 2008, respectively.

Significant components of deferred tax assets (liabilities) are as follows:

	December 31, 2009	December 31, 2010
Tax carryforwards	$450	$685
Depreciation	144	210
Employee benefits	148	170
Accrued interest	26	61
Accrued intercompany expenses	—	60
Inventory	98	52
Capitalized research and development	86	36
Foreign capital incentive	—	28
Sales, bad debt and warranty reserves	24	28
Environmental reserves	16	15
Other capitalized items	(146)	15
Investments	10	11
Deferred revenue	5	2
Other, net	36	59
Undistributed foreign earnings	(390)	(438)
Valuation allowance	(389)	(823)

Net deferred tax assets	$118	$171

We have provided additional deferred taxes for the anticipated repatriation of earnings of our foreign subsidiaries where our management has determined that the foreign subsidiaries’ earnings are not indefinitely reinvested. For foreign subsidiaries whose earnings are indefinitely reinvested, no provision for income taxes has been provided. It is not practicable to reasonably estimate the amount of additional income tax liabilities that may be payable should these earnings be distributed in the future.

Gross deferred tax assets were $1,570 million and $1,200 million at December 31, 2010 and 2009, respectively. Gross deferred tax liabilities were $576 million and $693 million at December 31, 2010 and 2009, respectively. The Company’s deferred tax positions are reflected in the following captions on the accompanying audited Consolidated Balance Sheets:

	December 31, 2009	December 31, 2010
Other current assets	$134	$132
Other assets	63	95
Accrued liabilities	(2)	(2)
Other liabilities	(77)	(54)

Net deferred tax assets	$118	$171

At December 31, 2010 and 2009, we had valuation allowances of $740 million and $288 million against certain of our deferred tax assets in the United States, and valuation allowances of $83 million and $101 million against net deferred tax assets of certain foreign subsidiaries, respectively, to reflect the deferred tax assets at the net amounts that are more likely than not to be realized. Valuation allowances have been recorded on substantially all our U.S. deferred tax assets as of December 31, 2008, as we have incurred cumulative losses in the United States. We have not recognized tax benefits for these losses as we are precluded from considering the impact of future forecasted earnings pursuant to the provisions of ASC Topic 740 in assessing whether it is more likely than not that all or a portion of our deferred tax assets may be recoverable. The Company computes cumulative losses for these purposes by adjusting U.S. pre-tax results (excluding the cumulative effects of accounting method changes and including discontinued operations and other “non-recurring” items such as restructuring or impairment charges) for permanent items.

During 2010, we recorded a net increase to our valuation allowance of $434 million. This net increase consisted of a $452 million increase related to our U.S. valuation allowance, partially offset by an $18 million decrease in our overall foreign valuation allowance. The increase in the U.S. valuation allowance is attributable to an overall increase in U.S. net deferred tax assets, of which $446 million was recorded through deferred tax expense, and a $6 million deferred tax benefit was recorded in other comprehensive earnings. The decrease in the foreign valuation allowance was a result of recording a $19 million deferred tax benefit offset by $1 million deferred tax expense recorded in other comprehensive earnings.

At December 31, 2010, we had U.S. federal net operating losses of $818 million, which expire in the years 2016 through 2030; state net operating losses of $441 million, which expire in the years 2011 through 2030; and foreign net operating losses of $90 million, which expire starting in 2013. We had U.S. federal research credits of $222 million, which expire in the years 2011 through 2030; state research credits of $88 million, which expire starting in 2018; and foreign research credits of $5 million, which expire starting in 2027. We also had foreign tax credits of $117 million, which expire in the years 2012 through 2020.

We account for uncertainty in tax positions in accordance with ASC Topic 740, which prescribes a recognition threshold and measurement criteria for financial statement recognition of a tax position taken or expected to be taken in a tax return. ASC Topic 740 requires us to recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition.

For the years ended December 31, 2008, 2009 and 2010, the total amount of unrecognized tax benefits was as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Balance as of beginning of year	$194	$203	$207
Tax positions related to the current year:
Additions	10	13	10
Reductions	—	—	—
Tax positions related to prior years:
Additions	9	20	3
Reductions	(6)	(17)	(1)
Foreign currency translation adjustments	1	—	(3)
Settlements	—	—	—
Lapses in statutes of limitations	(5)	(12)	(6)

Balance as of end of year	$203	$207	$210

As of December 31, 2010, 2009 and 2008, unrecognized tax benefits were $210 million, $207 million and $203 million, respectively. The total liability for unrecognized tax benefits at December 31, 2010, 2009 and 2008 is $218 million, $219 million and $214 million, respectively. The amount of tax benefits included in this total liability which, if recognized, would affect our effective tax rate is $66 million, $74 million and $84 million as of December 31, 2010, 2009 and 2008, respectively. The remaining portion of the total liability in each year represents tax benefits that were offset by valuation allowances on our deferred tax assets and would not have an impact to the effective tax rate.

We recognized accrued interest and penalties associated with uncertain tax positions as part of the tax provision and these amounts are included in income tax expense. During 2010, we released $4 million of interest and penalties that were accrued in prior years. No net interest and penalties were accrued related to uncertain tax positions during 2009, as accruals offset releases. During 2008, we accrued interest and penalties of $4 million related to uncertain tax positions. As of December 31, 2010, 2009 and 2008, we had accrued interest and penalties of $8 million, $12 million and $12 million, respectively.

We file U.S., state and foreign income tax returns in jurisdictions with varying statutes of limitations. Our income tax returns for the 2004 through 2009 tax years are currently under examination by various taxing authorities around the world. Although the resolution of open audits is highly uncertain, management considers it unlikely that the results of these examinations will have a material negative impact on our financial condition or results of operations. It is reasonably possible that our existing liabilities for unrecognized tax benefits may increase or decrease in the next twelve months primarily due to the progression of open audits or the expiration of statutes of limitation. However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits. With few exceptions, we are not subject to tax examinations by tax authorities for years before 2004.

(8) Commitments and Contingencies

Commitments

Leases

We own most of our major facilities, but do lease certain office, factory and warehouse space, land, and information technology and other equipment under principally noncancellable operating leases expiring through 2019. Rental expense, net of sublease income, for the years ended December 31, 2010, 2009, and 2008 was $34 million, $33 million, and $34 million, respectively. Future minimum lease payments, net of minimum sublease rentals, of such operating leases for each of the five years subsequent to December 31, 2010 are $37 million, $30 million, $26 million, $23 million and $14 million, respectively, and $17 million thereafter. Minimum sublease income on operating leases is approximately $5 million in 2011, $6 million in 2012, $4 million in 2013, $1 million in 2014, $1 million in 2015 and $1 million in 2016. Currently there is no minimum sublease income scheduled beyond 2016.

As of December 31, 2010 and 2009, we had $7 million and $18 million, respectively, in capital lease obligations. We recorded $1 million, $6 million, and $7 million in capital lease obligations in 2010, 2009, and 2008, respectively. Future minimum lease payments under capital leases for each of the three years subsequent to December 31, 2010 are $4 million, $2 million and $1 million, respectively. Currently, there are no capital lease payments scheduled beyond 2013.

Other Commitments

Product purchase commitments associated with our strategic manufacturing relationships include take or pay provisions based on volume commitments for work in progress and forecasted demand based on 18-month rolling forecasts, which are adjusted monthly. At December 31, 2010, our commitment is $77 million through April 2011.

We have multi-year commitments under various software, service, supply and other contracts requiring payments for each of the five years subsequent to December 31, 2010 of $120 million, $49 million, $37 million, $15 million and $4 million, respectively.

Contingencies

Environmental

Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA, or Superfund), and equivalent state law, Motorola has been designated as a Potentially Responsible Party by the United States Environmental Protection Agency with respect to certain waste sites with which the

Company’s operations may have had direct or indirect involvement. Such designations are made regardless of the extent of Motorola’s involvement. Pursuant to the master separation and distribution agreement, Freescale Inc. has indemnified Motorola for these liabilities going forward. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. The remedial efforts include environmental cleanup costs and communication programs. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against Freescale Inc. The Company accrues costs associated with environmental matters when they become probable and reasonably estimable by recording the future estimated cash flows associated with such costs, on a discounted basis, as the amount and timing of cash payments are fixed or readily determinable, for the estimated remediation periods, ranging from 7 years to over 50 years. Due to the uncertain nature, the actual costs that will be incurred could differ significantly from the amounts accrued. As of December 31, 2010 and 2009, the undiscounted future cash flows are estimated at $88 million and $109 million, respectively. The expected payments for 2011 through 2015 are $6 million, $5 million, $4 million, $3 million and $3 million, respectively, with remaining expected payments of $67 million anticipated thereafter. Accruals at December 31, 2010 and 2009 were $41 million (utilizing a discount rate of 5.59%) and $45 million (utilizing a discount rate of 6.5%), respectively, the majority of which are included in other liabilities on the accompanying audited Consolidated Balance Sheets, with related (reversals) charges to operating earnings of $(5) million, less than $1 million, and $(1) million in 2010, 2009, and 2008, respectively. These amounts represent only our estimated share of costs incurred in environmental cleanup sites without considering recovery of costs from any other party or insurer, since in most cases Potentially Responsible Parties other than us may exist and be held responsible.

Litigation

We are a defendant in various lawsuits, including intellectual property suits noted in this section, and are subject to various claims which arise in the normal course of business. The Company records an associated liability when a loss is probable and the amount is reasonably estimable.

From time to time, we are involved in legal proceedings arising in the ordinary course of business, including tort, contractual and customer disputes, claims before the United States Equal Employment Opportunity Commission and other employee grievances, and intellectual property litigation and infringement claims. Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling our products. Under agreements with Motorola, Freescale Inc. must indemnify Motorola for certain liabilities related to our business incurred prior to our separation from Motorola.

On April 17, 2007, Tessera Technologies, Inc. filed a complaint against Freescale Inc., ATI Technologies, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion LLC, and STMicroelectronics N.V. in the International Trade Commission (ITC) requesting the ITC to enter an injunction barring the importation of any product containing a device that infringes two identified patents related to ball grid array (BGA) packaging technology. On April 17, 2007, Tessera filed a parallel lawsuit in the United States District Court for the Eastern District of Texas against ATI, Freescale Inc., Motorola and Qualcomm claiming an unspecified amount of monetary damage as compensation for the alleged infringement of the same Tessera patents. Tessera’s patent claims relate to BGA packaging technology. On December 1, 2008, the administrative law judge issued his determination finding in favor of the respondents and recommended that no injunction barring importation of the respondents’ products be entered. In accordance with its rights, Tessera petitioned the ITC to review the administrative law judge’s determination on December 15, 2008. On May 20, 2009 the ITC issued a final order finding that all the respondents infringe on Tessera’s asserted patents, and granted Tessera’s request for a Limited Exclusion Order prohibiting the importation of respondents’ infringing products. Freescale appealed the ITC’s decision to the Federal Circuit Court of Appeals, which issued an opinion upholding the ITC’s final order. Freescale has requested that the Federal Circuit re-hear the appeal before the entire panel of judges. In September 2010, the asserted patents expired, thus nullifying the Limited Exclusion Order. We continue to assess the merits of the United States District Court litigation and have recorded no associated liability as of December 31, 2010.

Panasonic Corporation is a former Freescale Inc. licensee and paid royalties to Freescale Inc. for use of Freescale Inc. intellectual property under a patent license agreement that expired January 1, 2007. Since the expiration of that license, Panasonic has been operating without a license to Freescale Inc. patents. After protracted license renewal negotiations which were not successful, Freescale Inc. filed several lawsuits against Panasonic and others, each asserting that Panasonic is infringing various Freescale Inc. patents. On March 1, 2010, Freescale Inc. filed one lawsuit in the ITC seeking an exclusion order barring the importation of accused products into the United States, and two lawsuits in the United States District Court for the Western District of Texas (Austin) seeking unspecified monetary damages. On April 1, 2010, Panasonic filed related lawsuits against Freescale Inc. and others, asserting that Freescale Inc. infringes various Panasonic patents. One of these lawsuits filed in the ITC seeks an exclusion order barring the importation of accused products into the United States, and two lawsuits filed in the United States District Court for New Jersey seek unspecified monetary damages. On April 7, 2010, Panasonic filed an additional lawsuit against Freescale Inc. in Tokyo, Japan seeking an injunction prohibiting importation of accused products into Japan. On February 10, 2011, Freescale Inc. and Panasonic executed a settlement agreement, including a mutual release and cross-license, that terminates and resolves the ITC actions and all related lawsuits between Freescale Inc. and Panasonic. As part of the cross-license, Panasonic agreed to pay Freescale Inc. a license fee for certain patent licenses.

On December 1, 2010, Rambus, Inc. filed a complaint in the ITC against Freescale Inc., Broadcom Corporation, LSI Corporation, Nvidia Corporation, STMicroelectronics, and Mediatek Inc. and 22 other customer respondents alleging, among other things, that certain products of Freescale Inc. infringe patents owned by Rambus relating to double data rate memory controller interfaces and PCI Express technology. This ITC complaint seeks an exclusion order barring the importation of accused products into the United States. Also on December 1, 2010, Rambus filed related lawsuits in the Northern District of California against Freescale Inc. and certain other respondents alleging, among other things, that certain Freescale Inc. products infringe on the same patents involved in the ITC matter and other patents owned by Rambus. Rambus seeks unspecified monetary damages, enhanced damages, and injunctive relief. We continue to assess the merits of the ITC complaint and the Northern District of California lawsuit.

The resolution of intellectual property litigation, including those matters described above, may require us to pay damages for past infringement or to obtain a license under the other party’s intellectual property rights that could require one-time license fees or ongoing royalties, require us to make material changes to our products and/or manufacturing processes, require us to cross-license certain of our patents and other intellectual property or prohibit us from manufacturing or selling one or more products in certain jurisdictions, which could adversely impact our operating results in future periods. If any of those events were to occur, our business, financial condition and results of operations could be adversely affected.

Other Contingencies

In the ordinary course of business, we regularly execute contracts that contain customary indemnification provisions. Additionally, we execute other contracts considered outside the ordinary course of business which contain indemnification provisions. Examples of these types of agreements include business divestitures, business acquisitions, settlement agreements and third-party performance guarantees. In each of these circumstances, payment by us is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow us to challenge the other party’s claims. Further, our obligations under these agreements may be limited in terms of duration, typically not in excess of 24 months, and/or amounts not in excess of the contract value, and in some instances we may have recourse against third parties for certain payments made us.

Historically, we have not made significant payments for indemnification provisions contained in these agreements. At December 31, 2010, there was one contract executed outside the ordinary course of business containing indemnification obligations with a maximum amount payable of $4 million. At December 31, 2010, we have accrued $4 million related to known estimated indemnification obligations. We believe that if we were to incur additional losses with respect to any unknown matters at December 31, 2010, such losses would not have a material negative impact on our financial position, results of operations or cash flows.

(9) Asset Impairment Charges

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate the recoverability of long-lived assets to be held and used by comparing the carrying value of the assets to the estimated future net undiscounted cash flows expected to be generated by the assets. An asset is considered impaired if the carrying value of the asset is greater than its estimated future net undiscounted cash flows.

We measure the impairment to be recognized from assets to be held and used as the amount by which the carrying value of the assets exceeds the fair value of the assets. The fair value of the assets is the quoted market price, if available, or discounted cash flows using a discount rate commensurate with the risk inherent in our current business model for the specific asset being valued. To compute the estimated expected future cash flows on a discounted and undiscounted basis, we group assets at the lowest level for which there are identifiable cash flows. We base our estimates of future cash flows on historical and current financial results and management’s best estimates of future operating trends. We project cash inflows and outflows until the operations will cease or significant capital re-investment would be required to continue operations, whichever is shorter. In evaluating assets held for use for impairment, we also consider whether the events that triggered the impairment analysis give rise to a change in the estimated useful lives of the associated assets. Asset useful lives are adjusted when appropriate.

In 2008, in connection with the termination of the Q1 2008 Motorola Agreement, the significant decline in the market capitalization of the public companies in our peer group throughout the year and as of December 31, 2008, our then announced intent to pursue strategic alternatives for our cellular handset product portfolio and the impact from weakening market conditions in our remaining businesses, we concluded that indicators of impairment existed related to goodwill and our customer relationships, trademarks/tradename and developed technology/purchased license intangible assets. We concluded that our enterprise net book value exceeded its fair value, and that the net book value related to the intangible assets exceeded the future undiscounted cash flows attributable to such intangible assets. As a result, for goodwill we performed an allocation of our enterprise fair value to the fair value of our assets and liabilities to determine the implied fair value of our goodwill in accordance with ASC Topic 350. We also performed an analysis utilizing discounted future cash flows related to certain intangible assets to determine the fair value of each of the respective assets in accordance with ASC Topic 360. As a result of these analyses, we recorded impairment charges of $5,350 million against goodwill (effectively reducing our goodwill balance to zero) and $724 million, $98 million and $809 million against our customer relationship, trademark/tradename and developed technology/purchased license intangible assets, respectively, in our accompanying audited Consolidated Statement of Operations for 2008.

Asset impairment charges of $6 million, $25 million and $88 million have been included in reorganization of business, contract settlement, and other in the accompanying audited Consolidated Statements of Operations for the years ended December 31, 2010, 2009, and 2008, respectively. The 2010 charges related to our former manufacturing facility in East Kilbride, Scotland. The 2009 charges were related primarily to certain assets classified as held for sale as of December 31, 2009 (or previously classified as held for sale) and in connection with our consolidation of leased facilities. The 2008 charges were attributable primarily to (i) a $59 million charge related to certain idle property, plant and equipment assets, (ii) an $18 million charge related to certain research and development assets and (iii) a $7 million non-cash impairment charge related to our former manufacturing facility located in Tempe, Arizona.

(10) Reorganization of Business, Contract Settlement, and Other

Over the last three years, we have executed a series of restructuring actions that are referred to as the “Reorganization of Business Program” that streamlined our cost structure and re-directed some research and development investments into expected growth markets. These actions have reduced our workforce in our supply chain, research and development, sales, marketing and general and administrative functions. These actions included (i) the winding-down of our cellular handset research and development and selling, general and administrative activities, (ii) terminating our participation in the IBM alliance (a jointly funded research alliance of several semiconductor manufacturing companies focused on cooperative development of 300 millimeter process technology) in connection with our decision to refocus our efforts from developing future process technology or obtaining rights to the underlying intellectual property via research alliances to leveraging broader participation with our foundry partners to integrate their advanced process technologies in developing and manufacturing our new products, (iii) discontinuing our 150 millimeter manufacturing operations at our facilities in East Kilbride, Scotland and the planned closures of such manufacturing facilities in Sendai, Japan and Toulouse, France and (iv) consolidating certain research and development, sales and marketing, and logistical and administrative operations.

At each reporting date, we evaluate our accruals for exit costs and employee separation costs, which consist primarily of termination benefits (principally severance and relocation payments), to ensure that our accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out our plans or because employees previously identified for separation resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to earnings when it is determined they are no longer required.

Year Ended December 31, 2010

Reorganization of Business Program

The following table displays a roll-forward from January 1, 2010 to December 31, 2010 of the employee separation and exit cost accruals established related to the Reorganization of Business Program:

(in millions, except headcount)	Accruals at January 1, 2010	Charges	Adjustments	2010 Amounts Used	Accruals at December 31, 2010
Employee Separation Costs
Supply chain	$181	4	(6)	(22)	$157
Selling, general and administrative	14	2	(2)	(2)	12
Research and development	44	2	(11)	(19)	16

Total	$239	8	(19)	(43)	$185

Related headcount	1,750	70	(170)	(230)	1,420

Exit and Other Costs	$16	5	6	(12)	$15

The $43 million used reflects cash payments made to employees separated as part of the Reorganization of Business Program in 2010. We will make additional payments to these separated employees and the remaining approximately 1,420 employees through the first half of 2012. We reversed $19 million of severance accruals as a result of 170 employees previously identified for separation who either resigned and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved. This reversal also includes amounts associated with outplacement services and other severance-related costs that will not be incurred. We also recorded $8 million in charges related to severance payments associated with the separation of certain employees in management positions, reflecting the culmination of workforce transformation efforts under the Reorganization of Business Program. In addition, we recorded $11 million of exit costs related primarily to underutilized office space which was vacated in the prior year in connection with our Reorganization of Business Program and in accordance with ASC Topic 420 “Exit or Disposal Cost Obligations.” During 2010, $12 million of these exit costs were paid.

Asset Impairment Charges and Other Disposition Activities

During 2010, we recorded (i) a net benefit of $4 million related primarily to proceeds received in connection with the sale of our former facility in Dunfermline, Scotland which was sold in the fourth quarter of 2010 and (ii) $6 million of non-cash impairment charges related primarily to our manufacturing facility in East Kilbride, Scotland, which is classified as held for sale as of December 31, 2010, and other items.

Other Reorganization of Business Programs

During 2010, we reversed approximately $2 million of severance accruals related to reorganization of business programs initiated in periods preceding the third quarter of 2008. These reversals were due to a number of employees previously identified for separation who resigned and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved. As of December 31, 2010, we have no remaining severance, relocation or exit cost accruals associated with these programs.

Year Ended December 31, 2009

Reorganization of Business Program

The following table displays a roll-forward from January 1, 2009 to December 31, 2009 of the employee separation and exit cost accruals established related to the Reorganization of Business Program:

(in millions, except headcount)	Accruals at January 1, 2009	Charges	Adjustments	2009 Amounts Used	Accruals at December 31, 2009
Employee Separation Costs
Supply chain	$70	197	(9)	(77)	$181
Selling, general and administrative	20	24	(2)	(28)	14
Research and development	25	92	(4)	(69)	44

Total	$115	313	(15)	(174)	$239

Related headcount	2,640	3,610	(300)	(4,200)	1,750

Exit and Other Costs	$26	22	2	(34)	$16

In 2009, we recorded $313 million in charges for severance costs primarily in connection with our planned closures of our manufacturing facilities in Sendai, Japan and Toulouse, France and severance costs associated with the gradual wind-down of our cellular handset research and development and selling, general and administrative activities. Additional reorganization costs consisted primarily of severance costs related to our ongoing Reorganization of Business Program, including the general consolidation of certain research and development, sales and marketing, and logistical and administrative operations. We reversed $15 million of severance accruals as a result of employees previously identified for separation who either resigned and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

During 2009, we also recorded charges for exit costs of $24 million related primarily to underutilized office space which was vacated in connection with the Reorganization of Business Program. As of December 31, 2009, $8 million of these exit costs were paid. During the third quarter of 2008, we recorded exit and other costs related to a strategic decision to terminate our participation in the IBM alliance, a jointly-funded research alliance of several semiconductor manufacturing companies focused on cooperative development of 300-millimeter process technology. We paid the remaining $26 million of the related charge for this action in 2009.

Termination Benefits

We recorded $15 million in charges in 2009 related to our Japanese subsidiary’s pension plan. These charges were related to certain termination benefits and settlement costs in connection with our planned closure of our manufacturing operations in Sendai, Japan in the fourth quarter of 2011 and other previously executed severance actions in Japan. In addition, in connection with our planned closure of our fabrication facility in Toulouse, France in the fourth quarter of 2011, we recorded a $9 million curtailment gain attributable to certain of our French subsidiary’s employee obligations.

Asset Impairment Charges and Disposition Activities

During 2009, we recorded $25 million of non-cash impairment charges related to certain assets classified as held-for-sale (or previously classified as held-for-sale) and in connection with consolidating our leased facilities. We also recorded gains of (i) $2 million associated with the disposition of certain equipment formerly used in our cellular handset product portfolio and (ii) $2 million in connection with the sale of a parcel of land at our Toulouse, France manufacturing facility.

Other Reorganization of Business Programs

During 2009, we reversed approximately $4 million of severance accruals related to reorganization of business programs initiated in periods preceding the third quarter of 2008. These reversals were due to a number of employees previously identified for separation who resigned and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved.

(11) Certain Relationships and Related Party Transactions

Arrangements with our Investors

We have management agreements with affiliates or advisors of the Sponsors and other investors in Freescale LP pursuant to which the Sponsors and other investors in Freescale LP or their affiliates, officers, employees and/or representatives and/or co-investors (the “Advisors”) will provide management and advisory services to us until the tenth anniversary of the consummation of the Merger. Pursuant to the agreements, the Advisors receive an aggregate annual management fee equal to 1.5% of our annual Adjusted EBITDA, and reimbursement for out-of-pocket expenses incurred by the Advisors pursuant to the agreements. Also, the Advisors may receive additional compensation for (i) investment banking or other advisory services provided to the Company by the Advisors or any of their affiliates in connection with a specific acquisition, divestiture, refinancing, recapitalization or similar transaction or (ii) other consulting services provided to the Company by the Advisors and out-of-pocket expenses incurred by the Advisors while providing such consulting services. The management agreements include customary exculpation and indemnification provisions in the favor of the Advisors. The management agreements may be terminated by us at such time as the Advisors are no longer obligated to provide services pursuant to the terms of the management agreement. If the management agreements are terminated prior to their scheduled expiration, the agreement provides that the Advisors would receive a payment from us in an amount to be determined at such time by mutual agreement of the parties. For the years ended December 31, 2010, 2009, and 2008, we recorded management fees of $17 million, $6 million and $20 million, respectively, in selling, general and administrative expense.

(12) Supplemental Enterprise-Wide Information

Geographic Region Information

The following geographic region information includes net sales, as measured by each of our subsidiaries from which our products were purchased, as well as assets and property, plant & equipment based on physical location. Net sales by geographic region for the years ended December 31, 2008, 2009, and 2010, as well as assets and property, plant & equipment as of December 31, 2009 and 2010 were as follows:

	Net Sales			Assets		Property, Plant & Equipment
	Year ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010

United States	$1,362	$819	$960	$2,978	$2,074	$831	$609
Hong Kong	836	1,020	1,481	258	334	5	4
Switzerland	882	810	1,180	174	267	1	1
Singapore	1,430	626	359	101	60	5	—
Japan	314	185	233	161	129	76	53
Taiwan	70	8	—	6	6	—	—
Germany	53	—	—	62	61	28	24
France	62	—	—	197	132	30	24
United Kingdom	50	—	—	46	27	3	2
Sweden	5	—	—	2	2	—	—
China	—	—	—	397	440	101	101
Malaysia	—	—	225	556	680	202	263
Other nations	162	40	20	155	57	33	30

	$5,226	$3,508	$4,458	$5,093	$4,269	$1,315	$1,111

Product Design Group Revenue

Net sales by product design group for the years ended December 31, 2008, 2009 and 2010 were as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010
Microcontroller Solutions	$1,640	$1,114	$1,594
Networking and Multimedia	1,161	929	1,233
RF, Analog and Sensors	1,032	814	1,056
Cellular Products	1,063	471	455
Other	330	180	120

Total Net Sales	$5,226	$3,508	$4,458

Major Customers

Continental Automotive represented 12% and 11% of our total net sales in 2010 and 2009, respectively, and Motorola comprised approximately 10% and 23% of our net sales in 2009 and 2008, respectively. No other end customer represented more than 10% of our total net sales in any of the last three years.

(13) Valuation and Qualifying Accounts

The following table presents the valuation and qualifying account activity for the years ended December 31, 2009 and 2010:

	Balance at beginning of period	Additions charged to costs & expenses	Deductions (1)	Balance at end of period
As of December 31, 2009:
Allowance for doubtful accounts	$6	$6	$(8)	$4
Product and service warranties	$6	$1	$(2)	$5
As of December 31, 2010:
Allowance for doubtful accounts	$4	$1	$(3)	$2
Product and service warranties	$5	$1	$—	$6

(1)	Accrual Usage

(14) Supplemental Guarantor Condensed Consolidating Financial Statements

Pursuant to the terms of the Merger, Freescale Inc. continues as a wholly owned indirect subsidiary of Holdings I. The reporting entity subsequent to the Merger is Holdings I, substantially all of which is owned by Freescale LP.

In connection with the Merger and subsequent debt issuances associated with the Q2 and Q3 2010 Debt Refinancing Transactions, as well as the A&E Arrangement in the first quarter of 2010, we have $4,842 million aggregate principal amount of senior secured, senior unsecured and senior subordinated notes (collectively, the “Senior Notes”) outstanding as of December 31, 2010, as disclosed in Note 4. The senior secured notes are jointly and severally guaranteed on a secured, senior basis; the senior unsecured notes are jointly and severally guaranteed on an unsecured, senior basis; and, the senior subordinated notes are jointly and severally guaranteed on an unsecured, senior subordinated basis, in each case, subject to certain exceptions, by certain of the Parent Companies and SigmaTel, LLC (together, the “Guarantors”) on a senior secured, senior unsecured and senior subordinated basis, in each case, subject to certain exceptions. Each Guarantor fully and unconditionally guarantees, jointly with the other Guarantors, and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the obligations. As of the issue date, other than SigmaTel, LLC, none of Freescale Inc.’s domestic or foreign subsidiaries (“Non-Guarantors”), except for SigmaTel, LLC, guarantee the Senior Notes or Credit Facility (as defined in Note 4). In the future, other subsidiaries may be required to guarantee all or a portion of the Senior Notes if and to the extent they guarantee the Credit Facility.

The following tables present our financial position, results of operations and cash flows of Freescale Inc., Freescale LP, Guarantors, Non-Guarantors and eliminations as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010:

Supplemental Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2008

	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Net sales	$—	$—	$6,818	$7,074	$(8,666)	$5,226
Cost of sales	—	5	5,191	6,624	(8,666)	3,154

Gross margin	—	(5)	1,627	450	—	2,072
Selling, general and administrative	7	—	835	254	(423)	673
Research and development	—	6	756	378	—	1,140
Amortization expense for acquired intangible assets	—	1	1,041	—	—	1,042
Reorganization of business, contract settlement, and other	—	—	(67)	120	—	53
Impairment of goodwill and intangible assets	20	—	6,943	18	—	6,981
Merger expenses	—	—	9	2	—	11

Operating loss	(27)	(12)	(7,890)	(322)	423	(7,828)
Gain on extinguishment or modification of long-term debt, net	—	—	79	—	—	79
Other (expense) income, net	(7,737)	(7,693)	(499)	444	14,752	(733)

(Loss) earnings before income taxes	(7,764)	(7,705)	(8,310)	122	15,175	(8,482)
Income tax expense (benefit)	—	32	(605)	30	—	(543)

Net (loss) earnings	$(7,764)	$(7,737)	$(7,705)	$92	$15,175	$(7,939)

Supplemental Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2009

	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Net sales	$—	$—	$4,214	$4,788	$(5,494)	$3,508
Cost of sales	—	—	3,490	4,567	(5,494)	2,563

Gross margin	—	—	724	221	—	945
Selling, general and administrative	5	—	869	193	(568)	499
Research and development	—	—	542	291	—	833
Amortization expense for acquired intangible assets	—	—	486	—	—	486
Reorganization of business, contract settlement, and other	—	—	88	257	—	345

Operating loss	(5)	—	(1,261)	(520)	568	(1,218)
Gain on extinguishment or modification of long-term debt, net	—	—	2,296	—	—	2,296
Other income, net	1,526	1,526	229	560	(4,417)	(576)

Earnings before income taxes	1,521	1,526	1,264	40	(3,849)	502
Income tax (benefit) expense	—	—	(254)	8	—	(246)

Net earnings	$1,521	$1,526	$1,518	$32	$(3,849)	$748

Supplemental Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2010

	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Net sales	$—	$—	$5,967	$6,503	$(8,012)	$4,458
Cost of sales	—	—	4,610	6,170	(8,012)	2,768

Gross margin	—	—	1,357	333	—	1,690
Selling, general and administrative	5	—	657	197	(357)	502
Research and development	—	—	518	264	—	782
Amortization expense for acquired intangible assets	—	—	467	—	—	467
Reorganization of business, contract settlement, and other	—	—	9	(9)	—	—

Operating loss	(5)	—	(294)	(119)	357	(61)
Loss on extinguishment or modification of long-term debt, net	—	—	(417)	—	—	(417)
Other (expense) income, net	(1,048)	(1,047)	(328)	353	1,470	(600)

(Loss) earnings before income taxes	(1,053)	(1,047)	(1,039)	234	1,827	(1,078)
Income tax expense (benefit)	—	—	9	(34)	—	(25)

Net (loss) earnings	$(1,053)	$(1,047)	$(1,048)	$268	$1,827	$(1,053)

Supplemental Condensed Consolidating Balance Sheet

December 31, 2009

	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$30	$661	$672	$—	$1,363
Inter-company receivable	—	16	501	359	(876)	—
Accounts receivable, net	—	—	120	259		379
Inventory, net	—	—	149	457	—	606
Other current assets	—	34	178	123	—	335

Total current assets	—	80	1,609	1,870	(876)	2,683
Property, plant and equipment, net	—	—	831	484	—	1,315
Investment in affiliates	(3,874)	(3,949)	1,184	(3)	6,642	—
Intangible assets, net	—	—	780	—	—	780
Inter-company note receivable	—	—	241	16	(257)	—
Other assets, net	—	—	195	120	—	315

Total Assets	$(3,874)	$(3,869)	$4,840	$2,487	$5,509	$5,093

Liabilities and Shareholders’ (Deficit) Equity
Notes payable and current portion of long-term debt and capital lease obligations	$—	$—	$50	$64	$—	$114
Inter-company payable	13	—	544	319	(876)	—
Accounts payable	—	—	154	146	—	300
Accrued liabilities and other	—	—	263	218	—	481

Total current liabilities	13	—	1,011	747	(876)	895
Long-term debt	—	—	7,430	—	—	7,430
Inter-company note payable	11	5	—	241	(257)	—
Other liabilities	(1)	—	348	315	—	662

Total liabilities	23	5	8,789	1,303	(1,133)	8,987

Total shareholders’ (deficit) equity	(3,897)	(3,874)	(3,949)	1,184	6,642	(3,894)

Total Liabilities and Shareholders’ (Deficit) Equity	$(3,874)	$(3,869)	$4,840	$2,487	$5,509	$5,093

Supplemental Condensed Consolidating Balance Sheet

December 31, 2010

	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$—	$302	$741	$—	$1,043
Inter-company receivable	—	—	673	580	(1,253)	—
Accounts receivable, net	—	—	130	327	—	457
Inventory, net	—	—	254	478	—	732
Other current assets	—	—	166	94	—	260

Total current assets	—	—	1,525	2,220	(1,253)	2,492
Property, plant and equipment, net	—	—	609	502	—	1,111
Investment in affiliates	(4,904)	(4,902)	1,522	—	8,284	—
Intangible assets, net	—	—	308	1	—	309
Inter-company note receivable	—	107	8	138	(253)	—
Other assets, net	—	—	176	181	—	357

Total Assets	$(4,904)	$(4,795)	$4,148	$3,042	$6,778	$4,269

Liabilities and Shareholders’ (Deficit) Equity
Notes payable and current portion of long-term debt and capital lease obligations	$—	$—	$32	$2	$—	$34
Inter-company payable	1	—	518	734	(1,253)	—
Accounts payable	—	—	227	204	—	431
Accrued liabilities and other	—	—	357	197	—	554

Total current liabilities	1	—	1,134	1,137	(1,253)	1,019
Long-term debt	—	—	7,582	—	—	7,582
Inter-company note payable	29	109	—	115	(253)	—
Other liabilities	—	—	334	268	—	602

Total liabilities	30	109	9,050	1,520	(1,506)	9,203

Total shareholders’ (deficit) equity	(4,934)	(4,904)	(4,902)	1,522	8,284	(4,934)

Total Liabilities and Shareholders’ (Deficit) Equity	$(4,904)	$(4,795)	$4,148	$3,042	$6,778	$4,269

Supplemental Condensed Consolidating Statement of Cash Flows For the Year Ended December 31, 2008
	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) earnings	$(7,764)	$(7,737)	$(7,705)	$92	$15,175	$(7,939)
Dividends from affiliates	—	165	10	—	(175)	—
Non-cash adjustments	7,789	(264)	7,467	523	(7,143)	8,372
Changes in operating assets and liabilities	(20)	7,858	240	(74)	(8,032)	(28)

Cash flow provided by operating activities	5	22	12	541	(175)	405

Cash flows from investing activities:
Capital expenditures	—	—	(155)	(84)	—	(239)
Acquisitions of strategic investments, net of cash acquired	—	—	(121)	—	—	(121)
Proceeds from sale of businesses and investments	—	—	26	—	—	26
Sales and purchases of short-term and other investments, net	—	—	356	(305)	—	51
Proceeds from sale of property, plant and equipment	—	—	8	280	—	288
Payments for purchased licenses and other assets	—	—	(22)	(42)	—	(64)
Inter-company loans and capital contributions	—	—	(5)	—	5	—

Cash flow provided by (used for) investing activities	—	—	87	(151)	5	(59)

Cash flows from financing activities:
Retirements of and payments for long-term debt, capital lease obligations and notes payable	—	—	(143)	(7)	—	(150)
Debt issuance proceeds	—	—	460	37	—	497
Dividends to affiliates	—	—	—	(175)	175	—
Inter-company loans and equity financing	—	—	—	5	(5)	—
Other	(5)	—	—	—	—	(5)

Cash flow (used for) provided by financing activities	(5)	—	317	(140)	170	342

Effect of exchange rate changes on cash and cash equivalents	—	—	—	6	—	6

Net increase in cash and cash equivalents	—	22	416	256	—	694
Cash and cash equivalents, beginning of period	—	—	6	200	—	206

Cash and cash equivalents, end of period	$—	$22	$422	$456	$—	$900

Supplemental Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2009

	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings	$1,521	$1,526	$1,518	$32	$(3,849)	$748
Dividends from affiliates		4	762	—	(766)	—
Non-cash adjustments	(1,522)	(734)	(3,133)	732	3,801	(856)
Changes in operating assets and liabilities	—	(791)	1,323	(396)	48	184

Cash flow (used for) provided by operating activities	(1)	5	470	368	(766)	76

Cash flows from investing activities:
Capital expenditures	—	—	(26)	(59)	—	(85)
Proceeds from sale of businesses and investments	—	3	5	—	—	8
Sales and purchases of short-term and other investments, net	—	—	(6)	494	—	488
Proceeds from sale of property, plant and equipment	—	—	13	3	—	16
Payments for purchase licenses and other assets	—	—	(21)	(32)	—	(53)
Inter-company loans and capital contributions		—	(233)	(1)	234	—

Cash flow provided by (used for) investing activities	—	3	(268)	405	234	374

Cash flows from financing activities:
Retirements of and payments for long-term debt, capital lease obligations and notes payable	—	—	(141)	(35)	—	(176)
Debt issuance proceeds	—	—	184	—	—	184
Dividends to affiliates	—	—	—	(766)	766	—
Inter-company loans and equity financing	1	—	—	233	(234)	—
Other	—	—	1	—	—	1

Cash flow provided by (used for) financing activities	1	—	44	(568)	532	9

Effect of exchange rate changes on cash and cash equivalents	—	—	(7)	11	—	4

Net increase in cash and cash equivalents	—	8	239	216	—	463
Cash and cash equivalents, beginning of period	—	22	422	456	—	900

Cash and cash equivalents, end of period	$—	$30	$661	$672	$—	$1,363

Supplemental Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2010

	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) earnings	$(1,053)	$(1,047)	$(1,048)	$268	$1,827	$(1,053)
Dividends from affiliates	—	—	—	—	—	—
Non-cash adjustments	1,030	94	1,347	206	(1,204)	1,473
Changes in operating assets and liabilities	5	953	(464)	103	(623)	(26)

Cash flow (used for) provided by operating activities	(18)	—	(165)	577	—	394

Cash flows from investing activities:
Capital expenditures	—	—	(88)	(193)	—	(281)
Sales and purchases of short-term and other investments, net	—	34	1	—	—	35
Proceeds from sale of property, plant and equipment	—	—	3	19	—	22
Payments for purchased licenses and other assets	—	—	(19)	(77)	—	(96)
Inter-company loan and capital contributions	—	(168)	174	(122)	116	—

Cash flow (used for) provided by investing activities	—	(134)	71	(373)	116	(320)

Cash flows from financing activities:
Retirements of and payments for long-term debt, capital lease obligations and notes payable	—	—	(3,113)	(68)	—	(3,181)
Debt issuance proceeds	—	—	2,880	—	—	2,880
Inter-company loan and capital contributions	18	104	61	(67)	(116)	—
Debt issuance costs and other	—	—	(82)	—	—	(82)

Cash flow provided by (used for) financing activities	18	104	(254)	(135)	(116)	(383)

Effect of exchange rate changes on cash and cash equivalents	—	—	(11)	—		(11)

Net (decrease) increase in cash and cash equivalents	—	(30)	(359)	69	—	(320)
Cash and cash equivalents, beginning of period	—	30	661	672	—	1,363

Cash and cash equivalents, end of period	$—	$—	$302	$741	$—	$1,043

(15) Quarterly and Other Financial Data (unaudited)

2009 Operating Results (in millions, except per share data)	4th	3rd	2nd	1st
Net sales	$951	$893	$824	$840
Gross margin	$309	$267	$193	$176
Operating loss	$(261)	$(261)	$(345)	$(351)
Net (loss) earnings	$(114)	$(410)	$(484)	$1,756
Net (loss) earnings per common share(1):
Basic .	$(0.58)	$(2.09)	$(2.46)	$8.95
Diluted .	$(0.58)	$(2.09)	$(2.46)	$8.94

2010 Operating Results (in millions, except per share data)	4th	3rd	2nd	1st
Net sales	$1,182	$1,148	$1,108	$1,020
Gross margin	$464	$442	$415	$369
Operating earnings (loss)	$17	$1	$(18)	$(61)
Net loss	$(102)	$(156)	$(538)	$(257)
Net loss per common share(1):
Basic .	$(0.52)	$(0.79)	$(2.73)	$(1.31)
Diluted .	$(0.52)	$(0.79)	$(2.73)	$(1.31)

(1)	As adjusted for the impact of the 1-for-5.16 reverse stock split of common shares on May 7, 2011.

Freescale Semiconductor Holdings I, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
(in millions)	April 2, 2010	April 1, 2011
Net sales	$1,020	$1,194
Cost of sales	651	710

Gross margin	369	484
Selling, general and administrative	117	131
Research and development	191	202
Amortization expense for acquired intangible assets	121	63
Reorganization of business and other	1	91

Operating loss	(61)	(3)
Loss on extinguishment or modification of long-term debt, net	(47)	—
Other expense, net	(153)	(148)

Loss before income taxes	(261)	(151)
Income tax benefit	(4)	(3)

Net loss	$(257)	$(148)

Loss per common share(1):
Basic	$(1.31)	$(0.75)
Diluted	$(1.31)	$(0.75)
Weighted average common shares outstanding(1):
Basic	197	197
Diluted	197	197

(1)	As adjusted for the impact of the 1-for-5.16 reverse stock split as discussed in Note 1.

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Condensed Consolidated Balance Sheets

		April 1,
	December 31,	2011
(in millions, except per share amount)	2010	(unaudited)
ASSETS
Cash and cash equivalents	$1,043	$1,035
Accounts receivable, net	457	474
Inventory, net	732	742
Other current assets	260	267

Total current assets	2,492	2,518
Property, plant and equipment, net	1,111	976
Intangible assets, net	309	253
Other assets, net	357	350

Total assets	$4,269	$4,097

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Notes payable and current portion of long-term debt and capital lease obligations	$34	$34
Accounts payable	431	400
Accrued liabilities and other	554	616

Total current liabilities	1,019	1,050
Long-term debt	7,582	7,575
Other liabilities	602	548

Total liabilities	9,203	9,173
Shareholders’ deficit:
Preferred shares(1), $0.01 par value, 100 shares authorized, no shares issued and outstanding at April 1, 2011 and December 31, 2010, respectively	—	—
Common shares(1), par value $0.01 per share; 900 shares authorized, 196 issued and outstanding at April 1, 2011 and December 31, 2010	2	2
Treasury share, at cost	(1)	(1)
Additional paid-in capital	7,287	7,294
Accumulated other comprehensive earnings	27	26
Accumulated deficit	(12,249)	(12,397)

Total shareholders’ deficit	(4,934)	(5,076)

Total liabilities and shareholders’ deficit	$4,269	$4,097

(1)	As adjusted for the impact of the 1-for-5.16 reverse stock split and change in par value as discussed in Note 1.

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
(in millions)	April 2, 2010	April 1, 2011
Cash flows from operating activities:
Net loss	$(257)	$(148)
Depreciation and amortization	262	202
Reorganization of business and other	1	91
Share-based compensation	6	7
Deferred incomes taxes	—	(4)
Loss on extinguishment and modifications of long-term debt, net	47	—
Other non-cash items	21	14
Change in operating assets and liabilities:
Accounts receivable, net	(52)	(13)
Inventory, net	(6)	(42)
Accounts payable and accrued liabilities	30	(55)
Other operating assets and liabilities	(26)	(27)

Net cash provided by operating activities	26	25

Cash flows from investing activities:
Capital expenditures	(42)	(21)
Sales and purchases of short-term and other investments, net	2	1
Proceeds from sale of property, plant and equipment and assets held for sale	11	1
Payments for purchase licenses and other assets	(19)	(19)

Net cash used for investing activities	(48)	(38)

Cash flows from financing activities:
Retirements of and payments for long-term debt, capital lease obligations and notes payable	(837)	(9)
Debt issuance proceeds	750	—
Debt issuance costs and other	(48)	—

Net cash used for financing activities	(135)	(9)

Effect of exchange rate changes on cash and cash equivalents	(15)	14

Net decrease in cash and cash equivalents	(172)	(8)
Cash and cash equivalents, beginning of period	1,363	1,043

Cash and cash equivalents, end of period	$1,191	$1,035

See accompanying notes.

Freescale Semiconductor Holdings I, Ltd.

Notes to the Condensed Consolidated Financial Statements

(Dollars in millions, except as noted)

(1) Overview and Basis of Presentation

Overview: With a heritage of innovation and product leadership spanning over 50 years, Freescale Semiconductor Holdings I, Ltd. (“Holdings I”), based in Austin, Texas, is a global leader in embedded processing solutions. An embedded processing solution is the combination of embedded processors, complementary semiconductor devices and software. Our embedded processor products include microcontrollers, single-and multi-core microprocessors, applications processors and digital signal processors. They provide the core functionality of electronic systems, adding essential control and intelligence, enhancing performance and optimizing power usage while lowering system costs. We also offer complementary semiconductor products, including radio frequency, power management, analog, mixed-signal devices and sensors. We combine our embedded processors, complementary semiconductor devices and software to offer highly integrated platform-level solutions that simplify our customers’ development efforts and shorten their time to market. We sell our products directly to original equipment manufacturers, distributors, original design manufacturers and contract manufacturers through our global direct sales force. Holdings I and its wholly owned subsidiaries, including Freescale Semiconductor, Inc. (“Freescale Inc.”), are collectively referred to as the “Company,” “Freescale,” “we,” “us” or “our,” as the context requires.

Basis of Presentation: The accompanying condensed consolidated financial statements for Holdings I as of April 1, 2011 and December 31, 2010, and for the three months ended April 1, 2011 and April 2, 2010 are unaudited, with the December 31, 2010 amounts included herein derived from the audited consolidated financial statements. In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments and reclassifications) necessary to present fairly the financial position, results of operations and cash flows as of April 1, 2011 and for all periods presented. Certain amounts reported in previous periods have been reclassified to conform to the current period presentation.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) have been omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our December 31, 2010 Annual Report on Form 10-K filed with the SEC. The results of operations for the three months ended April 1, 2011 are not necessarily indicative of the operating results to be expected for the full year.

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our significant accounting policies and critical estimates are disclosed in our December 31, 2010 Annual Report on Form 10-K. Refer to “Significant Accounting Policies and Critical Estimates” within “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information.

Reverse Stock Split and Change in Par Value: On May 7, 2011, we effected a 1-for-5.16 reverse stock split of our common shares which is referred to as a consolidation under Bermuda law. The reverse stock split increased the par value of those common shares from $0.005 per share to $0.0258 per share. As a result, the number of shares outstanding has been adjusted retrospectively to reflect the reverse stock split in all periods presented. Also, the exercise price and the number of common shares issuable under the Company’s share-based compensation plans and the authorized and issued share capital have been adjusted retrospectively to reflect the reverse stock split. On May 26, 2011, the par value of the common shares will be reduced from $0.0258 per share to $0.01 per share, which will result in an authorized share capital of 1,000 million shares, of which 900 million will be designated common shares par value $0.01 each and 100 million will be designated preference shares par value $0.01 each. The decrease in par value results in a decrease in the value of common shares and a corresponding increase in the value of additional paid-in capital for each of the periods presented.

(2) Other Financial Data

Statements of Operations Supplemental Information

Other Expense, Net

The following table displays the amounts comprising other expense, net in the accompanying Condensed Consolidated Statements of Operations:

	Three Months Ended
	April 2, 2010	April 1, 2011
Interest expense	$(148)	$(151)
Interest income	3	2

Interest expense, net	(145)	(149)
Other, net	(8)	1

Other expense, net	$(153)	$(148)

Cash paid for interest was $94 million and $62 million for the three months ended April 1, 2011 and April 2, 2010, respectively.

During the first quarter of 2011, we recorded a $2 million pre-tax gain in other expense, net related to foreign currency fluctuations. This gain was partially offset by pre-tax losses of less than $1 million primarily attributable to changes in the fair value of our interest rate swaps and interest rate caps recorded in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC Topic 815”), as well as one of our investments accounted for under the equity method.

During the first quarter of 2010, we recognized pre-tax losses in other expense, net of $6 million due to the change in the fair value of our interest rate swaps and interest rate caps recorded in accordance with ASC Topic 815. In addition, we recorded $2 million in pre-tax losses attributable to foreign currency fluctuations and one of our investments accounted for under the equity method.

Comprehensive Loss

The components of total comprehensive loss, net of tax, were as follows:

	Three Months Ended
	April 2, 2010	April 1, 2011
Net loss	$(257)	$(148)
Net foreign currency translation adjustments	—	(1)
Net unrealized gain (loss) on derivatives	—	—

Total comprehensive loss	$(257)	$(149)

Net Loss Per Share

As a result of the aforementioned 1-for-5.16 reverse stock split of our common shares, the number of common shares outstanding decreased from approximately 1,013 million to 196 million. In all periods presented, basic and diluted weighted average common shares outstanding and earnings per common share have been calculated to reflect the 1-for-5.16 reverse stock split.

We calculate net earnings (loss) per share in accordance with ASC Topic 260, “Earnings per Share,” using the treasury stock method. Basic net earnings (loss) per share is computed based on the weighted-average number of common shares outstanding and unissued shares for vested restricted stock units during the period. Diluted net earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares or resulted in the issuance of common shares that then participated in the net earnings (loss) of the Company. For the quarters ended April 1, 2011 and April 2, 2010, approximately 10 million and 21 million, respectively, of the Company’s stock options, restricted stock units and warrants were excluded from the calculation of diluted net earnings (loss) per share because the exercise prices of the stock options were greater than the average estimated fair value of the common shares and/or the assumed repurchases of shares from proceeds resulting from unrecognized compensation expense and potential windfall tax benefits were greater than the incremental shares that would be issued upon exercise and therefore, the inclusion of these awards would have been anti-dilutive. These options could be dilutive in the future if the average estimated fair value of the common shares increases and is greater than the exercise price of these options and the assumed repurchases of shares under the treasury stock method.

The following is a reconciliation of the numerators and denominators of the basic and diluted net earnings (loss) per common share computations for the periods presented:

	Three Months Ended
(in millions, except per share amount)	April 2, 2010	April 1, 2011
Basic net loss per share:
Numerator:
Net loss	$(257)	$(148)
Denominator:
Weighted average common shares outstanding (1)	197	197

Basic net loss per share	$(1.31)	$(0.75)

Diluted net loss per share:
Numerator:
Net loss	$(257)	$(148)
Denominator:
Number of shares used in basic computation	197	197
Add: Incemental shares for dilutive effect of warrants (2)	—	—
Add: Incemental shares for dilutive effect of stock options (3)	—	—
Add: Incemental shares for dilutive effect of unvested restricted stock units (4)	—	—

	197	197

Diluted net loss per share	$(1.31)	$(0.75)

(1)	Weighted average common shares outstanding includes outstanding common stock of the Company, in addition to vested, but unissued, restricted stock units.
(2)	Warrants to purchase an aggregate of 10 million shares of common stock at $36.12 per share were outstanding at April 1, 2011 and April 2, 2010, but were not included in the computation of diluted EPS because the warrants’ exercise price was greater than the average estimated fair value of the common shares.
(3)	Stock options to purchase an aggregate of 0.6 million and 11 million shares of common stock were outstanding during the first quarter of 2011 and 2010, respectively, but were not included in the computation of diluted EPS because the stock options’ exercise price was greater than the average estimated fair value of the common shares.
(4)	Unvested restricted stock units of 0.4 million for the first quarter of 2010 were not included in the computation of diluted EPS because the number of shares assumed to be repurchased using the proceeds of unrecognized compensation expense was greater than the weighted average outstanding unvested restricted stock units.

Balance Sheet Supplemental Information

Inventory, Net

Inventory, net consisted of the following:

	December 31, 2010	April 1, 2011
Work in process and raw materials	$533	$533
Finished goods	199	209

	$732	$742

As of April 1, 2011 and December 31, 2010, our reserves for inventory deemed obsolete or in excess of forecasted demand, which are included in the amounts above, were $103 million and $97 million, respectively. If actual future demand or market conditions are less favorable than those projected by our management, additional inventory write-downs may be required.

Property, Plant and Equipment, Net

Depreciation and amortization expense was approximately $114 million and $121 million for the three months ended April 1, 2011 and April 2, 2010, respectively, including capital lease amortization expense of $2 million and $4 million, respectively. Accumulated depreciation and amortization was approximately $2,383 million and $2,280 million at April 1, 2011 and December 31, 2010, respectively.

Effective January 1, 2011, in order to more accurately reflect the expected useful lives of certain property, plant and equipment assets, we extended the estimated depreciable lives of certain of our probe, assembly and test equipment. As a result of this change in our accounting estimate, in the first quarter of 2011, depreciation expense was reduced by approximately $18 million and operating loss and net loss decreased by the same amount.

(3) Fair Value Measurement

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. ASC Topic 820, “Fair Value Measurement and Disclosures” establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are market inputs participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities;

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable; and,

Level 3 – inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

Assets and Liabilities Measured and Recorded at Fair Value on a Recurring Basis

We measure cash and cash equivalents and derivative contracts at fair value on a recurring basis. The tables below set forth, by level, the fair value of these financial assets and liabilities as of April 1, 2011 and December 31, 2010, respectively. The table does not include assets and liabilities which are measured at historical cost or on any basis other than fair value. In the first three months of 2011 and 2010, there were no significant transfers between Level 1 and Level 2 inputs and no significant transfers in or out of Level 3 inputs.

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
As of April 1, 2011:
Assets
Money market mutual funds (1)	$675	$675	$—	$—
Time deposits (1)	184	184	—	—
Foreign currency derivative contracts (2)	4	—	4	—
Interest rate cap agreements (3)	—	—	—	—

Total Assets	$863	$859	$4	$—

Liabilities
Interest rate swap agreements (4)	$11	$—	$11	$—
Foreign currency derivative contracts (2)	1	—	1	—

Total Liabilities	$12	$—	$12	$—

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
As of December 31, 2010:
Assets
Money market mutual funds (1)	$754	$754	$—	$—
Time deposits (1)	166	166	—	—
Foreign currency derivative contracts (2)	6	—	6	—
Interest rate cap arrangements (3)	1	—	1	—

Total Assets	$927	$920	$7	$—

Liabilities
Interest rate swap agreements (4)	$12	$—	$12	$—
Foreign currency derivative contracts (2)	2	—	2	—

Total Liabilities	$14	$—	$14	$—

The following footnotes indicate where the noted items are recorded in our accompanying Condensed Consolidated Balance Sheets at April 1, 2011 and December 31, 2010:

(1)	Money market funds and time deposits are reported as cash and cash equivalents.
(2)	Foreign currency derivative contracts are reported as other current assets or accrued liabilities and other.
(3)	Interest rate cap arrangements are reported as other assets.
(4)	Interest rate swap agreements are reported as accrued liabilities and other or other liabilities.

Valuation Methodologies

In determining the fair value of our interest rate swap derivatives, we use the present value of expected cash flows based on market observable interest rate yield curves commensurate with the term of each instrument. The fair value of our interest rate caps was also estimated based on market observable interest rate yield curves, as well as market observable interest rate volatility indexes. For foreign currency derivatives, our approach is to use forward contract valuation models employing market observable inputs, such as spot currency rates, time value and option volatilities. Since we only use observable inputs in our valuation of our derivative assets and liabilities, they are considered Level 2.

Refer to Note 5, “Risk Management,” for further discussion of our foreign currency derivatives contracts and our interest rate swap and cap contracts.

The following table summarizes the change in the fair value for Level 3 inputs for the three months ended April 2, 2010:

	Level 3 - Significant Unobservable Inputs
Changes in Fair Value for the Quarter Ended April 2, 2010	Auction rate securities (2)	Other derivatives (2)	Interest rate swap agreements	Total Gains (Losses)
Balance as of January 1, 2010	$30	$3	$—
Total gains or losses (realized or unrealized):
Included in earnings (1)	1	(1)	—	—
Included in OCI	—	—	—	—
Purchases, sales, issuances, and settlements, net	(2)	—	—
Transfers in and/or out of Level 3	—	—	—

Balance as of April 2, 2010	$29	$2	$—	$—

The amount of total gains or losses for the quarter ended April 2, 2010 included in earnings attributable to the changes in unrealized gains or losses related to assets and liabilities still held as of April 2, 2010 (1)	$1	$(1)	$—	$—

(1)	The realized and unrealized gains (losses) reflected in the table above for the three months ended April 2, 2010 are recorded in other, net in the accompanying Condensed Consolidated Statements of Operations.
(2)	We sold our ARS and related redemption rights to UBS in the second quarter of 2010.

Fair Value of Other Financial Instruments

In addition to the assets and liabilities described above, our financial instruments also include accounts receivable, other investments, accounts payable, accrued liabilities and long-term debt. Except for the fair value of the principal amount of our long-term debt, which was $7,951 million and $7,863 million at April 1, 2011 and December 31, 2010 (as determined based upon quoted market prices), the fair values of these financial instruments were not materially different from their carrying or contract values at those dates.

Assets and Liabilities Measured and Recorded at Fair Value on a Non-recurring Basis

We measure certain financial assets, including cost and equity method investments, at fair value on a non-recurring basis. These assets are adjusted to fair value when they are deemed to be other-than-temporarily impaired. As of April 1, 2011 and December 31, 2010, the carrying value of these assets was $5 million and $6 million, respectively.

(4) Debt

Our long-term debt at April 1, 2011 and December 31, 2010 consisted of the following:

	December 31, 2010	April 1, 2011
Extended maturity term loan	$2,237	$2,230
Revolving credit facility	532	532
Senior secured 10.125% notes due 2018	750	750
Senior secured 9.25% notes due 2018	1,380	1,380
Senior unsecured floating rate notes due 2014	57	57
Senior unsecured 9.125%/9.875% PIK-election notes due 2014	255	255
Senior unsecured 8.875% notes due 2014	886	886
Senior unsecured 10.75% notes due 2020	750	750
Senior subordinated 10.125% notes due 2016	764	764

Less: current maturities	7,611	7,604
Total long-term debt	(29)	(29)

	$7,582	$7,575

First Quarter 2011 Amendment to the Credit Facility

On March 4, 2011 and in connection with our proposed initial public offering, Freescale Inc. entered into an amendment to the senior secured credit facilities (the “Credit Facility”) to, among other things, allow for the replacement of its existing revolving credit facility thereunder (the “Revolver”) with a new revolving credit facility (the “Replacement Revolver”). We have received commitments of $425 million for the Replacement Revolver, with the option to bring in additional lenders to increase the size of the facility to up to $500 million in certain circumstances. The Replacement Revolver will be available, and the amendments will be effective, subject to Freescale Inc.’s satisfaction of certain conditions, including (i) the absence of any default under the credit agreement, (ii) receipt of all necessary fees by the administrative agent, (iii) confirmation that the representations and warranties of Freescale Inc. and the other lender parties are true and correct in all material respects, (iv) the perfection of the security interest in the collateral (to the extent required by the Credit Facility), (v) delivery of customary closing certificates and opinions and (vi) the completion of our proposed initial public offering. The Replacement Revolver has the same terms and conditions as those applicable to the Revolver, except for such changes as have been agreed to by Freescale Inc. and the lenders, including the amendments described below, and will extend the availability of the Replacement Revolver from December 1, 2012 to July 1, 2016; provided, that the maturity will be accelerated to September 1, 2014, in the event that Freescale Inc.’s total leverage ratio for the June 30, 2014 test period (as calculated under the senior credit facilities) is greater than 4:1, and the aggregate outstanding principal amount of Freescale Inc.’s outstanding unsecured notes maturing on December 15, 2014 exceeds $500 million as of September 1, 2014. (Refer to “Liquidity and Capital Resources – Adjusted EBITDA” following the footnotes to our condensed consolidated financial statements for further discussion of Adjusted EBITDA.) We expect to repay the full amount outstanding under the Revolver with proceeds from our proposed initial public offering. Furthermore, while the Replacement Revolver is expected to be undrawn at the closing of such offering, any outstanding letters of credit will reduce the available capacity.

In addition, the Credit Facility amendment, among other things, (i) amends the senior credit facilities to permit “amend and extend” transactions with only the consent of Freescale Inc. and the lenders holding the modified loans, (ii) amends the Credit Facility to permit future replacement revolving credit facilities with only the consent of Freescale Inc., the administrative agent, swing line lender, letter of credit issuer and the lenders providing the replacement revolving loan commitments and (iii) modifies Freescale Inc.’s general restricted payments basket and payment of restricted junior debt basket, including by providing for a new shared

$200 million basket. These amendments will provide Freescale Inc. with greater flexibility to extend the maturities of the senior credit facilities and will increase the amount available to pay dividends, prepay junior debt and make other restricted payments. In consideration of the foregoing, we will pay amendment and consent fees equal to $4 million in the aggregate upon effectiveness of the amendment.

First Quarter 2010 Amend and Extend Arrangement

On February 19, 2010, Freescale Inc. amended the Credit Facility and issued $750 million aggregate principal amount of 10.125% senior secured notes maturing on March 15, 2018 (the “10.125% Secured Notes”) in a transaction referred to as the “A&E Arrangement.” The gross proceeds of the note offering were used to prepay amounts outstanding under the Credit Facility as follows: $635 million under the Original Maturity Term Loan, $3 million under the Incremental Term Loans, and $112 million under the Revolver. Further, the maturity of approximately $2,265 million of debt outstanding under the Original Maturity Term Loan was extended to December 1, 2016 (subject to acceleration to September 1, 2014 in certain circumstances) and is now referred to as the “Extended Term Loan.” Refer to our December 31, 2010 Annual Report on Form 10-K for the definition and further discussion of the Original Maturity Term Loan and the Incremental Term Loans.

In the first quarter of 2010, we recorded a net charge of $47 million in the accompanying Condensed Consolidated Statement of Operations associated with the completion of the A&E Arrangement, which included the extinguishment of debt and the issuance of the 10.125% Secured Notes, and gains on repurchases of debt. This charge consisted of expenses associated with the A&E Arrangement which were not eligible for capitalization under ASC Subtopic 470-50, “Modifications and Extinguishments” (“ASC Subtopic 470-50”), the write-off of unamortized debt issuance costs and remaining original issue discount related to the extinguished debt, and other related costs associated with closing the A&E Arrangement, partially offset by gains from repurchases of debt.

Open-Market Bond Repurchases

In the first quarter of 2010, Freescale Inc. repurchased $68 million of its senior unsecured notes at an $8 million pre-tax gain, net. We made no such repurchases in the first quarter of 2011.

Credit Facility

At April 1, 2011, Freescale Inc.’s Credit Facility included (i) the aforementioned $2,230 million Extended Term Loan and (ii) the Revolver, including letters of credit and swing line loan sub-facilities, with a committed capacity of $590 million and $532 million outstanding, as reduced by the $112 million prepayment made in connection with the A&E Arrangement and excluding a non-funding commitment attributable to Lehman Commercial Paper, Inc. (LCPI), which filed a petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York on October 5, 2008. LCPI has a commitment in the amount of $49 million of the Revolver after the aforementioned prepayment, but borrowing requests have not been honored by LCPI.

The interest rate on the Extended Term Loan and the Revolver at April 1, 2011 was 4.51% and 2.26%, respectively. (The spread over LIBOR with respect to the Extended Term Loan and the Revolver is 4.25% and 2.00%, respectively.) In addition, the Revolver had a remaining borrowing capacity of $32 million, excluding the LCPI commitment and $25 million in outstanding letters of credit at April 1, 2011.

Senior Notes

Freescale Inc. had an aggregate principal amount of $4,842 million in senior secured, senior unsecured and senior subordinated notes outstanding at April 1, 2011, consisting of (i) $750 million of 10.125% Secured Notes, (ii) $1,380 million of senior secured 9.25% notes due 2018 (“9.25% Secured Notes”), (iii) $57 million of senior unsecured floating rate notes due 2014 (“Floating Rate Notes”), (iv) $255 million of senior unsecured 9.125% / 9.875% PIK-election notes due 2014 (“PIK-Election Notes”), (v) $886 million of senior unsecured 8.875% notes due 2014 (“8.875% Unsecured Notes”), (vi) $750 million of senior unsecured 10.75% notes due 2020 (“10.75% Unsecured Notes”), and (vii) $764 million of senior subordinated 10.125% notes due 2016 (“Senior Subordinated Notes”). The Floating Rate Notes bear interest at a rate, reset quarterly, equal to three-month LIBOR (which was 0.31% on April 1, 2011) plus 3.875% per annum.

Registration Agreement

On September 30, 2010, in connection with the issuance of the 10.75% Unsecured Notes, Freescale Inc. entered into a registration rights agreement (the “Registration Rights Agreement”) among Freescale Inc., the Guarantors and the initial purchaser of the 10.75% Unsecured Notes. Under the Registration Rights Agreement, Freescale Inc. has agreed to use commercially reasonable efforts to file an exchange offer registration statement or, under specific circumstances, a shelf registration statement with the SEC. Pursuant to such exchange offer registration statement, Freescale Inc. will issue, in exchange for tendered 10.75% Unsecured Notes, registered securities containing terms substantially identical in all material respects to the 10.75% Unsecured Notes. Pursuant to the Registration Right Agreement, additional interest will be assessed with respect to the 10.75% Unsecured Notes in the event a registration default occurs.

Hedging Transactions

In connection with the issuance of our variable rate debt, Freescale Inc. has entered into interest rate swap and cap contracts with various counterparties as a hedge of the variable cash flows of our variable interest rate debt. See Note 5 for further details of these interest rate swap and cap contracts.

Covenant Compliance

Freescale Inc.’s Credit Facility and indentures governing the senior notes contain restrictive covenants that limit the ability of our subsidiaries to, among other things, incur or guarantee additional indebtedness or issue preferred shares, pay dividends and make other restricted payments, impose limitations on the ability of our restricted subsidiaries to pay dividends or make other distributions, create or incur certain liens, make certain investments, transfer or sell assets, engage in transactions with affiliates, and merge or consolidate with other companies or transfer all or substantially all of our assets. Under the Credit Facility, Freescale Inc. must comply with conditions precedent that must be satisfied prior to any borrowing.

Freescale Inc. is not subject to any maintenance covenants under the senior credit facilities or indentures and is therefore not required to meet any specified ratios on an on-going basis. However, our ability to engage in specified activities is tied to ratios under the Credit Facility and indentures. We are unable to incur specified indebtedness, pay dividends, make certain investments, prepay junior debt or make other restricted payments, in each case not otherwise permitted by the senior credit facilities or indentures, unless, after giving effect to the proposed activity: (i) our senior secured first lien leverage ratio (as defined in the Credit Facility) would be no greater than 3.5:1, and (ii) our fixed charge coverage ratio (as defined in the applicable indenture) would be at least 2:1. In addition, we may not designate any subsidiary as unrestricted or engage in certain acquisitions or mergers, unless, after giving effect to the proposed transaction: (i) our senior secured first lien leverage ratio would be no greater than 3.5:1, and (ii) our fixed charge coverage ratio would be at least 2.00:1.00 or equal to or greater than it was prior to the proposed transaction. We are also unable to have liens on assets securing indebtedness without also securing the senior notes unless our consolidated secured debt ratio (as defined in the applicable indenture) would be no greater than 3.25:1 after giving effect to the proposed lien, unless otherwise permitted by the applicable indenture. Accordingly, if we fail to meet any of these ratios, we are not in default under the Credit Facility or the indentures. Rather, we are then not able to engage in the applicable activity, unless otherwise permitted by the Credit Facility and the indentures.

The indentures also provide for customary affirmative covenants, including financial reporting and payment of taxes, and customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants and cross acceleration provisions. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default under the applicable indenture occurs or is continuing, the trustee or holders of at least 30% in aggregate principal amount of the then outstanding class of notes may declare all of such class of notes to be due and payable immediately.

The Credit Facility also contains customary affirmative covenants, including maintenance of insurance, financial reporting, compliance with applicable laws and inspection rights, and customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants and cross acceleration provisions. In the case of an event of default arising from specified events of bankruptcy or insolvency, all amounts owed under the Credit Facility (including all outstanding loans and accrued interest thereon) automatically become due and payable and the borrower is automatically required to cash collateralize the letter of credit obligations. If any other event of default under the Credit Facility occurs and is continuing, the administrative agent may and, at the request of lenders holding more than 50% of the outstanding loans, letters of credit and unused commitments, shall, declare the commitments to be terminated, declare all amounts owed under the Credit Facility to become due, require that the borrower cash collateralize the letter of credit obligations and exercise any other rights available to the administrative agent or the lenders under the senior credit facilities or applicable law.

As of April 1, 2011, Freescale Inc. was in compliance with the covenants under the Credit Facilities and the indentures and met the total leverage ratio, the senior secured first lien leverage ratio and the fixed charge coverage ratio but did not meet the consolidated secured debt ratio. Accordingly, we are currently restricted from having liens on assets securing indebtedness, except as otherwise permitted by the indentures. However, the fact that we do not meet the ratio in the indentures does not result in any default thereunder.

Fair Value

At April 1, 2011 and December 31, 2010, the fair value of the aggregate principal amount of our long-term debt was approximately $7,951 million and $7,863 million, respectively, which was determined based upon quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily the amount which could be realized in a current market exchange.

(5) Risk Management

Foreign Currency Risk

At April 1, 2011 and December 31, 2010, we had net outstanding foreign currency exchange contracts not designated as accounting hedges with notional amounts totaling approximately $126 million and $187 million, respectively, which are accounted for at fair value. These forward contracts have original maturities of less than three months. The fair value of the forward contracts was a net unrealized gain of less than $1 million at both April 1, 2011 and December 31, 2010. Forward contract pre-tax gains (losses) of $4 million and less than $(1) million for the first quarter 2011 and 2010, respectively, were recorded in other expense, net in the accompanying Condensed Consolidated Statements of Operations related to our realized and unrealized results associated with these foreign exchange contracts. Management believes that these financial instruments will not subject us to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets and liabilities being hedged. The following table shows, in millions of U.S. dollars, the notional amounts of the most significant net foreign exchange hedge positions for outstanding foreign exchange contracts not designated as accounting hedges:

Buy (Sell)	December 31, 2010	April 1, 2011
Euro	$54	$45
Malaysian Ringgit	$69	$15
Japanese Yen	$39	$11
Swedish Krona	$6	$9
Israeli Shekel	$16	$8
Taiwan Dollar	$(12)	$(12)

We have provided $1 million in collateral to one of our counterparties in connection with our foreign exchange hedging program as of April 1, 2011. This amount is classified as restricted cash and is recorded as a component of other current assets on the accompanying Condensed Consolidated Balance Sheet. We do not offset the fair value of our derivative instruments against any rights to reclaim cash collateral.

Cash Flow Hedges

At April 1, 2011 and December 31, 2010, we had Malaysian Ringgit forward and option contracts designated as cash flow hedges with an aggregate notional amount of $83 million and $114 million, and a fair value of a net unrealized gain of $3 million and $3 million, respectively. These forward and option contracts have original maturities of less than one year. A pre-tax gain of less than $1 million for the first quarter of 2011 was recorded in cost of sales in the accompanying Condensed Consolidated Statements of Operations related to our realized results associated with these cash flow hedges. Management believes that these financial instruments will not subject us to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the forecasted expenses being hedged.

Interest Rate Risk

We use interest rate swap agreements to assist in managing the floating rate portion of our debt portfolio. At April 1, 2011, we had effectively fixed our interest rate on $200 million of our variable interest rate debt through December 1, 2012 with interest rate swaps. We are required to pay the counterparties a stream of fixed interest payments at an average rate of 3.76%, and in turn, receive variable interest payments based on 3-month LIBOR (0.31% at April 1, 2011) from the counterparties. In the first quarter of 2011 and 2010, in accordance with ASC Topic 815, we recognized pre-tax losses of less than $1 million and $3 million, respectively, in other expense, net in the accompanying Condensed Consolidated Statements of Operations associated with the change in fair value of our interest rate swaps.

In addition to interest rate swap agreements, we also use interest rate cap agreements to manage our floating rate debt. At April 1, 2011, we had effectively fixed our interest rate on $400 million of our variable interest rate debt through December 1, 2012 with interest rate caps. In the first quarter 2011 and 2010, in accordance with ASC Topic 815, we recognized pre-tax losses of less than $1 million and $3 million, respectively, in other expense, net in the accompanying Condensed Consolidated Statements of Operations associated with the change in fair value of these interest rate caps.

Counterparty Risk

Outstanding financial derivative instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. We also enter into master netting arrangements with counterparties when possible to mitigate credit risk in derivative transactions. A master netting arrangement may allow counterparties to net settle amounts owed to each other as a result of multiple, separate derivative transactions. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. On a periodic basis, we review the credit ratings of our counterparties and adjust our exposure as deemed appropriate. As of April 1, 2011, we believe that our exposure to counterparty risk is immaterial.

Refer to Note 3, “Fair Value Measurement,” for further information on our foreign currency derivatives and our interest rate swap and cap agreements.

(6) Income Taxes

As of April 1, 2011, our effective tax rate was a tax benefit of 2%, including a net income tax benefit of $8 million associated with discrete events. These discrete events relate primarily to the release of a valuation allowance related to certain deferred tax assets of a foreign subsidiary. As of April 2, 2010, our effective tax rate was also a tax benefit of 2%, including a net income tax benefit of $8 million associated with discrete events, which were attributable primarily to the reversal of interest and penalties on uncertain tax positions. Although the Company is a Bermuda entity with a statutory income tax rate of zero, the earnings of many of the Company’s subsidiaries are subject to taxation in the U.S. and other foreign jurisdictions. We record minimal tax expense on our U.S. earnings due to valuation allowances reflected against U.S. deferred tax assets. Our effective tax rate is impacted by the mix of earnings and losses by taxing jurisdictions.

(7) Commitments and Contingencies

Commitments

Product purchase commitments associated with our strategic manufacturing relationships include take or pay provisions based on volume commitments for work in progress and forecasted demand based on 18-month rolling forecasts, which are adjusted monthly. The commitment under these relationships is $87 million as of April 1, 2011.

Environmental

Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA, or Superfund), and equivalent state law, Motorola has been designated as a potentially responsible party by the United States Environmental Protection Agency with respect to certain waste sites with which our operations may have had direct or indirect involvement. Such designations are made regardless of the extent of Motorola’s involvement. Pursuant to the master separation and distribution agreement entered into in connection with our spin-off from Motorola, Freescale Inc. has indemnified Motorola for these liabilities going forward. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. The remedial efforts include environmental cleanup costs and communication programs. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against Freescale Inc. We accrue costs associated with environmental matters when they become probable and reasonably estimable by recording the future estimated cash flows associated with such costs on a discounted basis, as the amount and timing of cash payments become fixed or readily determinable, for the estimated remediation periods, ranging from seven years to over 50 years.

As of April 1, 2011 and December 31, 2010, the undiscounted future cash flows are estimated at $88 million. The expected payments for 2011 through 2015 are $6 million, $5 million, $4 million, $3 million and $3 million, respectively, with remaining expected payments of $67 million anticipated thereafter. Accruals at April 1, 2011 and December 31, 2010 were $41 million, the majority of which are included in other liabilities on the accompanying Condensed Consolidated Balance Sheet. These amounts represent only our estimated share of costs incurred in environmental cleanup sites without considering recovery of costs from any other party or insurer, since in most cases potentially responsible parties other than us may exist and be held responsible. Due to the uncertain nature of these contingencies, the actual costs that will be incurred could materially differ from the amounts accrued. For more information, refer to “Environmental Matters” in Part I, “Item 3: Legal Proceedings” and Note 8 in our December 31, 2010 Annual Report on Form 10-K.

Litigation

We are a defendant in various lawsuits, including intellectual property suits noted in this section, and are subject to various claims which arise in the normal course of business. The Company records an associated liability when a loss is probable and the amount is reasonably estimable.

From time to time, we are involved in legal proceedings arising in the ordinary course of business, including tort, contractual and customer disputes, claims before the United States Equal Employment Opportunity Commission and other employee grievances, and intellectual property litigation and infringement claims. Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling our products. Under agreements with Motorola, Freescale Inc. must indemnify Motorola for certain liabilities related to our business incurred prior to our separation from Motorola.

On April 17, 2007, Tessera Technologies, Inc. filed a complaint against Freescale Inc., ATI Technologies, Inc., Motorola, Inc., Qualcomm, Inc., Spansion, Inc., Spansion LLC, and STMicroelectronics N.V. in the International Trade Commission (ITC) requesting the ITC to enter an injunction barring the importation of any product containing a device that infringes two identified patents related to ball grid array (BGA) packaging technology. On April 17, 2007, Tessera filed a parallel lawsuit in the United States District Court for the Eastern District of Texas against ATI, Freescale Inc., Motorola and Qualcomm claiming an unspecified amount of monetary damage as compensation for the alleged infringement of the same Tessera patents. Tessera’s patent claims relate to BGA packaging technology. On December 1, 2008, the administrative law judge issued his determination finding in favor of the respondents and recommended that no injunction barring importation of the respondents’ products be entered. In accordance with its rights, Tessera petitioned the ITC to review the administrative law judge’s determination on December 15, 2008. On May 20, 2009 the ITC issued a final order finding that all the respondents infringe on Tessera’s asserted patents, and granted Tessera’s request for a Limited Exclusion Order prohibiting the importation of respondents’ infringing products. Freescale appealed the ITC’s decision to the Federal Circuit Court of Appeals, which issued an opinion upholding the ITC’s final order. The Federal Circuit recently denied Freescale’s request to re-hear the appeal before the entire panel of justices. In September 2010, the asserted patents expired, thus nullifying the Limited Exclusion Order. We continue to assess the merits of the United States District Court litigation, which remains stayed pending resolution of certain procedural issues in the ITC and Federal Circuit, and have recorded no associated liability as of April 1, 2011.

On December 1, 2010, Rambus, Inc. filed a complaint in the ITC against Freescale Inc., Broadcom Corporation, LSI Corporation, Nvidia Corporation, STMicroelectronics, and Mediatek Inc. and 22 other customer respondents alleging, among other things, that certain products of Freescale Inc. infringe patents owned by Rambus relating to double data rate memory controller interfaces and PCI Express technology. This ITC complaint seeks an exclusion order barring the importation of accused products into the United States. Also on December 1, 2010, Rambus filed related lawsuits in the Northern District of California against Freescale Inc. and certain other respondents alleging, among other things, that certain Freescale Inc. products infringe on the same patents involved in the ITC matter and other patents owned by Rambus. Rambus seeks unspecified monetary damages, enhanced damages, and injunctive relief. The ITC hearing is currently scheduled to take place in October, 2011. We continue to assess the merits of the ITC complaint and the Northern District of California lawsuit.

The resolution of intellectual property litigation, including those matters described above, may require us to pay damages for past infringement or to obtain a license under the other party’s intellectual property rights that could require one-time license fees or ongoing royalties, require us to make material changes to our products and/or manufacturing processes, require us to cross-license certain of our patents and other intellectual property and/or prohibit us from manufacturing or selling one or more products in certain jurisdictions, which could adversely impact our operating results in future periods. If any of those events were to occur, our business, financial condition and results of operations could be adversely affected.

Other Contingencies

In the ordinary course of business, we regularly execute contracts that contain customary indemnification provisions. Additionally, we execute other contracts considered outside the ordinary course of business which contain indemnification provisions. Examples of these types of agreements include business divestitures, business acquisitions, settlement agreements and third-party performance guarantees. In each of these circumstances, payment by us is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow us to challenge the other party’s claims. Further, our obligations under these agreements may be limited in terms of duration, typically not in excess of 24 months, and/or amounts not in excess of the contract value, and in some instances we may have recourse against third parties for certain payments made by us.

Historically, we have not made significant payments for indemnification provisions contained in these agreements. At April 1, 2011, there was one contract executed outside the ordinary course of business containing indemnification obligations with a maximum amount payable of $4 million. At April 1, 2011, we have accrued $4 million related to known estimated indemnification obligations. We believe that if we were to incur additional losses with respect to any unknown matters at April 1, 2011, such losses would not have a material negative impact on our financial position, results of operations or cash flows.

(8) Reorganization of Business and Other

Three Months Ended April 1, 2011

Sendai Fabrication Facility and Design Center

On March 11, 2011, a 9.0-magnitude earthquake off the coast of Japan caused extensive infrastructure, equipment and inventory damage to our 150 millimeter fabrication facility and design center in Sendai, Japan. The design center was vacant and being marketed for sale at the time of the earthquake. The fabrication facility was previously scheduled to close in the fourth quarter of 2011. The extensive earthquake damage to the facility and the interruption of basic services, coupled with numerous major aftershocks and the current environment, prohibit us from returning the facility to an operational level required for wafer production in a reasonable time frame. As a result, the Sendai fabrication facility ceased operations at the time of the earthquake, and we are unable to bring the facility back up to operational condition due to the extensive damage to our facilities and equipment. In the first quarter of 2011 and in accordance with ASC Topic 225, “Extraordinary and Unusual Items,” we reported $90 million in charges associated with non-cash asset impairment and inventory charges and cash costs for employee termination benefits, contract termination and other items in reorganization of business and other in the Condensed Consolidated Statement of Operations in association with this decision. We expect to complete the payments associated with these actions by the end of 2011. These non-cash charges and cash costs do not take into consideration any offset resulting from potential recoveries from Freescale’s insurance coverage associated with the earthquake.

We are continuing to assess the situation in Sendai and evaluate the associated non-cash charges and cash costs. At each reporting date, we will review our accruals for employee termination benefits, exit costs and other contingencies associated with our Sendai facilities, which consist primarily of termination benefits (principally payroll and other incentive costs), to ensure that our accruals are still appropriate. In certain circumstances, accruals may no longer be required because of efficiencies in carrying out our plans or because employees previously identified for separation resign unexpectedly and do not receive their full termination benefits or were redeployed due to circumstances not currently foreseen. We will reverse accruals to earnings when it is determined they are no longer required.

The following table displays a roll-forward from January 1, 2011 to April 1, 2011 of the employee termination benefits and exit cost accruals established related to the closing of our fabrication facility in Sendai, Japan:

(in millions, except headcount)	Accruals at January 1, 2011	Charges	Adjustments	2011 Amounts Used	Accruals at April 1, 2011
Employee Separation Costs
Supply chain	$—	12	—	—	$12
Selling, general and administrative	—	—	—	—	—
Research and development	—	—	—	—	—

Total	$—	12	—	—	$12

Related headcount	—	480	—	—	480

Exit and Other Costs	$—	7	—	—	$7

We recorded $12 million in employee termination benefits associated with the closure of the Sendai fabrication facility in the first quarter of 2011. We will make payments to these 480 separated employees through the end of 2011. In addition, we also recorded $7 million of exit costs related to the termination of various supply contracts.

Asset Impairment Charges and Other Costs

As a result of the significant structural and equipment damage to the Sendai fabrication facility and the Sendai design center, we recorded $49 million in non-cash asset impairment charges in the first quarter of 2011. We also had raw materials and work-in-process inventory that were destroyed or damaged either during the earthquake or afterwards due to power outages, continuing aftershocks and other earthquake-related events. As a result, we recorded a non-cash inventory charge of $15 million directly attributable to the impact of the earthquake in the first quarter of 2011. In addition to these non-cash asset impairment and inventory charges, we incurred $7 million of operational costs due to inactivity subsequent to the March 11, 2011 earthquake.

Reorganization of Business Program

Over the last three years, we have executed a series of restructuring initiatives under the Reorganization of Business Program that streamlined our cost structure and re-directed some research and development investments into expected growth markets. We have completed the following actions related to the program: (i) the winding-down of our cellular handset research and development and selling, general and administrative activities and reduction of all related headcount, except for a minimal number required in connection with the selling of legacy products, (ii) the termination of our participation in the IBM alliance (a jointly funded research alliance of several semiconductor manufacturing companies focused on cooperative development of 300 millimeter process technology) in connection with our decision to refocus our efforts from developing future process technology or obtaining rights to the underlying intellectual property via research alliances to leveraging broader participation with our foundry partners to integrate their advanced process technologies in developing and manufacturing our new products, (iii) the closure of our 150 millimeter manufacturing operations at our facilities in East Kilbride, Scotland in 2009 and in Sendai, Japan in March 2011 and (iv) the reduction of headcount in connection with the consolidation of certain research and development, sales and marketing, and logistical and administrative operations. The only remaining action relating to the Reorganization of Business Program is the closure of our Toulouse, France manufacturing facility, which is expected to occur during the fourth quarter of 2011, with the reduction in headcount occurring through the second quarter of 2012. In each of the first quarters of 2011 and 2010, our severance and exit costs and other non-cash charges associated with the Reorganization of Business Program were $1 million.

At each reporting date, we evaluate our accruals for exit costs and employee separation costs, which consist primarily of termination benefits (principally severance and relocation payments), to ensure that our accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out our plans or because employees previously identified for separation resigned unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. We reverse accruals to earnings when it is determined they are no longer required.

The following table displays a roll-forward from January 1, 2011 to April 1, 2011 of the employee separation and exit cost accruals established related to the Reorganization of Business Program:

(in millions, except headcount)	Accruals at January 1, 2011	Charges	Adjustments	2011 Amounts Used	Accruals at April 1, 2011
Employee Separation Costs
Supply chain	$157	—	—	(10)	$147
Selling, general and administrative	12	—	—	(1)	11
Research and development	16	—	—	—	16

Total	$185	—	—	(11)	$174

Related headcount	1,420	—	—	(70)	1,350

Exit and Other Costs	$15	—	—	(2)	$13

The $11 million used reflects cash payments made to employees separated as part of the Reorganization of Business Program in the first quarter of 2011. We will make substantially all remaining payments to these separated employees and the remaining approximately 1,350 employees through 2012. While previously recorded severance accruals for employees at our Sendai, Japan facility are reflected in the table above, refer to the prior section, “Sendai Fabrication Facility and Design Center,” for other charges associated with this facility in the first quarter of 2011 as a result of the earthquake in Japan. In addition, in the first quarter of 2011, we also paid $2 million of exit costs related primarily to underutilized office space which was previously vacated in connection with our Reorganization of Business Program.

Three Months Ended April 2, 2010

Reorganization of Business Program

The following table displays a roll-forward from January 1, 2010 to April 2, 2010 of the employee separation and exit cost accruals established related to the Reorganization of Business Program:

(in millions, except headcount)	Accruals at January 1, 2010	Charges	Adjustments	2010 Amounts Used	Accruals at April 2, 2010
Employee Separation Costs
Supply chain	$181	—	(2)	(7)	$172
Selling, general and administrative	14	—	—	(1)	13
Research and development	44	—	(2)	(8)	34

Total	$239	—	(4)	(16)	$219

Related headcount	1,750	—	(65)	(65)	1,620

Exit and Other Costs	$16	—	1	(4)	$13

The $16 million used reflects cash payments made to employees separated as part of the Reorganization of Business Program in the first quarter of 2010. We reversed $4 million of severance accruals as a result of 65 employees previously identified for separation who either resigned and did not receive severance or were redeployed due to circumstances not foreseen when original plans were approved. This reversal also includes amounts associated with outplacement services and other severance-related costs that will not be incurred. In addition, we also recorded $1 million of exit costs related to underutilized office space which was previously vacated in connection with our Reorganization of Business Program. In the first quarter of 2010, $4 million of these exit costs were paid.

Asset Impairment Charges and Other Costs

During the first quarter of 2010, we recorded $5 million of non-cash asset impairment charges related to our manufacturing facility in East Kilbride, Scotland which was classified as held-for-sale as of April 2, 2010.

Other Reorganization of Business Programs

In the first quarter of 2010, we reversed $1 million of severance accruals related to reorganization of business programs initiated in periods preceding the third quarter of 2008. These reversals were due to a number of employees previously identified for separation who resigned and did not receive severance or were redeployed due to circumstances not foreseen when original plans were approved. As of December 31, 2010, we had no remaining severance relocation or exit cost accrual associated with these programs.

(9) Supplemental Guarantor Condensed Consolidating Financial Statements

Pursuant to the terms of the Merger, Freescale Inc. continues as a wholly owned indirect subsidiary of Holdings I. The reporting entity subsequent to the Merger is Holdings I, substantially all of which is owned by Freescale LP. (The relationship between the Company and Freescale LP is defined and discussed in Note 1 to our consolidated financial statements in our December 31, 2010 Annual Report on Form 10-K.)

In connection with the Merger, the A&E Arrangement completed in the first quarter of 2010, and subsequent debt issuances completed in the second and third quarters of 2010, we have $4,842 million aggregate principal amount of senior secured, senior unsecured and senior subordinated notes (collectively, the “Senior Notes”) outstanding as of April 1, 2011, as disclosed in Note 4. The senior secured notes are jointly and severally guaranteed on a secured, senior basis; the senior unsecured notes are jointly and severally guaranteed on an unsecured, senior basis; and the senior subordinated notes are jointly and severally guaranteed on an unsecured, senior subordinated basis, in each case, subject to certain exceptions, by certain of our parent companies and SigmaTel, LLC (together, the “Guarantors”) on a senior secured, senior unsecured and senior subordinated basis, in each case, subject to certain exceptions. Each Guarantor fully and unconditionally guarantees, jointly with the other Guarantors, and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the obligations. As of April 1, 2011, other than SigmaTel, LLC, none of Freescale Inc.’s domestic or foreign subsidiaries (“Non-Guarantors”) guarantee the Senior Notes or Credit Facility (as defined in Note 4). In the future, other subsidiaries may be required to guarantee all or a portion of the Senior Notes if and to the extent they guarantee the Credit Facility.

The following tables present our financial position, results of operations and cash flows of Freescale Inc., Freescale LP, Guarantors, Non-Guarantors and eliminations as of April 1, 2011 and December 31, 2010 and for the three months ended April 1, 2011 and April 2, 2010 to arrive at the information for us on a consolidated basis:

Supplemental Condensed Consolidating Statement of Operations

For the Three Months Ended April 1, 2011

(in millions)	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Net sales	$—	$—	$1,596	$1,656	$(2,058)	$1,194
Cost of sales	—	—	1,178	1,590	(2,058)	710

Gross margin	—	—	418	66	—	484
Selling, general and administrative	1	—	156	53	(79)	131
Research and development	—	—	130	72	—	202
Amortization expense for acquired intangible assets	—	—	63	—	—	63
Reorganization of business and other	—	—	17	74	—	91

Operating (loss) earnings	(1)	—	52	(133)	79	(3)
Other expense, net	(147)	(147)	(192)	77	261	(148)

Loss before income taxes	(148)	(147)	(140)	(56)	340	(151)
Income tax expense (benefit)	—	—	7	(10)	—	(3)

Net loss	$(148)	$(147)	$(147)	$(46)	$340	$(148)

Supplemental Condensed Consolidating Statement of Operations

For the Three Months Ended April 2, 2010

(in millions)	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Net sales	$—	$—	$1,297	$1,448	$(1,725)	$1,020
Cost of sales	—	—	1,042	1,334	(1,725)	651

Gross margin	—	—	255	114	—	369
Selling, general and administrative	1	—	159	49	(92)	117
Research and development	—	—	126	65	—	191
Amortization expense for acquired intangible assets	—	—	121	—	—	121
Reorganization of business and other	—	—	(3)	4	—	1

Operating loss	(1)	—	(148)	(4)	92	(61)
Gain on extinguishment or modification of long-term debt, net	—	—	(47)	—	—	(47)
Other (expense) income, net	(256)	(256)	(61)	91	329	(153)

(Loss) earnings before income taxes	(257)	(256)	(256)	87	421	(261)
Income tax benefit	—	—	—	(4)	—	(4)

Net (loss) earnings	$(257)	$(256)	$(256)	$91	$421	$(257)

Supplemental Condensed Consolidating Balance Sheet

April 1, 2011

(in millions)	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$—	$137	$898	$—	$1,035
Inter-company receivable	192	—	717	563	(1,472)	—
Accounts receivable, net	—	—	145	329	—	474
Inventory, net	—	—	247	495	—	742
Other current assets	—	—	168	99	—	267

Total current assets	192	—	1,414	2,384	(1,472)	2,518
Property, plant and equipment, net	—	—	542	434	—	976
Investment in affiliates	(5,233)	(5,231)	1,502	—	8,962	—
Intangible assets, net	—	—	252	1	—	253
Inter-company note receivable	—	108	9	139	(256)	—
Other assets, net	—	—	178	172	—	350

Total Assets	$(5,041)	$(5,123)	$3,897	$3,130	$7,234	$4,097

Liabilities and Shareholders’ (Deficit) Equity
Current portion of long-term debt and capital lease obligations	$—	$—	$32	$2	$—	$34
Inter-company payable	—	—	610	862	(1,472)	—
Accounts payable	—	—	230	170	—	400
Accrued liabilities and other	5	—	352	259	—	616

Total current liabilities	5	—	1,224	1,293	(1,472)	1,050
Long-term debt	—	—	7,575	—	—	7,575
Inter-company note payable	30	109	—	117	(256)	—
Other liabilities	—	1	329	218	—	548

Total liabilities	35	110	9,128	1,628	(1,728)	9,173

Total shareholders’ (deficit) equity	(5,076)	(5,233)	(5,231)	1,502	8,962	(5,076)

Total Liabilities and Shareholders’ (Deficit) Equity	$(5,041)	$(5,123)	$3,897	$3,130	$7,234	$4,097

Supplemental Condensed Consolidating Balance Sheet

December 31, 2010

(in millions)	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Assets
Cash and cash equivalents	$—	$—	$302	$741	$—	$1,043
Inter-company receivable	—	—	673	580	(1,253)	—
Accounts receivable, net	—	—	130	327	—	457
Inventory, net	—	—	254	478	—	732
Other current assets	—	—	166	94	—	260

Total current assets	—	—	1,525	2,220	(1,253)	2,492
Property, plant and equipment, net	—	—	609	502	—	1,111
Investment in affiliates	(4,904)	(4,902)	1,522	—	8,284	—
Intangible assets, net	—	—	308	1	—	309
Inter-company note receivable	—	107	8	138	(253)	—
Other assets, net	—	—	176	181	—	357

Total Assets	$(4,904)	$(4,795)	$4,148	$3,042	$6,778	$4,269

Liabilities and Shareholders’ (Deficit) Equity
Notes payable and current portion of long-term debt and capital lease obligations	$—	$—	$32	$2	$—	$34
Inter-company payable	1	—	518	734	(1,253)	—
Accounts payable	—	—	227	204	—	431
Accrued liabilities and other	—	—	357	197	—	554

Total current liabilities	1	—	1,134	1,137	(1,253)	1,019
Long-term debt	—	—	7,582	—	—	7,582
Inter-company note payable	29	109	—	115	(253)	—
Other liabilities	—	—	334	268	—	602

Total liabilities	30	109	9,050	1,520	(1,506)	9,203

Total shareholders’ (deficit) equity	(4,934)	(4,904)	(4,902)	1,522	8,284	(4,934)

Total Liabilities and Shareholders’ (Deficit) Equity	$(4,904)	$(4,795)	$4,148	$3,042	$6,778	$4,269

Supplemental Condensed Consolidating Statement of Cash Flows

For the Three Months Ended April 1, 2011

(in millions)	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Cash flow (used for) provided by operating activities	$(1)	$1	$(136)	$161	$—	$25
Cash flows from investing activities:
Capital expenditures	—	—	(9)	(12)	—	(21)
Sales and purchases of short-term and other investments, net	—	—	1	—	—	1
Proceeds from sale of property, plant and equipment and assets held for sale	—	—	1	—	—	1
Payments for purchase licenses and other assets	—	—	(12)	(7)	—	(19)
Inter-company loan receivable	—	(1)	(2)	(1)	4	—

Cash flow used for investing activities	—	(1)	(21)	(20)	4	(38)

Cash flows from financing activities:
Payments for long-term debt and capital leases obligations	—	—	(8)	(1)	—	(9)
Inter-company loan payable	1	—	—	3	(4)	—

Cash flow provided by (used for) investing activities	1	—	(8)	2	(4)	(9)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	14	—	14
Net (decrease) increase in cash and cash equivalents	—	—	(165)	157	—	(8)

Cash and cash equivalents, beginning of period	—	—	302	741	—	1,043

Cash and cash equivalents, end of period	$—	$—	$137	$898	$—	$1,035

Supplemental Condensed Consolidating Statement of Cash Flows

For the Three Months Ended April 2, 2010

(in millions)	Parent	Guarantor	Freescale	Non-Guarantor	Eliminations	Consolidated
Cash flow provided by (used for) operating activities	$—	$1	$(99)	$124	$—	$26
Cash flows from investing activities:
Capital expenditures	—	—	(17)	(25)	—	(42)
Sales and purchases of short-term and other investments, net	—	2	—	—	—	2
Proceeds from sale of property, plant and equipment and assets held for sale	—	—	1	10	—	11
Payments for purchase licenses and other assets	—	—	(1)	(18)	—	(19)
Inter-company loan receivable	—	—	(14)	—	14	—

Cash flow provided by (used for) investing activities	—	2	(31)	(33)	14	(48)

Cash flows from financing activities:
Payments for long-term debt, capital leases obligations and notes payable	—	—	(820)	(17)	—	(837)
Debt issuance proceeds	—	—	750	—	—	750
Inter-company loan payable	—	—	—	14	(14)	—
Debt issuance costs and other	—	—	(48)	—	—	(48)

Cash flow used for investing activities	—	—	(118)	(3)	(14)	(135)

Effect of exchange rate changes on cash and cash equivalents	—	—	(8)	(7)	—	(15)

Net increase (decrease) in cash and cash equivalents	—	3	(256)	81	—	(172)
Cash and cash equivalents, beginning of period	—	30	661	672	—	1,363

Cash and cash equivalents, end of period	$—	$33	$405	$753	$—	$1,191

FREESCALE SEMICONDUCTOR, INC.

Offer to Exchange

$487,500,000 aggregate principal amount of 10.75% Senior Notes due 2020 for

$487,500,000 aggregate principal amount of 10.75% Senior Notes due 2020

AND

$750,000,000 aggregate principal amount of 8.05% Senior Notes due 2020 for

$750,000,000 aggregate principal amount of 8.05% Senior Notes due 2020

PROSPECTUS

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” In addition, until                     , 2011, all dealers that effect transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                    , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification of Directors and Officers of Freescale Semiconductor, Inc.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor, by reason of being or having been in any such capacity, if such person acted in good faith in a manner reasonably believed by such person to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the DGCL further provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor, by reason of being or having been in any such capacity, if such person acted in good faith in a manner reasonably believed by such person to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL also allows a corporation to provide contractual indemnification to its directors, and we have entered into indemnification agreements with each of our directors whereby we are contractually obligated to indemnify the director and advance expenses to the full extent permitted by the DGCL.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Restated Certificate of Incorporation of Freescale, as amended, provides that Freescale will, to the fullest extent authorized by the DGCL, indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she, or a person of whom he or she is a legal representative, is or was a director or officer of Freescale, or while a director or officer of Freescale is or was serving at the request of Freescale as a director, officer, employee or agent of any other enterprise.

Indemnification of Directors and Officers of the Guarantors

The Delaware Guarantors

Freescale Semiconductor Holdings V, Inc. is incorporated under the laws of the State of Delaware. The indemnification provisions of the DGCL described in “Indemnification of Directors and Officers of Freesacle Semiconductor, Inc.” above also relate to the directors and officers of Holdings V.

The Certificate of Incorporation of Holdings V provides that Holdings V will, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened pending or completed action, suit, proceeding or claim by reason of the fact that such person is or was or has agreed to be a director or officer of Holdings V, or while a director or officer, is or was serving at the request of Holdings V as a director, officer, partner, trustee employee or agent of any other enterprise.

SigmaTel, LLC is a limited liability company organized under the laws of the State of Delaware. Section 18-303(a) of the Delaware Limited Liability Company Act (“DLLCA”) provides that, except as otherwise provided by the DLLCA, the debts, obligations and liabilities of a limited liability company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the limited liability company, and no member or manager of a limited liability company shall be obligated personally for any such debt, obligation or liability of the limited liability company solely by reason of being a member or acting as a manager of the limited liability company. Section 18-108 of the DLLCA states that subject to such standards and restrictions, if any, as set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Section 11(d) of the limited liability company operating agreement of SigmaTel, LLC provides for the indemnification, to the fullest extent of the law, of SigmaTel, LLC’s member and officers.

The Bermuda Guarantors

Each of Freescale Semiconductor Holdings I, Ltd., Freescale Semiconductor Holdings II, Ltd., Freescale Semiconductor Holdings III, Ltd., and Freescale Semiconductor Holdings IV, Ltd., is incorporated under the laws of Bermuda.

Section 98 of the Companies Act 1981, as amended of Bermuda (the “Bermuda Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which, by virtue of any rule of law, would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company.

The bye-laws of each of Holdings I, Holdings II, Holdings III and Holdings IV provide that, subject to the Bermuda Companies Act, every director, managing director, secretary or other officer of Holdings I, Holdings II, Holdings III and Holdings IV respectively and its subsidiaries and affiliates shall be entitled to be indemnified by each company respectively against any liability incurred by him in defending any proceedings, civil or criminal, in which judgment is given in his favor; or in which he is acquitted; or in connection with any application under the Bermuda Companies Act in which relief is granted to him by the Court.

Each of Holdings I, Holdings II, Holdings III and Holdings IV has adopted provisions in its respective bye-laws that provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. These bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits a Bermuda company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not such company may otherwise indemnify such officer or director.

Holdings I is party to indemnification agreements with its officers and directors. These indemnification agreements provide Holdings I’s officers and directors with indemnification to the maximum extent permitted by applicable law. Holdings I has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Bermuda Companies Act.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

8) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 30th day of June, 2011.

FREESCALE SEMICONDUCTOR , INC.

By:	/s/ Alan Campbell
Name: Alan Campbell
Title: Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Alan Campbell and Jonathan Greenberg, or any of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date
/s/ Richard Beyer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 30, 2011
Richard Beyer

/s/ Alan Campbell	Chief Financial Officer (Principal Financial Officer)	June 30, 2011
Alan Campbell

/s/ Randy A. Hyzak	Chief Accounting Officer (Principal Accounting Officer)	June 30, 2011
Randy A. Hyzak

/s/ Chinh E. Chu	Director	June 30, 2011
Chinh E. Chu

/s/ Daniel J. Heneghan	Director	June 30, 2011
Daniel J. Heneghan

/s/ Thomas H. Lister	Director	June 30, 2011
Thomas H. Lister

/s/ John W. Marren	Director	June 30, 2011
John W. Marren

/s/ J. Daniel McCranie	Director	June 30, 2011
J. Daniel McCranie

/s/ Paul C. Schorr, IV	Director	June 30, 2011
Paul C. Schorr, IV

/s/ Peter Smitham	Director	June 30, 2011
Peter Smitham

/s/ Gregory L. Summe	Director	June 30, 2011
Gregory L. Summe

/s/ Claudius E. Watts IV	Director	June 30, 2011
Claudius E. Watts IV

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 30th day of June, 2011.

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.
By:	/s/ Alan Campbell
Name: Alan Campbell
Title: Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Alan Campbell and Jonathan Greenberg, or any of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date
/s/ Richard Beyer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 30, 2011
Richard Beyer
/s/ Alan Campbell	Chief Financial Officer (Principal Financial Officer)	June 30, 2011
Alan Campbell
/s/ Randy A. Hyzak	Chief Accounting Officer (Principal Accounting Officer)	June 30, 2011
Randy A. Hyzak
/s/ Chinh E. Chu	Director	June 30, 2011
Chinh E. Chu
/s/ Daniel J. Heneghan	Director	June 30, 2011
Daniel J. Heneghan
/s/ Thomas H. Lister	Director	June 30, 2011
Thomas H. Lister
/s/ John W. Marren	Director	June 30, 2011
John W. Marren
/s/ J. Daniel McCranie	Director	June 30, 2011
J. Daniel McCranie
/s/ Paul C. Schorr, IV	Director	June 30, 2011
Paul C. Schorr, IV
/s/ Peter Smitham	Director	June 30, 2011
Peter Smitham
/s/ Gregory L. Summe	Director	June 30, 2011
Gregory L. Summe
/s/ Claudius E. Watts IV	Director	June 30, 2011
Claudius E. Watts IV

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 30th day of June, 2011.

FREESCALE SEMICONDUCTOR HOLDINGS II, LTD.
By:	/s/ Alan Campbell
Name: Alan Campbell
Title: Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Alan Campbell and Jonathan Greenberg, or any of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date
/s/ Richard Beyer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 30, 2011
Richard Beyer
/s/ Alan Cambell	Chief Financial Officer (Principal Financial Officer)	June 30, 2011
Alan Campbell
/s/ Randy A. Hyzak	Chief Accounting Officer (Principal Accounting Officer)	June 30, 2011
Randy A. Hyzak
/s/ Chinh E. Chu	Director	June 30, 2011
Chinh E. Chu
/s/ Danile J. Heneghan	Director	June 30, 2011
Daniel J. Heneghan
/s/ Thomas H. Lister	Director	June 30, 2011
Thomas H. Lister
/s/ John W. Marren	Director	June 30, 2011
John W. Marren
/s/ J. Daniel McCranie	Director	June 30, 2011
J. Daniel McCranie
/s/ Paul C. Schorr, IV	Director	June 30, 2011
Paul C. Schorr, IV
/s/ Peter Smitham	Director	June 30, 2011
Peter Smitham
/s/ Gregory L. Summe	Director	June 30, 2011
Gregory L. Summe
/s/ Claudius E. Watts IV	Director	June 30, 2011
Claudius E. Watts IV

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this

Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 30th day of June, 2011.

FREESCALE SEMICONDUCTOR HOLDINGS III, LTD.
By:	/s/ Alan Campbell
Name: Alan Campbell
Title: Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Alan Campbell and Jonathan Greenberg, or any of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ Richard Beyer Richard Beyer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 30, 2011

/s/ Alan Campbell Alan Campbell	Chief Financial Officer (Principal Financial Officer)	June 30, 2011

/s/ Randy A. Hyzak Randy A. Hyzak	Chief Accounting Officer (Principal Accounting Officer)	June 30, 2011

/s/ Chinh E. Chu Chinh E. Chu	Director	June 30, 2011

/s/ Daniel J. Heneghan Daniel J. Heneghan	Director	June 30, 2011

/s/ Thomas H. Lister Thomas H. Lister	Director	June 30, 2011

/s/ John W. Marren John W. Marren	Director	June 30, 2011

/s/ J. Daniel McCranie J. Daniel McCranie	Director	June 30, 2011

/s/ Paul C. Schorr, IV Paul C. Schorr, IV	Director	June 30, 2011

/s/ Peter Smitham Peter Smitham	Director	June 30, 2011

/s/ Gregory L. Summe Gregory L. Summe	Director	June 30, 2011

/s/ Claudius E. Watts IV Claudius E. Watts IV	Director	June 30, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 30th day of June, 2011.

FREESCALE SEMICONDUCTOR HOLDINGS IV, LTD.

By:	/s/ Alan Campbell
	Name:	Alan Campbell
	Title:	Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Alan Campbell and Jonathan Greenberg, or any of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ Richard Beyer Richard Beyer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 30, 2011

/s/ Alan Campbell Alan Campbell	Chief Financial Officer (Principal Financial Officer)	June 30, 2011

/s/ Randy A. Hyzak Randy A. Hyzak	Chief Accounting Officer (Principal Accounting Officer)	June 30, 2011

/s/ Chinh E. Chu Chinh E. Chu	Director	June 30, 2011

/s/ Danile J. Heneghan Daniel J. Heneghan	Director	June 30, 2011

/s/ Thomas H. Lister Thomas H. Lister	Director	June 30, 2011

/s/ John W. Marren John W. Marren	Director	June 30, 2011

/s/ J. Daniel McCranie J. Daniel McCranie	Director	June 30, 2011

/s/ Paul C. Schorr, IV Paul C. Schorr, IV	Director	June 30, 2011

/s/ Peter Smitham Peter Smitham	Director	June 30, 2011

/s/ Gregory L. Summe Gregory L. Summe	Director	June 30, 2011

/s/ Claudius E. Watts IV Claudius E. Watts IV	Director	June 30, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 30th day of June, 2011.

FREESCALE SEMICONDUCTOR HOLDINGS V, INC.

By:	/s/ Alan Campbell
	Name:	Alan Campbell
	Title:	Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Alan Campbell and Jonathan Greenberg, or any of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ Richard Beyer Richard Beyer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 30, 2011

/s/ Alan Campbell Alan Campbell	Chief Financial Officer (Principal Financial Officer)	June 30, 2011

/s/ Randy A. Hyzak Randy A. Hyzak	Chief Accounting Officer (Principal Accounting Officer)	June 30, 2011

/s/ Chinh E. Chu Chinh E. Chu	Director	June 30, 2011

/s/ Daniel J. Heneghan Daniel J. Heneghan	Director	June 30, 2011

/s/ Thomas H. Lister Thomas H. Lister	Director	June 30, 2011

/s/ John W. Marren John W. Marren	Director	June 30, 2011

/s/ J. Daniel McCranie J. Daniel McCranie	Director	June 30, 2011

/s/ Paul C. Schorr, IV Paul C. Schorr, IV	Director	June 30, 2011

/s/ Peter Smitham Peter Smitham	Director	June 30, 2011

/s/ Gregory L. Summe Gregory L. Summe	Director	June 30, 2011

/s/ Claudius E. Watts IV Claudius E. Watts IV	Director	June 30, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 30th day of June, 2011.

SIGMATEL, LLC

BY: FREESCALE SEMICONDUCTOR, INC., its sole member

By:	/s/ Alan Campbell
	Name:	Alan Campbell
	Title:	Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Alan Campbell and Jonathan Greenberg, or any of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ Richard Beyer Richard Beyer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) of Freescale Semiconductor, Inc., its sole member	June 30, 2011

/s/ Alan Campbell Alan Campbell	Chief Financial Officer (Principal Financial Officer) of Freescale Semiconductor, Inc., its sole member	June 30, 2011

/s/ Randy A. Hyzak Randy A. Hyzak	Chief Accounting Officer (Principal Accounting Officer) of Freescale Semiconductor, Inc., its sole member	June 30, 2011

EXHIBIT INDEX

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation of Freescale Semiconductor, Inc., filed with the Delaware Secretary of State on December 1, 2006 (incorporated by reference to Exhibit 3.14 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

3.2	Amended and Restated By-Laws of Freescale Semiconductor, Inc. (incorporated by reference to Exhibit 3.20 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4/A, filed with the SEC on June 22, 2007 (File No. 333-141128)).

3.3	Memorandum of Association of Freescale Semiconductor Holdings I, Ltd. (formerly Firestone Holdings (Bermuda) I, Ltd.) (incorporated by reference to Exhibit 3.1 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 25, 2011
(File No. 333-172188)).

3.4	Certificate of Incorporation of Firestone Holdings (Bermuda) I, Ltd., as issued by the Bermuda Registrar of Companies on November 9, 2006 (incorporated by reference to Exhibit 3.1 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

3.5	Certificate of Incorporation on Change of Name of Firestone Holdings (Bermuda) I, Ltd., as issued by the Bermuda Registrar of Companies on November 22, 2006 (incorporated by reference to Exhibit 3.3 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 25, 2011 (File No. 333-172188)).

3.6	Certificate of Incorporation on Change of Name of Firestone Holdings (Bermuda) I, Ltd., as issued by the Bermuda Registrar of Companies on November 22, 2006 (incorporated by reference to Exhibit 3.3 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 25, 2011 (File No. 333-172188)).

3.7	Certificate of Incorporation on Change of Name of Freescale Holdings (Bermuda) I, Ltd., as issued by the Bermuda Registrar of Companies on March 8, 2007 (incorporated by reference to Exhibit 3.2 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-4/A, filed with the SEC on June 22, 2007 (File No. 333-141128-05)).

3.8	Amended and Restated Bye-Laws of Freescale Semiconductor Holdings I, Ltd. (incorporated by reference to Exhibit 3.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on June 3, 2011).

3.9	Certificate of Incorporation of Freescale Semiconductor Holdings II, Ltd., (formerly Freescale Holdings (Bermuda) II, Ltd.), as issued by the Bermuda Registrar of Companies on November 9, 2006 (incorporated by reference to Exhibit 3.3 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

3.10	Certificate of Incorporation on Change of Name of Freescale Holdings (Bermuda) II, Ltd., as issued by the Bermuda Registrar of Companies on March 6, 2007 (incorporated by reference to Exhibit 3.4 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4/A, filed with the SEC on June 22, 2007 (File No. 333-141128)).

3.11	Amended and Restated Bye-Laws of Freescale Semiconductor Holdings II, Ltd. (incorporated by reference to Exhibit 3.16 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4/A, filed with the SEC on June 22, 2007 (File No. 333-141128)).

3.12	Certificate of Incorporation of Freescale Semiconductor Holdings III, Ltd., (formerly Freescale Holdings (Bermuda) III, Ltd.), as issued by the Bermuda Registrar of Companies on November 9, 2006 (incorporated by reference to Exhibit 3.5 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

Exhibit	Description
3.13	Certificate of Incorporation on Change of Name of Freescale Holdings (Bermuda) III, Ltd., as issued by the Bermuda Registrar of Companies on March 6, 2007 (incorporated by reference to Exhibit 3.6 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4/A, filed with the SEC on June 22, 2007 (File No. 333-141128)).

3.14	Amended and Restated Bye-Laws of Freescale Semiconductor Holdings III, Ltd. (incorporated by reference to Exhibit 3.17 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4/A, filed with the SEC on June 22, 2007 (File No. 333-141128)).

3.15	Certificate of Incorporation of Freescale Semiconductor Holdings IV, Ltd., (formerly Freescale Holdings (Bermuda) IV, Ltd.), as issued by the Bermuda Registrar of Companies on November 9, 2006 (incorporated by reference to Exhibit 3.7 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

3.16	Certificate of Incorporation on Change of Name of Freescale Holdings (Bermuda) IV, Ltd., as issued by the Bermuda Registrar of Companies on March 6, 2007 (incorporated by reference to Exhibit 3.8 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4/A, filed with the SEC on June 22, 2007 (File No. 333-141128)).

3.17	Amended and Restated Bye-Laws of Freescale Semiconductor Holdings IV, Ltd. (incorporated by reference to Exhibit 3.18 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4/A, filed with the SEC on June 22, 2007 (File No. 333-141128)).

3.18	Certificate of Incorporation of Freescale Semiconductor Holdings V, Inc., (formerly Freescale Acquisition Holdings Corp.), filed with the Delaware Secretary of State on August 21, 2006 (incorporated by reference to Exhibit 3.9 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007
(File No. 333-141128)).

3.19	Certificate of Amendment to the Certificate of Incorporation of Freescale Acquisition Holdings Corp., filed with the Delaware Secretary of State on November 20, 2006 (incorporated by reference to Exhibit 3.10 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

3.20	Certificate of Amendment to the Certificate of Incorporation of Freescale Acquisition Holdings Corp., filed with the Delaware Secretary of State on November 30, 2006 (incorporated by reference to Exhibit 3.11 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

3.21	Certificate of Amendment to the Certificate of Incorporation of Freescale Acquisition Holdings Corp., filed with the Delaware Secretary of State on March 2, 2007 (incorporated by reference to Exhibit 3.12 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

3.22	By-Laws of Freescale Acquisition Holdings Corp.(incorporated by reference to Exhibit 3.19 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

3.23*	Certificate of Conversion, effective January 1, 2009, converting SigmaTel, Inc. to SigmaTel, LLC.

3.24*	Certificate of Formation, filed December 31, 2008, of SigmaTel, LLC.

3.25*	Operating Agreement of SigmaTel, LLC.

4.1	First Supplemental Indenture, dated as of December 1, 2006, by and among Freescale Semiconductor, Inc., the guarantors listed therein and The Bank of New York, as Trustee, to the Senior Notes Indenture (incorporated by reference to Exhibit 4.6 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

Exhibit	Description
4.2	Senior Subordinated Notes Indenture, dated as of December 1, 2006, among Freescale Acquisition Corporation, the Guarantors listed therein and The Bank Of New York, as Trustee for $1,600,000,000 10 1/8% Senior Subordinated Notes Due 2016, including the form of note (incorporated by reference to Exhibit 4.2 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

4.3	First Supplemental Indenture, dated as of December 1, 2006, by and among Freescale Semiconductor, Inc., the guarantors listed therein and The Bank of New York, as Trustee, to the Senior Notes Indenture (incorporated by reference to Exhibit 4.6 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

4.4	First Supplemental Indenture, dated as of December 1, 2006, by and among Freescale Semiconductor, Inc., the guarantors listed therein and The Bank of New York, as Trustee, to the Senior Subordinated Notes Indenture (incorporated by reference to Exhibit 4.5 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

4.5	Warrant Agreement, dated December 1, 2006, between Freescale Holdings (Bermuda) I, Ltd. and Freescale Holdings L.P. (incorporated by reference to Exhibit 4.12 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

4.6	Second Supplemental Indenture, dated as of June 20, 2008, between SigmaTel, Inc. and The Bank of New York, as trustee to the Senior Notes Indenture, as previously supplemented by a first supplemental indenture thereto, each dated as of December 1, 2006 (incorporated by reference to Exhibit 4.1 to the Freescale Semiconductor Holdings I, Ltd. Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2008, filed with the SEC on July 28, 2008).

4.7	Second Supplemental Indenture, dated as of June 20, 2008, between SigmaTel, Inc. and The Bank of New York, as trustee to the Senior Subordinated Notes Indenture, as previously supplemented by a first supplemental indenture thereto, each dated as of December 1, 2006 (incorporated by reference to Exhibit 4.2 to the Freescale Semiconductor Holdings I, Ltd. Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2008, filed with the SEC on July 28, 2008).

4.8	Indenture, dated as of February 19, 2010, by and among Freescale, the Guarantors named therein and The Bank of New York Mellon, as Trustee, governing the 10.125% Senior Secured Notes, including the form of notes (incorporated by reference to Exhibit 4.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on February 22, 2010).

4.9	Indenture, dated as of April 13, 2010, by and among Freescale, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, governing the 9.25% Senior Secured Notes, including the form of note (incorporated by reference to Exhibit 4.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on April 14, 2010).

4.10	Indenture, dated as of September 30, 2010, by and among Freescale, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, governing the 10.75% Senior Notes, including the form of notes (incorporated by reference to Exhibit 4.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K filed with the SEC on October 5, 2010).

4.11	Registration Rights Agreement, dated September 30, 2010, by and among Freescale, the Guarantors party thereto and Citigroup Global Markets Inc. (incorporated by reference to Exhibit 10.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K filed with the SEC on
October 5, 2010).

4.12	Indenture, dated as of June 10, 2011, among Freescale Semiconductor, Inc., the guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, governing the 8.05% Senior Notes due 2020, including the form of notes (incorporated by reference to Exhibit 4.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K filed with the SEC on June [14]. 2011).

Exhibit	Description
4.13	Registration Rights Agreement, dated as of June 10, 2011, among Freescale Semiconductor, Inc., the guarantors listed therein and Barclays Capital Inc. (incorporated by reference to Exhibit 4.3 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K filed with the SEC on June 14, 2011).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of such firm).

5.2*	Opinion of Conyers Dill & Pearman Limited (including consent of such firm).

10.1+	Freescale Holdings 2006 Management Incentive Plan (incorporated by reference to Exhibit 10.7 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

10.2+	Form of Freescale Holdings Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 8, 2011 (File No. 333-172188)).

10.3+	Form of Freescale Holdings Nonqualified Stock Option Agreement (Rollover Option) (incorporated by reference to Exhibit 10.3 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 8, 2011 (File No. 333-172188)).

10.4+	Form of Freescale Holdings Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.4 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 8, 2011 (File No. 333-172188)).

10.5+	Freescale Holdings Dividend Rights Plan (incorporated by reference to Exhibit 10.11 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007
(File No. 333-141128)).

10.6+	Form of Freescale Holdings L.P. Award Agreement (incorporated by reference to Exhibit 10.12 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

10.7+	Freescale Holdings L.P. 2006 Interest Plan (incorporated by reference to Exhibit 10.13 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

10.8	Security Agreement, dated as of December 1, 2006, among Freescale Acquisition Corporation as Borrower (prior to the Merger), Freescale Semiconductor, Inc., as Borrower (after the Merger), Freescale Acquisition Holdings Corp., as Holdings, Freescale Holdings (Bermuda) IV, Ltd., as Foreign Holdings, certain subsidiaries of Parent identified therein, and Citibank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.17 to the Freescale Semiconductor, Inc. Registration Statement on Form S-4, filed with the SEC on March 8, 2007 (File No. 333-141128)).

10.9	Guaranty, dated as of December 1, 2006, among Freescale Acquisition Holdings Corp., as Holdings, Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd, as Parent, Freescale Holdings (Bermuda) IV, Ltd., as Foreign Holdings, certain subsidiaries of Parent identified therein, and Citibank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.9 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 8, 2011 (File No. 333-172188)).

10.10	Intellectual Property Security Agreement, dated as of December 1, 2006, among Freescale Acquisition Corporation, as Borrower (before the Merger), Freescale Semiconductor, Inc., as Borrower (after the Merger), Freescale Holdings Acquisition Corp., as Holdings, certain subsidiaries of Freescale Holdings (Bermuda) III, Ltd. identified therein, and Citibank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.10 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 25, 2011 (File No. 333-172188)).

Exhibit	Description
10.11	Separation Agreement, dated February 12, 2008, between Freescale Semiconductor, Inc. and Michel Mayer (incorporated by reference to Exhibit 10.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on February 14, 2008).

10.12	Employment Agreement, dated February 11, 2008, between Freescale Semiconductor, Inc. and Richard Beyer (incorporated by reference to Exhibit 10.2 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on February 14, 2008).

10.13	Form of Freescale Semiconductor Holdings I, Ltd. Performance-Based Restricted Cash Award Agreement (incorporated by reference to Exhibit 10.31 to the Freescale Semiconductor Holdings I, Ltd. Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 13, 2008).

10.14+	Repurchase Letter Agreement, dated April 30, 2008, between Freescale Holdings L.P. and Michel Mayer (incorporated by reference to Exhibit 10.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on May 6, 2008).

10.15+	Form Employment Agreement (incorporated by reference to Exhibit 10.15 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on March 17, 2011 (File No. 333-172188)).

10.16	Form of Supplement to the Intellectual Property Security Agreement dated as of December 1, 2006, among Freescale Acquisition Holdings Corp. (n/k/a Freescale Semiconductor Holdings V, Inc.), Freescale Semiconductor, Inc., the Subsidiaries of Freescale Holdings (Bermuda) III, Ltd. (n/k/a Freescale Semiconductor Holdings III, Ltd.) from time to time party thereto and Citibank, N.A. (incorporated by reference to Exhibit 10.1 to the Freescale Semiconductor Holdings I, Ltd. Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2008, filed with the SEC on July 28, 2008).

10.17	Supplement No. 1, dated as of June 5, 2008, between SigmaTel, Inc. and Citibank, N.A. as Administrative Agent under the Guaranty dated as of December 1, 2006, among Freescale Semiconductor Holdings V, Inc. (formerly known as Freescale Acquisition Holdings Corp.) , Freescale Semiconductor Holdings III, Ltd. (formerly known as Freescale Holdings (Bermuda) III, Ltd.) (“Parent”), Freescale Semiconductor Holdings IV, Ltd., (formerly known as Freescale Holdings (Bermuda) IV, Ltd.), Freescale Semiconductor Holdings I, Ltd. (formerly known as Freescale Holdings (Bermuda) I, Ltd.), Freescale Semiconductor Holdings II, Ltd. (formerly known as Freescale Holdings (Bermuda) II, Ltd.), the subsidiaries of Parent from time to time party thereto, and Citibank, N.A. as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Freescale Semiconductor Holdings I, Ltd. Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2008, filed with the SEC on July 28, 2008).

10.18	Supplement No. 1, dated as of June 5, 2008, between SigmaTel, Inc. and Citibank, N.A. as Collateral Agent under the Security Agreement dated as of December 1, 2006, among Freescale Semiconductor Holdings V, Inc. (formerly known as Freescale Acquisition Holdings Corp.), Freescale Semiconductor, Inc. (successor in interest to Freescale Acquisition Corporation), Freescale Semiconductor Holdings IV, Ltd. (formerly known as Freescale Holdings (Bermuda) IV, Ltd.), the Subsidiaries of Freescale Semiconductor Holdings III, Ltd. (formerly known as Freescale Holdings (Bermuda) III, Ltd.) from time to time party thereto, and Citibank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.18 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 8, 2011 (File No. 333-172188)).

10.19	Freescale Holdings L.P. Award Agreement, dated as of April 7, 2008, between Freescale Holdings L.P. and Richard M. Beyer (incorporated by reference to Exhibit 10.4 to the Freescale Semiconductor Holdings I, Ltd. Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2008, filed with the SEC on July 28, 2008).

Exhibit	Description
10.20+	Freescale Semiconductor Holdings Restricted Stock Unit Award Agreement, dated as of April 7, 2008, between Freescale Semiconductor Holdings I, Ltd. and Richard M. Beyer (incorporated by reference to Exhibit 10.5 to the Freescale Semiconductor Holdings I, Ltd. Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2008, filed with the SEC on July 28, 2008).

10.21+	Freescale Semiconductor, Inc. Deferred Compensation Agreement, dated as of February 11, 2008, between Freescale Semiconductor, Inc. and Richard M. Beyer (incorporated by reference to Exhibit 10.6 to the Freescale Semiconductor Holdings I, Ltd. Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2008, filed with the SEC on July 28, 2008).

10.22+	Amended and Restated Freescale Semiconductor Holdings 2007 Employee Incentive Plan (incorporated by reference to Exhibit 10.7 to the Freescale Semiconductor Holdings I, Ltd. Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2008, filed with the SEC on July 28, 2008).

10.23+	Freescale Semiconductor, Inc. 2008 Incentive Performance Plan (incorporated by reference to Exhibit 10.23 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on March 17, 2011 (File No. 333-172188)).

10.24+	Form of Deferred Stock Unit Award Agreement to be used under the Freescale Semiconductor Holdings I, Ltd. 2006 Management Incentive Plan (incorporated by reference to Exhibit 10.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on October 23, 2008).

10.25+	Form of Restricted Cash Award Agreement to be used under the Freescale Semiconductor Holdings I, Ltd. 2007 Employee Incentive Plan (incorporated by reference to Exhibit 10.2 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on October 23, 2008).

10.26+	Separation and Release Agreement, dated December 9, 2008, by and between Freescale Semiconductor, Inc. and Paul Grimme (incorporated by reference to Exhibit 10.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on December 9, 2008).

10.27+	Separation and Release Agreement, dated December 9, 2008, by and between Freescale Semiconductor, Inc. and Sandeep Chennakeshu (incorporated by reference to Exhibit 10.2 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on December 9, 2008, and incorporated by reference herein).

10.28+	Form of Indemnification Agreement for the Company’s Directors and certain officers (incorporated by reference to Exhibit 10.45 to the Freescale Semiconductor Holdings I, Ltd. Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 6, 2009).

10.29	Amendment to the Freescale Holdings 2006 Management Incentive Plan dated February 4, 2009 (incorporated by reference to Exhibit 10.46 to the Freescale Semiconductor Holdings I, Ltd. Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 6, 2009).

10.30+	Form of Amendment to the Employment Agreement for certain officers (incorporated by reference to Exhibit 10.30 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on March 17, 2011 (File No. 333-172188)).

10.31	Incremental Amendment, dated as of March 17, 2009, by and among Freescale Semiconductor, Inc., as Borrower, Freescale Semiconductor Holdings V, Inc., Freescale Semiconductor Holdings I, Ltd., Freescale Semiconductor Holdings II, Ltd., Freescale Semiconductor Holdings IV, Ltd., Freescale Semiconductor Holdings III, Ltd., each of the subsidiary guarantors party thereto, the New Term Lenders (as defined therein) and Citibank, N.A., as Administrative Agent, Collateral Agent and Incremental Collateral Agent (incorporated by reference to Exhibit 10.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on March 17, 2009).

Exhibit	Description
10.32+	Form of Freescale Holdings 2006 Management Incentive Plan Nonqualified Stock Option Agreement (in exchange for Class B Interests) (incorporated by reference to Exhibit 10.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on April 9, 2009).

10.33+	Form of Freescale Holdings 2006 Management Incentive Plan Nonqualified Stock Option Agreement (in exchange for existing stock options) (incorporated by reference to Exhibit 10.2 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on April 9, 2009).

10.34+	Form of Freescale Holdings 2006 Management Incentive Plan Deferred Stock Unit Award Agreement (incorporated by reference to Exhibit 10.4 to the Freescale Semiconductor Holdings I, Ltd. Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2009, filed with the SEC on April 24, 2009).

10.35+	Amendment to the Freescale Holdings 2006 Management Incentive Plan dated October 28, 2009 (incorporated by reference to Exhibit 10.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on November 2, 2009).

10.36+	Amendment to the Amended and Restated Freescale Semiconductor Holdings 2007 Employee Incentive Plan dated October 28, 2009 (incorporated by reference to Exhibit 10.2 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on November 2, 2009).

10.37+	Form of Freescale Holdings GP, Ltd. and Freescale Semiconductor, Inc. Second Amendment to Employment Agreement (incorporated by reference to Exhibit 10.37 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on March 17, 2011 (File No. 333-172188)).

10.38	Security Agreement, dated February 19, 2010, by and between Freescale, the Guarantors party thereto and Citibank, N.A., in its capacity as collateral agent for the holders of the 10.125% Senior Secured Notes (incorporated by reference to Exhibit 10.38 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on March 17, 2011
(File No. 333-172188)).

10.39	Intellectual Property Security Agreement, dated February 19, 2010, by and between Freescale, the guarantors party thereto and Citibank, N.A., in its capacity as collateral agent for the holders of the 10.125% Senior Secured Notes (incorporated by reference to Exhibit 10.39 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on March 17, 2011 (File No. 333-172188)).

10.40	Amendment Agreement dated as of February 19, 2010, to the Credit Agreement dated as of December 1, 2006, among Freescale, the guarantors party thereto, the lenders party thereto and Citibank, N.A., in its capacity as collateral agent for the lenders (incorporated by reference to Exhibit 10.40 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 8, 2011 (File No. 333-172188)).

10.41	Form of Amended and Restated Credit Agreement dated as of December 1, 2006, as amended and restated as of February 19, 2010, among Freescale, the guarantors party thereto, the lenders party thereto and Citibank, N.A., in its capacity as collateral agent for the lenders (included in Exhibit 10.40).

10.42	Amendment No. 4 dated as of March 4, 2011, to the Credit Agreement dated as of December 1, 2006, as amended and restated as of February 19, 2010, among Freescale, the guarantors party thereto, the lenders party thereto and Citibank, N.A., in its capacity as administrative agent for the lenders (incorporated by reference to Exhibit 10.42 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 8, 2011 (File No. 333-172188)).

10.43	Security Agreement, dated April 13, 2010, by and between Freescale, the Guarantors party thereto and Citibank, N.A., in its capacity as collateral agent for the holders of the 9.25% Senior Secured Notes (incorporated by reference to Exhibit 10.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on April 14, 2010).

Exhibit	Description
10.44	Intellectual Property Security Agreement, dated April 13, 2010, by and between Freescale, the Guarantors party thereto and Citibank, N.A., in its capacity as collateral agent for the holders of the 9.25% Senior Secured Notes (incorporated by reference to Exhibit 10.44 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 8, 2011 (File No. 333-172188)).

10.46+	Form of 2006 Management Incentive Plan Director Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.51 to the Freescale Annual Report on Form 10-K filed with the SEC on February 11, 2011).

10.47+	Form of 2006 Management Incentive Plan Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.52 to the Freescale Annual Report on Form 10-K filed with the SEC on February 11, 2011).

10.48+	Separation and Release Agreement, dated January 12, 2011, by and between Freescale Semiconductor, Inc. and Alex Pepe (incorporated by reference to Exhibit 10.53 to the Freescale Annual Report on Form 10-K filed with the SEC on February 11, 2011).

10.49+	Employment Agreement, dated May 1, 2009, between Freescale Semiconductor, Inc. and Reza Kazerounian (incorporated by reference to Exhibit 10.49 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on March 17, 2011 (File No. 333-172188)).

10.50	Amended and Restated Registration Rights Agreement dated June 1, 2011, by and among Freescale Holdings L.P., Freescale Semiconductor Holdings I, Ltd., and certain Freescale Holdings L.P. investors (incorporated by reference to Exhibit 10.2 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on June 3, 2011).

10.51	Shareholders’ Agreement of Freescale Semiconductor Holdings I, Ltd. dated June 1, 2011 by and among Freescale Holdings L.P., Freescale Semiconductor Holdings I, Ltd., each of the Blackstone Investors (as defined therein), each of the Carlyle Investors (as defined therein), each of the TPG Investors (as defined therein) and each of the TPG Investors (as defined therein) (incorporated by reference to Exhibit 10.1 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on June 3, 2011).

10.52	Amended and Restated Investors Rights Agreement dated June 1, 2011, by and among Freescale Holdings L.P., the Company, Freescale Semiconductor Holdings II, Ltd., Freescale Semiconductor Holdings III, Ltd., Freescale Semiconductor Holdings IV, Ltd., Freescale Semiconductor Holdings V, Inc., Freescale Semiconductor, Inc., certain Freescale Holdings L.P. investors, and certain Stockholders of the Company (incorporated by reference to Exhibit 10.3 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on June 3, 2011).

10.53	Form of officer and director indemnification agreement (incorporated by reference to Exhibit 10.59 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 25, 2011 (File No. 333-172188)).

10.54	Employer Health Program Agreement, dated July 1, 2008, between Equity Healthcare LLC and Freescale Semiconductor, Inc (incorporated by reference to Exhibit 10.60 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 25, 2011 (File No. 333-172188)).

10.55	Agreement Relating to Termination of Management Fee Agreement dated June 1, 2011, between Freescale Semiconductor, Inc. and Blackstone Management Partners L.L.C. (incorporated by reference to Exhibit 10.4 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on June 3, 2011).

10.56	Agreement Relating to Termination of Management Fee Agreement dated June 1, 2011, between Freescale Semiconductor, Inc. and Permira Advisors (London) Limited (incorporated by reference to Exhibit 10.5 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on June 3, 2011).

Exhibit	Description
10.57	Agreement Relating to Termination of Management Fee Agreement dated June 1, 2011, between Freescale Semiconductor, Inc. and Permira Advisors LLC (incorporated by reference to Exhibit 10.6 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on June 3, 2011).

10.58	Agreement Relating to Termination of Management Fee Agreement dated June 1, 2011, between Freescale Semiconductor, Inc. and TC Group IV, L.L.C. (incorporated by reference to Exhibit 10.7 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on June 3, 2011).

10.59	Agreement Relating to Termination of Management Fee Agreement dated June 1, 2011, between Freescale Semiconductor, Inc. and TPG GenPar IV – AIV, L.P. (incorporated by reference to Exhibit 10.8 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on June 3, 2011).

10.60	Agreement Relating to Termination of Management Fee Agreement dated June 1, 2011, between Freescale Semiconductor, Inc. and TPG GenPar V – AIV, L.P. (incorporated by reference to Exhibit 10.9 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on June 3, 2011).

10.61+	Form of Freescale Semiconductor, Inc. 2011 Incentive Plan (incorporated by reference to Exhibit 10.62 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 25, 2011 (File No. 333-172188)).

10.62+	Freescale Semiconductor Holdings I 2011 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.10 to the Freescale Semiconductor Holdings I, Ltd. Current Report on Form 8-K, filed with the SEC on June 3, 2011).

10.63+	Reimbursement Agreement, dated March 10, 2008, between Freescale Semiconductor, Inc. and TPG Capital, L.P (incorporated by reference to Exhibit 10.64 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 25, 2011 (File No. 333-172188)).

10.64	Reimbursement Agreement, dated May 1, 2009, between Freescale Semiconductor, Inc. and TPG Capital, L.P (incorporated by reference to Exhibit 10.65 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 25, 2011 (File No. 333-172188)).

10.65	Amendment No. 1 to Reimbursement Agreement, dated November 1, 2009, between Freescale Semiconductor, Inc. and TPG Capital, L.P (incorporated by reference to Exhibit 10.66 to the Freescale Semiconductor Holdings I, Ltd. Registration Statement on Form S-1/A, filed with the SEC on April 25, 2011 (File No. 333-172188)).

12.1*	Statements re Computation of Ratios.

21.1*	Subsidiaries of the registrant.

23.1*	Consent of KPMG LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23.3	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.2).

24.1	Power of attorney (included on signature pages to this Registration Statement).

25.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York Mellon Trust Company, N.A., as trustee, as trustee under the Indenture for Freescale Semiconductor, Inc.’s 10.75% Senior Notes due 2020.

Exhibit	Description
25.2*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York Mellon Trust Company, N.A., as trustee, as trustee under the Indenture for Freescale Semiconductor, Inc.’s 8.05% Senior Notes due 2020.

99.1*	Form of Letter of Transmittal (10.75% Senior Notes due 2020).

99.2*	Form of Letter of Transmittal (8.05% Senior Notes due 2020).

99.3*	Form of Letter to Clients (10.75% Senior Notes due 2020).

99.4*	Form of Letter to Clients (8.05% Senior Notes due 2020).

99.5*	Form of Letter to Brokers, Dealers (10.75% Senior Notes due 2020).

99.6*	Form of Letter to Brokers, Dealers (8.05% Senior Notes due 2020).

+	Indicates a management contract or compensatory plan arrangement.
*	Filed herewith.